As filed with the Securities and Exchange Commission on October 15, 2008

Registration No. 333-152977

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CNC Development Ltd.	InterAmerican Acquisition Group Inc.
(Exact Name of Co-registrant as Specified in Its Charter)	(Exact Name Of Co-registrant as Specified in Its Charter)

British Virgin Islands	Delaware
(State or Other Jurisdiction of Incorporation or Organization)	(State or Other Jurisdiction of Incorporation or Organization)

6770	6770
(Primary Standard Industrial Classification Code Number)	(Primary Standard Industrial Classification Code Number)

Not Applicable	20-2828369
(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)

2918 Fifth Avenue South, Suite 209
San Diego, California 92103
(619) 298-9883

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William C. Morro, Chief Executive Officer
2918 Fifth Avenue South, Suite 209
San Diego, California 92103
(619) 298-9883

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Christopher S. Auguste
Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Telephone: (212) 715-9100
Fax: (212) 715-8000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the transactions contemplated by the Stock Purchase Agreement described in the enclosed proxy statement/prospectus have been satisfied or waived.

If any of the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act., check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each Class of Security being registered	Amount being Registered	Proposed Maximum Offering Price Per Security (l)		Proposed Maximum Aggregate Offering Price (l)		Amount of Registration Fee
Units, each consisting of one share of Common Stock, $.0001 par value, and one Warrant	5,750,000 Units	$9.60		$55,200,000		$2,169.36
Shares of Common Stock included as part of the Units	5,750,000 Shares						(2)
Warrants included as part of the Units	5,750,000 Warrants						(2)
Shares of Common Stock underlying the Warrants included in the Units (3)	5,750,000 Shares	$5.00		$28,750,000		$1,129.88
Insider Warrants	1,185,000 Warrants						(2)
Shares of Common Stock underlying the Insider Warrants (3)	1,185,000 Shares	$5.00		$5,925,000		$232.85
Shares of Common Stock held by Insiders	1,250,000 Shares	$7.65	(4)	$9,562,500		$375.81
Shares of Common Stock offered in exchange for shares of Sing Kung Limited Common Stock	5,463,718 Shares	N/A		$2,425,891	(5)	$95.34
Total Fee Due						$4,003.24	(6)

(1)	Based on the market price of the Units or exercise price for the purpose of calculating the registration fee pursuant to Rule 457(f)(l) and Rule 457(g)(l).

(2)	No fee pursuant to Rule 457(g).

(3)	Pursuant to Rule 416, there are also being registered such indeterminable additional securities as may be issued as a result of the anti-dilution provisions contained in the Warrants.

(4)	Based on the market price of a share of common stock on August 8, 2008.

(5)	Computed on the basis of the book value of Sing Kung Limited pursuant to Rule 457(f)(2).

(6)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

InterAmerican Acquisition Group Inc.
2918 Fifth Avenue South, Suite 209
San Diego, California 92103

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [___________], 2008

TO ALL THE STOCKHOLDERS OF INTERAMERICAN ACQUISITION GROUP INC.

NOTICE IS HEREBY GIVEN that a special meeting of stockholders, including any adjournments or postponements thereof, of InterAmerican Acquisition Group Inc. (“IAG”), a Delaware corporation, will be held [____] a.m. New York City time, on [___________], 2008, at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036, for the following purposes:

•
To consider and vote upon a proposal to adopt the transactions contemplated by the amended and restated stock purchase agreement, dated as of May 15, 2008, among IAG, Cho Kwan, certain other holders of common stock of Sing Kung Limited, a British Virgin Islands company (“Sing Kung”), and Sing Kung.

•
To consider and vote upon the merger of IAG with and into its wholly owned subsidiary, CNC Development Ltd. (“CNC”), formed under the laws of the British Virgin Islands, for the purposes of redomestication of IAG to the British Virgin Islands; and

•	To consider and vote upon a proposal to adopt the Sing Kung 2008 Equity Plan.

Sing Kung owns 100% of the issued and outstanding equity interests of Century City Infrastructure Co., Ltd. (“Century City”). Century City is a wholly foreign-owned enterprise organized and existing under the laws of the People’s Republic of China, that, together with its affiliate, Shanghai New Century City Development, Ltd. (“SNC” and, together with Century City, the “Subsidiaries”), controls and operates a business engaged in the planning, development, redevelopment and operation of urban infrastructure projects. The business IAG will operate after the acquisition of Sing Kung will be that of the Subsidiaries.

The board of directors has fixed the close of business on [__________], 2008 as the record date for which IAG stockholders are entitled to receive notice of, and to vote at, the IAG special meeting and any adjournments thereof. Only the holders of record of IAG common stock on that date are entitled to have their votes counted at the IAG special meeting and any adjournments or postponements of that meeting.

IAG will not transact any other business at the special meeting, except for business properly brought before the special meeting (or any adjournment or postponement of the meeting) by IAG’s board of directors.

Your vote is important. Please indicate your votes on, sign, date and return your proxy card as soon as possible to make sure that your shares are represented at the special meeting. If you are a stockholder of record of IAG common stock, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares. If you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as voting against the stock purchase agreement and the redomestication merger.

The board of directors of IAG unanimously recommends that you vote “FOR” the approval of each of the proposals noted above.

By Order of the Board of Directors,

William C. Morro, Chairman of the Board

[___________], 2008

[Alternate cover page for exchange offer to holders of Sing Kung Limited common stock who are not parties to the stock purchase agreement with IAG]

THE INFORMATION CONTAINED IN THIS PROSPECTUS MAY BE CHANGED. CNC MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND CNC IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Offer to Exchange
Each Outstanding Share of Common Stock
of
SING KUNG LIMITED
for One Share of Common Stock of

CNC DEVELOPMENT LTD.

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON [_____________________], 2008, REFERRED TO AS THE “EXPIRATION DATE,” UNLESS EXTENDED. SECURITIES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE, BUT NOT DURING ANY SUBSEQUENT OFFERING PERIOD.

CNC Development Ltd., which is referred to in this prospectus and offer to exchange as CNC, is a wholly-owned subsidiary of InterAmerican Acquisition Group Inc., which is referred to in this prospectus and offer to exchange as IAG. CNC is offering to exchange one share of its common stock for each issued and outstanding share of common stock of Sing Kung Limited, which is referred to in this prospectus and offer to exchange as Sing Kung. If holders of all shares of common stock of Sing Kung who are not parties to the stock purchase agreement with IAG accept this offer to exchange, then CNC would issue an aggregate of 5,463,718 shares of its common stock. Unless indicated otherwise, references in this prospectus and offer to exchange to holders of Sing Kung common stock who are not parties to the stock purchase agreement with IAG shall also be deemed to include the current holders of Sing Kung preferred stock, which preferred stock will automatically convert into shares of common stock upon the consummation of the transactions contemplated by the stock purchase agreement. This offer to exchange is on the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal.

The purpose of the offer is for CNC to acquire control of additional equity interests of Sing Kung. This exchange offer is the final step in CNC’s plan to acquire outstanding shares of Sing Kung. CNC has already agreed to acquire substantially all of the common stock of Sing Kung pursuant to the stock purchase agreement, which constitutes 89.6% of the outstanding equity interests of Sing Kung (on a fully diluted basis).

CNC’s obligation to exchange shares of CNC common stock for Sing Kung common stock is subject to certain conditions that are more fully described in the section captioned “The Exchange Offer—Conditions of the Offer.”

CNC intends to apply for listing on the Nasdaq Stock Market effective on the consummation of its acquisition of the common stock of Sing Kung pursuant to the stock purchase agreement and the concurrent redomestication merger by which IAG will be merged with and into CNC.

FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE OFFER, PLEASE CAREFULLY READ THE SECTION CAPTIONED “RISK FACTORS” BEGINNING ON PAGE 41.

CNC has not authorized any person to provide any information or to make any representation in connection with the offer other than the information contained or incorporated by reference in this prospectus, and if any person provides any of this information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by CNC.

CNC IS NOT ASKING HOLDERS OF SING KUNG COMMON STOCK FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND CNC A PROXY FOR ANY ANNUAL OR SPECIAL MEETING OF IAG.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus and offer to exchange. Any representation to the contrary is a criminal offense.

The date of this prospectus and offer to exchange is [_____________], 2008.

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS OF
INTERAMERICAN ACQUISITION GROUP INC.

PROSPECTUS FOR UP TO 5,750,000 UNITS, 13,935,000 SHARES OF COMMON STOCK AND
6,935,000 WARRANTS OF CNC

The board of directors of InterAmerican Acquisition Group Inc. (“IAG”) and its wholly-owned subsidiary, CNC Development Ltd. (“CNC”), have unanimously approved:

•
the acquisition of 94.9% of the common stock of Sing Kung Limited (“Sing Kung”) pursuant to a stock purchase agreement (the “stock purchase agreement”) whereby IAG will purchase substantially all of the outstanding shares of common stock of Sing Kung from the sellers named therein (the “Sing Kung Stockholders”);

•	an exchange offer to acquire all of the outstanding shares of common stock of Sing Kung from the holders of common stock who are not parties to the stock purchase agreement with IAG; and

•	the simultaneous redomestication of IAG from the State of Delaware to the British Virgin Islands, through a merger of IAG with and into CNC.

Sing Kung is a holding company that owns 100% of the issued and outstanding equity interests of Century City Infrastructure Co., Ltd. (“Century City”). Century City is a wholly foreign-owned enterprise organized and existing under the laws of the People’s Republic of China, that, together with its affiliate, Shanghai New Century City Development, Ltd. (“SNC” and, together with Century City, the “Subsidiaries”), controls and operates a business engaged in the planning, development, redevelopment and operation of urban infrastructure projects. The business IAG will operate after the acquisition of Sing Kung will be that of the Subsidiaries. The Sing Kung Stockholders will own approximately 88.2% of the outstanding shares of IAG immediately after the acquisition assuming a 100% participation in the exchange offer by the holders of Sing Kung common stock who are not parties to the stock purchase agreement.

Unless indicated otherwise, references in this proxy statement/prospectus to holders of Sing Kung common stock who are not parties to the stock purchase agreement with IAG shall also be deemed to include the current holders of Sing Kung preferred stock, which preferred stock will automatically convert into shares of common stock upon the consummation of the transactions contemplated by the stock purchase agreement.

All of the shares covered by this registration statement will be issued either to existing security holders of IAG in the redomestication merger or to Sing Kung common stockholders that are not parties to the stock purchase agreement in the exchange offer. In the redomestication merger, CNC will issue its securities in exchange for the outstanding securities of IAG. Holders of IAG units will receive one CNC unit for every IAG unit. Holders of IAG common stock will receive one share of CNC common stock for every share of IAG common stock. Holders of IAG warrants will receive one CNC warrant for every IAG warrant. All of the registered securities will be issued by CNC and IAG is a co-registrant of this registration statement solely for the purpose of seeking security holder approval of the proposals being submitted at the special meeting. This registration statement covers an aggregate of 5,750,000 units, 13,935,000 shares of common stock (consisting of 5,750,000 shares of common stock underlying the units, 5,750,000 shares issuable upon exercise of the IAG warrants included in the units, 1,185,000 shares issuable upon exercise of the warrants held by IAG’s management and special advisors issued to them in various private placements and 1,250,000 shares held by IAG’s management and special advisors) and 6,935,000 warrants (consisting of 5,750,000 warrants issued in IAG’s initial public offering and 1,185,000 warrants held by IAG’s management and special advisors issued to them in various private placements).

IAG’s common stock, warrants and units are currently listed on the Over-the-Counter Bulletin Board under the symbols IAQG, IAQGW and IAQGU, respectively. CNC intends to apply to have its securities listed on the Nasdaq Stock Market. If the CNC securities are not listed on Nasdaq, they will trade on the OTCBB.

After careful consideration of the terms and conditions of the proposed stock purchase agreement, the redomestication merger and the stock option plan, the board of directors of IAG has determined that each of the proposals and the transactions contemplated thereby are fair to and in the best interests of IAG and its stockholders. The board of directors of IAG unanimously recommends that you vote or give instruction to vote “FOR” the approval of the stock purchase agreement, the redomestication merger and the stock option plan.

This proxy statement/prospectus provides you with detailed information about the acquisition of Sing Kung, the redomestication merger, the stock option plan and the special meeting of stockholders. It also provides information about the exchange offer being made to the holders of common stock of Sing Kung who are not parties to the stock purchase agreement with IAG. We encourage you to read this entire document and the documents incorporated by reference carefully. YOU SHOULD ALSO CAREFULLY CONSIDER THE RISK FACTORS, WHICH BEGIN ON PAGE 41.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS PROXY STATEMENT/PROSPECTUS IS DATED [__________], 2008, AND IS FIRST BEING MAILED TO IAG STOCKHOLDERS ON OR ABOUT [__________], 2008.

ANNEXES

A—Stock Purchase Agreement
B—Form of CNC Memorandum of Association
C—Form of CNC Articles of Association
D—Sing Kung 2008 Equity Plan
E—Form of CNC Audit Committee Charter
F—Form of CNC Nominating Committee Charter
G—Form of CNC Code of Ethics
H—Section 262 of the Delaware General Corporation Law

This proxy statement/prospectus incorporates important business and financial information about IAG and Sing Kung that is not included in or delivered with the document. This information is available without charge to security holders upon written or oral request. The request should be sent to:

William C. Morro
c/o InterAmerican Acquisition Group Inc.
2918 Fifth Avenue South, Suite 209
San Diego, California 92103
(619) 298-9883

To obtain timely delivery of requested materials, security holders must request the information no later than five business days before the date they submit their proxies or attend the special meeting. The latest date to request the information to be received timely is [__________], 2008.

The financial statements of Sing Kung are prepared using Renminbi, the currency of the Peoples Republic of China (“PRC”). For convenience, the Renminbi amounts have been converted throughout the text of the proxy statement/prospectus into United States dollars at the current exchange rate. Until recently, the Renminbi was a controlled currency, and the exchange rate maintained by the PRC was approximately 8.11 Renminbi to one United States dollar. The Chinese government has recently altered its policy toward the rate of exchange of the Renminbi versus the United States dollar. Changing from a previously fixed rate policy regarding the dollar, the Renminbi has recently been permitted to float within a fixed range against a basket of currencies, including the United States dollar, Japanese Yen and European Euro, which has resulted in the Renminbi being allowed to appreciate vs. the dollar. The current exchange rate is 6.82 Renminbi to one United States Dollar. Since the company’s business is presently primarily domestic within PRC, this change will have no effect on the company’s business, but may result in a concomitant increase in its after-tax earnings when stated in dollar terms if appreciation of the Renminbi relative to the United States Dollar continues, with the opposite effect if the dollar appreciates relative to the Renminbi. In the future, the company’s earnings stated in United States dollars will fluctuate in accordance with the change in exchange rate.

Under the law of the British Virgin Islands, CNC is authorized to issue “ordinary shares” rather than “common stock” and the stockholders of CNC are referred to as “members” rather than stockholders. In this document, references that would otherwise be to ordinary shares and members are made instead to common stock and stockholders, which are terms more familiar to United States persons, whom IAG believes are the majority of its stockholders.

QUESTIONS AND ANSWERS ABOUT THE MEETING

Q.	Why is IAG proposing the stock purchase?	A.
IAG was organized to effect a business combination with an operating business. The operating company of CNC after the consummation of the stock purchase will be Century City Infrastructure Co., Ltd. (“Century City”), which is a wholly foreign-owned enterprise organized and existing under the laws of the People’s Republic of China, that, together with its affiliate, Shanghai New Century City Development, Ltd. (“SNC”), controls and operates a business engaged in the planning, development, redevelopment and operation of urban infrastructure projects. Through a series of agreements, Century City exercises control over and holds a 100% economic interest in the profits of SNC. Century City and SNC are referred to collectively herein as the “Subsidiaries.” Sing Kung, through its Subsidiaries, delivers turnkey solutions to municipalities seeking to implement new development zones, expand existing developments or redevelop underutilized urban resources. Sing Kung’s projects encompass industrial, commercial and residential development. The range of services provided is tailored for the specific needs of its clients: newly-formed municipalities, small and mid-sized cities with limited resources or established larger urban areas that must react quickly but strategically to keep up with urbanization pressures. In addition to supporting its clients with municipal development strategy, detailed planning and project implementation, Sing Kung also offers municipal government leaders support in obtaining project financing and later phase commercialization and project marketing. Sing Kung and its predecessor company SNC have demonstrated significant growth since SNC commenced operations in 2005 and this growth has continued following Sing Kung’s acquisition of SNC in 2007. IAG believes that Sing Kung is in a position to continue to expand its business through organic growth. As a result, IAG believes that a business combination with Sing Kung will provide IAG stockholders with an opportunity to participate in a combined company with significant growth potential.

Q.	Why is IAG proposing the redomestication merger?	A.
In order to facilitate the purchase of Sing Kung, IAG is proposing the redomestication by way of merger of itself into a company formed under the laws of the British Virgin Islands. In addition, as all of the business operations of CNC will be conducted outside the United States, the redomestication will minimize operating expenses including the tax burden of CNC and its stockholders from future operations. The redomestication merger is intended to permit greater flexibility in structuring acquisitions or creating subsidiaries in China and other countries as the business of Sing Kung expands. This also will avoid double taxation of dividends declared at the Sing Kung level, should the company elect to declare dividends. IAG believes that as a result of the redomestication merger, CNC will only be taxed on profits earned by its operations in the jurisdiction in which they are located and undertaken.

Q.	Why is IAG proposing to adopt the Sing Kung stock option plan?	A.	IAG is proposing to adopt the Sing Kung stock option plan to enable the combined company to attract, retain and reward its directors, officers, employees and consultants using equity-based incentives.

Q.	What is being voted on?	A.
There are three proposals that you are being asked to vote on. The first proposal is to adopt the amended and restated stock purchase agreement, dated as of May 15, 2008, and the transactions contemplated thereby (including the exchange offer). We refer to this proposal as the stock purchase proposal.

The second proposal is to approve the merger of IAG with and into CNC for purposes of redomestication to the British Virgin Islands. We refer to this proposal as the redomestication merger proposal.

The third proposal is to adopt Sing Kung’s 2008 Equity Plan. We sometimes refer to this proposal as the stock option plan proposal.

Q.	What vote is required in order to adopt the stock purchase proposal?	A.
The approval of the stock purchase will require the affirmative vote of a majority of the outstanding shares of IAG’s common stock. However, even if a majority of IAG’s outstanding shares of common stock are voted in favor of the purchase proposal, if the holders of 1,149,425 (20%) or more shares of common stock issued in IAG’s initial public offering vote against the stock purchase and demand that IAG convert their shares into a pro rata portion of the trust account as of the record date, then the stock purchase will not be consummated. No vote of the holders of IAG’s warrants is necessary to adopt the stock purchase proposal or other proposals, and IAG is not asking the warrant holders to vote on the stock purchase proposal or the other proposals. IAG will not consummate the transaction described in the stock purchase proposal unless the redomestication merger is also approved. Similarly, the redomestication merger will not be consummated if the stock purchase proposal is not approved. The approval of the stock option plan proposal is not a condition to the consummation of the stock purchase or redomestication merger proposals.

Q.	What vote is required in order to adopt the redomestication merger?	A.
The affirmative vote of the holders of a majority of the outstanding shares of IAG common stock is required to approve the redomestication merger proposal, and the stock purchase proposal must be adopted.

Q.	What vote is required in order to adopt the stock option plan?	A.
The approval of the stock option plan will require the affirmative vote of a majority of the shares represented and entitled to vote at the meeting. The approval of the stock option plan is not a condition to the approval of the stock purchase or the redomestication merger proposals.

Q.	How do the IAG insiders intend to vote their shares?	A.
All of the insiders who purchased their shares prior to the initial public offering (including the officers and directors of IAG) have agreed to vote the shares held by them on the stock purchase and redomestication merger proposals in accordance with the vote of the majority of the shares of common stock issued in IAG’s initial public offering. They have indicated that they also will vote in favor of the stock option plan proposal. The insiders own approximately 17.9% of the common stock entitled to vote at the meeting.

Q.	What will I receive in the redomestication merger?	A.
IAG security holders will receive an equal number of shares of common stock of CNC in exchange for their IAG common stock, and CNC will assume the outstanding IAG warrants, the terms and conditions of which will not change, except that on exercise, they will receive CNC common stock. However, as a result of the issuance of CNC shares in the stock purchase, the ownership interests of IAG stockholders will be diluted so that they will only own approximately 11.8% of CNC assuming a 100% participation in the exchange offer by the holders of Sing Kung common stock who are not parties to the stock purchase agreement and excluding the exercise of any outstanding IAG warrants or options. If the outstanding warrants are exercised, the current IAG stockholders will experience further dilution in their ownership of the company. We have also agreed to issue up to 13,500,000 additional shares to the Sing Kung Stockholders if Sing Kung’s earnings for fiscal years 2008 through 2012 reach certain targets. If some or all of these incentive shares are issued, or if some or all of the warrants are exercised, then the percentage of CNC that IAG’s current stockholders will own will be less than 11.8%.

Q.	How will the redomestication merger be accomplished?	A.
IAG will merge with and into CNC, IAG’s wholly owned subsidiary that is incorporated as a British Virgin Islands company. As a result of the redomestication merger, each currently issued outstanding share of common stock of IAG will automatically convert into a share of common stock of CNC. This procedure will result in your becoming a stockholder in CNC instead of IAG.

Q.	Will the IAG stockholders be taxed as a result of the redomestication merger?	A.
As described below under the heading “IAG Redomestication Merger—Material United States Federal Income Tax Consequences of the Redomestication Merger,” Kramer Levin Naftalis & Frankel LLP has opined that, for United States federal income tax purposes, stockholders who are United States persons should not recognize any gain or loss upon their receipt of CNC common stock in exchange for IAG common stock in the redomestication merger. We urge you to consult your own tax advisors with regard to your particular tax consequences of the redomestication merger.

Q.	Will IAG be taxed on the redomestication merger?	A.
As described below under the heading “IAG Redomestication Merger—Material United States Federal Income Tax Consequences of the Redomestication Merger,” Kramer Levin Naftalis & Frankel LLP has opined that IAG should recognize gain for United States federal income tax purposes as a result of the redomestication merger equal to the excess, if any, of the fair market value of each IAG asset over such asset’s adjusted tax basis at the effective time of the redomestication merger. However, since virtually all of IAG’s assets are in the form of cash or cash equivalents, IAG does not expect to incur a material United States federal income tax liability as a result of the redomestication merger. IAG should not recognize any loss as a result of the redomestication merger.

Q.	How much of the surviving company will existing IAG stockholders own?	A.
The Sing Kung Stockholders initially will receive 47,000,000 shares of common stock of CNC, of which 9,500,000 shares will be held in escrow and released to the Sing Kung Stockholders only if Sing Kung’s earnings for fiscal years 2008 through 2012 reach certain targets, which will be approximately 88.2% of the outstanding shares immediately after the acquisition assuming a 100% participation in the exchange offer by the holders of Sing Kung common stock who are not parties to the stock purchase agreement. The holders of an aggregate of 5,463,718 shares of Sing Kung common stock who are not parties to the stock purchase agreement with IAG (which includes 2,915,000 shares of Sing Kung common stock that will be issued upon the automatic conversion of the Sing Kung preferred stock upon the consummation of the transactions contemplated by the stock purchase agreement), will have the right to exchange their shares for shares of common stock of CNC, which in total would represent approximately 9.2% of the outstanding shares of CNC. After the stock purchase, if no IAG stockholders demand that their IAG shares be converted into a pro rata portion of the trust account and no IAG stockholder exercises its appraisal rights, then IAG’s stockholders who own shares immediately prior to the stock purchase will own approximately 11.8% of the outstanding common stock of CNC. Existing IAG stockholders could own less than approximately 11.8% if one or more IAG stockholders vote against the stock purchase proposal and demand conversion of their shares into a pro rata portion of the trust account or if they exercise appraisal rights. Similarly, existing IAG stockholders will own less than 11.8% of CNC if CNC issues (as additional purchase consideration) the additional shares to the Sing Kung Stockholders by reason of CNC’s achieving the after-tax profit targets specified in the stock purchase agreement for one or more of the five fiscal years beginning with fiscal 2008. If CNC issues all of the additional shares as additional consideration to the Sing Kung Stockholders, then the current stockholders of Sing Kung will own approximately 90.4% the issued and outstanding common stock of CNC, and existing IAG stockholders will own approximately 9.6% of the issued outstanding common stock of CNC. The foregoing discussion assumes that none of the outstanding warrants to acquire common stock of IAG will be exercised and that all of the shares of Sing Kung preferred stock are converted into shares of Sing Kung common stock and subsequently exchanged for shares of CNC common stock. If some or all of the warrants are exercised, then the current IAG stockholders will be diluted further.

Q.	How much dilution will I experience?	A.
Currently there are 7,000,000 shares of common stock of IAG outstanding. At least 47,000,000 additional shares will be issued for the acquisition of Sing Kung. Assuming a 100% participation in the exchange offer by the holders of Sing Kung common stock who are not parties to the stock purchase agreement with IAG, CNC will issue an additional 5,463,718 shares of common stock (which includes 2,915,000 shares of CNC common stock to be issued in exchange for Sing Kung common stock that will be issued upon the automatic conversion of the Sing Kung preferred stock upon the consummation of the transactions contemplated by the stock purchase agreement). Therefore, current stockholders will own approximately 11.8% of the company, which is a dilution of absolute ownership of 88.2%. To the extent shares representing additional consideration are issued to the Sing Kung Stockholders upon achieving one or more of the after-tax profit targets or outstanding warrants are exercised, the current stockholders will experience further dilution of their ownership interest in the company.

Q.	What will happen if all of the Sing Kung common stock is not exchanged in the exchange offer?	A.
IAG will acquire control over Sing Kung upon closing of the stock purchase transaction. Any holders of common stock of Sing Kung who do not accept the exchange offer will remain as holders of Sing Kung common stock. In that case, CNC would have to account for the minority interests held by the holders of common stock in its financial statements. Holders of Sing Kung common stock would have no right to vote on any matters requiring the approval of CNC stockholders.

Q.	What will the name of the surviving company be after the stock purchase?	A.	The name of the surviving company following completion of the stock purchase and redomestication merger will be “CNC Development Ltd.”

Q.	Do I have conversion rights?	A.
If you hold shares of common stock issued in IAG’s initial public offering, then you have the right to vote against the stock purchase proposal and demand that IAG convert these shares into a pro rata portion of the trust account in which a substantial portion of the net proceeds of IAG’s initial public offering are held. We sometimes refer to these rights to vote against the stock purchase and demand conversion of the shares into a pro rata portion of the trust account as conversion rights. Holders of warrants issued by IAG do not have any conversion rights.

Q.	If I have conversion rights, how do I exercise them?	A.
If you wish to exercise your conversion rights, you must vote against the stock purchase proposal and at the same time demand that IAG convert your shares into cash. If you do so and, notwithstanding your vote, the stock purchase is completed, then you will be entitled to receive a pro rata portion of the trust account, including any interest earned thereon through the record date. You will be entitled to convert each share of common stock that you hold into a pro rata portion of the trust account (including after-tax interest earned since the IPO and up to $950,000 of interest income that IAG is permitted to withdraw from the trust account for working capital purposes), which was approximately $45.2 million (as of July 31, 2008). If you exercise your conversion rights, then you will be exchanging your shares of IAG common stock for cash and will no longer own these shares. You will be entitled to receive cash for these shares only if you continue to hold these shares through the closing of the stock purchase and then tender your stock certificate. If you do not make a demand to exercise your conversion rights at the time you vote against the stock purchase proposal (or if you do not vote against the stock purchase proposal), you will lose your conversion rights, and that loss cannot be remedied. If the stock purchase is not completed, then your shares cannot be converted to cash until either you vote against a subsequently proposed combination and exercise your conversion rights or unless IAG fails to achieve a business combination in a timely manner, at which time your shares will be automatically converted to cash upon IAG’s liquidation.

Q.	What happens to the funds deposited in the trust account after consummation of the stock purchase?	A.	Upon consummation of the stock purchase: • the stockholders electing to exercise their conversion rights will receive their pro rata portion of the funds in the trust account; and

• all of the remaining funds in the trust account will be retained by CNC to meet its existing obligations and for use as operating capital subsequent to the closing of the business combination.

Q.	Under the stock purchase agreement, what obligations will be owed to the Sing Kung Stockholders following the consummation of the stock purchase?	A.	CNC will be obligated to pay the Sing Kung Stockholders additional stock consideration based on the after-tax profits of CNC.

Q.	Who will manage the surviving company?	A.
The surviving company will be managed by the current management of Sing Kung. Mr. Jianjun Shi, who is currently the chief executive officer of Sing Kung, will become the chief executive officer of CNC. Mr. Qiping Gao, who is currently the chairman of Sing Kung, will become the chairman of CNC. Two of the six additional directors will be appointed by Sing Kung, two will be selected by IAG and one will be selected by Chardan China Investments, LLC.

Q.	Do I have dissenter or appraisal rights?	A.	In connection with the redomestication merger, the IAG stockholders have appraisal rights under Delaware corporate law.

Q.	How do I secure my dissenter or appraisal rights?	A.
To secure your dissenter or appraisal rights, you must vote against the redomestication merger and file a demand for appraisal rights with IAG before the vote on the redomestication merger. Details about the required contents of the appraisal demand, the deadlines for exercising rights and the process for determining the value of the shares are contained in the section “IAG Redomestication Merger - Appraisal Rights.”

Q.	What happens if the stock purchase is not consummated?	A.
If the stock purchase is not consummated, IAG will continue to search for an operating company to acquire. However, IAG, under the current terms of its certificate of incorporation, will be liquidated if it does not consummate a business combination by March 10, 2009 (or September 10, 2009 if a letter of intent or definitive agreement has been executed before March 10, 2009 and the business combination contemplated by such letter of intent or definitive agreement has not yet been consummated by March 10, 2009). In any liquidation, the funds held in the trust account, plus any interest earned thereon (net of taxes payable and interest earned on the trust account up to a maximum of $950,000 for working capital), together with any remaining net assets outside of the trust, will be distributed pro rata to IAG’s common stockholders, excluding the IAG initial stockholders, each of whom has waived any right to any liquidation distribution.

Q.	When do you expect the stock purchase to be completed?	A.	Pending receipt of the required stockholder approvals, it is currently anticipated that the stock purchase will be completed promptly following the IAG special meeting on [____________], 2008.

Q.	If I am not going to attend the IAG special meeting in person, should I return my proxy card instead?	A.
Yes. After carefully reading and considering the information contained in this proxy statement/prospectus, please fill out and sign your proxy card. Then return the enclosed proxy card in the return envelope as soon as possible, so that your shares may be represented at the IAG special meeting.

Q.	What will happen if I abstain from voting or fail to vote?	A.
An abstention or failure to vote will have the same effect as a vote against the stock purchase proposal, but will not have the effect of entitling you to convert your shares into a pro rata portion of the trust account. An abstention or failure to vote will also have the effect of voting against the redomestication merger, but will have no effect on the approval of the stock option plan.

Q.	What do I do if I want to change my vote?	A.
Either send a later-dated, signed proxy card to IAG’s secretary prior to the date of the special meeting or attend the special meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to IAG’s secretary at the address of IAG’s corporate headquarters.

Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?	A.	No. Your broker can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares, following the directions provided by your broker.

Q.	Do I need to turn in my old certificates?	A.
No. If you hold your securities in IAG in certificate form, as opposed to holding them through your broker, you do not need to exchange them for certificates issued by CNC. Your current certificates will represent your rights in CNC. You may exchange them if you wish by contacting the transfer agent, Continental Stock Transfer & Trust Company, Reorganization Department, and following their requirements for reissuance. If you elect conversion or appraisal, you will need to deliver your old certificate to IAG.

Q.	Who can help answer my questions?	A.	If you have questions about the stock purchase, you may write or call InterAmerican Acquisition Group Inc., 2918 Fifth Avenue South, Suite 209, San Diego, CA 92103. The phone number is (619) 298-9883.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

The following are some of the questions that a holder of common stock of Sing Kung who is not a party to the stock purchase agreement with IAG may have regarding the exchange offer and answers to those questions. Unless indicated otherwise, references in this proxy statement/prospectus to holders of Sing Kung common stock who are not parties to the stock purchase agreement with IAG shall also be deemed to include the current holders of Sing Kung preferred stock, which preferred stock will automatically convert into shares of common stock upon the consummation of the transactions contemplated by the stock purchase agreement. The answers to these questions do not contain all information relevant to the decision whether to tender shares of Sing Kung common stock for exchange, and CNC urges you to carefully read the remainder of this prospectus and offer to exchange and the letter of transmittal.

Q.	What is CNC’s proposed transaction?	A.
CNC is offering to acquire 94.9% of the outstanding common stock of Sing Kung and, pursuant to an exchange offer, an additional 5,463,718 shares of common stock (which includes 2,915,000 shares of Sing Kung common stock that will be issued upon the automatic conversion of the Sing Kung preferred stock upon the consummation of the transactions contemplated by the stock purchase agreement). Pursuant to a stock purchase agreement, subject to receipt of approval by the IAG stockholders and other conditions, CNC will acquire 94.9% of the outstanding common stock of Sing Kung (representing 89.6% of the outstanding equity interests of Sing Kung on a fully diluted basis). The exchange offer is the final step in CNC’s plan to acquire the outstanding shares of Sing Kung.

Q.	What will I receive in exchange for my Sing Kung common stock?	A.	In exchange for each share of Sing Kung common stock, if you validly tender and do not properly withdraw your tender before the expiration date, you will receive of one share of CNC common stock.

Q.	Can CNC increase the consideration being offered in the offer for the Sing Kung common stock?	A.
CNC, in its sole discretion, may choose to amend the offer to change the number of shares of CNC common stock to be exchanged by CNC for each share of Sing Kung common stock. However, CNC is under no obligation to increase the amount of consideration it is offering for shares of Sing Kung common stock and has no intention of doing so. In the event that CNC were to choose to increase the consideration, CNC would extend the offer, if and as required by applicable U.S. securities laws.

Q.	What are the conditions of the offer?	A.
CNC’s obligation to exchange shares of CNC common stock for shares of Sing Kung common stock pursuant to the exchange offer is subject to several conditions referred to below under the section captioned “The Exchange Offer—Conditions of the Offer”, including the following:

•      The “stock purchase condition”—CNC must have acquired 47,000,000 shares of common stock of Sing Kung.

•     The “stockholder approval condition”—The IAG stockholders must have approved the stock purchase and the redomestication merger.

•      The “registration statement condition”—the registration statement of which this prospectus is a part, shall have become effective, no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC, and CNC shall have received all necessary state securities law or “blue sky” authorizations.

The satisfaction of any of the conditions to the exchange offer, including those set forth above, will be determined by CNC in its good faith discretion. In its sole discretion, CNC may waive any and all conditions to the exchange offer, including those set forth above, to the extent legally permissible.

Q.	Will I be taxed on the CNC common stock I receive?	A.
As described below under the heading “The Exchange Offer—Material United States Federal Income Tax Consequences of the Exchange Offer,” Kramer Levin Naftalis & Frankel LLP has opined that, in general, for United States federal income tax purposes, a United States person who exchanges Sing Kung common stock for CNC common stock pursuant to the exchange offer should not recognize any gain or loss.
BECAUSE TAX MATTERS ARE COMPLICATED, CNC URGES YOU TO CONTACT YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE EXCHANGE OFFER.

Q.
What percentage of CNC’s common stock will be owned after the exchange offer by holders of Sing Kung common stock who are not parties to the stock purchase agreement (excluding the holders of Sing Kung preferred stock)?
A.
CNC estimates that if all shares of Sing Kung common stock owned by Sing Kung stockholders who are not parties to the stock purchase agreement (excluding the holders of Sing Kung preferred stock) are exchanged pursuant to the exchange offer, those stockholders would own, in the aggregate, approximately 4.3% of the total outstanding shares of CNC common stock (prior to any issuances of shares of CNC based on after-tax profit goals or upon exercise of any warrants or options) and assuming that all Sing Kung stockholders who were former Sing Kung preferred stockholders exchanged their shares of common stock of Sing Kung into shares of common stock of CNC pursuant to the exchange offer.

Q.	What percentage of CNC’s common stock will the former holders of Sing Kung preferred stock own after the exchange offer?	A.
CNC estimates that if all shares of Sing Kung preferred stock automatically convert into shares of common stock upon the consummation of the transactions contemplated by the stock purchase agreement and are exchanged pursuant to the exchange offer, the former holders of Sing Kung preferred stock would own, in the aggregate, approximately 4.9% of the total outstanding shares of CNC common stock (prior to any issuances of shares of CNC based on after-tax profit goals or upon exercise of any warrants) and assuming that all Sing Kung common stockholders who are not parties to the stock purchase agreement participate in the exchange offer.

Q.	How long do I have to decide whether to tender my shares in the exchange offer?	A.
Unless CNC extends the period of time during which the exchange offer is open, you have until 11:59, New York City time, on [_____________], 2008, to decide whether to tender your shares of Sing Kung common stock in the exchange offer. When CNC makes reference to the “expiration date” or the “expiration of the exchange offer” anywhere in this prospectus and offer to exchange, this is the time to which CNC is referring, including, when applicable, any extension period that may apply.

Q.	Can the exchange offer be extended and under what circumstances?	A.
CNC may, in its sole discretion, extend the exchange offer at any time or from time to time. For instance, the exchange offer may be extended if any of the conditions specified in the section captioned “The Exchange Offer—Conditions of the Offer” is not satisfied prior to the scheduled expiration date of the exchange offer.

Q.	How will I be notified if the exchange offer is extended?	A.
If CNC decides to extend the exchange offer, it will inform the holders of Sing Kung common stock who are not parties to the stock purchase agreement of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the business day after the day on which the exchange offer was otherwise scheduled to expire.

Q.	How do I tender my shares of Sing Kung common stock if I am not a party to the stock purchase agreement?	A.
To tender shares of Sing Kung common stock, you must deliver the certificates representing your shares of Sing Kung common stock, together with a completed letter of transmittal and any other required documents, to CNC not later than the time the exchange offer expires. For a complete discussion on the procedures for tendering your shares of Sing Kung common stock, see the section captioned “The Exchange Offer—Procedure for Tendering.”

Q.	Until what time can I withdraw tendered shares of Sing Kung common stock?	A.
You can withdraw tendered shares of Sing Kung common stock at any time until the expiration of the exchange offer and, if CNC, has not agreed to accept your shares of Sing Kung common stock for exchange pursuant to the exchange offer, you can withdraw them at any time after [________________], 2008. Once CNC accepts shares of Sing Kung common stock for exchange pursuant to the exchange offer all tenders not previously withdrawn become irrevocable. For a complete discussion on the procedures for withdrawing your shares of Sing Kung common stock, see the section captioned “The Exchange Offer—Withdrawal Rights.”

Q.	How do I withdraw tendered shares of Sing Kung common stock?	A.
To withdraw shares of Sing Kung common stock, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to CNC, during the period of time that you have the right to withdraw the shares of Sing Kung common stock. For a complete discussion on the procedures for withdrawing your shares of Sing Kung common stock, see the section captioned “The Exchange Offer—Withdrawal Rights.”

Q.	When and how will I receive shares of CNC in exchange for my tendered shares of Sing Kung common stock?	A.
CNC will exchange all validly tendered and not properly withdrawn shares of Sing Kung common stock promptly after the expiration date of the exchange offer, subject to the terms of the exchange offer and the satisfaction or waiver of the conditions to the exchange offer, as set forth in the section captioned “The Exchange Offer—Conditions of the Offer.” CNC will pay for your validly tendered and not properly withdrawn shares of Sing Kung common stock by promptly issuing shares of CNC after the expiration date. In all cases, issuance of shares of CNC in exchange for tendered shares of Sing Kung common stock will be made only after timely receipt by CNC of certificates for such shares of Sing Kung common stock and a properly completed and duly executed letter of transmittal and any other required documents.

Q.	If I tender my shares of Sing Kung common stock for exchange, will I be giving up any rights?	A.	No.

Q.	If I decide not to tender, how will the offer affect my shares of Sing Kung common stock?	A.
All holders of Sing Kung common stock subsequent to the closing of the stock purchase agreement and that are not parties to the stock purchase agreement will remain holders of Sing Kung common stock unless they accept the exchange offer. If the stock purchase is consummated, Sing Kung will become a subsidiary of CNC and you would hold minority interests in that subsidiary, with no assurance of any future liquidity.

Q.	Are dissenters’ rights available in the exchange offer?	A.
Dissenters’ rights are the rights of stockholders, in certain cases, to receive “fair value” for their shares, as determined by a judicial appraisal process. Dissenters’ rights are not available in the exchange offer. See the section captioned “The Exchange Offer—Purpose of the Offer; Dissenters’ Rights.”

Q.	Where can I find more information on CNC and IAG?	A.	You can find more information about CNC and IAG from various sources described in the section captioned “Where You Can Find More Information.”

Q.	Who can I talk to if I have questions about the offer?	A.	If you are a holder of Sing Kung common stock who is not a party to the stock purchase agreement with IAG, you may call William C. Morro at (619) 298-9883.

IMPORTANT

Any stockholder who is not a party to the stock purchase agreement with IAG desiring to tender all or any portion of such stockholder’s Sing Kung common stock should complete and sign the accompanying letter of transmittal, or a manually signed facsimile thereof, in accordance with the instructions in the letter of transmittal and mail or deliver it together with the certificate(s) evidencing tendered shares of Sing Kung common stock, and any other required documents, to CNC.

Questions or requests for assistance may be directed to CNC at its address and telephone numbers as set forth below and on the back cover of this prospectus and offer to exchange. Requests for additional copies of this prospectus and offer to exchange, and the accompanying letter of transmittal may be directed to CNC, and copies will be furnished promptly at the expense of CNC.

THE OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD READ BOTH CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE EXCHANGE OFFER.

Enforceability of Civil Liabilities against Foreign Persons

Sing Kung is incorporated under the laws of the British Virgin Islands, and its operating companies are incorporated under the laws of the PRC and operate only in the PRC. Substantially all of the assets of Sing Kung’s Chinese operating companies will be located in the PRC, and the majority of its officers and directors and the experts named in this joint proxy/prospectus are outside the United States. Although China and the United States are signatories to the 1965 Hague Convention on the Service Abroad of Judicial and Extra Judicial Documents in Civil and Commercial Matters, service under this treaty is cumbersome and time consuming and may not result in adequate notice, such that any judgment based on service thereunder may be reopened, relitigated and overturned. Therefore, an investor should understand it is not likely that service of process upon the company or its subsidiaries, its officers and directors, its assets and experts will be obtainable within the United States or for actions originating in the United States.

It will be difficult for investors to enforce outside the United States a judgment against CNC or its Chinese operating companies or its assets obtained in the United States in any actions, including actions predicated upon the civil liability provisions of the federal securities laws of the United States or of the securities laws of any State of the United States. In addition, the directors and executive officers and certain of the experts named in this joint proxy/prospectus are resident outside the United States, and all or a substantial portion of the assets of these persons are or may be located outside the United States. Therefore, it may not be possible for investors to effect service of process within the United States upon them, or to enforce against them any judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States or of the securities laws of any state of the United States.

The difficulty of enforcing a judgment of a United States court in the PRC where most of the assets of the company are located and which is the residence of most of the directors and officers of the company, stems from the lack of any official arrangement providing for judicial assistance to the enforcement of judgments of courts of the United States in the PRC. The PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts within the United States. In the absence of such a treaty, judgments of United States courts will not be enforced in the PRC without review of the merits of the claims and the claims brought in the original action in the United States court will have to be re-litigated on their merits.

Likewise, administrative actions brought by regulatory authorities, such as the SEC, and other actions that result in foreign court judgments, could (assuming such actions are not required by PRC law to be arbitrated) only be enforced in the PRC if such judgments or rulings do not violate the basic principles of the law of the PRC or the sovereignty, security and public interest of the society of China, as determined by a People’s Court of China that has jurisdiction for recognition and enforcement of judgments.

We have been advised that there is doubt as to the enforceability in the PRC of any actions to enforce judgments of United States or British Virgin Islands courts arising out of or based on the ownership of the securities of CNC, including judgments arising out of or based on the civil liability provisions of United States federal or state securities laws, and as to whether PRC courts would enforce, in original actions, judgments against CNC, its directors and officers and assets in the PRC predicated solely upon the federal securities laws of the United States. An original action may be brought in the PRC against CNC or its subsidiaries or its directors and officers and experts named in this prospectus/proxy statement only if the actions are not required to be arbitrated by PRC law and only if the facts alleged in the complaint give rise to a cause of action under PRC law. In connection with such an original action, a PRC court may award civil liability, including monetary damages.

SUMMARY

Summary

This section summarizes material items related to the proposals to be voted on. These items are described in greater detail elsewhere in this proxy statement/prospectus. You should carefully read this proxy statement/prospectus and the other documents to which this proxy statement/prospectus refers you. See “Where You Can Find More Information.”

The Companies

IAG

IAG is a blank check company organized as a corporation under the laws of the State of Delaware on May 10, 2005. IAG was formed to effect a business combination with an unidentified operating business. IAG completed its initial public offering on September 10, 2007 and September 11, 2007, in which it raised net proceeds of approximately $41.4 million after deducting offering expenses of $1,021,967 (some of which were not paid at closing) and underwriting discounts of $3,560,000. Contemporaneous with its initial public offering, IAG closed a private placement of warrants from which it received $1.5 million. $45,160,000 of the proceeds from the initial public offering and the private placement (including $2,070,000 of deferred payments to the underwriters of the initial public offering) were placed in a trust account immediately following the initial public offering and will be released to IAG upon consummation of the stock purchase, subject to the exercise of conversion rights by holders of less than 20% of the IAG common stock issued in the initial public offering. Through June 30, 2008, the balance of the net proceeds from the initial public offering and all after-tax interest earned in the trust account was used by IAG to pay the expenses from the initial public offering that were not paid at the closing and expenses incurred to meet its statutory reporting obligations and in its pursuit of a business combination. In accordance with the terms of its initial public offering prospectus, IAG is permitted to draw up to $950,000 of after-tax interest income from its trust account to use for working capital purposes. Subsequent to the initial public offering and through June 30, 2008, IAG had drawn $530,000 of the permitted amount working capital amount from the trust account and it had incurred a total of approximately $550,837 in expenses that it paid or expected to pay utilizing the allowed working capital drawdown. The most significant expenses incurred subsequent to the initial public offering and through June 30, 2008 include costs associated with maintaining our public filings, corporate standing and stockholder administrative matters including legal and accounting fees of approximately $199,675, franchise taxes of approximately $230,365, income taxes of approximately $68,123 , expenses associated with pursuing a business combination, including travel expenses, of approximately $193,312, administrative expenses payable to InterAmerican Advisors, LLC of approximately $96,333, premiums for general and officer and director insurance of $54,289 and other costs of approximately $7,228. Other than its initial public offering and the pursuit of a business combination, IAG has not engaged in any business to date. IAG’s original certificate of incorporation provided that if it did not consummate a business combination by March 10, 2009 (or September 10, 2009 if a letter of intent or definitive agreement has been executed before March 10, 2009 and the business combination contemplated by such letter of intent or definitive agreement has not yet been consummated by March 10, 2009), then, its officers would take all actions necessary to dissolve and liquidate IAG as soon as reasonably practicable.

The prices of IAG’s common stock, warrants to purchase common stock and units (each unit consisting of one share of common stock and one warrant to purchase common stock) are quoted on the Over-the-Counter Bulletin Board under the symbols IAQG for the common stock, IAQGW for the warrants and IAQGU for the units. The mailing address of IAG’s principal executive office is InterAmerican Acquisition Group Inc., 2918 Fifth Avenue South, Suite 209, San Diego, California 92103, and its telephone number is (619) 298-9883.

Sing Kung

Corporate Structure/Ownership

Sing Kung, Limited, sometimes referred to herein as Sing Kung, was formed by Cho Kwon in the British Virgin Islands on January 18, 2007 for the purpose of acquiring Shanghai New Century City Development, Ltd. (“SNC”), a company incorporated in Shanghai, People’s Republic of China (“PRC”) on July 11, 2005. On December 26, 2007 Sing Kung incorporated Century City Infrastructure Co., Ltd. (“Century City”) in Changchun, PRC as a limited liability company and on December 27, 2007, Century City obtained 100% control and economic interest in SNC through a series of control agreements; when necessary approvals and conditions are met, the final acquisition of SNC by Century City will be concluded. As a result of investments and the formation and acquisition of Century City and SNC, Cho Kwon’s ownership in Sing Kung has been diluted to 27.8% of Sing Kung’s common stock. Further information about the share ownership of Sing Kung is presented under the heading “Information about Sing Kung and the Subsidiaries”.

Business Operations

Through SNC and Century City, Sing Kung generally in partnership with various specialist firms, provides strategic and urban planning, development and redevelopment of urban infrastructure projects to municipal governments in China. Century City and SNC are referred to collectively herein as the “Subsidiaries.” Sing Kung, through its Subsidiaries, delivers turnkey solutions to municipalities seeking to implement new development zones, expand existing developments or redevelop underutilized urban resources. Sing Kung’s planning and infrastructure projects encompass sites targeted by municipalities for industrial, commercial and residential development. The range of services provided is tailored for the specific needs of its clients: newly-formed municipalities, small and mid-sized cities with limited resources or established larger urban areas that must react quickly but strategically to keep up with urbanization pressures. In addition to supporting its clients with municipal development strategy, detailed planning and project implementation, Sing Kung also offers municipal government leaders support in obtaining project financing and later phase commercialization and project marketing.

For the years ended December 31, 2006 and 2007, The SK Group (as defined in the section titled “Selected Historical Financial Data”) generated approximately $0.47 million and approximately $1.48 million in revenue, respectively, principally from consultancy services related to planning and infrastructure. In the six months ending June 30, 2008, Sing Kung generated $44.7 million from such infrastructure development services.

The current management of Sing Kung is led by Mr. Jianjun Shi, who will become the chief executive officer of CNC and will continue to operate the Subsidiaries and he will join the seven-person board of directors of CNC. Mr. Qiping Gao, the current chairman of Sing Kung, will continue as a director of CNC. William C. Morro, a current director and officer of IAG, will also be on the board of directors of CNC.

The mailing address of Sing Kung’s principal executive offices is Suite 909, Building 9, 970 Dalian Road, Shanghai City, CHINA PC200092, and its telephone number is (86) 21-61670636. Additional information about Sing Kung is provided below under the heading “About Sing Kung”.

Effect of the Proposals

If the three proposals are approved:

•	we will acquire an operating business in China;

•	we will change our corporate domicile from the State of Delaware to the British Virgin Islands, which means we will be governed by the laws of the British Virgin Islands;

•	we will change our corporate name to “CNC Development Ltd.” as a result of the redomestication merger;

•	the majority of our board of directors and officers following the closing of the stock purchase will initially be persons who were designated by the Sing Kung Stockholders;

•	the CNC Memorandum of Association and the Articles of Association will become the equivalent of our certificate of incorporation and by-laws, respectively;

•	each share of common stock of IAG will automatically convert into one share of common stock of CNC;

•	each outstanding warrant of IAG will be assumed by CNC with the same terms, but exercisable for common stock of CNC; and

•	we will adopt and assume the obligations under the Sing Kung 2008 Equity Plan.

The Business Combination

The stock purchase agreement provides for IAG to form a wholly owned subsidiary under the laws of the British Virgin Islands, under the name “CNC Development Ltd.” (“CNC”). At the time of closing of the stock purchase agreement, IAG will merge with and into CNC for the purpose of changing its domicile from the United States in order to secure future tax benefits and greater corporate flexibility to structure the business of Sing Kung. Simultaneously with the redomestication merger, CNC will acquire 94.9% of the issued and outstanding common stock of Sing Kung, gaining control of Sing Kung and the Subsidiaries. Pursuant to the redomestication merger, all of the IAG common stock held by IAG’s stockholders will be converted into common stock in CNC on a one-to-one basis and the outstanding warrants issued by IAG will be assumed by CNC.

Under the stock purchase agreement, the Sing Kung Stockholders will receive 47,000,000 shares of CNC common stock (of which 9,500,000 shares will be held in escrow and released to the Sing Kung Stockholders if Sing Kung’s earnings for fiscal year 2008 reach a certain target), as payment for 89.6% of the outstanding common stock (calculated on a fully diluted basis) of Sing Kung, which shares will not be registered. The value of the shares received by the Sing Kung Stockholders, assuming that the value per share is $7.85 per share (the value per share of cash held in trust by IAG), is $369 million. Following IAG’s acquisition of the Sing Kung common stock, 2,915,000 shares of Sing Kung preferred stock will automatically convert into common stock and the holders of those shares, together with the common stockholders of Sing Kung who are not party to the stock purchase agreement, will have the opportunity to exchange their shares of Sing Kung common stock for an aggregate of 5,463,718 shares of CNC common stock, which stock will be registered. If all such common stockholders who are eligible participate in the exchange offer, the value of the CNC stock they will receive, assuming that the value per share is $7.85 per share (the value per share of cash held in trust by IAG) will be $43 million. The total consideration for 100% of the outstanding shares of common stock of Sing Kung would be $412 million given the above assumptions. Further discussion about the valuation of Sing Kung is provided in the section titled “Consideration of the Stock Purchase Transaction” under the heading “Acquisition Value and Satisfaction of the 80% Test.”

As additional consideration, the Sing Kung Stockholders will be issued up to an aggregate of 13,500,000 shares of CNC common stock (1,100,000 for 2008 and 3,100,000 for 2009 through 2012, on an all-or-none basis each year) for the five years beginning with fiscal 2008 if, on a consolidated basis, CNC generates after-tax profits (excluding after tax operating profits from any subsequent acquisition of securities that have a dilutive effect) of at least the following amounts:

Year ending December 31,	After-Tax Profit

2008	$38,000,000
2009	$56,000,000
2010	$80,000,000
2011	$112,000,000
2012	$151,200,000

IAG and the Sing Kung Stockholders plan to complete the stock purchase promptly after the IAG special meeting, provided that:

•	IAG’s stockholders have approved the stock purchase agreement and the redomestication merger proposals;

•	holders of fewer than 20% of the shares of common stock issued in IAG’s initial public offering both vote against the stock purchase proposal and demand conversion of their shares into cash; and

•	the other conditions specified in the stock purchase agreement have been satisfied or waived.

The Stock Purchase Agreement

The stock purchase agreement, as amended, is included as an annex to this proxy statement/prospectus. It is discussed in more detail under the heading “The Stock Purchase Agreement.” We encourage you to read the stock purchase agreement. It is the legal document that governs the stock purchase and the other transactions contemplated by the stock purchase agreement. It is also described in detail elsewhere in this proxy statement/prospectus.

The Sing Kung Stock Option Plan

The stock option plan reserves 5,500,000 shares of Sing Kung common stock for issuance in accordance with the plan’s terms. Sing Kung’s board of directors and stockholders approved the adoption of the plan on August 11, 2008 and approved certain amendments to the plan on September 25, 2008. Sing Kung has not granted any options under the plan as of October 15, 2008. The plan will be available for use by the Board of Directors of CNC following the redomestication merger. The purpose of the stock option plan is to enable Sing Kung and IAG (or CNC following the redomestication merger) to offer its employees, officers, directors and consultants whose past, present and/or potential contributions have been, are or will be important to the success of the company, an opportunity to acquire a proprietary interest in IAG (or CNC). The various types of awards that may be provided under the stock option plan will enable IAG to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of its business. Upon consummation of the redomestication merger, CNC will assume the plan and it will be administered by the board of directors of CNC using the common stock of CNC instead of Sing Kung common stock.

The stock option plan is included as an annex to this proxy statement/prospectus. We encourage you to read the stock option plan in its entirety.

Management

After the consummation of the stock purchase and of the redomestication merger, the board of directors of the surviving corporation will be comprised of four persons designated by Sing Kung, two persons designated by IAG and one person designated by Chardan China Investments, LLC.

Special Meeting of IAG’s Stockholders

The special meeting of the stockholders of IAG will be held at [___] a.m., New York City time, on [__________], 2008, at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036, to approve the stock purchase, the redomestication merger and the stock option plan proposals.

Approval of the Sing Kung Stockholders

The Sing Kung Stockholders have approved the stock purchase proposal and the transactions contemplated thereby by virtue of the execution of the stock purchase agreement.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of IAG common stock at the close of business on [_________], 2008, which is the record date for the special meeting. You will have one vote for each share of IAG common stock you owned at the close of business on the record date. IAG warrants do not have voting rights. On the record date, there were 7,000,000 outstanding shares of IAG common stock.

Vote Required to Approve the Proposals

The approval of the stock purchase agreement proposal will require the affirmative vote of the holders of a majority of the outstanding shares of IAG common stock on the record date. The approval of the stock purchase agreement is subject to an additional condition, that fewer than 20% of the shares issued in IAG’s initial public offering (the “Public Shares”) are both voted against the approval of the stock purchase agreement and are converted into their pro rata share of the trust fund, as described under “Conversion Rights” below.

The approval of the redomestication merger proposal will require the affirmative vote of the holders of a majority of the outstanding shares of IAG common stock on the record date and the holders of a majority of the shares of IAG common stock issued in its initial public offering in September 2007.

The approval of the stock option plan proposal will require the affirmative vote of the holders of a majority of the shares represented and entitled to vote at the meeting.

Relation of Proposals

The stock purchase will not be consummated unless the redomestication merger is also approved. Similarly, the redomestication merger will not take place if the stock purchase agreement is not approved. The approval of the stock option plan is not a condition to consummation for the stock purchase agreement.

Conversion Rights

Pursuant to IAG’s certificate of incorporation, a holder of IAG’s Public Shares (either separate from or as part of the units that IAG issued in its initial public offering) may vote against the stock purchase and may, but need not, demand that IAG convert such shares into cash. This demand must be made in writing at the same time that the stockholder votes against the stock purchase proposal. If so demanded, IAG will convert each share of common stock into a pro rata portion of the trust account (into which a substantial portion of the net proceeds of IAG’s initial public offering was deposited) as of the record date. If you exercise your conversion rights, then you will be exchanging your shares of IAG common stock for cash and will no longer own these shares. You will be entitled to receive cash for these shares only if you continue to hold these shares through the effective time of the stock purchase and then tender your stock certificate to the combined company. If the stock purchase is not completed, then these shares will not be converted into cash until IAG liquidates.

The stock purchase will not be consummated if the holders of 20% or more of common stock issued in IAG’s initial public offering (1,149,425 shares or more) properly exercise their conversion rights. IAG’s initial stockholders, who purchased their shares of common stock prior to its initial public offering and presently own an aggregate of approximately 17.9% of the outstanding shares of IAG common stock, have agreed to vote all of their shares on the stock purchase agreement and redomestication merger proposals in the same manner as the majority of the Public Shares are voted. IAG’s initial stockholders do not have the right to convert their stock.

Appraisal Rights

Appraisal rights are available under the Delaware General Corporation Law for the stockholders of IAG in connection with the redomestication merger proposal. The procedure to exercise appraisal rights is described more fully under the heading “IAG Redomestication Merger - Appraisal Rights.”

Proxies

Proxies may be solicited by mail, telephone or in person. If you grant a proxy, you may still vote your shares in person if you revoke your proxy at or before the special meeting. The cost of soliciting proxies will be borne by IAG. IAG will solicit stockholders by mail through its regular employees, and may request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of IAG registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. IAG may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

Stock Ownership

On the record date, directors and executive officers of IAG and their affiliates beneficially owned and were entitled to vote 1,250,000 shares of IAG’s common stock, representing approximately 17.9% of the currently issued and outstanding shares of IAG common stock. In connection with its initial public offering, IAG and Chardan Capital Markets, LLC entered into agreements with each of the management stockholders, pursuant to which each management stockholder agreed to vote his shares of IAG common stock (other than shares purchased in the open market) on the business combination in accordance with the majority of the votes cast by the holders of shares issued in connection with the initial public offering. All 1,250,000 shares of IAG common stock held by the management stockholders are subject to a Stock Escrow Agreement restricting the stockholder’s ability to transfer those shares until September 4, 2009. These shares will be automatically converted into shares of CNC upon consummation of the redomestication merger. The CNC shares issuable to the management stockholders as a result of the redomestication merger will be subject to the terms of the Stock Escrow Agreement to the same extent as the shares of IAG common stock are subject to the escrow immediately prior to the redomestication merger. The management stockholders and one of IAG’s special advisors also hold warrants to acquire 185,000 shares of IAG common stock. If exercised, the 185,000 shares of IAG common stock issued to the management holders and special advisor as a result will be subject to the same escrow and restrictions as the 1,250,000 shares of common stock currently held by the management stockholders and any shares issued as a result of such option exercise will be automatically converted into CNC shares.

Immediately after consummation of the stock purchase agreement, if no holder of Public Shares demands that IAG convert that holder’s shares into a pro rata portion of the trust account (and assuming that all holders of Sing Kung common stock who are not party to the stock purchase agreement exchange their shares for shares of CNC), IAG stockholders will own approximately 11.7% of CNC’s issued and outstanding shares of common stock. If one or more holders of the Public Shares vote against the stock purchase proposal and demand that IAG convert their shares into a pro rata portion of the trust account, then IAG’s stockholders will own less than approximately 11.7% of CNC’s issued and outstanding shares of common stock. If CNC achieves its after-tax profit targets for each of the fiscal years ending December 31, 2008 through 2012, an additional 13,500,000 shares will be issued to the Sing Kung Stockholders which assuming there are no other issuances of stock or exercise of outstanding warrants, would reduce the percentage of CNC held by IAG’s current stockholders to approximately 9.6%.

IAG’s Board of Directors’ Recommendation

After careful consideration, IAG’s board of directors has determined unanimously that the stock purchase proposal, the redomestication merger proposal and the stock option proposal are fair to, and in the best interests of, IAG and its stockholders. IAG’s board has unanimously approved and declared advisable the stock purchase proposal, the redomestication merger proposal and the stock option plan proposal, and unanimously recommends that you vote or instruct your vote to be cast “FOR” the adoption of the stock purchase proposal, the redomestication merger proposal, and the stock option plan proposal. The board of directors did not obtain a fairness opinion.

Interests of IAG Directors and Officers in the Stock Purchase

When you consider the recommendation of IAG’s board of directors that you vote in favor of adoption of the stock purchase proposal, you should keep in mind that a number of IAG’s executives and members of IAG’s board have interests in the stock purchase agreement that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•
if the stock purchase is not approved and IAG fails to consummate an alternative transaction within the time allotted pursuant to its Certificate of Incorporation, IAG will be required to liquidate. In such event, the shares of common stock held by IAG’s officers and directors will be worthless because IAG’s officers, directors and initial stockholders are not entitled to receive any liquidation proceeds. Additionally, any warrants held by such persons will expire worthless in the event of liquidation; and

•
after the completion of the stock purchase, William C. Morro will serve as a member of the board of directors of CNC and up to one other member of IAG’s board may be designated to serve as a member of the CNC board.

Conditions to the Completion of the Stock Purchase

The obligation of IAG and the Sing Kung Stockholders to effect the stock purchase is subject to the satisfaction or waiver of specified conditions, including the following:

Conditions to both IAG’s and the Sing Kung Stockholders’ obligations

•	Approval by IAG’s stockholders of the stock purchase and redomestication merger proposals;

•	the absence of any order or injunction preventing consummation of the stock purchase;

•	the absence of any suit or proceeding by any governmental entity or any other person challenging the stock purchase or seeking to obtain from the Sing Kung Stockholders or IAG any damages; and

•	at IAG’s stockholders’ meeting, demand is made for conversion of fewer than 1,149,425 of the Public Shares voted against the stock purchase proposal into a pro rata portion of the trust account.

Conditions to IAG’s obligations

•
the Sing Kung Stockholders’ representations and warranties that are qualified as to materiality must be true and correct in all respects, and those not qualified as to materiality must be true and correct in all material respects, as of the date of completion of the stock purchase, except representations and warranties that address matters as of another date, which must be true and correct as of that other date, and IAG must have received a certificate from the Sing Kung Stockholders to that effect;

•	the Sing Kung Stockholders must have performed in all material respects all obligations required to be performed by them;

•
the Sing Kung Stockholders must have received all required and unconditional approvals or consents of governmental authorities, and IAG must have received written confirmation that such approvals and consents have been received;

•
IAG must have received a written opinion, dated as of the closing date, from Kang Da Law Firm, counsel to the Sing Kung Stockholders, relating to, among other things, the validity and enforceability of the transactions contemplated by the stock purchase proposal;

•	there must not have occurred since the date of the stock purchase agreement any Sing Kung Material Adverse Effect, as defined in the stock purchase agreement; and

•
the Proxy Statement/Prospectus Information, as defined in the stock purchase agreement, accurately describes Sing Kung and the Subsidiaries and the businesses in which they are engaged, and the Proxy Statement/Prospectus Information does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements in the Proxy Statement/Prospectus Information not misleading.

Conditions to the Sing Kung Stockholders’ obligations

•
IAG’s representation and warranty regarding the compliance of the stock purchase agreement and the agreements contemplated by the stock purchase agreement with the applicable provisions in IAG’s Certificate of Incorporation must be true and correct in all respects, as of the date of completion of the stock purchase;

•	IAG must have performed in all material respects all obligations required to be performed by them under the stock purchase agreement; and

•	there must not have occurred since the date of the stock purchase agreement any IAG Material Adverse Effect, as defined in the stock purchase agreement.

No Solicitation

The stock purchase agreement contains detailed provisions prohibiting each of IAG and Sing Kung from seeking an alternative transaction. These covenants generally prohibit IAG and Sing Kung, as well as their officers, directors, subsidiaries, employees, agents and representatives from taking any action to solicit an alternative acquisition proposal. The stock purchase agreement does not, however, prohibit IAG from considering an unsolicited bona fide written superior proposal from a third party. The approval of the stock purchase agreement by the Sing Kung Stockholders has already been given, and no proposal from a third party will be effective to revoke or withdraw that approval.

Termination, Amendment and Waiver

The stock purchase agreement may be terminated at any time prior to the consummation of the stock purchase, whether before or after receipt of the IAG stockholder approval, as follows:

•	by mutual written consent of IAG and the Sing Kung Stockholders;

•	by either party if the other party amends a schedule and such amendment or supplement reflects a material adverse change in the condition, operations or prospects of its business;

•
by either party if the closing has not occurred by September 1, 2008 (unless such terminating party is in breach of any of its material covenants, representations or warranties), subject to extension if this proxy statement/prospectus is still under review by the SEC;

•
by either party if the other party has breached any of its covenants or representations and warranties in any material respect and has not cured its breach within ten business days of the notice of an intent to terminate, provided that the terminating party is itself not in breach;

•
by the Sing Kung Stockholders, if the board of directors of IAG (or any committee thereof) shall have failed to recommend or withdraw or modify in a manner adverse to Sing Kung its approval or recommendation of the stock purchase agreement and any of the transactions contemplated thereby;

•
by IAG if its board of directors shall have determined in good faith, based upon the advice of outside legal counsel, that failure to terminate the stock purchase agreement is reasonably likely to result in the board of directors breaching its fiduciary duties to stockholders by reason of a pending, unsolicited, bona fide written proposal for a superior transaction; or

•
by either party if, at the IAG stockholder meeting, the stock purchase agreement and the redomestication merger shall fail to be approved and adopted by the affirmative vote of the holders of IAG’s common stock, or 20% or more of the shares sold in IAG’s initial public offering request conversion of their shares into the pro rata portion of the trust account in accordance with the IAG Certificate of Incorporation.

The Sing Kung Stockholders have no right to damages from IAG or CNC and they have no right to any amount held in the trust account. The Sing Kung Stockholders have agreed not to make any claim against IAG and CNC that would adversely affect the business, operations or prospects of IAG and CNC or the amount of the funds held in the trust account.

Quotation or Listing

IAG’s outstanding common stock, warrants and units are quoted on the Over-the-Counter Bulletin Board. CNC intends to apply to have the CNC common stock, warrants and units quoted on the Nasdaq Stock Market at the consummation of the stock purchase. Seeking the Nasdaq listing is an obligation of IAG under the stock purchase agreement. If Nasdaq listing is not achieved, management anticipates that the common stock, warrants and units will continue to trade on the OTCBB. CNC will be a foreign private issuer after the redomestication merger, which will exempt CNC from certain requirements of the Securities and Exchange Commission, with the result that CNC stockholders will not be afforded all of the protections or information generally available to investors holding shares in public companies organized in the United States.

Indemnification by Sing Kung Stockholders

The Sing Kung Stockholders have agreed to indemnify IAG for breaches of their representations, warranties and covenants, subject to a $250,000 threshold.

Comparison of Stockholders Rights

In connection with the consummation of the stock purchase agreement, IAG will form a wholly owned subsidiary under the laws of the British Virgin Islands, under the name of CNC Development Ltd. (“CNC”). IAG will, if the stock purchase proposal and redomestication merger proposal are approved, merge into CNC, effectively changing its jurisdiction of incorporation from Delaware to the British Virgin Islands. IAG’s common stock will be converted into common stock of CNC. The rights of IAG stockholders will change accordingly. A comparison of the rights of stockholders under Delaware and British Virgin Islands law is included elsewhere in this proxy statement/prospectus.

Material United States Federal Income Tax Consequences of the Redomestication Merger and Stock Purchase

It is the opinion of Kramer Levin Naftalis & Frankel LLP that the redomestication merger should qualify as a reorganization for United States federal income tax purposes. Accordingly, no gain or loss should be recognized by IAG stockholders for United States federal income tax purposes as a result of their exchange of IAG common stock for the common stock of CNC. Nevertheless, as a result of the redomestication merger, IAG should be treated for United States federal income tax purposes as if it sold all of its assets to CNC. As a result, IAG should recognize gain as a result of the redomestication merger equal to the excess, if any, of the fair market value of each IAG asset over such asset’s adjusted tax basis at the effective time of the redomestication merger. IAG should not recognize any loss as a result of the redomestication merger. IAG should not recognize any gain or loss for United States federal income tax purposes as a result of the purchase of Sing Kung stock pursuant to the stock purchase agreement.

Accounting Treatment

The stock purchase transaction will be accounted for as a recapitalization of Sing Kung rather than as an acquisition. The financial statements of CNC will combine the historical statements of Sing Kung with the balance sheet of IAG from the effective date of the stock purchase transaction.

Regulatory Matters

The stock purchase and the transactions contemplated by the stock purchase agreement are not subject to any federal or state regulatory requirement or approval, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR Act, in the United States or British Virgin Islands, except for filings necessary to effectuate the transactions contemplated by the stock purchase and redomestication merger proposals with the State of Delaware and the British Virgin Islands. Other than a requirement to provide notice after-the-fact, we do not believe that the M&A Regulations that took effect on September 8, 2006 governing merger and acquisition transactions between Chinese companies and foreign entities apply to the acquisition of Sing Kung by CNC; counsel for Sing Kung will deliver a legal opinion to that effect as a condition to the closing of the transactions contemplated by the stock purchase agreement.

Board Solicitation

Your proxy is being solicited by the board of directors of IAG on each of the three proposals being presented to the stockholders at the special meeting.

The Exchange Offer

CNC is offering to exchange one share of CNC common stock for each outstanding share of Sing Kung common stock which is validly tendered and not properly withdrawn prior to the expiration date.

Reasons for the Exchange Offer

CNC is making the exchange offer to acquire control of the remaining equity interests of Sing Kung. Through the stock purchase agreement, CNC has already agreed to acquire 94.9% of the common stock of Sing Kung, which constitutes 89.6% of the outstanding equity interests of Sing Kung (on a fully diluted basis).

Conditions of the Offer

CNC’s obligation to exchange shares of CNC common stock for Sing Kung common stock pursuant to the exchange offer is subject to several conditions, including approval by the stockholders of IAG and the consummation of the purchase of the common stock of Sing Kung. The offer is subject to certain additional conditions referred to below under the section captioned “The Exchange Offer—Conditions of The Offer.”

Extension, Termination and Amendment

To the extent legally permissible, CNC reserves the right, in its sole discretion, at any time or from time to time:

•	to extend, for any reason, the period of time during which the exchange offer is open;

•
to delay acceptance for exchange of, or exchange of, any Sing Kung common stock pursuant to the exchange offer, or to terminate the exchange offer and not accept or exchange any Sing Kung common stock not previously accepted or exchanged, upon the failure of any of the conditions of the exchange offer to be satisfied prior to the expiration date; and

•	to waive any condition or otherwise amend the exchange offer in any respect.

In addition, CNC may terminate the exchange offer and not exchange shares of Sing Kung common stock that were previously tendered if completion of the exchange offer is illegal or if a governmental authority has commenced or threatened legal action related to the exchange offer.

Exchange of Sing Kung Common Stock; Delivery of Shares of CNC Common Stock

Upon the terms and subject to the conditions of the exchange offer (including, if the exchange offer is extended or amended, the terms and conditions of any such extension or amendment), CNC will accept for exchange, and will exchange for CNC common stock, all shares of Sing Kung common stock validly tendered and not properly withdrawn as promptly as practicable after the expiration date. If CNC elects to provide a subsequent offering period following the expiration of the offer, shares of Sing Kung common stock tendered during such subsequent offering period will be accepted for exchange immediately upon tender and will be promptly exchanged.

Withdrawal Rights

Holders of Sing Kung common stock who are not parties to the stock purchase agreement can withdraw tendered shares at any time until the expiration date and, if CNC, has not agreed to accept such shares for exchange by [___________], 2008, you can withdraw them at any time after such date until CNC accepts such shares for exchange. If CNC decides to provide a subsequent offering period, CNC will accept shares of Sing Kung common stock tendered during that period immediately, and thus you will not be able to withdraw shares of Sing Kung common stock tendered during any subsequent offering period.

Procedure for Tendering Sing Kung Common Stock

The procedure for tendering shares of Sing Kung common stock that are not being acquired pursuant to the stock purchase agreement requires execution of a letter of transmittal and delivery of that document and your shares of Sing Kung common stock to CNC. We urge you to read the section captioned “The Exchange Offer—Procedure for Tendering” as well as the transmittal materials for more information.

Risk Factors

Upon the consummation of the exchange offer, the combined company will be subject to several risks. In deciding whether to tender your Sing Kung common stock pursuant to the exchange offer, you should carefully read and consider the risk factors contained in the section captioned “Risk Factors.”

Ownership of CNC after the Offer

CNC estimates that holders of shares of Sing Kung common stock not acquired pursuant to the stock purchase agreement, will own, in the aggregate, approximately 9.2% of the outstanding shares of CNC common stock, prior to any issuances upon exercise of warrants or achievement of the after-tax profit goals. See the section captioned “The Exchange Offer—Ownership of CNC after the Offer.”

SELECTED HISTORICAL FINANCIAL DATA

We are providing the following financial information to assist you in your analysis of the financial aspects of the stock purchase. We derived historical information presented below for Sing Kung and its predecessor from the audited consolidated financial statements of Sung Kung and SNC as of and for each of the years ended December 31, 2005, 2006 and 2007 and audited consolidated financial statements for Sing Kung as of and for the year ended December 31, 2007 and unaudited statements for the six months ending and as of June 30, 2007 and 2008. When we refer herein to the SK Group we are referring to Sing Kung’s predecessor company, SNC, if the applicable reference date is prior to Sing Kung’s formation, and for periods following the inception of Sing Kung, the combined results of SNC and Sing Kung (without duplication). The income statement information shown below for periods ending December 31, 2007 and 2008 and the balance sheet information as of December 31, 2007 and prior are for the SK Group. The information as of and for the six months ending June 30, 2008 is from the consolidated financial statements of Sing Kung Limited. The consolidated financial statements attached hereto for SNC and for Sing Kung Limited are prepared and presented in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. We derived the IAG historical information as of and for the year ended December 31, 2005, IAG’s year of inception, 2006 and 2007 from its audited financial statements. The selected historical financial data for IAG for the six month periods ended June 30, 2008 and 2007 are derived from unaudited historical financial statements. The selected financial data information is only a summary and should be read in conjunction with each company’s historical consolidated financial statements and related notes contained elsewhere herein. The financial statements contained elsewhere fully represent the financial condition and operations of the companies that will be combined to form CNC, whose shares are being offered in this registration statement. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of Sing Kung, IAG or the combined company resulting from the business combination.

SING KUNG and SK GROUP HISTORICAL FINANCIAL INFORMATION (unaudited)

	For the Period From July 11, 2005 (inception) through December 31, 2005	For the Year Ended December 31, 2006	For the Year Ended December 31, 2007	For the Six Months Ended June 30, 2007	For the Six Months Ended June 30, 2008
Revenue	-	$470,143	$1,480.452	$1,480,452	$44,651,049

Operating income/(loss)	$(28,868)	$304,848	$985,511	$1,311,201	$15,109,025

Net income/(loss) (1)	$(26,134)	335,681	$1,709,568	$1,311,756	$14,733,781

Net income (loss) per share (1)(2) - basic and diluted	$0.00	$0.00	$0.034	$0.03	$0.30

Dividends paid per share	-	-	-	-	-

Total assets	$2,296,486	$5,495,062	$7,985,517	$7,985,517	$70,013,925

Stockholders’ equity/(deficiency)	$1,212,610	$4,157,435	$6,260,537	$6,260,537	$30,086,847

IAG HISTORICAL FINANCIAL INFORMATION

	For the Period From May 10, 2005 (Inception) to December 31, 2005	For the Year Ended December 31, 2006	For the Year Ended December 31, 2007	For the Six Months Ended June 30, 2007 (unaudited)	For the Six Months Ended June 30, 2008 (unaudited)	For the Period From Inception to June 30, 2008 (unaudited)
Revenue	$-	$-	$-	$-	$-	$-

Interest income on trust account	$-	$-	$565,230	$-	$472,445	$1,037,675

Net income (loss) (1)	$(11,148)	$(14,844)	$150,493	$(3,272)	$(746,165)	$(621,664)

Net income (loss) per share (1) - basic and diluted	$0.00	($0.01)	($0.05)	$0.00	$(.11)	$(.23)

Dividends paid per share	$-	$-	$-	$-	$-	$-

	December 31, 2005	December 31, 2006	December 31, 2007	June 30, 2007 (unaudited)	June 30, 2008 (unaudited)
Total assets (including cash deposited in trust account in 2007)	$431,971	$741,973	$45,678,597	$819,539	$45,590,478

Common stock subject to possible conversion	$-	$-	$8,609,194	$-	$8,609,194

Stockholders’ equity/(deficiency)	$3,852	$(10,992)	$34,448,340	$(14,264)	$34,486,035

Notes:

(1)
Sing Kung and IAG have no discontinued operations, therefore net income (loss) and net income (loss) per share has been provided in lieu of income (loss) from continuing operations and income (loss) from continuing operations per share.

(2)
Net income per share and cash dividends declared per share by Sing Kung has been presented using 49,548,718 shares for 2005 through 2007 and for the six months ended June30, 2008. 49,548,718 is the number of common shares outstanding as a result of a redesignation of shares by Sing Kung in April 2008. The calculation does not take into account the possible conversion of 2,915,000 preferred shares issued by Sing Kung 2008 in a private equity placement.

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The stock purchase transaction will result in stockholders in Sing Kung obtaining a majority of the voting interests in CNC Development Ltd. (“CNC”). Under generally accepted accounting principles, the company whose stockholders retain the majority voting interest in a combined business, control the Board of Directors of the combined business and whose senior management dominates the management of the combined business should be treated as the acquirer for accounting purposes. Since IAG does not have any assets with operating substance except cash, the transaction has been accounted for as reorganization and recapitalization of Sing Kung. The stock purchase transaction utilizes the capital structure of IAG and the assets and liabilities of Sing Kung are recorded at historical cost. Although Sing Kung will be deemed to be the acquiring company for accounting and financial reporting purposes, the legal status of CNC as the surviving corporation will not change.

We have presented below selected unaudited pro forma combined financial information that reflects the result of the stock purchase transaction and is intended to provide you with a better picture of what our businesses might have looked like had they actually been combined. The combined financial information may have been different had the companies actually been combined. The selected unaudited pro forma combined financial information does not reflect the effect of asset dispositions, if any, or cost savings that may result from the stock purchase. You should not rely on the selected unaudited pro forma combined financial information as being indicative of the historical results that would have occurred had the companies been combined or the future results that may be achieved after the stock purchase.

The following selected unaudited pro forma combined financial information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes thereto included elsewhere in this proxy statement/prospectus. The column headed “Assuming Maximum Approval,” as used here and elsewhere in this prospectus, shows per share information based on an assumption that no IAG stockholders exercise their conversion rights to receive a pro rata share of the trust fund assets in exchange for their stock. The column headed “Assuming Minimum Approval,” as used here and elsewhere in this prospectus, shows per share information based on an assumption that 19.99% of IAG’s Public Shares are converted into a pro rata share of the trust fund assets.

	Year ended December 31, 2007		Six months ended June 30, 2008
	Assuming Maximum Approval	Assuming Minimum Approval	Assuming Maximum Approval	Assuming Minimum Approval
Revenue	$1,480,452	$1,480,452	$44,651,049	$44,651,049

Net income	$1,682,266	$1,682,266	$12,455,303	$12,455,303

Net income per share - assuming no participation in the exchange offer – diluted	$0.03	$0.03	$0.22	$0.23

Net income per share - assuming 5,463,718 common shares participate in the exchange offer – diluted	$0.03	$0.03	$0.23	$0.23

Cash dividends declared per share - assuming no participation in the exchange offer	-	-	-	-

Cash dividends declared per share - assuming 5,463,718 common shares participate in the exchange offer	-	-	-	-

	June30, 2008
	Maximum	Minimum
Total assets	$113,534,403	$104,925,209
Current liabilities	$40,352,327	$40,352,327
Stockholders’ equity	$70,043,044	$61,433,850

COMPARATIVE PER SHARE INFORMATION

The following table sets forth selected historical per share information of Sing Kung and IAG and unaudited pro forma combined per share ownership information of Sing Kung and IAG after giving effect to the stock purchase proposal of Sing Kung, which includes control of the Subsidiaries, and the merger between IAG and CNC, assuming a maximum level and a minimum level of approval of the stock purchase by IAG stockholders who exercise their conversion and/or appraisal rights. The stock purchase transaction will be accounted for as a recapitalization of Sing Kung.

You should read this information in conjunction with the selected historical financial information, included elsewhere in this proxy statement/prospectus, and the historical financial statements of Sing Kung and IAG and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited Sing Kung and IAG pro forma combined per share information is derived from, and should be read in conjunction with, the Unaudited Pro Forma Combined Financial Information and related notes included elsewhere in this proxy statement/prospectus. The historical per share information of Sing Kung was derived from the audited financial statements of SNC as of and for the years ended December 31, 2005, December 31, 2006 and December 31, 2007 and of Sing Kung as of and for the year ended December 31, 2007 and from the unaudited financial statements of Sing Kung as of and for the six months ending June 30, 2008.

The unaudited pro forma combined per share information does not purport to represent what the actual results of operations of Sing Kung and IAG would have been had the companies been combined or to project the Sing Kung and IAG results of operations that may be achieved after the stock purchase.

Number of shares of common stock assumed to be issued in stock purchase:	Sing Kung Limited (1)	InterAmerican Acqusition Group Inc. (2)	Combined Company (3)
Assuming maximum approval	52,463,718	7,000,000	59,463,718
	88.2%	11.8%	100%
Assuming minimum approval	52,463,718	5,850,575	58,314,293
	90.0%	10.0%	100%
Net income (loss) per share - historical
Year ended December 31, 2007:	$0.03	$0.05
Six months ended June 30, 2008	$0.16	-
Net income per share - pro forma - diluted
Year ended December 31, 2007:
Maximum approval assumption
Assuming no shares participate in exchange offer			$0.03
Assuming 5,463,718 shares participate in the exchange offer			$0.03

Minimum approval assumption
Assuming no shares participate in exchange offer			$0.03
Assuming 5,463,718 shares participate in the exchange offer			$0.03

Six months ended June 30, 2008
Maximum approval assumption - diluted
Assuming no shares participate in exchange offer			$0.22
Assuming 5,463,718 shares participate in the exchange offer			$0.23

Minimum approval assumption - diluted
Assuming no shares participate in exchange offer			$0.23
Assuming 5,463,718 shares participate in the exchange offer			$0.23

Book value per share December 31, 2007
Historical	$0.13	$6.15

Pro forma - maximum approval assumption
Assuming no shares participate in exchange offer			$0.97
Assuming 5,463,718 shares participate in the exchange offer			$0.89
Pro forma - minimum approval assumption
Assuming no shares participate in exchange offer			$0.81
Assuming 5,463,718 shares participate in the exchange offer			$0.74

Book value per common share June 30, 2008
Historical	$0.61	$6.16

Pro forma - maximum approval assumption
Assuming no shares participate in exchange offer			$1.30
Assuming 5,463,718 shares participate in the exchange offer			$1.23

Pro forma - minimum approval assumption
Assuming no shares participate in exchange offer			$1.16
Assuming 5,463,718 shares participate in the exchange offer			$1.11

Notes:

(1)	Historical per share amounts for Sing Kung were determined after giving effect to the redesignation of shares by Sing Kung in April 2008.

(2)	Historical per share amounts for IAG were determined based upon the shares outstanding as of the periods presented

(3)
The combined pro forma per share amounts for IAG and Sing Kung were determined based upon the number of shares to be issued under the two different levels of approval and, as indicated, if 100% of the Sing Kung common stockholders who are not parties to the stock purchase agreement to participate in the exchange offer to do so and if none of them do so.

MARKET PRICE INFORMATION

IAG’s common stock, warrants and units are each quoted on the Over-the-Counter Bulletin Board under the symbols IAQG, IAQGW, and IAQGU, respectively. IAG’s units commenced public trading on September 5, 2007 and its common stock and warrants commenced public trading on September 20, 2007. The closing price for each share of common stock, warrant and unit of IAG on May 16, 2008, the last trading day before announcement of the execution of the stock purchase agreement was $7.38, $1.90 and $9.20, respectively.

In connection with the stock purchase, CNC intends to apply for the quotation of the combined company’s common stock, warrants and units on the Nasdaq Stock Market. Management anticipates that if Nasdaq approves this listing, it will be concurrent with the consummation of the redomestication merger. If the listing on Nasdaq is not approved, management expects that the common stock, warrants and units will continue to trade on the OTCBB. Currently there is no trading market for any securities of CNC, and there can be no assurance that a trading market will develop.

The table below sets forth, for the calendar quarters indicated, the high and low closing prices of the IAG common stock, warrants and units as reported on the Over-the-Counter Bulletin Board. The over-the-counter market quotations reported below reflect inter-dealer prices, without markup, markdown or commissions and may not represent actual transactions.

	IAG Common Stock		IAG Warrants		IAG Units
	High	Low	High	Low	High	Low
2007 Third Quarter	$7.20	$7.18	$1.10	$1.00	$8.20	$8.00
2007 Fourth Quarter	$7.28	$7.17	$1.35	$1.07	$8.60	$8.20
2008 First Quarter	$7.55	$7.24	$2.28	$1.11	$9.80	$8.28
2008 Second Quarter	$7.85	$7.33	$2.05	$1.40	$9.26	$8.70
2008 Third Quarter	$7.80	$7.35	$2.25	$1.15	$9.85	$8.50

Holders

As of September 30, 2008, there was one holder of record of the units, nine holders of record of the common stock and three holders of record of the warrants. IAG believes that there are more than 50 beneficial holders of each of the units, common stock and warrants as of September 30, 2008.

It is anticipated that the number of holders of CNC units, common stock and warrants after the redomestication merger will be approximately the same as the number of holders of IAG units, common stock and warrants. Immediately thereafter the number of holders of common stock will be increased by up to 19 persons by the issuance of shares in the acquisition of Sing Kung through the stock purchase and the exchange offer.

Dividends

IAG has not paid any dividends on its common stock to date and does not intend to pay dividends prior to the completion of a business combination.

The payment of dividends by CNC in the future will be contingent upon revenues and earnings, if any, capital requirements and general financial condition of Sing Kung subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of the then board of directors. It is the present intention of the board of directors to retain all earnings, if any, for use in the business operations and, accordingly, the board does not anticipate declaring any dividends in the foreseeable future.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before you decide whether to vote or instruct your vote to be cast to adopt the stock purchase proposal.

If we complete the acquisition of Sing Kung and the Subsidiaries, CNC will be subject to a number of risks. You should carefully consider the risks we describe below and the other information included in this proxy statement/prospectus before you decide how you want to vote on the stock purchase proposal. Following the closing of the stock purchase, the market price of our common stock could decline due to any of these risks, in which case you could lose all or part of your investment. In assessing these risks, you should also refer to the other information included in this proxy statement/prospectus, including our consolidated financial statements and the accompanying notes. You should pay particular attention to the fact that we would become a holding company domiciled in the British Virgin Islands with substantial operations in China. As a result, we would be subject to legal and regulatory environments that differ in many respects from those of the U.S. Our business, financial condition or results of operations could be affected materially and adversely by any of the risks discussed below. References to “Sing Kung” in the following risk factors refer to Sing Kung and the Subsidiaries except where reasonably apparent.

If U.S. stockholders sought to sue Sing Kung officers or directors, it may be difficult to obtain jurisdiction over the parties and access to the assets located in the British Virgin Islands or the PRC.

Because most of our officers and directors will reside outside of the U.S., it may be difficult, if not impossible, to acquire jurisdiction over these persons in the event a lawsuit is initiated against us and/or our officers and directors by stockholders in the U.S. It also is unclear if extradition treaties now in effect between the U.S. and the British Virgin Islands or the PRC would permit effective enforcement of criminal penalties of the Federal securities laws. Furthermore, because substantially all of our assets are located in the British Virgin Islands or the PRC, it would also be extremely difficult to access those assets to satisfy an award entered against us in U.S. court. Moreover, we have been advised that the PRC does not have treaties with the U.S. providing for the reciprocal recognition and enforcement of judgments of courts. As a result, it may not be possible for investors in the U.S. to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of U.S. courts predicated upon civil liabilities and criminal penalties of our directors and officers under Federal securities laws.

Being a foreign private issuer exempts us from certain Securities and Exchange Commission requirements that provide stockholders the protection of information that must be made available to stockholders of United States public companies.

Upon consummation of the redomestication merger we will be a foreign private issuer within the meaning of the rules promulgated under the Securities Exchange Act of 1934. As such, we will be exempt from certain provisions applicable to United States public companies including:

•	The rules requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•	The sections of the Securities Exchange Act regulating the solicitation of proxies, consents or authorizations with respect to a security registered under the Securities Exchange Act;

•	Provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information; and

•
The sections of the Securities Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any “short swing” trading transactions (i.e., a purchase and sale, or a sale and purchase, of the issuer’s equity securities within less than six months).

Because of these exemptions, our stockholders will not be afforded the same protections or information generally available to investors holding shares in public companies organized in the United States.

Because Chinese law will govern a majority of Sing Kung’s material agreements, we may not be able to enforce our legal rights within the PRC or elsewhere, which could result in a significant loss of business, business opportunities, or capital.

Chinese law will govern a majority of the material agreements of Sing Kung. Our PRC subsidiaries may not be able to enforce their material agreements, and remedies may not be available outside of the PRC. The system of laws and the enforcement of existing laws in the PRC may not be as certain in implementation and interpretation as in the U.S. The Chinese judiciary relies on judicial interpretation on a case-by-case basis and therefore the enforcement of corporate and commercial law may lead to a higher degree of uncertainty as to the outcome of any litigation than would be expected for matters litigated in the United States. The inability to enforce or obtain a remedy under any of our future agreements could result in a significant loss of business, business opportunities or capital.

In the redomestication transaction, we will become a British Virgin Islands company and, because the rights of shareholders under British Virgin Islands law differ from those under U.S. law, you may have fewer protections as a shareholder.

Following the redomestication merger, our corporate affairs will be governed by our Memorandum and Articles of Association, the Business Companies Act of the British Virgin Islands and the common law of the British Virgin Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibility of the directors under British Virgin Islands law are governed by the Act and the common law of the British Virgin Islands. The common law of the British Virgin Islands is derived in part from comparatively limited judicial precedent in the British Virgin Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the British Virgin Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under British Virgin Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the British Virgin Islands has a less prescriptive body of securities laws as compared to the United States, and some states (such as Delaware) have more fully developed and judicially interpreted bodies of corporate law.

British Virgin Islands companies may not be able to initiate shareholder derivative actions, thereby depriving shareholders of the ability to protect their interests.

British Virgin Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. The circumstances in which any such action may be brought, and the procedures and defenses that may be available in respect to any such action, may result in the rights of shareholders of a British Virgin Islands company being more limited than those of shareholders of a company organized in the United States. Accordingly, shareholders may have fewer alternatives available to them if they believe that corporate wrongdoing has occurred. The British Virgin Islands courts are also unlikely to recognize or enforce against us judgments of courts in the United States based on certain liability provisions of U.S. securities law; and to impose liabilities against us, in original actions brought in the British Virgin Islands, based on certain liability provisions of U.S. securities laws that are penal in nature. Although there is no statutory enforcement in the British Virgin Islands of judgments obtained in the United States, the courts of the British Virgin Islands will recognize a foreign judgment as the basis for a claim at common law in the British Virgin Islands provided such judgment:

•
the U.S. court issuing the judgment had jurisdiction in the matter and the company either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process;

•	the judgment given by the U.S. court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations of the company;

•	in obtaining judgment there was no fraud on the part of the person in whose favour judgment was given or on the part of the court;

•	recognition or enforcement of the judgment in the BVI would not be contrary to public policy; and

•	the proceedings pursuant to which judgment was obtained were not contrary to natural justice.

Under the laws of the British Virgin Islands, there are some statutory provisions for the protection of minority shareholders under the Act. The principal protection under the Act is that shareholders may bring an action to enforce the Memorandum and Articles of Association of CNC. The Act sets forth the procedure to bring such a claim. Shareholders are entitled to have the affairs of the company conducted in accordance with the general law and the Memorandum and Articles of Association. Pursuant to CNC's constitutional documents, the company is obliged to hold an annual general meeting and provide for the election of directors. Companies are not obligated to appoint an independent auditor and shareholders are not entitled to receive the audited financial statements of the company.

There are common law rights for the protection of shareholders that may be invoked, largely dependent on English company law, since the common law of the British Virgin Islands for business companies is limited. Under the general rule pursuant to English company law known as the rule in Foss v. Harbottle, a court will generally refuse to interfere with the management of a company at the insistence of a minority of its shareholders who express dissatisfaction with the conduct of the company’s affairs by the majority or the board of directors. However, every shareholder is entitled to have the affairs of the company conducted properly according to law and the constituent documents of the corporation. As such, if those who control the company have persistently disregarded the requirements of company law or the provisions of the company’s memorandum or articles of association, then the courts will grant relief. Generally, the areas in which the courts will intervene are the following: (i) an act complained of which is outside the scope of the authorized business or is illegal or not capable of ratification by the majority, (ii) acts that constitute fraud on the minority where the wrongdoers control the company, (iii) acts that infringe on the personal rights of the shareholders, such as the right to vote, and (iv) where the company has not complied with provisions requiring approval of a special or extraordinary majority of shareholders, which are more limited than the rights afforded minority stockholders under the laws of many states in the United States.

We may have difficulty establishing adequate management, legal and financial controls in the PRC, which could result in misconduct and difficulty in complying with applicable laws and requirements.

As a privately held company with all of its subsidiaries operating exclusively in the PRC, Sing Kung has not historically focused on establishing Western-style management and financial reporting concepts and practices, as well as modern banking, computer and other internal control systems. We may have difficulty in hiring and retaining a sufficient number of qualified internal control employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

If the PRC does not continue its policy of economic reforms, it could result in restrictions on services Sing Kung and the Subsidiaries produce or sell.

The PRC government has been reforming its economic system since the late 1970s. The economy of the PRC has historically been a nationalistic, “planned economy,” meaning it has functioned and produced according to governmental plans and pre-set targets, policy priorities or quotas.

However, in recent years, the PRC government has implemented measures emphasizing the utilization of market forces for economic reform and the reduction of state ownership in business enterprises and acceptance of private- and foreign-company participation in previously restricted sectors. Sing Kung’s business has benefited greatly from that new outlook. Although we believe that the changes adopted by the PRC government have had a positive effect on the economic development of the PRC, additional changes still need to be made. For example, a substantial portion of productive assets in the PRC are still owned by government entities and they often receive preferential opportunities to undertake work in the sectors in which Sing Kung operates. Additionally, governments continue to play a significant role in regulating industrial development, setting priorities for urban development and dictating pricing for goods and services supplied to government entities. We cannot predict the timing or extent of any future economic reforms that may be proposed.

A recent positive economic change has been the PRC’s entry into the World Trade Organization, the global international organization dealing with the rules of trade between nations. Many observers believe that the PRC’s entry will ultimately result in a reduction of tariffs for industrial products, a reduction in restrictions on activities in which foreign-owned companies can participate and an increase in international trade with China. However, the PRC has not yet fully complied with all of obligations that it must meet prior to being admitted as a full member of the WTO, including fully opening its markets to goods and services from other countries, currency exchange requirements and other measures designed to ease the current imbalances in trade matters that China has with many of its trading partners. If the scheduled actions to rectify these problems are not completed, trade relations between China and some of its trading partners may be strained. While the majority of Sing Kung’s business currently is conducted solely within China, this may have a negative impact on China’s economy generally, which would adversely affect its business. It could also reduce or eliminate any benefits that Sing Kung hopes to achieve by expanding the scope of our business in China or extending our business internationally.

The Chinese government could change its policies toward, or even nationalize, private enterprise, which could reduce or eliminate the interests held in Sing Kung.

Over the past several years, the Chinese government has pursued economic reform policies, including the encouragement of private economic activities and decentralization of economic regulation. The Chinese government may not continue to pursue these policies or may significantly alter them to Sing Kung’s detriment from time to time without prior notice. Changes in policies by the Chinese government that result in a change of laws, regulations, their interpretation, or the imposition of high levels of taxation, restrictions on currency conversion or sources of supply could materially and adversely affect Sing Kung’s business and operating results. Current PRC statutes provide that there be compensation paid to owners in the event of nationalization or other expropriation of private enterprises by the Chinese government, or the reintroduction of restrictions on private or foreign involvement with infrastructure development or private or foreign financing of municipal government entities, however, it is impossible to determine when such compensation would be paid or whether it would be sufficient to offset the partial or total loss of our investment in China. Therefore, investors cannot be assured of any recovery under such circumstances.

A lack of adequate engineering and construction resources could harm the profitability of Sing Kung’s business and damage its business prospects.

The plentiful supply of affordable, qualified engineering and construction talent in China is a key element of Sing Kung’s overall business strategy. However, if the available supply of civil engineers and construction companies were to be absorbed by competing demands resulting from China’s continuing economic expansion, the cost of retaining these firms as BT consortium partners would likely increase. This could result in a reduction in Sing Kung’s profitability and business prospects, or could even force a change in its business strategy, for example, the need to directly hire and pay such personnel to ensure their availability, with attendant increases in fixed costs.

Sing Kung may not be able to retain, recruit and train adequate management and engineering personnel, and increased competition for qualified personnel in China could result in an increase in wages or a shortage of project-managers that would limit the number of projects on which Sing Kung could work or reduce its ability to profitably compete.

Sing Kung’s success is dependent, to a large extent, on its ability to retain the services of its executive management personnel, who have contributed to its growth and expansion. The executive team members play an important role in the operations of Sing Kung and the development of its new products. Accordingly, the loss of their services, in particular those of Mr. Jianjun Shi and Professor Zhu, without suitable replacement (which may be difficult to find), could have an adverse affect on its operations and future business prospects.

In addition, Sing Kung’s continued operations and growth are dependent upon its ability to identify and recruit adequate engineering and project-management personnel in China. It requires trained university graduates of varying levels and experience. With the current rate of economic growth in China, competition for qualified personnel will be substantial. The favorable employment climate may not continue and the wage rates Sing Kung must offer to attract qualified personnel may not enable it to remain competitive in China or internationally. If the shortage were acute, Sing Kung would not be able to meet its growth potential because it would be limited in the number of projects it could take on without undue risk.

We will be subject to significant worldwide political, economic, legal and other uncertainties.

Upon consummation of the proposed transaction, we will be incorporated in the BVI and will have our principal operations in China. Because Sing Kung develops all of its products in China, substantially all of the net book value of our total consolidated assets will be located there. Sing Kung is subject to numerous national, state and local governmental regulations, including environmental, labor, waste management, health and safety matters and product and engineering specifications. It is subject to laws and regulations governing its relationship with its employees, including: wage and hour requirements, working and safety conditions, citizenship requirements, work permits and travel restrictions. These include local labor laws and regulations, which may require substantial resources for compliance. Sing Kung is subject to significant government regulation with regard to property ownership and use in connection with its BT Contracts in China, currency restrictions, licensing restrictions and other areas of regulation, all of which impact its profits and operating results.

Because Sing Kung’s operations exclusively utilize the Renminbi, Sing Kung may experience a decrease in U.S. dollar earnings because of the fluctuation of the Renminbi against the dollar or other currencies.

The value of the Renminbi, the main currency used in the PRC, fluctuates and is affected by, among other things, changes in the PRC’s political and economic conditions. The conversion of Renminbi into foreign currencies such as the dollar has been generally based on rates set by the People’s Bank of China, and such rates are subject to adjustment on a daily basis. While the official exchange rate had remained stable over the past several years, the PRC recently adopted a floating rate with respect to the Renminbi, with permitted ranges of fluctuation. It is possible that Sing Kung may use currencies or keep financial assets in currencies other than the Renminbi, and consequently any fluctuation in the value of the Renminbi could have various adverse effects on its business.

Foreign exchange regulations in the PRC may affect Sing Kung’s ability to borrow on or sell its financial assets or pay dividends in foreign currency or conduct other foreign exchange business.

Renminbi, or RMB, is not presently a freely convertible currency, and the restrictions on currency exchanges may limit our ability to use revenues generated in RMB to fund our business activities outside the PRC or to borrow on or sell financial assets in international markets or make dividends or other payments in U.S. dollars. The PRC government, through the State Administration for Foreign Exchange (“SAFE”), regulates conversion of RMB into foreign currencies. Currently, Foreign Invested Enterprises (such as Century City) are required to apply for “Foreign Exchange Registration Certificates” and to renew those certificates annually. However, even with that certification, conversion of currency in the “capital account” (e.g. for capital items such as direct investments or loans) still requires the approval of SAFE. There is no assurance that SAFE approval will be obtained, and if it is not, it could impede Sing Kung’s business activities.

As a result of merger and acquisition regulations implemented on September 8, 2006 relating to acquisitions of assets and equity interests of Chinese companies by foreign persons, it is expected that certain acquisitions will take longer and be subject to the scrutiny and approval of the PRC government authorities such that we may not be able to complete business combinations or acquisitions planned for our future growth.

The formation of Century City by Sing Kung received the requisite approval under China’s Foreign Invested Enterprise Law and the acquisition of SNC by Century City still requires final approval pursuant to Rules for Investment in China by Enterprises with Foreign Investment. The initial application for the SNC acquisition has been filed, and Sing Kung believes that it will be approved, however there can be no assurance as to when or whether this will occur. Nevertheless, the existing control and other agreements provide Century City with total operating control and a 100% economic interest in SNC, so there is not expected to be any adverse impact from a delay in the final approval. Other than a requirement to provide notice after-the-fact, we do not believe that the M&A Regulations that took effect on September 8, 2006 apply to the acquisition of Sing Kung by CNC and counsel for Sing Kung will deliver a legal opinion to that effect as a condition to the closing of the transactions contemplated by the stock purchase agreement. Nonetheless, the M&A Regulations contain a number of ambiguities and uncertainties that will be resolved only with the passage of time and their application to concrete situations. It is possible that the interpretations given to the M&A Regulations in the future will vary from those currently believed to be correct, and it may turn out to be the case that some aspect of the above-referenced Century City transactions or the proposed transaction will be found to be subject to the regulations. It is not possible to know the effect of such a determination, but it could conceivably include invalidating the transaction in its entirety. If that were to occur, it is possible that CNC would lose its ownership of the Subsidiaries, perhaps without any compensation to be paid, and that could make the CNC common stock worth little or nothing.

In addition, CNC intends to grow its operations through acquisitions and business combinations with other companies, including companies in China, and such acquisitions and business combinations may be subject to the M&A Regulations and governmental approvals described above. To the extent that the M&A Regulations apply, IAG expects that transactions subject to compliance with the M&A Regulations will be more time consuming to complete than in the past, will be more costly for the Chinese parties (making them less attractive), and will permit the government much more extensive opportunities for evaluation and control over the terms of the transaction. Therefore, it may not be possible to complete certain desirable acquisitions in China because the terms of the transaction may not satisfy the criteria used in the approval process or, even if approved, if they are not consummated within the time permitted by the approvals granted.

Sing Kung will be subject to various tax regimes, so any change in tax laws and regulations in any one of the relevant jurisdictions may result in reduced profitability and an increase in tax liabilities.

Upon consummation of the stock purchase transaction, we will have operations in the British Virgin Islands and the PRC, and to the extent Sing Kung expands to other emerging markets we would have operations in other jurisdictions as well. We will be subject to the tax regimes of the countries where we have operations or subsidiaries. Any change in tax laws and regulations or the interpretation or application thereof, either internally in one of those jurisdictions or as between those jurisdictions, may adversely affect our profitability and tax liabilities.

The “Enterprise Income Tax Law” of the PRC may have a material adverse effect on our financial condition and results of operations.

Dividends distributed by foreign invested enterprises to their foreign investors are exempted from withholding tax under the current laws. In March 2007, China National People’s Congress adopted the Enterprise Income Tax Law (the “New Tax Law”), which became effective on January 1, 2008. According to the New Tax Law, for dividends made in the year 2008 or after, foreign investors will be subject to a withholding tax on the dividends derived from a source within China. The New Tax Law prescribes a statutory withholding tax rate of 20%; however, China’s taxation authority may subsequently reduce or exempt such tax or adjust it in accordance with applicable bilateral tax treaties that may be negotiated in the future. In addition, a lower withholding tax rate may be applied if the foreign investor is domiciled in a country or place that has an Agreement for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income with China. Since the New Tax Law has only been adopted recently and detailed regulations on the New Tax Law have not been published there is uncertainty as to how the New Tax Law should be interpreted or implemented. Any discontinuation of preferential tax treatment and any increase of the enterprise income tax rate applicable to Sing Kung, or the loss of the exemption on dividend tax, could have a material adverse effect on Sing Kung’s financial condition and results of operations.

A return to profit repatriation controls may limit Sing Kung’s ability to pay dividends, expand business, and may reduce the attractiveness of investing in Chinese business opportunities.

Chinese law allows enterprises owned by foreign investors to remit their profits, dividends, and bonuses earned in China to other countries, and the remittance does not require prior approval by the State Administration of Foreign Exchange, or SAFE. SAFE regulations require extensive documentation and reporting, some of which is burdensome and slows payments. If there is a return to payment restrictions and reporting, the ability of a PRC company to attract investors will be reduced. In addition, current investors may not be able to obtain the benefits of the profits of the business generated in China for other reasons. Relevant Chinese laws and regulations permit payment of dividends only from retained earnings, if any, determined in accordance with PRC accounting standards and regulations. It is possible that China tax authorities may require changes in determining income of the company that would limit its ability to pay dividends and make other distributions. Chinese law requires companies to set aside a portion of after-tax income to fund certain reserves, which amounts are not distributable as dividends. These rules and possible changes could restrict us from repatriating funds and ultimately make distributions to its stockholders as dividends.

PRC government policy permits private investment companies, contractors and consortiums to carry out projects for local governments (except in certain restricted sectors) and permits consortium leaders (such as Sing Kung’s subsidiaries) to fund such projects and to therefore bear the risk that the municipality would default or delay payment, which could have an adverse impact on our revenues, cash flow and operations.

Currently in the PRC, there are over 100 cities with populations over 1,000,000 and 20 new cities with initial populations of 500,000 being planned annually. The government policy permitting investment companies, contractors and consortiums to carry out projects utilizing their own capital (such as Build-Transfer (“BT”) Projects organized by Sing Kung) encourages this growth. This policy privatizes the financing of the development projects with the notion that investors, contractors or consortium participants will recoup their investment by collecting payments from the customer over a period of time. This system effectively bypasses the capital constraint problem facing many Chinese municipalities and opens the door to further development. Nevertheless, the system encourages investment companies, contractors and consortiums to fund projects entirely upfront, risking the default or delay in payment by the municipality after completion, which could have an adverse impact on our revenues and operations.

The BT business model requires us to invest large amounts of working capital in order to complete each project. We attempt to accelerate payment upon completion in order to provide adequate working capital for new projects. A lack of liquidity of working capital may prevent initiation or completion of new contracts, thereby limiting growth. Early or accelerated payback is allowed, but such early payment is not assured by the contracts. We have been successful obtaining early payback in the past. As a form of limited recourse project financing, the BT business model involves large up front capital costs and holds only the agreement of the government sponsor to pay and the constructed project collateral as recourse to recover costs. In the event of contract dispute, the local legal system may delay, prevent, or inhibit contract enforcement, which would correspondingly delay or prevent payment for work completed. Additionally, due to the nature of the infrastructure construction business, completed construction projects are valuable only to limited parties. If the municipalities do not honor the contracts, finding another buyer of the municipal receivable or user for the land that has been improved may not be possible.

We are subject to a number of additional risks as a company in the infrastructure development industry, which include:

•
Lack of reliable and up-to-date information about property market conditions in the districts where new town developments are located. Inaccurate information may adversely affect the business decisions and results of operations and financial operations.

•
The relocation of incumbent residents and businesses on the sites where projects are built may result in delay. There is no guarantee that the relocation of incumbent residents will proceed smoothly and any delay may have an adverse effect on the financial position of the business.

•
The Chinese national government has traditionally encouraged local decision-making and incentivized local bureaucrats to pursue growth opportunities. As a result, each city and new urban area creates the challenges of varying development policies.

•
The national government ultimately determines the local level of autonomy. Growth might be slowed in certain urban areas if the national government restricts favorable development policies or imposes restrictions on development.

•
China might choose to pursue a concentrated urbanization model and create multiple “supercities” of over 20 million inhabitants. If this policy is pursued, tighter land policies might be implemented and the growth of less developed urban areas would be slowed.

•	Future growth and development will be slowed if the Chinese government fails to invest in transportation and other necessary infrastructure.

•	Public funding shortages for infrastructure are predicted to increase and might have an adverse effect on business revenues.

•	Continued urbanization will require an increasing amount of resources thereby driving up the cost of continued growth and potentially reducing Sing Kung’s profit margins.

•
China’s municipalities have enjoyed considerable historical success in obtaining approval form the land resources authorities to grant land use rights that result in revenue to the municipalities. This revenue source has allowed the cities to build needed infrastructure and thereby encourage more development. The development environment would be adversely impacted if cities’ access to new land resources were to change.

Failure to align Sing Kung’s business model with PRC’s development model could have a material adverse effect on our financial condition and results of operations.

Current development appears to follow a “distributed growth” and “townization” pattern of growth; however, it is unclear just how the Chinese government will choose to develop in the future. One development scenario involves the creation of a small number of “supercities” with populations over 20 million. A second scenario follows a hub and spoke model with medium and small size cities located around a larger metropolis. A third scenario deemed “distributed growth” would create a large number of cities with populations between one and five million people spread throughout the country. The fourth scenario follows a “townization” approach with the development of many small cities with populations between 500,000 and 1.5 million. Current city designs limit the growth potential of certain areas. The need to fix the old infrastructure might be necessary before new development is possible. In regards to new development, the developmental path chosen by the Chinese government will have great influence on future infrastructure decisions. Failure to align Sing Kung’s business model with the country’s development model could have an adverse affect on business revenues. In addition, China’s size, geographic diversity and location on the Pacific Rim makes the country susceptible to earthquakes, flooding, and other natural disasters. Lack of infrastructure in certain parts of the country might hinder disaster relief and slow business operations.

Loss of certain key persons inside our company or other top management in government or strategic institutional partners would have an immediate adverse impact on our business generation capability.

Any significant change in the urban development policy environment such as change of leadership at the key state-run universities where the company’s planning projects originate, or at local or municipal level of government who initiate and approve the BT contracts, or in the China Development Bank and other municipal funding sources may impact the priorities of these institutions and the ability of Sing Kung to obtain new contracts or accelerated payments on its municipal obligations. Loss of key persons or other top management at institutions with whom Sing Kung has strategic relationships would thus have an immediate adverse impact on business generation capability.

Our current management team is limited and our inability to retain new management with the necessary relationships would impair future growth and business viability.

As a BT developer, future growth of the business depends on the ability to hire managerial talent for critical operational positions. Sing Kung’s current management team is limited and must expand to adequately operate all of the expected projects. If the cost of recruiting new management is high or qualified personnel are unavailable, Sing Kung may not operate efficiently or have the capacity to expand rapidly. The supply of experienced engineers, project managers, field supervisors, and other skilled workers may not be sufficient to meet current or expected demand. The commencement of new, large-scale infrastructure projects, or increased demand for workers available to us, could affect our business, even if we are not awarded such projects. If we are unable to hire employees with the requisite skills, we may also be forced to incur significant training expenses. The occurrence of any of the foregoing could have an adverse effect on our business, operating results, financial condition, and value of our stock.

The location of Sing Kung’s physical office may adversely affect our ability to effectively monitor the business, retain management and close new development contracts.

Currently, the company’s corporate offices are located in Shanghai, convenient to certain key business relationships, but not to the company’s current projects The geographically disperse nature of current and future projects introduces additional management challenges and makes it difficult to monitor the business effectively. Geographic distances limit the ability of management to interact continuously with key partner and client personnel during the construction phase. The necessity of travel puts additional burden on our management personnel that may cause them to terminate their employment or be less effective and efficient in the performance of their duties. Soliciting new business is also hampered by the lack of proximity to customers. However, Sing Kung maintains management staff on site to mitigate this risk.

Because our projects are large and few in number, the risks of variability in month-to-month business performance, or performance from plan, is substantial.

Because the number of projects in progress by Sing Kung is small and each project is large relative to the size of Sing Kung’s business, the risks of revenue volatility is high as activity on any single project ebbs and flows. In addition, delays or problems encountered on any single project can have a large impact on overall business performance and can lead to significant deviations in month-to-month revenue and earnings and results as compared with plans. Project delays could stem from a wide variety of sources that are outside of Sing Kung’s ability to control and could even be due to a municipality or BT consortium partner’s inability or unwillingness to honor a contract. Variability in the company’s financial performance, particularly if it is unanticipated, would have a negative impact on Sing Kung’s stock value.

We face many contract risks based on the various terms and provisions of the contracts we enter into, which may result in increased costs and expenses that we may not recoup.

Specifics of each contract we enter into include payback period, performance requirements, renegotiating clauses, cost overrun clauses, quality requirements, and exchange rate clauses. We negotiate each contract to limit these risks, but final terms are influenced by competitive dynamics and are not fully within our control. Long payback periods may expose us to interest rate risk and increased counter party risk if the repayment obligation cannot be sold without recourse to a third party. Delays in project delivery may cause us to incur penalties. Cost overruns may or may not be allowed in the contract, although the risks related thereto are generally shared with or borne entirely by consortium partners.

We currently generate, and expect to continue to generate, a portion of our revenue and profits through contracts that include revenue for the project costs that are fixed to at least some extent may be linked to a regional or national standard. The actual cost of labor and materials, however, may vary from the costs we originally estimated and we may not be successful in recouping additional costs from our customers. These variations may cause profits for a project to differ from those we originally estimated and could result in reduced profitability or losses on projects due to changes in a variety of factors such as:

•	Failure to properly estimate costs of engineering, materials, equipment or labor;

•	Unanticipated technical problems with the structures, materials, or services being supplied by us, which may require that we spend our own money to remedy the problem;

•	Project modifications creating unanticipated costs;

•	Changes in the costs of equipment, materials, labor, not specific to the sub-contractors;

•	Our suppliers’ or subcontractors’ failure to perform;

•	Difficulties by our customers to obtain required governmental permits or approvals;

•	Changes in local laws and regulations;

•	Delays caused by local weather conditions; and

•	Exacerbation of any one or more of these factors as projects grow in size and complexity.

The ultimate contract price involves a negotiation on project costs, consultation fees, and investment returns. Because investment returns fluctuate with the market, this element of total price is subject to negotiation, which may not lead to favorable outcomes for us. It is difficult to forecast changes in market rates of return or the outcome of future negotiations. Contract prices include project costs that are often priced according to a benchmark or are fixed. If project costs exceed the initial negotiated price or deviate from the benchmark specified in the individual contract, profitability could be impacted. Our BT contracts generally include a warranty for one or more years. If a completed project is below expected quality, we may lose a percentage of the contract price and incur costs in meeting expectations and earning acceptance from our client. Delayed acceptance will also delay repayment of warranty holdbacks by our clients that are typically provided for in our BT contracts. Any of these factors that individually or cumulatively reduce project margins or delay project completion or repayment would have an adverse impact on our overall financial performance and that would in turn have a negative impact on our share price.

Applicable accounting rules may result in positive reported earnings when our actual cash flow is negative and we lack the funds to adequately operate the business or to grow.

U.S. and International GAAP accounting separates cash flow from earnings due to conventions called percentage of completion, which require us to recognize revenue when construction and other project progress is completed, rather than when payment is received. As a result, although our accounting earnings may be positive, our cash flow may be negative and we may not have sufficient working capital to meet our ongoing requirements or fund new business growth. Our management has not established reliable credit facilities or other mechanisms such as selling receivables that allow us to convert receivables on incomplete projects or long-term assets into cash to overcome this problem. Consequently, our reported earnings and financial statement net worth may not be indicative of our ability to meet our contractual obligations or to sustain ourselves as a going concern. There can be no assurance that we will have access to working capital from credit or equity markets that is sufficient to meet our needs as we grow.

We may not be able to raise additional capital which would result in our business and operations being materially and adversely affected.

Access to additional capital-raising depends on new equity or debt financing conditions in China or the ability to raise capital on international debt or equity markets. Increased borrowing costs may make projects unfeasible or less profitable. Borrowing from Chinese banks remains difficult and is generally only available at low levels of leverage and with long lead times. Government policy changes may also affect the availability of bank loans because the Chinese authorities actively use policy to manage the economy. Terms of payment vary from contract to contract. In most contracts, our only collateral is improvements we have made to land parcels pursuant to the BT contracts with municipal entities. The assets and counterparty risk are specific to each contract, there is no liquid market available for pledging or selling the municipal payment stream to which we are entitled and there is no established municipal bond or debt market for Chinese municipalities. In addition, access to the international equity markets is unpredictable. If we cannot raise equity or monetize our assets, working capital may be constrained and this could adversely impact the value of our shares.

We are engaged in highly competitive businesses in which customer contracts are awarded through a public bidding processes based on price and other terms and the acceptance of certain risks, and accordingly we may lose contract awards to our competitors.

We are engaged in highly competitive businesses in which customer contracts are awarded through a public bidding processes based on price and other terms and the acceptance of certain risks. We compete with other general and specialty contractors, including large foreign-invested companies with international capabilities and small local contractors. Because of this, we could be prevented from obtaining contracts for which we have bid due to price, greater perceived financial strength and resources of our competitors and/or perceived technology advantages. Even if we are awarded contracts, we face additional risks that could affect whether, or when, work will begin. For example, some contracts on which we are bidding are subject to relocation of people using the land and other contingencies that may delay or result in termination of projects. The winding down or completion of work on significant projects that were active in previous periods will reduce our revenue and earning if such significant projects have not been replaced in the current period. If we fail to integrate future acquisitions successfully, we may experience operational challenges and risk, which may have an adverse effect on our business and results of operations. Predicating future contracts or the geographic location of work is difficult because we bid on work throughout China, a large and diverse geographic area.

Sing Kung may face problems adversely affecting the business if for any reason the current relationship between Century City’s key managers and the key personnel at each of Tsinghua and Tongji Universities change.

Sing Kung has established strategic partnerships with key personnel affiliated with each of China’s top research and urban planning institutions in the field of new city planning and design. These institutions include Tsinghua University in Beijing, Tongji University in Shanghai, and University of China Technology & Science in Anhui. Staff from each of these institutions has a long history of consulting for the Chinese government at the central, provincial, and municipal level on new city planning and economic development. Sing Kung staff members collaborate on planning projects with university staff members during our senior managers build trust and strong relationships with the municipal leaders. Once the municipality has accepted the plan, a Sing Kung subsidiary may elect to bid on the next phase of the project, the completion of the basic infrastructure for the development (land preparation, grading, underground utility installation, road construction, and surface lighting) through the BT development model. We are currently able to target bidding on projects that result in high net revenue margins. This is due in part to the access we have to multiple BT project opportunities and our ability to be selective, based on being fully informed about the economic prospects for the projects on which we bid. It is also due in part the relationships that are formed between our senior managers that help greatly in tailoring our bids to precisely meet client needs, selecting qualified consortium partners that are trusted by prospective clients to perform the contracts, and accessing capital resources to finance and manage these projects. A loss of any of these relationships, key personnel and/or access to capital will make future project awards more difficult to win and less profitable. Additionally, our high level of profit realization may attract competitors with the same result.

Following the share purchase, stockholders could obtain control of the majority of our common stock and may take or prevent certain types of corporate actions, to the detriment of other stockholders.

Although there is currently no majority stockholder in either IAG or Sing Kung, immediately after the consummation of the share purchase transaction and the exchange offer, there is a possibility that a conglomerate of stockholders forms a majority stake and attempts to control CNC decision-making power. Accordingly, these stockholders may exercise significant influence over all matters requiring stockholder approval, including the election of a majority of the directors and the determination of significant corporate actions. This concentration of ownership could increase if the incentive shares are issued. This concentration could also have the effect of delaying or preventing a change in control that could otherwise be beneficial to our stockholders.

There may not be an active, liquid trading market for our common stock, and the liquidity and trading price for our common stock may be adversely affected.

Our common stock is currently traded on the Over the Counter Bulletin Board. Although we intend to apply for listing on the Nasdaq Stock Market, our listing application may not be accepted. If we do not succeed in securing a listing on the Nasdaq Stock Market, it could limit the ability to trade our common stock and result in a reduction of liquidity and the price that can be obtained for our shares. The volatility of our stock price could also be affected.

Compliance with all of the applicable provisions of the Sarbanes-Oxley Act will likely be a further condition of continued listing or trading. There is no assurance that if we are granted a listing on the Nasdaq Stock Market we will always meet the Nasdaq Stock Market listing requirements, or that there will be an active, liquid trading market for our common stock in the future. Failure to meet the Nasdaq Stock Market listing requirements could result in the delisting of our common stock from the Nasdaq Stock Market, which may adversely affect the liquidity of our shares, the price that can be obtained for them, or both.

IAG’s Board approved the transaction without obtaining a fairness opinion.

Based upon the directors’ experience in performing due diligence of acquisition targets and in valuing companies, IAG did not obtain a fairness opinion with respect to the stock purchase transaction. If the IAG Board erred in concluding that the stock purchase agreement is in the best interest of the IAG stockholders, then the IAG stockholders could suffer adverse consequences as a result of the consummation of the transaction. In the event of litigation over the Board’s exercise of its fiduciary duties, IAG may be required to indemnify its directors. At a minimum, any litigation would divert management’s time and attention from completing the transactions described herein, and would likely also involve the expenditure of substantial amounts for legal fees.

We may not pay cash dividends, so the liquidity of a stockholder’s investment depends on his or her ability to sell the stock at an acceptable price, and the market price of the stock may fluctuate greatly.

We have never paid any cash dividends on our common stock, and we may not pay cash dividends in the future. Instead, we expect to apply earnings toward the further expansion and development of our business. Thus, the liquidity of your investment is dependent upon your ability to sell stock at an acceptable price, rather than receiving an income stream from it. The price of our stock can go down as well as up, and fluctuations in market price may limit stockholders’ ability to realize any value from their investment, including recovering the initial purchase price.

Provisions of CNC’s Memorandum and Articles of Association may have the effect of preventing an acquisition or tender offer that might be viewed by stockholders to be in their best interests.

Certain provisions of CNC’s Memorandum and Articles of Association may have the effect of discouraging a tender offer or other attempt to gain control of CNC in a transaction that is not approved by the board of directors. However, to the extent these provisions successfully discourage the acquisition of control of CNC or tender offers for all or part of CNC’s capital stock, they may have the effect of preventing an acquisition or tender offer which might be viewed by stockholders to be in their best interests.

Tender offers or other non-open market acquisitions of stock will generally be made at prices above the prevailing market price of CNC’s stock and may cause the market price of the stock to reach levels that are higher than would otherwise be the case. Provisions that discourage such purchases may thereby deprive stockholders of an opportunity to sell their stock at a temporarily higher price. Thus, these provisions may decrease the likelihood that a tender offer will be made, and, if made, will be successful. As a result, the provisions may adversely affect those stockholders who would desire to participate in a tender offer. These provisions may also serve to insulate incumbent management from change and to discourage not only sudden or hostile takeover attempts, but also any attempts to acquire control that are not approved by the board of directors.

FORWARD-LOOKING STATEMENTS

We believe that some of the information in this proxy statement/prospectus constitutes forward-looking statements. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words. You should read statements that contain these words carefully because they:

•	discuss future expectations;

•	contain projections of future results of operations or financial condition; or

•	state other “forward-looking” information.

We believe it is important to communicate our expectations to the IAG stockholders. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors and cautionary language discussed in this proxy statement/prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by IAG or Sing Kung in its forward-looking statements, including among other things:

•	the number and percentage of IAG stockholders voting against the stock purchase proposal;

•	changing interpretations of generally accepted accounting principles;

•	outcomes of government reviews, inquiries, investigations and related litigation;

•	continued compliance with government regulations;

•	legislation or regulatory environments, requirements or changes adversely affecting the businesses in which Sing Kung is engaged;

•	fluctuations in customer demand;

•	management of rapid growth;

•	timing of approval and market acceptance of new products;

•	general economic conditions; and

•	geopolitical events and regulatory changes.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus. All forward-looking statements included herein attributable to any of IAG, Sing Kung or any person acting on either party’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, IAG and Sing Kung undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

Before you grant your proxy or instruct how your vote should be cast or vote on the adoption of the stock purchase proposal you should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus could have a material adverse effect on IAG, Sing Kung or the combined company. The discussion in the “Risk Factors” section contains forward-looking statements.

THE IAG SPECIAL MEETING

IAG Special Meeting

We are furnishing this proxy statement/prospectus to you as part of the solicitation of proxies by the IAG board of directors for use at the special meeting in connection with the proposed stock purchase, redomestication merger and stock option plan. This document provides you with the information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place

We will hold the special meeting at [____] a.m., New York City time, on [_________], 2008 at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036, to vote on the proposals to approve the stock purchase agreement, the redomestication merger and stock option plan.

Purpose of the Special Meeting

At the special meeting, we are asking holders of IAG common stock to:

•	approve the stock purchase proposal;

•	approve the redomestication merger proposal; and

•	approve the stock option proposal.

The IAG board of directors:

•	has unanimously determined that these proposals are fair to and in the best interests of IAG and its stockholders;

•	has unanimously approved these proposals; and

•	unanimously recommends that IAG common stockholders vote “FOR” each of these proposals.

Record Date; Who is Entitled to Vote

The “record date” for the special meeting is [_________], 2008. Record holders of IAG common stock at the close of business on the record date are entitled to vote or have their votes cast at the special meeting. On the record date, there were 7,000,000 outstanding shares of IAG common stock.

Each share of IAG common stock is entitled to one vote per share at the special meeting.

Pursuant to agreements with IAG, any shares of IAG common stock held by stockholders who purchased their shares of common stock prior to the initial public offering (except for shares those holders may have purchased in the public market) will be voted in accordance with the majority of the votes cast at the special meeting on the stock purchase and redomestication merger proposals.

IAG’s outstanding warrants do not have any voting rights, and record holders of IAG warrants will not be entitled to vote at the special meeting.

Voting Your Shares

Each share of IAG common stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares of IAG common stock that you own.

There are three ways to vote your shares of IAG common stock at the special meeting:

•
You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the IAG board, ”FOR“ the adoption of the stock purchase proposal, the redomestication merger proposal, and the stock option plan proposal.

•
You can vote by telephone or on the internet by following the telephone or Internet voting instructions that are included with your proxy card. If you vote by telephone or by the Internet, you should not return the proxy card.

•
You can attend the special meeting and vote in person. We will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares.

If you do not vote your shares of IAG common stock in any of the ways described above, it will have the same effect as a vote against the adoption of the stock purchase proposal and the redomestication merger proposal, but will not have the effect of a demand of conversion of your shares into a pro rata share of the trust account in which a substantial portion of the proceeds of IAG’s initial public offering are held or a demand for appraisal rights under Delaware law.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your IAG common stock, you may call William C. Morro, a Director and Chief Executive Officer of IAG, at (619) 298-9883.

Broker Non-Votes

A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors and ratification of auditors. The matters currently planned to be considered by the stockholders are not routine matters. As a result, brokers can only vote the IAG common stock if they have instructions to do so. Abstentions and broker non-votes will not be counted in determining whether the proposals to be considered at the meeting are approved.

No Additional Matters May Be Presented at the Special Meeting

This special meeting has been called only to consider the adoption of the stock purchase proposal, the redomestication merger proposal and the stock option proposal. Under IAG’s by-laws, other than procedural matters incident to the conduct of the meeting, no other matters may be considered at the special meeting, if they are not included in the notice of the meeting.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	You may send another proxy card with a later date;

•	You may notify William C. Morro, IAG’s Director and Chief Executive Officer, in writing before the special meeting that you have revoked your proxy; or

•	You may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

Vote Required

The presence, in person or by proxy, of a majority of all the outstanding shares of common stock constitutes a quorum at the special meeting. Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to IAG but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. The latter will not be treated as shares entitled to vote on the matter as to which authority to vote is withheld by the broker (“broker non-votes”). If you do not give the broker voting instructions, under the rules of FINRA, your broker may not vote your shares on the proposals to approve the stock purchase, the redomestication merger or the stock option plan.

The approval of the stock purchase and redomestication merger proposals will require the affirmative vote of the holders of a majority of the IAG common stock outstanding on the record date. Because each of these proposals require the affirmative vote of a majority of the shares of common stock outstanding and entitled to vote, abstentions and shares not entitled to vote because of a broker non-vote will have the same effect as a vote against the proposal. Under IAG’s Certificate of Incorporation, approval of the stock purchase also requires approval of a majority of the shares issued in IAG’s initial public offering in September 2007. Since stockholders of IAG prior to the initial public offering have agreed to vote their shares in accordance with the vote of a majority of the shares issued in the initial public offering, the required approval of a majority of shares outstanding will be achieved if, and only if, a majority of the shares issued in the initial public offering vote in favor of the proposals.

For consummation of the stock purchase agreement, the redomestication merger proposal must be approved by the stockholders. For the redomestication merger to be implemented, the stock purchase proposal must be approved by the stockholders.

The approval of the stock option plan will require the affirmative vote of a majority of the IAG common stock present and entitled to vote at the meeting. Abstentions are deemed entitled to vote on the proposal, therefore, they have the same effect as a vote against the proposal. However, broker non-votes are not deemed entitled to vote on the proposal, so, they will have no effect on the vote on the proposal.

Conversion Rights

Any stockholder of IAG holding shares of common stock issued in IAG’s initial public offering who votes against the stock purchase proposal may, at the same time, demand that IAG convert his or her shares into a pro rata portion of the trust account as of the record date. If the stockholder makes that demand and the stock purchase is consummated, IAG will convert these shares into a pro rata portion of funds held in the trust account plus interest, as of the record date. A stockholder who has not properly exercised conversion rights may still exercise those rights prior to the special meeting by submitting a later dated proxy, together with a demand that IAG convert his or her shares. After the special meeting, an IAG stockholder may not exercise conversion rights or correct invalidly exercised rights.

To exercise conversion rights an IAG stockholder must:

•	vote against the stock purchase proposal; and

•
contemporaneous with that vote against the stock purchase proposal, send a written demand to IAG (Attn: Corporate Secretary) at 2918 Fifth Avenue South, Suite 209, San Diego, CA 92103, which demand must state:

a)	the name and address of the stockholder;

b)	that the stockholder has voted against the stock purchase transaction;

c)	that the stockholder demands conversion of the stockholder’s shares into cash; and

d)	the address for delivery of the check for the aggregate conversion payment to be received by the stockholder if the shares are converted to cash.

If the stock purchase is approved by the IAG stockholders and is consummated, IAG will promptly pay to any holder who both voted against the stock purchase proposal and properly and timely demanded conversion, the stockholder’s pro rata portion of funds in the trust account. You will lose your conversion rights if you submit an incomplete or untimely demand for conversion.

The closing price of IAG’s common stock on [_________], 2008 (the record date) was $[____] and the per-share, pro-rata cash held in the trust account on that date was approximately $[____]. Prior to exercising conversion rights, IAG stockholders should verify the market price of IAG’s common stock, as they might be able to obtain a better price by selling their common stock in the public market than from exercising their conversion rights, if the market price per share is higher than the conversion price.

If the holders of 1,149,425 or more shares of common stock issued in IAG’s initial public offering (an amount equal to 20% or more of these shares), vote against the stock purchase and demand conversion of their shares, IAG will not be able to consummate the stock purchase.

If you exercise your conversion rights, then you will be exchanging your shares of IAG common stock for cash and will no longer own these shares. You will be entitled to receive cash for these shares only if you continue to hold these shares through the effective time of the stock purchase and then tender your stock certificate to the combined company. Exercise of conversion rights will not affect any warrants held by that stockholder.

Appraisal Rights

Under Delaware corporate law, the redomestication merger of IAG with CNC causes the stockholders of IAG to have appraisal rights. This right is separate from the conversion rights of the holders of shares of IAG common stock issued in the initial public offering. However, because the exercise of the appraisal rights and the conversion rights both require a tender of a holder’s shares to IAG, only one right may be elected in respect of the shares. If the redomestication merger is consummated, IAG stockholders who choose not to vote in favor of the redomestication merger will have the right to elect an appraisal of the fair market value of their shares of IAG common stock, and to receive the fair market value of such shares in lieu of the consideration contemplated by the redomestication merger and the merger agreement, in accordance with the provisions of Section 262 of the Delaware General Corporation Law. Unlike conversion rights in which the stockholder will receive a pro rata portion of the trust account as of the record date, stockholders who elect to exercise their appraisal rights will receive a value for their shares that is determined by an appraisal made by the Delaware Court of Chancery. Failure to properly exercise appraisal rights before the special meeting will result in loss of these rights. Exercise of appraisal rights will not affect any warrants held by that stockholder. See “The IAG Redomestication Merger - Appraisal Rights” for more information about appraisal rights.

Solicitation Costs

IAG is soliciting proxies on behalf of the IAG board of directors. This solicitation is being made by mail but also may be made by telephone or in person. IAG and its respective directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. In addition, the representatives and officers of Sing Kung are soliciting proxies and may solicit proxies in person, by telephone or by other electronic means. These persons will not be paid for these solicitation activities.

IAG has not hired a firm to assist in the proxy solicitation process, but may do so if it deems this assistance necessary. IAG will pay all fees and expenses related to the retention of any proxy solicitation firm.

IAG will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. IAG will reimburse them for their reasonable expenses.

Stock Ownership

At the close of business on the record date, William C. Morro, Dr. Richard N. Sinkin, Richard M. Wolfson, James Bazet, Dr. Herminio A. Blanco Mendoza, Richard Propper, Steven Oliveira and InterAmerican Capital Partners II LLC, a holding company owned 60% by Mr. Morro and 40% by Dr. Sinkin, beneficially owned and were, collectively, entitled to vote 1,250,000 shares of IAG common stock, or approximately 17.9% of the then outstanding shares of IAG common stock, which includes all of the shares held by the directors and executive officers of IAG and their affiliates. Those persons, who were stockholders of IAG prior to its initial public offering of securities, have agreed to vote their shares (except for any shares they may have acquired in the public market) on the stock purchase and redomestication merger proposals in accordance with the majority of the votes cast by the holders of shares issued in IAG’s initial public offering.

Fairness Opinion

IAG did not obtain a fairness opinion in respect of the acquisition of Sing Kung or the redomestication merger.

CONSIDERATION OF THE STOCK PURCHASE TRANSACTION

The following discussion of the principal terms of the amended and restated stock purchase agreement (the “stock purchase agreement”) dated as of May 15, 2008, among IAG, Sing Kung, Cho Kwan, and certain other Sing Kung Stockholders is subject to, and is qualified in its entirety by reference to, the stock purchase agreement. A copy of the stock purchase agreement is attached as an annex to this proxy statement/prospectus and is incorporated in this proxy statement/prospectus by reference.

General Description of the Stock Purchase

Pursuant to the stock purchase agreement, IAG will establish a wholly owned subsidiary, CNC Development Ltd. ("CNC"), under the laws of the British Virgin Islands, and IAG will merge with and into CNC concurrently with the closing of the stock purchase. CNC will be the surviving entity, and the separate corporate existence of IAG will cease at the effective time of the merger. Simultaneously with the merger, CNC will purchase 89.6% of the issued and outstanding common stock of Sing Kung, which in turn directly owns 100% of Century City Infrastructure Co., Ltd. (“Century City”), which is a wholly foreign-owned enterprise organized and existing under the laws of the People’s Republic of China (the “PRC”). Through a series of agreements, Century City exercises control over and holds a 100% economic interest in the profits of Shanghai New Century City Development, Ltd. (“SNC”). Century City and SNC are referred to collectively herein as the “Subsidiaries.” We refer to CNC Development Ltd. after giving effect to completion of the stock purchase as “CNC” or “the combined company.” It is IAG’s objective to eventually acquire all of the capital stock of Sing Kung and it intends, contemporaneous with or following the closing, to offer the holders of Sing Kung capital stock who are not parties to the stock purchase agreement, the opportunity to exchange their shares of Sing Kung capital stock for ordinary shares of CNC (the “Exchange Offer”). As a result of the stock purchase and the Exchange Offer, the former owners of Sing Kung will own approximately 86.7% of the outstanding shares of the combined company’s common stock, assuming full participation in the exchange offer and no exercise of appraisal or conversion rights by IAG’s stockholders and before any issuance of shares pursuant to the earn out provisions of the stock purchase agreement or exercise of any of IAG’s outstanding warrants. If CNC issues the additional earnout shares as additional consideration to the Sing Kung Stockholders, then the Sing Kung Stockholders will own approximately 89.4% of the issued and outstanding common stock of CNC, and existing IAG stockholders will own approximately 10.6%. None of the foregoing percentages reflects the effect that an exercise of the currently outstanding warrants would have or the vesting of options issued under Sing Kung’s Equity Plan.

Background of the Stock Purchase

The terms of the stock purchase agreement are the result of arm’s-length negotiations between representatives of IAG, Sing Kung and the Sing Kung Stockholders. The following is a brief discussion of the background of IAG’s efforts to identify potential candidates for a business combination, the selection of Sing Kung, and the negotiation of the stock purchase agreement and related transactions.

The Candidate Identification Process

IAG was formed on May 10, 2005 to serve as a vehicle to accomplish a business combination with an unidentified operating business. In accordance with IAG’s prospectus for its public offering, the focus of the search for a business combination was in Latin America; however, the IPO prospectus specifically stated that IAG might make an acquisition in another emerging-market country. IAG completed its initial public offering on September 10, 2007 and September 11, 2007, in which it raised net proceeds of approximately $41.4 million after deducting offering expenses of $1,021,967 (some of which were not paid at closing) and underwriting discounts of $3,560,000. Contemporaneous with its initial public offering, IAG closed a private placement of warrants from which it received $1.5 million. $45,160,000 of the proceeds from the initial public offering and the private placement were placed in a trust account immediately following the initial public offering and, in accordance with IAG’s governing documents, will be released either upon the consummation of a business combination or upon the liquidation of IAG. IAG is required to liquidate if it does not consummate a business combination by March 10, 2009 (or September 10, 2009 if a letter of intent, agreement in principle or a definitive agreement to complete a business combination is executed prior to March 10, 2009). The stock purchase agreement was effective on May 15, 2008 and if a business combination has not been completed by March 9, 2009 and the stock purchase agreement has not been terminated, the required liquidation will be extended to September 10, 2009.

In mid-September 2007, promptly after completing IAG’s public offering, the officers of IAG traveled to Mexico to begin the process of identifying a company with which to effect a business combination. While there on the initial and subsequent trips, they met with various business leaders and intermediaries that IAG’s management believed could help identify suitable Latin American acquisition candidates. Many of these meetings were arranged by Dr. Herminio Blanco, a member of IAG’s board of directors. In addition, IAG’s management met with and sent solicitations to various intermediaries and potential co-investors in the United States and Canada that it believed could help source acquisition opportunities with companies operating in Mexico or other Latin American countries. Over the next six months the management of IAG traveled extensively to Mexico, Peru and Ecuador, as well as to financial centers in the United States and Canada to review and screen potential targets.

Prior to the end of January 2008, IAG identified three companies that it determined to be sufficiently attractive to proceed with the negotiation and drafting of preliminary, non-binding agreements or transaction term sheets that would serve as the basis for initiating in-depth diligence and review. One or more of these situations received the priority of IAG’s time and attention during the period between the closing of its initial public offering and the end of February 2008. During the period between the closing of its initial public offering and the middle of May 2008, IAG’s management continued to actively review other opportunities to which it was introduced. The companies identified as priority acquisition targets operated in the following sectors and geographies: oilfield-services and infrastructure in Mexico, telecom infrastructure and services in the Caribbean basin with plans to expand to South America, and consumer finance and retail in the Andean region. For various reasons, these businesses were disqualified as suitable candidates. In the case of the oilfield services business, the continuing operating and financial performance failed to meet expectations and IAG withdrew its interest in this target. The telecom company required interim capital which was provided by another financing source that was not willing, at the time, to consent to the target’s pursuit of a transaction that would open it to public disclosure. The Andean business also needed interim capital to complete a strategic acquisition that was a precondition to IAG’s proposed transaction structure. After expending effort to assist in sourcing that interim capital, IAG finally reached the conclusion that in the then-existing capital-markets environment, sufficient funds could not be raised quickly enough to best serve the interests of its stockholders given the alternative of moving forward with the Sing Kung acquisition, as further discussed below.

Other companies that IAG seriously evaluated as possible acquisition targets following its public offering and prior to effectiveness of a definitive agreement with Sing Kung included, among others, three that manufactured aerospace products, two IT services businesses, two infrastructure developers, a specialty chemicals manufacturer, several foundry businesses with proprietary products or process capabilities, a branded agricultural products company, a furniture manufacturer, a communications services provider and a textile manufacturer. However, none of them was judged to be an appropriate candidate for a business combination with IAG. In most cases, they did not have a sufficient scale, growth potential or the need for access to the capital markets to offset the costs of operating as a public company. In certain cases the candidates were engaged in market sectors that were subject to substantial competition, which created concerns regarding their ability to maintain their margins and valuations. In several cases, the purchase valuations of the candidate companies were higher than IAG hoped to achieve for its investors.

In each instance when a candidate acquisition was rejected, the determination that it was unsuitable was made at the management level, in some cases after informal consultations with IAG’s Board members. Accordingly, IAG’s management team was in charge of identifying, examining and evaluating candidates. Prior to the end of February 2008, IAG’s management determined that no acquisition candidate under review was suitable to present to its board for a determination of whether or not to proceed with a definitive agreement for a business combination.

IAG initially met with representatives of Sing Kung on January 30, 2008. Those discussions came about as a result of an introduction to Ms. Gong Li by Dr. Richard Propper, CEO of Chardan China Investments, LLC and a Special Advisor to IAG. Ms. Gong’s firm, Beijing Sinokosen Investment Company, Ltd., was then employed by Sing Kung to advise them on raising growth capital for the business and she had solicited a proposal from Chardan Capital Investments for an equity private placement. Dr. Propper was interested in such an investment for his fund, but only if there was a good prospect for a liquidity event with a public company such as IAG. Because of his familiarity with IAG and the prior experience of its management team in China and with companies operating in the infrastructure sector, Dr. Propper made the introduction to Ms. Gong. IAG management met with her, Sing Kung management and representatives of Chardan China Investments, LLC in a series of meetings in Beijing and Changchun (PRC) over a period of several days ending on February 6, 2008.

The focus of IAG’s initial meetings with Sing Kung and its representatives was the introduction of the parties to each other and communication to IAG about the capabilities and business potential of Sing Kung. Based on the success of the first meetings, IAG also met with certain of Sing Kung’s customers and project partners and began preliminary negotiations regarding the framework for a two-step transaction involving an initial investment by Chardan China Investments, LLC followed by a business combination with IAG. IAG management was impressed with the performance of Sing Kung since the founding of SNC in 2005, and with the professionalism and experience of its management, most notably with the dynamics of its business model. Following IAG management’s return, it prepared a briefing on the possible Sing Kung transaction for its board. On February 27, 2008, the IAG board approved a resolution authorizing pursuit of a transaction with Sing Kung and negotiation of a definitive agreement consistent with the general terms previously discussed with Sing Kung, subject to validation of numerous assumptions and the judgment of IAG’s management as to whether or not to proceed. At the same time, the board concurred with the recommendation of IAG management that it continue to actively explore alternative opportunities in Latin America until a satisfactory level of due diligence on Sing Kung and its business and management could be completed and a definitive agreement that limited such actions was finalized. IAG management continued to actively explore acquisition alternatives until the effective date of the definitive agreement with Sing Kung on May 15, 2008. After that date, exclusivity provisions of the agreement have restricted further pursuit of alternative transactions by IAG.

History of Discussions between IAG and Sing Kung

As discussed above, IAG management first met with Sing Kung’s Chief Executive Officer, Mr. Jianjun Shi on January 30, 2008. The parties met again daily through February 6, 2008. In the last two meetings, IAG’s management expressed a strong interest in a business combination with Sing Kung and during these meetings there were preliminary discussions regarding the economic terms of a business combination between Sing Kung and IAG that involved some interim private financing from Chardan China Investments, LLC or other investors. These negotiations were reflected in a memorandum of understanding that the parties agreed to promptly review with their boards and investment authorities. This memorandum of understanding addressed the major substantive provisions that were to be incorporated into a definitive agreement regarding the structure, including:

•	the consideration to be paid for Sing Kung (the final version of which is reflected in the stock purchase agreement);

•	the terms of the additional consideration to be paid over time based on performance milestones;

•	a maximum allowance for a stock option plan;

•	the composition of management and the board of directors of the combined company; and

•
the requirements of IAG that interim capital to be raised to fund Sing Kung’s 2008 business plan and that such interim funding be closed as a condition to any binding agreement for IAG to purchase Sing Kung.

In the preliminary negotiation of the consideration to be paid to Sing Kung Stockholders as part of the transaction, IAG management relied primarily on the projections provided by Sing Kung and price-to-earnings ratios of several publicly traded companies presented by Sing Kung’s advisor (Beijing Sinokosen Investment Company, Ltd.) as reference points for valuation because they were purported to be engaged in businesses in the same sectors as Sing Kung. These companies were Chicago Bridge and Iron Company, N.V (CBI), Empresas ICA, S.A.B. de C.V.(ICA), Matrix Service Co.(MTRX) and Granite Construction, Inc. (GVA); they exhibited an average forward price-to-earnings (“PE”) multiple around 15 times their then-recent trading ranges. A subsequent valuation assessment was conducted independently by IAG’s management using a different group of comparable companies, referred to below as the SK Peer Group, that it deemed to be more appropriate in terms of sectors served, scope of the services provided to their clients and levels of financial performance. This subsequent analysis was also used by IAG management as a reference point in later rounds of negotiation and by IAG’s board in its consideration of the transaction. Specifics of the subsequent analysis are described below under the heading “Acquisition Valuation and Satisfaction of the 80% Test.” The forward PE multiple of the SK Peer Group averaged 17, a higher value than the comparables initially identified by Sing Kung’s financial advisor. The terms regarding the potential additional consideration to be paid were designed to take into account the uncertainty of any valuation that relies on expectations of future performance. The basic transaction structure was established on the principle that if Sing Kung meets the earnings expectations of its management and owners for the next several fiscal years, the value of the business would be expected to increase, notwithstanding the issuance of additional purchase consideration to Sing Kung’s Stockholders. Furthermore, if the financial performance target is missed in any one or more years, the additional stock for those years would not be earned or paid. IAG management believes this variable component of the consideration helps protect of the interests of its stockholders by:

•	reducing the prospects that it would have overpaid for the business;

•	establishing a lower initial consideration for the acquisition; and

•
setting the net profit targets at such levels (and paying that number of additional shares for achieving the targets) that the overall valuation of the business should still provide the prospect of attractive investment returns for all stockholders of the company over time.

IAG complied with its commitment to Sing Kung and Chardan China Investments, LLC to review the memorandum of understanding and other aspects of the prospective transaction with its board of directors and did so in a written memorandum followed by a telephonic board meeting in which the transaction was discussed but no actions were taken because not all IAG board members were available for the entire discussion. Follow-up calls were held with board members as requested and the board acted by unanimous written resolution on February 27, 2008 to give management the authority to move forward with negotiating a transaction with Sing Kung, subject to confirmation by management of various assumptions, satisfactory results of management’s due diligence investigations and a further review of the transaction and definitive stock purchase agreement as the details were finalized.

Thereafter, the parties remained in regular contact, primarily through frequent phone calls and email communications, both directly and, in the case of Sing Kung, through Sinokosen Investment Company, Ltd., a Chinese investment banker/advisor, acting as Sing Kung’s representative. These telephonic and e-mail communications continued the exchange of information between the parties, and refined the general structure and terms of an acquisition of Sing Kung by IAG and the terms of an interim financing. In addition, the parties exchanged information on and discussed due diligence and projected capital required to fund Sing Kung’s business during 2008 and 2009.

A second series of face-to-face meetings among IAG, Sing Kung, and Chardan China Investments, LLC management and their representatives was held in the PRC between March 7, 2008 and March 16, 2008. IAG retained DLA Piper US LLP, an international law firm with a representative office in Beijing, to serve as special counsel and represent it in connection with the negotiation and documentation of the Sing Kung acquisition. The retention of DLA Piper US LLP was made because of the firm’s reputation, depth of specialist capabilities, its prior experience in representing affiliates of Dr. Richard Propper in similar prior transactions involving the acquisition of Chinese companies and because of their up-to-date knowledge about applicable regulations in China affecting the structure of the transaction. During the March trip to China, IAG also began conducting first-hand due diligence on Sing Kung and it advanced the negotiation of specific transaction terms including those related to the amount and pricing of a private placement to be led by Chardan China Investments, LLC. These discussions ultimately led to revisions in the memorandum of understanding previously prepared and provided a framework for the drafting of a definitive agreement between the parties.

In addition to the subjects discussed above, over the course of several meetings, including one at the Beijing offices DLA Piper US LLP which were led by a partner of that firm, IAG’s management and representatives reviewed with the Sing Kung senior management and representatives the obligations of being a U.S. reporting company, including compliance with the reporting requirements of the federal securities laws, restrictions on insider trading, accounting procedures and Sarbanes-Oxley requirements, public disclosure requirements and timing, stockholder communications, website disclosure, financial public relations, NASDAQ compliance and transfer agent requirements. The purpose of this review was to ensure that Sing Kung understood and was committed to meeting the requirements to function effectively as a U.S. public reporting company and complying with the related covenants that were expected to be contained a definitive stock purchase agreement. IAG management was satisfied with the demonstrated level of commitment it obtained in these sessions and it was a factor in the decision of IAG management to continue to pursue the Sing Kung transaction.

Promptly after the second series of meetings with Sing Kung, Chardan China Investments, LLC prepared a draft of definitive agreements for a private equity investment in Sing Kung and circulated it to the working group. Additional background on the private equity offering is provided below in this section under the heading “Sing Kung Private Equity Issuance”. Chardan China Investments, LLC also shared with IAG its investment memoranda and diligence materials it collected in connection with the interim investment. Upon receipt of these draft agreements and other materials and confirmation from Chardan China Investments, LLC that it had commitments of capital sufficient to meet IAG’s minimum requirements for an interim investment, DLA Piper US LLP prepared a draft of the stock purchase agreement on behalf of IAG. This draft of the stock purchase agreement was sent to counsel for Sing Kung, the Kangda Law Firm, and others in the working group, including Chardan China Investments, LLC and its counsel.

While the definitive stock purchase agreement was being drafted, IAG management continued its due diligence with Sing Kung and third parties and compiled its own detailed memorandum on the Sing Kung transaction for consideration by its board of directors. On March 26, 2008, the IAG board of directors met telephonically to review the transaction and the descriptive materials prepared by management. The IAG directors also had available to them the form of stock purchase agreement that IAG intended to submit to Sing Kung. At that meeting the directors reached a consensus to authorize management to enter into a stock purchase agreement with Sing Kung subject to receipt of certain other summary information on the transaction and an opportunity to reflect on the matter. On March 27, 2008, after its directors’ requests had been fulfilled, the IAG Board of directors acted unanimously by written resolution to authorize management to finalize negotiations, subject to legal review, on the proposed acquisition of Sing Kung generally in accordance with the terms presented, including the redomestication merger and related transactions and the provision for the Sing Kung equity plan. In making its decision, the IAG board of directors reviewed, among other things, the latest form of stock purchase agreement and a written summary thereof, and reconsidered the updated valuation information (discussed in more detail below under the heading “Acquisition Valuation and Satisfaction of Meeting the 80% Test”) and the summary memorandum reflecting management’s due diligence through the date of the meeting. A further discussion of the factors considered by the IAG board of directors in approving the Sing Kung acquisition is presented below under the heading “Board Consideration and Approval of Transaction”.

Following the delivery of an initial draft of the stock purchase agreement, the parties continued negotiation of the stock purchase agreement through approximately April 22, 2008 when agreement was reached between Sing Kung and IAG, subject to receipt of requisite disclosure schedules by both parties and various other matters that were necessary to make the stock purchase agreement effective. On the basis of the preliminary agreement on the draft stock purchase agreement, Chardan China Investments, LLC closed its interim financing of $14.6 million for Sing Kung and William C. Morro, IAG’s Chief Executive Officer, made a third trip to China from April 20, 2008 through April 27, 2008 to review all of Sing Kung’s schedules and disclosures required by the stock purchase agreement and to continue due diligence on Sing Kung. In the course of that trip, Mr. Morro met daily with Sing Kung’s management, representatives and counsel. As a consequence of the disclosures made, continuing due diligence by IAG and other determinations, selected provisions of the stock purchase agreement were modified and additional disclosure was required before the stock purchase agreement could become effective. These modifications pertained to the inclusion of the purchase price adjustment provisions, changes in deadlines for meeting various covenants, refinement of the list of key managers with whom contracts needed to be signed prior to closing, correction of various defined terms and an agreement to consolidate cumulative changes in the stock purchase agreement in a single amended and restated agreement for ease of review and disclosure. The additional disclosures required related to delivery of tax returns for the Subsidiaries together with translated copies of all material contracts for the Subsidiaries and Sing Kung. It was agreed that that the remaining open items could be exchanged via e-mail and Mr. Morro departed from China.

The parties continued to exchange information and revisions to the stock purchase agreement following Mr. Morro’s return from China. Having previously received the requisite approval from its board as a result of the process described below, IAG management finalized the stock purchase agreement on May 15, 2008 and accepted the disclosures made by Sing Kung which resulted in the stock purchase agreement becoming effective. IAG filed a Form 8-K on May 20, 2008 that described the terms of the stock purchase and included a copy of a press release announcing the agreement with Sing Kung.

IAG management has continued to maintain close communication with Sing Kung’s management and representatives since effectiveness of the stock purchase agreement and IAG management returned to China from June 8 through June 16 to receive updated disclosures and other deliverables required under the stock purchase agreement and to discuss company plans with its management. Between the effective date of the stock purchase agreement and a closing of the proposed transaction (if approved by the required number of IAG stockholders), Sing Kung is required to update its disclosure schedules and provide certain reporting to IAG. IAG has the right to withdraw from the transaction if there is a material adverse change in the business or prospects of Sing Kung or if there is a breach of the stock purchase agreement.

A copy of the stock purchase agreement is contained in Annex A.

Sing Kung Private Equity Issuance

From the time that IAG held initial discussions with Sing Kung in January 2008, it was clear that Sing Kung required additional capital to take advantage of the contract opportunities available to it and to meet its financial projections for 2008 and beyond. Initial estimates suggested that about $20 million of supplementary capital would be required, and Chardan China Investments, LLC, together with certain co-investors, was interested in providing such capital if suitable terms could be negotiated, including a possible path to liquidity for itself and its co-investors. Without access to the supplementary capital and the resulting ability to demonstrate growth and profitability, IAG would not have been interested in acquiring Sing Kung. At the same time, IAG wanted Sing Kung to limit the amount of private equity capital raised to avoid unnecessary dilution for the combined company following the acquisition.

After analyzing Sing Kung’s cash needs to meet its 2008 earnings targets, IAG required a minimum private equity investment as a condition to effectiveness of the stock purchase agreement. This condition was satisfied through the issuance by Sing Kung of convertible preferred stock to Chardan China Investments, LLC and five co-investors. Under the terms of the issuance, the investors purchased 2,915,000 shares of Series A Convertible Preferred Stock of Sing Kung for an aggregate purchase price of $14,575,000. Such shares of Series A Convertible Preferred Stock have a conversion price per share equal to $5.00 and are convertible into an aggregate of 2,915,000 shares of Sing Kung common stock. Net proceeds received by Sing Kung from the offering were $14,345,000, after deducting expenses of the offering totaling $230,000.

Chardan China Investments, LLC and the other investors are not parties to the stock purchase agreement with IAG. However, they did make their investment in Sing Kung subject to the understanding that, if permissible, IAG’s subsidiary (CNC) would make an exchange offer for all shares of common stock from holders who are not parties to the stock purchase agreement on the same terms as provided in the stock purchase agreement, that is, one share of CNC common stock for one share of Sing Kung common stock. Under the terms of Sing Kung’s Articles of Association, Sing Kung’s shares of Series A Convertible Preferred Stock are automatically converted into shares of common stock if Sing Kung enters into a merger or business combination with a publicly traded company whose securities are listed on the New York Stock Exchange, the American Stock Exchange or NASDAQ market at the time of the merger. The closing of the IAG transaction would trigger such an automatic conversion. The investors were also provided with registration rights in the event that the business combination between IAG and Sing Kung does not take place. The investors can request that a registration statement be filed with the SEC to register the shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock after the earlier of the ten-month anniversary of the investment or the termination or abandonment of the business combination with IAG.

The imputed value of Sing Kung at the time of closing of the private placement was $262.3 million. This value is calculated on the basis that if converted, the private equity investors would own 2,915,000 of a total of 52,463,719 shares of Sing Kung common stock, or 5.6% for their $14.6 million investment (prior to consideration of the effect of the acquisition by IAG). As discussed below under the heading “Acquisition Valuation and Satisfaction of 80% Test”, this is a lower valuation than is being paid by IAG because the private equity investment was made without the benefit of:

•	purchase price adjustments that are incorporated in the stock purchase agreement with IAG;

•	assurance that Sing Kung’s financial plan would be met; and

•	certainty that the IAG acquisition would be consummated and the liquidity that would result.

Dr. Richard Propper, one of our special advisors, has an affiliation with Chardan China Investments, LLC. Chardan China Investments, LLC purchased 1,835,000 preferred shares in the Sing Kung private equity placement for a total investment of $9,175,000.

IAG Management Analysis

IAG management performed several financial analyses similar to those traditionally performed by third-party financial advisors. While those analyses and their results are discussed elsewhere in this proxy statement/prospectus where it has been deemed applicable, this section lists analyses performed by IAG management and summarizes the results. We elected to perform the referenced analysis internally because IAG management was qualified to do so based on the experience and credentials of its officers. Also, we felt it would best prepare members of our management to monitor and coordinate with Sing Kung during the pendency of the business combination and to support CNC following the acquisition, either as continuing board members or in such other roles as CNC management may request. Finally, by conducting these activities ourselves, we were able to expedite their completion and avoid unnecessary expense. Specifically, Mr. Morro’s relevant experience includes his work over the last 13 years as the Managing Director of three equity investment businesses, Heller Investments, Inc., BMO Nesbitt Burns Equity Partners (US), Inc. and investment affiliates of InterAmerican Advisors, LLC, and his other business activities before and since that have included principal investments in the equity of and memberships on more than 20 corporate boards that were themselves active in making acquisitions. Many of these were acquisitions in foreign countries, including China. As a principal of InterAmerican Advisors, LLC, Mr. Morro also advises clients on acquisition and valuation matters. Dr. Sinkin has extensive experience making and advising on acquisitions and business combinations in emerging markets. As the founder of InterAmerican Advisors, LLC and affiliates and as a result of his past board memberships for corporations, Dr. Sinkin is routinely involved in assessing corporate valuations as a principal and advising the firm’s clients on such matters.

Sector Analysis and Business Due Diligence

The IAG management team collected extensive information on Sing Kung’s industry sector from interviews, published (publicly available) materials prepared by third parties and by reviewing proprietary materials compiled by Sing Kung for its own use and by Chardan China Investments LLC for its private placement investors. We devoted considerable time to reconciling inconsistencies, confirming key information about the market size and growth dynamics from multiple sources and analyzing trends affecting the industry. A summary of this information was provided in the March Report (described below) that was presented to the IAG board of directors as a basis for its consideration of whether or not to proceed with the proposed transaction and to recommend it to the IAG stockholders. Key conclusions from this analysis are included below in this section under the headings “Due Diligence Process and Report” and “Reasons for the Stock Purchase by IAG and Recommendation of the Purchase by the IAG Board” as well as in the section titled “Information About Sing Kung and the Subsidiaries”

Sensitivity Analysis and Reasonableness-Testing of Sing Kung Financial Projections

IAG management analyzed the Sing Kung financial projections and updates thereof that were provided throughout the transaction negotiation process. This analysis included such steps as verifying and, as necessary, correcting the profit and cash flow calculations, confirming that costs and margins were consistent with past performance or were reasonable in light of operative contract terms and other factors, evaluating the adequacy of the project pipeline to support the projected contract volume and preparing alternative projections under scenarios that included different assumptions than Sing Kung presented with respect to capital requirements, capital availability, collection rates, project margins and the like. The scenario we deemed to be most likely if Sing Kung had access to the cash of IAG following a business combination is referred to below in this section as Scenario II under the heading “Valuation information considered by the IAG board supported the recommendation of IAG management that the IAG board should approve the acquisition”. Specifically, this analysis showed that the earnings, and therefore the value of the combined business, was likely to increase substantially if CNC had access to the IAG cash held in trust prior to the end of 2008.

Identification of Comparables and Related Valuation Analysis

IAG management analyzed reference valuations for companies in a similar line of business to that of Sing Kung for the purpose of assessing Sing Kung’s fair market value. Initially this activity involved a very limited review of price-to-earnings ratios of companies identified as comparable by Sing Kung’s financial advisor, Beijing Sinokosen Investment Company, Ltd. and discussed above in this section under the heading “History of Discussions between IAG and Sing Kung”. The results of this preliminary analysis were only used to establish initial interest by IAG in a transaction and to provide a reference point in preliminary discussions about transaction value.

Prior to the February 27, 2008 review with its board, IAG management refined and revised the list of companies it believed were comparable to Sing Kung and appropriate to use as a valuation benchmark. The final list, selection of the price-to-earnings ratio as the most relevant valuation reference point and the conclusions of IAG management about the fair market value of Sing Kung are presented in this section under the heading “Acquisition Valuation and Satisfaction of 80% Test”.

Acquisition Structuring and Valuation

As described above, IAG management analyzed and negotiated the transaction structure with the other parties - Sing Kung and Chardan China Investments LLC and their respective representatives. IAG management’s analysis of the value of Sing Kung was central to the incorporation in the stock purchase agreement of various provisions including, among others, the purchase price adjustment provisions and covenants to limit actions that could result in dilutive changes in the conversion ratio of Sing Kung preferred stock held by Chardan China Investments, LLC and its co-investors. A key goal of IAG management was to structure a business combination so that the value it was paying for Sing Kung, when combined with IAG’s own market value, would be substantially less than the fair market value of the combined company at the time IAG shareholders vote on the acquisition, i.e., the transaction would be accretive to the IAG shareholders. Our conclusions about the favorable acquisition valuation of Sing Kung are discussed below in this section under the titles “Reasons for the Stock Purchase by IAG and Recommendation of the Purchase by the IAG Board” and “Acquisition Valuation and Satisfaction of 80% Test”.

Performance of the 80% Test

We are precluded from making an acquisition that does not have a fair market value equal to at least 80% of IAG’s net assets at the time of acquisition. In the course of assessing the fair market value of Sing Kung, we also determined that this requirement was met. The conclusions of IAG management in this regard are presented below in this section under the heading “Acquisition Valuation and Satisfaction of 80% Test”.

Board Consideration and Approval of Transaction

Due Diligence Process and Report

After the February 27, 2008 board review of the Sing Kung opportunity, IAG management began an in-depth financial review and analysis of Sing Kung and initiated other due diligence steps. This activity included assessment of the available information about the target and the market in which it operates and involved accountants and legal counsel in Hong Kong and China.

Preliminary due diligence findings were shared informally with IAG board members after February 27, 2008 and questions and suggestions of the board members were incorporated into the ongoing due diligence process as it proceeded. On March 25, 2008, IAG management delivered its report (the “March Report”) to the IAG board to enable it to formally consider the Sing Kung transaction. The March Report included general information about Sing Kung and its subsidiaries (including their corporate and management structure, the nature of their business, the markets in which they operated and basic historical financial information as well as project forecasts). A summary and discussion of key findings from the March Report is provided below.

That due diligence report covered the following topics relating to Sing Kung and its business:

•	Corporate History and Development and Management Backgrounds

•	Sector and Market Analysis

•	Business Model and Legal Framework for Serving PRC Municipalities

•	Operations and Outsourcing

•	Strategic Relationships

•	Historical Financial Performance

•	Project Pipeline and Projected Performance

•	Significant Contracts and Commitments

•	Risk Factors and Mitigates

The report of IAG’s management confirmed and elaborated on the information previously provided by Sing Kung’s management to Chardan China Investments, LLC and to IAG. The report included confirmation that Sing Kung (through its subsidiaries) was actively engaged in planning and developing infrastructure projects encompassing site preparation and construction of surface roads and utility (water, power and waste) networks for various municipalities in the PRC and that its contracts with municipalities were BT (build-transfer) contracts pursuant to which the municipalities pay for the developer’s contracted services over time. It presented the qualifications of the Sing Kung management team and their depth of experience with planning and development projects of this nature. The report also noted points of distinction between Sing Kung and other companies identified as competitors or potential competitors for one or more elements of service that are typically provided by Sing Kung to its municipal customers. It also noted that direct competition is limited, since construction companies undertaking development under BT contracts do not generally also provide urban planning and post-completion financing support for their municipal customers. The broad scope of Sing Kung’s services to its municipal clients and its depth of capabilities to provide turnkey infrastructure development support were identified in the March Report and acknowledged by the IAG board as providing meaningful competitive advantages to Sing Kung.

The March Report confirmed that Sing Kung had developed, or was actively negotiating proposals to complete infrastructure developments, ranging from RMB150 million to RMB3 billion (approximately $23 million to $441 million) with completion time frames ranging from three months to three years. One of the projects in negotiation at the time of the report was subsequently signed, bringing the total project backlog to a level of RMB1 billion, sufficient to meet one of the IAG conditions for effectiveness of the stock purchase agreement and giving IAG management additional confidence in Sing Kung’s ability to build its project backlog in line with projections. Although the projects contracted by Sing Kung are substantial individually and in the aggregate, they represent only a very small fraction of the total funds spent on infrastructure development in China each year, an amount that is also projected to grow rapidly. China’s 11th 5-Year Plan (2006-2011) calls for an increase in annual fiscal expenditures on city infrastructure construction to rise from RMB759 billion in 2006 to approximately RMB1.4 trillion by 2011. The March Report noted that the infrastructure spending was compelled by a dynamic of urban migration that the McKinsey Global Institute projects will swell urban populations in China by more than 350 million between 2005 and 2025. Consequently, the March Report concluded that demographic trends coupled with government commitment to respond creates an attractive growth opportunity for Sing Kung, notwithstanding competitive activity that exists or may develop.

Sing Kung’s business model was described in the March Report and the way in which Sing Kung has tailored its execution of the BT development process to the legal and political framework within the PRC was described. An important finding of the report was that the changes in regulations in 2004 provided a clear basis for private financing of municipal projects under the BT framework, notwithstanding conflicting limitations on municipal financing. The report also identified the importance to the success of Sing Kung’s business plan of its strategies for selecting projects and municipal sponsors and for the acceleration of municipal repayment obligations. The selective outsourcing of certain project execution activities including various engineering and construction functions was also identified in the report as being important to meeting management’s targets for revenue growth and the significance of key strategic relationships was highlighted.

The March Report also discussed the historical audited and internally reported financial performance of Sing Kung. That financial information showed a dramatic year-over-year increase in revenue and profits for Sing Kung during the first months of 2008. To help confirm the reliability of the financial information, the report examined revenue recognition policies, the quality of the company’s accounts receivable balances and factors that might affect the collectability of receivables from the Sing Kung’s municipal customers. Subsequent delivery of the audited financial statements for the quarter ended March 31, 2008 confirmed that Sing Kung’s internal results and near-term projections provided an accurate description of Sing Kung’s performance for ongoing projects and of its balance sheet. These audited results increased IAG management’s confidence in the financial controls and accounting systems and in the ability of Sing Kung management to forecast and execute project steps.

An important item in the March Report was the magnitude of contracts executed and in the negotiation process. The value of contracts is distinct from revenue, in that some or all of Sing Kung’s projects span two or more fiscal years. As a result, revenue from a contract entered into in one year may not be fully recognized in that year or even the next. Also, only a fraction of project value (ranging from about 20% to 40%) has historically been allocated to Sing Kung as revenue. However, growth in the dollar value of project contracts in negotiation or obtained is an indicator that the business is expanding and has the potential to continue doing so; it also was deemed to provide information useful for projecting future revenues and profits, particularly in light of the fact that the contracts performed in 2008 resulted in the recognition by Sing Kung in its income statement of all project revenues. The dollar value of contracts obtained in 2008 through the date of the March Report and subsequently (through the date of this proxy statement/prospectus) compared with contracts obtained by Sing Kung, Century City and SNC combined for the entire fiscal year of 2007 increased more than 3.3 times, indicating that Sing Kung was on track to experience continued growth in average revenues over the next few quarters.

One of the more important aspects of the March Report was the financial projections that Sing Kung provided to facilitate IAG’s assessment of Sing Kung’s future growth; this forecast, together with a sensitivity/scenario analysis performed by IAG, was the primary basis for the valuation IAG’s management completed for Sing Kung (this analysis is further described above in this section under the heading “Sensitivity Analysis and Reasonableness-Testing of Sing Kung Financial Projections” and key conclusions from the analysis are summarized below in this section under the heading “Reasons for the Stock Purchase by IAG and Recommendation of the Purchase by the IAG Board - Valuation information considered by the IAG board supported the recommendation of IAG management that the IAG board should approve the acquisition”).  The exercise of forecasting, and therefore the evaluation of forecasting practices, is inherently uncertain, and the ability of a company to do it with precision reflects a management with an understanding of its business and markets and an ability to adopt and execute a realistic business plan effectively. IAG management determined, as reflected in the financial projections that were included in the March Report, that Sing Kung was forecasting annual growth in both consolidated revenues and profits of more than 40% per year through fiscal 2012 as shown in the table below:

Fiscal Year	2007	2008	2009	2010	2011	2012
Revenue (RMB millions)	11	450	690	966	1,353	1,939
Net Earnings (RMB millions)	13	282	432	605	847	1,214

Note:
For comparative purposes, 2007 figures are shown for both revenue and net income that were earned by SNC prior to its de facto acquisition by Century City. 2007 net income includes gains that were not reflected in revenue. Consequently, these figures differ from consolidated 2007 revenue and net income for Sing Kung as reported in its audited financial statements.

IAG management examined closely the reasonableness of Sing Kung’s projections, with particular emphasis on the change in scale of revenue from 2007 to 2008 and the implied adjustments to operational capability. IAG management also explored the anticipated growth in demand for fully-financed urban infrastructure development within Sing Kung’s prospect universe and the capabilities of Sing Kung to supply such demand on competitive terms and with its available resources. IAG management’s view, reflected in the March Report and in discussions with the IAG board, is that Sing Kung’s forecasting had a reasonable basis and did not fully take into account the potential for additional growth that could be funded by capital available from completion of the business combination with IAG. The March Report concluded that having access to IAG’s funds that could further enhance revenue and earnings.

The IAG board of directors recognized that projections are only estimates of future operating results, rather than guarantees of future performance. Because of the inherent uncertainties associated with these projections, the IAG board of directors did not request the projections provided by Sing Kung to be subject to any representations or warranties in the stock purchase agreement. The IAG board recognized that the future operating results of Sing Kung will be affected by numerous factors, including those discussed in the "Risk Factors" section of this Proxy Statement/Prospectus, most of which are outside of the control of IAG, Sing Kung, CNC and their respective boards and executive officers. As such, the IAG board viewed the projections as a means to validate its conclusion about the prospects for continued growth of Sing Kung's business; the IAG board urges IAG stockholders not to assume that future operating results will conform to these projections. In spite of the best efforts of the combined company’s management, CNC and Sing Kung, actual operating results will differ from these projections.

In addition to examining projections for the volume of Sing Kung’s business, IAG management looked at the projected pricing and margins Sing Kung achieved on its products and services. Because of constraints on capital available for infrastructure development worldwide and in China in particular, IAG management concluded that it was reasonable to expect that Sing Kung could preserve its projected net margins through the forecast period. Other factors contributing to this conclusion by IAG management are the limited competition that Sing Kung confronts because of both the level of demand in China for urban infrastructure development and the unusual scope of its service offerings and the high resulting value provided to its municipal clients. In addition, Sing Kung now possesses a valuable set of solutions to many of the most critical problems associated with urban infrastructure development, giving it a competitive edge and improving its efficiency.

On the basis of the information contained in the March Report, IAG’s management concluded that the information it had received previously from Sing Kung’s management about the operations of SNC and Century City was correct: that its capabilities were substantial, its prospects for growth significant and its ability to compete on price and quality terms was considerable. While these projections and assessments may not ultimately prove to be accurate, IAG’s management believes that they, together with the variable portion of the consideration based on actual future financial performance, constitute a reasonable basis for the pricing of the transaction to acquire control of Sing Kung. IAG’s board concurred and thus approved and recommended the proposed transaction.

Interest of IAG Directors and Officers in the Stock Purchase

In considering the recommendation of the board of directors of IAG to vote for the proposals to approve the stock purchase agreement, the redomestication merger and the equity plan, you should be aware that certain members of the IAG board have agreements or arrangements that provide them with interests in the stock purchase that differ from, or are in addition to, those of IAG stockholders generally. In particular:

•
if the stock purchase is not approved and IAG fails to consummate an alternative transaction within the time allotted pursuant to its Certificate of Incorporation, IAG would be required to liquidate. In such event, the shares of common stock held by IAG’s directors and officers and their affiliates and special advisors would be worthless because the aforementioned persons are not entitled to receive any of the liquidation proceeds, and the warrants they hold to acquire 1,000,000 shares of IAG’s common stock at an exercise price of $5.00 per share will expire worthless. These warrants have a market value of $2.07 per warrant, based on the closing price on August 8, 2008.

•
IAG’s executives and directors and certain of their affiliates and special advisors own a total 1,250,000 shares of IAG’s common stock and have warrants to purchase another 185,000 shares for nominal consideration. In the aggregate these securities have a market value of $10,977,750 based on IAG’s share price of $7.65 as of August 8, 2008. However, as IAG’s directors, executives and special advisors and their affiliates are contractually prohibited from selling the referenced shares prior to September 5, 2009 (during which time the value of the shares may increase or decrease), it is impossible to determine what the financial impact of the stock purchase will be on IAG’s directors and executives; and

•
the transactions contemplated by the stock purchase agreement provide that IAG has the right to elect two members of the directors of CNC and up to two members of the current board and management could be elected to those positions and thereby be eligible for future compensation.

Reasons for the Stock Purchase by IAG and Recommendation of the Purchase by the IAG Board

As noted above under the heading “IAG Management Analysis”, IAG management conducted a due diligence review of Sing Kung that included an industry analysis, a description of Sing Kung’s existing business model and business operations and financial projections in order to enable IAG’s board of directors to ascertain the reasonableness of the proposed consideration. Throughout the negotiation process, IAG management continued to assemble and review relevant due diligence materials and, on March 25, 2008, delivered to its board the March Report, a due diligence package that included a summary of the information regarding Sing Kung that it had compiled through that date. The content of the March Report is further described above under the heading “Due Diligence Process and Report”. During its negotiations with Sing Kung and representatives of its stockholders, IAG did not receive services from any independent financial advisor, although it relied upon published, publicly available work from multiple independent professional, academic and government sources.

The IAG board of directors relied on the March Report and their own knowledge and experience to conclude that the stock purchase agreement with Sing Kung and certain of its stockholders is in the best interests of IAG’s stockholders. The IAG board of directors did not obtain a fairness opinion in making this determination.

Each member of IAG’s management and board of directors has substantial previous experience in performing and evaluating due diligence of acquisition targets and in valuing companies, including those operating in emerging markets such as China. Mr. Morro’s experience includes his work over the last 13 years as the Managing Director of three equity investment businesses, Heller Investments, Inc., BMO Nesbitt Burns Equity Partners (US), Inc. and investment affiliates of InterAmerican Advisors, LLC, and his other business activities before and since that have included principal investments in the equity of and memberships on more than 20 corporate boards that were themselves active in making acquisitions. Many of these were acquisitions in foreign countries, including China. As a principal of InterAmerican Advisors, LLC, Mr. Morro also advises clients on acquisition and valuation matters. Dr. Sinkin has extensive experience making and advising on acquisitions and business combinations in emerging markets. As the founder of InterAmerican Advisors, LLC and affiliates and as a result of his past board memberships for corporations, Dr. Sinkin is routinely involved in assessing corporate valuations as a principal and advising the firm’s clients on such matters. A member of IAG’s board of directors, Mr. Bazet, is currently CEO of Cobra Electronics, a public company in the United States that has been active making acquisitions and growing its operations in emerging markets including those in Asia. For more than 20 years prior to becoming CEO of Cobra, Mr. Bazet led acquisition and divestiture efforts for other companies he served in the capacity of President, CEO or Chief Restructuring Officer. Another director, Dr. Herminio Blanco Mendoza, sits on multiple corporate boards, including those of public companies and financial institutions such as BANORTE. He holds a PhD in Economics and is CEO of an international strategic consulting firm in Mexico that routinely advises clients on acquisition and valuation matters. He is an expert in acquisition matters, particularly in emerging markets. Mr. Wolfson, IAG’s third independent director, was a partner at Baker & McKenzie, a leading international law firm, prior to becoming General Counsel of CLARCOR, a U.S. public company. His professional practice for well over a decade has been heavily concentrated in advising both private and public corporations and assisting them to complete merger and acquisition transactions A high percentage of his work has involved transactions with companies in international and emerging markets. Collectively, the experience of these individuals in performing and evaluating due diligence of acquisition targets and valuing companies, including those operating in emerging markets such as China, enabled them to review the Sing Kung acquisition opportunity critically and thoroughly.

The IAG board of directors considered a wide variety of factors in connection with its evaluation of the Sing Kung stock purchase. While no single factor controlled the decision of the IAG board to enter into the stock purchase agreement or the final agreed upon consideration in the stock purchase, IAG’s board of directors reviewed information about Sing Kung’s industry, its competitors and its historical and prospective financial performance, together with the valuation analysis of IAG management that were provided in the March Report in order to assess whether the stock purchase is fair to IAG and in the best interests of IAG’s stockholders. Many of those factors, such as the urban planning experience and longstanding involvement with government institutions and policy-making committees were not quantifiable. Those that could be quantified, such as the value of the company if certain net income levels were achieved based on assumed price/earnings ratios, were quantified, and some of the factors considered, such as potential growth rates for Sing Kung and the sector in which it operates, were inherently quantitative in nature. The IAG board of directors did not consider it useful to assign relative weights to the specific factors it considered in reaching its decision. Rather, once it concluded that the pricing of the transaction would provide value to IAG’s stockholders in excess of the redemption value of their stock if projections of future net income and earnings multiples were approached or met, it focused instead on the relative collective weight of the other positive factors (of which there were many) and the negative factors (of which there were very few) in making its decision.

In considering and deciding to enter into the stock purchase, the IAG board of directors gave considerable weight to the positive factors discussed below, and they also considered the negative factors discussed below under the heading “Potential Disadvantages of the Business Combination with Sing Kung.”

Sing Kung represents an opportunity to invest in a growing, dynamic industry based in a strong economy.

A criterion important to IAG’s board of directors in approving an acquisition target was that the company be in an emerging or expanding industry in a strong and stable emerging market economy to maximize the potential for growth. While the urban planning and infrastructure development industry has been in existence for many decades, it is far from having reached maturity in China. China’s investment in modern urban infrastructure really only began after the country opened up international access roughly 30 years ago. Urban infrastructure has been developing rapidly for only two decades and it is still accelerating rapidly throughout the country because of urban growth pressures and the fact that it takes time to implement improvements widely in a country the size of China. The enormous capital requirements and scale of the projected infrastructure development requirements in China is fostering the implementation of innovative new mechanisms for efficiently implementing and financing infrastructure development projects. This dynamic situation was viewed as ideal for investment by the IAG board because of the opportunities created for a capable and nimble young company like Sing Kung that is trying to establish itself as a leader in integrated urban planning and development. For more information on the Chinese urban infrastructure market, see “About Sing Kung and Affiliates - Market Overview.”

In addition to operating in an attractive sector, Sing Kung is focused on building its business in China. The PRC is generally recognized as having one of the world’s strongest economies, with real annual growth above 7% for more than a decade and recent GDP growth rates in excess of 10% per annum. In addition, the PRC government has substantial financial reserves to allocate to infrastructure development, either through direct funding of municipalities or through government-controlled development banks, and the Central Committee has made city development and redevelopment a priority in its 5-year plan. The IAG board concluded that these economic fundamentals would be very positive for companies serving China’s municipal sector and this conclusion enhanced the IAG board’s favorable assessment of Sing Kung.

Sing Kung demonstrates high potential for future growth in net income.

From the outset of its search for a target, IAG’s management sought a company that had established business operations, that was generating current revenues and profits and that had the potential to experience rapid growth in net income in the future if capital and other constraints were lowered. All of these are important factors in driving stockholder value. Based on its evaluation of Sing Kung, the IAG board considered the potential for growth in net income to be one of the strongest factors favoring a business combination between IAG and Sing Kung.

IAG’s board of directors determined that Sing Kung has developed a business model that is unusually scalable; it has the management infrastructure to execute effectively as it grows; and the company and its management have credibility and a favorable reputation within the relatively small community of government leaders who guide and approve municipal development. These factors, coupled with the rapidly growing demand for its services and turnkey development expertise, support the company’s potential for growth. The effectiveness of Sing Kung’s positioning is borne out in the results through August 5, 2008. The project backlog was bolstered by the award of additional projects with a total estimated value of more than $400 million and first quarter revenue increased from $1.45 million to 25.4 million vs. that of the SK Group for prior year and net income was $8.55 million for the first three months of 2008. For additional specific reasons such as those set for below, IAG’s board of directors concluded that Sing Kung has the ability, and following the business combination with IAG will have the capital, to continue the rapid growth and high margins that it has recently demonstrated:

•
Since its formation roughly three years ago, Sing Kung has demonstrated its ability to deliver turnkey infrastructure projects and it has become an accepted planning and development partner for municipal governments; it and its management are also recognized as being an effective solutions provider for municipal leaders struggling with meeting the demands of urbanization.

•
The use of carefully-selected outsource partners for performing staff-intensive functions such as civil engineering and capital-intensive functions such as civil construction allows Sing Kung to respond rapidly to new contract opportunities without geographic limitations and without the necessity of high fixed costs. This strategy also helps Sing Kung maintain net margins during periods of fluctuating income such as the winter months when construction activity is limited by weather.

•
Sing Kung’s senior managers, urban planning professionals and economists are involved in more than 30 urban planning projects at various stages of completion that provide a pipeline of future opportunities to propose on BT infrastructure developments. Many of these are multi-phase, multi-year projects with individual project values in excess of RMB1 billion. Without further expanding its relationships, Sing Kung appears well positioned to continue to grow at or above the rates projected by its management.

•
Sing Kung’s careful focus on planning and sponsoring municipal developments that have a sound economic basis helps it achieve accelerated repayment of municipal receivables that permits its capital to be reinvested in new projects to feed continuing growth. Sing Kung’s attention to project economic viability also benefits its municipal clients who can more quickly and effectively access development bank financing or realize revenues from land use and thereby generate funding for future needs. Success for its municipal clients adds to Sing Kung’s reputation and limits the necessity for it to win bids solely because it offers the lowest price.

•
For statutory and political reasons, China’s municipalities do not have completely open access to the international financial markets for funding municipal development. The PRC government’s authorization of BT developments was a first step in broadening municipal access to private financing, but currency control policies and government efforts to manage inflation suggest that continued opening of such access will come over a period of years. The number of companies currently positioned to credibly execute BT infrastructure developments for municipalities is relatively small compared with the potential demand and projects are seldom won based primarily on bid price. Indeed, most awards are made at scheduled prices set by the government and awards are usually made based on other bid elements including the developer’s execution capability, commitments to use local resources and proposed terms of repayment. This dynamic is expected to help preserve margins for Sing Kung, especially if it continues to be successful in achieving accelerated repayments from municipalities, and thus reduces its need and cost for capital.

In view of the opportunities for Sing Kung to sustainably increase revenues, combined with the reasonable prospect that it will preserve its margins, Sing Kung is poised for a high rate of growth in profits over the next several years. Future profitability is a key consideration in determining the value of a business. The IAG board of directors concluded that, should the stockholders approve the business combination between Sing Kung and IAG, sustained increases in the share price of IAG common stock could be achieved, providing substantial benefit to the IAG stockholders.

The experience of its management favors Sing Kung’s continued success.

Another criterion important to IAG’s board of directors in identifying an acquisition target was that the company have a seasoned management team with specialized knowledge of the markets within which it operates and the ability to lead a company in a rapidly changing environment. IAG’s board of directors concluded that Sing Kung’s management meets those requirements. They have assembled specialist capability in critical urban and economic planning, consortium organization, project management and commercialization and financing that can deliver comprehensive infrastructure development solutions for growing and resource-constrained municipalities within the PRC today. The success and experience of Sing Kung’s executive team and its ability to draw on and integrate specialized knowledge and relationships was also judged to be a major factor favoring the company’s future expansion and making it difficult for competitors to replicate. The accomplishments and high levels of profitability achieved by the enterprise in only three years is clear demonstration of the capabilities of its management team.

Sing Kung’s acceptance as a planning resource and trusted counterparty for urban development by institutional authorities and municipalities in China is expected to help sustain its growth and profit opportunities and lower risks to stockholders of the combined company.

The PRC government bureaucracy is highly focused on the achievement of planning and policy objectives. Companies and individuals that are perceived to be instrumental in realization of those objectives tend to enjoy additional opportunities and a high level of support from authorities operating within the country’s political system. Sing Kung has succeeded in establishing itself as a recognized and reliable resource for municipal governments, the NDRC, and various development banks dealing with urban infrastructure expansion. Without this, Sing Kung’s growth plan would not be credible. Having passed this hurdle, if Sing Kung continues to perform as expected for its municipal clients, it will have the benefit of strong referrals from within its universe of target customers and constituents. The IAG board concluded, based on its members’ previous experience in dealing with companies operating in the PRC, that Sing Kung:

•	will have standing and access to centers of political influence that will meaningfully broaden the set of growth opportunities open to it over time;

•	will be able to resolve operating problems on a time frame and using resources not generally available to all competitors operating in its sector; and

•	will preserve access to information that gives it a competitive advantage or lowers its investment and execution risks.

These advantages of being accepted by and having access to the country’s political authorities could significantly help Sing Kung build and sustain share value over time.

A business combination with IAG would add substantially to Sing Kung’s momentum.

Sing Kung has achieved recognition as a qualified urban infrastructure solutions provider and developer in China as a private company. As a result, Sing Kung has opportunities to undertake more attractive and larger-scale projects than its capital resources currently permit, i.e. capital limitations are its greatest current constraint. However, as a result of the proposed business combination between IAG and Sing Kung, the combined company’s capital resources would be augmented by IAG’s cash and possibly by proceeds from the exercise of its warrants. Sing Kung would also acquire the positive attributes of a public company, including the credibility of being supported by public market investors and transparency about its financial condition that would reinforce its strengths apparent to government leaders and to other capital providers for projects the company wishes to sponsor in the future. Those attributes were deemed likely by the IAG board to be helpful in building the momentum of Sing Kung for further growth in a number of ways. For example, being public could facilitate access to even more capital for the combined company at a comparatively low cost (from borrowing, a supplementary public offering, or use of its own stock as consideration) in the event it decides to push for additional organic growth or to augment organic growth through acquisitions. The attributes of being a public company might also further enhance the combined company’s access to attractive projects. IAG’s board concluded it would help the combined company attract and retain top management talent needed to sustain growth and forecast financial performance.

Sing Kung will be able to execute its business plan if the transaction is approved, even if the maximum possible number of IAG’s public stockholders vote against the stock purchase and exercise their conversion rights.

IAG’s board of directors considered the risk that just under 20% of the current public stockholders of IAG could vote against the stock purchase and demand to convert their shares for cash. That would not prevent the transaction from closing, but it would reduce the amount of cash available to the combined companies following the stock purchase from approximately $43 million to roughly $34 million. In the course of its deliberations, IAG’s board of directors deemed that having a lesser amount of capital available at the closing of the business combination would be sufficient to allow Sing Kung to achieve its near-term objectives. Moreover, having a lesser amount of capital would not place any limitations on the combined company to access the capital markets at a future time in order to meet its growth needs.

Due diligence information materials supported the recommendation of IAG management that the IAG board should approve the acquisition.

In performing the analysis described above, IAG’s board of directors had the benefit of being able to review the March Report prepared by IAG management and had access to other due diligence materials as requested. The contents and findings of the March Report have been further described above under the heading “Due Diligence Process and Report”. The March Report provided a basis on which the IAG board could evaluate the Sing Kung acquisition. At the time of the IAG board approval, some diligence materials customary for a transaction of this nature that confirmed the company’s historical performance or financial condition had not been gathered or were not available. In such cases, the March Report delineated assumptions to be confirmed before the transaction was finalized. The board’s approval of the transaction was conditioned on receipt of confirmatory diligence materials in form satisfactory to IAG management and consistent with assumptions set forth in the March Report. Subsequent to the board action of March 27, 2008 and prior to effectiveness of the stock purchase agreement, IAG management received and reviewed diligence materials and disclosures in connection with Sing Kung’s representations and warranties that were satisfactory and met the board’s conditions.

Valuation information considered by the IAG board supported the recommendation of IAG management that the IAG board should approve the acquisition.

IAG management conducted sensitivity analyses to evaluate, in part, the impact that additional capital availability could have on Sing Kung’s earnings. The results were used in an analysis of the Sing Kung transaction value that was included in the March Report prepared for the board. Utilizing the SK Peer Group and the valuation methodology described below under the heading “Acquisition Valuation and Satisfaction of 80% Test”, IAG management assessed Sing Kung’s value based on expected current-year and forward earnings. The analysis based on current-year net earnings using the incentive target amount ($38 million) as the base line for valuation yielded a fair market value for Sing Kung of $720 million, well above the $411 million of consideration being paid to the Sing Kung Stockholders even if the IAG common stock were to be valued at a price per share based upon the funds held in trust.

In an effort to assess the impact of the business combination (and additional capital availability) on the value of the combined business, two scenarios were evaluated, each incorporating consistent revenue recognition and margins assumptions. Scenario I was management’s forecast (slightly above the incentive target levels of $38 million for 2008 and $56 million for 2009). Scenario II included additional project activity that could be undertaken by Sing Kung if it had access to all of IAG’s cash in trust assuming that the transaction was consummated after the third quarter of 2008. The scenarios differ only in that the second assumes full utilization of capital resources available from IAG to drive increased revenue. Both scenarios assume that collection of municipal receivables would be accelerated and would be collected within two years as projected by Sing Kung management. Revenues and net earnings for each scenario are shown in the table below:

Fiscal Year Ending	12/31/07	12/31/08	12/31/09	12/31/10
	Scenario I – Management Forecast
Sales ($millions)	1.6	64.3	98.6	138
Net Earnings ($millions)	1.9	40.3	61.7	86.4

Fiscal Year Ending	12/31/07	12/31/08	12/31/09	12/31/10
	Scenario II – Forecast with IAG Cash Available
Sales ($millions)	1.6	72.5	154	230.5
Net Earnings ($millions)	1.6	46.2	98.2	146.9

The IAG board of directors recognized that projections are only estimates of future operating results rather than guarantees of future performance. Because of the inherent uncertainties associated with these projections, the IAG board of directors did not request that the projections provided by Sing Kung be subject to any representations or warranties in the stock purchase agreement. The IAG board recognized that the future operating results of Sing Kung will be affected by numerous factors, including those discussed in the "Risk Factors" section of this proxy statement prospectus, most of which are outside of the control of IAG, Sing Kung, CNC, and their respective boards and executive officers. As such, the IAG board viewed the projections as a means to validate its conclusions about the prospects for continued growth of Sing Kung’s business; the Board urges IAG stockholders not to assume that future operating results will conform to these projections. In spite of the best efforts of CNC and Sing Kung, actual operating results will differ from these projections.

In its valuation analysis giving effect to increased availability of financial resources as a result of the acquisition, IAG management compared values for the combined business under Scenario I and Scenario II based on the average forward PE ratio for the SK Peer Group, discounted by 30%, and utilizing the 2009 net income numbers from the table above. The impact of the additional capital on valuation is as follows:

Forward Value - Combined Business
(millions)
Scenario I	$734
Scenario II	$1,169

The 59% increase in enterprise value (the value of 100% of the combined company) from Scenario I to Scenario II was evidence to the IAG board of the beneficial effect of the business combination. On a fully-diluted per share basis, after taking into account the capital and shares of the combined company after the acquisition and the potential exercise of the outstanding warrants of IAG, the additional capital availability was calculated to generate an increase in value per share from $13.99 to $18.16.

Based on this analysis, IAG management concluded that even without the benefit of utilizing IAG’s cash to expand the scale of Sing Kung’s business, that the enterprise value of Sing Kung was favorable relative to the price being paid, and thus is fair to IAG’s stockholders, considering the price they had paid for IAG’s stock in its public offering and the prospects for near-term and long-term increases in the share price. IAG management further concluded that having access to the cash from IAG following the business combination would enhance the value to all stockholders because growth could be accelerated beyond the levels forecast by management. On the basis of the analysis, IAG management concluded that the stock purchase was fair from a financial point of view to IAG stockholders. IAG’s board of directors concurred and that determination was a factor in their approval of and recommendation of the acquisition to IAG’s stockholders. The discussion presented below under the heading “Valuation and Satisfaction of the 80% Test,” together with the information described above, sets forth the full analysis presented by IAG management to the IAG board on this aspect of the Sing Kung acquisition.

Potential Disadvantages of the Business Combination with Sing Kung

The IAG board of directors also evaluated potential disadvantages of a business combination with Sing Kung. They were not able to identify any meaningful factors associated specifically with the infrastructure development sector in China, which appears to be one of the strongest in the country.

The IAG board noted Sing Kung’s lack of operating history and the very large increase in the scale and scope of its operations between 2007 and 2008. The depth of experience of its management team and its execution partners in planning, financing and executing large scale urban infrastructure and construction projects for other enterprises mitigated this concern.

A significant potential drawback of the transaction with Sing Kung is the possibility of unevenness in its revenues due to the fact that the projects on which Sing Kung is bidding are large and few relative to its projected revenue for 2008 and 2009. This project concentration creates the potential for variability arising from both the project award process and the potential for material delays that might occur in any single project due to force majeure events. A material delay in any single contracts could cause substantial shifts in revenues and earnings for a given fiscal year, which could lead to volatility in the company’s share price. The Board concluded that this aspect of Sing Kung’s business was offset the positive aspects of the transaction, especially since the company is growing rapidly and as it does so, the tendency will be for its work flows and revenues to even out.

In addition, the IAG board believed that the substantial array of project opportunities on which Sing Kung can potentially bid provides a relatively quick and easy means of compensating for a potential unevenness in revenues. Specifically, the relatively short-term duration and immediacy of potential projects gives Sing Kung the ability to substitute replacement projects for some of its planned projects if they do not come to fruition or are delayed. As a result of the ability to compensate fairly readily for this factor when assessing the performance of Sing Kung, the IAG Board believed that its likely effects were within parameters it and public markets investors would find acceptable.

The IAG board of directors also identified other factors that it considered to be potential negative aspects of this transaction. The heavy reliance of Sing Kung on infrastructure projects leaves it vulnerable to a general downturn of activity in those areas in China. However, all candidates considered for a business combination presented a similar vulnerability to industry-wide trends.

Another consideration was the uncertain ability of the Sing Kung management team, which will become the management of CNC, to attract, train and integrate personnel and internal controls and infrastructure needed to handle its anticipated growth. The board of IAG recognized this to be a realistic concern. However, it concluded that the benefits of growth opportunities outweighed the disadvantages of management challenges and risks that such growth would create. Moreover, the awareness of this issue and the stated commitment of Sing Kung management to build management bench strength, particularly at the project management level, provided the IAG board with some comfort that the Sing Kung management would meet the challenges of rapid growth.

A failure of Sing Kung to achieve acceleration of municipal repayments from their contractual schedules would result in higher requirements for capital than forecast, would increase costs, and could constrain the company’s growth rate. The IAG board concluded that the strength of the PRC economy, the apparent stability and creditworthiness of the government, and the relative attractiveness of government debt as compared with private debt made it likely that Sing Kung would be able to monetize its government receivables through sale or by pledging them as collateral for loans if expectations for accelerated repayments were not achieved. Consequently, the board concluded that the risks associated with holding PRC municipal debt were acceptable in light of the overall transaction dynamics.

Similarly, the need for the management of Sing Kung subsequent to the business combination to alter its perspective from that of managing a private company to that required for a company whose stock will be publicly traded in the U.S. is a legitimate concern that was considered by the IAG board. However, that same concern would apply to any private company with which IAG sought to combine. The management of IAG has attempted to ensure that the management of Sing Kung appreciates those obligations and will be committed to fulfilling them. In addition, the board of directors considered the long experience of Sing Kung’s Chairman, Mr. Gao, and Sing Kung’s Chief Architectural and Urban Planning Officer, Professor Zhu, in having held senior positions with major Chinese institutions to be a factor that favored Sing Kung as an acquisition target relative to other prospects in this regard.

Acquisition Valuation and Satisfaction of 80% Test

It is a requirement that any business acquired by IAG have a fair market value equal to at least 80% of its net assets at the time of acquisition, which assets shall include the amount in the trust account. Based on the financial analysis of IAG management, the IAG board of directors determined that this requirement was met and exceeded.

To determine the value of Sing Kung, IAG management compiled for the IAG board a list of 8 public companies (the “SK Peer Group”) that are involved in infrastructure construction and development with significant emerging markets exposure. For various reasons, none of these companies is believed to be a precise analog of Sing Kung, and IAG was unable to identify any public company that it felt was directly comparable. In order to make a comparison, IAG management recast the forecast revenue of Sing Kung (at the level that triggers the distribution of stock incentives to Sing Kung Stockholders, a level that to be conservative is lower than the management forecast) to reflect inclusion of BT project costs that are now separately allocated to other BT consortium members. This allows a comparison with the financial results of engineering/construction companies who operate primarily with subcontractors rather than in BT consortiums that more specifically allocate revenue and cost accountability among consortium members. As recast, it was evident that Sing Kung had characteristics similar to a cohort of high-ROE (return-on-equity) engineering construction companies that IAG management feels constitute an appropriate peer group for valuation purposes. The referenced projected financial metrics for Sing Kung are shown in the table below together with financial ratios for the peer group companies.

	SK Peer Group Analysis

	P/E	Forward P/E	Market Cap ($ millions)	ROE (%)		Net Income Margin (%)

Chicago Bridge & Iron Co. NV (NYSE: CBI)	25.3	14.6	4,417	26.1		3.8
Fluor Corporation (NYSE: FLR)	39.1	25.0	17,417	26.6		3.2
Perini Corp. (NYSE: PCR)	11.6	10.6	1,141	31.7		2.1
China Architectural Engineering Inc. (AMEX: RCH)	39.6	18.0	595	33.0		13.9
Balfour Beatty PLC (LN:BBV)	11.0	10.5	3,764	34.7		2.3
China Railway Construciton Corp. (HK: 1186)	39.0	21.9	20,754	59.8		1.3
McDermott International, Inc. (NYSE: MDR)	24.3	17.0	13,504	75.5		10.8
Foster Wheeler Ltd. (NASDAQ: FWLT)	26.4	18.5	11,371	123.6		7.7
Average	27.1	17.0	9,120.3	51.4		5.6

Sing Kung				60	(1)	16	(2)

Notes:	1) Calculated as net income/capital required to generate it
2) After including all project revenue and costs as if sub-contracted

The IAG board made several assumptions in deriving statistics about Sing Kung that were used solely for the purpose of management’s determining a value of Sing Kung. It assumed net income for 2008 of $38.0 million, an amount equal to the incentive target and consistent with run-rate margins and administrative expense levels. The projected net income for 2008 was considered to be conservative in light of the company's existing project backlog and pending project proposals and the terms of the contracts applicable to each. The board also took into account the provisions in the stock purchase agreement that were intended to deal with the effects of any potential shortfall in revenue during 2008. These provisions were believed to be sufficient to ensure minimum earnings per share level in 2008 that underpinned the board’s assessment of value.

The IAG board relied on the comparable company method in its evaluation of the value of Sing Kung. For calculation purposes, it used 52,463,719 as the number of Sing Kung shares outstanding before the transaction and 59,648,718 as the number of shares outstanding immediately after the transaction assuming acquisition of 100% of the Sing Kung common stock and exercise of warrants held by IAG management and IAG special advisors to buy 185,000 shares of stock for nominal consideration. The fully diluted calculations post-transaction would include the additional shares issuable by the exercise of IAG’s outstanding warrants (another 7,000,000 shares).

Under the comparable company analysis the average price earnings ratio for the SK Peer Group of 27.1 was used in order to determine the value of the business. The price earnings ratio of 27.1 was discounted by 30% because Sing Kung is a private company with a smaller market capitalization than the peer group and with a shorter operating history. This yielded a PE of 19.0. Although this discount is large and it could be argued that Sing Kung’s growth rate and the productivity of its capital might justify a premium to many peer group members, the board felt that private company valuations, especially in emerging markets, were typically and justifiably lower than those of public companies. Although the value of Sing Kung would only be relevant to IAG's stockholders if the acquisition is completed and this could be argued to justify using a public company value for the transaction, the board believed it was prudent to be conservative in its valuation. The discount of 30% was based on the collective experience of the board members and was considered to be an appropriate reflection for the expected change in value that emerging market investors would expect following the completion of an IPO for a private company with limited operating history. Another way of looking at this factor is the amount of discount an investor providing capital to a private company would expect to enjoy relative to the price that investor would be willing to pay for an investment in a comparable publicly traded company's stock. Based on net income of $38 million for 2008 and a discounted price/earnings ratio of 19.0, the calculated fair market value of Sing Kung on a stand-alone basis would be $722 million at year end, the estimated point at which the acquisition was expected to be voted on by IAG stockholders.

In its evaluation of the transaction value, the IAG board assessed the amount of consideration to be delivered to the Sing Kung Stockholders relative to the value of the Sing Kung based on the peer analysis. The table below shows the value of consideration (CNC shares) to be paid to the Sing Kung Stockholders under two scenarios at different stock prices. The IAG common stock price as of March 27, 2008 and the value of the IAG funds in trust were known to the IAG board of directors at the time they approved the transaction and the common stock price on the effective date was known to IAG management at the time of execution of the stock purchase agreement. The values in the column reflecting all eligible shares participating in the exchange offer represent the value for 100% of the equity of Sing Kung. Based on this, the value of the IAG common stock paid to the Sing Kung Stockholders was between 54% and 57% of the fair value of Sing Kung depending on the assumed common stock price for IAG.

Value of Consideration Paid to Sing Kung Shareholders

	Shares Participating in Exchange Offer
IAG common stock price per share	None	All eligible shares (5,463,719)

$7.42 (price as of March 27, 2008 - date of IAG board approval)	$348,740,000	$389,280,795
$7.38 (price as of May 15, 2008 - effective date of stock purchase agreement)	$346,860,000	$387,182,246
$7.85 (value per share of IAG funds in trust)	$368,950,000	$411,840,194

The IAG board also considered the value of the combined business to stockholders after the completion of the business combination. Based on the assumed 59,648,718 shares that will be outstanding upon completion of the stock purchase, the Board computed a per share price of $12.09 based on net income of $38 million (the incentive target level) for 2008 and a price/earnings ratio of 19.0. That was approximately 50% higher than the redemption value of IAG’s common stock. Stockholders should note that these evaluation computations are not predictions of the actual market price of IAG (or CNC) upon consummation of the transaction or at any time after that.

From the standpoint of the satisfaction of the 80% test, the IAG board concluded that because Sing Kung is a service company with few tangible assets, the fair market value of Sing Kung’s securities rather than the fair market value of its assets was the correct basis on which to calculate the 80% test. The fair market value of $722 million for 100% of the equity interests of Sing Kung is more than sixteen times IAG's net asset value, which is represented almost entirely by the amount it holds in trust (about $45 million). As another reference point, the imputed value of Sing Kung based on the arms length private equity investment with Chardan China Investments, LLC and co-investors was $262 million at the end of April 2008, 5.8 times IAG’s net asset value. Notwithstanding the conclusions of the IAG board about the correct interpretation of the 80% test, if Sing Kung achieves its net earnings target for 2008, the net book value of its stockholders equity will be in excess of $42 million, 93% of the value of IAG’s net asset value.

The IAG board of directors believes, because of the financial skills and background of several of its members, it was qualified to make this analysis itself and conclude that the acquisition of the Sing Kung common stock met the 80% requirement without recourse to an independent source. By conducting this analysis internally (as opposed to obtaining a third party determination of the satisfaction of the 80% test and the fairness of the transaction to the IAG stockholders), the IAG board may have assumed additional potential liability in the event of a challenge to the board's actions. Under Delaware law, a director is fully protected in relying in good faith upon the opinions, reports or statements presented by a person as to matters the director reasonably believes are within such person's professional or expert competence and who has been selected by reasonable care. Without that protection afforded by a third party determination, directors could have additional liability (and IAG could be required to provide indemnification to the directors) if the decision to acquire Sing Kung was determined to be in violation of the board's fiduciary duties and not covered by the limitations on director liability contained in IAG's certificate of incorporation.

Anticipated Accounting Treatment

The stock purchase transaction will result in the current stockholders of Sing Kung obtaining a majority of the voting interests in CNC. Generally accepted accounting principles require that the company whose stockholders retain the majority voting interest in a combined business be treated as the acquirer for accounting purposes. Since IAG does not have any assets with operating substance except cash and short-term investments, the transaction has been accounted for as reorganization and recapitalization of Sing Kung. The stock purchase transaction utilizes the capital structure of IAG and the assets and liabilities of Sing Kung are recorded at historical cost. Although Sing Kung will be deemed to be the acquiring company for accounting and financial reporting purposes, the legal status of CNC as the surviving corporation will not change.

Regulatory Matters

The stock purchase and the transactions contemplated by the stock purchase agreement are not subject to the HSR Act or any federal or state regulatory requirement or approval in the United States, Hong Kong or British Virgin Islands, except for filings necessary to effectuate the transactions contemplated by the stock purchase proposal with the State of Delaware and the British Virgin Islands. Counsel for Sing Kung will provide IAG with an opinion at closing that (1) the formation of Century City by Sing Kung received the requisite approval under China’s Foreign Invested Enterprise Law , (ii) the acquisition of SNC by Century City still requires final approval pursuant to Rules for Investment in China by Enterprises with Foreign Investment, but no adverse ruling or other notice has been received following the filing of the initial application for such approval, and (iii) other than a requirement to provide notice after-the-fact, we do not believe that the M&A Regulations that took effect on September 8, 2006 apply to the acquisition of Sing Kung by CNC.

Conclusion of the Board of Directors

After careful consideration, IAG’s board of directors determined unanimously that each of the stock purchase proposal, the redomestication merger proposal, and allocation of shares to the equity plan is fair to and in the best interests of IAG and its stockholders. IAG’s board of directors has approved and declared advisable the stock purchase proposal, the redomestication merger proposal, and the equity plan and unanimously recommends that you vote or give instructions to vote “FOR” each of the proposals to adopt the stock purchase proposal, the redomestication merger proposal and the equity plan proposal.

The foregoing discussion of the information and factors considered by the IAG board of directors is not meant to be exhaustive, but includes the material information and factors considered by the IAG board of directors.

Certain Material United States Federal Income Tax Consequences of the Stock Purchase

It is the opinion of Kramer Levin Naftalis & Frankel LLP that IAG should not recognize any gain or loss for United States federal income tax purposes as a result of the purchase of Sing Kung stock pursuant to the stock purchase agreement.

THE STOCK PURCHASE AGREEMENT

The following summary of the material provisions of the stock purchase agreement is qualified by reference to the complete text of the stock purchase agreement, a copy of which is attached as an annex to this proxy statement/prospectus and is incorporated by reference. All stockholders are encouraged to read the stock purchase agreement in its entirety for a more complete description of the terms and conditions of the stock purchase.

Structure of the Stock Purchase and Redomestication Merger

At the effective time of the stock purchase agreement, IAG will be merged with and into CNC, and CNC will continue as the surviving company. All of the stock of IAG will be converted into the right to receive stock in CNC on a one-for-one basis. CNC will purchase substantially all of the issued and outstanding common stock of Sing Kung for 47,000,000 shares of common stock, of which 9,500,000 shares will be held in escrow and released to the Sing Kung Stockholders only if Sing Kung’s earnings for fiscal years 2008 through 2012 reach certain targets, and, based on the financial performance of the combined company, the additional consideration described below. Through its acquisition of Sing Kung, CNC will obtain a controlling interest in the Subsidiaries.

Closing and Effective Time of the Stock Purchase

The closing of the merger will take place promptly following the satisfaction of the conditions described below under “Conditions to the Completion of the Acquisition,” unless IAG and the Sing Kung Stockholders agree in writing to another time.

Name; Headquarters; Exchange Listing

After completion of the stock purchase:

•	the name of the combined company will be CNC Development Ltd.;

•
the corporate headquarters and principal executive officers will be located at Suite 909, Building 9, 970 Dalian Road, Shanghai City, CHINA PC200092, which is currently the Sing Kung corporate headquarters; and

•	CNC intends to apply for the quotation of the combined company’s common stock, warrants and units on the Nasdaq Stock Market.

Purchase Price

The Sing Kung Stockholders will receive an aggregate of 47,000,000 shares of CNC common stock for substantially all of the outstanding common stock of Sing Kung, of which 9,500,000 shares will be held in escrow and released to the Sing Kung Stockholders as set forth below.

The additional 9,500,000 shares referred to above held by the Sing Kung Stockholders plus 500,000 shares held by Sing Kung stockholders who are not party to the stock purchase agreement (“EPS Adjustment Shares”) will be issued, held in escrow and distributed pro rata to the contributors of the EPS Adjustment Shares if Sing Kung (or, after the business combination, CNC) meets the earnings target for 2008. If it fails to do so, the Sing Kung Stockholders and other stockholders will receive instead that portion of the 10,000,000 shares that would result in the company achieving the same earnings per share that it would have had if it had met the 2008 target. This adjustment will ensure that the company is fairly valued in the event that actual results vary from expectations. If less than all of the EPS Adjustment Shares are distributed after the 2008 net income is determined, then the Sing Kung Stockholders and other stockholders will receive the undistributed balance from escrow if and when the company achieves its earnings target for any of the subsequent fiscal years through 2012. If the contributors are not entitled to receive the balance of the EPS Adjustment Shares based on the results up to and including fiscal year 2012, then the company will have the right to repurchase all undistributed shares for $0.0001 per share (a maximum of $1,000).

As additional consideration, the Sing Kung Stockholders will be issued an aggregate of up to 13,500,000 shares of common stock of CNC as a result of the net operating after-tax profits of CNC for the fiscal years 2008 through 2012 if CNC generates net operating profits (excluding any profit from an acquisition by CNC that involves the issuance of securities that has a dilutive effect on the holders of common stock of CNC). The target net operating profits for CNC and schedule of additional shares issuable to Sing Kung Stockholders upon achieving the net operating profit for such fiscal year are as follows:

Year ending December 31,	Net Operating Profit (after taxes)	Additional Shares Issuable

2008	$38,000,000	1,100,000
2009	$56,000,000	3,100,000
2010	$80,000,000	3,100,000
2011	$112,000,000	3,100,000
2012	$151,200,000	3,100,000

Representations and Warranties

The stock purchase agreement contains a number of generally reciprocal representations and warranties that the Sing Kung Stockholders and IAG have made to each other. These representations and warranties relate, as applicable, to:

•	organization, standing, power;

•	capital structure;

•	authorization, execution, delivery, enforceability of the stock purchase agreement;

•
absence of conflicts or violations under organizational documents, certain agreements and applicable laws or decrees, as a result of the contemplated transaction, and receipt of all required consents and approvals;

•	absence of certain changes or events since December 31, 2007;

•	litigation;

•	compliance with applicable laws;

•	absence of brokers;

•	absence of undisclosed liabilities;

•	completeness and truthfulness of the information and provisions in the stock purchase agreement; and

•	survival of representations and warranties.

Sing Kung and the Sing Kung Stockholders also make representations to IAG and CNC relating to Sing Kung and the Subsidiaries regarding:

•	ownership of the subsidiary stock;

•	labor relations and employee plans;

•	taxes, tax returns and audits;

•	title to and condition of assets;

•	licenses and permits;

•	the absence of illegal or improper transactions;

•	financial condition;

•	the collectability of accounts receivable;

•	the nature and condition of inventory;

•	the contracts to which they are parties and any other obligations and commitments;

•	intellectual property rights;

•	real property;

•	certain personal property;

•	non-real estate leases;

•	insurance;

•	the accuracy and completeness of books and records; and

•	related party transactions.

The Sing Kung Stockholders also make representations to IAG regarding:

•	the acquisition of CNC common stock being solely for Sing Kung Stockholders’ own account;

•	Sing Kung Stockholders’ status as accredited investors;

•	the adequacy of the information Sing Kung Stockholders received regarding IAG;

•	the restricted nature of the securities that they will receive under the stock purchase agreement; and

•	the placement of legends on the certificates representing the securities issued to them under the stock purchase agreement.

IAG also makes representations to the Sing Kung Stockholders regarding:

•	filings with the SEC and the accuracy and completeness of the information contained in those filings, including the financial statements and the lack of undisclosed liabilities;

•	Valid issuance of CNC common stock;

•	accuracy of information contained in the financial statements;

•	filings with the SEC and the accuracy and completeness of the information contained in those filings, including the financial statements and the lack of undisclosed liabilities; and

•	the amount of funds contained in the trust account maintained for IAG.

Materiality and Material Adverse Effect

Many of the representations and warranties made by the Sing Kung Stockholders are qualified by materiality or the use of the term “material adverse effect.” For the purposes of the stock purchase agreement, a “material adverse effect “means a material adverse effect on the business, assets, operations, financial condition, liquidity or prospects of either Sing Kung or the Subsidiaries, separately and as a whole.”

Several of the representations and warranties made by IAG are qualified by materiality. However, only IAG’s representation and warranty related to the absence of certain changes and the absence of litigation is qualified by the use of the term “material adverse effect.”

Interim Operations of IAG and Sing Kung

Interim Covenants relating to the Subsidiaries and Sing Kung. Under the stock purchase agreement, the Sing Kung Stockholders have agreed to use their commercially reasonable efforts to cause Sing Kung and the Subsidiaries to conduct business in the usual, regular and ordinary course, in substantially the same manner as previously conducted. In addition to this agreement regarding the conduct of business generally, subject to specified exceptions, the Sing Kung Stockholders have agreed that, except as otherwise expressly permitted or required by the stock purchase agreement, they will use their commercially reasonable efforts to cause Sing Kung and the Subsidiaries to:

•	not declare, set aside or pay any dividends on, or make any other distributions in respect of, any of their capital stock;

•	not pledge, sell, transfer, dispose or otherwise encumber or grant any rights or interests to any others in the Sing Kung and the Subsidiaries stock;

•
not pledge, sell, transfer, lease dispose of or otherwise encumber any property or assets of Sing Kung or the Subsidiaries other than in accordance with past practice or in the normal course of business;

•
not issue, deliver, sell or grant any shares of capital stock of Sing Kung or the Subsidiaries, any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any shares of capital stock;

•
not make or agree to a general wage or salary increase or enter into any employment contract, increase the compensation payable or to become payable to any officer or employee of Sing Kung or any Subsidiary or adopt or increase the benefits of any bonus, insurance, pension or other employee benefit plan, payment or arrangement, except for those increases consistent with past practices, normally occurring as the result of regularly scheduled salary reviews and increases, and except for increases directly or indirectly required as a result of changes in applicable laws;

•	not amend the organization documents of Sing Kung and the Subsidiaries;

•	not merge or consolidate with, or acquire all or substantially all the assets of, or otherwise acquire, any other business operations;

•	not make any payments outside the ordinary course of business;

•	not make any capital expenditures, except in accordance with prudent business and operational practices consistent with prior practice;

•	not take any action to cause an adjustment in the conversion rate of the stock issued in connection with the bridge transaction;

•	provide IAG with access to information regarding the business of Sing Kung and the Subsidiaries;

•	maintain in effect insurance of the types and in the amounts customarily acquired to protect the assets and business of Sing Kung and the Subsidiaries;

•	protect the confidential information of Sing Kung and the Subsidiaries that IAG has received in the course of the negotiations;

•	refrain from competing with Sing Kung and the Subsidiaries;

•	refrain from any discussions or negotiations with any other party regarding the issuance of any capital stock or the sale or transfer of any portion of the business of any Subsidiary;

•	refrain from engaging in any transaction involving the securities of IAG;

•	disclose certain material information that arises or comes to be known between the date of the stock purchase agreement and the date of the closing;

•
use their commercially reasonable efforts to obtain all authorizations, consents, orders and approvals that may be or become necessary for their execution and delivery of, and the performance of their obligations pursuant to, the stock purchase agreement;

•	not acquire any rights to or use any of the intellectual property of Sing Kung or the Subsidiaries;

•	pay any taxes that become due as a result of the issuance to them of CNC common stock;

•	provide to IAG such information as is necessary regarding Sing Kung and the Subsidiaries as is required under the rules of the SEC for the proxy statements;

•	provide to IAG interim internal financial and management reports regarding the conduct of the business of Sing Kung and the Subsidiaries;

•
establish a planning center, identify prospective board members, appoint key personnel, deliver new and revised audited financial statements, establish a company website and employ certain professionals;

•	comply with the Sarbanes-Oxley Act by the earlier of October 31, 2008 and the closing;

•	not take or agree to take any action that would cause a breach in the representations and warranties contained in the stock purchase agreement; and

•	not take or agree to take any action that would prevent the Sing Kung Stockholders or Sing Kung from performing the covenants contained in the stock purchase agreement.

Interim Covenants relating to IAG. Except as otherwise expressly permitted or required by the stock purchase agreement and the transactions contemplated thereby, the stock purchase agreement, among other things, requires IAG to:

•
conduct its business in the ordinary course, not sell or issue any capital securities of IAG, encumber any of the assets of IAG or incur any debt out of the ordinary course, not declare or pay any dividend, or make any general wage increase;

•	not change its Certificate of Incorporation, by-laws, articles or other organizational documents except in connection with the redomestication;

•	call the stockholders meeting to which this proxy relates;

•	incorporate CNC;

•
cause the board of CNC, after the closing, to initially consist of seven persons, of which four members will be designated by the Sing Kung Stockholders, two members will be designated by the board of IAG and one member will be designated by Chardan Capital LLC and four members will satisfy the independence requirements of Nasdaq; and

•	apply to have the shares of CNC listed on the Nasdaq Global Market following the closing.

No Solicitation by the Sing Kung Stockholders

The Sing Kung Stockholders have agreed that they will not:

•	solicit, initiate or encourage discussions regarding or the submission of any acquisition proposal;

•	enter into any agreement with respect to any acquisition proposal; or

•
participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any acquisition proposal.

The Sing Kung Stockholders will cease immediately all discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, an acquisition proposal.

IAG Stockholders’ Meeting

IAG has agreed to call and hold a meeting of its stockholders as soon as practicable after the date of this filing for the following purposes:

•	approve the merger of IAG with and into CNC for the purpose of corporate redomestication in the British Virgin Islands;

•	approve the stock purchase agreement and the related transactions; and

•	adopt the Sing Kung 2008 Equity Plan.

IAG has also agreed that it will file all required proxy materials with the SEC and, through its board of directors, recommend to its stockholders that they approve and adopt the stock purchase proposal.

Access to Information; Confidentiality

IAG and Sing Kung will afford to the other party and its representatives prior to completion of the stock purchase access during normal business hours to all of their respective books and records and will promptly provide to the other party a copy of each document filed pursuant to the requirements of the securities laws the United States, and all other information concerning its business, properties and personnel as the other party reasonably requests. The information will be held in confidence to the extent required by the provisions of the confidentiality agreement between the two parties.

Reasonable Efforts; Notification

IAG and the Sing Kung Stockholders have agreed that they will use all commercially reasonable efforts to take all actions, and to do all things necessary, proper or advisable to consummate the stock purchase and the transactions contemplated by the stock purchase agreement in the most expeditious manner practicable. This includes:

•
obtaining all necessary actions or non-actions, waivers, consents and approvals from governmental entities and making all necessary registrations and filings, including filings with governmental entities, if any, and taking all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity;

•	obtaining all necessary consents, approvals or waivers from third parties;

•
defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the stock purchase agreement or any other agreement contemplated by the stock purchase agreement or the consummation of the stock purchase or other transactions contemplated by the stock purchase agreement including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed; and

•
executing and delivering any additional instruments necessary to consummate the stock purchase or other transactions contemplated by the stock purchase agreement and to fully carry out the purposes of the stock purchase agreement and the transaction agreements contemplated by the stock purchase agreement.

The Sing Kung Stockholders will give prompt notice to IAG, and IAG will give prompt notice to the Sing Kung Stockholders, of:

•	any representation or warranty made by it contained in the stock purchase agreement becoming inaccurate or misleading; or

•	the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the stock purchase agreement.

However, no notification will affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under the stock purchase agreement or the agreements contemplated thereby as originally made. Accordingly, such notification may permit a termination of the stock purchase agreement.

Indemnification

The Sing Kung Stockholders shall indemnify and hold harmless IAG (or CNC after the closing) for any damages, whether as a result of any third party claim or otherwise, which arise from or in connection with the breach of the representations and warranties and agreements and covenants of the Sing Kung Stockholders. IAG shall indemnify and hold harmless each Sing Kung Stockholder for any damages, whether as a result of any third party claim or otherwise, which arise from or in connection with the breach of representations and warranties and agreements and covenants of IAG, which will be assumed by CNC upon the redomestication merger. Claims may be asserted once the damages exceed $250,000. Any indemnification payments shall be deemed to be an adjustment to the purchase price. Any party entitled to indemnification has the right to adjust any amount that it would otherwise pay (under the stock purchase agreement or any other agreement) to a party obligated to provide indemnification. As discussed under the heading “Enforceability of Civil Liabilities Against Foreign Persons,“ CNC may have difficulty enforcing a judgment for indemnification against the Sing Kung Stockholders. However, CNC would be able to reduce the amount of any future payments to the Sing Kung Stockholders (including the deferred cash payment or any additional consideration based on after tax profits of CNC) in the event of indemnification claims.

The determination to assert a claim for indemnification against the Sing Kung Stockholders for the benefit of IAG (or CNC after the closing) will be determined by an independent committee of the board of directors of IAG. The independent committee of the board of directors will consist of at least two persons, as selected by the board of directors, none of whom is an officer or employee of IAG (or CNC after the closing) and its subsidiaries or is the direct or beneficial owner of 5% or more of the voting capital stock of IAG (or CNC after the closing).

Neither Sing Kung nor the Sing Kung Stockholders have any right to any amount held in the trust account, and they have agreed not to make any claim against IAG and CNC that would adversely affect the business, operations or prospects of IAG and CNC or the amount of the funds held in the trust account.

Expenses

Except as provided in the stock purchase agreement, all fees and expenses incurred in connection with the stock purchase and the other transactions contemplated by the stock purchase agreement will be paid by the party incurring such expenses, whether or not the stock purchase is consummated. The Sing Kung Stockholders have agreed they have no right to claim or be paid any amount from the IAG trust account, except on consummation of the stock purchase agreement.

Public Announcements

IAG, on the one hand, and the Sing Kung Stockholders, on the other hand, have agreed:

•
to consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the stock purchase and the other transactions contemplated by the stock purchase agreement; and

•	not to issue any press release or make any public statement prior to this consultation, except as may be required by applicable laws or court process.

Conditions to the Completion of the Acquisition

Consummation of the stock purchase is conditioned on the stockholders of IAG, at a meeting called for these purposes, (i) approving the stock purchase agreement and related transactions, and (ii) approving the merger of IAG into CNC for the purpose of corporate redomestication in the British Virgin Islands, which will include retention of the CNC name. The stockholders will also be asked to adopt a stock plan, but the stock purchase and redomestication transactions are not dependent on the approval of the plan.

In addition, the stock purchase agreement is conditioned upon (i) no order, stay, judgment or decree issued by any governmental authority preventing, restraining or prohibiting in whole or in part, the consummation of the transactions contemplated in the stock purchase agreement, (ii) execution and delivery to each party of each of the various transaction documents, (iii) delivery by each party to the other party of a certificate to the effect that the representations and warranties of each party are true and correct in all material respects as of the closing and all covenants contained in the stock purchase agreement have been materially complied with by each party, and (iv) receipt of necessary consents and approvals by third parties and completing necessary proceedings.

The obligations of each Sing Kung Stockholder to consummate the transactions contemplated by the stock purchase agreement also are conditioned upon each of the following, among other things:

•
CNC will have delivered the CNC common stock and the Sing Kung Stockholders will have received such other documents, certificates and instruments as may be reasonably requested by the Sing Kung Stockholders;

•	the Sing Kung Stockholders must have received a legal opinion, dated as of the closing, from counsel to IAG;

•	CNC will be an existing company under the laws of the British Virgin Islands;

•
Sing Kung shall have entered into employment agreements with its Executive Officers that are satisfactory to IAG and contain protective provisions at least as favorable as those set forth in the form which is an exhibit to the stock purchase agreement and compensation and benefits arrangements (including participation in any stock option plan or equivalent) commensurate with market norms and satisfactory to IAG in its sole discretion;

•
The Sing Kung Stockholders shall have entered into a Lock-Up Agreement restricting the sale of the CNC common stock issued pursuant to the stock purchase agreement until the earlier of September 30, 2009 or the first anniversary of the closing date of the transactions contemplated by the stock purchase agreement.

•	IAG must have performed all its obligations and all of IAG’s representations and warranties must be true and correct;

•
at the closing, there will have been no material adverse change in the assets, liabilities or financial condition of IAG and CNC from that shown in the IAG balance sheet and related statements of income, and between the date of the stock purchase agreement and the closing date, there will have not occurred an event which, in the reasonable opinion of the Sing Kung Stockholders, would have had a material adverse effect on the operations, financial condition or prospects of IAG and CNC;

•
effective as of the closing, the directors of IAG who are not continuing as directors and officers of IAG (or CNC, as the case may be) will have resigned and agreed that they have no claim for employment compensation in any form from IAG; and

•	disbursement of funds held in the trust account maintained for IAG.

The obligation of IAG to consummate the transactions contemplated by the stock purchase agreement also are conditioned upon each of the following, among other things:

•	the Sing Kung Stockholders will have delivered the Sing Kung stock;

•
at the closing, there will have been no material adverse change in the assets, liabilities, financial condition or prospects of Sing Kung, the Subsidiaries or their business from that shown or reflected in the financial statements of December 31, 2007 and as to be described in the IAG proxy statement, and between the date of the stock purchase agreement and the closing date, there shall not have occurred an event which, in the reasonable opinion of IAG would have a material adverse effect on Sing Kung or the Subsidiaries;

•
the information about Sing Kung and their Subsidiaries and management provided for inclusion in the IAG proxy statement at the time of its distribution and at the closing, will accurately reflect the business, Sing Kung, the Subsidiaries and the Sing Kung Stockholders, and not contain any untrue statement of a material fact or omission;

•	IAG must have received a legal opinion, dated as of the closing, from Kang Da Law Firm, counsel to the Sing Kung Stockholders and Sing Kung; and

•	Sing Kung and the Sing Kung Stockholders must have performed all their obligations and all of their representations and warranties must be true and correct.

Termination

The stock purchase agreement may be terminated at any time, but not later than the closing as follows:

•	by mutual written consent of IAG and the Sing Kung Stockholders;

•	by either party if the other party amends a schedule and such amendment or supplement reflects a material adverse change in the condition, operations or prospects of its business;

•
by either party if the closing has not occurred by September 1, 2008 or such later date as is provided for completing the transaction by amendment to the IAG Certificate of Incorporation (unless such terminating party is in breach of any of its material covenants, representations or warranties), subject to extension if this proxy statement/prospectus is still under review by the SEC;

•
by either party if the other party has breached any of its covenants or representations and warranties in any material respect and has not cured its breach within 10 business days of the notice of an intent to terminate, provided that the terminating party is itself not in breach;

•
by IAG if its board of directors shall have determined in good faith, based upon the advice of outside legal counsel, that failure to terminate the stock purchase agreement is reasonably likely to result in the board of directors breaching its fiduciary duties to stockholders by reason of a pending, unsolicited, bona fide written proposal for a superior transaction; or

•
by either party if, at the IAG stockholder meeting, the stock purchase agreement and redomestication merger and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of IAG’s common stock, or 20% or more of the shares sold in the initial public offering are presented for conversion into the pro rata portion of the trust account in accordance with the IAG certificate of incorporation.

Effect of Termination

In the event of proper termination by either IAG or the Sing Kung Stockholders, the stock purchase agreement will become void and have no effect, without any liability or obligation on the part of IAG or the Sing Kung Stockholders, except in connection with the confidentiality obligations set forth in the stock purchase agreement.

Amendment

The stock purchase agreement may be amended at any time before or after receipt of the approval from IAG’s stockholders. However, after receipt of the approval from IAG’s stockholders, the parties may not, without further stockholders’ approval, amend the stock purchase agreement, in a manner that by law requires further approval by the stockholders of IAG. In addition, no amendment will be binding on any of the parties unless such amendment is made in writing by all of them.

Extension; Waiver

At any time prior to the consummation of the stock purchase, IAG and the Sing Kung Stockholders may extend the time for the performance of any of the obligations or other acts, waive any inaccuracies in the representations and warranties or waive compliance with any of the conditions.

Officers of the Combined Company

After the consummation of the stock purchase, the board of directors of CNC will appoint Mr. Jianjun Shi to be the chief executive officer of CNC.

Compliance with terms of IPO Prospectus

The terms of the stock purchase agreement and related agreements comply with the terms disclosed in IAG’s registration statement on Form S-1 (File No. 333-125558) initially filed on June 6, 2005 in connection with IAG’s initial public offering.

IAG REDOMESTICATION MERGER

General

IAG is redomesticating to in the British Virgin Islands and in that process changing its name and corporate documents and establishing a new board of directors. The redomestication merger is an obligation under the stock purchase agreement with the Sing Kung Stockholders.

We believe that the redomestication in the British Virgin Islands (BVI) will give the continuing company more flexibility and simplicity in various corporate transactions. We also believe that being reincorporated in the BVI will facilitate and reduce the costs of any further reorganization of Sing Kung and permit the creation and acquisition of additional companies in China as the business of Sing Kung expands. We believe that the redomestication will reduce taxes and other costs of doing business by CNC in the future because its operations will be in China after the acquisition. The BVI has adopted a BVI Business Companies Act that allows for flexible and creative corporate structures for international businesses. Further, BVI business companies are wholly exempt from BVI tax on their income. As part of the redomestication, IAG’s corporate name will be that of the surviving company, “CNC Development Ltd.”

Redomestication in the BVI will entail some risks for IAG stockholders. Upon completion of the stock purchase transaction, holders of IAG common stock will represent a minority of the outstanding shares of CNC. Although there is statutory protection of minority shareholders under the laws of the British Virgin Islands, and similarly, the fiduciary obligations of the CNC directors under British Virgin Islands law have been codified in statute, they are not as clearly established as they would be under the statutes or judicial precedent in some jurisdictions in the United States, and British Virgin Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. These risks are discussed in greater detail in the “Risk Factors” section under the heading “Risks Related to the Ownership of Our Stock.”

The full texts of the Articles of Merger, the Plan of Merger and the Memorandum and Articles of Association of CNC are set forth in annexes to this proxy statement/prospectus. A discussion of these documents and the comparison of rights is set forth below.

Adoption of the Redomestication Merger

The board of directors has approved the redomestication merger and recommends that the stockholders of IAG approve it.

The affirmative vote of the holders of a majority of the shares outstanding of IAG is required for approval of the redomestication merger. Abstentions and broker non-votes will have the effect of a vote against the proposal.

The redomestication merger plan will not be implemented if the stock purchase agreement is not approved or the stock purchase is not consummated. The stock purchase will not be consummated if IAG does not reincorporate in the BVI.

The board of directors unanimously recommends a vote “FOR” the approval of the redomestication merger.

Redomestication Merger

The redomestication will be achieved by the merger of IAG, a Delaware company, with and into CNC, a BVI corporation, which is wholly owned by IAG at this time, with CNC being the surviving entity. The Memorandum of Association and the Articles of Association, the equivalent of a certificate of incorporation and bylaws of a United States company, of the surviving company will be those of CNC, written in compliance with BVI law. The effectiveness of the redomestication and the merger is conditioned upon the filing by both IAG and CNC of a certificate of merger with the State of Delaware and articles of merger with the BVI. Upon the filing of these documents, IAG will cease its corporate existence in the State of Delaware.

At the time of the redomestication merger, one new share of CNC will be issued for each outstanding share of common stock of IAG held by our stockholders on the effective date for the redomestication. Each share of CNC that is owned by IAG will be canceled and resume the status of authorized and unissued CNC common stock. The IAG shares no longer will be eligible to trade on the over-the-counter bulletin board market. The shares of CNC will be eligible to trade in their place beginning on or about the effective date of the redomestication under a new CUSIP number and trading symbol. The symbol will be assigned if the market will be the OTCBB or will be as determined with the approval of Nasdaq if that is where the shares will trade upon consummation of the stock purchase.

Your percentage ownership of IAG will not be affected by the redomestication. As part of the stock purchase transaction, however, there will be the issuance of additional shares of common stock as partial consideration for Sing Kung. As part of the redomestication, CNC will assume the outstanding warrants of IAG on the same terms as currently issued. In addition, CNC will assume all other outstanding obligations of IAG and succeed to those benefits enjoyed by IAG. The business of IAG, upon the redomestication and the acquisition of Sing Kung will become that of Sing Kung.

You do not need to replace the current stock certificate of IAG after the redomestication merger. Do not destroy your current stock certificates issued by IAG. The issued and outstanding stock certificates of IAG will represent the rights that our stockholders will have in CNC. Stockholders, however, may submit their stock certificates to our transfer agent, Continental Stock Transfer and Trust Company, 17 Battery Place, New York, New York 10004 (212-509-4000) for new certificates, subject to normal requirements as to proper endorsement, signature guarantee, if required, and payment of applicable taxes.

If you have lost your certificate, you can contact our transfer agent to have a new certificate issued. You may be requested to post a bond or other security to reimburse us for any damages or costs if the lost certificate is later delivered for sale or transfer.

Management of CNC

The directors of CNC will be seven persons, of which four members will be designated by the Sing Kung Stockholders, two members will be designated by the board of IAG and one member will be designated by Chardan Capital LLC. Three of these directors are Qiping Gao, William C. Morro, and Dr. Jianjun Shi, each of which will be appointed at the consummation of the stock purchase. The remaining directors will be named shortly. Dr. Jianjun Shi will be the chief executive officer. See “Directors and Management of the Combined Company following the Stock Purchase.”

Conversion Rights

Any stockholder of IAG holding shares of common stock issued in IAG’s initial public offering who votes against the redomestication merger may, at the same time, demand that IAG convert his or her shares into a pro rata portion of the trust account as of the record date. If the stockholder makes that demand and the redomestication merger is consummated, IAG will convert these shares into a pro rata portion of funds held in the trust account plus interest, as of the record date. Alternatively, IAG stockholders who vote against the redomestication merger may elect to exercise their appraisal rights under Delaware law as discussed in the section below. Because the exercise of the conversion rights and the appraisal rights both require a tender of the holder’s shares to IAG, only one right may be elected in respect of the shares.

The closing price of IAG’s common stock on [________], 2008 (the record date) was $[___] and the per-share, pro-rata cash held in the trust account on that date was approximately $[____]. Prior to exercising conversion rights, IAG stockholders should verify the market price of IAG’s common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights, if the market price per share is higher than the conversion price.

If the holders of 1,149,425 or more shares of common stock issued in IAG’s initial public offering (an amount equal to 20% or more of these shares), vote against the stock purchase and demand conversion of their shares, IAG will not be able to consummate the stock purchase.

If you exercise your conversion rights, then you will be exchanging your shares of IAG common stock for cash and will no longer own these shares. You will be entitled to receive cash for these shares only if you continue to hold these shares through the effective time of the stock purchase and then tender your stock certificate to the combined company.

Appraisal Rights

Under Delaware corporate law, holders of IAG common stock who comply with the applicable requirements of Delaware law will have the right to receive an appraised value of their shares in connection with the redomestication merger. (Appraisal rights are different than the conversion rights, which are discussed under the heading “The IAG Special Meeting - Conversion Rights.”)

Delaware law entitles the holders of record of shares of IAG common stock who follow the procedures specified in Section 262 of the Delaware corporate law to have their shares appraised by the Delaware Court of Chancery and to receive the “fair value” (as determined by the court) of such shares as of the effective time of the redomestication merger, instead of the consideration that the holder would otherwise receive in the redomestication merger. In order to exercise appraisal rights, a stockholder must demand and perfect those rights in accordance with Section 262 of the Delaware corporate law. The following is a summary of Section 262 of the Delaware corporate law. A copy of Section 262 of the Delaware corporate law is attached hereto as Annex H. IAG stockholders should carefully review Section 262 of the Delaware corporate law as well as information discussed below to evaluate their rights to appraisal.

If a holder of IAG common stock elects to exercise the right to an appraisal under Section 262 of the Delaware corporate law, such stockholder must:

•
file with IAG at its main office in San Diego, California, a written demand for appraisal of the shares of IAG common stock held (which demand must identify the stockholder and expressly request an appraisal) before the vote is taken on the redomestication merger at the special meeting; and

•	continuously hold such shares through the effective time of the redomestication merger.

All written demands for appraisal should:

•	be addressed to William C. Morro, Chief Executive Officer, InterAmerican Acquisition Group Inc., 2918 Fifth Avenue South, Suite 209, San Diego, CA 92103;

•	be sent to ensure receipt before the vote is taken on the redomestication merger at the special meeting, be executed by, or on behalf of, the holder of record; and

•	reasonably inform IAG of the identity of the stockholder and that the stockholder is thereby demanding appraisal of the stockholder’s shares.

Within 10 days after the effective time of the redomestication merger, CNC (the surviving company of the redomestication merger) will give written notice of the effective time to each holder of IAG common stock who has satisfied the requirements of Section 262 of the Delaware corporate law by timely filing a proper demand for appraisal. Within 120 days after the effective time, either CNC or any stockholder demanding appraisal rights may file a petition with the court demanding a determination of the fair value of the shares of IAG common stock of all dissenting stockholders. Any stockholder demanding appraisal rights who desires the court to make the determination of fair value should file the petition on a timely basis, unless the stockholder receives notice that such a petition has been filed by CNC or another stockholder.

If a petition for appraisal is timely filed, the court will determine which stockholders are entitled to appraisal rights and thereafter will determine the fair value of the shares of IAG common stock held by those stockholders. The court’s valuation will exclude any element of value arising from the accomplishment or expectation of the redomestication merger (and the concurrent acquisition of Sing Kung), but may include a fair rate of interest, if any, to be paid on the amount determined to be fair value. In determining fair value, the court shall take into account all relevant factors. The court may determine the fair value to be more than, less than or equal to the consideration that a stockholder would otherwise be entitled to receive either in the redomestication merger or pursuant to the conversion rights (which entitle the holder to a pro rata portion of the funds in the IAG trust account). If a petition for appraisal is not timely filed, then the right to an appraisal shall cease. The court will determine the costs of the appraisal proceeding and the court will assess those costs against the parties as the court determines to be equitable under the circumstances. Upon application of a stockholder, the court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding (including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts) to be charged pro rata against the value of all shares entitled to appraisal. Because the reimbursement of these costs is discretionary and because the appraised value of the shares may be low (given that the court is entitled to exclude any elements of value arising from the accomplishment or expectation of the redomestication merger and the concurrent acquisition of Sing Kung), stockholders demanding appraisal rights may not receive amounts for their shares that would be sufficient to cover their costs of the appraisal process.

After the effective time of the redomestication merger, no stockholder who has exercised appraisal rights shall have any rights of a IAG stockholder with respect to such holder’s shares for any purpose, except to receive payment to which IAG stockholders of record as of a date prior to the effective time are entitled, if any. If a stockholder entitled to appraisal rights delivers to CNC a written withdrawal of the demand for an appraisal within 60 days after the effective time of the redomestication merger (or thereafter with the written approval of CNC) or if no petition for appraisal is filed within 120 days after the effective time, then the right of such stockholder to an appraisal will cease and such stockholder will be entitled to receive only the shares of common stock of CNC as provided in the redomestication merger.

Differences in Stockholder Rights

Upon the completion of the redomestication, the memorandum and articles of association of CNC will become the governing documents of the surviving corporation. The corporate statutes of Delaware and the British Virgin Islands are similar, and flexibility available under British Virgin Islands law has enabled us to adopt an amended and restated Memorandum of Association and Articles of Association that will provide stockholders with rights that do not vary in any material respect from those they enjoyed under IAG’s certificate. Some of the differences between Delaware and British Virgin Islands corporation law include the following:

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Amendment to the Certificate of Incorporation/Memorandum and Articles of Association. Under Delaware law, with very limited exceptions, a vote of the stockholders is required to amend the certificate of incorporation. Under British Virgin Islands law, the board of directors can have broad authority to amend the Memorandum and Articles of Association (the equivalent of the certificate of incorporation and bylaws). The CNC Memorandum prohibits the board of directors from amending it without stockholder approval (except where amendment is required to provide for the rights conferred by preferred shares issued by CNC), giving stockholders protection that is equivalent to that which they enjoy under Delaware law.

•
Submission of Matters to the Annual Meeting. Delaware allows a considerable amount of latitude in establishing notice requirements for stockholder inclusion of matters on the agenda of an annual meeting. British Virgin Islands law is more restrictive, to the benefit of stockholders. For example, IAG’s notice requirements for inclusion of a matter on the agenda of an annual meeting provide that such notice be submitted not less than 60 days prior to the meeting, while the CNC Articles of Association require submission not less than 30 days prior to the meeting.

•
Alternate Directors. British Virgin Islands law allows a director to appoint an alternate who has the authority to vote in place of the appointed director. This delegation of a director’s responsibilities is not permitted under Delaware law. The CNC Articles of Association do not include this concept of alternate directors.

•
Written Consent of Directors. Under Delaware law, directors may act by written consent only on the basis of a unanimous vote. In the British Virgin Islands, directors’ consents need only a majority of directors signing to take effect, unless the Articles of Association provide otherwise. The CNC Articles of Association provides only for unanimous written consents of directors.

•
Sale of Assets. Under Delaware law, a stockholder vote is required to approve the sale of assets only when all or substantially all assets are being sold. In the British Virgin Islands, stockholder approval is required when more than 50% (by value) of the company’s assets are being sold.

•
Removal of Directors. Under British Virgin Islands law, the other directors may remove a sitting board member unless the Articles of Association provide otherwise, but only stockholders may remove a director under Delaware law.

To the extent that there are any other differences, the CNC provisions are either more protective of stockholder rights or they are matters of form only. Among the provisions of British Virgin Islands law or the CNC Memorandum and Articles of Association that are more protective of stockholders than those of Delaware are the following:

•
Sale of Assets. CNC stockholder approval is required for the sale of more than 50% (by value) of the company’s assets, while IAG is required to obtain stockholder approval for the sale of all or substantially all of its assets.

•
Inclusion of Matters for Consideration at the Annual Meeting. IAG’s bylaws specified that stockholders submit matters for action at the annual meeting not less than 60 days prior to the annual meeting, but CNC’s documents require submission only 30 days prior to the meeting.

•
Removal of Directors. A sitting board member may be removed by the stockholders under IAG’s bylaws only for cause, whereas CNC’s Articles of Association permit the stockholders to remove a director without cause upon the affirmative vote of a majority of the shares entitled to vote.

Indemnification of Officers and Directors

A director, officer or agent of a company formed under the laws of the British Virgin Islands is obligated to act honestly and in good faith and exercise care, diligence and skill of a reasonably prudent person acting in comparable circumstances. The Memorandum and Articles of CNC do not relieve directors, officers or agents from personal liability arising from the management of the business of the company. Notwithstanding the foregoing, Section 132 of the Business Companies Act of the British Virgin Islands permits indemnification of directors, officers and agents against all expenses, including legal fees and judgments, fines and settlements, in respect of actions related to their employment. The stock purchase agreement provides indemnification in respect of the representations, warranties and covenants of the parties, some of which may relate to the securities laws of the United States. There are no agreements that relieve directors, officer or agents from personal liability. CNC is permitted and intends to obtain director and officer insurance.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, CNC and IAG have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy, as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

Defenses Against Hostile Takeovers

While the following discussion summarizes the reasons for, and the operation and effects of, the principal provisions of CNC’s Memorandum and Articles of Association that management has identified as potentially having an anti-takeover effect, it is not intended to be a complete description of all potential anti-takeover effects, and it is qualified by reference to the full texts of CNC’s Memorandum and Articles of Association.

In general, the anti-takeover provisions of CNC’s Memorandum and Articles of Association are designed to minimize susceptibility to sudden acquisitions of control that have not been negotiated with and approved by CNC’s board of directors. As a result, these provisions may tend to make it more difficult to remove the incumbent members of the board of directors. The provisions would not prohibit an acquisition of control of CNC or a tender offer for all of CNC’s issues shares. The provisions are designed to discourage any tender offer or other attempt to gain control of CNC in a transaction that is not approved by the board of directors, by making it more difficult for a person or group to obtain control of CNC in a short time and then impose its will on the remaining stockholders. However, to the extent there provisions successfully discourage the acquisition of control of CNC or tender offers for all or part of CNC’s issued shares without approval of the board of directors, they may have the effect of preventing an acquisition or tender offer which might be viewed by stockholders to be in their best interests.

Tender offers or other non-open market acquisitions of stock will generally be made at prices above the prevailing market price of CNC’s stock. In addition, acquisitions of stock by persons attempting to acquire control through market purchases may cause the market price of the stock to reach levels that are higher than would otherwise be the case. Anti-takeover provisions may discourage such purchases, particularly those of less than all of CNC’s stock, and may thereby deprive stockholders of an opportunity to sell their stock at a temporarily higher price. These provisions may therefore decrease the likelihood that a tender offer will be made, and, if made, will be successful. As a result, the provisions may adversely affect those stockholders who would desire to participate in a tender offer. These provisions may also serve to insulate incumbent management from change and to discourage not only sudden or hostile takeover attempts, but also any attempts to acquire control that are not approved by the board of directors, whether or not stockholders deem such transactions to be in their best interest.

Stockholder Meetings. British Virgin Islands law provides that stockholder meetings shall be convened by the board of directors at any time or upon the written request of stockholders holding more than 30% of the votes of the outstanding voting shares of the company. CNC’s Articles of Association provide that annual stockholder meetings for the election of directors may be called only by the directors.

Number of Directors and Filling Vacancies on the Board of Directors. British Virgin Islands law requires that the board of directors of a company consist of one or more directors and that the number of directors shall be set by the Company’s Articles of Association, with a minimum of one director. CNC’s Articles of Association provide that the number of directors shall be not less than three, subject to any subsequent amendment to change the number of directors. The power to determine the number of directors is vested in the board of directors and the shareholders. The power to fill vacancies, whether occurring by reason of an increase in the number of directors or by resignation, is vested primarily in the stockholders and, if permitted by the Articles of Association, the directors. Directors may be removed by the members only for cause or without cause on a vote of the members representing a majority of the shares entitled to vote.

Election of Directors. Under British Virgin Islands law, there is no cumulative voting by stockholders for the election of the directors. The absence of cumulative voting rights effectively means that the holders of a majority of the stock voted at a stockholders meeting may, if they so choose, elect all directors of CNC who are up for election, thus precluding a small group of stockholders from controlling the election of one or more representatives to the board of directors.

Advance Notice Requirements for Nomination of Directors and Presentation of New Business at Meetings of Stockholders; Action by Written Consent. The CNC Articles of Association will provide for advance notice requirements for stockholder proposals and nominations for director. Generally, to be timely, notice must be delivered to the secretary of CNC at its principal executive offices not fewer than 30 days nor more than 60 days prior to the first anniversary date of the annual meeting for the preceding year. General Meetings may be called by CNC’s board of directors or by stockholders comprising 30% of the combined voting power of the holders of the then outstanding shares entitled to vote. These provisions make it more procedurally difficult for a stockholder to place a proposal or nomination on the meeting agenda or to take action without a meeting, and therefore may reduce the likelihood that a stockholder will seek to take independent action to replace directors or seek a stockholder vote with respect to other matters that are not supported by management.

Rights of Minority Shareholders

Under the law of the British Virgin Islands, there is statutory protection of minority shareholders under the Act. The principal protection under the Act is that shareholders may bring an action to enforce the memorandum and articles of association of the company. The Act sets forth the procedure to bring such an action. Shareholders are entitled to have the affairs of the company conducted in accordance with the general law and the company's memorandum and articles of association. The company is obliged to hold an annual general meeting under its Memorandum and Articles of Association and provide for the election of directors. Companies may appoint an independent auditor and shareholders may receive the audited financial statements of the company, but are not entitled to do so under the Act.

The Act has introduced a series of remedies available to members. Where a company incorporated under the new legislation conducts some activity which breaches the Act or the company's memorandum and articles of association, the court can issue a restraining or compliance order. Members can now also bring derivative, personal and representative actions under certain circumstances. The traditional English basis for members' remedies have also been incorporated into the Act – where a member of a company considers that the affairs of the company have been, are being or are likely to be conducted in a manner likely to be oppressive, unfairly discriminating or unfairly prejudicial to him, he may now apply to the court for an order on such conduct.

Any member of a company may apply to court for the appointment of a liquidator for the company and the court may appoint a liquidator for the company if it is of the opinion that it is just and equitable to do so. The Act provides that any member of a company is entitled to payment of the fair value of his shares upon dissenting from any of the following: (a) a merger; (b) a consolidation; (c) any sale, transfer, lease, exchange or other disposition of more than 50 per cent in value of the assets or business of the company if not made in the usual or regular course of the business carried on by the company but not including (i) a disposition pursuant to an order of the court having jurisdiction in the matter, (ii) a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the members in accordance with their respective interest within one year after the date of disposition, or (iii) a transfer pursuant to the power of the directors to transfer assets for the protection thereof; (d) a redemption of 10 percent, or fewer of the issued shares of the company required by the holders of 90 percent, or more of the shares of the company pursuant to the terms of the Act; and (e) an arrangement, if permitted by the court.

Generally any other claims against a company by its shareholders must be based on the general laws of contract or tort applicable in the British Virgin Islands or their individual rights as shareholders as established by the company's memorandum and articles of association.

There are common law rights for the protection of shareholders that may be invoked, largely dependent on English company law, since the common law of the British Virgin Islands for business companies is limited. Under the general rule pursuant to English company law known as the rule in Foss v. Harbottle, a court will generally refuse to interfere with the management of a company at the insistence of a minority of its shareholders who express dissatisfaction with the conduct of the company’s affairs by the majority or the board of directors. However, every shareholder is entitled to have the affairs of the company conducted properly according to law and the constituent documents of the corporation. As such, if those who control the company have persistently disregarded the requirements of company law or the provisions of the company’s memorandum or articles of association, then the courts will grant relief. Generally, the areas in which the courts will intervene are the following: (i) an act complained of which is outside the scope of the authorized business or is illegal or not capable of ratification by the majority, (ii) acts that constitute fraud on the minority where the wrongdoers control the company, (iii) acts that infringe on the personal rights of the shareholders, such as the right to vote, and (iv) where the company has not complied with provisions requiring approval of a special or extraordinary majority of shareholders.

Under the law of Delaware, the rights of minority shareholders are similar to that which will be applicable to the shareholders of CNC. The principal difference, as discussed elsewhere will be the methodology and the forum for bringing such an action. It is also generally the case that the Delaware courts can exercise a wide latitude in interpretation and wide discretion in fashioning remedies as they think fits the circumstances for the regulation of the company. Under English precepts of the law of minority shareholders, there is generally a more restricted approach to the enforcement of the rights through the interpretation of the law, articles and memorandum.

Material United States Federal Income Tax Consequences of the Redomestication Merger

The following discussion summarizes the material United States federal income tax consequences of the redomestication merger to IAG and its stockholders who are “United States persons,” as defined, and who hold their IAG common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion, insofar as it relates to matters of United States federal income tax law and regulations or legal conclusions with respect thereto, constitutes the opinion of Kramer Levin Naftalis & Frankel LLP as to the material United States federal income tax consequences of the redomestication merger to IAG and its stockholders. As used in this section, the term “United States person” means:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate whose income is subject to United States federal income tax, regardless of its source; or

•
a trust if a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have authority to control all of its substantial decisions, or that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

The term “non-United States person” means a person other than a “United States person” or a partnership, or other entity taxable as a partnership.

If a partnership (or other entity treated as such for United States federal income tax purposes) is a beneficial owner of IAG common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner of IAG common stock that is a partnership for United States federal income tax purposes, and the partners in such a partnership, should consult their tax advisors about the United States federal income tax consequences of the redomestication merger to them.

This section does not discuss all of the United States federal income tax considerations that may be relevant to stockholders in light of their individual circumstances or to stockholders subject to special treatment under the federal income tax laws, including, without limitation:

•	brokers or dealers in securities or foreign currencies;

•	stockholders who are subject to the alternative minimum tax;

•	tax-exempt organizations;

•	stockholders who are “non-United States persons;”

•	expatriates;

•	stockholders that have a functional currency other than the United States dollar;

•	banks, mutual funds, financial institutions or insurance companies;

•	stockholders who acquired IAG common stock in connection with stock option or stock purchase plans or in other compensatory transactions; or

•	stockholders who hold IAG common stock as part of an integrated investment, including a straddle, hedge, or other risk reduction strategy, or as part of a conversion transaction or constructive sale.

No ruling has been or will be sought from the Internal Revenue Service as to the United States federal income tax consequences of the redomestication merger, and the following summary is not binding on the Internal Revenue Service or the courts. This discussion is based upon the Code, regulations, judicial authority, rulings and decisions in effect as of the date of this Registration Statement, all of which are subject to change, possibly with retroactive effect. This summary does not address the tax consequences of the redomestication merger under state, local and foreign laws or under United States federal tax law other than income tax law.

Subject to the limitations and qualifications referred to herein and assuming that the redomestication merger will be completed as described in the merger agreement and this Registration Statement, the redomestication merger should constitute a “reorganization” within the meaning of Section 368(a) of the Code, with the following United States federal income tax consequences:

•	IAG stockholders should not recognize any gain or loss upon the receipt of CNC common stock in exchange for IAG common stock in connection with the redomestication merger;

•
the aggregate tax basis of the CNC common stock received by an IAG stockholder in connection with the redomestication merger should be the same as the aggregate tax basis of the IAG common stock surrendered in exchange for CNC common stock;

•
the holding period of the CNC common stock received by an IAG stockholder in connection with the redomestication merger should include the holding period of the IAG common stock surrendered in exchange for CNC common stock;

•
IAG should recognize gain as a result of the redomestication merger equal to the excess, if any, of the fair market value of each IAG asset over such asset’s adjusted tax basis at the effective time of the redomestication merger; and

•	IAG should not recognize a loss as a result of the redomestication merger.

Section 7874 of the Code provides that if, pursuant to a plan (or a series of related transactions), a foreign corporation acquires substantially all of the assets of a United States corporation, and after the acquisition 80% or more of the stock (by vote or value) of the foreign corporation (excluding stock issued in a public offering related to the acquisition) is owned by former shareholders of the United States corporation by reason of their ownership of the United States corporation, the foreign corporation will be considered a United States corporation for United States federal income tax purposes. If the former shareholders of the United States corporation own 60% or more (but less than 80%) of the stock of the foreign corporation by reason of their ownership of the United States corporation, the expatriated entity is subject to United States federal income tax on its “inversion gain” (as defined) during the 10-year period following the transfer of assets. In the redomestication merger, CNC will acquire all of the assets of IAG. After the redomestication merger, taking into account shares of CNC common stock simultaneously issued to Sing Kung Stockholders pursuant to the stock purchase agreement, the former shareholders of IAG will not hold 60% or more of the stock of CNC by reason of their ownership of IAG. Although there is no direct authority, the CNC common stock simultaneously issued to Sing Kung stockholders should be taken into account for purposes of Section 7874. Accordingly, CNC should not be treated as a United States corporation for United States federal income tax purposes, or be subject to tax on any inversion gain.

Following the redomestication merger, the former IAG stockholders will hold common stock in CNC. Distributions, if any, made by CNC with respect to CNC common stock will, subject to the discussion below relating to passive foreign investment company (PFIC) rules, generally constitute foreign source dividend income for United States federal income tax purposes to the extent that the distributions are paid out of CNC’s current or accumulated earnings and profits as determined under United States federal income tax principles. For taxable years beginning before January 1, 2011, dividends paid to individual United States persons will generally be taxed at a maximum United States federal tax rate of 15% provided that (i) CNC is not a PFIC for either the taxable year in which the dividend was paid or the preceding taxable year, (ii) the stock with respect to which the dividend was paid was readily tradable on an established securities market in the United States, and (iii) certain minimum holding period requirements are met. To the extent, if any, that the amount of any such distribution exceeds CNC’s current and accumulated earnings and profits, it will first reduce the United States person’s tax basis in its shares of CNC common stock, and to the extent in excess of such tax basis, will be treated as gain from the sale or exchange of such stock. United States persons generally will not be entitled to claim a dividends received deduction allowed to corporations with respect to distributions by CNC.

Subject to the rules for sales or dispositions of PFIC stock discussed below (if applicable), a United States person will recognize a capital gain or loss for U.S. federal income tax purposes on the sale or disposition of any shares of common stock of CNC in an amount equal to the difference between the amount realized on such sale or other disposition and the United States person’s basis in the shares disposed of. Gain or loss, if any, will generally be United States source gain or loss and will generally constitute “passive income” for foreign tax credit limitation purposes. Capital gains of individuals derived from the disposition of shares held for more than one (1) year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

In general, CNC will be a PFIC for United States federal income tax purposes if 75% or more of its gross income in a taxable year is passive income. Alternatively, CNC will be considered to be a PFIC if at least 50% of its assets in a taxable year, averaged over the year and ordinarily determined based on fair market value, are held for the production of, or produce, passive income. CNC will be treated for purposes of the PFIC tests described in the previous two sentences as owning its proportionate share of the assets and income of any corporation in which it owns, directly or indirectly, at least 25% of the shares by value.

CNC does not believe that it will be a PFIC as defined above and does not expect to become a PFIC in the future for United States federal income tax purposes, although there can be no assurance in this regard. This conclusion is a factual determination made annually and thus is subject to change. If CNC were classified as a PFIC, a United States person would be subject to a penalty tax at the time of the sale of shares of CNC common stock at a gain (including gain deemed recognized if the shares are used as security for a loan), or upon receipt of an “excess distribution”' with respect to its shares, unless such shareholder made a “qualified electing fund” or “mark-to-market” election. In general, a shareholder receives an “excess distribution” if the amount of the distribution is more than 125% of the average distribution with respect to the shares during the three preceding taxable years (or shorter period during which the taxpayer held the shares). In general, the gain or excess distribution received in a year must be allocated ratably to each day that the United States person held the shares of CNC common stock. A United States person must include amounts allocated to the year of receipt, as well as amounts allocated to taxable years prior to the first year in which CNC was a PFIC, in its gross income as ordinary income for that year. All amounts allocated to prior years of the United States person during which CNC was a PFIC would be taxed at the highest tax rate for each such prior year applicable to ordinary income. The United States person also would be liable for interest on the deferred tax liability for each such prior year calculated as if such liability had been due with respect to each such prior year.

Because of the complexity of the tax laws, and because the tax consequences to any particular stockholder may be affected by matters not discussed above, stockholders are urged to consult a tax advisor with respect to the tax consequences, in their specific circumstances, of the transactions contemplated by the redomestication merger, including the applicability and effect of state, local and non-U.S. tax laws, as well as U.S. federal tax laws.

Transfer of CNC Securities Upon Death of Holder

Because CNC is a BVI company, the transfer of the securities of CNC, including the common stock and warrants, for estate administration purposes will be governed by BVI law. This may require that the estate of a decedent security holder of CNC seek to probate or transfer under letters of administration for the estate issued by a court in the BVI. CNC has attempted to modify this requirement by inserting in its Articles of Association a provision that permits the board of directors to decide whether or not to permit decedent transfers based on estate documentation from jurisdictions other than the BVI, more in accordance with United States practice, without any action having to be taken in the BVI. The board of directors intends to follow this procedure.

There is no assurance that this will result in an enforceable transfer. The board of directors will be fully indemnified for its actions in this regard pursuant to the Articles of Association.

THE EXCHANGE OFFER

Overview

CNC is offering to exchange one share of CNC common stock for each outstanding share of Sing Kung common stock, subject to the procedures described in this prospectus and offer to exchange and the related letter of transmittal.

The term “expiration date” means 12:00 midnight, New York City time, on [_________], 2008, unless CNC extends the period of time for which the exchange offer is open, in which case the term “expiration date” means the latest time and date on which the exchange offer, as so extended, expires.

If you are a registered stockholder and tender your shares of Sing Kung common stock directly to CNC, you will not be obligated to pay any charges or expenses of CNC or any brokerage commissions. Except as set forth in the instructions to the letter of transmittal, any transfer taxes on the exchange of shares of Sing Kung common stock pursuant to the offer will be paid by CNC.

CNC is making the exchange offer in order to acquire control of additional equity interests of Sing Kung. Pursuant to a stock purchase agreement with the holders of substantially all issued and outstanding shares of common stock of Sing Kung, if the stockholders of IAG (the parent of CNC) approve the transaction, then CNC will acquire substantially all such shares of common stock (representing 89.6% of the equity interests of Sing Kung on a fully diluted basis) for consideration consisting of CNC common stock. The exchange offer is the final step in this transaction by which CNC is acquiring shares of Sing Kung.

CNC’s obligation to exchange shares of its common stock for shares of Sing Kung common stock pursuant to the exchange offer is subject to several conditions referred to below under “The Exchange Offer—Conditions of the Offer,” including the stockholder approval condition and the stock purchase condition, as well as the other conditions that are discussed below.

Timing of the Exchange Offer

The exchange offer is scheduled to expire at 12:00 midnight, New York City time on [_________], 2008. For more information, you should read the discussion below under the section captioned “The Exchange Offer—Extension, Termination and Amendment.”

Extension, Termination and Amendment

CNC expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the exchange offer remains open, and CNC can do so by giving written notice of such extension to the holders of Sing Kung common stock who are not parties to the stock purchase agreement. If CNC decides to extend the exchange offer, CNC will make a public announcement to that effect no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date. You should not assume that CNC will exercise its right to extend the offer, although it currently intends to do so, until all conditions have been satisfied or waived. During any such extension, all shares of Sing Kung common stock previously tendered and not properly withdrawn will remain subject to the exchange offer, subject to your right to withdraw your shares of Sing Kung common stock. You should read the discussion under the section captioned “The Exchange Offer—Withdrawal Rights” for more details.

To the extent legally permissible, CNC also reserves the right, in its sole discretion, at any time or from time to time:

•	to extend, for any reason, the period of time during which the exchange offer is open;

•
to delay acceptance for exchange of, or exchange of, any Sing Kung common stock pursuant to the exchange offer, or to terminate the exchange offer and not accept or exchange any Sing Kung common stock not previously accepted or exchanged, upon the failure of any of the conditions of the exchange offer to be satisfied prior to the expiration date; and

•	to waive any condition or otherwise amend the exchange offer in any respect.

CNC does not expect to delay acceptance of shares of Sing Kung common stock except in order to comply with any applicable laws or in the event of an extension of the exchange offer. In addition, CNC may terminate the exchange offer and not exchange shares of Sing Kung common stock that were previously tendered if completion of the exchange offer is illegal or if a governmental authority has commenced or threatened legal action related to the exchange offer.

CNC will effect any extension, termination, amendment or delay by giving written notice to the holders of shares of Sing Kung common stock who are not parties to the stock purchase agreement and by making a public announcement as promptly as practicable thereafter. In the case of an extension, any such announcement will be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law and without limiting the manner in which CNC may choose to make any public announcement, CNC does not assume any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release.

If CNC makes a material change in the terms of the exchange offer or the information concerning the exchange offer, or if it waives a material condition of the exchange offer, CNC will extend the exchange offer to the extent required under applicable laws. If, prior to the expiration date, CNC changes the percentage of shares of Sing Kung common stock being sought or the consideration offered, that change will apply to all holders whose shares of Sing Kung common stock are accepted for exchange pursuant to the exchange offer. If at the time notice of that change is first published, sent or given to holders of Sing Kung common stock who are not parties to the stock purchase agreement, the exchange offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, CNC will extend the exchange offer until the expiration of that ten business day period. For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time.

Exchange of Shares of Sing Kung Common Stock; Delivery of CNC Common Stock

Upon the terms and subject to the conditions of the exchange offer (including, if the exchange offer is extended or amended, the terms and conditions of any such extension or amendment), CNC will exchange shares of Sing Kung common stock held by stockholders who are not parties to the stock purchase agreement validly tendered and not properly withdrawn promptly after the expiration date. In addition, subject to applicable rules of the SEC, CNC expressly reserves the right to delay acceptance for exchange of, or the exchange of, shares of Sing Kung common stock in order to comply with any applicable law. CNC does not expect to delay acceptance of shares of Sing Kung common stock except in order to comply with any applicable laws or in the event of an extension of the exchange offer. In all cases, exchange of shares of Sing Kung common stock tendered and accepted for exchange pursuant to the offer will be made only after timely receipt by CNC of certificates for those shares of Sing Kung common stock , a properly completed and duly executed letter of transmittal and any other required documents.

For purposes of the exchange offer, CNC will be deemed to have accepted for exchange shares of Sing Kung common stock validly tendered and not withdrawn as, if and when it notifies holders of Sing Kung common stock of its acceptance of the tenders of those shares of Sing Kung common stock pursuant to the exchange offer. CNC will deliver CNC common stock in exchange for shares of Sing Kung common stock pursuant to the exchange offer promptly after such notification.

If CNC does not accept any tendered shares of Sing Kung common stock for exchange pursuant to the terms and conditions of the exchange offer for any reason, or if certificates are submitted for more shares of Sing Kung common stock than are tendered, CNC will return certificates for such unexchanged shares of Sing Kung common stock without expense to the tendering holder.

Withdrawal Rights

You can withdraw tendered shares of Sing Kung common stock at any time until the exchange offer has expired. For your withdrawal to be effective, CNC must receive from you a written notice of withdrawal at its address set forth on the back cover of this prospectus, or by facsimile at (619) 298-3537 (you may confirm receipt of your facsimile by phoning (619) 298-9883). Your notice must include your name, address, the certificate number(s) and the number of shares of Sing Kung common stock to be withdrawn.

A financial institution must guarantee all signatures on the notice of withdrawal. Most banks, savings and loan associations and brokerage houses are able to effect these signature guarantees for you. The financial institution must be a participant in the Securities Transfer Agents Medallion Program, referred to as an “eligible institution.”

CNC will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal in its sole discretion. Holders of Sing Kung common stock who are not parties to the stock purchase agreement may challenge CNC’s determinations in any court of competent jurisdiction, which is the only body that can make a final and binding determination of any disputed decisions. None of CNC or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal nor will they incur any liability for failure to give any such notification. Any shares of Sing Kung common stock properly withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer. However, you may retender withdrawn shares of Sing Kung common stock by following the procedures discussed under the sections captioned “The Exchange Offer—Procedure for Tendering” at any time prior to the expiration date.

Procedure for Tendering

To validly tender shares of Sing Kung common stock pursuant to the exchange offer, you must submit a properly completed and duly executed letter of transmittal, along with any required signature guarantees, and any other required documents, to CNC at its address set forth on the letter of transmittal, and certificates for tendered shares of Sing Kung common stock. For purposes of these tendering procedures, all references to certificates for shares of Sing Kung common stock shall also be deemed to include certificates for shares of Sing Kung preferred stock, which preferred stock will automatically convert into shares of common stock upon the consummation of the transactions contemplated by the stock purchase agreement.

Signatures on all letters of transmittal must be guaranteed by an eligible institution, except in cases in which certificates for shares of Sing Kung common stock are tendered by the registered holder of shares of Sing Kung common stock who has not completed the box entitled “Special Issuance Instructions” on the letter of transmittal.

If the certificates for shares of Sing Kung common stock are registered in the name of a person other than the person who signs the letter of transmittal, or if certificates for unexchanged shares of Sing Kung common stock are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed in the manner CNC has described above.

The method of delivery of Sing Kung common stock certificates and all other required documents is at your option and risk, and the delivery will be deemed made only when actually received by CNC. If delivery is by mail, CNC recommends registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery.

To prevent backup federal income tax withholding you must provide CNC with your correct Taxpayer Identification Number and certify whether you are subject to backup withholding of United States federal income tax by completing the Substitute Form W-9 included in the Letter of Transmittal. Some stockholders (including, among others, all corporations and some foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign shareholder to qualify as an exempt recipient, the shareholder must submit a Form W-8BEN, or other applicable Form W-8, signed under penalties of perjury, attesting to that shareholder’s exempt status.

In all cases, CNC will exchange shares of Sing Kung common stock tendered and accepted for exchange pursuant to the exchange offer only after timely receipt by CNC of certificates for shares of Sing Kung common stock, properly completed and duly executed letter(s) of transmittal and any other required documents.

The tender of shares of Sing Kung common stock pursuant to any of the procedures described above will constitute a binding agreement between CNC and the holder of Sing Kung common stock upon the terms and subject to the conditions of the exchange offer.

Matters Concerning Validity and Eligibility

CNC will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of Sing Kung common stock, in its sole discretion. CNC reserves the absolute right to reject any and all tenders of shares of Sing Kung common stock that CNC determines is not in proper form. CNC also reserves the rights to reject any and all tenders of shares of Sing Kung common stock where the acceptance of, or exchange for, those shares may, in the opinion of its counsel, be unlawful. CNC also reserves the absolute right to waive any defect or irregularity in the tender of any shares of Sing Kung common stock. No tender of shares of Sing Kung common stock will be deemed to have been validly made until all defects and irregularities in tenders of shares of Sing Kung common stock have been cured or waived. None of CNC nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares of Sing Kung common stock nor will they incur any liability for failure to give any such notification. Holders of Sing Kung common stock may challenge CNC’s determinations in any court of competent jurisdiction, which is the only body that can make a final and binding determination of any disputed decisions.

IF YOU HAVE ANY QUESTIONS ABOUT THE PROCEDURE FOR TENDERING SHARES OF SING KUNG COMMON STOCK, PLEASE CONTACT CNC AT ITS ADDRESS AND TELEPHONE NUMBER SET FORTH BELOW:

CNC Development Ltd., c/o InterAmerican Acquisition Group Inc.
2918 Fifth Avenue South, Suite 209, San Diego, California 92103, Telephone: (619) 298-9883

Announcement of Results of the Exchange Offer

CNC will announce the final results of the exchange offer, including whether all of the conditions to the exchange offer have been fulfilled or waived and whether CNC will accept the tendered shares of Sing Kung common stock for exchange, no later than four business days after the expiration date. The announcement will be made by a press release in accordance with applicable requirements.

Ownership of CNC after the Exchange Offer

Assuming that:

•	no warrants or options to purchase shares of CNC common stock, of which there were 6,935,000 outstanding as of October 15, 2008, are exercised prior to the expiration of the offer;

•	no holders of IAG common stock elect to convert such shares or exercise dissenter’s rights in connection with the approval of the stock purchase agreement and the redomestication merger; and

•	CNC acquires all of the shares of Sing Kung common stock pursuant to the exchange offer,

holders of Sing Kung common stock who are not parties to the stock purchase agreement would own, in the aggregate, approximately 4.3%, and the former holders of Sing Kung preferred stock would own, in the aggregate, approximately 4.9%, of the outstanding shares of CNC common stock after consummation of the exchange offer, redomestication merger and the stock purchase.

Material United States Federal Income Tax Consequences of the Exchange Offer

The following discussion summarizes the material United States federal income tax consequences of the exchange offer to holders of Sing Kung common stock who are “United States persons,” as defined, and who hold their Sing Kung common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion, insofar as it relates to matters of United States federal income tax law and regulations or legal conclusions with respect thereto, constitutes the opinion of Kramer Levin Naftalis & Frankel LLP as to the material United States federal income tax consequences of the exchange offer to holders of Sing Kung common stock. As used in this section, the term “United States person” means:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate whose income is subject to United States federal income tax, regardless of its source; or

•
a trust if a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have authority to control all of its substantial decisions, or that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

The term “non-United States person” means a person other than a “United States person” or a partnership, or other entity taxable as a partnership.

If a partnership (or other entity treated as such for United States federal income tax purposes) is a beneficial owner of Sing Kung common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner of Sing Kung common stock that is a partnership for United States federal income tax purposes, and the partners in such a partnership, should consult their tax advisors about the United States federal income tax consequences of the exchange offer to them.

This section does not discuss all of the United States federal income tax consequences that may be relevant to stockholders in light of their individual circumstances or to stockholders subject to special treatment under the federal income tax laws, including, without limitation:

•	brokers or dealers in securities or foreign currencies;

•	stockholders who are subject to the alternative minimum tax;

•	tax-exempt organizations;

•	stockholders who are “non-United States persons;”

•	expatriates;

•	stockholders that have a functional currency other than the United States dollar;

•	banks, mutual funds, financial institutions or insurance companies;

•	stockholders who acquired Sing Kung common stock in connection with stock option or stock purchase plans or in other compensatory transactions; or

•
stockholders who hold Sing Kung common stock as part of an integrated investment, including a straddle, hedge, or other risk reduction strategy, or as part of a conversion transaction or constructive sale.

No ruling has been or will be sought from the Internal Revenue Service as to the United States federal income tax consequences of the exchange offer, and the following discussion is not binding on the Internal Revenue Service or the courts. This discussion is based upon the Code, regulations, judicial authority, rulings and decisions in effect as of the date of this Registration Statement, all of which are subject to change, possibly with retroactive effect. This summary does not address the tax consequences of the exchange offer under state, local and foreign laws or under United States federal tax law other than income tax law.

A United States person who exchanges Sing Kung common stock for CNC common stock pursuant to the exchange offer should not recognize any gain or loss. The aggregate adjusted tax basis of the CNC common stock received in the exchange should be equal to the aggregate adjusted tax basis of the Sing Kung common stock exchanged for the CNC common stock and the holding period of the CNC common stock should include the holding period of the Sing Kung common stock surrendered in the exchange. If the holder of Sing Kung common stock owns (or is deemed to own under applicable attribution rules) 5% or more (by vote or by value) of CNC common stock after the exchange, such holder would be required to enter into a “gain recognition agreement” as provided in Treasury Regulation section 1.367(a)-8T in order to be eligible for non-recognition treatment. Certain United States persons may be subject to information reporting with respect to the consideration received in exchange for shares of Sing Kung common stock.

Tax matters regarding the exchange offer are very complicated, and the tax consequences of the exchange offer to holders of Sing Kung common stock will depend on their particular situation. Holders of Sing Kung common stock should consult their own tax advisors regarding the specific tax consequences to them of the exchange offer, including tax return reporting requirements, the applicability of federal, state, local and foreign tax laws and the effect of any proposed change in the tax laws. The foregoing discussion is not intended to be a complete analysis or description of all potential tax consequences of the exchange offer.

Dissenters’ Rights

Dissenters’ rights are not available in the exchange offer.

Conditions to the Exchange Offer

CNC’s obligation to exchange shares of CNC common stock for shares of Sing Kung common stock pursuant to the exchange offer is subject to the following conditions:

•	the “stockholder approval” condition - the holders of IAG common stock must have approved the stock purchase and the redomestication merger;

•	the “stock purchase” condition - CNC must have acquired the outstanding shares of Sing Kung common stock; and

•
the “registration statement condition”—the registration statement of which this prospectus is a part shall have become effective, no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC, and CNC shall have received all necessary state securities law or “blue sky” authorizations.

Notwithstanding any other provision of the offer, CNC shall not be required to accept for exchange or exchange any shares of Sing Kung common stock, may postpone the acceptance for exchange of, or exchange of, tendered shares of Sing Kung common stock, and may, in its sole discretion, terminate or amend the exchange offer as to any shares of Sing Kung common stock not then exchanged if at the expiration date, any of the conditions discussed above have not been satisfied.

The satisfaction or existence of any of the conditions to the exchange offer will be determined by CNC in its good faith discretion. Satisfaction of the stockholder approval condition will be based on the results of the special meeting of IAG stockholders. Satisfaction of the stock purchase condition will be based on the closing of the stock purchase transaction. Satisfaction of the registration statement condition will be based on the advice of legal counsel. These conditions are for the sole benefit of CNC and may be asserted by CNC regardless of the circumstances giving rise to any of these conditions or may be waived (to the extent legally permissible) by CNC in whole or in part at any time and from time to time in its sole discretion. If CNC decides to waive a material condition, it would extend the exchange offer for a period of at least 10 business days. The failure by CNC at any time to exercise any of these rights shall not be deemed a waiver of any of these rights; the waiver of any of these rights with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time. All conditions to the exchange offer other than those involving the receipt of governmental approvals, must be satisfied or waived before the expiration of the exchange offer. Although we do not intend to waive any material condition to the exchange offer, we will resolicit proxies pursuant to this proxy statement/prospectus in the event we do waive a material condition to the exchange offer.

Dividends and Distributions

If on or after the date of this prospectus, Sing Kung:

(a) splits, combines or otherwise changes its shares of preferred stock or its capitalization,

(b) acquires shares of its preferred stock or otherwise causes a reduction in the number of outstanding shares,

(c) issues or sells any additional shares of its preferred stock, shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, or

(d) discloses that it has taken such action,

then, without prejudice to the rights of CNC under the section captioned “The Exchange Offer—Extension, Termination and Amendment” and “The Exchange Offer—Conditions of the Offer”, CNC may, in its sole discretion, make such adjustments in the purchase price and other terms of the exchange offer as it deems appropriate including, without limitation, the number or type of securities to be purchased.

Certain Legal Matters; Regulatory Approvals

CNC is not aware of any governmental license or regulatory permit that appears to be material to Sing Kung’s business that might be adversely affected by CNC’s acquisition of shares of Sing Kung common stock pursuant to the exchange offer or, except as described below, of any approval or other action by any government or governmental administrative or regulatory authority or agency that would be required for CNC’s acquisition or ownership of shares of Sing Kung common stock pursuant to the exchange offer. Should any of these approvals or other actions be required, CNC currently contemplates that these approvals or other actions will be sought. There can be no assurance that any of these approvals or other actions, if needed, will be obtained (with or without substantial conditions) or that if these approvals were not obtained or these other actions were not taken adverse consequences might not result to business or certain parts of CNC’s or Sing Kung’s, or any of their respective subsidiaries’, businesses might not have to be disposed of or held separate, any of which could cause CNC to elect to terminate the exchange offer without the purchase of shares of Sing Kung common stock under the exchange offer.

Relationships with Sing Kung

As of the date of the exchange offer, CNC (through IAG) is the beneficiary of the stock purchase agreement to acquire substantially all outstanding shares of Sing Kung common stock. With the exception of the foregoing, CNC has not effected any transaction in securities of Sing Kung in the past 60 days.

Fees and Expenses

CNC will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the exchange offer. CNC will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

Stock Exchange Listing

CNC intends to apply to list the shares of CNC common stock on the Nasdaq Stock Market.

SING KUNG 2008 EQUITY PLAN

Background

The Sing Kung 2008 Equity Plan, sometimes referred to as the “2008 Stock Plan” reserves 5,500,000 shares of Sing Kung common stock for issuance in accordance with the plan’s terms. Sing Kung’s stockholders approved the adoption of the 2008 Stock Plan on August 11, 2008 and approved certain amendments to the plan on September 25, 2008. Sing Kung has not granted any options under the 2008 Stock Plan as of October 15, 2008. The IAG board of directors has also approved the 2008 Stock Plan, subject to stockholder approval. The purpose of the stock option plan is to enable IAG to offer its employees, officers, directors and consultants whose past, present and/or potential contributions to IAG have been, are or will be important to the success of IAG, an opportunity to acquire a proprietary interest in IAG. The various types of incentive awards that may be provided under the stock option plan will enable IAG to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of its business. The stock option plan will be assumed by CNC as part of the redomestication merger. It will be used by CNC to provide equity incentives.

Under the plan of merger between IAG and CNC, the 2008 Stock Plan will survive the redomestication merger and be administered by CNC.

There are approximately 20 persons who will be eligible to be granted awards, including directors, officers, employees and consultants of CNC and the Subsidiaries. No allocations of shares that may be subject to awards have been made in respect of the executive officers or any other group. All awards will be subject to the recommendations of management and the compensation committee and approval by the board of directors or the stock option committee.

A summary of the principal features of the stock option plan is provided below. In addition, the full text of the plan is attached to this proxy statement/prospectus as an annex.

Shares Available

The stock plan reserves 5,500,000 shares of common stock for awards. If IAG’s stockholders approve this proposal, the total number of shares of common stock available for issuance under the stock plan will be subject to the adjustments described below.

Administration

The stock plan will be administered by our compensation committee. Under the stock plan, the compensation committee has full authority, subject to the provisions of the plan, to award any of the following, either alone or in tandem with each other:

•	stock options;

•	stock appreciation rights;

•	restricted stock;

•	restricted stock units;

•	performance units and shares;

•	deferred compensation awards; and

•	other stock-based awards.

Subject to the provisions of the stock plan, the compensation committee determines, among other things, the persons to whom from time to time awards may be granted, the specific type of award to be granted, the number of shares subject to each award, share prices, any restrictions or limitations on the awards, and any vesting, exchange, deferral, surrender, cancellation, acceleration, termination, exercise or forfeiture provisions related to the awards. The interpretation and construction by the compensation committee of any provisions of, and the determination by the compensation committee of any questions arising under, the plan or any rule or regulation established by the compensation committee pursuant to the plan is final and binding on all persons interested in the plan.

Stock subject to the plan

The plan authorizes a total of 5,500,000 shares of common stock to be granted as awards under the plan. In order to prevent the dilution or enlargement of the rights of holders under the plan, our compensation committee may determine whether or not to adjust the terms of the awards or the number of shares reserved for issuance under the plan in the event of any stock split, reverse stock split, stock dividend payable on our shares of common stock, combination or exchange of shares, or other extraordinary event occurring after the grant of an award. Shares of our common stock that are awarded under the plan may be either treasury shares or authorized but unissued shares. Treasury shares are those purchased or acquired by us from a stockholder or in the public market. If any award granted under the plan is forfeited or terminated, the shares of common stock reserved for issuance pursuant to the award will be made available for future award grants under the plan.

Eligibility

Subject to the provisions of the plan, awards may be granted to key employees, officers, directors and consultants who are deemed to have rendered or are able to render significant services to us or our subsidiaries and who are deemed to have contributed or to have the potential to contribute to our success. Incentive stock options may only be awarded to individuals who are our employees at the time of grant. Notwithstanding the foregoing, an award may be granted to an individual in connection with his or her hiring or retention, or at any time on or after the date he or she reaches an agreement with us, either oral or in writing, with respect to his or her hiring, even though it may be prior to the date he or she first performs services for us or our subsidiaries. However, no portion of any award of this nature can vest prior to the date that the individual first performs the services he or she was hired or retained to perform.

Types of awards

Options. Under the plan, our compensation committee may award to participants stock options that:

• are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code; or

• are not intended to be so qualified.

Incentive stock options may only be awarded to our employees and those of our subsidiaries. To the extent that any stock option intended to qualify as an incentive stock option does not so qualify it will constitute a non-incentive stock option.

Our compensation committee will fix the term of each stock option. However, an incentive stock option may be granted only within the ten-year period commencing from the effective date of the plan and may only be exercised within ten years from the date of grant, or five years from the date of grant in the case of a participant who at the time the stock option is granted owns more than 10% of the total combined voting power of all of our classes of voting securities.

The exercise price of stock options granted under the plan will be determined by our compensation committee at the time of the grant, but in no event will the price be less than the fair market value of the underlying common stock on the last trading day prior to the date the stock option is granted. However, the exercise price of an incentive stock option granted to a 10% stockholder will not be less than 110% of the fair market value of the shares on the last trading day prior to the date the stock option is granted. The number of shares covered by incentive stock options which may first become exercisable by a participant in any calendar year cannot have an aggregate fair market value in excess of $100,000, measured at the date of grant.

The compensation committee will determine the terms and conditions of stock options and when they will become exercisable. Any requirement that options be exercised in installments may be waived in whole or in part by the compensation committee.

Payment of the exercise price may be made in cash, in shares of our common stock owned by the participant, in a combination of the two, or otherwise, as reflected in the applicable award agreement. Additionally, the compensation committee may permit a participant to elect to pay the exercise price by irrevocably authorizing a third party to sell shares of common stock, or a sufficient portion of the shares, acquired upon exercise of the stock option and pay to us a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from the exercise. The committee may also approve the use of any other legal consideration to exercise a stock option. A participant has no rights as a stockholder with respect to the shares of our common stock underlying a stock option granted under the plan until shares are actually issued upon exercise of the stock option.

Stock appreciation rights. Under the plan, our compensation committee may grant stock appreciation rights to participants in tandem with or separate from stock options. A tandem stock appreciation right entitles the holder to surrender to us all or a portion of a stock option in exchange for a number of shares of our common stock determined by multiplying the excess of the fair market value per share of our common stock on the exercise date over the exercise price per share by the number of shares subject to the stock option and then dividing it by the fair market value of the common stock on the date the stock appreciation right is exercised. In the case of an incentive stock option, a tandem stock appreciation right may only be granted simultaneously with the grant of the underlying incentive stock option. In the case of non-incentive stock option, a tandem stock appreciation right may be granted at or after the time of the grant of the underlying non-incentive stock option. A tandem stock appreciation right will terminate upon termination or exercise of the related stock option. Upon exercise of a tandem stock appreciation right, the underlying stock option will be deemed to have been exercised, and the related shares of our common stock will no longer be available for issuance under the plan.

Restricted Stock Awards. The committee may grant restricted stock awards under the stock plan either in the form of a restricted stock purchase right, giving a participant an immediate right to purchase common stock, or in the form of a restricted stock bonus, for which the participant furnishes consideration in the form of services to the company. The committee determines the purchase price payable under restricted stock purchase awards, which may be less than the then current fair market value of our common stock. Restricted stock awards may be subject to vesting conditions based on such service or performance criteria as the committee specifies, including the attainment of one or more performance goals similar to those described below in connection with performance awards. Shares acquired pursuant to a restricted stock award may not be transferred by the participant until vested. Unless otherwise provided by the committee, a participant will forfeit any shares of restricted stock as to which the restrictions have not lapsed prior to the participant’s termination of service. Participants holding restricted stock will generally have the right to vote the shares and to receive any dividends paid, except that dividends or other distributions paid in shares will be subject to the same restrictions as the original award.

Restricted Stock Units. The committee may grant restricted stock units under the stock plan, which represent a right to receive shares of our common stock at a future date determined in accordance with the participant’s award agreement. No monetary payment is required for receipt of restricted stock units or the shares issued in settlement of the award, the consideration for which is furnished in the form of the participant’s services to the company. The committee may grant restricted stock unit awards subject to the attainment of one or more performance goals similar to those described below in connection with performance awards, or may make the awards subject to vesting conditions similar to those applicable to restricted stock awards. Unless otherwise provided by the committee, a participant will forfeit any restricted stock units which have not vested prior to the participant’s termination of service. Participants have no voting rights or rights to receive cash dividends with respect to restricted stock unit awards until shares of common stock are issued in settlement of such awards. However, the committee may grant restricted stock units that entitle their holders to receive dividend equivalents, which are rights to receive additional restricted stock units for a number of shares whose value is equal to any cash dividends we pay.

Performance Awards. The committee may grant performance awards subject to such conditions and the attainment of such performance goals over such periods as the determines in writing and sets forth in a written agreement between the company and the participant. To the extent compliance with Section 162(m) of the Code is desired, a committee comprised solely of “outside directors” under Section 162(m) shall act with respect to performance awards. These awards may be designated as performance shares or performance units. Performance shares and performance units are unfunded bookkeeping entries generally having initial values, respectively, equal to the fair market value determined on the grant date of a share of common stock and a value set by the committee. Performance awards will specify a predetermined amount of performance shares or performance units that may be earned by the participant to the extent that one or more predetermined performance goals are attained within a predetermined performance period. To the extent earned, performance awards may be settled in cash, shares of common stock (including shares of restricted stock) or any combination thereof.

Prior to the beginning of the applicable performance period or such later date as permitted under Section 162(m) of the Code, the committee will establish one or more performance goals applicable to the award. Performance goals will be based on the attainment of specified target levels with respect to one or more measures of business or financial performance of the company and each subsidiary corporation consolidated with the company for financial reporting purposes, or such division or business unit of the company as may be selected by the committee. The committee, in its discretion, may base performance goals on one or more of the following such measures: sales revenue, gross margin, operating margin, operating income, pre-tax profit, earnings before interest, taxes, depreciation and amortization, net income, expenses, the market price of our common stock, earnings per share, return on stockholder equity, return on capital, return on net assets, economic value added, market share, customer service, customer satisfaction, safety, total stock holder return, free cash flow, or other measures as determined by the committee. The target levels with respect to these performance measures may be expressed on an absolute basis or relative to a standard specified by the committee. The degree of attainment of performance measures will be calculated in accordance with generally accepted accounting principles, but prior to the accrual or payment of any performance award for the same performance period, and, according to criteria established by the committee, excluding the effect (whether positive or negative) of changes in accounting standards or any extraordinary, unusual or nonrecurring item occurring after the establishment of the performance goals applicable to a performance award.

Following completion of the applicable performance period, the committee will certify in writing the extent to which the applicable performance goals have been attained and the resulting value to be paid to the participant. The committee retains the discretion to eliminate or reduce, but not increase, the amount that would otherwise be payable on the basis of the performance goals attained to a participant who is a “covered employee” within the meaning of Section 162(m) of the Code. However, no such reduction may increase the amount paid to any other participant. The committee may make positive or negative adjustments to performance award payments to participants other than covered employees to reflect the participant’s individual job performance or other factors determined by the committee. In its discretion, the committee may provide for the payment to a participant awarded performance shares of dividend equivalents with respect to cash dividends paid on the company’s common stock. The committee may provide for performance award payments in lump sums or installments. If any payment is to be made on a deferred basis, the committee may provide for the payment of dividend equivalents or interest during the deferral period.

Unless otherwise provided by the committee, if a participant’s service terminates due to the participant’s death or disability prior to completion of the applicable performance period, the final award value will be determined at the end of the performance period on the basis of the performance goals attained during the entire performance period but will be prorated for the number of months of the participant’s service during the performance period. If a participant’s service terminates prior to completion of the applicable performance period for any other reason, the stock plan provides that, unless otherwise determined by the committee, the performance award will be forfeited. No performance award may be sold or transferred other than by will or the laws of descent and distribution prior to the end of the applicable performance period.

Deferred Compensation Awards. The stock plan authorizes the committee to establish a deferred compensation award program. If and when implemented, participants designated by the committee who are officers, directors or members of a select group of highly compensated employees may elect to receive, in lieu of compensation otherwise payable in cash or in lieu of cash or shares of common stock issuable upon the exercise or settlement of stock options, stock appreciation rights or performance share or performance unit awards, an award of deferred stock units. Each such stock unit represents a right to receive one share of our common stock at a future date determined in accordance with the participant’s award agreement. Deferred stock units are fully vested upon grant and will be settled by distribution to the participant of a number of whole shares of common stock equal to the number of stock units subject to the award as soon as practicable following the earlier of the date on which the participant’s service terminates or a settlement date elected by the participant at the time of his or her election to receive the deferred stock unit award. Participants are not required to pay any additional consideration in connection with the settlement of a deferred stock units. A holder of deferred stock units has no voting rights or other rights as a stockholder until shares of common stock are issued to the participant in settlement of the stock units. However, participants holding deferred stock units will be entitled to receive dividend equivalents with respect to any payment of cash dividends on an equivalent number of shares of common stock. Such dividend equivalents will be credited in the form of additional whole and fractional stock units determined in accordance with a method specified by the committee in the participant’s award agreement. Prior to settlement, deferred stock units may not be assigned or transferred other than by will or the laws of descent and distribution.

Other stock-based awards. Our compensation committee may award other stock-based awards, subject to limitations under applicable law, in addition to, or in lieu of, other awards granted to participants under the plan. These other stock-based awards are payable in, valued in, or otherwise based on, or related to, our shares of common stock or dividends on our common stock. Subject to the terms of the plan, the compensation committee has complete discretion to determine the terms and conditions of other stock-based awards. Other stock-based awards may be awarded either alone, in addition to, or in tandem with any other awards under the plan or any other plan in effect.

Withholding taxes

We may withhold, or require participants to remit to us, an amount sufficient to satisfy any federal, state or local withholding tax requirements associated with awards under the plan. If permitted by our compensation committee, tax withholding may be settled with shares of our common stock, including shares that are part of the award that gives rise to the withholding requirement.

Awards may, in some cases, result in the deferral of compensation that is subject to the requirements of Code Section 409A. To date, the U.S. Treasury Department and Internal Revenue Service have issued only preliminary guidance regarding the impact of Code Section 409A on the taxation of these types of awards. Generally, to the extent that deferrals of these awards fail to meet certain requirements under Code Section 409A, such awards will be subject to immediate taxation and tax penalties in the year they vest unless the requirements of Code Section 409A are satisfied. It is the intent of the Company that awards under the 2008 Plan will be structured and administered in a manner that complies with the requirements of Code Section 409A.

Agreements; Transferability

Stock options, stock appreciation rights, restricted stock, deferred stock, stock reload options and other stock-based awards granted under the plan will be evidenced by agreements consistent with the plan in a form as prescribed by the compensation committee. Neither the plan nor agreements evidencing awards under the plan confer any right to continued employment upon any holder of a stock option, stock appreciation right, restricted stock, deferred stock, stock reload option or other stock-based award. Further, except as:

•	expressly provided in the plan,

•	expressly provided in the grant of an award, or

•
discussed above with respect to the transferability of stock options in certain limited exceptions, all agreements will provide that the right to exercise stock options, receive restricted stock after the expiration of the restriction period or deferred stock after the expiration of the deferral period, receive payment under other stock-based awards, or exercise a stock appreciation right cannot be transferred except by will or the laws of descent and distribution.

Stock options may not be assigned or transferred by a participant except by will or by the laws of descent and distribution, and during the lifetime of a participant, the stock options may only be exercisable by the person to whom it was granted, or, to the extent of legal incapacity or incompetency, the participant’s guardian or legal representative. Notwithstanding the foregoing, with the approval of the compensation committee, a participant may transfer a nonstatutory stock option:

•	by gift, for no consideration, or pursuant to a domestic relations order, in either case, to or for the benefit of the participant’s immediate family; or

•	to an entity in which the participant or members of the participant’s immediate family own more than fifty percent of the voting interest, in exchange for an interest in that entity.

Additionally, the transfer will be subject to any additional limits that the compensation committee may establish and the execution of any documents that the compensation committee may require. If a transfer of this nature is made, the transferee shall remain subject to all the terms and conditions applicable to the stock option prior to the transfer.

Term and amendments

The plan will terminate when there are no awards outstanding and when no further awards may be granted. Our board of directors has the right to amend, suspend or discontinue any provision of the plan, provided that the action may not adversely affect awards previously granted between a participant and us without the participant’s consent.

Federal income tax consequences

Incentive Stock Options. An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an incentive stock option. Optionees who do not dispose of their shares for two years following the date the incentive stock option was granted or within one year following the exercise of the option will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies both such holding periods upon a sale of the shares, we will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares either within two years after the date of grant or within one year from the date of exercise (referred to as a “disqualifying disposition”), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be long-term if the optionee’s holding period is more than 12 months. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. The difference between the option exercise price and the fair market value of the shares on the exercise date of an incentive stock option is an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

Nonstatutory Stock Options and Stock Appreciation Rights. Nonstatutory stock options and stock appreciation rights have no special tax status. A holder of these awards generally does not recognize taxable income as the result of the grant of such award. Upon exercise of a nonstatutory stock option or stock appreciation right, the holder normally recognizes ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the exercise date. If the holder is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option or stock appreciation right, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the holding period of the shares is more than 12 months. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option or stock appreciation right, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. No tax deduction is available to us with respect to the grant of a nonstatutory stock option or stock appreciation right or the sale of the stock acquired pursuant to such grant.

Restricted Stock. A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the “determination date.” The “determination date” is the date on which the participant acquires the shares unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the determination date is after the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to have the date of acquisition be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date on which the shares are acquired. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Performance and Restricted Stock Unit Awards. A participant generally will recognize no income upon the receipt of a performance share, performance unit or restricted stock unit award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any substantially vested shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described above (see discussion under “Restricted Stock”). Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the “determination date” (as defined above under “Restricted Stock”), will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Deferred Compensation Awards. A participant generally will recognize no income upon the receipt of deferred compensation awards. Upon the settlement of the awards, the participant normally will recognize ordinary income in the year of settlement in an amount equal to the fair market value of the shares received. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the date they are transferred to the participant, will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

Potential Limitation on Company Deductions. Code Section 162(m) denies us a deduction to the Company for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1 million for a covered employee. It is possible that compensation attributable to stock options, when combined with all other types of compensation a covered employee receives from us, may cause this limitation to be exceeded in any particular year. Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with applicable regulations issued under Section 162(m), compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation, provided that: (i) the option plan contains a per-employee limitation on the number of shares for which options or stock appreciation rights may be granted during a specified period, (ii) the per-employee limitation is approved by the stockholders, (iii)the option is granted by a compensation committee comprised solely of “outside directors” (as defined in Section 162(m)) and (iv)the exercise price of the option or right is no less than the fair market value of the stock on the date of grant.

For the aforementioned reasons, the plan provides for an annual per employee limitation as required under Section 162(m). Accordingly, options or stock appreciation rights granted by the compensation committee should be able to qualify as performance-based compensation, and the other awards subject to performance goals may qualify.

Other Tax Consequences. The foregoing discussion is intended to be a general summary only of the material federal income tax aspects of awards granted under the stock plan; tax consequences may vary depending on the particular circumstances at hand. In addition, administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Furthermore, no information is given with respect to state or local taxes that may be applicable. Participants in the stock plan who are residents of or are employed in a country other than the United States may be subject to taxation in accordance with the tax laws of that particular country in addition to or in lieu of United States federal income taxes.

British Virgin Islands Income Tax Consequences

There are no income tax consequences associated with the 2008 Stock Plan under British Virgin Islands law.

INFORMATION ABOUT SING KUNG AND THE SUBSIDIARIES

BACKGROUND

Formation of Sing Kung and the Subsidiaries and their history

Sing Kung, Limited, through its Chinese operating companies, Century City Infrastructure Co., Ltd. (“Century City”) and Shanghai New Century City Development, Ltd. (“SNC”) provides comprehensive strategic planning services and further partners with various specialist firms to deliver detailed urban plans, infrastructure development, urban land improvement, and older-city redevelopment to municipal governments in China. Sing Kung Limited is referred to herein, and sometimes together with its subsidiaries, as “Sing Kung”. In this way, Sing Kung delivers turnkey solutions to municipalities seeking to implement new development zones, expand existing developments, or redevelop underutilized urban resources and thereby stimulate supplemental direct investment. Sing Kung’s planning and infrastructure projects encompass sites targeted by municipalities for industrial, commercial, and residential developments. The range of services provided is tailored for the specific needs of its clients, selected from a universe of roughly 5,300 local government entities with limited economic strength but development resources offering strong economic potential. These could include: newly-formed municipalities, mid-sized cities and counties, or established larger urban areas and special development zones that must react quickly but strategically to keep up with urbanization pressures. Generally, Sing Kung first provides its clients with an economic development and land resource management strategy, followed by detailed development plans and fully-financed infrastructure implementation. Sing Kung also offers municipal government leaders support in obtaining long-term replacement financing and later-phase commercialization and project marketing.

On January 18, 2007, Sing Kung Limited was incorporated in the British Virgin Islands. On December 26, 2007 it formed a subsidiary, Century City as a wholly-owned foreign enterprise (“WOFE”) in China and on December 27, 2007 Century City acquired control of and a 100% economic interest in SNC. Further details on this transaction are provided below under the heading “Corporate Structure”. SNC was formed in 2005 after the Chinese government issued regulations permitting private investment companies, contractors and consortiums to carry out and fund projects for local governments and to receive payment (including investment return on upfront capital investment) over time. Such projects include “Build-and-Transfer (“BT”) mode projects as discussed in detail below in the section “Sing Kung’s BT Model of Urban Development”. Century City functions as a China-based holding company for Sing Kung Limited and is the contracting party of record for the BT contracts performed beginning as of January 1, 2008. Sing Kung’s Chinese personnel are employed by SNC and they provide services to Century City as required to fulfill the BT contracts.. With the exception of a small facility located in the PRC city of Changchun and leased directly to Century City, SNC is also the lessee of Sing Kung’s offices.

Official PRC government statistics indicate that more than 200 million people transitioned into urban environments between 1995 and 2005. Other studies suggest the number may have exceeded 300 million people if annexation of small towns into larger municipalities is included in the analysis. This dynamic has resulted in a rate of urban fixed investment that exceeded RMB6.4 trillion (approximately $842 million at the average 2007 exchange rate of RMB7.6 per dollar) annually in 2007 and represents more than 75% of the country’s total annual fixed investment. Government statistics indicate that more than 10% of the total fixed investment – roughly RMB760 billion (roughly $100 billion) annually for 2007 - is directed to the build-up of infrastructure in urban areas and this amount is increasing rapidly.

In response to this dramatic increase in requirements for urban infrastructure in China, SNC developed an integrated, turnkey solution that permits capital-constrained governments to meet urban development needs in middle-sized cities and facilitates more rapid and effective urban redevelopment in larger cities. This solution consists of three inter-related activities: (1) strategic and economic planning for municipalities coupled with an urban and infrastructure development plan, usually prepared in conjunction with the most important Chinese university urban planning departments, (2) bidding on a highly selective basis for infrastructure construction management projects through a BT contract, and (3) assisting the municipality in project commercialization, maximizing cash flows from project resources and refinancing or otherwise accelerating repayment of the BT payment obligation to Sing Kung and its construction partners.

The Planning Phase. A municipal development project in China typically starts with the municipality developing a concept plan for an expansion project to house migrants from the countryside, an industrial zone for industry that can provide jobs for city residents, or a redevelopment project for a less effectively utilized district in an established urban area. These concepts are developed and approved by the National Development and Reform Commission or lower-level government entities to which authority has been delegated (“NDRC”). Once the NDRC approves of the general concept, the municipality then contracts for the detailed urban planning and design work, most often with a state-run university or university-affiliated design institute that has the capability. In this initial stage of each project, Sing Kung, through one of its subsidiaries, collaborates with the NDRC, municipal officials, and sometimes Chinese university urban planning teams to develop a comprehensive strategic plan for the city that addresses land resource management, the feasibility for industrial or commercial development, infrastructure requirements and critical environmental and quality of life issues that are essential to attracting residents, businesses and future direct investment. On most projects, Sing Kung personnel have professional interaction with government officials at multiple levels to help demonstrate the potential of and obtain acceptance for the strategic plan. At that point, Sing Kung almost always partners with a team from one of the most important university urban planning institutions to create a detailed design and engineering plan for a specific project. If Sing Kung was not involved with the project at inception, its contribution almost always includes economic and feasibility analysis for the commercial elements of the project and a determination of whether it is fully consistent with government 5-year plan priorities and other applicable policies. Sing Kung has developed close relations with recognized staff members of the urban planning departments of Tongji University in Shanghai, Tsinghua University in Beijing, and University of China Technology & Science in Anhui Province, among others. Sing Kung provides its urban planning and economic experts, many of them graduates of these institutions and sometimes adjunct professors, to participate with the university planning teams in the development of a detailed urban plan and design.

The Development Phase. The second phase of the process takes place once the municipality has accepted a comprehensive urban development plan and design, and it has received the requisite approvals from other government bodies that would allow it to be implemented. At that point, the municipality may elect to seek bids from construction management companies for a BT contract to construct the basic infrastructure in the planned area: roads, electrical utilities, water mains, waste water and sewage lines. If the municipality utilizes the BT model, it would require the construction contractor to finance the entire project. Sing Kung subsidiaries (SNC in particular), have been successful in winning BT project awards for several reasons. First of all, because of the involvement of staff members in the initial stages of the urban planning process, Sing Kung has great visibility over the public finances of the municipality and the local government’s ability to pay the construction consortium following transfer of the BT contract. Second, because the planning process has allowed Sing Kung executives to develop effective working relationships and trust of the municipal leaders and urban planners, Sing Kung has a clear advantage over a competitor with no prior relationship. Third, since Sing Kung operates through a consortium that it manages, and it typically utilizes leading local contractors it is able to put together a job-creating, project-specific consortium of local construction companies and large state-run national companies with a local participation in which the local governments can have confidence.

The composition of the consortium is extremely important, since the construction company members usually provide at least 70% of the BT project financing through deferred payments that vary in length from project to project. The remainder of the construction cost is financed by Sing Kung. In some cases, historically, consortium members other than Sing King have provided virtually all of the project financing for a negotiated percentage allocation of the project revenues. Nevertheless, because Sing Kung was the project originator through its planning activities or other relationships and serves as the organizer and agent for the BT construction consortium, it received an allocation of a percentage of the project contract value even though it may have few, if any, responsibilities for the project execution. This structure explains the high profit margins Sing Kung has historically achieved in its BT business. The structure of these BT contracts is discussed below in the section “BT Contracts.”

The Post-Completion Phase. The third phase of Sing Kung’s business activity is assisting the municipality to obtain long-term financing for the project and/or to monetize it through sale of use rights or leases to second-stage developers. These steps typically trigger payment of the BT contract on an accelerated basis once the project is completed and accepted by the municipality. Although its BT contracts usually contained 6 to 8 year payment terms with interest, Sing Kung management has been consistently successful in accelerating these payments to less than two years after the projects have been completed and transferred to the municipality. The BT contract terms generally result in Sing Kung and its consortium partners having first call on financing or revenue the municipality receives related to the project. There are several mechanisms Sing Kung uses to speed up the payment process. Often, Sing Kung works with the municipality in the early planning stages to interest end-users and later-stage developers in the project even before construction starts. For example, in a recent industrial park development in Changchun, the corn growing region of China, Sing Kung helped the municipality develop interest among large multi-national soft drink companies for the production of corn syrup utilizing the locally grown corn during the project planning phase and continued this effort during construction. Another method Sing Kung has used to accelerate payment includes utilizing its credibility with national or regional Chinese development banks to help municipal clients to obtain a long-term, low interest-rate loan once the project is completed and been accepted by the municipal government.

Corporate structure

Sing Kung Limited is a British Virgin Islands-based Company that was formed in 2007 for the sole purpose of establishing a wholly-owned foreign enterprise in China. Century City was formed in the PRC by Sing Kung Limited in 2007 and registered as a wholly-owned foreign enterprise. At the end of 2007, through a series of agreements executed with SNC shareholders (the “VIE Agreements”), Century City acquired control of and a 100% economic interest in SNC. The VIE Agreements were amended in August 2008. The closing of the acquisition of SNC pursuant to the VIE Agreements, as amended, is pending and is expected to be completed during October 2008. Although BT contracts currently being performed by Sing Kung are in its name or that of Century City, substantially all operations in China are presently conducted by SNC, which provides services to Century City or Sing Kung as required to fulfill the BT contracts. Both Century City and Sing Kung corporate personnel operate in China from SNC’s headquarters in Shanghai. Century City also maintains an office in Changchun.

Management team/Board of directors

Sing Kung’s management team is highly experienced in the entire process of municipal economic management, urban planning and development, BT project execution, and project finance. Its top managers have served some of China’s most important financing, urban planning, infrastructure construction and academic institutions in key leadership roles.

Mr. Qiping Gao, Chairman of the Board – Age 65

Mr. Gao is currently the Chairman (non-executive) of the board of directors of Sing Kung. Mr. Gao is recognized as a distinguished senior manager within the PRC and an expert on infrastructure development and financing. Mr. Gao retired in 2005 from the China Development Bank (CDB) as the Assistant Governor, where he worked from 1994 to 2005. Mr. Gao was a member of the senior leadership team with other six people. Prior to his appointment as Assistant Governor, he had served CDB as head of the following departments: Comprehensive Planning, Investment Banking, Administration, Finance and Accounting and the [Management] Information Center. The China Development Bank is the largest of three central government banks in China with primary responsibility for financing urban development initiatives of local governments. After retiring, Mr. Gao has continued to serve the China Development Bank as an advisor. During his career of more than 40 years, he applied his professional engineering training on major infrastructure development within China and participated in the preparation of three 5-year plans related to infrastructure development matters and provided input to national economic policy. He maintains a close relationship with senior policy makers in the central government. Other than consulting and advisory assignments for the China Development Bank, Mr. Gao has not assumed any other corporate board or government positions since retiring.

Dr. Jianjun Shi, CEO – Age 50

Dr. Shi is the CEO of Sing Kung and the Subsidiaries. He has over 20 years of experience managing large development projects for Sing Kung and its predecessor, SNC, and for various electric utilities/power generation projects sponsored by his former employer, Anhui Province Electric Power Construction, Ltd., including the Hefei power plant, Huainan Luohe Power Plant, and the electricity-exchanging station for the Henan Xinxiang and Nanyang. Through his experience in the development of large state-developed power projects he had opportunity to gain an intimate understanding of infrastructure development processes at the regional and local level within the PRC. Dr. Shi also served as general manager of ShangHai Energy and Environment Technology Development Ltd. from 2002 to 2005. Dr. Shi holds a Ph.D in Economy Management from Shanghai Tongji University and an MBA from Kiev University in the Ukraine.

Dr. Moulong Zhu – Age 73

Professor Zhu recently retired as the dean in Urban Planning and Architecture College of Tongji University in Shanghai, where he taught for 49 years. For the past 5 years he has remained a member of the Tongji faculty, teaching and participating on urban planning and architecture projects on a part-time basis. During his tenure at Tongji, Dr. Zhu became one of China’s leading city planners and architects and was directly involved in many major urban planning and architecture design projects in diverse areas. For example, Dr. Zhu was the lead designer for the landscope design projects of Hohhot Ring Road in Inner Mongolia and the urban design project of “Four Roads One Garden” in Bozhou, Anhui Province. In urban planning, he was the lead planner for the Andon New District in Anyang City, the Binjiang New District in Baishan City, Daishan County in Zhejiang, and the Beijing Shijingshan District. Dr. Zhu has also served as the principal architect on several building projects including the Xinxiang City architectural design training centre, Henan Normal University Teaching Building, and the Zhoukou Electric Power Bureau building. He has also lead design teams in the planning of major tourist complexes such as Zhejiang Xiushan Island and basic infrastructure projects in numerous municipalities including Qiaobei New District in Nanyang, Zhoukou, Luoyang, Xinxiang City and Yuhuayuan residential community in Haozhou. Dr. Zhu received his academic training at Tongji University.

Mr. Yong Xu, Vice President and Chief Financial Officer – Age 35

Mr. Yong Xu has recently been appointed Vice President and Chief Financial Officer of Sing Kung. He brings extensive U.S. public company experience to Sing Kung. He is a U.S. CPA and has passed all the requirements for a Certified Financial Analyst. Prior to his most recent position with a California-based hedge fund, GWA Capital Partners, he was a Senior Auditor in the Los Angeles office of Deloitte & Touche LLP, where he was the lead auditor in a number of public company client engagements that included Sarbanes-Oxley compliance, management controls, and SEC financial reporting. Prior to his years with Deloitte, Mr. Xu performed accounting and audit-related functions as a Accounting Supervisor for Metro-Goldwyn-Mayer, Inc. in Los Angeles. Prior to that, he worked in Shanghai as a sales representative for Shanghai Minerals & Metals Import & Export Corporation He is fluent in Mandarin and English. Mr. Xu holds a B.A. in economics from Shanghai International Studies University in Shanghai and an M.B.A from Pepperdine University in Malibu, California.

Mr. Yong Huang, Planning Center Director – Age 31

Dr. Huang is a senior planner and planning project manager and heads Sing Kung’s Urban Planning Institute. Although not a corporate officer, Dr. Huang is performing an important role in building the business development engine for Sing Kung and consolidating its technology platform so that it can be efficiently deployed to assist clients. Mr. Huang has had a distinguished academic and work career, holding positions for the Anhui Architecture, Design and Research Institute and as an Engineer with the Pudong Urban Planning, Design and Research Institute. He also has deep practical project experience on numerous urban planning and infrastructure development projects across China, having served the municipalities of Ningbo, Guangzhou, Shanghai and Suzhou, among others. He holds a M.E. from Shanghai Tongji University’s renowned College of Architecture & Urban Planning and he is currently a candidate for a PhD from the university.

Mrs. Li Gong, Member of the Board of Directors – Age 46

Mrs. Gong is President in the financial advisory and investment firm of Beijing Sinokosen Investment Co., Ltd., which primarily assists Chinese enterprises with financings and listings on various exchanges. She has served in her current position since 2005 and has served on Sing Kung’s board of directors since October 2007. Mrs. Gong previously served as a consultant and advisor to units of the Ministry of Science and technology. Mrs. Gong will resign as a member of the board of directors upon consummation of the acquisition by CNC.

Executive Employment Agreements

Mr. Jianjun Shi, Sing Kung’s Chief Executive Officer, has entered into a 5-year employment agreement that will be assumed by CNC that provides for an annual salary of RMB2,600,000 (subject to a 5% annual escalation) plus annual cash bonus payments of at least RMB1,200,000 based on achievement of net income and contract backlog targets and other criteria set forth in the contract or established by the board or compensation committee and Mr. Shi. The agreement also provides for benefits including insurance, five weeks of paid vacation, a car and reimbursement of business expenses. The employment agreement is terminable by Sing Kung (CNC after the closing) for death, disability and cause. Severance obligations of Sing Kung in the event of termination without cause are limited to a maximum of two years of compensation. The employment agreement contains provisions for Sing Kung’s protection of confidential information for a non-competition period extending to five years following termination. It also incorporates protections for Sing Kung against misuse of corporate opportunities and against conflicts of interest.

The stock purchase agreement provides that Sing Kung protective provisions incorporated in the employment agreement of Mr. Shi will provide precedent for similar provisions to be incorporated in employment agreements with Sing Kung’s other senior officers and key employees prior to closing.

Mr. Yong Xu, Sing Kung’s Vice President and Chief Financial Officer, has entered into a 2-year employment agreement with a one-year extension option that will be assumed by CNC that provides for an annual salary of U.S.$120,000. The agreement also provides for benefits consistent with company policies including insurance and vacation. The employment agreement is terminable by Sing Kung (CNC after the closing) for death, disability and cause. Severance obligations of Sing Kung in the event of termination without cause are limited to a maximum of two months of compensation. The employment agreement contains provisions for Sing Kung’s protection of confidential information for a non-competition period extending to five years following termination. It also incorporates protections for Sing Kung against misuse of corporate opportunities and against conflicts of interest.

Sing Kung employees

Sing Kung has a total of 29 full-time employees working in three primary categories: administration, urban planning, and urban infrastructure construction management. Some of these employees are located in the company’s project offices in Jiaohe and Changchun. The remainder are based in Shanghai.

Properties and facilities

Sing Kung has two-year leases on its headquarters office in Shanghai that contains administrative offices and on a design studio adjacent to Tongji University, where it’s urban planning personnel are located and can work in close collaboration with project-team members from the university. It has approximately two years remaining on a 5-year lease for a small office in Shanghai that serves as its registered office. For its office needs in Changchun and at project sites, it rents space on a short-term basis (one year or less) as needed. Sing Kung does not have ownership interests in any other properties other than transitory space at project sites that is granted to it as a developer pursuant to its BT Contracts.

Legal Proceedings

Sing Kung and its affiliates are not involved in any legal proceedings that are expected to have a significant effect on its business, financial position, results of operations or liquidity, nor is IAG aware of an proceedings that are pending or threatened that may have a significant effect of Sing Kung’s business, financial position and result of operations or liquidity.

Tax Matters

The maximum statutory Chinese income tax rate for Century City in 2008 is 25% but opportunities to implement tax planning strategies could reduce the effective tax rate this year and in the future. There are no applicable income taxes in the BVI for Sing Kung.

MARKET OVERVIEW

China’s urbanization process

Unprecedented socio-economic forces are powering dynamic growth and important changes in Sing Kung’s market – municipal infrastructure development in the PRC. Diverse sources and Sing Kung’s own analysis indicate that the next 20 years will see acceleration of China’s urbanization trends, and further concentration of its fixed investment in urban areas. During that time, urban populations in China are expected to swell by an incremental 350 million, more than the total current population of the United States. By 2030, the China demographic map is expected to have the following characteristics:

•	1 billion people will live in urban areas.

•	221 cities will have more than one million inhabitants (Europe has 35 today) of which 23 cities will have more than 5 million inhabitants.

•	5 billion square meters of roads will be constructed.

•	5 million urban buildings will be constructed with 40 billion square meters of floor space.

Consequently, the McKinsey Global Institute estimates that the level of fixed investment in urban areas will grow four-fold over that period in constant RMB. Because of the stresses of increased density, constraints on resources such as water and power, poor planning, and low-quality construction in prior decades, Sing Kung expects the fraction of total fixed investment that must be allocated to infrastructure to increase and growth rates in its target market segment to be even higher than growth for urban fixed investment as a whole.

The nature of urban growth in China in the coming decades will be substantially different from that seen since 1995. This wave of urban population increase is expected to be dominated by the migration of more than 240 million people into existing urban centers in the next 20-year period, almost double the migration rate of the last two decades. Opportunities to create new cities to accommodate them will slow for a variety of reasons and the opportunity to expand many existing cities into land occupied by adjacent towns has been greatly diminished in recent years. The McKinsey Global Institute estimates that the development rate for new urban zones will decline from a two-decade rate of about 196 per year to only 81 per year in the next 20 years. This means that China’s 661 city governments, roughly 2,800 county level government units and approximately 1,875 provincial industrial parks and special development zones will have to plan more carefully for greater density, implement more robust infrastructure, and learn about new methods of financing their growth. Consequently, local governments in China are entering a new era in land resource and fiscal management. They will not be able to fund municipal expansion to the same degree through land sales to private developers because “new” land is not available. Consequently the cost and complexity of urban development is rapidly rising for city and provincial governments, stretching already limited municipal resources. This situation is particularly acute for smaller and mid-sized government entities, many of which are simultaneously struggling to finance the increased level of services required by growing migrant populations and lack the depth of technical and management resources to handle the range of city development issues facing them.

Growth of China’s Urban Population 2005-

Municipal development strategies

Historically, Chinese municipalities simply sold raw land at very low prices to developers who then carried out relatively uncontrolled development projects. In response to the powerful demographic and financial forces at work in China during the past decade and to constraints on land and financial resources, the State Council has encouraged cities to utilize new development models; this includes various financing solutions such as the Build-Transfer (BT) model employed by Sing Kung. Under a BT contracts a developer or development consortium provides the financing for the project and receives in turn a long-term (typically 6 to 8 years) municipal payment obligation. As is the case for Sing Kung’s contracts, the repayment terms may include provisions for payment acceleration. Because the BT developer or consortium has taken substantially all the financial risk, the municipality is willing to pay a significant premium over the direct cost of the project to the consortium members. Bidding competition often revolves around the project implementation schedule, the repayment terms and the qualifications of and other value-added services provided by the BT developer rather than price. This model is a true “win-win” proposition. The BT developer receives an attractive rate of return for its deployed capital, enhanced rates of return if it can take advantage of payment accelerators (which generally means that the project was quickly successful for the municipality as well) and enhanced opportunities for follow-on projects that may be subject to less competitive bidding dynamics. For the municipality the BT model has numerous benefits; specifically it:

•	solves the problem of capital constraints for new urban development projects.

•	improves efficiency of land use and facilitates land resource management with enhanced economic benefits for the community.

•	accelerates project completions.

•	limits unplanned growth.

•	allows realization of a large price premium from second-stage developers who can quickly make full use of property with in-place infrastructure.

•	reduces strain on municipal management resources.

•	creates jobs in the city related to the project and follow-on uses for it.

•	increases the local tax revenue base much more quickly.

Sing Kung is positioned to help municipalities understand and utilize new strategic and financing paradigms and to implement value-added solutions for them.

Government urban development policies

The political framework governing provincial and municipal development projects in the PRC is highly complementary to Sing Kung’s business model. Advancement of government officials at the local and provincial level within China is closely tied to implementation of state policy objectives and achievement of tangible economic growth that leads to enhanced regional productivity, job creation, increased local tax revenue, and generation of other municipal fees. This includes generation of VAT taxes which tend to rise proportionally with increases in the size of the local or regional economy.

Counterbalancing the obvious motivation for officials to approve any project that creates the potential for future growth, it is becoming widely recognized, (particularly at the national level) that poorly planned development projects that pump up short-term construction revenues but do not ultimately lead to increased long-term employment or improved long-term viability of the city are not a good use of government funds. Banks that have financed these projects are also demonstrating an understanding of this issue by adjusting their loan approval parameters. The proliferation of unsound projects and bad real estate loans concentrated in state-owned financial institutions has led to restrictions of various kinds on funding for certain types of projects, and in some cases outright policy bans, e.g. high-tech industrial park developments in smaller cities with limited access to technically-proficient people, few local educational institutions to train qualified future employees, and (regardless of the quality of fixed assets furnished by the developer) little hope of attracting investment interest from suitable corporations willing to gamble their technical future. Enforcement of restrictive state policy initiatives has been inconsistent, but career municipal bureaucrats are increasingly reluctant to be associated with projects that are not based on sound fundamentals, increasing demand for high-level, comprehensive strategic planning and development solutions such as those offered by Sing Kung.

Sing Kung’s strategic approach to urban development is in harmony with policy priorities and is welcomed by city officials working with limited resources who are looking for fresh ideas to quickly promote economic growth and community viability and land resource management. In some cases, the use of the BT structure can cut a year or more off of the time frame for a city’s project implementation because the city does not have to obtain firm project financing commitments through bureaucratic government or state-lending channels before project commencement. Municipal leaders have also found that their decisions to champion the successful projects sponsored by Sing Kung have been positive factors in their own career development because of the rapid impact the projects have had on achievement of city economic goals. These outcomes lead to favorable references for Sing Kung within the close-knit Chinese bureaucracy and create a virtuous circle of growth opportunities for Sing Kung.

SING KUNG BUSINESS

Sing Kung is responding to the massive urban growth in China by providing an integrated, turnkey solution, primarily to second and third tier cities under severe pressures to accommodate their rapidly rising populations. The business model has three key components: (1) urban planning, (2) basic infrastructure construction through management of a consortium pursuant to a BT contact, and (3) assisting the municipal client with commercialization or long-term financing of the completed and approved project. Each of these aspects of Sing Kung business is described in detail below.

MUNICIPAL STRATEGIC PLANNING/URBAN PLANNING

For historical and policy reasons, urban planning in China is performed primarily through the state-funded university system, either directly with faculty-led teams or teams led by staff of university-affiliates such as the Tongji Project Management & Consulting Co. Ltd. In general, both municipal leaders and the university-based planners have been narrowly focused on the engineering aspects of urban planning. Sing Kung endeavors to use its experience, technology and high-level personnel resources to bring a strategic and economic perspective to this important function. Sing Kung’s integrated and comprehensive approach is designed to elevate the economic and social impact of municipal development initiatives, lower project risk and shorten the cash generation cycle of its local government clients. It provides a solid foundation for the development of detailed urban development plans.

To facilitate implementation of projects and identify new project opportunities, Sing Kung has established close working relationships with selected faculty and staff at China’s top research institutions in the field of city planning and design, including Tsinghua University in Beijing, Tongji University in Shanghai, and University of China Technology & Science in Anhui. Each of the institutions where Sing Kung has relationships has a long history of consulting for the Chinese government at the central, provincial, and municipal level on city planning and of winning approvals from the NDRC. Sing Kung’s collaborations with the NDRC and university project teams allow it to participate actively in the all-important preparation of specific project plans from the earliest stages that gives the organization visibility of a large universe of potential development projects that will be implemented over the coming 3 to 5 years. This perspective positions Sing Kung to propose selectively on the most attractive projects that come to bid in the BT mode with municipalities that it deems to be well managed, advantaged by geography, policy priority or other factors and fiscally sound.

Sing Kung’s Chief Planning Officer, Professor Zhu, is recently retired as Director-General of the renowned College of Architecture and Urban Planning at Tongji University and is widely recognized as a prominent figure in urban planning in China. He provides professional and technical leadership to Sing Kung’s internal planning staff and is instrumental in fostering new relationships between them and the country’s best emerging urban planners who are expected to be sought after to direct planning efforts for municipalities in the future. Dr. Zhu is also preparing Sing Kung to be a leader in directly offering planning services to municipalities as that activity begins to migrate to the private sector, the typical arrangement in most other countries.

Opportunity generation

Although Sing Kung identifies BT project opportunities from referrals and various other sources, it relies extensively on its urban planning activities as the engine for driving the creation of attractive project opportunities. The first stage economic and strategic analysis performed by Sing Kung, coupled with the detailed city planning work builds a relationship of trust and credibility with municipal officials. Sing Kung’s senior management and advisors have actively marketed to a large network of municipal and provincial leaders, including those with whom they have worked on projects in the past. Regular contacts are maintained with officials in more than 50 municipalities with near-term development needs. In addition, they have an active business development calling program with municipal governments that are known through Sing Kung’s urban planning and construction consortia partners to be actively involved in projects that will soon reach the execution phase. To enhance referrals and identify future opportunities for supplementary service relationships, Sing Kung staffs its project offices with at least one senior employee, often with masters- or PhD–level credentials in urban planning, to interface with the municipal government officials during the early stages of the project. This individual provides assistance and counsel on matters affecting the project including project financing, marketing, and later-stage development activities. These senior Sing Kung staff members are positioned to become trusted advisors to client municipal officials, a particularly welcome role in cities removed from the largest urban centers and operating with limited personnel, relevant expertise and financial resources.

Project Risk Assessment

Beyond information available on a handful of major municipalities, China lacks a reliable public source of information on the financial health of its municipalities and provinces. Also, there is no recognized private rating agency comprehensively covering this universe of potential counterparties that would be the equivalent of those operating in developed countries whose ratings are widely accepted by the international finance community. Consequently, the development of proprietary information and access to fragmented and difficult to compile government information is critical to being able to make an objective assessment of municipal financial risk. Therefore, Sing Kung conducts its own analysis of municipal government financial condition before moving forward with any BT project involving long-term payments. In this area, it relies upon guidance from its Chairman and a network of special economic advisors with deep experience in fiscal assessment of and financing for local governments and development projects. Sing Kung’s network of relationships extends to both state and commercial banks that have an informed and often first-hand perspective on market dynamics and municipal fiscal and management strength. As discussed above, Sing Kung’s Chairman, Mr. Qiping Gao is recently retired as Chief Economist for the China Development Bank and remains an advisor to this state-owned institution that is the leading source of development lending in the PRC.

Role of universities

PRC urban planning often takes place through the urban planning and architecture departments in China’s state-run university system. Because of historical policies promoting specialization among China’s universities, there are only a few internationally recognized urban planning and architectural departments that execute most of the detailed designs for important new urban areas, infrastructure and other high-priority projects. Sing Kung, through its CEO and urban planning staff, has long-standing relationships with senior staff members in the principal urban planning departments, notably at Tongji University in Shanghai, Tsinghua University in Beijing, and University of China Technology & Science in Anhui Province. Most of the major universities also have affiliated planning institutes or centers that manage planning projects. Through their participation with project teams at these institutions, Sing Kung personnel are involved in a much larger number of urban planning projects than the number of BT projects it actually undertakes. To bolster visibility of such projects and ensure access to trained and experienced staff resources, Sing Kung has entered into a formal strategic relationship with Tongji University affiliate Shanghai Tongji Urban Planning Design & Research Institute. Because of Sing Kung’s close collaboration with the university planning project teams as well as the municipal officials, Sing Kung is able to select for bidding only those projects that are financially viable and provide the opportunity for accelerated payment strategies.

Competition in planning and design

Sing Kung’s primary competitors in the urban planning segment of its business are personnel from leading university and university-affiliated design centers. In addition, Sing Kung believes that at least 300 planning consultant organizations and specialized engineering and construction firms in China have capabilities in this arena, although they tend to be narrowly focused on routine projects or specific engineering designs for structures or infrastructure components. To Sing Kung’s knowledge, none of these competitors integrates municipal strategic planning with turnkey project construction and financing in the same manner as Sing Kung.

Licensing

In China, wholly-foreign-owned enterprises are presently prohibited from undertaking municipal infrastructure planning projects unilaterally. Consequently, Sing Kung’s relationships with university and institutional license-holders are critical to its establishment and maintenance of municipal client relationships for comprehensive urban planning projects. To mitigate risk of not having access to requisite licenses, Sing Kung has entered into an agreement with Pan China Construction Company, Ltd. (as further described below under the heading “Infrastructure Construction Management – Licensing”) under which Sing Kung, for a pre-agreed participation interest, can include Pan China as a consortium member in a role that will satisfy the licensing requirements. In addition to construction licenses, Pan China also holds planning and design licenses of the sort that are often required on Sing Kung projects. Although there can be no assurance that this area of activity will be opened to wholly-foreign-owned enterprises or when that might occur, Sing Kung believes that the PRC government will do so soon. At that time, Sing Kung plans to take such actions as are needed to procure an urban planning license.

Internal planning capabilities/Development of the Urban Planning Institute

To support its growth, provide for professional development and to position Sing Kung for the migration of urban planning activities in China from the public to the private sector, Sing Kung has established a business unit designated as the “Urban Planning Institute”. This unit is headed by Mr. Huang and currently staffed by 4 full-time senior employees devoted to continued development and application of Sing Kung’s comprehensive urban planning process. The Urban Planning Institute personnel are graduates of the major universities and a few continue to serve as adjunct faculty at major universities, which allows them to involve their most promising graduate students in the planning projects and to lay groundwork for future recruiting. Their efforts are currently supplemented by approximately 30 independent contractors however, that number fluctuates with project workload requirements. The Urban Planning Institute is negotiating strategic relationships with top urban planning, design and management schools of major Chinese and international universities and seeks to position itself as a recognized leader in integrating urban and infrastructure planning, municipal economic development, resource management and financing disciplines that are required by China’s rapidly evolving local governments.

INFRASTRUCTURE CONSTRUCTION MANAGEMENT

Sing Kung’s BT model for urban development

Sing Kung has implemented an innovative public-private partnership (“PPP”) business model tailored to the specific opportunities and risks of municipal infrastructure development in China.

Sing Kung utilizes a BT (Build-Transfer) model for its development projects. As noted above, BT refers to a form of project execution wherein a private entity such as Sing Kung receives a contract from a municipality or public sector entity to do engineering design, fully finance, and construct, on a turnkey basis, a specified project. Upon completion, the private developer then transfers the project to the public-sector customer in exchange for fixed payments over a specified (usually 6 to 8 years) period of time. In addition to transferring the burden of project planning and execution to a private-sector counterparty, the BT model places primary responsibility for organizing financing onto the developer. This is particularly useful for government project sponsors in situations such as those prevailing in China where there is no organized municipal financing market and the process for arranging direct government funding or budget approval is often long and fraught with political challenges. However, such situations create substantive challenges and risks for private-sector BT counterparties.

As an economist, academic, and developer with close relationships among top-tier university-based urban planning groups in China, Dr. Shi began experimenting with the BT model on ad hoc projects before this form of PPP was officially accepted in the PRC. As discussed above formal endorsement of private investment in municipal projects in 2004 set the stage for the formation of SNC in 2005 because it provided a basis for enforcement of the contract rights of BT developers PRC regulations. With very limited capital resources, however, SNC was forced to initiate BT projects in partnership with independent private capital sources or well capitalized construction company consortium partners who received the substantial majority of revenues under the consortium agreements. Despite receiving only a small allocation of revenue, however, Sing Kung’s management and staff were able to:

•	work actively and closely with top-level university planning teams on economic and strategic aspects of an increasing number of municipal planning projects

•	aggressively augment their network of forward-thinking municipal leaders

•	build relationships with established engineering and construction contractors who could participate in future BT consortia and to set the stage for Sing Kung’s expansion

•
establish precedent agreements pursuant to which investors and contractor-partners contributed much of the capital for the BT project and SNC received a premium as the project originator and consortium manager.

Between 2005 and the end of 2007, several projects were undertaken by SNC or individually by its executive team and their affiliates that utilized and allowed refinement of the BT model. Examples are provided in the table below:

Province	Location	Contract Value	Scope of project	Project Start	Project Completion	Collection Status

			A -SNC Projects
	Changchun
Ji'lin	Wukeshu Modern Agricultural Industry	18.7	infrastructure for agricultural industry development area	2006	2007	fully paid
	Development Zone
Ji'lin	Changchun	18.1	infrastructure for industrial and technological development zone	2007	2007	fully paid

			B- Other Projects

He'nan	Xinxiang	$30.1	infrastructure development for new university campus	2004	2005	fully paid
He'nan	Zhengzhou New Development Zone	$14.5	infrastructure for industrial development zone	2004	2006	fully paid
Ji'lin	Fusong	$41.1	Infrastructure for resort development	2006	2007	fully paid
Ji'lin	Ji'an	$44.1	Infrastructure for resort development	2007	2008 (in progress)	pending project acceptance
Ji'lin	Jingyu	44.1	Infrastructure for resort development	2007	2008 (in progress)	pending project acceptance

Whether the above historical projects were performed by SNC or separate consortiums, most of the revenues and returns were specifically allocated to the individual providers of project capital. For this reason, total project revenues and returns for the projects performed by SNC are not visible in its historical financial results. Nevertheless, Dr. Shi and his team have been able to build on SNC’s early experience. With a modest infusion of private capital directly to SNC and the expectation of being able to raise foreign capital to execute its business plan, Century City was formed in late 2007. Century City was established as a wholly-owned foreign enterprise (“WOFE”), a government-approved corporation authorized to bring into China a fixed allocation of foreign capital, in this case $30 million of registered (permanent) capital. Awaiting approvals to complete the acquisition of SNC, Century City has entered into contracts with SNC’s owners to give it total operational control over Sing Kung and a 100% economic interest in the activities and relationships of SNC. Beginning in 2008, Century City and SNC began to selectively enter into new BT contracts that had been incubated in SNC’s robust project pipeline.

The majority of BT contracts committed or currently planned by Sing Kung are for modest-sized (often multi-phase) infrastructure projects with second tier cities that management believes can benefit the most from its proprietary blend of services and support. The infrastructure projects tend to be comprised of multiple elements including roads, sewers and drainage systems, small bridges, and water and power distribution lines – relatively simple to execute project elements that can be completed within a short time frame, have predictable costs, and can be implemented by numerous local sub-contractors. Taken together, however, these infrastructure elements are foundational and their completion and connection to a city’s infrastructure grid is often essential to attracting commercial, residential or industrial developers, or end-users to a project and to winning financing approval from lenders to the city or to the project. In Sing Kung’s vernacular, these projects “plant the first seed” by putting in place the essential first stage infrastructure needed to support future development.

An essential step in Sing Kung’s project origination process is its top management assessment of whether or not a project will enjoy a favorable market reception and economic success when completed. If Sing Kung is involved in the creation of project development strategy for the city, it fosters a deep understanding of this topic. Comfort with each project’s economic prospects is important both to Sing Kung’s assessment of the project’s financial risk and to its potential to enhance investment returns and liquidity through accelerated BT contract payments. Sing Kung’s BT contracts always incorporate provisions designed to accelerate payment of the BT obligation. These are tailored to each project and municipal client, but could permit Sing Kung to obtain repayment of the BT obligation from cash sources such as commercial or development bank loans to the municipality or project, lease payments, use fees or incremental tax revenues earned by the city or the municipality’s sale of land parcels from the project or other sources. In addition, project economic success often leads to repeat opportunities with existing client municipalities or others within the provincial structure that have an opportunity to gain exposure to Sing Kung’s model for development and the results achieved. Such referrals have the added benefit of limiting competitive pressures for those future opportunities.

For projects in jurisdictions other than the well known mega-cities for Sing Kung, the underlying fiscal health of the city must also be strong. This is so because the ultimate source of repayment is the long-term contract with the municipality. Since almost all of China’s small and mid-sized cities operate with at least modest deficits before giving effect to provincial and central government distributions, it is essential to have first-hand knowledge of the city’s management strength, likely priority for the distribution of loan or grant funds given government policy guidelines, the political factors that could influence payment priorities, the profile of the city’s future level of commitments and finally its historical track record of meeting obligations. Sing Kung has developed reliable sources of information and the internal capability to assess municipal counterparty risk and objectively and to critically evaluate the financial risks of each BT investment opportunity.

The PRC regulatory framework has only recently evolved to support public-private partnerships (“PPP”). Totally aware of the urbanization trends and the overwhelming demands that they will create on government resources at the state, provincial, and municipal level, the PRC State Council has accepted that private capital sources will have to play a major role in financing and otherwise supporting the development of urban infrastructure and many services. After several years of “looking the other way” while individual cities experimented with public-private development partnerships, in July 2004 the State Council on Reforming the Investment System formally endorsed the use of private investment for municipal projects, a declaration consistent with the application of PPP concepts that are widely used elsewhere in developing economies, such as BT and BOT (Build-Operate-Transfer) models.

The BT model, described above, is currently utilized by Sing Kung. The BOT model refers to a form of project that includes all of the elements of the BT model but also involves operation and maintenance of the project for a period of time by the contractor. It is frequently utilized for infrastructure projects that produce predictable revenue streams, such as toll roads, transportation facilities, hospitals and clinics, water treatment plants, and energy generation and delivery systems. Payment to the contractor is often in the form of a share (or sometimes all) of the revenues derived from the operation of the project as well as, or sometimes in lieu of, fixed payments from the government counterparty. The transfer of BOT projects back to the municipality typically takes place after some specified (usually long) period of operation. With access to additional capital resources from IAG and access to the public capital markets, Sing Kung expects to identify significant opportunities to undertake projects utilizing the BOT structure in the near future (subject to applicable regulatory approvals).

Under the BT and BOT models, capital intensity for developers is high. Based on the limited information available for these projects in China, Sing Kung believes that the long-term risk-adjusted returns are at the high end of the international norms for this type of project due to capital-market inefficiencies in China and intense pressures to quickly implement urban infrastructure projects. Consequently, margins may decline over time, but Sing Kung’s assessment is that project returns will remain attractive for the foreseeable future. As in most countries utilizing PPP models, if the BT developer can effectively finance a meaningful fraction of the investment at low cost and accelerate the ultimate payout or efficiently monetize the municipal counterparty obligations, its returns can be robust. Sing Kung believes that except for its own projects, the bulk of BT contracts executed in China to date have been located in the larger municipalities whose creditworthiness is accepted to some degree in international financing markets and developers’ access to capital is simplified.

Contract bidding process

The initial BT contracts awarded to the consortiums led by Sing Kung’s subsidiaries have been subject to a public bid process and the contracts and terms of the award are a matter of public record, to the extent permitted by PRC and local regulations. In general, the bid process is short, 30-days or less, and bidders must meet the requirements of the municipal project specification. Following the award, there is usually a process of public notification wherein the winner of the award and its general terms are announced in accordance with local regulations. Bid specifications often include, in addition to job requirements, qualifications that bidders must meet. These qualifications may include relevant past work experience, references, financial capability and usually a substantial bid deposit. In some cases, the bid specification, uninformed perceptions about project prospects and other requirements have had the effect of substantially limiting the number of competitors bidding on awards won by Sing Kung. In other cases Sing Kung has won bids against multiple competitors. Change orders and follow-on work may be awarded by municipalities without new competitive bidding, depending on local regulations and the terms of the original bid, and subject to the provision that the project parameters and overall cost remain within those approved by the NDRC. Sing Kung endeavors to identify situations where it will have an advantage in the bidding process and where its ability to offer more complete or effective service allows it to avoid bidding solely on price.

Formation of consortia

Based on its first-hand project experience, the management of Sing Kung has cultivated close working relationships with leading engineering and construction companies in China over many years. These relationships provide perspective on evolving cost norms for completing projects throughout the PRC and on best practices in use in China’s enormous and highly fragmented construction industry. They also represent reliable go-to resources for formation of competitive bidding consortia that can perform work anywhere in the country. Execution partners are screened by Sing Kung management and are known to have financial strength and access to both direct financing and bonding that ensures their ability to finish projects they undertake and to participate in providing a substantial fraction of project working capital. Sing Kung’s BT project consortiums often include one or more of these strategic partners who hold the Class 1 licenses that permit them to design and execute state-funded infrastructure projects. Many are at least partially state-owned and are cooperative and experienced in utilizing local resources that will allow municipal project sponsors to “recycle” project revenues into their local communities in the form of wages and sub-contract revenues. Execution partners involved in current and recently completed SNC projects include such prominent national companies as Shanghai Simeikehui Construction Engineering Consultation Co. Ltd., Shanghai Linli Design Co. Ltd., Shanghai Architectural Design Institution Co. Ltd., Pan China Engineering Ltd., China Urban Construction Works Bureau, and the China Railway Group.

Structure of BT contracts

Under the regulations that permit PPP arrangements such as BT contracts, the BT Developer takes dominion over the property being developed during the development process. As such, the Developer has the rights of an owner (other than the right to transfer the property) during the development and before the municipality has repurchased the rights to the project. The fees charged for the infrastructure construction are generally set with reference to regulatory guidelines. Additional fees can be levied (as part of the contract price) for the use of the developer’s capital and for other services that the developer is providing to the municipality. Collectively, these are all bundled in the overall project fee. Each BT contract between Sing Kung and its municipal clients is different and is tailored to the circumstances and the project. Notwithstanding this, there are a few elements common to all of Sing Kung’s current contracts:

•	Sing Kung is the development consortium leader and has power to negotiate with the municipality on all contract matters.

•	The project must be approved/accepted by the municipality and there are strict timelines and dispute resolution mechanisms for this process.

•	Capital contributions by Sing King and/or its project partners to fund project expenses are delineated in the contract with the municipality or ancillary contracts with the consortium partners.

•
Project execution responsibilities are clearly divided among consortium partners and delineated in the contracts, and distinctions between joint and several performance accountabilities to the municipal client are documented; in keeping with this principle, the allocation of project revenue among the consortium partners is delineated in the set of contracts for each project.

•
In addition to other collateralization of the repayment obligations, the payment for the project over time generally results in a proportional transfer of the project back to the municipal client contemporaneous with each payment it makes to the consortium. Thus the BT developer always maintains clear rights to underlying asset value in addition to having the right to receive payments from the municipal government.

Flow of liability

One of the unique aspects of the BT contracts completed by SNC prior to the end of 2007 is that they did not create direct liability for Sing Kung for all elements of a project. Unlike typical Western-style construction management contracts, SNC’s historical BT contracts apportioned project accountability and therefore liability directly to the contracting partners in the construction consortium. The result of this structure was that SNC had limited liability under these BT contracts. It also is the reason that the contractor-partner expenses and revenues did not run through SNC’s income statements. The opportunity to continue this limited liability structure on future contracts depends on market competitive dynamics and the priorities of municipal counterparties. Moreover, in recent contracts pertaining to projects that commenced after January 1, 2008, and with its growing financial strength and access to capital, Sing Kung has determined that it is to its economic advantage to act as the overall financial backer for the projects. Therefore Sing Kung’s current projects in progress have a more conventional general contractor structure wherein the company is responsible to the consortium partners for payment and will receive and recognizes all project revenues. If available contract terms continue to justify the additional risk involved and it has adequate access to capital resources such as would be available following the closing of the proposed transaction with CNC, Sing Kung intends to undertake more BT contracts on this basis in the future. In all likelihood, Sing Kung’s project portfolio will include multiple forms of BT contracts.

Competition in construction

Sing Kung’s primary competitors in the construction and BT development segment of its business are licensed China-based construction companies. Sing Kung management estimates that there are thousands of these in China, including international enterprises. The largest and most capable Chinese construction contractors tend to be at least partially owned by government units and many have attained a scale and level of capability that ranks with the largest competitors from developed countries. Some of these competitors are also occasional Sing Kung consortium partners. Because of its ability to originate high value/high profit projects Sing Kung has a competitive advantage over competitors that function solely as construction contractors. To Sing Kung’s knowledge, none of these competitors integrates municipal strategic planning with turnkey project construction and financing in the same manner as Sing Kung.

Licensing

Aspects of infrastructure design and construction that are often included in Sing Kung’s BT contracts require the contractor to hold an applicable license to perform such work. This requirement is fulfilled for the consortium if a consortium member is licensed to perform each element of work requiring a license. Because Century City is not licensed for infrastructure construction, it has formed a strategic relationship with Pan China Construction Company, Ltd. Under this agreement, Sing Kung may, at its discretion and for specified fees, include Pan China as a consortium partner if it cannot find another consortium partner or partners that hold requisite licenses. In 2007, the PRC Construction Ministry lifted its prohibition on wholly-foreign-owned enterprises obtaining a license to undertake infrastructure construction and Century City intends to obtain its own license for this important function as soon as practicable.

Percentage of completion accounting method

Sing Kung utilizes the “percentage of completion” accounting method for determining revenue recognition during the construction management phase of the project.

On-the-ground management teams

Sing Kung has a team of on-the-ground project managers who guide each project through completion. These project managers are well-educated, often with either master’s degrees or Ph.D.s. They have responsibility to oversee the work of the consortium members, monitor the progress of each phase of the project, and manage Sing Kung’s relationships with municipal leaders. Sing Kung will need to increase its project management capacity in order to increase the number of BT projects it can successfully bid on and execute. It is actively training future project management candidates on its existing projects.

PROJECT PIPELINE AND BACKLOG

Sing Kung has a robust project pipeline and its multi-year project backlog provides visibility of future revenues and earnings. As of June 30, 2008, the project backlog was $103.7 million derived as described under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Overview”

As reflected in the table below, subsequent to June 30, 2008, Sing Kung has transferred its interest in one project (with Jingyu County Government) in exchange for a more favorable economic arrangement with its consortium partners on another project.  It has also won a large multi-year contract with a new municipality (Zhengding County Government).  Collectively, these projects bring the total backlog to approximately $390 million as shown in the table below.  This backlog is sufficient to allow Sing Kung to meet the net income targets that trigger management stock incentives for 2008, assuming they are performed on time and within budget. This backlog for 2009 is sufficient to meet approximately 75% of the net income targets that trigger management stock incentives for 2009, again assuming the contracts are performed on time and within budget.

			Estimated Project Performance Schedule					Project
	Total Project Size	Work Performed	2008 (remaining)	2009	2010	2011	2012	Revenue Backlog

	As of June 30, 2008

Jiaohe	51.5	(46.6)	4.9	-	-	-	-	4.9
Jiaohe (suppl.)	55.9	-	-	55.9	-	-	-	55.9
Jingyu	42.9	-	42.9	-	-	-	-	42.9
Total	150.3	(46.6)	47.8	55.9	-	-	-	103.7

	As of September 30, 2008

Jiaohe	51.5	(51.5)	-	-	-	-	-	-
Jiaohe (suppl.)	55.9	-	-	55.9	-	-	-	-
Jingyu	(42.9)	-	(42.9)	-	-	-	-	(42.9)
Zheng Ding	438.6	(5.7)	68.4	131.5	79.6	79.6	79.5	432.9
Total	395.7	(5.7)	25.5	187.4	79.6	79.6	79.5	390.0

All amounts in $ millions

Sing Kung is functioning in the capacity of general contractor as well as consortium leader for the Jiaohe and Zhengding projects and will therefore recognize all project revenue and the costs of its consortium partners in its financial statements in connection with those projects.

Selected current and potential future project sites

Sing Kung is involved with urban planning and development projects located throughout China. Although not comprehensive, the map shown below illustrates the geographic distribution of Sing Kung projects.

PROJECT FINANCING/REFINANCING STRATEGIES

One of the key ingredients of Sing Kung’s success in executing the BT development model has been its ability to arrange financing for the municipal client that triggers accelerated payments under the contract terms. Sing Kung employs of number of project financing strategies to assure rapid repayment of the municipal obligation. As a result of these financing strategies, Sing Kung’s senior management has been able to accelerate municipal payments to under two years in all of the BT projects with which it has been involved since the formation of SNC and that have been completed. In the case of the BT projects completed in 2006 and 2007, for example, the acceleration of payment was triggered by revenues received from the municipality from the sale of land-use rights.

Arranging loans from key Chinese financial institutions

Sing Kung’s management team and some members of its board of directors have had long involvement with the principal Chinese financial institutions that finance municipal development projects. The Chairman of the Board, Mr. Qiping Gao recently retired as Chief Economist from the China Development Bank, the largest funding agency of urban development in China, and he continues to serve as an economic advisor to the China Development Bank. He provides valuable perspective on market requirements for successfully concluding municipal funding. Sing Kung’s CEO, Dr. Jianjun Shi, through his experience in the development of large state-developed power projects, had opportunity to gain an intimate understanding of infrastructure development processes and financing at the regional and local level within the PRC. As a result, he also has long-standing relations with the China Development Bank as well a number of regional development banks. In some cases, Sing Kung begins the process of arranging financing even before the BT contract comes up for bid. In other cases, Sing Kung works with the municipality to arrange project financing during the BT construction process or shortly after completion of the construction phase and acceptance by the city government.

Pre-selling parts of the project

Each BT project has a secondary development aspect to it in the form of housing, commercial centers, academic institutions, or industrial facilities or a combination thereof. Through its deep involvement with the planning process and in collaboration with municipal leaders, Sing Kung actively participates, whenever possible, in soliciting interest in sections of the projects to secondary developers, end users, or government agencies before its BT projects commence. Municipalities are particularly attracted to this BT support because in the past the cities sold raw land to developers for very low value. With BT financing and second-stage sales support, cities obtain construction-ready sites for no up-front cash, are able to sell land for a substantial premium over raw land values, and reap significant and often accelerated tax benefits that enhance the reputation and careers of local political leaders.

Loans to Sing Kung collateralized by project or municipal payment obligations

Another option that Sing Kung may utilize in the future to more quickly recycle its cash into new projects is to obtain a loan directly from a development or commercial bank utilizing as collateral the municipal payment obligation and the project assets conveyed with the BT contract. At the size of the current projects, this is a fairly cumbersome and inefficient method to accelerate project cash flow. At times, Sing Kung has utilized the cash resources of some of its consortium members and sacrificed some of the project revenue allocation (profit) in order to enhance Sing Kung’s cash flow.

Possible sale of receivables from municipalities

Sing Kung is actively exploring the possibility of “monetizing” its municipal receivable stream in the debt markets. It is in discussions with banks and government officials about the process of and approvals required to transfer these repayment obligations outside of the country and, in the alternative, creating a derivative security that could be marketed on favorable terms.

COMPETITION

Sing Kung’s business model gives it a sustainable competitive advantage and scalability. Sing Kung has not been able to identify any single competitor that is employing a comprehensive service and financing model similar to Sing Kung’s that targets municipalities in China. Sing Kung has built unique organizational capabilities to complement its business model. Sing Kung’s business model is built on its deep connections to China’s top urban planning institutions, cutting edge thinking about how to enhance municipal economic performance and resource management, discipline in analyzing the financial position of client municipalities using non-public information, a focus on strategic partnerships with those municipal clients it chooses to serve, senior management relationships that facilitate the assembly and oversight of construction consortiums to efficiently handle primary infrastructure construction across the country and skilled senior resources able to pre-market projects to decision-makers at commercial or development banks and end-users or second-stage developers. By design, this capability is difficult for competitors to replicate and Sing Kung management believes it affords Sing Kung a competitive edge as it builds the scale and market presence of its business.

The scale of urban development in China is enormous and growing rapidly. Consequently, there is both great opportunity and intense competition in all sectors individually, ranging from planning to construction and including many speculative real estate developers. These factors have led to China being recognized as one of the world leaders in urban planning, development, and construction and many able enterprises involved in this sector are based and operate there. The immense size of the infrastructure development arena in China dictates that Sing Kung will never capture a large percentage share of this market. Due to Sing Kung’s knowledge and range of relationships, however, we are not aware that any other single competitor within China has successfully bundled a package of services and capabilities that fully meets the current needs of China’s rapidly growing municipalities.

By focusing closely on serving a targeted segment of the total universe of government customers that includes those favored by central government policy priorities, Sing Kung believes it has secured a differentiated position in the market and a defensible competitive advantage that will let it capture the best opportunities and grow rapidly. Sing Kung’s market positioning allows Sing Kung to earn high rates of return on its invested capital – above the norms for BT projects that are simply commodity construction financing mechanisms for limited-scope projects. By contributing substantially to the conceptualization and initial implementation of each of its projects, Sing Kung’s projects enable municipalities to capture a share of what is customarily developer profit. Delivery of these economic benefits allows Sing Kung to earn attractive returns while limiting its own risk.

Because of its strategic partnerships with top planning, design, and construction resources having central government affiliations, Sing Kung has the ability to tap large pools of the country’s best talent and get priority for its projects. These arrangements allow Sing Kung to grow rapidly and to deal cost-effectively with project workload spikes without pushing up its own fixed costs. Moreover, Sing Kung’s project management and risk assessment technologies can be extended to its growing project portfolio with relative ease and little up-front cost.

LONG-TERM CORPORATE STRATEGY

Organic growth of business

The basic long-term strategy of Sing Kung is to ride the wave of the PRC’s massive urbanization process over the next 20 - 30 years and maintain its status as one of the leading companies in China that provides turnkey urban planning and basic infrastructure construction project management to larger- and middle-tier cities and redevelopment zones of older urban areas. As a result, it stands to benefit greatly from China’s ongoing urbanization process. The intense demand for new urban infrastructure is already significant and growing rapidly. Sing Kung plans to expand its business aggressively to take full advantage of the anticipated growth in demand for urban infrastructure. Sing Kung’s combination of proprietary planning, industry-specific know-how, and comprehensive understanding of the urban development process positions it well to capitalize on these growth opportunities. It will carry out this organic growth strategy in several ways.

First, it will strengthen its already-established position within the Chinese urban planning community as well as its already well-established ties to China’s key academic institutions involved with urban planning. It will grow its own internal urban planning capabilities in order to manage a larger number of projects and provide a higher level of service to it municipal clients.

In addition, Sing Kung will utilize the capital-raising potential from its position as a U.S. publicly-listed company to further enhance its credibility with government clients and participate in a much larger number of BT projects and in BT projects of greater scale and scope. Sing Kung has been limited in the number of highly profitable projects that it could participate in due to the constraints on its capital resources. With the infusion of capital from CNC as well as the ability to raise capital on the international markets as a U.S. public company, Sing Kung can expand its capacity to provide urban planning and BT construction management to a much larger number of municipal clients with larger project requirements.

Ancillary services and product growth opportunities

Sing Kung also has numerous strategic growth opportunities in ancillary services and products. As its business expands and evolves, Sing Kung is well positioned to provide additional services to its municipal client base for supplementary fees or participation interests, extend its development investments into high-return BOT projects, participate selectively in later phase development activity in the most promising situations, and export China’s leading urban planning technology to other emerging markets. Although none of these initiatives is likely to be implemented before the end of 2008, some of the opportunities are further described below:

Project marketing/brokerage: In the course of its strategic analysis for most projects, Sing Kung identifies target participants for second and later-stage development participation and often prepares presentation materials for them and makes initial introductions on behalf of its municipal clients. These efforts are currently focused on accelerating collection of the BT contact payments to Sing Kung, but their success has been appreciated by municipal leaders who welcome the assistance in attracting investors and stimulating growth. Typically Sing Kung’s efforts add significant strategic perspective and new ideas that boost impact of traditional local marketing initiatives. Commercializing this activity to generate agency revenues for Sing Kung is a natural extension of its current BT contract payment acceleration process.

Project financial services: Sing Kung’s management has long and close working relationships with various financial institutions responsible for providing the bulk of municipal project funding in China. These include, among others, the Development Bank of China, the Agricultural Development Bank of China, and the Shanghai Pudong Development Bank. Sing Kung also has developed relationships with various regional commercial banks, many of which still have significant state ownership participation. This network has been fostered to ascertain municipal fiscal strength, support loans to Sing Kung’s engineering and construction partners to finance project receivables and working capital needs, and in some cases assist municipalities to quickly complete loan applications to cover costs of completed projects and subsequent project phases (which also typically accelerate payment of BT contract payments). As a result of these banking activities, Sing Kung has an understanding of the market credit criteria for development loans, a demonstrated capability to facilitate the credit review and approval process, and credibility with key financial institutions in providing information about project economic viability. Extension of financing support activities into another line of business generating fee income is a logical progression for Sing Kung.

Follow-on Development Second and subsequent phase development represents an additional investment and growth opportunity for Sing Kung where its situational knowledge gives it an edge in gauging the potential for economic success. Sing Kung will have a choice of pursuing such opportunities independently or in partnership with industrial, commercial and authorized residential developers. Through one of these strategies, management believes that some level of direct development activity is appropriate for Sing Kung in the future and this may also become a source of fee income.

BOT Projects. Many of the projects with which Sing Kung is involved require the construction and operation of related services such as waste and wastewater disposal, water purification and delivery, power generation, transportation services, health services, landscaping and similar services. Most of these services have traditionally been provided by municipalities or state-owned organizations, but increasingly these are being privatized and often established as privately operated monopoly concessions. Because of its involvement in project planning, Sing Kung has an informed point of view about the prospects of each of its projects that is not confidential to the municipality. This places it in a position to bid selectively on BOT projects when it believes competitors do not fully appreciate the opportunity. It may also develop strategic alliances with specialized providers of concession services to enable them to bid more successfully on selected projects.

Technology Export. China’s infrastructure planning capability is among the best in the world. As a U.S. publicly listed company, Sing Kung expects to have credibility and access to municipal development opportunities outside of China that could benefit from access to China’s planning institutions whom are Sing Kung’s strategic partners. Sing Kung intends to respond opportunistically to those situations in order to maintain a perspective on municipal development and financing trends globally that could have application to its China business and to intermediate business development opportunities for its Chinese strategic partners in a way that enhances its competitive position and reputation.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

Sing Kung Limited is a holding company incorporated in the British Virgin Islands in 2007. Sing Kung owns a 100% interest in Century City Infrastructure Co., Ltd. (“Century City”), a wholly-foreign-owned enterprise that it formed in the PRC in 2007. Following its formation, Century City entered into a series of agreements to acquire Shanghai New Century City Development, Ltd (“SNC”) that provided Century City with total operating control over and a 100% economic interest in the net income and activities of SNC while the acquisition was pending. Although that acquisition has not yet been consummated, the acquisition agreements provide Century City with total operating control over and a 100% economic interest in the net income and activities of SNC while the acquisition process remains pending. The parties to the SNC acquisition are working diligently to consummate the transaction prior to the end of October 2008. Although there can be no assurance that this schedule objective will be met, we deem it probable that the acquisition will be concluded. We sometimes use the term “Sing Kung” herein to refer to the combined business of Sing Kung, Ltd, Century City and SNC and we sometimes refer to Century City and SNC as “subsidiaries”.

SNC was formed in the PRC in 2005 to plan and implement infrastructure projects for local governments, a business also carried out directly by Century City. The subsidiaries partner with various specialist firms in consortiums to provide city planning, infrastructure development, urban land improvement, and older-city redevelopment in China. In this way, Sing Kung delivers turnkey solutions to municipalities seeking to implement new development zones, expand existing developments, or redevelop underutilized urban resources. As discussed in detail in the section “Sing Kung’s BT Model of Urban Development”, Sing Kung and its consortium partners fully finance these development projects (“BT projects”) for their municipal clients and receive payment over a period that could range up to 8 years for existing contracts. In addition to supporting its clients with municipal development strategy, detailed planning and fully-financed project implementation, Sing Kung also offers municipal government leaders support in obtaining long-term replacement financing and later-phase commercialization and project marketing.

Sing Kung outsources to its BT project consortium partners almost all construction and project implementation activities other than supervision. One of the unique aspects of the BT contracts in effect and being performed (by SNC) prior to January 1, 2008 is that they did not create direct liability for Sing Kung for all elements of the projects. Unlike a typical construction management contract involving a general contractor and sub-contractors, SNC’s historical BT contracts apportioned project revenue and performance accountability (and associated liability) directly to the contracting partners in the construction consortium. The result of this structure was that SNC had limited liability under the BT contract. It also is the reason that the contractor-partner expenses and revenues are not included in the SNC income statements. Consequently, SNC’s operating margins were substantially higher than normally observed for construction firms because they reflect only the high value-added role performed directly by SNC, i.e. developing project strategy, forming the consortium and providing project financing. This treatment is consistent with US GAAP under EITF 99-19 as further described below in this section under the heading “Key accounting policies”.

The opportunity to continue the limited liability structure on future contracts depends on market competitive dynamics and the willingness of municipal counterparties to accept the allocation of risk associated with non-performance by one or more members of the BT consortium. The contracts for which work has been performed subsequent to January 1, 2008 (with the PRC municipal governments of Jiaohe and Zhengding) do not enjoy the limited liability structure described above because the applicable government counterparties would not agree to those limitations. Full responsibility for contract cost and performance rests with Sing Kung and all project revenues and costs for the projects performed during 2008 have been recognized in Sing Kung’s statement of income for the six months ending June 30, 2008 in accordance with Sing Kung’s accounting policies. The recognition of the full project revenue and cost for the contract performed in 2008 through June 30 (the Jiaohe Contract) is not due to a change in accounting policy. This treatment is consistent with the requirements of US GAAP under EITF 99-19 as further described below in this section under the heading “Key accounting policies”.

From its formation through June 30, 2008, over 99% of Sing Kung’s revenue (and that of SNC from its inception through 2007) was generated from allocated interests in BT contracts. The remainder was from consulting fees related to urban planning projects. The company recognizes revenue on its BT contracts using the percentage completion method based on project progress accepted by its municipal customers. The procedures for customer inspection and acceptance are typically contained in the contracts. The initial inspection and acceptance is monthly or quarterly as specified in the contract and encompasses verification of physical progress or milestone achievement adherence to project specifications and work quality. A final acceptance is received upon completion of the project, subject to schedule requirements set forth in the contracts.

Notwithstanding the two-phase (initial and final) acceptance process described in the preceding paragraph, Sing Kung’s BT contracts are subject to warranty provisions, typically of one-year duration beginning on the date of final project acceptance. A specified fraction of the project revenue is held back by the client through the term of the warranty period and is subject to forfeiture. Addressing all issues that arise during the warranty period represents fulfillment of all of Sing Kung’s obligations under the contract. Because of the nature of BT Contracts, the customers do not have the right to return the project or the improvements that Sing Kung’s has made to the property during the course of performing the contract. On past contracts completed by SNC, no warranty claims have been made by municipal customers. Sing Kung expects this performance to continue on future contracts, in large part because of the integrity of the two-phase acceptance process. Furthermore, Sing Kung’s financial exposure to costs of rectifying warranty claims is mitigated by the indemnification it receives from its subcontractors. Therefore as further discussed below under the heading “Key accounting policies” it does not include any provision to reduce revenue recognition for holdback of payments by its municipal clients during the warranty period nor does it currently reflect any reserves in its financial statements for future warranty-related costs. If a warranty claim is made in the future by a municipal client and that cost is not fully covered by subcontractor indemnity, Sing Kung will recognize the associated expense of rectification in the period during which it occurs.

Because contracts begun in one fiscal year are often completed in the following fiscal year or later, the revenue recognized in a particular year is not, by itself, the best indicator of whether Sing Kung’s business is expanding. The size of project backlog should also be considered. Project backlog represents the amount of unrealized revenue to be earned by Sing Kung and its consortium partners from the contracts they have been awarded. By considering the revenue realized during a fiscal year (or other reporting period) and the project backlog in existence as of the end of that period, the rate of growth in Sing Kung’s business can be better understood, since backlog represents contractual amounts that will be converted to realized revenue and allocated among Sing Kung and other consortium partners once the contract is fully performed.

As discussed in the section titled “About Sing Kung” presented above, members of Sing Kung’s management were involved with other BT projects subsequent to Sing Kung’s formation. However, the following table sets forth information regarding the BT contracts (without duplication) that Sing Kung and its predecessor SNC entered into from SNC’s inception in 2005 through June 30, 2008, along with the project backlog as of the end of the stated period:

	Project Revenue Backlog ($ millions)			Six months ended
	Period Ended December 31,			June 30,
	2005 (from inception)	2006 (full year)	2007 (full year)	2007	2008

Number of contracts awarded during period	1	1	1	1	2

Total net value of contracts awarded during period	$18.7	$18.1	$38.5	$38.5	$109.9

Scheduled contract performance by year:
2005	$6.2	-
2006	$12.4	$5.0
2007	-	$13.1	-	-	-
2008	-	-	$38.5	$38.5	$54.0
2009	-	-	-	-	$55.9

Actual contract performance during the period	-	$8.8	$28.0	$28.0	$44.7
Total amount of project backlog as of the end of the period	$18.7	$28.0	$38.5	$38.5	$103.7

The steady increase in the aggregate value of contracts awarded has resulted in increasing revenues from projects to consortium members over the past three years. However, when revenues for the period are evaluated together with the backlog existing at the end of the period, a clearer understanding of Sing Kung’s rate of growth is presented. In addition, Sing Kung’s revenue allocation from projects has also increased as it has gained access to new capital and begun to invest it in its BT projects beginning in 2008. As a result of this investment capability, Sing Kung expects to realize revenue between 20% and 40% of project value beginning with projects awarded in 2008 as compared with about 5% in prior years when it lacked the capital to earn investment returns from its BT projects.

Historically, Sing Kung has performed its BT contracts within about one year of construction commencement, with the result that backlog that existed at the end of any given fiscal year was generally converted into revenue within a 18 months. As an example, Sing Kung’s entire backlog of $28 million as of the end 2006 was converted to revenue during 2007, with the result that the only remaining backlog was work scheduled to begin in 2008. Similarly, the entire backlog of 18.7 million outstanding at the end of 2005 was cleared by the end of the first quarter of 2007.

However, the amount of Sing Kung’s project revenue backlog that gets carried forward beyond the fiscal year in which the contract is received began to increase for contracts entered into in 2007. Based on the execution of several large, multi-phase contracts awarded during 2008 that will require two or more years to complete, this pattern will be the norm rather than the exception. If the trend toward larger contracts continues, as management expects, an increasing percentage of the backlog resulting from contracts entered into in any one year may not be completed and converted into revenue in the year the contract is received nor completed in the year following entry into the contract and instead, may be completed in the second or later year following the awarding of the contract.

Although the time it takes to complete a larger project may be extended, the completion dates of Sing Kung’s projects will remain generally predictable because the contracts specify start dates and sometimes completion dates for each project phase. Actual completion dates and project progress can vary, however, due to the potentially harsh weather conditions at the project location and adjustments in the project completion schedule that are initiated by the customers. Along with other factors such as changes in government policies that can create unexpected delays, it is difficult to estimate with precision what percentage of a project will be filled in any future quarter or year. Therefore the notations in the tables above about project completion dates may change.

RESULTS OF OPERATIONS

The unaudited consolidated financial statements for Sing Kung for six months ended June 30, 2008, presented in section FII reflect a 100% economic ownership interest in the subsidiaries throughout the period. The referenced financial statements and certain pro forma information related to the six months ended June 30, 2007 contained therein on pages FII-23 and FII-24 form the basis for the comparisons presented below of the results of operations for the six months ended June 30, 2007 and 2008. For the year ending December 31, 2007, the audited consolidated statement of operations for Sing Kung presented in section F-II beginning on page FII-25 reflects only organization and corporate administration costs for Sing Kung, Ltd. and Century City because Century City was not engaged in any direct business activity before the start of 2008 and because the effective date of the acquisition agreements with SNC followed SNC’s last day of business in fiscal year 2007. The audited balance sheet for Sing Kung, Ltd. as of December 31, 2007 consolidates the assets, liabilities and equity of SNC. Certain unaudited pro forma information related to the year-ended December 31, 2007 contained therein beginning on page FII-40 forms the basis for the comparisons presented below of the results of operations for the years ended December 31, 2006 and 2007. We deem SNC to be a predecessor company and its audited financial statements, which are also attached hereto in section FII beginning on page FII-44, are incorporated in the pro forma disclosures and the following discussion in the section titled “Results of Operations” for the fiscal year ending December 31, 2007 and prior years when Sing Kung Ltd. and Century City were not yet formed. In the discussion below regarding results of operations for Sing Kung, when we include SNC financial results on a pro forma basis, we refer to the “SK Group”.

Key Accounting Policies and Estimates A company’s accounting policies form the basis for preparation of its financial statements. Those financial statements in turn are an essential factor in understanding a company’s operations. The accounting policies of Sing Kung Limited and its predecessor SNC are fully described in the notes to the unaudited financial statements of Sing Kung Limited as of and for the six months ending June 30, 2008, the audited financial statements of Sing Kung Limited for as of and for the period from inception to December 31, 2007, and the audited financial statements of SNC as of December 31, 2005, 2006 and 2007 and for the period from inception through December 31, 2005 and for the years ending December 31, 2006 and 2007 respectively; these financial statements are included in Section FII hereof and the indexes to each are presented on pages FII-1. For convenience of reference, a summary of the key accounting policies of Sing Kung Limited are also set forth below:

Principles of consolidation

The consolidated financial statements include the Company and its subsidiaries, CCI and, after December 27, 2007, SNC. As a VIE, SNC is consolidated according to the requirements of FIN-46R. Thereafter, it is consolidated as a wholly-owned subsidiary. All significant inter-company balances and transactions have been eliminated in consolidation.

Revenue recognition

Revenue generated from long term BT contracts is recognized based on the percentage-of-completion method and on the progress of work completed as of the end of the accounting period in accordance with Accounting Research Bulletin (ARB) Nos. 43 (Chapter 1a) and 45, Long-Term Construction-Type Contracts and American Institute of Certified Public Accountants (AICPA) Statements of Position (SOP) No. 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts. The specific determination of work completed for BT Contracts is generally based on periodic multi-party review and documented acceptance of completed work among the applicable Group member (and sub-contractor, if any) and the customer as provided in the Group’s contracts (a “Preliminary Acceptance”). Each Preliminary Acceptance is typically facilitated by a third-party review of project progress conducted following each measurement period. Final acceptance of the project by the customer occurs following completion. The final acceptance process involves a determination that all project requirements have been met and a settlement among the contract parties of the final project price. The determination of the final project price typically involves an audit by the customer of the Preliminary Acceptances and aggregation of the amounts reflected therein together with adjustments, if any. The Group’s experience is that use of third-party verification to achieve each Preliminary Acceptance provides an accurate record of work completed and that differences in the cumulative value of Preliminary Acceptances and the final project price are not material. Such differences, if any, are reflected by the Group in revenue recognized during the period in which the final acceptance occurs. In the absence of the above-described two-phase acceptance process, the Group’s policy requires that project progress be reasonably and objectively determinable by other metrics consistent with ARB Nos. 43 and 45 and SOP No. 81-1.

In accordance with EITF 99-19 the Group records revenue based on:

•	the aggregate contract value (the “Gross Method”) when it:

–	is responsible for project fulfillment including the acceptability of the project to the customer
–	has reasonable latitude to establish the project price with the customer
–	has discretion in subcontractor selection
–	holds the primary risk of collection for the project as a result of a non-contingent requirement to pay subcontractors for their work

•	the value of its allocated share of contract revenue (the “Net Method)” when its role as BT Consortium leader is substantively that of an agent construction manager, i.e.:

–	the company does not have direct responsibility for all key aspects of project fulfillment
–	the contract specifies that it is entitled to receive only an allocated fraction of the contract value
–	the applicable Group member is required to pay subcontractors only if and when it receives payment from the customer.

Under the Net Method, the Company reflects on its balance sheet the aggregate amount due from customers (i) to the Company and (ii) for the benefit of others (consortium partners).

The Jiaohe contract (performed beginning January 1, 2008) is consistent with the requirements of and is recorded under the Gross Method. The Changchun Wakeshu contract (completed prior to the start of fiscal year 2008) was consistent with the requirements of and was recorded under the Net Method.

The Group considers the relevant facts and circumstances in its evaluation, especially the relative strength of each indicator. None of the indicators alone is considered presumptive or determinative.

Essential conditions set by the Group for recognition of revenue earned pursuant to BT contracts is that written contracts exist among the parties and that collection of such revenue is reasonably assured.

Revenue from the provision of short-term consulting, advisory or other services engagements is recognized in the period in which it is invoiced to customers. There was no such revenue recognized for the period from January 1, 2008 to June 30, 2008.

Contract costs

The Company’s contracts with subcontractors and consortium partners for the performance of BT contracts stipulate that they accrue compensation for services on the same percentage of completion basis as the Company uses to accrue revenue, with the difference being that subcontractors and consortium partners are compensated at a rate that is a stipulated fraction of the project value completed. For BT contracts recorded under the Gross Method, compensation calculated as payable to subcontractors is recorded as expense during the same period as revenue is incurred. In both the Gross and Net Methods, the unpaid liability to contractors and consortium partners respectively is recorded on the balance sheet as a payable, in the later case reflecting the Company’s obligation as payment agent following receipt of the aggregate contract payment from the municipal customer.

Operating cycle

The Company’s work is performed under BT contracts with municipal governments with fixed pricing for specific elements of work. To the extent that quantities of work elements vary, the contract price varies. The Company’s BT contracts contemplate the involvement of subcontractors or contract consortium partners, but the Company generally retains the latitude to make unilateral decisions regarding performance of the contracts. Contract execution typically spans 6 to 12 months from the start of contract performance. Therefore all assets and liabilities are classified as current because the related items in the balance sheet have realization periods of one year or less. If, upon completion and final acceptance of contract work by the Company, a customer elects to exercise its rights to pay for the contract over time with interest and payment acceleration requirements are not triggered, the Company’s policy is to allocate the payment amounts between current and long-term as dictated by the contract terms.

Warranty costs and reserves

In light of the expectation that there will be some rectification work required during contract warranty periods, the Group’s policy is to accrue additional project expense to the extent that associated costs are reasonably determinable. However, there is currently no objective basis for making an estimate of warranty cost due to the Group’s short operating history. To date, the Group has not completed any project that has passed the warranty period and for which a warranty cost has been determined. Moreover, it is not aware of, nor has it received any notices regarding the need for rectification on the one completed project. Therefore it can not accrue for the rectification expense on defects or warranty claims based on actual claims history. Reference to the experience of other enterprises in the same business does not provide a reliable reference point for the type of work that the Group performs because the work is unique for each project and contract. Moreover, the company’s financial risk is mitigated by indemnity arrangements with its subcontractors that call for them to rectify defects in their work during the warranty period. Until circumstances change and the Group can reasonably estimate warranty cost, the actual warranty cost incurred that is in excess of amounts indemnified by subcontractors will be recorded as an expense during the period when it is incurred. Under the current contract terms, the maximum loss exposure is limited to the holdback amount (5% of the contract price).

Business and income taxes

The Company is incorporated in the British Virgin Islands, the laws of which do not require the Company to pay any income taxes or other taxes based on revenue, business activity or assets.

The consolidated subsidiaries, SNC and CCI, are subject to taxes in the PRC, and include a statutory business tax on applicable revenue at a rate of 5.25% (which is included in cost of sales) and statutory income tax at a rate of 25% of operating income as determined under applicable national codes, as modified by applicable local regulations and negotiated concessions. The Group estimates the effective tax rate for the current year after taking into account any applicable local regulations and concessions. Refer to footnotes to the financial statements presented in Section FII for additional discussion regarding the calculation of tax provisions for specific periods.

Foreign currency translation

All of the revenues and costs of SNC and CCI are denominated in the Chinese Renminbi, as are substantially all of the Group’s cash holdings together with BT contract receivables and payables related to those contracts. Renminbi is not a freely convertible currency and the remittance of funds out of the PRC is subject to the exchange restrictions imposed by the PRC government. As a result, changes in the exchange rate of Renminbi to the U.S. dollar will affect the Group's sales, cost of sales, and operating margins and could result in exchange losses. The impact of future exchange rate fluctuations on the Group's results of operations cannot be accurately predicted.

The consolidated financial statements of the Company are presented in United States Dollars ("US$"). Transactions in foreign currencies during the period are translated into US$ at the exchange rates prevailing at the transaction dates. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated into US$ at the exchange rates prevailing at that date. All transaction differences are recorded in the equity section of the balance sheet as accumulated other comprehensive income.

RMB is not a fully convertible currency to US$. All foreign exchange transactions involving RMB must take place either through the Peoples Bank of China (the "PBOC") or other institutions authorized to buy and sell foreign exchange. The exchange rates adopted for the foreign exchange transactions are the rates of exchange quoted by the PBOC, which are determined by supply and demand and policy priorities of the PRC central government.

The PRC has adopted a managed floating exchange rate regime based on market demand and supply with reference to a basket of currencies. The exchange rate of the US dollar against the RMB was adjusted from approximately RMB8.28 per US dollar to approximately RMB 8.11 per US dollar on July 21, 2005. Since then, the PBOC administers and regulates the exchange rate of US dollar against RMB taking into account demand and supply of RMB, as well as domestic and foreign economic and financial conditions

Use of estimates

The preparation of the financial statements requires management to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the recording of contract revenues and costs in accordance and the cost of rectification during the project warranty period (“warranty costs”) in accordance with policies described above. Other key estimates for the SK Group are the recoverability of the carrying amount and valuation allowances for receivables (discussed below) and adjustments to the purchase price of SNC (which are not currently determinable and are recognized in the notes to the financial statements as contingent. Actual results could differ from estimates.

Collectability of accounts

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Costs and earnings in excess of billings. The balances of costs and earnings in excess of billings as of June 30, 2008 represents the recognition of income according to the work certified for projects in-progress during the period from January 1, 2008 to June 30, 2008 based on the percentage-of-completion method. The amounts have not been billed to the customer at June 30, 2008 and do not bear interest prior to project acceptance by customer (which had not occurred as of June 30, 2008). As of June 30, 2008, all such receivables were from the People's Government of Jiaohe City and are due according to the payment schedule set forth in the contract following project acceptance by the customer. Collectability of amounts due pursuant to the Jiaohe contract is reasonably assured. Jiaohe is a taxing authority and therefore has a reliable source of revenue for payment of its obligations to Sing Kung and others. It also receives revenues from the central government that supplement its own tax revenues and it has guaranteed to include annual contract payment amounts and interest in its annual budget approved by the Standing Committee of the National People’s Congress. The municipality also has access to financing from Chinese development banks that could constitute another source of payment. The Jiaohe municipality has an established record of timely payment of its obligations to others and Sing Kung expects that it will meet its obligations under the Jiaohe Contract. In addition, to having a reasonable expectation that the municipality has the intent and will have the cash flow to timely meet its payment obligations, the Jiaohe Contract is enforceable against the Jiaohe municipality under Chinese law. Moreover the Jiaohe Contract grants Sing Kung a retained interest in the project (and the improvements made to the property) proportional to the unpaid percentage of the contract price. In the event of a payment default, Sing Kung has rights under the Jiaohe Contract to control access to the Jiaohe Project or dispose of Jiaohe Project assets to ensure payment.

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BT project receivables. BT project receivables are amounts due on completed BT projects. As of June 30, 2008, all amounts are due from Changchun Modern Agricultural industry Construction Co. Ltd., a corporation owned by the plenipotentiary of Changchun Economic and Technological Development Zone. Approximately 84% of the total project revenue has been paid by the customer on an accelerated basis and has obtained a refinancing commitment sufficient to pay the balance of the amount due under the contract. In consideration for the accelerated payment, the parties have agreed that the remaining balance will bear interest at the rate of the People's Bank of China lending rate as of the date following the project acceptance if not fully paid prior to December 31, 2008. Based on the contract terms the amounts shown are due currently and management expects to fully collect the balance in the next twelve months.

Comparison of Six Months Ended June 30, 2008 and 2007

Operating revenues

For the six months ended June 30, 2008, total revenues amounted to $44.7 million for Sing Kung, an increase of $43.2 million, from $1.48 million for the six months ended June 30, 2007 for the SK Group. The increase is attributable mainly to the recognition by Sing Kung of all revenues for the project in-progress as of January 1, 2008, as a result of substantive differences in applicable contract terms as compared with the project in progress during 2007. In accordance with Sing Kung’s revenue recognition policies, the revenue during the 1st half of 2008 was recorded under the Gross Method rather than the Net Method that was applied to the 2007 contract. A key difference in the 2008 contract was that it clearly assigned Sing Kung sole rights to all project revenue, total accountability for fulfilling all aspects of the contract and sole and direct responsibility for payment of other consortium partners (sub-contractors). The increase in revenue also reflects an increased level of project activity, confirmed by the higher level of project revenue earned by the BT consortium as a whole during the six months ended June 30, 2008 ($44.7 million) as compared with the project revenue for the BT consortium in which the SK Group participated during the same period in 2007 ($29.6 million).

Project revenue backlog

As discussed in the Overview, measuring the rate of growth of Sing Kung’s business requires looking at the size of the project backlog for the Sing Kung-led consortium(s), which represents the total amount of unrecognized revenue associated with the existing BT contracts, in addition to its revenue growth. The BT project backlog as of June 30, 2008 amounted to $103.7 million for Sing Kung, representing an increase of 269% compared to the project revenue backlog of 38.5 million as of June 30, 2007 for the SK Group. The increase in backlog was the result of two new contracts that were entered into in the first six months of 2008 having total project values of approximately $109.9 million.

Cost of revenues

For the six months ended June 30, 2008, cost of revenues represents costs associated with overseeing projects in progress, the share of project revenue payable to the consortium partners (sub-contractors) and business tax calculated on revenue. Costs of administrative personnel were not allocated by Sing Kung or the SK Group between project-related activities and general and administrative functions and all such costs are reflected in the general and administrative costs as discussed below. In accordance with the company’s accounting policies (as described above under the heading “Key accounting policies”, for the six months ended June 30, 2007, the cost of revenues does not include amounts payable to consortium partners for their work on the projects. As a consequence of the different circumstances, the cost of revenues for the SK Group was $29.3 million for Sing Kung for the six months ended June 30, 2008, an increase of $29.2 million from $77,724 incurred during the same period in the prior year for the SK Group. Again, this increase in cost of revenues was due primarily to Sing Kung’s recognition in its costs of revenue of obligations to consortium partners for their work on the contract in-progress after January 1, 2008.

Gross margin

As a percentage of total revenues, the overall gross margin was 34.5% for the six months ended June 30, 2008 for Sing Kung, compared to 94.7% for the six months ended June 30, 2007 for the SK Group. The reduced gross margin in the 2nd half of 2008 reflects the effect of Sing Kung bearing as a cost the full share of the work performed by other consortium partners. The high gross margin reported for six months ended June 30, 2007 resulted from Sing Kung’s only cost of sales during that period being the applicable business tax on its allocated portion of project revenue.

Operating expenses

General and administrative expenses

General and administrative expenses mainly include payroll and employee welfare benefits, traveling and other expenses of administrative departments, such as planning and financial, information systems and human resources. Costs of administrative personnel were not allocated by Sing Kung or the SK Group between project-related activities and general and administrative functions and all such costs are reflected in its general and administrative costs discussed in this section. Some of these costs relate to planning of and supervision of contractor performance on projects. General and administrative expenses amounted to approximately $275,423 for the six months ended June 30, 2008 for Sing Kung, an increase of approximately $183,895, or 200% compared to approximately $91,527 million in six months ended June 30, 2007 for the SK Group. The increase in operating expense reflects increased payroll and rent expense, as well as audit and other professional expenses applicable to operating a business of increased scale and complexity.. As a percentage of revenues these expenses decreased from 6.2% for the six months ended June 30, 2007 for the SK Group to 0.6% for the six months ended June 30, 2008 for Sing Kung. This dramatic reduction in expense percentage is largely because Sing Kung recognized full project revenues for the contract in effect subsequent to January 1, 2008 in its statement of income, therefore creating a larger revenue base in the 2nd Quarter of 2008 for purposes of calculating this percentage.

Income from operations

Income from operations increased by approximately $13.8 million, from $1.3 million for the six months ended June 30, 2007 for the SK Group to $15.1 million for six months ended June 30, 2008 for Sing Kung. This was the net result of increases of $43.2 million in total revenues, $29.2 million in cost of revenues and of $183,895 in general and administrative expenses. The increase was primarily due to the increased revenue allocation to Sing Kung as a result of changes in the nature of contractual responsibilities for the one project in progress during 2008. As a percentage of total revenue, the operating income for six months ended June 30, 2008 was 33.8% for Sing Kung, compared to 88.6% for the six months ended June 30, 2007 for the SK Group. This drop in operating income as a percentage of total revenues is attributable to the differences from period to period in revenue recognition due to differences in BT contract terms. In the six months ended June 30, 2007, the SK Group only recognized its allocated portion of project revenue and no other cost of revenues than business tax for the six months ended June 30, 2007, while Sing Kung recognized full project revenue for the six months ended June 30, 2008.

Finance and other costs

Sing Kung incurred no finance and other costs in the six months ended June 30, 2008 respectively. This compares with only $36 for the six months ended June 30, 2007 for the SK Group.

Interest income

Sing Kung recorded no interest income for the six months ended June 30, 2008 for Sing Kung compared to interest income of $32 for the six months ended June 30, 2007 for the SK Group.

Other expenses / other income

For the six months ended June 30, 2008, other income totaled $4,780 for Sing Kung, compared to other income of $559 for the six months ended June 30, 2007 for the SK Group. The other income amounts in both periods were to record reduced service fee liabilities related to services performed in a prior periods.

Income tax provision

There is no applicable income tax payable by Sing Kung in the British Virgin Islands. Due to arrangements negotiated with applicable provincial tax authorities in the PRC, the income tax rate on Sing Kung’s net service income earned in China for the six months ended June 30, 2008 was 2.5%, 22.5 percentage points below the national tax rate in the PRC of 25% for corporations and one percentage point below the statutory rate of 3.3% applicable to the SK Group during the comparable period of 2007. The reasons for the large difference between the effective rates and statutory rate are discussed under footnote 16 beginning on page FII-21 of Sing Kung’s unaudited 2nd quarter financial statements for 2008. There is no assurance that an effective tax rate below the statutory rate can be achieved in future periods. As a result of the effect of certain non-deductible expenses and other provisions of the PRC tax code, Sing Kung’s tax provision for the six months ended June 30, 2008 was $405,990, an effective rate of 2.7% of pre-tax net income. During the six months ended June 30, 2007, the tax provision of the SK Group was $48,855 or an effective rate of 3.7%. For this period the effective rate was higher than for the comparable period in 2008 largely because of differences in the ratio of non-deductible expense under then applicable regulations t, but the dollar amount of the tax provision was lower primarily because pre-tax income was lower by $13.6 million.

Net income

For the six months ended June 30, 2008, Sing Kung’s net income amounted to $14.6 million, an increase of $13.3 million compared to $1.3 million for the six months ended June 30, 2007 for the SK Group. This increase was attributable to the significant growth in revenue and operating income that resulted primarily from the reallocation of project revenue among the consortium partners as a result of Sing Kung’s increased level of capital commitment to the project in progress in 2008 as compared with that of the SK Group in 2007.

Comparison of Years Ended December 31, 2007 and 2006 for the SK Group

Operating revenues

For the year ended December 31, 2007, total revenues amounted to $1.48 million, an increase of $1.01 million or 215% from $0.47 million for fiscal 2006. The increase was primarily due to the larger size of the contract in-progress during the year ended December 31, 2007 and to a higher level of activity on the contract during the year. In both years, there was one active contract during the course of the year.

Project revenue backlog

An important measure of the stability and growth of Sing Kung’s business is the size of its backlog, which represents the total amount of unrecognized revenue associated with the existing contracts won. Any deferral of revenue recognition and the amount of newly won contracts are reflected in backlog as of the period end. However, from the formation of SNC through fiscal year-end 2007, the company lacked the financial resources to undertake more than one contract at a time. Consequently, the backlog measure was susceptible to significant volatility as the single contract in-progress was finished and before a new contract was signed. Nevertheless, the SK Group managed to maintain a pattern of steady growth in project revenue backlog. This is seen in the 38% increase from $28.0 million as of December 31, 2006 to $38.5 million at December 31, 2007. As with the increase in revenue, this increase in project backlog was a direct result of the developing capability and reputation of the SK Group to bid on and execute larger projects as well as its improved access to capital to support that progress.

Cost of revenues

Sing Kung’s cost of revenues is costs associated with overseeing projects in progress and business tax calculated on revenue. The SK Group did not allocate costs of its administrative personnel between project-related activities and general and administrative functions and all such costs, which relate to planning of and supervision of contractor performance on projects, are reflected in general and administrative costs discussed below. The total cost of revenues is therefore equal to the business tax on revenue for the year ended December 31, 2007 amounted to $77,724, an increase of $53,042 compared to $24,682 in the prior year. This increase in cost of revenues was due to an increase in revenue and the application of the same rate of revenue-based tax. On a percentage basis, the increase in cost of revenues from 2006 to 2007 was 215%, equal to the increase in revenue between 2006 and 2007.

Gross margin

As a percentage of total revenues, the overall gross margin was 94.8% for the years ended December 31, 2007 and December 31, 2006.

Operating expenses

General and administrative expenses

General and administrative expenses mainly include payroll and welfare, traveling and other administrative expenses of administrative departments, such as the planning and financial, information systems and human resources. The SK Group did not allocate costs of its administrative personnel between project-related activities and general and administrative functions and all such costs, which relate to planning of and supervision of contractor performance on projects, are reflected in its general and administrative costs discussed in this section.

General and administrative expenses amounted to approximately $0.41 million for the year ended December 31, 2007, an increase of approximately $0.27 million compared to approximately $0.13 million in the prior year. This increase was the result of the need to add personnel and make other expenditures to handle the SK Group’s increased level of business activity. Although absolute expenditures for general and administrative expense increased by 197% for the year ended December 31, 2007 as compared with the prior year, management’s ability to leverage certain fixed administrative resources over a higher amount of project activity resulted in a decrease in the general and administrative expense percentage from year to year. Specifically, for the year ended December 31, 2007, the general and administrative expenses as a percentage of revenue were 28% as compared with 30% for the year ended December 31, 2006.

Income from operations

Income from operations increased significantly by approximately $0.68 million, or 223%, from $0.30 million for the year ended December 31, 2006 to $0.99 million for the year ended December 31, 2007. This was the result of increases of $1.01 million in total revenues, $53,042 in cost of revenues and an increase of $0.28 million in general and administrative expenses. Therefore, as a percentage of total revenue, the operating income for the year ended December 31, 2007 was 66.6% compared to 64.8% the prior year. The increase in operating income as a percentage of total revenues was due mainly to an increase in gross profit resulting from higher revenues in 2007 and a small increase in the efficiency with which general and administrative expenses were applied.

Finance and other costs

The SK Group had no finance costs in the year ended December 31, 2006 or 2007. Other costs related to maintenance of its accounts were $381 for the year ended December 31, 2007 and $222 for the ended December 31, 2006. The increase of $159, or 72%, was attributable to the higher level of banking activity and related charges.

Interest income

Interest income was $30,662 for the year ended December 31, 2007 compared to interest income of $24,222 for the six months ended June 30, 2006. The interest income for both periods was generated from cash balances accumulated in the SK Group’s bank and investment accounts during the course of 2006 and 2007.

Other income

Other income is from gains on disposal of available-for-sale securities held in the SK Group’s accounts. For the year ended December 31, 2007, other income increased by $720,283 to $742,631, or 3,223%, from $22,348 for the prior year. The increase was mainly due to increased availability of funds that were held in securities investments that increased substantially in value during the period. This investment return is not expected to be repeated in future periods.

Income tax provision

No income taxes payable by Sing Kung in the British Virgin Islands. All applicable income taxes for the SK Group are a result of taxes imposed by the applicable taxation authorities within the PRC. The provision for income tax for the year ended December 31, 2007 was $48,855, an effective tax rate of 2.8%, less than the statutory national tax rate of 25%, reflecting the special tax status enjoyed by the SK Group, the entity performing the project in progress during the quarter. The effective tax rate for 2007 was lower than the 4.4% effective rate for the year ended December 31, 2006, during which the applicable income tax provision was $15,515. The applicable tax jurisdiction for the income and the applicable base rate of 3.3% of operating income was the same for both years, but the lower effective overall tax rate for 2007 resulted from the higher level of non-taxable interest and investment income earned by the SK Group in 2007 and differences in the non-deductible expenses and other provisions of the PRC tax code. There can be no assurance that the favorable tax rates applicable to the SK Group during 2006 and 2007 will continue and it should be presumed that the national statutory rates then in effect will apply to Sing Kung during future periods.

Net income

For the year ended December 31, 2007, the net income of the SK Group amounted to $1.70 million, an increase of $1.37 million compared to $0.34 million for the prior year, or 409%. This increase was attributable primarily to the increase in project revenues of 215% and the increase in investment income of 3,225%.

Comparison of Years Ended December 31, 2006 and 2005 (inception) for the SK Group

Operating revenues

For the year ended December 31, 2006, total revenues amounted to $470,163 as compared with no revenue during the year ended December 31, 2005. The absence of revenue in fiscal-year 2005 was primarily due to it being the year of SNC’s formation (SNC was formed on July 11, 2005 as Shanghai New Century Urban Infrastructure Construction Co., Ltd. ) when it was pursuing new contract awards. Its first contract was awarded in March 2006.

Project revenue backlog

An important measure of the stability and growth of the business is the size of its project backlog, which represents the total amount of unrecognized revenue associated with the existing contracts it has won. In 2005, the year of SNC’s formation, the SK Group was awarded its first BT contract for approximately $18.7 million, of which $6.2 million was intended to be performed during 2005. Circumstances did not permit this, however, and the entire contract amount remained in backlog and was performed in 2006. The second project award to the SK Group was in 2006 for approximately $18.1 million. After deducting about $8.8 million from the total project revenue of the 2005 and 2006 projects that was performed in 2006, the SK Group ended the fiscal year with $28 million of project revenue backlog, a 50% increase from the project revenue backlog at the end of fiscal year 2005.

Cost of revenues

Cost of revenues is comprised of costs associated with overseeing projects in progress and business tax calculated on revenue. The SK Group did not allocate costs of its administrative personnel between project-related activities and general and administrative functions and all such costs, which relate to planning of and supervision of contractor performance on projects, are reflected in Sing Kung’s general and administrative costs discussed below. The total cost of revenues is therefore equal to the business tax on revenue, which for the year ended December 31, 2006 was $24,682 and which was zero for the prior fiscal year because the company had no revenue during the fiscal year ending December 31, 2005.

Gross margin

As a percentage of total revenues, the overall gross margin was 94.8% for the year ended December 31, 2006. There was no revenue or gross margin in 2005, the year of SNC’s formation. The increase in gross margin was primarily due to the award of the SK Group’s first contract in 2006 and the realization of initial revenue during that year.

Operating expenses

General and administrative expenses

General and administrative expenses mainly include payroll and welfare, traveling and other administrative expenses of administrative departments, such as the planning and financial department, information systems department and human resources department. The SK Group did not allocate costs of its administrative personnel between project-related activities and general and administrative functions and all such costs, which relate to planning of and supervision of contractor performance on projects, are reflected in its general and administrative costs discussed in this section.

General and administrative expenses amounted to approximately $140,613 for the year ended December 31, 2006, an increase of approximately $111,745 compared to approximately $28,868 in the prior year. This increase in general and administrative expenses was primarily the result of staff increases implemented in conjunction with and necessary to perform under the first BT project award, performance of which commenced in 2006.

Finance and other costs

The SK Group had no finance costs in the fiscal years ended December 31, 2005 or 2006. Other costs related to maintenance of its accounts were $222 for the year ended December 31, 2006 and $224 for the ended December 31, 2005. The increase of $2, or 1%, was attributable to differing levels of banking activity and related charges from year to year

Income from operations

Income from operations increased significantly by approximately $333,716 from a loss of $28,868 for the year ended December 31, 2005 to $304,848 for the year ended December 31, 2006, primarily as a result of the start of revenue-generating activities on BT contracts booked in 2005. Therefore, as a percentage of total revenue, the operating income for the year ended December 31, 2006 was 64.8% compared with a loss on no revenue in the prior year.

Other income

Other income consists of miscellaneous income from non-operating activities. For the year ended December 31, 2006, other income was $22,348 derived from gains on disposal of for-sale investment securities. There was no other income for the prior year.

Income tax provision

For 2005 and 2006, the SK Group, tax matters were under the sole jurisdiction of the PRC. The provision for income tax for the year ended December 31, 2006 was at an effective rate of 4.4%, 20.6%, less than the statutory national tax rate of 25%, reflecting the special tax status of the SNC, the entity within the SK Group responsible for the project in progress during 2006. In the applicable tax jurisdiction for the income the statutory income tax rate was 3.3% of operating income, but different rates applied to some of the interest and investment income earned by the SK Group in 2006 and certain expense items were not deductible for tax purposes, leading to an effective tax rate different from the applicable statutory rate. No income taxes were payable during 2005 because the SK Group incurred an operating income loss.

Net income

For the year ended December 31, 2006, the SK Group’s net income amounted to $335,681, an increase by $361,815 compared to a loss of 26,134 for the prior year. This increase was attributable primarily to the start of revenue generating activities in 2006 that resulted in positive operating income and from $46,570 of interest and investment income earned during fiscal 2006.

LIQUIDITY AND CAPITAL RESOURCES

Sing Kung and its predecessor, SNC, financed operations primarily through cash flows from operations and equity financing. The combination of these two capital funding sources has combined to provide Sing Kung with adequate liquidity and working capital to grow the scope and scale of operations since the inception of SNC. As of June 30, 2008, Sing Kung had total assets of $70 million, comprised principally of cash of $12.9 million, cost and earnings in excess of billings of 46 million and BT project receivable of $7.9 million. While working capital was approximately $28.5 million, equity amounted to $30.1 million. The current ratio was approximately 1.71.

Working Capital

Comparison of Six Months Ended June 30, 2008 and 2007

Working capital increased from $5.47 million as of June 30, 2007 for the SK Group to $28.5 million as of June 30, 2008 for Sing Kung.

Total current assets at June 30, 2008 amounted to $68.4 million for Sing Kung, an increase by approximately $61.5 million compared to $6.9 million at June 30, 2007 for the SK Group. The increase from the six months ending June 30, 2007 for the SK Group was attributable to an increase in the amount of costs and earnings in excess of billings generated from BT projects performed during the six months ended June 30, 2008 by Sing Kung as well as the outstanding BT projects receivable from BT projects performed by the SK Group during the remainder of 2007.

Current liabilities amounted to $39.9 million at June 30, 2008 for Sing Kung, in comparison to $1.5 million at June 30, 2007 for the SK Group. This increase is primarily attributable to accounts payable to contractors generated from BT projects performed during the six months ended June 30, 2008, as well as contingent purchase price payable of $7.7 million to SNC shareholders. In addition, taxes payable increased by $1.1 million due to the increase in operating profit driven by performance of BT contracts performed by Sing Kung.

The current ratio, often viewed as an important measure of the adequacy of a company’s working capital and liquidity, decreased from 4.72 at June 30, 2007 for the SK Group to 1.71 at June 30, 2008 for Sing Kung. The change in the Company’s current ratio was primarily due to the growth of current assets increasing at a slower rate than the growth of current liabilities. This decrease in current ratio had an immaterial impact to the operating liquidity of the SK Group for the following reasons: 1) the current assets were not being used to support borrowing; and 2) the operating costs required to fund the increase in receivables were funded by available cash provided by issuances of share capital.

Comparison of year ended December 31, 2007 and 2006 for the SK Group

The SK Group’s working capital increased from $4.16 million as of December 31, 2006 to $6.17 million as of December 31, 2007.

Total current assets at December 31, 2007 amounted to $7.90 million, an increase by approximately $2.40 million compared to $5.50 million at December 31, 2006. The increase was attributable mainly to an increase in the amount of accounts receivable generated from BT projects performed during 2007.

Current liabilities amounted to $1.72 million at December 31, 2007, in comparison to $1.34 million at December 31, 2006. This increase is attributable primarily to an increase in accrued liabilities and other payables of $905,462 that resulted in payment of contingent obligations to consortium partners following receipt of amounts due from a municipal customer. This increase in other payables was offset by an reduction in amount due to a shareholder of $502,571. In addition, taxes payable decreased by $15,538 due to payments to applicable taxation authorities.

The current ratio, often viewed as an important measure of the adequacy of a company’s working capital and liquidity, increased from 4.11 at December 31, 2006 to 4.58 at December 31, 2007. The change in the Company’s current ratio was primarily due to the growth of current assets increasing at a faster rate than the growth of current liabilities. This increase in current ratio had an immaterial impact to the operating liquidity of the SK Group for the following reasons: 1) the current assets were not being used to support borrowing; and 2) the operating costs required to fund the increase in receivables were funded by available cash provided by issuances of share capital.

Comparison of year ended December 31, 2006 and 2005 (Inception)for the SK Group

The SK Group’s working capital increased from $1.21 million as of December 31, 2005 to $4.16 million as of December 31, 2006.

Total current assets at December 31, 2006 amounted to $5.50 million, an increase by approximately $3.20 million compared to $2.30 million at December 31, 2005. The increase was attributable mainly to an increase in the amount of accounts receivable generated from BT projects in-progress during 2006.

Current liabilities amounted to $1.34 million at December 31, 2006, in comparison to $1.08 million at December 31, 2005. This increase has been attributed primarily to a reduction in accrued liabilities and other payables of $293,630 that resulted in payment of contingent obligations to consortium partners following receipt of amounts due from a municipal customer. This reduction in other payables was offset by an increase in amount due to a shareholder of $531,533. In addition, taxes payable increased by $15,819 due to the increase in operating profit driven by the commencement of the first BT contract performed by the SK Group.

The current ratio, often viewed as an important measure of the adequacy of a company’s working capital and liquidity, increased from 2.12 at December 31, 2005 to 4.11 at December 31, 2006. The change in the Company’s current ratio was primarily due to the growth of current assets increasing at a faster rate than the growth of current liabilities. This increase in current ratio had an immaterial impact to the operating liquidity of the SK Group because the company did not need to deploy any significant capital in the BT project performed in 2006 and sufficient cash was available from other sources to meet operating needs.

Cash Flow from Operations

Cash flow from operations has been provided primarily by BT contract consortium partners who performed their obligations under the contracts on the basis that they would receive payment on a deferred basis. For such contracts performed through the year ended December 31, 2007, the consortium partners agreed to accept payment as and when Sing Kung, as consortium leader, received payment from the municipal clients. For contracts in-progress subsequent to January 1, 2008, the consortium partners have agreed to extended, but not contingent, payment terms.

Comparison of Six Months Ended June 30, 2008 and 2007

Net cash used in operating activities totaled $2,937,885 for the six months ended June 30, 2008. During the period from January 18, 2007 (inception) to June 30, 2007, Sing Kung had no operating activities and no cash was provided or used in operating activities. However, its predecessor company, SNC was active during that period, and the SK Group had an increase in negative cash flow of $2,850,449 compared to $87,436 net cash used in operating activities for the six months ended June 30, 2007. This additional use of cash resulted primarily from the increase in net income of $13.4 million, offset by the following changes in the operating assets and liabilities:

•	$46.0 million increase in costs and earnings in excess of billings
•	$1.02 million decrease in BT projects receivable
•	$1.7 million increase in prepayments, deposits and other receivables
•	$29.2 million increase in accounts payable and accrued liabilities
•	$1.1 million increase in income and business taxes payable

The increase in costs and earnings in excess of billings was due to the larger recognized value of BT contracts that were being performed by Sing Kung during the first six months of 2008. The decrease in BT projects receivable reflects a lower level of new receivables generated (net of collections made) during the six months ending June 30, 2008 as compared the same period during 2007. This is explained by the fact that the project for the Changchun Economic and Technological Development Zone was completed during the first six months of 2007 and no project in progress was completed in 2008 prior to the end of the 2nd quarter. The increase in prepayments, deposits and other receivables was primarily the result of a $1.45 million bid deposit made in connection with a BT contract. The increase in accounts payable and accrued liabilities was due to an increased amount owed to its suppliers as a result of increases in the size of BT projects performed during the first six months of 2008. The increase in tax payable relates to the increased operating income from BT contract performed during the first six months of 2008.

Net cash generated in investing activities was $22,063 for the six months ended June 30, 2008, compared to net cash provided by investing activities of $0 for the six months ended June 30, 2007. The cash generated from investing activities for the six months ended June 30, 2008 consisted of $71,837 in sales proceeds from available-for-sale investments offset by $49,774 for purchase of PP&E. There was no investing activity for the six months ended June 30, 2007.

Cash flows provided by financing activities amounted to $14,375,499 from the issuance of 499 additional shares with $1.00 par value and a private placement transaction issuing 2,915,000 Series A Preferred Shares during the six months ended June 30, 2008. For the six months ended June 30, 2007, there were no financing activities. As a result of these changes, the financing activities for the six months ended June 30, 2008 increased by $14,375,499 compared to the financing activities for the six months ended June 30, 2007.

Comparison of year ended December 31, 2007 and 2006 for the SK Group

For the SK Group, net cash provided by operating activities totaled $121,492 for the year ended December 31, 2007, an increase in positive cash flow by $3,775,439 compared to ($3,653,947) million in the prior year. This increase resulted primarily from the increase in net income of $1.37 million, combined with the following changes in the operating assets and liabilities:

•	$2.36 million increase in BT project receivable
•	$382,497 decrease in prepayments and other accounts receivable
•	$905,462 increase in accrued liabilities and other payables
•	$502,571 decrease in amount due to a shareholder/related company
•	$15,538 decrease in taxes payable

The increase in accounts receivable reflected net accumulation of project revenue as work on projects-in-progress was completed during 2007. The settlement of amounts due to and from shareholders resulted in a net use of cash of $147,918. This was partially offset by the payment, subject to reimbursement obligations, of certain expenses by a related company and by a director of Sing Kung. The reduction of taxes payable reflected payments of accrued taxes to the applicable tax authorities.

Net cash used in investing activities was $45,871 and $0 for the year ended December 31, 2007 and 2006, respectively. All investments were made in available-for-sale securities.

Cash flow used in financing activities was $0 for the year ended December 31, 2007 compared to $2.48 million in cash flow provided by financing activities for the year ended December 31, 2006. For the year ended December 31, 2006, the Company obtained net proceeds of $2.48 million from its issuance of shares.

Comparison of year ended December 31, 2006 and 2005 (Inception) for the SK Group

Net cash used in operating activities totaled $3.65 million for the year ended December 31, 2006, a decrease in operating cash flow of $3.52 million compared to $131,655 used in operating activities in the prior year. This decrease resulted primarily from the following factors in 2006: 1) an increase in net income of 361,815 offset by the following changes in the operating assets and liabilities:

•	$4.74 million increase in prepayments and other accounts receivable
•	$501,102 reduction in amounts due from shareholders
•	$293,630 reduction in accrued liabilities and other payables
•	$531,533 increase in amount due to a shareholder
•	$15,819 increase in tax payable

The increase in prepayments and other receivables were all due to the growth in revenues from the SK Group’s BT Contracts. The adjustments of amounts due to and from shareholders were largely offsetting, providing net cash of $30,431, and were necessitated by individual shareholder requirements. The decrease in accrued liabilities and other payables was the result of payments in connection with BT contracts in-progress. The increase in tax payable was due to the increase in revenue and net income in 2006.

No cash was used in or provided by investing activities for either year ended December 31, 2005 or 2006.

Cash flows from financing activities amounted to $2.48 million and $1.21 million for the years ended December 31, 2006 and 2005, respectively. Cash flows generated by financing activities consist solely of proceeds from issuances of share capital.

In addition to the above, the effect of foreign exchange rate changes produced an increase in cash balances reported in U.S. dollars of $124,530 and $30,495 for years ended December 31, 2006 and 2005, respectively

Equity Issuances/Acquisitions

Since the formation of SNC in 2005, the SK Group and Sing Kung have been consistently able to raise equity in a series of private placement transactions. Pursuant to the stock purchase agreement, if approved, CNC will have access to cash held in trust by IAG (net of reductions from the exercise of conversion and appraisal rights and transaction expenses) that will permit Sing Kung to fund additional growth. The history of share issuances is detailed in the following paragraphs:

Sing Kung was incorporated in the British Virgin Islands on January 18, 2007 as a limited liability company with an initial capitalization of one share of $1 par value stock by Cho Kwan, its sole stockholder. It issued an additional 499 shares of stock on February 15, 2008 to Cho Kwan, receiving net proceeds of $499 and increasing her registered shares to 500. Cho Kwan’s existing stock was redesignated as 49,548,718 shares of common stock in March 2008. In April 2008, before the closing of the preferred stock issuance described in the following paragraph, Cho Kwan transferred all but 13,796,700 shares to other parties, including the transfer of 2,548,718 to Chardan Capital, LLC as remuneration for financial advisory services and other consideration. Chardan Capital, LLC is an affiliate of Dr. Richard Propper, one of IAG’s special advisors.

Most recently, on April 24, 2008, Sing Kung raised gross proceeds of $14.6 million in a private placement of convertible preferred equity from 6 investors, from which it received net proceeds of $14.3 million after expenses of the offering totaling $230,000 which were deducted from paid-in-capital at the time of the closing. It issued 2,195,000 convertible preferred shares in this transaction and the conversion price was $5.00/share. Expenses related to raising the funds totaled $230,000 and were deducted from paid-in capital in April 2008 at the time of the closing. One of the preferred equity investors was Chardan China Investments, LLC, a company with which Dr. Richard Propper, one of our special advisors, has an affiliation. Chardan China Investments, LLC purchased 1,835,000 preferred shares for a total investment of $9,175,000.

Sing Kung established Century City on December 26, 2007 as a wholly-owned subsidiary and nominal capitalization. From the proceeds of the preferred equity issuance described above, Sing Kung funded $12.0 million dollars on May 6, 2008 to Century City in partial satisfaction of Century City’s registered capital obligations. The remaining obligations to fully meet the registered capital commitments for Century Once require investment of $3.0 million by December 26, 2008 and an additional $14.8 million by December 26th 2009. Once converted to Chinese currency and paid into Century City, registered capital becomes available to Century City and its affiliates for general working capital purposes.

On December 27, 2007, Century City entered into agreements whereby it obtained 100% control of SNC as a Variable Interest Entity (“VIE”). VIE is an entity that lacks one or more voting interest entity characteristics. Until a closing of the SNC acquisition occurs or the transaction is no longer deemed probable, Century City consolidates VIE in which it is the primary beneficiary of its economic gains or losses. The FASB has issued Interpretation No. (FIN-46R) (Revised December 2004), Consolidation of Variable Interest Entities. FIN-46R clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. According to the requirements of FIN-46R, Century City has evaluated its economic relationships with SNC and has determined that it is required to consolidate SNC pursuant to the rules of FIN-46R. Therefore SNC is considered to be a VIE, as defined by FIN-46R, of which Century City is the primary beneficiary. Century City, as mentioned above, absorbs all of the economic risks and rewards of SNC that are being consolidated into the consolidated financial statements.

SNC was incorporated in Shanghai, PRC on July 11, 2005 as a limited liability company. SNC raised $1,208,240 at inception and an additional $2,484,623 during 2006 from the issuance of common shares. These were the only share transactions entered into by SNC prior to the effective date of above-described transaction with Century City on December 27, 2007. There have been no share transactions involving SNC subsequent to December 27, 2007.

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

Other than the stock purchase agreement, employment agreements with key personnel (discussed in the section titled “Information about Sing Kung and the Subsidiaries”) and Sing Kung’s BT Contract commitments (which discussed above in detail in the section headed “Overview”), Sing Kung’s only contractual obligations as of June 30, 2008 were the following leases on its office and studio facilities:

•
a two-year operating lease on its offices in Shanghai that was entered into on January 1, 2008. Annual rent for the lease is approximately $17,543 and the total obligation remaining under the lease as of June 30, 2008 was approximately $26,315.

•
a two-year operating lease on its offices in Shanghai that was entered into on May 20, 2008. Annual rent for the lease is approximately $55,637 and the total obligation remaining under the lease as of June 30, 2008 was approximately $105,247.

•
a one-year operating lease for studio space that was entered into January 1, 2008. Annual rent for the lease is approximately $17,543 and the total obligation remaining under the lease as of June 30, 2008 was approximately $8,771.

•
a one-year operating lease on the offices of Century City in Changchun that was entered into on December 25, 2007 and terminates as of December 24, 2008. The remaining total obligation under the lease is approximately $642.

CONTINGENT OBLIGATIONS AND COMMITMENTS

As described above under the heading “Equity issuances/acquisitions”, through Century City Sing Kung controls and consolidated SNC as a VIE pursuant to a series of agreements, including an irrevocable purchase right. Sing Kung is not obligated to conclude the purchase but intends to do so, subject to the receipt of requisite approvals and satisfaction of closing conditions. The parties to the acquisition are diligently working to complete the acquisition prior to the end of October 2008. Although there is no assurance that this timetable will be met, we deem it probable that the acquisition will be concluded. If the SNC acquisition is consummated, Sing Kung is obligated under the agreements to pay SNC’s owners in cash for the amount of the purchase price. Because of uncertainties in the SNC purchase contract, Sing Kung was not able to determine a purchase price prior to August 6, 2008, the date an amendment to the purchase contract was executed among the parties, so no specific liability was reflected in the audited Sing Kung financial statements issued prior to that date. However, the purchase arrangement and contingent liability was disclosed in the footnotes to the audited Sing Kung, Ltd. consolidated financial statements as of and for the period ending on December 31, 2007. As a result of the resolution of certain matters subsequent to June 30, 2008 and negotiations between the parties, the purchase price was fixed at RMB55,799,909 (approximately $8.2 million at the current exchange rate), subject to downward adjustment for indemnities related to collection of receivables and increases (up to RMB5,000,000) for tax liabilities of the sellers that may become due in the future. The impact of the amendment is reflected in the Sing Kung financial statements and notes thereto as of and for the six months ending June 30, 2008. The impact of the tax indemnity is still undeterminable and it is documented as a contingent liability in the 2nd quarter 2008 financial statements.

ECONOMIC DEPENDENCE/DESCRIPTION OF CURRENT BT CONTRACT

Revenues

During each of the fiscal years ended 2005, 2006 and 2007 and for the six months ending June 30, 2008, one municipal customer has comprised all of the revenue of Sing Kung or its predecessor company. The customer served in 2008 (the municipal government of Jiaohe) was different than the one that accounted for all revenues in all of the prior years. The Jiaohe BT Contract is further described below under the heading “Jioahe BT Contract”.

Consortium partners

At June 30, 2008, one sub-contractor served as consortium partner on the sole BT contract in-progress. For the years ending 2005, 2006 and 2007 respectively, the SK Group had four consortium partners in each contract performed.

Suppliers

Sing Kung has no material suppliers other than its BT consortium partners.

Cost and earnings in excess of billings and BT project receivables

At June 30, 2008 two customers, the municipalities of Changchun Wakeshu and Jiaohe, respectively represented 14.6% and 85.4% of the combined total $53.8 million in cost and earnings in excess of billings and BT projects receivable for the benefit of Sing Kung. At each of December 31, 2005, 2006 and 2007, one customer individually represented 100% of Sing Kung’s contract accounts receivable.

Collectability of amounts due pursuant to the Changchun Wakeshu contract is reasonably assured. Changchun Wakeshu is a taxing authority and therefore has a reliable source of revenue for payment of its obligations to Sing Kung and others. It also receives revenues from the central government that supplement its own tax revenues. The municipality also has access to financing from Chinese development banks. Such financing has already enabled the municipality to pay, on an accelerated basis, 84% of contract amount due following acceptance in 2007. The municipality has a long-term development bank financing commitment that, when funded, will result in accelerated payment of the remainder of the obligation. Sing Kung management expects that this will occur within the next 12 months and has therefore classified the entire receivable as current. The facts establish for the Changchun Wakeshu municipality has a record of timely payment of its obligations and Sing Kung expects that it will meet its remaining contract payment obligations. In addition, to having a reasonable expectation that the municipality has the intent and will have the cash flow to timely meet its payment obligations, the contract with Changchun Wakeshu is enforceable against the municipality under Chinese law. Moreover the BT contract with Changchun Wakeshu grants Sing Kung a retained interest in the project (and the improvements made to the property) proportional to the unpaid percentage of the contract price. In the event of a payment default, Sing Kung has rights to dispose of Jiaohe Project assets (or substitute assets) to ensure payment. Moreover, to the extent that there is any risk in the collectability of the Changchun Wakeshu receivable as of June 30, 2008, 100% of Sing Kung’s collection exposure was covered by the indemnity of the SNC shareholders to reduce the purchase price for SNC.

The collectability of amounts associated with the Jiaohe contract is discussed below under the heading “Jiaohe BT Contract”.

Jiaohe BT Contract

Jiaohe City is a municipality in the PRC province of Jilin. The BT Contract with Jiaohe City was originally entered into by SNC in March 2007. It has undergone several amendments (the latest of which was executed August 1, 2008) to expand the scope of work and incorporate Sing Kung Limited and Century City as contract parties and project participants. The contract, as amended, (the “Jiaohe Contract”) encompasses two phases of work (together the “Jiaohe Project”):

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The first phase, which was approximately 89% complete June 30, 2008 (and 100% complete as of September 30, 2008) entails construction of roads, sewer and water pipelines and electricity and other utility connections for the Tiangang Stone Material Industrial Park (“Jiaohe Phase I”). The estimated price of Jiaohe Phase I is $48.3 million, but the actual price could vary as described below.

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The second phase, scheduled to commence in the first quarter of 2009 and to be completed by October 2009, entails additional new road, drainage and pipeline construction for the industrial park and reconstruction for contiguous established areas of Jiaohe City (“Jiaohe Phase II”). The estimated contract value of Phase II is $55.9 million.

The Jiaohe Contract provides that payment for specified work elements will be in accordance with a schedule of works and calculated using a unit rate specified in such schedule. This means that the actual contract amount could vary depending on the requirements to fulfill the contract; for example, if additional gravel fill is required above the amount initially estimated to complete a section of road, Sing Kung would be paid for the quantity of fill actually used at the rate specified in the contract. The actual quantity of work performed is determined by periodic third-party engineering assessments conducted monthly during the contract term. The municipal customer, Sing Kung and, its subcontractors all verify the actual work elements completed and, following resolution of any disputes, accept the completed work and document that acceptance in writing. The work acceptance forms constitute the basis for the Sing Kung’s determination of project progress for purposes of making adjustments in its estimates of the final contract price and for determining percentage of completion and recognizing revenue and costs. The cumulative results of the interim acceptance forms determine the final contract price.

The contract terms specify that payment for the work performed by Sing Kung will be in 8 equal annual installments calculated from the beginning of construction, with initial payment to be made following completion and acceptance of each phase of work by the customer. Acceptance procedures and a timetable are specified in the contract. In addition to the annual installments, the Jiaohe municipality is also obligated to pay interest on the outstanding balance due under the contract from the date of acceptance at an interest rate fixed at such time. The payment schedule is subject to acceleration if the Jiaohe Municipality refinances the project or transfers or pledges the project assets in connection with use agreements or a long-term refinancing.

The Jiaohe Contract includes a limited warranty for one year from the acceptance date of each phase. The warranty provisions permit the municipality to withhold payment of 5% of the contract price through the warranty period. This amount is subject to proportional forfeiture if Sing Kung fails to correct defects in elements of the project work after identification of such defects by the municipality. Given the absence of warranty claims in the past, Sing Kung has not established any reserves or provisions in its financial statements for warranty costs. If it is required to do additional work to satisfy a warranty claim, its accounting policy is to recognize such expense in the period when incurred.

Collectability of amounts due pursuant to the Jiaohe contract is reasonably assured. Jiaohe is a taxing authority and therefore has a reliable source of revenue for payment of its obligations to Sing Kung and others. It also receives revenues from the central government that supplement its own tax revenues and it has guaranteed to include annual contract payment amounts and interest in its annual budget approved by the Standing Committee of the National People’s Congress. The municipality also has access to financing from Chinese development banks that could constitute another source of payment. Consequently, the Jiaohe municipality has an established record of timely payment of its obligations to others and Sing Kung expects that it will meet its obligations under the Jiaohe Contract. In addition, to having a reasonable expectation that the municipality has the intent and will have the cash flow to timely meet its payment obligations, the Jiaohe Contract is enforceable against the Jiaohe municipality under Chinese law. Moreover the Jiaohe Contract grants Sing Kung a retained interest in the project (and the improvements made to the property) proportional to the unpaid percentage of the contract price. In the event of a payment default, Sing Kung has rights under the Jiaohe Contract to control access to the Jiaohe Project or dispose of Jiaohe Project assets to ensure payment.

OFF-BALANCE SHEET ARRANGEMENTS

Sing Kung has not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties as of June 30, 2008. It has not entered into any foreign currency forward contract. It does not have any other off-balance sheet arrangements except for the contractual obligations and commitments mentioned above as of June 30, 2008. Sing Kung believes that there are no off-balance sheet arrangements that have or are reasonably likely to have a material effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

EMPLOYEES AND THEIR BENEFITS

At June 30, 2008, Sing Kung had a total of approximately 40 employees. The remuneration package of the employees includes salary, bonuses and allowances. Employees also receive welfare benefits including workers’ insurance, medical care, housing subsidies, child care and education, and other miscellaneous items. At that time, approximately 15 specialist contractors were engaged by Sing Kung in connection with planning and BT projects in-progress or on which it was bidding. None of these contractors receives any benefits from Sing Kung and they are paid only for time engaged on specified activities or on the basis of work performed.

Up to about 400 personnel were engaged by Sing Kung’s consortium partner on the sole BT project in-progress for which Sing Kung was the consortium leader as of June 30, 2008. This number was subject to substantial variation on a day-to-day basis depending on scheduled work activity on the project. Sing Kung had no direct responsibility for the salary and benefits for such personnel because they were employees of or were engaged on the project by Sing Kung’s consortium partner.

As further described in the section titled “Information about Sing Kung and the subsidiaries”, Sing Kung project activity and staffing levels are increasing rapidly and the employment figures as of June 30, 2008 may not accurately reflect the employment commitments of the Sing Kung in the future. The Company believes that its success in attracting and retaining highly skilled technical employees and sales and marketing personnel and specialist contractors is largely a product of its commitment to providing a motivating and interactive work environment that features continuous and extensive professional development opportunities, as well as frequent and open communications at all levels of the organization.

RECENT ACCOUNTING PRONOUNCEMENTS

In December 2006, the FASB approved FASB Staff Position (FSP) No. EITF 00-19-2, "Accounting for Registration Payment Arrangements" ("FSP EITF 00-19-2"), which specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with SFAS No. 5, "Accounting for Contingencies". FSP EITF 00-19-2 also requires additional disclosure regarding the nature of any registration payment arrangements, alternative settlement methods, the maximum potential amount of consideration and the current carrying amount of the liability, if any. The guidance in FSP EITF 00-19-2 amends FASB Statements No. 133, "Accounting for Derivative Instruments and Hedging Activities", and No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity", and FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure requirement for Guarantees, Including Indirect Guarantees of Indebtedness of Others", to include scope exceptions for registration payment arrangements. FSP EITF 00-19-2 is effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to the issuance date of this FSP, or for financial statements issued for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years, for registration payment arrangements entered into prior to the issuance date of this FSP. We are currently evaluating the potential impact of FSP EITF 00-19-2 on our financial statements. Sing Kung does not expect the impact to be material to its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measures” (SFAS 157), which establishes a formal framework for measuring fair value under GAAP. SFAS 157 defines and codifies the many definitions of fair value included among various other authoritative literature, clarifies, and in some instances, expands on the guidance for implementing fair value measurements, and increases the level of disclosure required for fair value measurements. Although SFAS 157 applies to and amends the provisions of existing FASSB and American Institute of Certified Public Accountants (“AICPA”) pronouncements, it does not, of itself, require any new fair value measurements, not does it establish valuation standards. SFAS 157 applies to all other accounting pronouncements requiring or permitting fair value measurements, except for: SFAS 123R, share based payment and related pronouncements, the practicability exceptions to fair value determinations allowed by various other authoritative pronouncements, and AICPA Statements of Position 97-2 and 98-9 that deal with software revenue recognition. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  The impact of the adoption of this statement on the Group's financial condition and results of operations was not material.

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB No. 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB No. 108 requires companies to quantify misstatements using a balance sheet and income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. SAB No. 108 is effective for periods ending after November 15, 2006. Effective December 31, 2006, the Company adopted SAB No. 108 which did not have a material effect on its consolidated financial statements.

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities”, (“SFAS 159”), which provides companies with an option to report selected financial assets and liabilities at fair value. SFAS No. 159’s objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. Generally accepted accounting principles have required different measurement attributes for different assets and liabilities that can create artificial volatility in earnings. SFAS 159 helps to mitigate this type of accounting-induced volatility by enabling companies to report related assets and liabilities at fair value, which would likely reduce the need for companies to comply with detailed rules for hedge accounting.

SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 requires companies to provided additional information that will help investors and other users of financial statements to more easily understand the effect of Sing Kung’s choice to use fair value on its earnings.

SFAS No. 159 also requires companies to display the fair value of those assets and liabilities for which Sing Kung has chosen to use fair value on the face of the balance sheet. SFAS No. 159 does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in SFAS No. 157 and SFAS No. 107.

SFAS No. 159 is effective as of the beginning of a company’s first fiscal year beginning after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided the company makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of SFAS No. 157. The impact of the adoption of this statement on the Group's financial condition and results of operations was not material.

In June 2006, the FASB issued Interpretation FIN No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of SFAS No. 109” (“FIN48”). FIN No. 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In February 2008, the FASB delayed the effective date of FIN48 for certain nonpublic enterprises to annual financial statements for fiscal years beginning after December 31, 2007.

Sing Kung files income tax returns in PRC jurisdictions.

Sing Kung’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of general and administrative expense. As of the date of adoption of FIN 48, Sing Kung did not have any accrued interest or penalties associated with any unrecognized tax benefits, nor was any interest expense recognized during the quarter. Sing Kung’s effective tax rate differs from the national-level statutory rate primarily due to non-deductible expenses, temporary differences, and preferential tax treatment. The impact of the adoption of this statement on the Group's financial condition and results of operations was not material.

QUANTITATIVE AND QUALITATIVE MARKET RISKS

Credit Risk

Sing Kung’s business counterparties are municipal government entities in the PRC which have access to funding from the central government to meet their obligations. Credit risk is limited accordingly.

Currency Risk

Sing Kung is exposed to currency risk as the Company’s business is carried out in RMB and the Company maintains RMB denominated bank accounts but uses United States dollars as its reporting currency. Unfavorable changes in the exchange rate between RMB and United States dollars may result in a material effect on the cumulative translation adjustment recorded as a charge in shareholder’s equity. The Company does not use derivative instruments to reduce its exposure to foreign currency risk. In addition, the RMB is not a freely convertible currency. The Company’s subsidiaries are allowed to pay outstanding current account obligations in foreign currency but must present the proper documentation to a designated foreign exchange bank. There is no certainty that all future local currency can be repatriated.

Urban infrastructure development policies

The Company is highly sensitive to national-level policy decisions regarding the pace of urban and industrial development and the allocations of government funding to such activity. China’s development policies have established clear targets for urban infrastructure development in the short and long run, but these policies are subject to change. Continuation of current policies, or implementation of revised policies favoring urban infrastructure development, and the application of private financing to such development are crucial to the Sing Kung’s business prospects. At present, state policies are favorable to Sing Kung’s development. If the government ceases or limits its active support of urban infrastructure development, however, it would bring about a negative impact on operating results in the next few years.

FUTURE DEVELOPMENT AND BUSINESS STRATEGIES

The Company’s goal is to develop its market position as one of China’s leading providers of urban and infrastructure planning and turnkey infrastructure development for local governments and to extend its capabilities to other emerging market economies. It plans serve other evolving needs of its local government clients in terms of resource management, municipal financing and industrial and commercial development. The Company’s principal business strategies are:

To maintain a leadership position in China’s urban and infrastructure planning market in partnership with key national-level academic institutions;

To develop and finance infrastructure projects throughout China and selectively in other emerging markets;

To commercialize new financing, resource management and development mechanisms at the local government level in China;

To leverage the experience acquired to offer total solutions that are better, less costly and quicker to implement for its municipal clients than alternative development arrangements available to them; and

To focus on high-value tailored services.

INFORMATION ABOUT IAG

Business of IAG

General

IAG was formed on May 10, 2005 to serve as a vehicle to effect a stock purchase, capital stock exchange, asset acquisition or other similar business combination with an unidentified operating business. Prior to executing the stock purchase agreement with the Sing Kung Stockholders, IAG’s efforts were limited to organizational activities, completion of its initial public offering and the evaluation of possible business combinations.

Offering Proceeds Held in Trust

IAG completed its initial public offering on September 10, 2007 and September 11, 2007, in which it raised net proceeds of approximately $41.4 million after deducting offering expenses of $1,021,967 (some of which were not paid at closing) and underwriting discounts of $3,560,000. Contemporaneous with its initial public offering, IAG closed a private placement of warrants from which it received $1.5 million. $45,160,000 of the proceeds from the initial public offering and the private placement (including $2,070,000 of deferred payments to the underwriters of the initial public offering) were placed in a trust account immediately following the initial public offering and will be released to IAG upon consummation of the stock purchase with Sing Kung, less amounts paid to stockholders of IAG who do not approve the stock purchase and elect to convert their shares of common stock into their pro-rata share of the trust account or exercise their dissenter’s rights under Delaware law. The remaining proceeds have been or are being used by IAG in its pursuit of a business combination. IAG has also expended all of the interest earned on the trust account balance to pay taxes and for permitted working capital drawdowns. The trust account contained approximately $45.2 million as of June 30, 2008 and as of September 30, 2008. If the stock purchase with the Sing Kung Stockholders is consummated, the funds in the trust account will be released to IAG.

Fair Market Value of Target Business

Pursuant to IAG’s certificate of incorporation, the initial target business that IAG acquires must have a fair market value equal to at least 80% of IAG’s net assets at the time of such acquisition. IAG’s board of directors determined that this test was clearly met in connection with its acquisition of Sing Kung. Further discussion regarding this determination can be found in the section titled “Consideration of the Stock Purchase Transaction” under the heading “Valuation and Satisfaction of the 80% Test”.

Stockholder Approval of Business Combination

IAG will proceed with the acquisition of Sing Kung only if a majority of all of the outstanding shares of IAG is voted in favor of the stock purchase and redomestication merger proposals. The stockholders existing prior to the initial public offering have agreed to vote their common stock on these proposals in accordance with the vote of the majority of shares issued in the initial public offering. If the holders of 20% or more of IAG’s common stock vote against the stock purchase proposal and demand that IAG convert their shares into their pro rata share of the trust account, then IAG will not consummate the stock purchase, even if a majority of shares votes to do so.

Liquidation if no business combination

If IAG does not complete the business combination with Sing Kung by September 10, 2009 its certificate of incorporation requires its officers to take all actions that are necessary to dissolve and liquidate IAG as soon as reasonably practicable. In the event of that dissolution and liquidation, IAG will distribute to all of its public stockholders, in proportion to their respective equity interests, an aggregate sum equal to the amount in the trust account, inclusive of any interest, plus any remaining net assets. IAG’s stockholders who purchased shares prior to the initial public offering have no rights to participate in any liquidation distribution with respect to shares of common stock owned by them immediately prior to the initial public offering. There will be no distribution from the trust account with respect to IAG’s warrants.

Other than the proceeds deposited in the trust account following the initial public offering, IAG has expended all of the net proceeds of the initial public offering and all interest earned on the trust account balance to pay taxes and for permitted working capital drawdowns. Therefore, the per-share liquidation price as of June 30, 2008 would be about $7.85, or $0.15 less than the per-unit offering price of $8.00 in IAG’s initial public offering. The proceeds deposited in the trust account could, however, become subject to the claims of IAG’s creditors, and there is no assurance that the actual per-share liquidation price will not be less than $7.85 due to those claims.

The stockholders holding shares of IAG common stock issued in the initial public offering will be entitled to receive funds from the trust account only in the event of IAG’s liquidation or if the stockholders seek to convert their respective shares into cash and the stock purchase is actually completed. In no other circumstances shall a stockholder have any right or interest of any kind to or in the trust account.

Under Delaware corporate law, holders of a majority of IAG’s outstanding stock must approve its dissolution. If IAG were required to dissolve, following the approval by IAG’s stockholders of a plan of dissolution and distribution, IAG would liquidate the trust account to the holders of shares purchased in IAG’s initial public offering (subject to any provision for unpaid claims against IAG which it is advised must or should be withheld).

Under Delaware corporate law, IAG stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by those stockholders in a dissolution. Delaware corporate law provides for limitations on the potential liability of stockholders if IAG were to wind up its affairs in compliance with either Section 280 or Section 281(b) of the Delaware corporate law. If IAG complies with either procedure, Delaware corporate law (i) limits the potential liability of each stockholder for claims against IAG to the lesser of the stockholder’s pro-rata share of the claim or the amount distributed to the stockholder in liquidation and (ii) limits the aggregate liability of any stockholder for all claims against IAG to the amount distributed to the stockholder in dissolution. If IAG were to comply with Section 280 instead of Section 281(b), Delaware corporate law also would operate to extinguish the potential liability of its stockholders for any claims against IAG unless litigation with respect to such claim has been commenced prior to the expiration of the statutory winding-up period under Delaware law (generally three years). In addition, compliance with Section 280 could potentially operate to bar certain claims if the claimant does not take specified actions within certain time frames specified in the statute.

Even though compliance with Section 280 of Delaware corporate law would provide additional protections to both IAG’s directors and stockholders from potential liability for third party claims against IAG, it is IAG’s current intention that it would make liquidating distributions to its stockholders as soon as reasonably possible following any dissolution and, therefore, it does not expect that its Board of Directors would elect to comply with the more complex procedures in Section 280. Because IAG would most likely not be complying with Section 280, it would seek stockholder approval to comply with Section 281(b) of Delaware corporate law, requiring it to adopt a plan of dissolution that will provide for payment, based on facts known to IAG at such time, of (i) all existing claims, (ii) all pending claims and (iii) all claims that may be potentially brought against IAG within the subsequent 10 years. As such, IAG’s stockholders could potentially be liable for any claims to the extent of distributions received by them in a dissolution and any such liability of IAG’s stockholders would likely extend beyond the third anniversary of such dissolution. However, because IAG is a blank check company, rather than an operating company, and its operations have been limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from its vendors (such as accountants, lawyers, investment bankers and consultants) or Sing Kung, as a potential target business. IAG would attempt to enter into arrangements with most, if not all significant creditors whereby they agree to waive any interest or claim of any kind in or to any monies held in the trust account. As a result of this, IAG believes that the claims that could be made against IAG would be significantly limited. However, IAG cannot guarantee that its creditors will agree to such arrangements, or even if they do that they would be prevented from bringing claims against the trust account.

IAG expects that all costs associated with the implementation and completion of its plan of dissolution and liquidation, which it currently estimates to be less than $100,000, will be funded by any funds not held in the trust account. There currently are not, and may not at that time, be sufficient funds for such purpose, in which event IAG would have to seek funding or other accommodation to complete the dissolution and liquidation.

IAG currently believes that any plan of dissolution and distribution would proceed in the following manner:

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its board of directors would, consistent with its obligations to liquidate and dissolve (as contained in its charter), adopt (and recommend to its stockholders) a specific plan of dissolution and distribution and the board would also cause to be prepared a preliminary proxy statement setting out such plan of dissolution and distribution and the board’s recommendation of such plan;

•	IAG would file the preliminary proxy statement with the SEC; and

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following any SEC review of the preliminary proxy statement and resolution of any staff comments, IAG would mail the proxy statement to its stockholders, and approximately 30 days later would convene a meeting of its stockholders for them to either approve or reject the plan of dissolution and distribution.

In the event IAG seeks stockholder approval for a plan of dissolution and distribution and does not obtain such approval, it will nonetheless continue to pursue stockholder approval for its dissolution. Following Board adoption of a plan of dissolution and distribution, IAG’s powers will be limited to acts and activities relating to dissolving and winding up its affairs, including liquidation. The funds held in the trust account may not be distributed except upon IAG’s dissolution (subject to third party claims as discussed above) and, unless and until such approval is obtained from its stockholders, the funds held in its trust account will not be released (subject to such claims). Consequently, holders of a majority of IAG’s outstanding stock would have to approve its dissolution in order to receive the funds held in the trust account and the funds will not be available for any other corporate purpose (although they may be subject to creditors’ claims).

Facilities

IAG maintains executive offices at 2918 Fifth Avenue South, Suite 209, San Diego, California 92103. The cost for this space is included in a $10,000 per-month fee for up to 12 months that InterAmerican Advisors, LLC, an affiliate of Dr. Richard Sinkin and William C. Morro, IAG’s executive officers, charges IAG for general and administrative services. IAG believes, based on rents and fees for similar services in the San Diego area, that the fees charged by InterAmerican Advisors, LLC are at least as favorable as IAG could have obtained from an unaffiliated person. IAG considers its current office space adequate for current operations.

Employees

IAG has five directors, two of whom also serve as officers. These individuals are not obligated to contribute any specific number of hours to IAG’s business per week, and they intend to devote only as much time as they deem necessary to IAG’s affairs. IAG has no paid employees.

Periodic Reporting and Audited Financial Statements

IAG has registered its securities under the Securities Exchange Act of 1934 and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Securities Exchange Act of 1934, IAG’s annual reports will contain financial statements audited and reported on by IAG’s independent accountants. IAG has filed with the Securities and Exchange Commission a Form 10-Q covering the fiscal quarter ended June 30, 2008.

Legal Proceedings

There are no legal proceedings pending against IAG.

Plan of Operations

The following discussion should be read in conjunction with IAG’s Financial Statements and related notes thereto included elsewhere in this proxy statement/prospectus.

IAG was formed on May 10, 2005 to serve as a vehicle to effect a stock purchase, capital stock exchange, asset acquisition or other similar business combination with an unidentified business. IAG closed its initial public offering on September 10, 2007. All activity from May 10, 2005 through September 10, 2007 related to its formation and initial public offering.

IAG had net income of $150,493 for the year ended December 31, 2007. IAG’s total costs and expenses, all of which were related to maintenance of our public filings, corporate standing and stockholder administrative matters, including legal and accounting fees, the payment of taxes and our efforts to find and evaluate target businesses, were $414,737, consisting principally of the following: travel and entertainment expenses, consulting fees, directors and officers liability insurance, amounts paid to a related party under a monthly administrative services agreement, professional fees, state franchise taxes and miscellaneous expenses. Those expenses were offset by interest income of $565,230on the trust fund investments and funds outside the trust fund, excluding deferred interest.

Approximately $45,160,000 million of the net proceeds of the initial public offering and warrant purchase were placed in trust (including $2,070,000 of deferred underwriters’ fees), with the remaining net proceeds available to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. IAG has used, or incurred expenses that would use, all of the net proceeds of its initial public offering not held in trust to identify and evaluate prospective acquisition candidates, select the target business, and structure, negotiate and consummate the business combination. IAG has the right to draw from the trust interest earned to pay taxes and up to $950,000 for working capital purposes including the costs of pursuing a business combination. As of June 30, 2007 it had drawn from the trust $530,000 of the $950,000 draw amount permitted and intends to utilize the remainder as interest is earned on the trust balance, plus cash on hand, including the funds held in the trust fund, capital stock, debt or a combination of the foregoing to effect a business combination. Under the stock purchase agreement with Sing Kung, the proceeds held in the trust fund will be used to satisfy the existing obligations of the companies and to finance the operations of the target business following the closing. These uses will include, among other things, supporting internal expansion of CNC’s operations, including the financing of new BT contracts, increased hiring related thereto and other expenditures necessary to increase the scale and scope of CNC’s urban planning and infrastructure development activity throughout China.

IAG became obligated, commencing September 4, 2007 to pay to InterAmerican Advisors, LLC, an affiliate of Dr. Richard Sinkin and William C. Morro, IAG’s executive officers, a monthly fee of $10,000 for general and administrative services for a period of up to 12 months.

Off-Balance Sheet Arrangements

Warrant Issuance

Warrants issued in conjunction with our initial public offering and subsequent to our initial public offering (warrants to purchase 185,000 of our common stock to certain members of management and one of our special advisors in May 2008) are equity-linked derivatives and accordingly represent off-balance sheet arrangements. These warrants meet the scope exception in paragraph 11(a) of FAS 133 and are accordingly not accounted for as derivatives for purposes of FAS 133, but instead are accounted for as equity. For a more complete discussion of the treatment of the warrants issued in conjunction with our initial public offering, see Note 1 to the financial statements.

CCM Agreement

On September 4, 2008, InterAmerican Acquisition Group Inc. (the “Company”) entered into a definitive agreement to engage Chardan Capital Markets LLC (“CCM”) to advise the Company and provide various support services in connection with the acquisition of Sing Kung has been previously disclosed in a Form 8-K filed on September 5, 2008. The support services to be provided by CCM include advising on valuation and planning matters that may arise related to the acquisition of Sing Kung after the effective date of the agreement with CCM, assisting with the structuring of the terms of future amendments to the Transaction (if any), arranging meetings with investors that CCM determines are likely to be interested in owning or acquiring the securities of the Company or the combined companies following the Transaction, facilitating introductions to research organizations to increase awareness about the Company and the Transaction, leveraging CCM’s relationships with other financial institutions to provided needed finance strategy and support and such other matters in related to the Transaction that the Company and CCM agree.

Subject to certain early termination rights of the Company and CCM, the engagement period extends through the final date in which the Company may complete a business combination, September 5, 2009. If the Transaction is consummated, the engagement period extends for two years and the scope of the engagement is revised to focus on the provision of advice by CCM regarding future funding and securities matters of the combined companies.

Compensation of CCM is contingent on consummation of the Transaction and has been set as 0.5% of the market capitalization of the combined companies for the 10 trading days prior to and following the closing of the Transaction plus an additional amount equal to 0.15% of the market capitalization of the combined companies if the share price of the combined companies exceeds $10 per share during the 10 trading days following the closing of the Transaction. In addition, CCM is entitled to reimbursement of certain reasonable expenses incurred in the performance of the engagement. The compensation for services following consummation of the Transaction shall be as mutually agreed by CCM and the combined company.

The agreement described above was approved by the board of directors of the Company in a meeting held on August 26, 2008, subject to negotiation of final terms by CCM and the Company’s management.

Other

Other than contractual obligations incurred in the normal course of business, we do not have any off-balance sheet financing arrangements or liabilities, guarantee contracts, retained or contingent interests in transferred assets or any obligation arising out of a material variable interest in an unconsolidated entity. The securities held in the Trust Account are in the name of InterAmerican Acquisition Group, Inc.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements give effect to the Stock Purchase Agreement dated May 15, 2008 (the “Transaction”) based on the assumptions and adjustments set forth in the accompanying notes, which management believes is reasonable.

The following unaudited pro forma financial statements and accompanying notes should be read in conjunction with the audited historical financial statements and related notes of InterAmerican Acquisition Group Inc. (“IAG”), Sing Kung, Limited (“Sing Kung”) and Shanghai New Century City Development, Ltd. (“SNC”) at December 31, 2007 and for the year then ended, and the unaudited historical financial statements and related notes of IAG and Sing Kung at June 30, 2008 and for the six -month period then ended, all of which are included in this document in section FI (for IAG) and section FII for Sing Kung and SNC. The statement of income for the year-ended December 31, 2007 incorporates information from the audited financial statements of SNC for the year ended December 31, 2007 because SNC is deemed to be a predecessor company. When we include SNC financial results on a pro forma basis, we refer to the “SK Group”. Specific pro forma information on the SK Group for the year ended December 31, 2007 can be found in the appendix (unaudited) to the Sing Kung Limited 2007 audited financial statements beginning on page FII-40.

The Transaction will result in the shareholders of Sing Kung obtaining a majority of the voting interest in the combined business. Under generally accepted accounting principles, the company whose stockholders retain the majority voting interest in a combined business, control the Board of Directors of the combined business and whose senior management dominates the management of the combined business should be treated as the acquirer for accounting purposes. Because IAG does not have any assets with operating substance except cash, the Transaction has been accounted for as a reorganization and recapitalization of Sing Kung.

The pro forma balance sheet assumes the Transaction took place on June 30, 2008. The pro forma statements of operations assume the Transaction took place on the first day of each of the periods presented. The following unaudited pro forma combined financial statements have been prepared using two different levels of approval of the Transaction by the IAG stockholders, as follows:

Assuming Maximum Approval:

This presentation assumes that 100% of IAG stockholders approve the Transaction; and

Assuming Minimal Approval:

This presentation assumes that holders of 1,149,425 (19.99%) of IAG Public Shares both vote against the Transaction and exercise their conversion rights, leaving only 80.01% of IAG’s currently issued common stock outstanding. 1,149,425 (19.99%) is the maximum number of “Public” shares that can be converted for the Transaction to be approved, leaving 80.01% as the minimum number of shares that can be outstanding after approval. The pro forma statements of operations do not reflect an adjustment in interest earned because all interest earned on the trust account has been used in operations and any IAG stockholder exercising their conversion rights would not receive any allocation of interest earned on their pro rata portion of funds held in the trust account. Further discussion about the amount of funds held in the trust account and the uses of interest earned on such funds is presented in the section titled “Information About IAG” under the heading “Offering Proceeds Held in Trust”.

We are providing this information to aid you in your analysis of the financial aspects of the Transaction. The unaudited pro forma information is not necessarily indicative of the financial position or results of operations that may have actually occurred had the Transaction taken place on the dates noted, or the future financial position or operating results of the combined company.

The unaudited pro forma combined financial information is not necessarily indicative of the operation results that would have actually achieved if the Transaction had consummated as of the beginning of the period indicated, nor is it necessarily indicative of the future operating results of the combined business.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS PRO FORMA ADJUSTMENTS

The following adjustments used to derive the pro forma financial statements presented below and they are reflected in the footnotes thereto as applicable:

(a)	to record release of funds held in trust by IAG
(b)
to record the issuance of 47,000,000 common stock of IAG’s merger subsidiary, CNC Development Ltd. (“CNC”) with a par value of $.0001 per share for substantially all of the shares of common stock of Sing Kung

(c)	assuming maximum approval, to reclassify common stock held in trust to permanent equity and to record payment of deferred underwriting fees to underwriter
(d)	assuming minimum approval, to record refund of funds to dissenting stockholders of IAG and payment of deferred underwriting fees to underwriter; no interest earned would be included in any such refund
(e)	to eliminate retained earning of IAG as Sing Kung will be the continuing entity for accounting purposes
(f)	to record minority interest assuming no exchange of the 5,463,718 shares not party to the stock purchase agreement
(g)	to record the issuance of 5,463,718 shares of CNC common stock with a par value of $.0001 per share in exchange for common stock of Sing Kung, assuming exchange of all preferred shares
(h)	pro forma combined net income per share was calculated by dividing pro forma combined net income by the weighted average number of shares outstanding as follows:

	Six months ended June 30, 2008		Year ended December 31, 2007
	Assuming Maximum Approval (100%)	Assuming Minimum Approval (80.01%)	Assuming Maximum Approval (100%)	Assuming Minimum Approval (80.01%)

Shares issued in the Transaction	47,000,000	47,000,000	47,000,000	47,000,000
IAG weighted average shares outstanding	7,000,000	5,850,575	3,029,110	2,673,466
Basic shares	54,000,000	52,850,575	50,029,110	49,673,466
IAG incremental shares relating to warrants	2,227,256	2,227,256	642,886	642,886

Diluted Shares	56,227,256	55,077,831	50,671,996	50,316,352

If the holders of 5,463,718 shares of Sing Kung common stock who are not parties to the stock purchase agreement exchange their shares for 5,463,718 shares of CNC common stock, the weighted average shares will be as follows:

	Six months ended June 30, 2008		Year ended December 31, 2007
	Assuming Maximum Approval (100%)	Assuming Minimum Approval (80.01%)	Assuming Maximum Approval (100%)	Assuming Minimum Approval (80.01%)
Basic shares	59,463,718	58,314,293	55,492,828	55,137,184
Diluted Shares	61,690,974	60,541,549	56,135,714	55,780,070

The pro forma financial statements should be read giving consideration to the follow facts and assumptions:

•
As additional consideration, the Sing Kung Stockholders will be issued an aggregate of up to 13,500,000 shares of common stock of CNC (none of which is reflected in the pro forma financial statements) as a result of the net operating after-tax profits of CNC for the fiscal years 2008 through 2012 if CNC generates net operating profits (excluding any profit from an acquisition by CNC that involves the issuance of securities that has a dilutive effect on the holders of common stock of CNC). The target net operating profits for CNC and schedule of additional shares issuable to Sing Kung Stockholders upon achieving the net operating profit for such fiscal year are as follows:

Year ending December 31,	Net Operating Profit (after taxes)	Additional Shares Issuable

2008	$ 38,000,000	1,100,000
2009	$ 56,000,000	3,100,000
2010	$ 80,000,000	3,100,000
2011	$ 112,000,000	3,100,000
2012	$ 151,200,000	3,100,000

•
The pro forma statements of income from operations for Sing Kung for the year ending December 31, 2007 are for the SK Group (as defined in this above in the introduction to this section under the heading “Unaudited Pro Forma Combined Financial Statements”)), and thus they include, without duplication, the results of the statement of operations of SNC for the fiscal year ending 2007. Refer to the appendix to the audited Sing Kung 2007 financial statements in section FII for the source of certain of the figures contained in the pro forma statements of income from operations for Sing Kung for the year ending December 31, 2007. The minority interest reflected in the pro forma combined column is the interest of the Sing Kung shareholders that are not parties to the stock purchase agreement. If those shareholders who are not parties to the stock purchase agreement fully exercise their rights pursuant to the exchange offer, the minority interest will be extinguished.

InterAmerican Acquisition Group, Inc.
Pro Forma Combined Balance Sheet (Maximum Approval Assumption)
June 30, 2008
Unaudited

	Sing Kung Limited	InterAmerican Acquisition Group Inc.	Pro Forma Adjustments		Pro forma Combined
					(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$12,906,895	$62,922	$45,229,677	(a)	$56,129,494
	-	-	(2,070,000	)(c)
Investments held in trust	-	45,229,677	(45,229,677	)(a)	-
Prepayments, deposits and other receivables	1,695,242	49,540	-		1,744,782
Cost and estimated earnings in excess of billings	45,964,464	-	-		45,964,464
BT project receivables	7,862,783	-	-		7,862,783
Total current assets	68,429,384	45,342,139	(2,070,000)		111,701,523

Property, plant and equipment, net	48,507	-	-		48,507
Intangible assets	1,536,034	-	-		1,536,034
Deferred tax asset	-	248,339	-		248,339
Total assets	$70,013,925	$45,590,478	$(2,070,000)		$113,534,403

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	30,928,088	300,779	-		31,228,867
Note Payable	-	-	-		-
Taxes payable	1,264,208	124,470	-		1,388,678
Congintent purchase price payable for SNC	7,734,782	-	-		7,734,782
Deferred underwriting fees	-	2,070,000	(2,070,000	)(c)
Total Current Liabilities	39,927,078	2,495,249	(2,070,000)		40,352,327
Minority Interest	-	-	3,129,032	(f)	3,129,032
Common stock subject to redemption	-	8,609,194	(8,609,194	)(c)	-

Stockholders' equity:
Common stock	500	700	(500	)(b)	5,400
	-	-	4,700	(b)	-
Preferred stock	14,375,000	-	-		14,375,000
Additional paid-in capital	-	35,106,999	500	(b)	39,961,297
	-	-	(621,664	)(e)	-
	-	-	8,609,194	(c)	-
	-	-	(3,129,032	)(f)	-
	-	-	(4,700	)(b)	-
Accumulated and other comprehensive income	1,013,767	-	-		1,013,767
Retained earnings	14,697,580	(621,664)	621,664	(e)	14,697,580

Total shareholders' equity	30,086,847	34,486,035	5,480,162		70,053,044

Total liabilities and shareholders' equity	$70,013,925	$45,590,478	$(2,070,000)		$113,534,403

InterAmerican Acquisition Group, Inc.
Pro Forma Combined Balance Sheet (Minimum Approval Assumption)
June 30, 2008
Unaudited

	Sing Kung Limited	InterAmerican Acquisition Group Inc.	Pro Forma Adjustments		Pro forma Combined
					(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$12,906,895	$62,922	$45,229,677	(a)	$47,520,300
	-	-	(10,679,194	)(d)
Investments held in trust	-	45,229,677	(45,229,677	)(a)	-
Prepayments, deposits and other receivables	1,695,242	49,540	-		1,744,782
Cost and estimated earnings in excess of billings	45,964,464	-	-		45,964,464
BT project receivables	7,862,783	-	-		7,862,783
Total current assets	68,429,384	45,342,139	(10,679,194)		103,092,329

Property, plant and equipment, net	48,507	-	-		48,507
Intangible assets	1,536,034	-	-		1,536,034
Deferred tax asset	-	248,339	-		248,339
Total assets	$70,013,925	$45,590,478	$(10,679,194)		$104,925,209

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	30,928,088	300,779	-		31,228,867
Note Payable	-	-	-		-
Taxes payable	1,264,208	124,470	-		1,388,678
Congintent purchase price payable for SNC	7,734,782	-	-		7,734,782
Deferred underwriting fees	-	2,070,000	(2,070,000	)(d)
Total Current Liabilities	39,927,078	2,495,249	(2,070,000)		40,352,327
Minority Interest	-	-	3,129,032	(f)	3,129,032
Common stock subject to redemption	-	8,609,194	(8,609,194	)(d)	-

Stockholders' equity:
Common stock	500	700	(500	)(b)	5,400
	-	-	4,700	(b)	-
Preferred stock	14,375,000	-	-		14,375,000
Additional paid-in capital	-	35,106,999	500	(b)	31,352,103
	-	-	(621,664	)(e)	-
	-	-	(3,129,032	)(f)	-
	-	-	(4,700	)(b)	-
Accumulated and other comprehensive income	1,013,767	-	-		1,013,767
Retained earnings	14,697,580	(621,664)	621,664	(e)	14,697,580

Total shareholders' equity	30,086,847	34,486,035	(3,129,032)		61,443,850

Total liabilities and shareholders' equity	$70,013,925	$45,590,478	$(10,679,194)		$104,925,209

Sing Kung Limited
Pro Forma Combined Statement of Income (Maximum Approval Assumption)
Six Months Ended June 30, 2008
Unaudited

	Sing Kung, Ltd.	InterAmerican Acqusition Group Inc.	Pro Forma Adjustment		Pro Forma Combined
					(Unaudited)
Contract revenue	$44,651,049	$-	$-		$44,651,049

Cost of contract revenue	29,266,601	-	-		29,266,601

Gross Profit	15,384,448	-	-		15,384,448

Operating expenses
General and administrative expenses	275,423	1,250,565	-		1,525,988

Total operating expenses	275,423	1,250,565	-		1,525,988

Income (loss) from operations	15,109,025	(1,250,565)			13,858,460

Finance costs	-	-	-		-

Interest and other income	4,780	472,445	-		477,225

Gain on sale of available-for-sale securities	25,966	-	-		25,966

Income (loss) before income taxes and minority interest	15,139,771	(778,120)	-		14,361,651

Income taxes	405,990	(31,955)	-		374,035

Minority interests (if no shares participate in exchange offer)	-	-	1,532,313	(f)	1,532,313

Net income (loss)	14,733,781	(746,165)	(1,532,313)		12,455,303

Assuming no shares participate in the exchange offer:
Net income (loss) per share - basic	$0.30	$(0.11)		(h)	$0.23
Net income (loss) per share - diluted	$0.30	$(0.11)		(h)	$0.22

Assuming 5,463,718 shares participate in the exchange offer:
Net income (loss) per share - basic				(g)(h)	$0.24
Net income (loss) per share - diluted				(g)(h)	$0.23

Sing Kung Limited
Pro Forma Combined Statement of Income (Minimum Approval Assumption)
Six Months Ended June 30, 2008
Unaudited

	Sing Kung, Ltd.	InterAmerican Acqusition Group Inc.	Pro Forma Adjustment		Pro Forma Combined
					(Unaudited)
Contract revenue	$44,651,049	$-	$-		$44,651,049

Cost of contract revenue	29,266,601	-	-		29,266,601

Gross Profit	15,384,448	-	-		15,384,448

Operating expenses
General and administrative expenses	275,423	1,250,565	-		1,525,988

Total operating expenses	275,423	231,548	-		506,971

Income (loss) from operations	15,109,025	(1,250,565)			13,858,460

Finance costs	-	-	-		-

Interest and other income	4,780	472,445	-		477,225

Gain on sale of available-for-sale securities	25,966	-	-		25,966

Income (loss) before income taxes and minority interest	15,139,771	(778,120)	-		14,361,651

Income taxes	405,990	(31,955)	-		374,035

Minority interests (if no shares participate in exchange offer)	-	-	1,532,313	(f)	1,532,313

Net income (loss)	14,733,781	(746,165)	(1,532,313)		12,455,303

Assuming no shares participate in the exchange offer:
Net income (loss) per share - basic	$0.30	$(0.13)		(h)	$0.24
Net income (loss) per share - diluted	$0.30	$(0.13)		(h)	$0.23

Assuming 5,463,718 shares participate in the exchange offer:
Net income (loss) per share - basic				(g)(h)	$0.24
Net income (loss) per share - diluted				(g)(h)	$0.23

Sing Kung Limited
Pro Forma Combined Statement of Income (Maximum Approval Assumption)
Year Ended December 31, 2007
Unaudited

	SK Group	InterAmerican Acqusition Group Inc.	Pro Forma Adjustment		Pro Forma Combined
					(Unaudited)
Total revenue	$1,480,452	$-	$-		$1,480,452

Costs of sales	-	-	-		-

Gross Profit	1,480,452	-	-		1,480,452

Operating expenses
General and administrative expenses	494,941	314,659	-		809,600

Total operating expenses	494,941	314,659	-		809,600

Income (loss) from operations	985,511	(314,659)	-		670,852

Finance costs	(381)	-	-		(381)

Interest and other income	30,662	565,230	-		595,892

Gain on sale of available-for-sale securities	742,631	-	-		742,631

Income (loss) before income taxes and minority interest	1,758,423	250,571	-		2,008,994

Income taxes	48,855	100,078			148,933

Minority interests (if no shares participate in exchange offer)	-	-	177,795	(f)	177,795

Net income (loss)	1,709,568	150,493	(177,795)		1,682,266

Assuming no shares participate in the exchange offer
Net income (loss) per share - basic	$0.03	$0.05		(h)	$0.03
Net income (loss) per share - diluted	$0.03	$0.05		(h)	$0.03

Assuming 5,463,718 shares participate in the exchange offer
Net income (loss) per share - basic				(g)(h)	$0.03
Net income (loss) per share - diluted				(g)(h)	$0.03

Sing Kung Limited
Pro Forma Combined Statement of Income (Minimum Approval Assumption)
Year Ended December 31, 2007
Unaudited

	SK Group	InterAmerican Acqusition Group Inc.	Pro Forma Adjustment		Pro Forma Combined
					(Unaudited)
Total revenue	$1,480,452	$-	$-		$1,480,452

Costs of sales	-	-	-		-

Gross Profit	1,480,452	-	-		1,480,452

Operating expenses
General and administrative expenses	494,941	314,659	-		809,600

Total operating expenses	494,941	314,659	-		809,600

Income (loss) from operations	985,511	(314,659)	-		670,852

Finance costs	(381)	-	-		(381)

Interest and other income	30,662	565,230	-		595,892

Gain on sale of available-for-sale securities	742,631				742,631

Income (loss) before income taxes and minority interest	1,758,423	250,571	-		2,008,994

Income taxes	48,855	100,078			148,933

Minority interests (if no shares participate in exchange offer)	-	-	177,795	(f)	177,795

Net income (loss)	1,709,568	150,493	(177,795)		1,682,266

Assuming no shares participate in the exchange offer
Net income (loss) per share - basic	$0.03	$0.05		(h)	$0.03
Net income (loss) per share - diluted	$0.03	$0.05		(h)	$0.03

Assuming 5,463,718 shares participate in the exchange offer
Net income (loss) per share - basic				(g)(h)	$0.03
Net income (loss) per share - diluted				(g)(h)	$0.03

DIRECTORS AND MANAGEMENT

Directors and Management Following the Stock Purchase

At the effective time of the stock purchase, the board of directors of CNC will consist of seven persons. The board of directors, executive officers and key employees of CNC will be as follows:

Name	Age	Position

Qiping Gao	65	Director
Jianjun Shi	50	Chief Executive Officer and Director
Yong Xu	35	Vice President & Chief Financial Officer
Moulong Zhu	73	Chief Urban Planning and Architecture Officer
William C. Morro	54	Director
To be named		Director
To be named		Director
To be named		Director
To be named		Director

Other than the Chief Executive Officer and the Chief Urban Planning and Architecture Officer, there are no other executive officers.

The directors will serve for a term of one year. All of these persons except for William C. Morro (who is a resident of the United States) are residents of the PRC.

Qiping Gao, Director. Mr. Gao is currently the Chairman (non-executive) of the board of directors of Sing Kung. Mr. Gao is recognized as a distinguished senior manager within the PRC and an expert on infrastructure development and financing. Mr. Gao retired in 2005 from the China Development Bank (CDB) as the Assistant Governor, where he worked from 1994 to 2005. Mr. Gao was a member of the senior leadership team with other six people. Prior to his appointment as Assistant Governor, he had served CDB as head of the following departments: Comprehensive Planning, Investment Banking, Administration, Finance and Accounting and the [Management] Information Center. The China Development Bank is one of three central government banks in China with primary responsibility for financing urban development initiatives of local governments. After retiring, Mr. Gao has continued to serve the China Development Bank as an advisor. During his career of more than 40 years, he applied his professional engineering training on major infrastructure development within China and participated in the preparation of three 5-year plans related to infrastructure development matters and provided input to national economic policy. He maintains a close relationship with senior policy makers in the central government. Other than consulting and advisory assignments for the China Development Bank, Mr. Gao has not assumed any other corporate board or government positions since retiring.

Jianjun Shi, Chief Executive Officer. Dr. Shi is the CEO of Sing Kung and subsidiaries. He has served as CEO of Sing Kung’s predecessor company, SNC from its inception in 2005. He has over 20 years of experience managing large development projects for Sing Kung and its predecessor SNC, and for various electric utilities/power generation projects sponsored by his former employer, Anhui Province Electric Power Construction, Ltd., including the Hefei power plant, Huainan Luohe Power Plant, and the electricity exchange station for the Henan Xinxiang and Nanyang. Through his experience in the development of large state-developed power projects he had opportunity to gain an intimate understanding of infrastructure development processes at the regional and local level within the PRC. Dr. Shi also served as general manager of ShangHai Energy and Environment Technology Development Ltd. from 2002 to 2005. In 2008 he joined the board of directors of Chardan 2008 China Acquisition Corp. as an independent director. Dr. Shi holds an MBA from Kiev University in the Ukraine and a Ph.D in Economy and Management from Shanghai Tongji University.

Yong Xu, Vice President and Chief Financial Officer.  Mr. Yong Xu is Vice President and Chief Financial Officer of Sing Kung. He is a U.S. CPA. He served in his most recent position with a California-based hedge fund, GWA Capital Partners LLC from 2006 until joining Sing Kung in 2007. Prior to that he was employed in the capacity of Senior Auditor in the Los Angeles office of Deloitte & Touche LLP between 2005 and 2007, At Deloitte & Touche he was the lead auditor in a number of public company client engagements that included Sarbanes-Oxley compliance, management controls, and SEC financial reporting. Prior to his employment for by Deloitte, Mr. Xu performed accounting and audit-related functions as Accounting Supervisor for Metro-Goldwyn-Mayer, Inc. in Los Angeles beginning in 1999. Prior to that he worked in Shanghai as a sales representative for Shanghai Minerals & Metals Import & Export Corporation He is fluent in Mandarin and English. Mr. Xu holds a B.A. in economics from Shanghai International Studies University in Shanghai and an M.B.A from Pepperdine University in Malibu, California.

Moulong Zhu, Chief Urban Planning and Architecture Officer.  Dr. Moulong Zhu recently retired as the dean of the Urban Planning and Architecture Department of Tongji University in Shanghai, where he taught for 49 years. For the past 5 years he has remained a member of the Tongji faculty, teaching and participating on urban planning and architecture projects on a part-time basis. During his tenure at Tongji, Dr. Zhu became one of China’s leading city planners and architects and was directly involved in many major urban planning and architecture design projects in diverse areas. For example, Dr. Zhu was the lead designer for the landscape design projects of Hohhot Ring Road in Inner Mongolia and the urban design project of “Four Roads One Garden” Bozhou, Anhui Province. In urban planning, he was the lead planner for the Andon New District in Anyang City, the Binjiang New District in Baishan City, Daishan County in Zhejiang, and the Beijing Shijingshan District. Dr. Zhu has also served as the principal architect on several building projects including the Xinxiang City architectural design training centre, Henan Normal University Teaching Building, and the Zhoukou Electric Power Bureau building. He has also lead design teams in the planning of major tourist complexes such as Zhejiang Xiushan Island and basic infrastructure projects in numerous municipalities including Qiaobei New District in Nanyang, Zhoukou, Luoyang, Xinxiang City and Yuhuayuan residential community in Haozhou.

Meetings and Committees of the Board of Directors of IAG

During the fiscal year ended December 31, 2007, IAG’s board of directors met on September 18, 2007. At that meeting they reviewed the financial condition of the company following the recently completed initial public offering and reviewed management’s plans for identifying and pursuing a business combination as well as other routine matters. The board also unanimously resolved to form both the Audit Committee and Compensation Committee be comprised of Messrs. Wolfson and Bazet, with Mr. Wolfson serving as chairman of the Compensation Committee and Mr. Bazet serving as chairman of the Audit Committee.

The IAG board met informally at various times during 2008 and those members of the board who were present in person or telephonically received updates of progress on the search for a business combination and, following May 21, 2008 progress toward closing the Sing Kung acquisition. No actions were taken at these meetings and minutes were not taken. Members of the board were also briefed individually during this period on IAG’s progress in pursuing a business combination and other administrative matters.

On February 27, 2008, the IAG board telephonically to review the Sing Kung acquisition for the first time and to hear management’s recommendations. The IAG Board unanimously adopted a written resolution authorizing pursuit of a transaction with Sing Kung and negotiation of a definitive agreement consistent with the general terms previously discussed with Sing Kung, subject to validation of numerous assumptions and the judgment of IAG’s management as to whether or not to proceed. At the February 27, 2008 board meeting, management also recommended adopting a code of ethics for the IAG and presented a draft for the Board’s consideration. In a written resolution, the IAG board unanimously adopted the Code of Ethics. At this meeting, the IAG board was briefed on and discussed the issuance of warrants to management, the board and one of IAG’s special advisors that would bring management’s stake in IAG’s issued and outstanding shares to the level of 20% as originally contemplated in the underwriting letter of intent negotiated prior to the consummation of IAG’s initial public offering. The board directed management to proceed to document the warrant issuance, obtain the requisite underwriters’ consent and draft a written resolution for final consideration following the earlier of the effectiveness of a definitive agreement with Sing Kung or the abandonment of the transaction.

On March 26, 2008, the IAG board of directors met telephonically to review the transaction and the descriptive materials prepared by management. The IAG directors also had available to them the form of stock purchase agreement that IAG intended to submit to Sing Kung. At that meeting the directors reached a consensus to authorize management to enter into a stock purchase agreement with Sing Kung subject to receipt of certain other summary information on the transaction and an opportunity to reflect on the matter. On March 27, 2008, after its directors’ requests have been fulfilled, the IAG Board of directors acted unanimously by written resolution to authorize management to finalize negotiations, subject to legal review, on the proposed acquisition of Sing Kung generally in accordance with the terms presented, including the redomestication merger and related transactions and the provision for the Sing Kung equity plan.

On May 21, 2008, the IAG board acted by unanimous written resolution to issue warrants to management, other members of the board and one of IAG’s special advisors in accordance with the discussion about the topic during the February 27, 2008 board meeting.

On August 11, 2008, the IAG board acted by unanimous written resolution to form CNC in the British Virgin Islands as a wholly-owned subsidiary of IAG in accordance with the terms of the stock purchase agreement.

On August 26, 2008, the IAG board acted by unanimous written resolution to enter into a definitive agreement to engage Chardan Capital Markets LLC to advise IAG and provide various financial advisory services in connection with IAG’s proposed acquisition of Sing Kung.

Although IAG does not have any formal policy regarding director attendance at annual stockholder meetings, IAG attempts to schedule its annual meetings so that all of its directors can attend. In addition, IAG expects its directors to attend all board and committee meetings and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.

Independence of Directors

In anticipation of being listed on the Nasdaq Stock Market, CNC will elect to follow the rules of Nasdaq in determining whether a director is independent. The board of directors of CNC also will consult with the company’s counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The Nasdaq listing standards define an “independent director” generally as a person, other than an officer of the company, who does not have a relationship with the company that would interfere with the director’s exercise of independent judgment. Consistent with these considerations, the board of directors of CNC will include at least four independent directors, one of which will be the Chairman, Qiping Gao. Dr. Jianjun Shi is not independent.

IAG currently has three independent members of its board of directors, James Bazet, Richard Wolfson and Dr. Herminio Blanco Mendoza, although IAG is not required to have any independent directors.

Audit Committee

In anticipation of being listed on the Nasdaq Stock Market, CNC will establish an audit committee to be effective at the consummation of the stock purchase. As required by Nasdaq listing standards, the audit committee will be comprised of at least three independent directors who are also “financially literate.” The listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. Each audit committee member will have an understanding of generally accepted accounting principles and financial statements, the ability to assess the general application of such principles in connection with the company’s financial statements, including estimates, accruals and reserves, experience in analyzing or evaluating financial statements of similar breadth and complexity as the company’s financial statements, an understanding of internal controls and procedures for financial reporting and an understanding of audit committee functions.

Audit Committee Financial Expert

The board of directors will identify a director of CNC who will qualify as an “audit committee financial expert” within the meaning of all applicable rules.

Current IAG Board of Directors

IAG has an audit committee comprised of two independent directors, Messrs. Bazet and Wolfson. Mr. Bazet serves as chairman of the Audit Committee. If the audit committee cannot reach unanimous agreement on any matters falling within its delegated authority, those matters are referred to the entire board. No such situation has occurred.

Independent Auditors

As disclosed in our January 2008 8-K filing, a majority of the partners of Goldstein Golub Kessler LLP ("GGK") became partners of McGladrey & Pullen, LLP ("M&P"). As a result, GGK resigned as auditors of the company effective January 28, 2008 and M&P was appointed as our independent registered public accounting firm in connection with our annual financial statements for the fiscal year ended December 31, 2007.

Audit Fees

The aggregate fees paid to GGK in 2007 which includes fees relating to the initial public offering and for the review of financial statements included in our quarterly reports on Form 10-QSB were approximately $44,500. The aggregate fees for professional services rendered by GGK in 2006, which includes fees related to the December 31, 2006 audit and fees relating to the initial public offering were approximately $33,000.  In addition, we were billed $33,000 by M&P in connection with our December 31, 2007 year-end audit.

Audit-Related Fees

Audit related fees are for assurance and related services including, among others, consultation concerning financial accounting and reporting standards. Since IAG’s inception, there were no aggregate fees billed for audit related services rendered by GGK or M&P.

Tax Fees

IAG expects to pay M&P approximately $5,000 for tax services in 2008 in connection with preparation of its 2007 tax returns. It did not pay third-party preparers in connection with it returns for 2005 and 2006.

All Other Fees

During 2007, 2006, and 2005 there were no fees billed for products and services provided by the principal accountants to IAG other than those set forth above.

Audit Committee Pre-Approval Policies and Procedures

In accordance with Section 10A(i) of the Securities Exchange Act of 1934, before the company engages its independent accountant to render audit or permitted non-audit services, the engagement will be approved by the audit committee. The Audit Committee is responsible for appointing, setting compensation, and overseeing the work of the independent auditor. The independent auditor may not perform services, whether associated with audit or non-audit functions, unless the services have been approved prior to their performance by the Company’s Audit Committee. Each fiscal year, the Audit Committee negotiates and pre-approves the fee for the annual audit of the Company’s Consolidated Financial Statements. Each fiscal year, the Audit Committee may also specifically pre-approve certain audit services, audit-related services, tax services and other services. At the present time, the Audit Committee has not delegated any authority for approval of any services. All audit and permissible non-audit services provided by the independent auditor have been approved by the Audit Committee.

Code of Ethics

In anticipation of the stock purchase, the board of directors of CNC will adopt a Code of Ethics that applies to CNC’s directors, officers and employees as well as those of its subsidiaries. A copy of the form of CNC’s Code of Ethics has been filed as an annex to this proxy statement. Requests for copies of CNC’s code of ethics should be sent in writing to InterAmerican Acquisition Group Inc., 2918 Fifth Avenue South, Suite 209, San Diego, California 92103, Attention: Secretary.

Recognizing that as a public company it would be appropriate to adopt a code of ethics, the IAG board of directors unanimously approved a Code of Ethics that applies to its directors and officers. Requests for copies of IAG’s code of ethics should be sent in writing to InterAmerican Acquisition Group Inc., 2918 Fifth Avenue South, Suite 209, San Diego, California 92103, Attention: Secretary.

Stock Option Committee Information

Upon consummation of the stock purchase, the board of directors of CNC will establish a compensation committee. The purpose of the compensation committee will be to administer the company’s equity plans, including authority to make and modify awards under such plans. Initially, the plan will be the Sing Kung 2008 Equity Plan, as assumed by CNC. Since the plan has not yet been approved, the compensation committee has not had any meetings and no options or other awards have been granted under the plan.

Nominating Committee Information

In anticipation of being listed on the Nasdaq Stock Market, CNC will form a nominating committee in connection with the consummation of the stock purchase. The members each will be an independent director under Nasdaq listing standards. The nominating committee will be responsible for overseeing the selection of persons to be nominated to serve on CNC’s board of directors. The nominating committee will consider persons identified by its members, management, stockholders, investment bankers and others.

IAG does not have any restrictions on stockholder nominations under its certificate of incorporation or by-laws. The only restrictions are those applicable generally under Delaware corporate law and the federal proxy rules. Prior to the consummation of the stock purchase agreement, IAG has not had a nominating committee or a formal means by which stockholders can nominate a director for election. Currently the entire board of directors decides on nominees, on the recommendation of one or more members of the board. Three of IAG’s board members are independent, namely Messrs. Bazet and Wolfson and Dr. Blanco Mendoza Currently, the board of directors will consider suggestions from individual stockholders, subject to evaluation of the person’s merits. Stockholders may communicate nominee suggestions directly to any of the board members, accompanied by biographical details and a statement of support for the nominees. The suggested nominee must also provide a statement of consent to being considered for nomination. Although there are no formal criteria for nominees, the board of directors believes that persons should be actively engaged in business endeavors, have a financial background, and be familiar with acquisition strategies and money management.

Director Compensation

CNC intends to pay its non-employee directors for each board meeting that they attend, reimburse their expenses incurred in attending meetings and award options to purchase shares of common stock to be issued on election, exercisable at the market price of the common stock on the date of issuance, vesting immediately and exercisable for five years or to issue restricted stock, vesting immediately. The options or restricted stock will be issued under the stock option plan approved by the board of directors and stockholders pursuant to this proxy statement and the underlying common stock will be registered for issuance upon exercise. The amounts of compensation and numbers of shares subject to options have not been determined.

IAG’s directors do not currently receive any cash compensation for their service as members of the board of directors.

Executive Compensation

Sing Kung’s Executive Officers

The following sets forth summary information concerning the compensation paid by Sing Kung (and its predecessor, SNC) to each of its executive officers during the last three fiscal years, including SNC’s year of inception of 2005.

Annual Compensation

Name	Year	Salary ($)	Bonus ($)
Qiping Gao	2007	none	none
	2006	none	none
	2005	none	none
Jianjun Shi	2007	0	197,899
	2006	0	150,565
	2005	0	87,912
Moulong Zhu	2007	none	none
	2006	none	none
	2005	none	none
Yong Xu	2007	none	none
	2006	none	none
	2005	none	none

All of the above amounts was paid in RMB during each year for 2005, 2006 and 2007 and the compensation amounts in the table above reflect the average exchange rate between the RMB and United States dollar for each year, using an average exchange rate for one United States dollar that was RMB 8.19, 7.97 and 7.58 for 2005, 2006 and 2007, respectively.

Chief Executive Officer (Jianjun Shi) Compensation for 2008 and subsequent years:

Effective April 24, 2008, Sing Kung entered into a five-year employment agreement with its Chief Executive Officer pursuant to which he is paid:

•	an annual base salary of RMB 2.6 million ($382,353), which amount increases by 5% for each calendar year beginning January 1, 2009.

•	a minimum cash bonus of RMB 1,200,000 ($176,471) if specified performance targets are met.

Chief Financial Officer (Yong Xu) Compensation for 2008 and subsequent years:

Effective August 1, 2008, Sing Kung entered into a three-year employment agreement with its Chief Financial Officer pursuant to which he is paid a base annual salary of $120,000.

Since its formation, neither Sing Kung nor any of its operating companies has granted any stock options or stock appreciation rights, any awards under long-term incentive plans, or any other non-cash compensation, notwithstanding the adoption of the 2008 Sing Kung Equity Plan by the Sing Kung stockholders on August 11, 2008.

IAG Executive Officers

No executive officer of IAG has received any cash or non-cash compensation for services rendered to IAG. Each executive officer has agreed not to take any compensation prior to the consummation of a business combination.

Executive Compensation Determination

It is the intention of CNC to determine executive compensation by a decision of the majority of the independent directors, at a meeting at which the chief executive officer will not be present. In the future, the board may establish a committee. At this time, CNC does not believe a separate committee is necessary because the senior executives of the company are employed under written compensation agreements, all of which agreements were negotiated by the IAG board of directors in arms-length negotiations.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

IAG

In May 2005, we issued 1,250,000 shares of our common stock for $15,000 in cash, at a purchase price of $0.012 per share (giving retroactive effect to a 2-for-5 reverse stock split we effected in December 2005, a reallocation of shares among our officers and directors, a 1.25-for-1 stock split we effected in April 2006, a 1.44-for-1 stock split we effected in May 2006, a 1-for-2.16 reverse stock split effected in June 2007, a transfer of 325,000 shares from our existing stockholders to our special advisors in June 2007 and a transfer of an aggregate of 189,000 shares from our special advisor, Richard Propper, to our two executive officers in August 2007). The shares are now owned by the following stockholders:

Name	Number of Shares	Relationship to Us
William C. Morro	508,838	Chief Executive Officer, Chief Financial Officer and Chairman of the Board
Richard N. Sinkin	339,225	Chief Operating Officer, Secretary and Director
Richard M. Wolfson	46,250	Director
InterAmerican Capital Partners II LLC	173,438	Stockholder
James Bazet	23,125	Director
Herminio A. Blanco Mendoza	23,125	Director
Richard Propper	61,000	Special Advisor
Steven Oliveira	75,000	Special Advisor

These shares will be held in escrow until September 4, 2009.

The holders of the majority of these shares will be entitled to make up to two demands that IAG register these shares pursuant to a registration rights agreement. The holders of the majority of these shares can elect to exercise these registration rights at any time commencing on the date IAG files a Form 8-K disclosing the entering into of a definitive agreement for a business combination. In addition, these stockholders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the date on which these shares of common stock are released from escrow. IAG will bear the expenses incurred in connection with the filing of any such registration statements.

InterAmerican Capital Partners II LLC, together with one of IAG’s special advisors, Richard Propper, purchased $1,500,000 of warrants from IAG at a purchase price of $1.50 per warrant, each to purchase one share of our common stock, pursuant to a fourth amended and restated warrant purchase agreement dated as of June 27, 2007. InterAmerican Capital Partners II LLC and Richard Propper have further agreed that the warrants purchased by them pursuant to such agreement will not be sold or transferred until after IAG has have completed a business combination. Funding of the warrant purchase commitment occurred prior to the consummation of IAG’s initial public offering. The proceeds from the sale of the warrants were deposited into the trust account and will become part of the amount payable to IAG’s public stockholders in the event of the liquidation of the trust account as part of IAG’s plan of dissolution and distribution. Similarly, the purchase price will become part of any redemption amount paid to redeeming stockholders. The warrant purchase agreement also grants certain registration rights to InterAmerican Capital Partners II LLC and Mr. Propper with respect to the warrants they purchased and the shares of IAG’s common stock issuable upon exercise of the warrants. InterAmerican Advisors, LLC, an affiliate of Messrs. Morro and Sinkin, has agreed that, commencing on the effective date of its initial public offering through the acquisition of a target business, it will make available to IAG a small amount of office space and certain office and secretarial services in its office located in San Diego, as it may require from time to time. IAG agreed to pay InterAmerican Advisors, LLC $10,000 per month for up to 12 months for these services. Messrs. Morro and an affiliate of Dr. Sinkin own 3% and 97% of InterAmerican Advisors, LLC, respectively. The name of the affiliate of Dr. Sinkin is Sintrim Capital Corp., a Delaware corporation that is wholly controlled by Dr. Sinkin. Sintrim Capital Corp. is a holding company used by Dr. Sinkin to hold certain business assets. Accordingly, each will benefit from the transaction to the extent of his respective interest in InterAmerican Advisors, LLC. However, this arrangement is solely for IAG’s benefit and is not intended to provide Messrs. Morro and Sinkin compensation in lieu of a salary. IAG believes, based on rents and fees for similar services in the metropolitan area of San Diego, the fee charged by InterAmerican Advisors, LLC is at least as favorable as IAG could have obtained from an unaffiliated person. However, as IAG’s directors may not be deemed “independent,” IAG did not have the benefit of disinterested directors approving this transaction.

InterAmerican Advisors, LLC advanced $140,500 to IAG to cover expenses related to its initial public offering. These loans (of which $75,000 was funded on May 28, 2005, $15,000 was funded on July 6, 2006, $15,000 was funded on November 6, 2006, $6,500 was funded on March 1, 2007 and $29,000 was funded on June 25, 2007) accrued interest at a rate per annum of 6% and were repaid on September 11, 2007 following the consummation of IAG’s initial public offering.

IAG reimburses its officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on IAG’s behalf, such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of out-of-pocket expenses reimbursable by IAG, which will be reviewed only by IAG’s board or a court of competent jurisdiction if such reimbursement is challenged. Subsequent to the initial public offering and through June 30, 2008, the total amount of business expenses incurred by IAG’s officers and directors was approximately $109,459, and the amount of reimbursement requests outstanding was approximately $60,061.

Other than the $10,000 per-month for up to 12 months administrative fee and reimbursable out-of-pocket expenses payable to IAG’s officers and directors, no compensation or fees of any kind, including finders and consulting fees, will be paid to any of IAG’s existing stockholders, officers or directors who owned IAG’s common stock prior to its initial public offering, or to any of their respective affiliates, for services rendered to IAG prior to or with respect to the business combination.

Dr. Richard Propper is the father of Mr. Kerry Propper, the Chief Executive Officer of Chardan Capital Markets, LLC, IAG’s lead underwriter in its initial public offering. Dr. Richard Propper holds 61,000 shares of IAG’s common stock and warrants to purchase an additional 200,000 shares of IAG’s common stock.

All ongoing and future transactions between IAG and any of its officers and directors or their respective affiliates, including loans by its officers and directors, will require prior approval in each instance by a majority of IAG’s uninterested “independent” directors (to the extent it has any) or the members of its board who do not have an interest in the transaction. These directors, if they determine it to be necessary or appropriate, will have access, at IAG’s expense, to IAG’s attorneys or independent legal counsel. IAG will not enter into any such transaction unless its disinterested “independent” directors (or, if there are no “independent” directors, its disinterested directors) determine that the terms of such transaction are no less favorable to IAG than those that would be available to it with respect to such a transaction, from unaffiliated third parties.

Pursuant to an escrow agreement between IAG, the management stockholders and Continental Stock Transfer & Trust Company, all of the management stockholder shares were placed in escrow, with Continental acting as escrow agent, pursuant to an escrow agreement, until the earliest of:

•	September 4, 2009;

•	IAG’s liquidation; or

•
the consummation of a liquidation, merger, stock exchange or other similar transaction which results in all of IAG’s stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to IAG consummating a business combination with a target business.

During the escrow period, these shares cannot be sold, but the management stockholders will retain all other rights as stockholders, including, without limitation, the right to vote their shares of common stock and the right to receive cash dividends, if declared. If dividends are declared and payable in shares of common stock, such dividends will also be placed in escrow. If IAG is unable to effect a business combination and liquidate, none of IAG’s management stockholders will receive any portion of the liquidation proceeds with respect to common stock owned by them prior to IAG’s initial public offering.

IAG also entered into a registration rights agreement with the management stockholders pursuant to which the holders of the majority of the management stockholders shares will be entitled to make up to two demands that IAG register these shares. The holders of the majority of these shares may elect to exercise these registration rights at any time commencing on the date IAG files a Form 8-K disclosing the entering into of a definitive agreement for a business combination. In addition, these stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. IAG will bear the expenses incurred in connection with the filing of any such registration statements.

Each of IAG’s management stockholders also entered into a letter agreement with IAG and Chardan Capital Markets, LLC pursuant to which, among other things:

•	each agreed to vote all management stockholder shares owned by him in accordance with the majority of the IPO Shares if IAG solicits approval of IAG’s stockholders for a business combination;
•
if IAG fails to consummate a business combination by March 10, 2009 (or September 10, 2009 if a letter of intent or definitive agreement has been executed before March 10, 2009 and the business combination contemplated by such letter of intent or definitive agreement has not yet been consummated by March 10, 2009), each agreed to take all reasonable actions within his power to cause IAG to liquidate as soon as reasonably practicable;

•	each waived any and all rights he may have to receive any distribution of cash, property or other assets as a result of such liquidation with respect to his management stockholder shares;
•
each agreed to present for IAG’s consideration, prior to presentation to any other person or entity, any suitable opportunity to acquire an operating business, until the earlier of IAG’s consummation of a business combination, IAG’s liquidation or until such time as he ceases to be an officer or director of ours, subject to any pre-existing fiduciary obligations he might have;

•	each agreed that IAG could not consummate any business combination which involves a company which is affiliated with any of the management stockholders;
•	each agreed that he and his affiliates will not be entitled to receive and will not accept any compensation for services rendered to IAG prior to the consummation of IAG’s business combination; and
•	each agreed that he and his affiliates will not be entitled to receive or accept a finder’s fee or any other compensation in the event he or his affiliates originate a business combination.

On May 21, 2008, IAG issued to certain of its founding stockholders and one of its special advisors warrants to purchase an aggregate of 185,000 shares of its common stock, pursuant to agreements dated as of May 21, 2008. A copy of the form of agreement with such founding stockholders was filed on form 8-K on May 23, 2008.  As a result of the issuance of the warrants, if such warrants are exercised the founding stockholders would have a twenty percent (20%) beneficial ownership interest in IAG before giving effect to the exercise of the private placement warrants purchased at the time of our initial public offering.  Under the terms of the May 21, 2008 warrant agreements, the warrants are immediately exercisable at an exercise price of $.01 and expire on the earlier of (x) January 31, 2009 if a business combination is consummated in 2008 or 90 days after the consummation of a business combination if such business combination occurs in 2009 or (y) September 4, 2009.  The Holders are restricted from selling or transferring the warrants, or any common stock underlying such warrants, to any transferee until September 4, 2009 (the “Restricted Period”).  During the Restricted Period, no sale or transfer or other disposition of the warrants, or any common stock underlying such warrants, can be made except for certain limited exceptions as set forth in the warrant agreements.  The issuance of the warrants on May 21, 2008 was made pursuant to the exemption from the registration provisions of the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder.  The warrants and underlying common stock have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

As a public company, CNC, neither directly nor indirectly nor through any subsidiary, will make loans, extend credit, maintain credit or arrange for the extension of credit or renew an extension of credit in the form of a personal loan to or for any director or executive officer of the company. This prohibition is in compliance with the provisions of the Sarbanes-Oxley Act of 2002. Moreover, IAG and CNC have adopted an audit committee charter that requires the audit committee to review and approve all related party transactions, assure compliance with the company’s code of ethics, and monitor and discuss with the auditors and outside counsel policies and compliance with applicable accounting and legal standards and requirements.

BENEFICIAL OWNERSHIP OF SECURITIES

Beneficial Owners of More Than 5% of IAG Common Stock

Based upon filings made with the Securities and Exchange Commission under Section 13(d) or Section 16(a) of the Exchange Act on or before October 15, 2008, IAG is aware of the following beneficial owners of more than 5% of any class of its voting securities who are listed in the table below.

Name and Address of Beneficial Owner (1)	Shares of IAG Common Stock		Approximate Percentage of Outstanding Common Stock (2)

William C. Morro	758,602	(3)	10.7%

Richard N. Sinkin	563,547	(4)	8.0%

Bulldog Investors, Phillip Goldstein and Andrew Dakos (5)	512,386		7.3%

HBK Investments L.P. (6)	654,659		9.4%

QVT Financial LP (7)	359,658		5.1%

Balyasny Asset Management L.P. (8)	400,000		5.7%
__________________________

(1)	Unless otherwise indicated, the business address of each of the individuals is 2918 Fifth Avenue South, Suite 209, San Diego, California 92103.

(2)
Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them. These amounts exclude shares issuable upon exercise of warrants that are not exercisable and are not expected to be exercisable within 60 days of October 15, 2008 but include common stock issuable upon the exercise of warrants issued to IAG management in May 2008, which warrants are immediately exercisable.

(3)	Includes 76,326 shares of common stock issuable upon the exercise of warrants issued in May 2008, which warrants are immediately exercisable.

(4)	Includes 50,884 shares of common stock issuable upon the exercise of warrants issued in May 2008, which warrants are immediately exercisable.

(5)
The business address of Bulldog Investors, Phillip Goldstein and Andrew Dakos is Park 80 West, Plaza Two, Saddle Brook, New Jersey 07663. The foregoing information is derived from a Schedule 13G filed with the SEC on July 17, 2008.

(6)	The business address of HBK Investments L.P. is 300 Crescent Court, Suite 700, Dallas, Texas 75201. The foregoing information is derived from a Schedule 13G filed with the SEC on February 6, 2008.

(7)
The business address of QVT Financial LP is 1177 Avenue of the Americas, 9th Floor, New York, New York 10036. The foregoing information is derived from a Schedule 13G filed with the SEC on November 30, 2007.

(8)
The business address of Balyasny Asset Management L.P. is 181 West Madison, Suite 3600, Chicago, Illinois 60602. The foregoing information is derived from a Schedule 13G filed with the SEC on September 13, 2007.

Security Ownership of Officers, Directors and Special Advisors of IAG

The following table sets forth information with respect to the beneficial ownership of IAG common stock, as of October 15, 2008 by:

•	each director, executive officer and special advisor; and
•	all directors, officers and special advisors as a group.

Name (1)	Shares of IAG Common Stock		Approximate Percentage of Outstanding Common Stock(2)

William C. Morro	758,602	(3)	10.7%

Richard N. Sinkin	563,547	(3)	8.0%

Richard M. Wolfson	53,188		*

James Bazet 6500 West Courtland St. Chicago, IL 60707	26,594		*

Herminio Blanco Mendoza Soluciones Estratégicas Acordada 47 Col. San José Insurgentes Del. Benito Juárez 03900 México, D.F. Mexico	26,594		*

Richard Propper	61,000		*

Steven Oliveira	86,250		1.2%

Directors, executive officers and special advisors as a group (7 individuals)	1,435,000	(4)	20.0	% (5)
__________________________
* Less than 1%

(1)	Unless otherwise indicated, the business address of each of the individuals is 2918 Fifth Avenue South, Suite 209, San Diego, California 92103.

(2)
Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them. These amounts exclude shares issuable upon exercise of warrants that are not exercisable and are not expected to be exercisable within 60 days of October 15, 2008, but include an aggregate of 185,000 shares of common stock issuable upon the exercise of warrants issued in May 2008, which warrants are immediately exercisable.

(3)
Includes 173,438 shares of common stock held by InterAmerican Capital Partners II LLC, a holding company owned by William C. Morro and Dr. Richard N. Sinkin. Mr. Morro holds 60% of the membership interests of InterAmerican Capital Partners II LLC and Dr. Sinkin holds 40% of the membership interests of InterAmerican Capital Partners II LLC. However, Messrs. Morro and Sinkin equally share ultimate dispositive and voting control over the shares of common stock held by InterAmerican Capital Partners II LLC and for that reason the impact of full beneficial ownership of InterAmerican Capital Partners II LLC is reflected in the table for each of Mr. Morro and Dr. Sinkin. If the percentage ownership for Mr. Morro and Dr. Sinkin were to be calculated based on their actual percentage holdings of InterAmerican Capital Partners II LLC membership interests, 104,063 shares would be allocated to Mr. Morro and 69,375 shares would be allocated to Dr. Sinkin.

(4)
Includes an aggregate of 185,000 shares of common stock issuable upon the exercise of warrants issued in May 2008, which warrants are immediately exercisable. Since the 173,438 shares of common stock owned by InterAmerican Capital Partners II LLC are included in the beneficial ownership calculations of both Mr. Morro and Dr. Sinkin, such shares are only counted once for purposes of this total.

(5)
Includes an aggregate of 185,000 shares of common stock issuable upon the exercise of warrants issued in May 2008, which warrants are immediately exercisable. Since the 173,438 shares of common stock owned by InterAmerican Capital Partners II LLC are included in the beneficial ownership calculations of both Mr. Morro and Dr. Sinkin, such shares are only counted once for purposes of calculating the percentage of beneficial ownership of all officers, directors and special advisors as a group.

None of the above stockholders has any voting rights that are different from the voting rights of any other stockholders.

All of the shares of our outstanding common stock owned by the management stockholders prior to our initial public offering have been placed in escrow with Continental Stock Transfer Trust Company, as escrow agent, pursuant to the escrow agreements described above.

Dr. Richard Sinkin and William C. Morro may be deemed to be our “parents” and “promoters,” as these terms are defined under the United States federal securities laws.

PRICE RANGE OF SECURITIES AND DIVIDENDS

IAG

The shares of IAG common stock, warrants and units are currently traded on the Over-the-Counter Bulletin Board under the symbols “IAQG,” “IAQGW” and “IAQGU,” respectively. The closing price for each share of common stock, warrant and unit of IAG on October 13, 2008, was $6.85, $0.30 and $7.55, respectively. IAG units, which consist of one share of common stock and one warrant, commenced public trading on September 5, 2007. The common stock and warrants commenced public trading on September 20, 2007. Although separate trading was permitted and has represented greater volumes of trading activity, it remains possible to trade IAG’s units as a whole as well. As an example, 500 units were traded on October 6, 2008 at a price of $7.55 per unit.

The table below sets forth, for the calendar quarters indicated, the high and low closing prices of the IAG common stock, warrants and units as reported on the Over-the-Counter Bulletin Board. The over-the-counter market quotations reported below reflect inter-dealer prices, without markup, markdown or commissions and may not represent actual transactions.

	IAG Common Stock		IAG Warrants		IAG Units
	High	Low	High	Low	High	Low
2007 Third Quarter	$7.20	$7.18	$1.10	$1.00	$8.20	$8.00
2007 Fourth Quarter	$7.28	$7.17	$1.35	$1.07	$8.60	$8.20
2008 First Quarter	$7.55	$7.24	$2.28	$1.11	$9.80	$8.28
2008 Second Quarter	$7.85	$7.33	$2.05	$1.40	$9.26	$8.70
2008 Third Quarter	$7.80	$7.35	$2.25	$1.15	$9.85	$8.50

Holders of IAG common stock, warrants and units should obtain current market quotations for their securities. The market price of IAG common stock, warrants and units could vary at any time before the stock purchase.

CNC intends to apply for the quotation of the combined company’s common stock, warrants and units on the Nasdaq Stock Market. If the securities are not listed on the Nasdaq, they will continue to be traded on the over-the-counter bulletin board. Currently there is no trading market for any of the securities of CNC, and there can be no assurance that a trading market will develop.

Holders

As of September 30, 2008, there was one holder of record of the units, nine holders of record of the common stock and three holders of record of the warrants. IAG believes the beneficial holders of the units, common stock and warrants to be in excess of 50 persons each. Immediately after the acquisition of Sing Kung, there will be up to an additional 20 record stockholders who acquired shares in the stock purchase and the exchange offer. It is anticipated that the number of holders of CNC common stock after the redomestication merger will be the same as the number of holders of IAG common stock.

Dividends

In April 2006, the IAG board of directors declared a stock dividend of 1.25 shares of common stock for each outstanding share of common stock. In May 2006, the IAG board of directors declared a stock dividend of 1.44 shares of common stock for each outstanding share of common stock.

IAG has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of a business combination.

The payment of dividends by CNC in the future will be contingent upon revenues and earnings, if any, capital requirements and general financial condition if Sing Kung and the Subsidiaries subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of the then board of directors and subject to a solvency test.. It is the present intention of the board of directors to retain all earnings, if any, for use in the business operations and, accordingly, the board does not anticipate declaring any dividends in the foreseeable future.

SHARES ELIGIBLE FOR FUTURE SALE

After the redomestication merger and consummation of the acquisition of Sing Kung, there will be 59,463,718 shares of common stock outstanding (assuming that all of the holders of Sing Kung common stock who are not parties to the stock purchase agreement accept the exchange offer). Of that amount, 5,463,718 shares will be registered and freely tradable. The 47,000,000 shares of common stock being issued in connection with the acquisition of the common stock of Sing Kung (as well as any shares that are issued under the stock purchase agreement if CNC achieves the after-tax profits targets) will be “restricted stock” and do not have any registration rights. In addition, there are outstanding the 5,750,000 warrants issued in the IAG initial public offering, each to purchase one share of common stock that will be freely tradable after the redomestication merger. The common stock issuable upon exercise of the warrants, will be tradable, provided that there is a registration statement in effect at the time of their exercise. As discussed previously, up to 13,500,000 incentive shares may be issued to the Sing Kung Stockholders in the event that CNC achieves certain profit targets for fiscal years 2008 through 2012, and 5,500,000 shares will be reserved for issuance under the 2008 Stock Plan. Therefore, there are an aggregate of 25,935,000 shares of common stock that may be issued in the future upon exercise of outstanding warrants and the issuance of the incentive shares and shares issuable under the 2008 Stock Plan.

The availability of Rule 144 will vary depending on whether restricted shares are held by an affiliate or a non-affiliate. Under Rule 144 as in effect on the date of this proxy statement/prospectus, once we have been a reporting company subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act for 90 days, an affiliate who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

•	1% of the number of shares of common stock then outstanding; and

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

However, the six month holding period increases to one year in the event we have not been a reporting company for at least 90 days. In addition, any sales by affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and the availability of current public information about us.

The volume limitation, manner of sale and notice provisions described above will not apply to sales by non-affiliates. For purposes of Rule 144, a non-affiliate is any person or entity who is not our affiliate at the time of sale and has not been our affiliate during the preceding three months. Once we have been a reporting company for 90 days, a non-affiliate who has beneficially owned restricted shares of our common stock for six months may rely on Rule 144 provided that certain public information regarding us is available. The six month holding period increases to one year in the event we have not been a reporting company for at least 90 days. However, a non-affiliate who has beneficially owned the restricted shares proposed to be sold for at least one year will not be subject to any restrictions under Rule 144 regardless of how long we have been a reporting company.

The Securities and Exchange Commission has taken the position that promoters or affiliates of a blank check company and their transferees, both before and after an initial business combination, would act as ‘‘underwriters’’ under the Securities Act when reselling the securities of a blank check company. Based on that position, Rule 144 would not be available for resale transactions despite technical compliance with the requirements of Rule 144, and such securities can be resold only through a registered offering. However, Rule 144 as in effect on the date of this prospectus is available to stockholders of blank check companies and their transferees one year after the consummation of a business combination by the blank check company and the blank check company’s filing of information required by Form 10 with the SEC, provided that the blank check company has filed certain reports required by the Exchange Act in the last year. The prohibition on use of Rule 144 by blank check companies does not apply to blank check companies that are business combination related shell companies, as defined under Rule 405 of the Securities Act. However, we will not be considered a business combination related shell company and, as a result, Rule 144 will not be available to our stockholders until one year after we have completed our initial business combination and filed Form 10 information with the SEC, assuming we have filed certain reports required by the Exchange Act with the SEC for the past year.

Before the redomestication merger there was no market for the securities of CNC, and no prediction can be made about the effect that market sales of the common stock of CNC or the availability for sale of the common stock of CNC will have on the market price of the common stock. It is anticipated that the market should be similar to that of IAG because the redomestication merger will largely be substituting one security for another on as equal terms as is possible. Nevertheless, sales of substantial amounts of our common stock in the public market could adversely affect the market price for our securities and could impair our future ability to raise capital through the sale of common stock or securities linked to the common stock.

The holders of the 1,250,000 shares of common stock issued prior to IAG’s initial public offering are entitled to registration rights pursuant to an agreement with IAG. This obligation will be assumed by CNC in the redomestication merger. The holders of a majority of these shares are entitled to make up to two demands that we register these shares. The holders of the majority of these shares can elect to exercise these registration rights at any time commencing on the date IAG files a Form 8-K disclosing the entering into of a definitive agreement for a business combination. In addition, these share holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the date on which these shares of common stock are release from the escrow. CNC will bear the expenses incurred in connection with the filing of any such registration statements. Additionally, CNC anticipates filing a registration statement for the shares issuable under the 2008 Stock Plan within two months after the closing of the stock purchase transaction, provided the stockholders of IAG approve the 2008 Stock Plan.

DESCRIPTION OF THE COMBINED COMPANY’S
SECURITIES FOLLOWING THE STOCK PURCHASE

The following description of the material terms of the capital stock and warrants of CNC following the stock purchase includes a summary of specified provisions of the Memorandum of Association and Articles of Association of CNC that will be in effect upon completion of the stock purchase and the merger. This description is subject to the relevant provisions of the Corporation Law of the British Virgin Islands and is qualified by reference to CNC’s Memorandum of Association and Articles of Association, copies of which are attached to this proxy statement/prospectus and are incorporated in this proxy statement/prospectus by reference.

General

CNC has no authorized share capital, but it will be authorized to issue 90,000,000 shares of all classes of capital stock, all of which will be ordinary shares, US $0.0001 par value. The capital of CNC will be stated in United States dollars.

Units

CNC will exchange units in the redomestication merger for any units of IAG. Each unit consists of one share of common stock and one warrant. Each warrant entitles the holder to purchase one share of common stock on terms described below under the heading “Warrants.” As of October 9, 2008, there were 217,832 units outstanding.

Ordinary Shares

The holders of the combined company’s ordinary shares are entitled to one vote for each share on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Subject to the preferences and rights, if any, applicable to the shares of preference stock, the holders of the ordinary shares are entitled to receive dividends if and when declared by the board of directors. Subject to the prior rights of the holders, if any, of the preference shares, the holders of the ordinary shares are entitled to share ratably in any distribution of the assets of the combined company upon liquidation, dissolution or winding-up, after satisfaction of all debts and other liabilities. Upon the completion of the business combination with Sing Kung, we will have a total of 54,000,000 ordinary shares issued and outstanding. In addition, if all of the holders of the common stock and preference stock who are not parties to the stock purchase participate fully in the exchange offer, we will have an additional 5,463,718 ordinary shares outstanding. In addition to those shares, another 6,935,000 ordinary shares are issuable upon the exercise of the management warrants and another 13,500,000 shares are issuable to the Sing Kung Stockholders in the event that specified profit targets are achieved for the years 2008 through 2012.

Preference Stock

The Memorandum of Association does not authorize any preference stock. However, it does allow the board of directors to amend the Memorandum to create and authorize up to one million shares of preference stock having such rights, privileges, restrictions and conditions as the board shall specify. The issuance of shares of preference stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of holders of the combined company’s shares of common stock.

As of the date of this proxy statement/prospectus, there are no outstanding shares of CNC preference stock of any series.

Anti-takeover Effect of Unissued Authorized Shares of Capital Stock

Common Stock. After the stock purchase and re-domestication merger, CNC will have outstanding approximately 59,463,718 shares of common stock, assuming that none of the public stockholders elects to exercise the conversion rights and there is full participation in the Exchange Offer. Another 25,935,000 shares have been reserved for issuance for the following purposes: 6,750,000 shares are issuable upon the exercise of the warrants issued at the time of our initial public offering; 185,000 shares are issuable upon the exercise of certain management/special advisor warrants; up to 13,500,000 are issuable to the Sing Kung Stockholders upon achievement of certain profit targets for 2008 through 2012, and another 5,500,000 will be reserved for issuance under the 2008 Stock Plan, if it is approved. As a result, a total of 85,398,718 shares will be issued or issuable by CNC upon the completion of the stock purchase and re-domestication merger. The total amount of ordinary shares that CNC is authorized to issue is 90,000,000, which means that approximately 4,601,282 shares will be authorized but unissued. These remaining shares of authorized and unissued common stock will be available for future issuance without additional stockholder approval. While the additional shares are not designed to deter or prevent a change of control, under some circumstances the combined company could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with the combined company’s board of directors in opposing a hostile takeover bid.

Preference Stock. The memorandum and articles will grant the board of directors the authority, without any further vote or action by the combined company’s stockholders, to issue preference stock in one or more series and to fix the number of shares constituting any such series and the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series. The existence of authorized but unissued preference stock could reduce the combined company’s attractiveness as a target for an unsolicited takeover bid since the combined company could, for example, issue shares of preference stock to parties who might oppose such a takeover bid or shares that contain terms the potential acquirer may find unattractive. This may have the effect of delaying or preventing a change in control, may discourage bids for the common stock at a premium over the market price of the common stock, and may adversely affect the market price of, and the voting and other rights of the holders of, common stock.

Warrants

As of October 15, 2008, there were warrants outstanding to purchase 6,935,000 shares of Common Stock, which warrants will remain outstanding upon the consummation of the stock purchase and redomestication merger. Of these warrants, 1,000,000 are held by insiders and are not redeemable due to restrictions on the ability of these insiders to trade securities of IAG.

Each warrant entitles the registered holder to purchase one share of our common stock at a price of $5.00 per share, subject to adjustment as discussed below, at any time commencing on the later of:

•	the completion of the stock purchase; or

•	September 4, 2008.

•	The warrants will expire at 5:00 p.m., New York City time on September 4, 2011. IAG may call the warrants for redemption.

•	in whole and not in part;

•	at a price of $.01 per warrant at any time after the warrants become exercisable;

•	upon not less than 30 days’ prior written notice of redemption to each warrantholder; and

•
if, and only if, the reported last sale price of the common stock equals or exceeds $10.00 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrantholders.

The warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and IAG.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, recapitalization, reorganization, stock purchase or consolidation of the company. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable unless at the time of exercise a prospectus relating to the common stock issuable upon exercise of the warrant is current and the common stock has been qualified (or is exempt from qualification) in the jurisdictions in which the holders of the warrants reside. Under the terms of the warrant agreement, IAG has agreed to maintain a current prospectus relating to the common stock issuable upon exercise of the warrants until the expiration of the warrants. However, there is no assurance that IAG will be able to do so. The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon exercise of the warrants is not current or if the common stock is not qualified (or exempt from qualification) in the jurisdictions in which the holders of the warrants reside.

No fractional shares will be issued upon exercise of the warrants. However, if a warrantholder exercises all warrants then owned of record by him, IAG will pay to the warrantholder, in lieu of the issuance of any fractional share which is otherwise issuable to the warrantholder, an amount for such fractional share in cash based on the market value of the common stock on the last trading day prior to the exercise date.

There will be 6,935,000 warrants outstanding as of the completion of all of the transactions contemplated in this proxy statement/prospectus.

Registration Rights Agreement

IAG has entered into a registration rights agreement providing for the registration of the shares of common stock issued prior to the initial public offering. The warrants, to be exercisable, must also continue to have the common stock underlying the warrants registered on an effective registration statement.

Transfer Agent and Registrar

The transfer agent and registrar for the shares of IAG common stock, warrants and units is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004, (212) 509-4000.

STOCKHOLDER PROPOSALS

If the stock purchase is not consummated and IAG still exists, the next IAG annual meeting of stockholders will be held on or about May 10, 2009 unless the date is changed by the board of directors. If you are a stockholder and you want to include a proposal in the proxy statement for that annual meeting, you need to provide it to us by no later than [_________], 2008. You should direct any proposals to our secretary at IAG’s principal office in San Diego, CA. If you want to present a matter of business to be considered at the annual meeting, under IAG by-laws you must give timely notice of the matter, in writing, to our secretary. To be timely, the notice has to be given by no less than 60 days and no more than 90 days prior to the meeting (which, for a meeting held on May 10, 2009, would be between February 9, 2009 and March 11, 2009).

LEGAL MATTERS

Maples & Calder, Road Town, Tortola, British Virgin Islands, have passed upon the validity of the securities issued in connection with the redomestication merger and certain other legal matters related to this joint proxy statement/prospectus.

Kramer Levin Naftalis & Frankel LLP, New York, New York, has passed upon certain United States federal income tax matters relating to the redomestication merger, the exchange offer, and the acquisition of Sing Kung as set forth in this joint proxy/prospectus. A copy of their opinion is filed as an exhibit to the Registration Statement of which this joint proxy/prospectus forms a part.

EXPERTS

The financial statements of Sing Kung for the years ended December 31, 2007 and of SNC for the years ended December 31, 2005, 2006 and 2007 included in this joint proxy statement/prospectus and in the registration statement of which this joint proxy/prospectus forms a part, have been audited by UHY Vocation HK CPA Limited (formerly know as UHY ZTHZ HK CPA Limited), an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement of which this joint proxy statement/prospectus forms a part, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The financial statements of IAG at December 31, 2006 and for the year ended December 31, 2006 and 2005 included in this joint proxy statement/prospectus and in the registration statement have been audited by Goldstein Golub Kessler LLP, an independent registered public accounting firm, to the extent set forth in their report appearing elsewhere in this joint proxy statement/prospectus and in the registration statement and are included herein in reliance upon the authority of Goldstein Golub Kessler LLP as experts in accounting and auditing.

The financial statements of IAG at December 31, 2007 and for the year then ended included in this joint proxy statement/prospectus and in the registered statement have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, to the extent set forth in their report appearing elsewhere in this joint proxy statement/prospectus and in the registration statement and are included herein in reliance upon the authority of McGladrey & Pullen, LLP as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, CNC and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of CNC’s annual report to stockholders and CNC’s proxy statement. Upon written or oral request, CNC will deliver a separate copy of the annual report to stockholder and/or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents in the future. Stockholders receiving multiple copies of such documents may likewise request that CNC deliver single copies of such documents in the future. Stockholders may notify CNC of their requests by calling or writing William C. Morro at its principal executive offices at CNC c/o InterAmerican Acquisition Group Inc., 2918 Fifth Avenue South, Suite 209, San Diego, California 92103. In addition, CNC will make available free of change through an Internet website its annual report, quarterly reports, 8-K reports and other SEC filings.

WHERE YOU CAN FIND MORE INFORMATION

IAG files reports, proxy statements and other information with the Securities and Exchange Commission as required by the Securities Exchange Act of 1934, as amended. You may read and copy reports, proxy statements and other information filed by IAG with the Securities and Exchange Commission at the Securities and Exchange Commission public reference room located at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 100 F Street, NE, Washington, D.C. 20549. You may also access information on IAG at the Securities and Exchange Commission web site at: http://www.sec.gov.

After the stock purchase, if the securities of CNC are listed on the Nasdaq Stock Market, unless you notify CNC of your desire not to receive these reports, the combined company will furnish to you all periodic reports that it files with the Securities and Exchange Commission, including audited annual consolidated financial statements and unaudited quarterly consolidated financial statements, as well as proxy statements and related materials for annual and special meetings of stockholders.

If you would like additional copies of this proxy statement/prospectus, or if you have questions about the stock purchase, you should contact:

William C. Morro, c/o InterAmerican Acquisition Group Inc.
2918 Fifth Avenue South, Suite 209, San Diego, CA 92103

INTERAMERICAN ACQUISITION GROUP INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

InterAmerican Acquisition Group Inc.

We have audited the accompanying balance sheets of InterAmerican Acquisition Group Inc. (a corporation in the development stage) (the “Company”) as of December 31, 2007 and the related statements of operations, stockholders’ equity and cash flows for the year then ended and the cumulative period from May 10, 2005 (inception) to December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements for the period from May 10, 2005 (inception) to December 31, 2006 were audited by other auditors and our opinion, insofar as it relates to cumulative amounts included for such prior periods, is based solely on the report of such other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of the other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of InterAmerican Acquisition Group Inc. as of December 31, 2007 and the results of its operations and its cash flows for the year then ended and the cumulative period from May 10, 2005 (inception) to December 31, 2007 in conformity with United States generally accepted accounting principles.

/s/ McGLADREY & PULLEN, LLP

McGLADREY & PULLEN, LLP
New York, New York

April 2, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
InterAmerican Acquisition Group Inc.

We have audited the accompanying balance sheets of InterAmerican Acquisition Group Inc. (a corporation in the development stage) (the “Company”) as of December 31, 2006 and 2005, and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2006, the period from May 10, 2005 (inception) to December 31, 2005, and the amounts included in the statements of the stockholders’ equity and the cumulative columns in the statements of operations and cash flows for the period from May 10, 2005 (inception) to December 31, 2005 and December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of InterAmerican Acquisition Group Inc. as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the year ended December 31, 2006, the period from May 10, 2005 (inception) to December 31, 2005, and the cumulative period from May 10, 2005 (inception) to December 31, 2006 in conformity with United States generally accepted accounting principles.

/s/ GOLDSTEIN GOLUB KESSLER LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

September 14, 2007

InterAmerican Acquisition Group Inc.
(a corporation in the development stage)
Balance Sheet

	December 31, 2007	December 31, 2006	December 31, 2005

ASSETS
Current Assets:
Cash	$15,533	$440	$9,216
Investment and Accrued Interest - Trust Account	45,517,583	-	-
Prepaid Expense	87,871	-	-
Total Current Assets	45,620,987	440	9,216
Deferred Tax Asset	57,610	-	-
Deferred Offering Costs	-	741,533	422,755

Total Assets	$45,678,597	$741,973	$431,971

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current Liabilities
Accounts Payable and Accrued Expenses	$203,533	$588,855	$306,487
Amounts due to officers and directors for offering-related expenses	-	59,110	46,632
Note Payable	46,734	105,000	75,000
Income and capital taxes payable	300,796	-	-
Deferred Underwriting Fees	2,070,000	-	-

Total Current Liabilities	2,621,063	752,965	428,119

COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION
(1,149,425 shares at redemption value) (Note 1)	8,609,194	-	-

Stockholders' Equity/(Deficiency)
Preferred stock, $0.0001 par value
Authorized 1,000,000 shares; none issued
Common stock, $0.0001 par value
Authorized 90,000,000 shares
Issued and outstanding 7,000,000 shares at December 31,
2007 (which includes 1,149,425 shares subject to possible
redemption) and 1,250,000 shares at December 31, 2006	700	125	125
Additional paid-in capital	34,323,139	14,875	14,875
Income/(Deficit) accumulated during the development stage	124,501	(25,992)	(11,148)
Total Stockholders' Equity/(Deficiency)	34,448,340	(10,992)	3,852

Total Liabilities and Stockholders Equity/(Deficiency)	$45,678,597	$741,973	$431,971

See notes to Financial Statements

InterAmerican Acquisition Group Inc.
(a corporation in the development stage)
Statement of Operations

				For the period from
	For the Year Ended			May 10, 2005
	December 31,	December 31,	December 31,	(Inception) -
	2007	2006	2005	December 31, 2007

Interest income	$565,230	$-	$-	$565,230

Expenses
Formation costs	-	-	4,775	4,775
General and administrative expenses	308,760	9,767	3,685	322,212
Interest expense	5,899	5,077	2,688	13,664

Total Expenses	314,659	14,844	11,148	340,651
Net profit/(loss) before income tax provision	250,571	(14,844)	(11,148)	224,579

Provision for income taxes	100,078	-	-	100,078

Net Income/(Loss)	$150,493	$(14,844)	$(11,148)	$124,501

Weighted average shares outstanding - Basic and diluted	3,029,110	1,250,000	1,250,000	1,922,231

Net earnings/(loss) per share - Basic and diluted	$0.05	$(0.01)	$(0.01)	$0.06

See notes to Financial Statements

InterAmerican Acquisition Group Inc.
(a corporation in the development stage)
Statement of Stockholders, Equity/(Deficiency)
For the period from May 10, 2005 (Inception) through December 31, 2007

				Income/(Deficit)
				Accumulated
	Common Stock		Additional	During the	Stockholders'
	Shares	Amount	paid-in capital	Development Stage	Equity/(Deficiency)

Common shares issued May 10, 2005 at $0.01 per share	1,250,000	$125	$14,875	$-	$15,000

Net Loss	-	-	-	(11,148)	(11,148)

Balance at December 31, 2005	1,250,000	125	14,875	(11,148)	3,852

Net Loss	-	-	-	(14,844)	(14,844)

Balance at December 31, 2006	1,250,000	125	14,875	(25,992)	(10,992)

Proceeds of private placement September 10, 2007			1,500,000		1,500,000

Units issued Sept. 10, 2007 @$8.00 per unit	5,375,000	538	42,999,462		43,000,000

Units issued Sept. 11, 2007 @$8.00 per unit	375,000	37	2,999,963		3,000,000

Expenses of the Offering			(4,581,967)		(4,581,967)

Less shares subject to possible redemption			(8,609,194)		(8,609,194)

Net Income for the period			-	150,493	150,493

Balance at December 31, 2007	7,000,000	$700	$34,323,139	$124,501	$34,448,340

See notes to Financial Statements

InterAmerican Acquisition Group Inc.
(a corporation in the development stage)
Statement of Cash Flows

	Year Ended			May 10, 2005
	December 31, 2007	December 31, 2006	December 31, 2005	(Inception) - December 31, 2007

Cash flow from operating activities
Net income/(loss)	$150,493	$(14,844)	$(11,148)	$124,501
Adjustments to reconcile income/(loss) to net cash used in operating activities:
Net interest income	$(565,230)	$-	$-	$(565,230)
(Increase) in prepaid expenses	(87,871)	-	-	(87,871)
(Increase) in deferred income tax asset	(57,610)	-	-	(57,610)
Increase in taxes payable	300,796	-	-	300,796
Increase/(decrease) in accounts payable . and accrued expenses	30,959	9,500	9,590	50,049
Net cash used in operating activities	(228,463)	(5,344)	(1,558)	(235,365)

Cash flows from investment activities
Payment to trust account	(45,160,000)	-	-	(45,160,000)
Interest drawn from trust account	207,647	-	-	207,647
Net cash used in investing activities	(44,952,353)	-	-	(44,952,353)

Cash flows from financing activities
Proceeds from notes and advances payable, InterAmerican Advisors, LLC	36,000	30,000	75,000	141,000
Payments of notes and advances payable, InterAmerican Advisors, LLC	(141,000)	-	-	(141,000)
Proceeds from note payable	46,734		-	46,734
Payment of costs of public offering	(2,245,825)	(33,432)	(79,226)	(2,358,483)
Proceeds from private placement warrant sale	1,500,000	-	-	1,500,000
Proceeds from sale of shares of common stock	-	-	15,000	15,000
Proceeds from initial public offering	46,000,000	-	-	46,000,000
Net cash provided by (used in) financing activities	45,195,909	(3,432)	10,774	45,203,251

Net Increase/(decrease) in cash	15,093	(8,776)	9,216	(15,533)
Cash at beginning of period	440	9,216	-	-
Cash at end of period	$15,533	$440	$9,216	$15,533

Supplemental schedule of non-cash financing activities:
Accrual of deferred offering costs	$153,484	$285,346	$343,529	$153,484
Accrual of deferred underwriting fees	$2,070,000	$-	$-	$2,070,000
Cash paid for interest	$12,678	$-	$-	$12,678

See notes to Financial Statements

InterAmerican Acquisition Group Inc.
(a corporation in the development stage)

Notes to Financial Statements
December 31, 2007

1. Organization, Business Operations and Significant Accounting Policies

The Company was incorporated in Delaware on May 10, 2005 as a blank check company whose objective is to acquire an operating business. At December 31, 2007, the Company had not generated any revenue to date. All activity through December 31, 2007 relates to the Company’s formation, the public offering and its efforts to identify and consummate a business combination as described below. The Company is considered to be in the development stage and is subject to the risks associated with activities of development stage companies.

The registration statement for the Company’s initial public offering (the “Offering”) was declared effective September 4, 2007. The Company completed the Offering, including the exercise of the underwriter’s overallotment option, on September 10, 2007 and September 11, 2007, and received net proceeds of approximately $41.4 million, which is net of $2,070,000 of deferred underwriting discounts (as described in Note 4). The Company’s executive officers and directors have broad discretion with respect to the specific application of the net proceeds of the Offering of units, consisting of one share of the Company’s common stock and one redeemable common stock purchase warrant (the “Units”) and the private placement of 1,000,000 warrants that occurred immediately prior to completion of the Offering (the “Private Placement”), although substantially all of the net proceeds of the Offering and Private Placement are intended to be generally applied toward consummating an initial merger, acquisition, asset purchase or other such transaction (a “Business Combination”) with (or acquisition of) one or more operating businesses. Furthermore, there is no assurance that the Company will be able to successfully consummate an initial Business Combination. An amount of $45,160,000, which includes $1,500,000 relating to the sale of warrants in the Private Placement and $2,070,000 deferred payment to the underwriters in the Offering, of the net proceeds is being held in a trust account (the “Trust Account”), as further described in Note 2, until the earlier of (i) the consummation of its initial Business Combination or (ii) the distribution of the Trust Account as described below. The placing of funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all third parties the Company engages for services rendered to it or products sold to it (which includes, for example, accountants, lawyers, investment bankers, consultants and analysts), prospective target businesses or other entities it engages, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements. The Company’s two executive officers, William Morro and Dr. Richard Sinkin have severally (but not jointly) agreed that they will be personally liable, severally (but not jointly), which means they will be personally liable only for 60% and 40% respectively (as an example, if there is a valid third party claim of $1,000,000, Mr. Morro will be responsible for $600,000 of such claim and Dr. Sinkin will be responsible for $400,000 of such claim), to pay claims of third parties that are owed money for services rendered to the Company or products sold to the Company (which includes, for example, accountants, lawyers, investment bankers, consultants and analysts) that would reduce the amount of the Trust Account, provided that such third party has not executed a valid and enforceable waiver to rights or claims against the Trust Account and only to the extent necessary to ensure that such claims do not reduce the amount in the Trust Account. The indemnification provided by Messrs. Morro and Sinkin would not cover tort claims brought against the Company for some unforeseen event, claims against the Company brought by a target business for breach of contract, or breach of a confidentiality agreement with a potential target. The Company will bring an action against either of its executive officers in the event that such individual asserts that he is not able to cover any of the expenses that would deplete the trust proceeds or that either is not liable pursuant to their indemnification obligations as described above. Based on the information provided to the Company in the director and officer questionnaires provided to the Company in connection with the Offering as well as the representations as to their accredited investor status (as such term is defined in Regulation D), the Company currently believes that such persons are of substantial means and capable of funding their indemnity obligations. However, because the amount of any such indemnification obligations cannot be estimated, the Company has not asked Messrs. Morro or Sinkin to reserve for such an eventuality and there can be no assurance that they will satisfy their indemnification obligations if and when they arise. Accordingly, the proceeds held in trust could be subject to claims which could take priority over the claims of the Company’s public stockholders and the per-share liquidation price could be less than approximately $7.85, plus interest (net of taxes payable and net of interest earned on the trust account up to a maximum amount of $950,000 that will be released to the Company to fund its working capital), due to claims of such creditors. The remaining net proceeds (not held in the Trust Account) and interest income earned on the funds in the Trust Account of up to $950,000, after tax, may be released to the Company upon demand and may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. The Company, after signing a definitive agreement for the acquisition of a target business, is required to submit such transaction for stockholder approval. In the event that stockholders owning 20% or more of the shares sold in the Offering vote against the Business Combination and exercise their redemption rights described below, the Business Combination will not be consummated. All of the Company’s stockholders prior to the Offering, including all of the officers, directors and special advisors of the Company (‘‘Initial Stockholders’’), have agreed to vote their 1,250,000 founding shares of common stock (as well as any shares included in units purchased in the Offering or in the aftermarket) in accordance with the vote of the majority in interest of all other stockholders of the Company (‘‘Public Stockholders’’) with respect to any Business Combination. After consummation of a Business Combination, these voting safeguards will no longer be applicable.

With respect to a Business Combination which is approved and consummated, any Public Stockholder who voted against the Business Combination may demand that the Company redeem his or her shares. The per share redemption price will equal the amount in the Trust Account (inclusive of the funds held in the trust account for the benefit of the underwriters and the proceeds from management’s warrant purchase but net of taxes payable and net of interest earned up to a maximum amount of $950,000 that may be released from the trust account to meet working capital needs), calculated as of two business days prior to the consummation of the proposed Business Combination, divided by the number of shares of common stock sold in our initial public offering. Accordingly, Public Stockholders holding 19.99% of the aggregate number of shares owned by all Public Stockholders may seek redemption of their shares in the event of a Business Combination. Therefore, a portion of the net proceeds from the Offering (19.99% of the amount placed in the Trust Account) has been classified as common stock subject to possible redemption.

The Company’s amended and restated certificate of incorporation provides for the liquidation of the Trust Account as part of any plan of dissolution and distribution of the Company, in the event that the Company does not consummate a Business Combination within 18 months from the date of the consummation of the Offering, or 24 months from the consummation of the Offering if certain extension criteria have been satisfied. These liquidation provisions, which are also contained in the agreement governing the Trust Account, cannot be amended without the affirmative vote of 100% of the Public Stockholders, nor can the certificate of incorporation be amended without the affirmative vote of 95% of the shares sold in the Offering. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per share in the Offering (assuming no value is attributed to the Warrants, as defined below, contained in the Units issued in the Offering discussed in Note 2).

Income Taxes

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

Net Income Per Common Share

Loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period after giving effect to stock splits and reverse stock splits. The effect of the 5,750,000 outstanding warrants issued in connection with the Offering and the 1,000,000 outstanding warrants issued in connection with the Private Placement has not been considered in diluted loss per share calculations for the periods ended December 31, 2007 since such warrants are contingently exercisable.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company maintains cash in bank deposit accounts which, at times, exceed federally insured (FDIC) limits. The Company has not experienced any losses on these accounts. For financial statement purposes, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Recent Accounting Pronouncements

In July 2006, the FASB issued FASB Interpretation No. 48, ‘‘Accounting for Uncertainty in Income Taxes,’’ an interpretation of FASB Statement No. 109 (‘‘FIN 48’’), which provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. A tax benefit from an uncertain position may be recognized only if it is ‘‘more likely than not’’ that the position is sustainable based on its technical merits. The Company adopted FIN 48 effective January 1, 2007. The adoption of FIN 48 did not have a material effect on our financial condition or results of operations. There have been no audits of the Company’s tax returns since inception and all years remain open to tax examination.

In December 2007, the Financial Accounting Standards Board released Statement of Financial Accounting Standards No. 141R, “Business Combinations” (“SFAS 141R”) that is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The pronouncement resulted from a joint project between the FASB and the International Accounting Standards Board and continues the movement toward the greater use of fair values in financial reporting. SFAS 141R is expected to significantly change how future business acquisitions are accounted for and will impact financial statements both on the acquisition date and in subsequent periods.

In December 2007, the Financial Accounting Standards Board released Statement of Financial Accounting Standards No. 160, “Non-controlling Interests in Consolidated Financial Statements” (“SFAS 160”) that is effective for annual periods beginning on or after December 15, 2008. The pronouncement resulted from a joint project between the FASB and the International Accounting Standards Board and continues the movement toward the greater use of fair values in financial reporting. Upon adoption of SFAS 160, the Company will reclassify any non-controlling interests as a component of equity.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

2. Initial Public Offering

The Company sold 5,750,000 Units at an offering price of $8.00 per Unit (750,000 of which Units were sold in connection with the underwriters’ exercise of their over-allotment option). Each “Unit” consists of one share of the Company’s common stock and one Redeemable Common Stock Purchase Warrant (“Warrants”). Each Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing the later of the completion of a Business Combination and one year from the effective date of the Offering and expiring four years from the effective date of the Offering. The Company may redeem the Warrants at a price of $0.01 per Warrant upon 30 days notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is a t least $10.00 per share for any 20 trading days within a 30-day period ending on the third day prior to the date on which notice of redemption is given. The Company agreed to pay the underwriters in the Offering an underwriting discount of 6% of the gross proceeds of the offering and a non-accountable expense allowance of 2% of the gross proceeds of the Offering (excluding any over-allotment option proceeds). However, the underwriters have agreed that, of this amount, 4.5% of the gross proceeds of the Offering will not be paid unless and until the Company completes an initial Business Combination and has waived its rights to receive such payment upon the Company’s liquidation if the Company is unable to complete an initial Business Combination.

The Company will use its best efforts to cause a registration statement to become effective on or prior to the commencement of the Warrant exercise period and to maintain the effectiveness of such registration statement until the expiration of the Warrants. If the Company is unable to maintain the effectiveness of such registration statement until the expiration of the Warrants, and therefore is unable to deliver registered shares, the Company will not be required to net cash settle the Warrants and the Warrants may become worthless.

3. Trust Account

Investments held in trust at December 31, 2007 are invested in a money market fund meeting conditions of the Investment Company Act of 1940. Continental Stock Transfer and Trust Company is the trustee and the trust account is maintained by the trustee at JP Morgan Chase New York Bank. The Company is permitted to draw up to $950,000 of after-tax interest to meet its needs for operating expenses and working capital. Of this amount the Company had drawn $200,000 as of December 31, 2007. The Company is also permitted to draw from interest earned on the Trust Account without restriction to pay taxes. As of December 31, 2007, it had drawn $7,500 for that purpose and was holding such funds in its bank account in anticipation of making income tax payments. The reconciliation of investments held in trust as of December 31, 2007 is as follows:

Contribution to trust	$45,160,000
Interest income received	426,573
Accrued interest income	138,657
Withdrawal to pay taxes	(7,500)
Withdrawal to fund operations	(200,000)
Disputed withdrawal fee	(147)

Investment and accrued interest held in trust
at December 31, 2007	$45,517.583

4. Deferred Offering Costs

Deferred offering costs consist of legal, underwriting, accounting and other fees incurred through the balance sheet dates that are directly related to the Offering and were charged to stockholders’ equity (deficiency) upon the consummation of the Offering.

5. Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consist of the following components as of December 31, 2007 and 2006:

	December 31, 2007	December 31, 2006	December 31, 2005

Other amounts due for offering-related expenses	153,484	569,765	296,897
Other	50,049	19,090	9,590

Total	203,533	588,855	306,487

6. Notes Payable, InterAmerican Advisors, LLC

The Company issued a $75,000 unsecured promissory note to InterAmerican Advisors, LLC (‘‘InterAmerican’’), an affiliate of certain of its Initial Stockholders, on May 27, 2005, issued a $15,000 unsecured promissory note to InterAmerican on July 6, 2006, issued an additional $15,000 unsecured promissory note to InterAmerican on November 6, 2006, issued an additional $6,500 unsecured promissory note to InterAmerican on March 1, 2007 and issued an additional $29,000 unsecured promissory note to InterAmerican on June 25, 2007. In accordance with their terms, the notes were repaid in full on September 10, 2007 together with interest at the rate of 6% per annum for the amount of $12,678 from the date of issue.

Effective September 9, 2007 the Company entered into an unsecured financing agreement for its insurance premiums with an unaffiliated finance company in the amount of $69,650. The annualized interest rate is 7.07%. The first principal payment of $29,850 was paid in November 2007 and the second and principal payment was due and paid in February 2008. The final payment is due on May 6, 2008.

7. Commitments and Related Party Transactions

The Company presently occupies office space provided by an affiliate of several of the Initial Stockholders. Such affiliate has agreed that, until the Company consummates a Business Combination, it will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. The Company has agreed to pay such affiliate $10,000 per month for such services for up to 12 months commencing on the effective date of the Offering. The statements of Operations for the periods ended December 31, 2007 include $36,333 related to this agreement.

Pursuant to letter agreements dated June 27, 2007 with the Company and the representative for the underwriters, the Initial Stockholders have waived their right to receive distributions with respect to their founding shares upon the Company’s liquidation.

Immediately prior to the consummation of the Offering on September 10, 2007, Sintrim Capital Corporation, an affiliate of InterAmerican Capital Partners II LLC, an entity wholly-owned by certain of the Company’s executive officers, together with one of the Company’s special advisors, purchased $1,500,000 of warrants from the Company at a purchase price of $1.50 per warrant, each to purchase one share of the Company’s common stock. Sintrim Capital Corp and one of the Company’s special advisors have further agreed that the warrants purchased by them pursuant to this agreement will not be sold or transferred, except to one or more affiliates, until after the Company has completed a business combination. The proceeds from the sale of the warrants was deposited into the Trust Account and is part of the amount payable to the Public Stockholders in the event of the liquidation of the Trust Account as part of the Company’s plan of dissolution and distribution. Similarly, the purchase price will become part of any redemption amount paid to redeeming stockholders. The warrant purchase agreement also grants certain registration rights to Sintrim Capital Corp., InterAmerican Capital Partners II LLC and one of the Company’s special advisors with respect to the warrants they are committed to purchase and the shares of our common stock issuable upon exercise of the warrants.

The Initial Stockholders are entitled to registration rights with respect to their founding shares pursuant to an agreement to be signed prior to or on the effective date of the Offering. The holders of the majority of these shares are entitled to make up to two demands that the Company register these shares at any time commencing three months prior to the third anniversary of the effective date of the Offering. In addition, the Initial Stockholders have certain ‘‘piggy-back’’ registration rights on registration statements filed subsequent to the third anniversary of the effective date of the Offering.

8. Stockholders’ Equity

Common Stock

On December 7, 2005, the Company effected a 2-for-5 reverse stock split of its shares of common stock. On April 26, 2006, the Company effected a 1.25-for-1 stock split of its shares of common stock. On May 26, 2006, the Company effected a 1.44-for-1 stock split of its shares of common stock. On June 27, 2007, the Company effected a 1-for-2.16 reverse stock split of its shares of common stock. All references in the accompanying financial statements to the number of shares of common stock and income (loss) per share have been retroactively restated to reflect these transactions.

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

9. Income Taxes

The provision for income taxes consists of the following:

	Year Ended December 31, 2007	Year Ended December 31, 2006	For the period from May 10, 2005 (inception) to December 31, 2005

Current:
Federal	$122,155	$-	$-
State	35,533	-	-
Deferred:
Federal	(57,610)	-	-
State	-	-	-

Total	$100,078	$-	$-

The total provision for income taxes differs from that amount which would be computed by applying the U.S. Federal tax rate to income before provision for income taxes as follows:

	Period ended December 31, 2007	Period ended December 31, 2006	For the period from May 10, 2005 (inception) to December 31, 2005

Statutory federal income tax rate	34.0%	(34.0)%	34.0%
State and local income tax rate	5.9%	(5.9)%	(5.9)%
Change in Valuation allowance	-	39.9%	(39.9)%

Effective income tax rate	39.9%	0.0%	0.0%

The majority of the Company’s operating expenses are not deductible for income tax purposes in the current period.  These expenses will be deductible for income tax purposes over a period of time when a trade or business, as defined in the Internal Revenue Code, begins operations or in the event the Company liquidates.  The deferred tax asset relates to the future benefit the Company will receive when it is able to deduct these costs for income tax purposes. The effect of the temporary differences that make up the deferred tax assets are as follows:

	December 31, 2007	December 31, 2006	December 31, 2005

Effect of expenses deferred for purposes of calculating income tax	67,563	10,381	11,148
Valuation allowance	(9,953)	(10,381)	(11,148)
Total	$57,610	$-	$-

In recognition of the uncertainty regarding the ultimate amount of income tax benefits to be derived, the Company recorded a full valuation allowance at December 31, 2005 and December 31, 2006. This was partially relieved at December 31, 2007, however, because of limitations on loss carrybacks applicable to state income taxes, the Company continued to record a valuation reserve for deferred state tax assets at December 31, 2007.

INTERAMERICAN ACQUISITION GROUP INC.
(a development-stage enterprise)

CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

AT JUNE 30, 2008
AND
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2008 AND 2007
AND
FOR THE PERIOD FROM MAY 10, 2005 (INCEPTION) TO JUNE 30, 2008 (CUMULATIVE)

InterAmerican Acquisition Group Inc.
(a corporation in the development stage)
Condensed Balance Sheet

	June 30, 2008	December 31, 2007
	(unaudited)

ASSETS
Current Assets:
Cash	$62,922	$15,533
Investment and Accrued Interest - Trust Account	45,229,677	45,517,583
Prepaid Expense	49,540	87,871
Total Current Assets	45,342,139	45,620,987
Deferred Tax Asset	248,339	57,610

Total Assets	$45,590,478	$45,678,597

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current Liabilities
Accounts Payable and Accrued Expenses	$300,779	$203,533
Note Payable		46,734
Income and capital taxes payable	124,470	300,796
Deferred Underwriting Fees	2,070,000	2,070,000

Total Current Liabilities	2,495,249	2,621,063

COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION
(1,149,425 shares at redemption value) (Note 1)	8,609,194	8,609,194

Stockholders' Equity/(Deficiency)
Preferred stock, $0.0001 par value
Authorized 1,000,000 shares; none issued
Common stock, $0.0001 par value
Authorized 90,000,000 shares

Issued and outstanding 7,000,000 shares at March 31, 2008 and December 31, 2007 (which includes 1,149,425 shares subject to possible redemption)	700	700
Additional paid-in capital	35,106,999	34,323,139
Retained earnings/(Deficit) accumulated during the development stage	(621,664)	124,501
Total Stockholders' Equity/(Deficiency)	34,486,035	34,448,340

Total Liabilities and Stockholders Equity/(Deficiency)	$45,590,478	$45,678,597

See notes to unaudited condensed financial statements

InterAmerican Acquisition Group Inc.
(a corporation in the development stage)
Condensed Statement of Operations
(Unaudited)

	Six Months Ended		Three Months Ended		May 10, 2005
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007	(Inception) to June 30, 2008

Interest income	$472,445	$-	$200,496	$-	$1,037,675

Expenses
Formation costs	-	-	-	-	4,775
General and administrative expenses	1,249,494	27	1,018,719	10	1,571,706
Interest expense	1,071	3,245	298	1,641	14,735

Total Expenses	1,250,565	3,272	1,019,017	1,651	1,591,216

Net loss before income tax provision/(benefit)	(778,120)	(3,272)	(818,521)	(1,651)	(553,541)

Provision/(benefit) for income taxes	(31,955)		(48,091)	-	68,123

Net Loss	$(746,165)	$(3,272)	$(770,430)	$(1,651)	$(621,664)
Weighted average shares outstanding - Basic and diluted	7,000,000	1,250,000	7,000,000	1,250,000	2,727,234

Net earnings/(loss) per share - Basic and diluted	$(0.11)	$(0.00)	$(0.11)	$(0.00)	$(0.23)

See notes to unaudited condensed financial statements.

InterAmerican Acquisition Group Inc.
(a corporation in the development stage)
Condensed Statement of Stockholders, Equity/(Deficiency)
For the period from May 10, 2005 (Inception) through June 30, 2008

				Income/(Deficit)
				Accumulated
			Additional	During the	Stockholders'
	Common Stock		Paid-in	Development	Equity/
	Shares	Amount	Capital	Stage	(Deficiency)

Common shares issued May 26, 2005 at $0.01 per share	1,250,000	$125	$14,875	$-	$15,000

Net Loss				(11,148)	(11,148)

Balance at December 31, 2005	1,250,000	125	14,875	(11,148)	3,852

Net Loss				(14,844)	(14,844)

Balance at December 31, 2006	1,250,000	125	14,875	(25,992)	(10,992)

Proceeds of private placement September 10, 2007			1,500,000		1,500,000

Units issued September 10, 2007 @$8.00 per share	5,375,000	538	42,999,462		43,000,000

Units issued September 11, 2007 @$8.00 per share	375,000	37	2,999,963		3,000,000

Expenses of the Offering			(4,581,967)		(4,581,967)

Less shares subject to possible redemption			(8,609,194)		(8,609,194)

Net Income				150,493	150,493

Balance at December 31, 2007	7,000,000	$700	$34,323,139	$124,501	$34,448,340
Unaudited:
Issuance of Warrants May 21, 2008			783,860		783,860
Net Loss				(746,165)	(746,165)

Balance at June 30, 2008	7,000,000	$700	$35,106,999	$(621,664)	$34,486,035

See notes to unaudited condensed financial statements.

InterAmerican Acquisition Group Inc.
(a corporation in the development stage)
Condensed Statement of Cash Flows
(Unaudited)

	Six Months Ended		May 10, 2005 (Inception) -
	June 30, 2008	June 30, 2007	June 30, 2008

Cash flow from operating activities
Net loss	$(746,165)	$(3,272)	$(621,664)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash compensation related to the issuance of warrants	783,860	-	783,860
Net interest income	(472,447)	-	(1,037,677)
(Increase)/decrease in prepaid expenses	38,331	(15,000)	(49,540)
(Increase) in deferred income tax asset	(190,729)	-	(248,339)
Increase/(decrease) in taxes payable	(176,326)	-	124,470
Increase/(decrease) in accounts payable and accrued expenses	197,246	(2,780)	247,295
Net cash used in operating activities	(566,230)	(21,052)	(801,595)

Cash flows from investment activities
Payment to trust account		-	(45,160,000)
Interest drawn from trust account	760,353	-	968,000
Net cash provided by/(used in) investing activities	760,353	-	(44,192,000)

Cash flows from financing activities
Proceeds from notes and advances payable, InterAmerican Advisors, LLC	-	35,500	141,000
Payments of notes and advances payable, InterAmerican Advisors, LLC	-	-	(141,000)
(Proceeds) from note payable	-	-	69,650
Payment of note payable	(46,734)	-	(69,650)
Payment of costs of public offering	(100,000)	(14,000)	(2,458,483)
Proceeds from private placement warrant sale	-	-	1,500,000
Proceeds from sale of shares of common stock	-	-	15,000
Proceeds from initial public offering	-	-	46,000,000
Net cash provided by/(used in) financing activities	(146,734)	21,500	45,056,517

Net decrease in cash	47,389	448	62,922
Cash at beginning of period	15,533	440	-
Cash at end of period	$62,922	$888	$62,922

Supplemental schedule of non-cash financing activities:
Accrual of deferred offering costs	$53,484	$48,118	$53,484
Accrual of deferred underwriting fees	$-	$-	$2,070,000

Supplemental cash flow information:
Cash paid for interest	$1,071	$-	$13,451
Cash paid for income taxes	$265,792	$-	$265,792

See notes to unaudited condensed financial statements.

InterAmerican Acquisition Group Inc.
(a corporation in the development stage)

Notes to Condensed Financial Statements (Unaudited)
June 30, 2008

1. Basis of Presentation, Organization, Business Operations and Summary of Significant Accounting Policies

Basis of Presentation

The financial statements of InterAmerican Acquisition Group Inc. (the ‘‘Company’’) at June 30, 2008 and for the three and six months ended June 30, 2008 and 2007, and for the period from May 10, 2005 (inception) to June 30, 2008 (cumulative), are unaudited.  In the opinion of management, all adjustments (consisting of normal adjustments) have been made that are necessary to present fairly the financial position of the Company as of June 30, 2008 and the results of its operations for the three months ended June 30, 2008 and 2007 and its operations and cash flows for the six months ended June 30, 2008 and for the period from May 10, 2005 (inception) to June 30, 2008 (cumulative).  Operating results for the interim periods presented are not necessarily indicative of the results to be expected for the full fiscal year.  The condensed balance sheet at December 31, 2007 and the statement of stockholders’ equity for the period ended December 31, 2005 and the years ended December 31, 2006 and 2007 have been derived from audited financial statements.  The statements and related notes have been prepared pursuant to the rules and regulations of the U.S. Securities and Exchange Commission.  Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles may be omitted pursuant to such rules and regulations.  See Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for additional disclosures relating to the Company’s financial statements and accounting principles.

 Organization, Business Operations and Significant Accounting Policies

        The Company was incorporated in Delaware on May 10, 2005 as a blank check company whose objective is to acquire an operating business.  All activity through June 30, 2008 relates to the Company’s formation, the public offering and its efforts to identify and consummate a business combination as described below.  The Company is considered to be in the development stage and is subject to the risks associated with activities of development stage companies.

        The registration statement for the Company’s initial public offering (the “Offering”) was declared effective September 4, 2007. The Company completed the Offering, including the exercise of the underwriter’s overallotment option, on September 10, 2007 and September 11, 2007, and received net proceeds of approximately $41.4 million, which is net of $2,070,000 of deferred underwriting discounts (as described in Note 2). The Company’s executive officers and directors have broad discretion with respect to the specific application of the net proceeds of the Offering of units, consisting of one share of the Company’s common stock and one redeemable common stock purchase warrant (the“Units”) and the private placement of 1,000,000 warrants that occurred immediately prior to completion of the Offering (the “Private Placement”), although substantially all of the net proceeds of the Offering and Private Placement are intended to be generally applied toward consummating an initial merger, acquisition, asset purchase or other such transaction (a “Business Combination”) with (or acquisition of) one or more operating businesses. Furthermore, there is no assurance that the Company will be able to successfully consummate an initial Business Combination. An amount of $45,160,000, which includes $1,500,000 relating to the sale of warrants in the Private Placement and $2,070,000 deferred payment to the underwriters in the Offering, of the net proceeds was deposited in a trust account (the “Trust Account”), as further described in Note 2, until the earlier of (i) the consummation of its initial Business Combination or (ii) the distribution of the Trust Account as described below. The placing of funds in the Trust Account may not protect those funds from third party claims against the Company.  Although the Company will seek to have all third parties the Company engages for services rendered to it or products sold to it (which includes, for example, lawyers, investment bankers, consultants and analysts), prospective target businesses or other entities it engages, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements. The Company’s two executive officers, William Morro and Dr. Richard Sinkin have severally (but not jointly) agreed that they will be personally liable, severally (but not jointly), which means they will be personally liable only for 60% and 40% respectively (as an example, if there is a valid third party claim of $1,000,000, Mr. Morro will be responsible for $600,000 of such claim and Dr. Sinkin will be responsible for $400,000 of such claim), to pay claims of third parties that are owed money for services rendered to the Company or products sold to the Company (which includes, for example, accountants, lawyers, investment bankers, consultants and analysts) that would reduce the amount of the Trust Account, provided that such third party has not executed a valid and enforceable waiver to rights or claims against the Trust Account and only to the extent necessary to ensure that such claims do not reduce the amount in the Trust Account. The indemnification provided by Messrs. Morro and Sinkin would not cover tort claims brought against the Company for some unforeseen event, claims against the Company brought by a target business for breach of contract, or breach of a confidentiality agreement with a potential target. The Company will bring an action against either of its executive officers in the event that such individual asserts that he is not able to cover any of the expenses that would deplete the trust proceeds or that either is not liable pursuant to their indemnification obligations as described above. Based on the information provided to the Company in the director and officer questionnaires provided to the Company in connection with the Offering as well as the representations as to their accredited investor status (as such term is defined in Regulation D), the Company currently believes that such persons are of substantial means and capable of funding their indemnity obligations. However, because the amount of any such indemnification obligations cannot be estimated, the Company has not asked Messrs. Morro or Sinkin to reserve for such an eventuality and there can be no assurance that they will satisfy their indemnification obligations if and when they arise. Accordingly, the proceeds held in trust could be subject to claims which could take priority over the claims of the Company’s public stockholders and the per-share liquidation price could be less than approximately $7.85, plus interest (net of taxes payable and net of interest earned on the trust account up to a maximum amount of $950,000 that will be released to the Company to fund its working capital), due to claims of such creditors. The remaining net proceeds (not held in the Trust Account) and interest income earned on the funds in the Trust Account of up to $950,000, after tax, may be released to the Company upon demand and may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. The Company has signed a definitive agreement for the acquisition of a target business (Note 7) and will submit such transaction for stockholder approval. In the event that stockholders owning 20% or more of the shares sold in the Offering vote against the Business Combination and exercise their redemption rights described below, the Business Combination will not be consummated. All of the Company’s stockholders prior to the Offering, including all of the officers, directors and special advisors of the Company (‘‘Initial Stockholders’’), have agreed to vote their 1,250,000 founding shares of common stock (as well as any shares included in units purchased in the Offering or in the aftermarket) in accordance with the vote of the majority in interest of all other stockholders of the Company (‘‘Public Stockholders’’) with respect to any Business Combination. After consummation of a Business Combination, these voting safeguards will no longer be applicable.

        With respect to a Business Combination which is approved and consummated, any Public Stockholder who voted against the Business Combination may demand that the Company redeem his or her shares.  The per share redemption price will equal the amount in the Trust Account (inclusive of the funds held in the trust account for the benefit of the underwriters and the proceeds from management’s warrant purchase but net of taxes payable and net of interest earned up to a maximum amount of $950,000 that may be released from the trust account to meet working capital needs), calculated as of two business days prior to the consummation of the proposed Business Combination, divided by the number of shares of common stock sold in our initial public offering. Accordingly, Public Stockholders holding 19.99% of the aggregate number of shares owned by all Public Stockholders may seek redemption of their shares in the event of a Business Combination.  Therefore, a portion of the net proceeds from the Offering (19.99% of the amount placed in the Trust Account) has been classified as common stock subject to possible redemption.

The Company’s amended and restated certificate of incorporation provides for the liquidation of the Trust Account as part of any plan of dissolution and distribution of the Company, in the event that the Company does not consummate a Business Combination within 18 months from the date of the consummation of the Offering, or 24 months from the consummation of the Offering if certain extension criteria have been satisfied. There is no assurance that the Company will be able to complete the Business Combination described in Note 7 within that period.  This factor raises substantial doubt about the Company’s ability to continue as a going concern.  The accompanying financial statements are prepared assuming the Company will continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.  These liquidation provisions, which are also contained in the agreement governing the Trust Account, cannot be amended without the affirmative vote of 100% of the Public Stockholders, nor can the certificate of incorporation be amended without the affirmative vote of 95% of the shares sold in the Offering. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per share in the Offering (assuming no value is attributed to the Warrants, as defined below, contained in the Units issued in the Offering discussed in Note 2).

Income Taxes

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

Net Income (loss) Per Common Share

        Loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period after giving effect to stock splits and reverse stock splits.  The effect of the 5,750,000 outstanding warrants issued in connection with the Offering and the 1,000,000 outstanding warrants issued in connection with the Private Placement has not been considered in diluted loss per share calculations for the period ended June 30, 2008 since such warrants are contingently exercisable. The effect of the 185,000 outstanding warrants issued on May 21, 2008 as described in Note 5 has not been considered in diluted loss per share calculations for the period ended June 30, 2008 since the effect would have been antidilutive.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company maintains cash in bank deposit accounts which, at times, exceed federally insured (FDIC) limits. The Company has not experienced any losses on these accounts. For financial statement purposes, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Recent Accounting Pronouncements

       In July 2006, the FASB issued FASB Interpretation No. 48, ‘‘Accounting for Uncertainty in Income Taxes,’’ an interpretation of FASB Statement No. 109 (‘‘FIN 48’’), which provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. A tax benefit from an uncertain position may be recognized only if it is ‘‘more likely than not’’ that the position is sustainable based on its technical merits. The Company adopted FIN 48 effective January 1, 2007. The adoption of FIN 48 did not have a material effect on our financial condition or results of operations. There have been no audits of the Company’s tax returns since inception and all years remain open to tax examination.

In December 2007, the Financial Accounting Standards Board released Statement of Financial Accounting Standards No. 141R, “Business Combinations” (“SFAS 141R”) that is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.  The pronouncement resulted from a joint project between the FASB and the International Accounting Standards Board and continues the movement toward the greater use of fair values in financial reporting.  SFAS 141R is expected to significantly change how future business acquisitions are accounted for and will impact financial statements both on the acquisition date and in subsequent periods.

        In December 2007, the Financial Accounting Standards Board released Statement of Financial Accounting Standards No. 160, “Non-controlling Interests in Consolidated Financial Statements” (“SFAS 160”) that is effective for annual periods beginning on or after December 15, 2008.  The pronouncement resulted from a joint project between the FASB and the International Accounting Standards Board and continues the movement toward the greater use of fair values in financial reporting.  Upon adoption of  SFAS 160, the Company will reclassify any non-controlling interests as a component of equity.

        Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

2.  Initial Public Offering

        The Company sold 5,750,000 Units at an offering price of $8.00 per Unit (750,000 of which Units were sold in connection with the underwriters’ exercise of their over-allotment option).  Each “Unit” consists of one share of the Company’s common stock and one Redeemable Common Stock Purchase Warrant (“Warrants”).  Each Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing the later of the completion of a Business Combination and one year from the effective date of the Offering and expiring four years from the effective date of the Offering.  The Company may redeem the Warrants at a price of $0.01 per Warrant upon 30 days notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $10.00 per share for any 20 trading days within a 30-day period ending on the third day prior to the date on which notice of redemption is given.  The Company agreed to pay the underwriters in the Offering an underwriting discount of 6% of the gross proceeds of the offering and a non-accountable expense allowance of 2% of the gross proceeds  of the Offering (excluding any over-allotment option proceeds).  However, the underwriters have agreed that, of this amount, 4.5% of the gross proceeds of the Offering will not be paid unless and until the Company completes an initial Business Combination and has waived its rights to receive such payment upon the Company’s liquidation if the Company is unable to complete an initial Business Combination.

         The Company will use its best efforts to cause a registration statement to become effective on or prior to the commencement of the Warrant exercise period and to maintain the effectiveness of such registration statement until the expiration of the Warrants.  If the Company is unable to maintain the effectiveness of such registration statement until the expiration of the Warrants, and therefore is unable to deliver registered shares, the Company will not be required to net cash settle the Warrants and the Warrants may become worthless.

3. Trust Account

        Investments held in trust at June 30, 2008 are invested in a money market fund meeting conditions of the Investment Company Act of 1940.  Continental Stock Transfer and Trust Company is the trustee and the trust account is maintained by the trustee at JP Morgan Chase New York Bank. The Company is permitted to draw up to $950,000 of after-tax interest to meet its needs for operating expenses and working capital.  Of this amount the Company had drawn $530,000 as of June 30, 2008.   The Company is also permitted to draw from interest earned on the Trust Account without restriction to pay taxes.  As of June 30, 2008, it had drawn $438,000 for that purpose and was holding $29,100 of such funds in its bank account in anticipation of making income tax payments.  The reconciliation of investments held in trust as of June 30, 2008 is as follows:

Contribution to trust	$45,160,000
Interest income received	970,246
Accrued interest income	67,431
Withdrawal to pay taxes	(438,000)
Withdrawal to fund operations	(530,000)

Investments and accrued interest held in trust at June 30, 2008	$45,229,677

4.  Deferred Offering Costs

Deferred offering costs consist of legal, underwriting, accounting and other fees incurred through the balance sheet dates that are directly related to the Offering and were charged to stockholders’ equity (deficiency) upon the consummation of the Offering.

5. Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consist of the following components as of June 30, 2008 and December 31, 2007:

	June 30, 2008	December 31, 2007

Amounts due for offering-related expenses	53,484	153,484
Other	247,295	50,049

Total	300,779	$203,533

6. Notes Payable

        The Company issued a $75,000 unsecured promissory note to InterAmerican Advisors, LLC (‘‘InterAmerican’’), an affiliate of certain of its Initial Stockholders, on May 27, 2005, issued a $15,000 unsecured promissory note to InterAmerican on July 6, 2006, issued an additional $15,000 unsecured promissory note to InterAmerican on November 6, 2006, issued an additional $6,500 unsecured promissory note to InterAmerican on March 1, 2007 and issued an additional $29,000 unsecured promissory note to InterAmerican on June 25, 2007. In accordance with their terms, the notes were repaid in full on September 10, 2007 together with interest at the rate of 6% per annum for the amount of $12,678 from the date of issue.

        Effective September 9, 2007, the Company entered into an unsecured financing agreement for its insurance premiums with an unaffiliated finance company in the amount of $69,650 and an annualized interest rate of 7.07%.  The first principal payment of $22,916 was paid in November 2007 and the second principal payment of $23,129 was paid in February 2008 and the final principal payment of $23,605 was paid in May 2008.

7. Commitments and Related Party Transactions

        The Company presently occupies office space provided by an affiliate of several of the Initial Stockholders. Such affiliate has agreed that, until the Company consummates a Business Combination, it will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. The Company has agreed to pay such affiliate $10,000 per month for such services for up to 12 months commencing on the effective date of the Offering.  The statement of Operations for the six-month period ended June 30, 2008 and the period from May 10, 2005 (inception) to June 30, 2008 includes $60,000 and $96,333 respectively related to this agreement.

        Pursuant to letter agreements dated June 27, 2007 with the Company and the representative for the underwriters, the Initial Stockholders have waived their right to receive distributions with respect to their founding shares upon the Company’s liquidation.

        Immediately prior to the consummation of the Offering on September 10, 2007, Sintrim Capital Corporation, an affiliate of InterAmerican Capital Partners II LLC, an entity wholly-owned by certain of the Company’s executive officers, together with one of the Company’s special advisors, purchased $1,500,000 of warrants from the Company at a purchase price of $1.50 per warrant, each to purchase one share of the Company’s common stock. Sintrim Capital Corp and one of the Company’s special advisors have further agreed that the warrants purchased by them pursuant to this agreement will not be sold or transferred, except to one or more affiliates, until after the Company has completed a business combination. The proceeds from the sale of the warrants was deposited into the Trust Account and is part of the amount payable to the Public Stockholders in the event of the liquidation of the Trust Account as part of the Company’s plan of dissolution and distribution. Similarly, the purchase price will become part of any redemption amount paid to redeeming stockholders. The warrant purchase agreement also grants certain registration rights to Sintrim Capital Corp., InterAmerican Capital Partners II LLC and one of the Company’s special advisors with respect to the warrants purchased and the shares of our common stock issuable upon exercise of the warrants.

        The Initial Stockholders are entitled to registration rights with respect to their founding shares pursuant to an agreement to be signed prior to or on the effective date of the Offering. The holders of the majority of these shares are entitled to make up to two demands that the Company register these shares at any time commencing three months prior to the third anniversary of the effective date of the Offering. In addition, the Initial Stockholders have certain ‘‘piggy-back’’ registration rights on registration statements filed subsequent to the third anniversary of the effective date of the Offering.

We issued to certain of our founding stockholders warrants to purchase an aggregate of 185,000 shares of our common stock, pursuant to agreements dated as of May 21, 2008.  Under the terms of the May 21, 2008 warrant agreements, the warrants are immediately exercisable at an exercise price of $.01 and expire on the earlier of (x) January 31, 2009 if a business combination is consummated in 2008 or 90 days after the consummation of a business combination if such business combination occurs in 2009 or (y) September 4, 2009.  The warrants are subject to the same restrictions as the original shares held by the Company’s founding stockholders, including the restriction from selling or transferring the warrants, or any common stock underlying them, until September 4, 2009 (the “Restricted Period”).  During the Restricted Period, no sale or transfer or other disposition of the warrants, or any common stock underlying them, can be made except for certain limited exceptions as set forth in the warrant agreements.  The issuance of the warrants on May 21, 2008 was made pursuant to the exemption from the registration provisions of the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder.  The warrants and underlying common stock have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The value of the warrants was determined by our board of directors to be $783,860 ($4.24 per share) based on an assessment of fair value provided by a third-party appraiser who utilized a Black-Scholes model, although the assumptions used as inputs in the Black Scholes model (volatility, risk-free rates and expected term) are not considered significant since variations of these assumptions have little to no effect on the fair value, the resulting fair value of the warrant being the differential between the fair value of the underlying share and the exercise price of the warrant. The fair value of the common share underlying the warrant was discounted for post-vesting restrictions. As noted above, neither the warrants or the underlying common shares can be sold or transferred, except for limited circumstances during the Restriction Period and the common shares have no rights to the amounts in the Trust Account upon liquidation. The discounts for the post-vesting restrictions were estimated by applying a probability to our successful completion of a business combination and discounting the resulting value for trading restrictions and illiquidity following the prospective exercise of the options. A tax deduction for such expense will be available to us at such time as the options are exercised by the holders (if ever). If we successfully conclude a business combination, we believe that the exercise of the options is highly likely. However, because of uncertainty about the exercise of the options, we have taken a reserve of 100% for deferred taxes associated with the option expense.

8. Stockholders’ Equity

Common Stock

        On December 7, 2005, the Company effected a 2-for-5 reverse stock split of its shares of common stock. On April 26, 2006, the Company effected a 1.25-for-1 stock split of its shares of common stock. On May 26, 2006, the Company effected a 1.44-for-1 stock split of its shares of common stock. On June 27, 2007, the Company effected a 1-for-2.16 reverse stock split of its shares of common stock. All references in the accompanying financial statements to the number of shares of common stock and income (loss) per share have been retroactively restated to reflect these transactions.

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

9. Income Taxes

The provision for income taxes consists of the following:

Provision For Taxes

	Six Months Ended June 30, 2008	Six Months Ended June 30, 2007

Current:
Federal	123,417	-
State	35,357	-
Deferred:
Federal	(190,729)	-
State	-	-

Total	$(31,955)	$-

The majority of the Company’s operating expenses are not currently deductible for income tax purposes.  These expenses will be deductible for income tax purposes over a period of time when a trade or business, as defined in the Internal Revenue Code, begins operations or in the event the Company liquidates.  The deferred tax asset relates to the future benefit the Company will receive when it is able to deduct these costs for income tax purposes.

The effect of the temporary differences that make up the deferred tax assets are as follows:

	June 30, 2008	December 31, 2007

Net effect of Expenses deferred for purposes of calculating income tax	534,826	67,563
Valuation allowance	(286,487)	(9,953)
Total	$248,339	$57,610

The total provision for income taxes differs from that amount which would be computed by applying the U.S. Federal tax rate to income before provision for income taxes as follows:

	Six months ended June 30, 2008	Six months ended June 30, 2007

Statutory federal income tax rate	34.0%	34.0%
State and local income tax rate	5.9%	5.9%
Change in Valuation allowance	(35.8)%	(39.9)%

Effective income tax rate	4.1%	0.0%

In recognition of the uncertainty regarding the ultimate amount of income tax benefits to be derived, the Company recorded a full valuation allowance as of June 30, 2007 that was partially relieved following the Offering. Because of limitations on loss carrybacks applicable to state income taxes, the Company continued to record a valuation reserve for deferred state tax assets at June 30, 2008 and December 31, 2007.

10. Proposed Merger

Effective May 15, 2008, the Company became party to a definitive stock purchase agreement to acquire 89.6% of the fully-diluted shares of Sing Kung, Limited, a privately-held company based in the British Virgin Islands that provides city planning, infrastructure development, urban land improvement, and older-city redevelopment to municipalities in China (“Sing Kung”). Sing Kung was formed in the British Virgin Islands in 2007 for the sole purposes of acquiring a 100% interest in Century City Infrastructure Co. Ltd. (“Century City”). Century City was also formed in 2007 and registered as a wholly-owned foreign enterprise in China, for the purpose of acquiring a 100% interest in Shanghai New Century City Development, Ltd. (“SNC”), which is the entity through which Sing Kung conducts most of its business in China. The acquisition of SNC by Century City is not yet complete, but Century City controls and has a 100% economic interest in SNC as a result of agreements that have been executed between Century City and the SNC stockholders. The closing of the acquisition is pending and will be completed upon settlement of certain accounts receivable and receipt of requisite government approvals.

Pursuant to the stock purchase agreement, IAG will form a subsidiary, China New Cities Construction, Ltd. (“CNC”) in the British Virgin Islands. Upon the closing of the acquisition, subject to the approval of the Company’s stockholders, the stock purchase agreement calls for the simultaneous redomestication of IAG from the State of Delaware to the British Virgin Islands, through a merger of the Company into CNC. The Sing Kung stockholders that are party to the stock purchase agreement will receive in the aggregate (i) 47,000,000 shares of CNC common stock plus (ii) the right to receive an additional 13.5 million shares if the following net income targets are met in each of the years shown below:

Year ending December 31,	Net Income

2008	$38,000,000
2009	$56,000,000
2010	$80,000,000
2011	$112,000,000
2012	$151,200,000

CNC also intends to make an exchange offer of one share of CNC common stock for each of the remaining 5,463,718 shares of Sing Kung (calculated on a fully-diluted basis) that are held by Sing Kung Stockholders who are not parties to the stock purchase agreement. The acquisition is expected to be consummated in the fourth quarter of 2008, after the required approval by the Company’s stockholders and the fulfillment of certain other closing conditions. Following the closing of the transaction, the post-transaction public company will be renamed China New City Construction Co. Ltd.. In addition, the Company will seek to list its shares on the Nasdaq Stock Market.

The Company has incurred and expensed $222,924 of costs related to the proposed transaction as of June 30, 2008.

SING KUNG LIMITED

AND

SHANGHAI NEW CENTURY URBAN INFRASTRUCTURE CONSTRUCTION CO., LTD. (“SNC”)

INDEX TO FINANCIAL STATEMENTS

Sing Kung Limited Financial Statements – June 30, 2008 and 2007 (unaudited)	FII-2
Contents	FII-3
Balance Sheet	FII-4
Statements of Operation	FII-5
Statement of Stockholders’ Equity	FII-6
Statement of Cash Flows	FII-7
Notes to Financial Statements	FII-8

Sing Kung Limited Financial Statements – December 31, 2007 (audited)	FII-25
Contents	FII-26
Report of Independent Registered Public Accounting Firm	FII-27
Balance Sheet	FII-28
Statements of Operation	FII-29
Statement of Stockholders’ Equity	FII-30
Statement of Cash Flows	FII-31
Notes to Financial Statements	FII-32
Appendix (unaudited)	FII-40

SNC Financial Statements – December 31, 2007, 2006, and 2005 (audited)	FII-44
Contents	FII-45
Report of Independent Registered Public Accounting Firm	FII-46
Balance Sheet	FII-47
Statements of Operation	FII-48
Statement of Stockholders’ Equity	FII-49
Statement of Cash Flows	FII-50
Notes to Financial Statements	FII-51

FII-1

SING KUNG LIMITED

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM JANUARY 1, 2008 TO JUNE 30, 2008 AND
FOR THE PERIOD FROM JANUARY 18, 2007 (DATE OF INCEPTION)
TO JUNE 30, 2007

FII-2

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM JANUARY 1, 2008 TO JUNE 30, 2008 (UNAUDITED)
AND
FOR THE PERIOD FROM JANUARY 18, 2007 (DATE OF INCEPTION) TO JUNE 30, 2007

CONTENTS

Pages

Condensed Consolidated Balance Sheets	FII-4

Condensed Consolidated Statements of Income	FII-5

Condensed Consolidated Statement of Shareholders' Equity	FII-6

Condensed Consolidated Statements of Cash Flows	FII-7

Notes to the Condensed Consolidated Financial Statements	FII-8

FII-3

SING KUNG LIMITED

CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2008 AND DECEMBER 31, 2007

	June 30, 2008	December 31, 2007
	(unaudited)

ASSETS
Current Assets:
Cash	$12,906,895	$490,286
Prepaid expenses, deposits and other receivables	1,695,242	1,118
Cost and estimated earnings in excess of billings	45,964,464	-
BT project receivables	7,862,783	7,407,088
Total Current Assets	68,429,384	7,898,492

Non-current assets
Property, plant and equipment, net	48,507	-
Investments	-	87,025
Intangible assets	1,536,034	-

Total Assets	$70,013,925	$7,985,517

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current Liabilities
Accounts payable and accrued expenses	$30,928,088	$1,724,980
Taxes payable	1,264,208	-
Contingent purchase price payable for SNC	7,734,782	-

Total Current Liabilities	39,927,078	1,724,980

Stockholders' Equity
Preferred stock (par value of $0.001 per share)
Authorized — 10,000,000 shares, 5,000,000 of which are designated as Series A Preferred; 2,915,000 Series A Preferred shares issued and outstanding in 2008	14,375,000	-
Common stock (par value of $0.001 per share)
Authorized — 100,000,000 shares
Issued and outstanding — 49,548,718 shares in 2008	500	1
Additional paid-in capital	-	6,198,748
Accumulated other comprehensive income	1,013,767	97,989
Retained earnings (deficit)	14,697,580	(36,201)

Total Stockholders' Equity	30,086,847	6,260,537

Total Liabilities and Stockholders' Equity	$70,013,925	$7,985,517

See notes to unaudited condensed consolidated financial statements.

FII-4

SING KUNG LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE PERIOD FROM JANUARY 1, 2008 TO JUNE 30, 2008 AND FOR THE PERIOD FROM JANUARY 18, 2007 (DATE OF INCEPTION) TO JUNE 30, 2007

	Six Months Ended		Three Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Contract revenue	$44,651,049	$-	$19,410,683
Cost of contract revenue	29,266,601	-	12,761,854	-

Gross Profit	15,384,448	-	6,648,829	-

Expenses
General and administrative expenses	275,423	1,600	214,001	1,600
Total Operating Expenses	275,423	1,600	214,001	1,600

Other income	4,780	-	-	-
Gain on sale of available-for-sale securities	25,966	-	-	-

Net profit/(loss) before income tax provision	15,139,771	(1,600)	6,434,828	(1,600)

Provision for income taxes	405,990	-	175,431	-

Net Income/(Loss)	$14,733,781	($1,600)	$6,259,397	($1,600)

See notes to unaudited condensed consolidated financial statements.

FII-5

SING KUNG LIMITED

CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (UNAUDITED)
FOR THE PERIOD FROM DECEMBER 31, 2007 TO JUNE 30, 2008

					Accumulated
			Additional		Other
	Preferred	Common	Paid-in	Retained	Comprehensive
	Stock	Stock	Capital	Earnings	Income	Total

Balance (audited), December 31, 2007	-	$1	$6,198,748	($36,201)	$97,989	$6,260,537

Issuance of 49,548,718 common shares		499				499

Issuance of 2,915,000 shares Series A convertible preferred stock, net of stock issuance costs	14,375,000					14,375,000

Contingent payment to acquire SNC shareholders' shares			(6,198,748)			(6,198,748)

Comprehensive income:

Net profit				14,733,781		14,733,781

Foreign currency translation gain					956,932	956,932

Realised holding gain on available-for-sale securities					(41,154)	(41,154)

Balance at June 30, 2008	$14,375,000	$500	$-	$14,697,580	$1,013,767	$30,086,847

See notes to unaudited condensed consolidated financial statements.

FII-6

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE PERIOD FROM JANUARY 1, 2008 TO JUNE 30, 2008 AND FOR THE PERIOD
FROM JANUARY 18, 2007 (DATE OF INCEPTION) TO JUNE 30, 2007

	Six Months Ended
	June 30, 2008	June 30, 2007

Cash flow from operating activities
Net income/(loss)	$14,733,781	$(1,600)
Adjustments to reconcile income/(loss) to net cash used in operating activities:
Gain on disposal of available-for sale investment	(25,966)	-
depreciation	1,268	-
Depostis, prepayment and other receivables	(1,694,124)	-
Cost and earnings in excess of billings	(45,964,465)	-
BT project receivables	(455,695)	-
Taxes paybale	1,264,208
Accrued liabilities and other payables	29,203,108	1,600
Net cash used in operating activities	(2,937,885)	-

Cash flows from investment activities
Purchase of plant and equipment	(49,774)	-
Sale proceeds from available-for-sale investments	71,837	-
Net cash provided by investing activities	22,063	-

Cash flows from financing activities
Proceeds from issuance of convertible preferred stock, net of stock issuance cost	14,375,000
Proceeds from issuance of common stock	499	-
Net cash provided by financing activities	14,375,499	-

Effect of foreign exchange rate changes	956,932	-

Net increase in cash	12,416,609	-
Cash at beginning of period	490,286	-
Cash at end of period	$12,906,895	$-

See notes to unaudited condensed consolidated financial statements.

FII-7

SING KUNG LIMITED
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS FOR THE PERIOD FROM JANUARY 1, 2008 TO JUNE 30, 2008 AND
PERIOD FROM JANUARY 18, 2007 (DATE OF INCEPTION) TO JUNE 30, 2007

1. Organization and Principal Activities

Sing Kung Limited (the "Company") was incorporated in the British Virgin Islands ("BVI") on January 18, 2007 as a limited liability company. The ultimate sole beneficiary and owner was initially Cho Kwan; Cho Kwan transferred a majority of share interests to third parties in April 2008 and no shareholder or affiliated group of shareholders has a majority economic interest in or voting control of the Company. The Company was established in connection with the re-organization of Century City Infrastructure Co., Limited (CCI) and Shanghai New Century Urban Infrastructure Construction Co., Limited (SNC).

On December 26, 2007, the Company established CCI, which was incorporated in Changchun, the People's Republic of China as a limited liability company. On December 27, 2007, CCI entered into agreements whereby CCI obtained 100% control of SNC as a Variable Interest Entity (VIE). A VIE is an entity that lacks one or more voting interest entity characteristics. The Company consolidates VIE in which it is the primary beneficiary of its economic gains or losses. The FASB has issued Interpretation No. 46 (FIN-46R) (Revised December 2004), Consolidation of Variable Interest Entities. FIN-46R clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. It separates entities into two groups: (1) those for which voting interests are used to determine consolidation and (2) those for which variable interests are used to determine consolidation (the subject of FIN-46R). FIN-46R clarifies how to identify a variable interest entity and how to determine when a business enterprise should include the assets, liabilities, non-controlling interests and results of activities of a variable interest entity in its consolidated financial statements.

According to the requirements of FIN-46R, CCI has evaluated its economic relationships with SNC and has determined that it is required to consolidate SNC pursuant to the rules of FIN- 46R. Pursuant to section 5(b)ii, of FIN-46R, an entity [in this case SNC] shall be subject to consolidation [in this case by CCI] if, by design the holders of the equity investment at risk [in the entity] lack any one of certain specified characteristics of a controlling financial interest, including (i) the direct or indirect ability through voting rights or similar rights to make decisions about an entity’s activities that have a significant effect on the success of the entity or (ii) the right to receive the expected residual returns of the entity. In this case, both conditions (i) and (ii) in the preceding sentence apply to SNC as a result of the December 27, 2007 agreements. The Voting Rights Proxy Agreement, the holders of 100% of SNC’s shares granted CCI an irrevocable proxy to vote their shares and appoint a person or persons to exercise any and all of the shareholders rights with respect to SNC. The Voting Rights Proxy Agreement satisfies condition (i), transferring 100% control of SNC to CCI and out of the hands of the SNC shareholders. A second agreement, the Exclusive Purchase Right Agreement, conveys to CCI the irrevocable right to acquire 100% of the shares of SNC for an indefinite period of time for fixed consideration. The Exclusive Purchase Right Agreement is enforceable as a result a third agreement, the Stock Pledge Right that ensures that CCI can access the stock of the SNC shareholders at such time as it chooses to exercise its purchase right. Because the Exclusive Purchase Right Agreement is for fixed consideration, it effectively conveys to CCI the right to receive the residual returns of SNC and satisfies condition (ii). Therefore SNC is considered to be a VIE, as defined by FIN-46R, of which CCI is the primary beneficiary. CCI, as mentioned above, therefore absorbs all of the economic risks and rewards of SNC that are being consolidated in the accompanying financial statements.

FII-8

SING KUNG LIMITED
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS FOR THE PERIOD FROM JANUARY 1, 2008 TO JUNE 30, 2008 AND
PERIOD FROM JANUARY 18, 2007 (DATE OF INCEPTION) TO JUNE 30, 2007

1.	Organization and Principal Activities (cont’d….)

SNC was incorporated in Shanghai, the People's Republic of China ("PRC") on July 11, 2005 as a limited liability company.

Sing Kung Limited owns 100% equity interest of CCI. CCI obtained a 100% economic interest in and control of SNC on December 27, 2007. The Company and its subsidiaries are collectively referred to as the "Group".

The Group is principally engaged in providing services on Build-Transfer ("BT") projects in the PRC. BT is a form of project development wherein a private entity contracts with the public (government) sector to finance, design and construct a project. Upon completion and acceptance of the project, ownership is transferred back to the public entity. Parties to BT contracts are allowed to charge costs stated in the contract to enable them to recover their investment and costs incurred on the project.

2.	Basis of Presentation
The Group’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The Company exercises voting and economic control over SNC pursuant to contractual agreements with the shareholders of SNC. As a result of the contractual agreements entered into between the Company and the shareholders of SNC, the Company controls and is considered the primary beneficiary of SNC, and is required to consolidate the financial results of SNC as a VIE. Following consummation of the acquisition, the results of SNC will be consolidated as a wholly-owned subsidiary.

3.	Summary of Significant Accounting Policies

(a)	Principles of Consolidation

The consolidated financial statements include the Company and its subsidiaries, CCI and, after December 27, 2007, SNC. As a VIE, SNC is consolidated according to the requirements of FIN-46R. Thereafter, it is consolidated as a wholly-owned subsidiary. All significant inter-company balances and transactions have been eliminated in consolidation.

(b)	Cash

Cash consists of cash on hand and in banks, substantially all of which is held in the Chinese Renminbi. Renminbi is not a freely convertible currency and the remittance of funds out of the PRC is subject to the exchange restrictions imposed by the PRC government. As a result, changes in the exchange rate of Renminbi to the U.S. dollar will affect the Group's revenues, cost of revenues, and operating margins and could result in exchange losses. The impact of future exchange rate fluctuations on the Group's results of operations cannot be accurately predicted.

(c)	Marketable Securities

Available-for-sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, are reported as a separate component of other comprehensive income (loss) until realized.

FII-9

SING KUNG LIMITED
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS FOR THE PERIOD FROM JANUARY 1, 2008 TO JUNE 30, 2008 AND
PERIOD FROM JANUARY 18, 2007 (DATE OF INCEPTION) TO JUNE 30, 2007

3.	Summary of Significant Accounting Policies (cont’d...)

Available-for-sale securities are regularly reviewed for other-than-temporary declines in carrying value based on criteria that include the length of time and the extent to which the market value has been less than cost, the financial condition and near-term prospects of the issuer and the Group's intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery in market value. When such a decline exists, the Group recognizes an impairment loss to the extent by which the cost basis of the investment exceeds the fair value of the investment. Fair value is determined based on quoted market prices, projected discounted cash flows or other valuation techniques as appropriate.

Realized gains and losses are determined on the average cost method and reflected in earnings. Other securities are stated at cost and are reviewed periodically for impairment.

(d)	Plant and Equipment, net

Plant and equipment are stated at cost less accumulated depreciation. Depreciation expense is recognized using the straight-line method, applied according to the estimated useful lives of asset classes applicable to the Group:

Years

Motor Vehicle	10
Office Equipment	3

(e)	Impairment of Long-Lived Assets

Long-Lived assets, principally property, plant and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

When applicable, assets to be disposed of are separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale are presented separately in the appropriated asset and liability sections of the consolidated balance sheet whenever applicable.

No impairment was recognized for the period from January 1, 2008 to June 30, 2008.

(f)	Revenue Recognition

Revenue generated from long term BT contracts is recognized based on the percentage-of-completion method and on the progress of work completed as of the end of the accounting period in accordance with Accounting Research Bulletin (ARB) Nos. 43 (Chapter 1a) and 45, Long-Term Construction-Type Contracts and American Institute of Certified Public Accountants (AICPA) Statements of Position (SOP) No. 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts. The specific determination of work completed for BT Contracts is generally based on periodic multi-party review and documented acceptance of completed work among the applicable Group member (and sub-contractor, if any) and the customer as provided in the Group’s contracts (a “Preliminary Acceptance”). Each Preliminary Acceptance is typically facilitated by a third-party review of project progress conducted following each measurement period. Final acceptance of the project by the customer occurs following completion. The final acceptance process involves a determination that all project requirements have been met and a settlement among the contract parties of the final project price. The determination of the final project price typically involves an audit by the customer of the Preliminary Acceptances and aggregation of the amounts reflected therein together with adjustments, if any. The Group’s experience is that use of third-party verification to achieve each Preliminary Acceptance provides an accurate record of work completed and that differences in the cumulative value of Preliminary Acceptances and the final project price are not material. Such differences, if any, are reflected by the Group in revenue recognized during the period in which the final acceptance occurs. In the absence of the above-described two-phase acceptance process, the Group’s policy requires that project progress be reasonably and objectively determinable by other metrics consistent with ARB Nos. 43 and 45 and SOP No. 81-1.

FII-10

SING KUNG LIMITED
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS FOR THE PERIOD FROM JANUARY 1, 2008 TO JUNE 30, 2008 AND
PERIOD FROM JANUARY 18, 2007 (DATE OF INCEPTION) TO JUNE 30, 2007

3.	Summary of Significant Accounting Policies (cont’d...)

In accordance with EITF 99-19 the Group records revenue based on:

•	the aggregate contract value (the “Gross Method”) when it:
-	is responsible for project fulfillment including the acceptability of the project to the customer
-	has reasonable latitude to establish the project price with the customer
-	has discretion in subcontractor selection
-	holds the primary risk of collection for the project as a result of a non-contingent requirement to pay subcontractors for their work

•	the value of its allocated share of contract revenue (the “Net Method)” when its role as BT Consortium leader is substantively that of an agent construction manager, i.e.:
-	the company does not have direct responsibility for all key aspects of project fulfillment
-	the contract specifies that it is entitled to receive only an allocated fraction of the contract value
-	the applicable Group member is required to pay subcontractors only if and when it receives payment from the customer.

Under the Net Method, the Company reflects on its balance sheet the aggregate amount due from customers (i) to the Company and (ii) for the benefit of others (consortium partners).

The Jiaohe contract (performed beginning January 1, 2008) is consistent with the requirements of and is recorded under the Gross Method. The Changchun Wakeshu contract (completed prior to the start of fiscal year 2008) was consistent with the requirements of and was recorded under the Net Method.

The Group considers the relevant facts and circumstances in its evaluation, especially the relative strength of each indicator. None of the indicators alone is considered presumptive or determinative.

FII-11

SING KUNG LIMITED
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS FOR THE PERIOD FROM JANUARY 1, 2008 TO JUNE 30, 2008 AND
PERIOD FROM JANUARY 18, 2007 (DATE OF INCEPTION) TO JUNE 30, 2007

3.	Summary of Significant Accounting Policies (cont’d...)

Essential conditions set by the Group for recognition of revenue earned pursuant to BT contracts is that written contracts exist among the parties and that collection of such revenue is reasonably assured.

Revenue from the provision of short-term consulting, advisory or other services engagements is recognized in the period in which it is invoiced to customers. There was no such revenue recognized for the period from January 1, 2008 to June 30, 2008.

(g)	Contract Costs

The Company’s contracts with subcontractors and consortium partners for the performance of BT contracts stipulate that they accrue compensation for services on the same percentage of completion basis as the Company uses to accrue revenue, with the difference being that subcontractors and consortium partners are compensated at a rate that is a stipulated fraction of the project value completed. For BT contracts recorded under the Gross Method, compensation calculated as payable to subcontractors is recorded as expense during the same period as revenue is incurred. In both the Gross and Net Methods, the unpaid liability to contractors and consortium partners respectively is recorded on the balance sheet as a payable, in the later case reflecting the Company’s obligation as payment agent following receipt of the aggregate contract payment from the municipal customer.

(h)	Operating Cycle

The Company’s work is performed under BT contracts with municipal governments with fixed pricing for specific elements of work. To the extent that quantities of work elements vary, the contract price varies. The Company’s BT contracts contemplate the involvement of subcontractors or contract consortium partners, but the Company generally retains the latitude to make unilateral decisions regarding performance of the contracts. Contract execution typically spans 6 to 12 months from the start of contract performance. Therefore all assets and liabilities are classified as current because the related items in the balance sheet have realization periods of one year or less. If, upon completion and final acceptance of contract work by the Company, a customer elects to exercise its rights to pay for the contract over time with interest and payment acceleration requirements are not triggered, the Company’s policy is to allocate the payment amounts between current and long-term as dictated by the contract terms.

(i)	Business and Income Taxes

The Company is incorporated in the British Virgin Islands, the laws of which do not require the Company to pay any income taxes or other taxes based on revenue, business activity or assets.

The consolidated subsidiaries, SNC and CCI, are subject to taxes in the PRC, and include a statutory business tax on applicable revenue at a rate of 5.25% (which is included in cost of sales) and statutory income tax at a rate of 25% of operating income as determined under applicable national codes, as modified by applicable local regulations and negotiated concessions. The Group estimates the effective tax rate for the current year after taking into account any applicable local regulations and concessions. Refer to footnote 16 for additional discussion regarding the calculation of tax provisions for the periods covered by these financial statements.

FII-12

SING KUNG LIMITED
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS FOR THE PERIOD FROM JANUARY 1, 2008 TO JUNE 30, 2008 AND
PERIOD FROM JANUARY 18, 2007 (DATE OF INCEPTION) TO JUNE 30, 2007

3.	Summary of Significant Accounting Policies (cont’d...)

(j)	Foreign Currency Translation

All of the revenues and costs of SNC and CCI are denominated in the Chinese Renminbi, as are substantially all of the Group’s cash holdings together with BT contract receivables and payables related to those contracts. Renminbi is not a freely convertible currency and the remittance of funds out of the PRC is subject to the exchange restrictions imposed by the PRC government. As a result, changes in the exchange rate of Renminbi to the U.S. dollar will affect the Group's sales, cost of sales, and operating margins and could result in exchange losses. The impact of future exchange rate fluctuations on the Group's results of operations cannot be accurately predicted.

The consolidated financial statements of the Company are presented in United States Dollars ("US$"). Transactions in foreign currencies during the period are translated into US$ at the exchange rates prevailing at the transaction dates. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated into US$ at the exchange rates prevailing at that date. All transaction differences are recorded in the equity section of the balance sheet as accumulated other comprehensive income.

RMB is not a fully convertible currency to US$. All foreign exchange transactions involving RMB must take place either through the Peoples Bank of China (the "PBOC") or other institutions authorized to buy and sell foreign exchange. The exchange rates adopted for the foreign exchange transactions are the rates of exchange quoted by the PBOC, which are determined by supply and demand and policy priorities of the PRC central government. Translation of amounts from RMB into United States dollars ("US$") have been made at the following exchange rates for the respective periods:

December 31, 2007
Balance Sheet	RMB7.2946 to US$1.00
Statement of income and comprehensive income	RMB7.5806 to US$1.00

June 30, 2008
Balance Sheet	RMB6.8718 to US$1.00
Statement of income and comprehensive income	RMB7.0740 to US$1.00

The PRC has adopted a managed floating exchange rate regime based on market demand and supply with reference to a basket of currencies. The exchange rate of the US dollar against the RMB was adjusted from approximately RMB8.28 per US dollar to approximately RMB 8.11 per US dollar on July 21, 2005. Since then, the PBOC administers and regulates the exchange rate of US dollar against RMB taking into account demand and supply of RMB, as well as domestic and foreign economic and financial conditions.

(k)	Warranty Reserves

BT Contracts performed by the Group include customary provisions for government contracts for construction that permit payment holdbacks by the municipal customers for a one-year warranty period. If the warranty claims made by the municipal customer are valid and the Company fails to rectify them within specified notice periods, the holdback amounts are subject to forfeiture. The Company believes that it is reasonably probable that there would be some amount of repair work required during the warranty period. To maintain positive customer relations, the Company expects to rectify valid claims made during the warranty period and therefore to receive all payment holdback amounts. The Group’s policy is to therefore recognize revenue of 100% of the contract value completed without any provision for reduction of revenues.

FII-13

SING KUNG LIMITED
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS FOR THE PERIOD FROM JANUARY 1, 2008 TO JUNE 30, 2008 AND
PERIOD FROM JANUARY 18, 2007 (DATE OF INCEPTION) TO JUNE 30, 2007

3. Summary of Significant Accounting Policies (cont’d...)

In light of the expectation that there will be some rectification work required during contract warranty periods, the Group’s policy is to accrue additional project expense to the extent that associated costs are reasonably determinable. However, there is currently no objective basis for making an estimate of warranty cost due to the Group’s short operating history. To date, the Group has not completed any project that has passed the warranty period and for which a warranty cost has been determined. Moreover, it has not aware of, nor has it received any notices regarding the need for rectification on the one completed project. Therefore it can not accrue for the rectification expense on defects or warranty claims based on actual claims history. Reference to the experience of other enterprises in the same business does not provide a reliable reference point for the type of work that the Group performs because the work is unique for each project and contract. Moreover, the company’s financial risk is mitigated by indemnity arrangements with its subcontractors that call for them to rectify defects in their work during the warranty period. Until circumstances change and the Group can reasonably estimate warranty cost, the actual warranty cost incurred that is in excess of amounts indemnified by subcontractors will be recorded as an expense during the period when it is incurred. Under the current contract terms, the maximum loss exposure is limited to the holdback amount (5% of the contract price).

(l)	Pension and Postretirement Benefits Plans

Contributions to retirement plans (which are defined contribution plans) are charged as and when the related employee service is provided.

(m)	Segment Reporting

The Group has only one operating segments, as that term is defined in FASB Statement No. 131, Disclosure About Segments of an Enterprise and Related Information. All of the Group's operations and customers are in China and all revenues are derived from construction contracts. Accordingly, no geographic information is presented.

(n)	Recent Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (FASB) issued FIN No. 48, "Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, ("FIN 48"). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In February 2008, the FASB delayed the effective date of FIN 48 for certain nonpublic enterprises to annual financial statements for fiscal years beginning after December 31, 2007.

The impact of the adoption of this statement on the Group's financial condition and results of operations was not material.

FII-14

SING KUNG LIMITED
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS FOR THE PERIOD FROM JANUARY 1, 2008 TO JUNE 30, 2008 AND
PERIOD FROM JANUARY 18, 2007 (DATE OF INCEPTION) TO JUNE 30, 2007

3. Summary of Significant Accounting Policies (cont’d...)

In February 2007, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" ("SFAS No. 159"), which provides companies with an option to report selected financial assets and liabilities at fair value. SFAS No. 159's objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. Generally accepted accounting principles have required different measurement attributes for different assets and liabilities that can create artificial volatility in earnings. SFAS No. 159 helps to mitigate this type of accounting-induced volatility by enabling companies to report related assets and liabilities at fair value, which would likely reduce the need for companies to comply with detailed rules for hedge accounting.

SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of the Group's choice to use fair value on its earnings.

SFAS No. 159 also requires companies to display the fair value of those assets and liabilities for which the Group has chosen to use fair value on the face of the balance sheet

SFAS No. 159 does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in SFAS No. 157 and SFAS No. 107.

SFAS No. 159 is effective as of the beginning of a company's first fiscal year beginning after November 15, 2007. The impact of the adoption of this statement on the Group's financial condition and results of operations was not material. In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, "Fair Value Measurements" ("SFAS 157"), which establishes a formal framework for measuring fair value under GAAP. SFAS 157 defines and codifies the many definitions of fair value included among various other authoritative literature, clarifies and, in some instances, expands on the guidance for implementing fair value measurements, and increases the level of disclosure required for fair value measurements. Although SFAS 157 applies to and amends the provisions of existing FASB and American Institute of Certified Public Accountants ("AICPA") pronouncements, it does not, of itself, require any new fair value measurements, nor does it establish valuation standards.

SFAS 157 applies to all other accounting pronouncements requiring or permitting fair value measurements, except for SFAS 123R, share-based payment and related pronouncements, the practicability exceptions to fair value determinations allowed by various other authoritative pronouncements, and AICPA Statements of Position 97-2 and 98-9 that deal with software revenue recognition. SFAS 157 is effective for financial statement issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The impact of the adoption of this statement on the Group's financial condition and results of operations was not material. Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Group's financial statements.

FII-15

SING KUNG LIMITED
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS FOR THE PERIOD FROM JANUARY 1, 2008 TO JUNE 30, 2008 AND
PERIOD FROM JANUARY 18, 2007 (DATE OF INCEPTION) TO JUNE 30, 2007

3.	Summary of Significant Accounting Policies (cont’d...)

(o)	Use of Estimates

The preparation of the financial statements requires management to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the recording of contract revenues and costs, the recoverability of the carrying amount and valuation allowances for receivables, the cost of rectification during the project warranty period (“warranty costs”) and adjustments to the purchase price of SNC. Actual results could differ from those estimates.

4.	Deposits, Prepayments and Other Receivables

	June 30,	December 31,
	2008	2007
	USD	USD
Deposits	1,450,000	14
Prepayments	26,958	1,104
Other receivables	218,284	-
	1,695,242	1,118

Deposits consist principally of a $1,450,000 bid deposit for the Jiaohe contract at June 30, 2008 that the Company expects to be refunded prior to fiscal year end 2008.

5.	Plant and equipment, net

Motor Vehicle and Office Equipment	49,812

Accumulated depreciation	(1,305)
48,507

The depreciation for the period from January 1, 2008 to June 30, 2008 was USD 1,268.

6.	Investments

Investments as of June 30, 2008 and December 31, 2007 consist of the following:

	June 30	December 31
	2008	2007
	USD	USD
Available-for-sale
Equity securities	-	87,025

FII-16

SING KUNG LIMITED
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS FOR THE PERIOD FROM JANUARY 1, 2008 TO JUNE 30, 2008 AND
PERIOD FROM JANUARY 18, 2007 (DATE OF INCEPTION) TO JUNE 30, 2007

7.	Intangible Assets

Intangible assets represent the excess of the SNC purchase price over the book value of the SNC assets.  The Company is continuing to review the classification of intangible assets.

8.	Accrued Liabilities and Other Payables

Accrued liabilities and other payables as of June 30, 2008 and December 31, 2007 consist of the following:

	June 30	December 31
	2008	2007
	USD	USD
Accrued wages and benefits	-	5,113
Accrued expenses	19,222	96,685
BT project payables	29,250,114	-
Contingent project payables	1,602,415	1,592,962
Other payables	56,338	30,220
	30,928,088	1,724,980

BT project payables listed are obligations of the Group and are due to BT project consortium partners within one year after the delivery of project in-progress. Contingent BT project payables are due to BT project consortium partners when collected from customers. They are unsecured, interest free to the Group and have no fixed terms of repayment.

9.	Shareholders’ Equity

(a)	Common Stock

The Company is a limited liability company established on January 18, 2007. At the time of incorporation, the registered capital of the Company was one ordinary share with par value of US$1 per share. The Company issued an additional 499 shares with par value US$1 per share in March 2008. In April 2008 the company redesignated its 500 shares of $1.00 par value capital stock as 49,548,718 common shares having no par value. Authorized common shares were increased to 100,000,000 and as of June 30, 2008, the total number of issued and outstanding common shares is 49,548,718.

FII-17

SING KUNG LIMITED
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS FOR THE PERIOD FROM JANUARY 1, 2008 TO JUNE 30, 2008 AND
PERIOD FROM JANUARY 18, 2007 (DATE OF INCEPTION) TO JUNE 30, 2007

9.	Shareholders’ Equity(cont’d...)

(b)	Preferred Stock

Following the redesignation of shares in April 2008, 10,000,000 Preferred shares were authorized, 5,000,000 of which were designated as Series A Preferred Shares. On April 24, 2008 the company issued 2,915,000 Series A Preferred Shares having par value of $.001 per share in a private placement transaction. The Series A Preferred Shares are convertible into common stock at $5.00 per share and are automatically converted into common shares under certain circumstances (a “Qualifying Transaction”) including a closing of a transaction that results in the company becoming a publicly listed company through IPO and/or combining with a publicly listed company having net assets in excess of $30,000,000. The Series A Preferred Shares have the right to a 7% per annum cumulative preferred dividend, provided that if a Qualifying Transaction occurs prior to April 24, 2008, the dividend right is extinguished. Under certain contingent circumstances that the Company deems unlikely (particularly in view of the pending transaction with IAG (discussed in note 8(c) below), the Series A Preferred Shares can be redeemed by the holders following the second anniversary of issuance. If the above-referenced IAG transaction is consummated, the Series A Preferred Shares are not redeemable. Because of the events permitting redemption are not considered likely, the Company has determined that it is not appropriate to classify the Series A Preferred Shares as liabilities and it has recorded them as equity on its balance sheet. Sing Kung raised gross proceeds of $14.6 million from the sale of the Series A Preferred Shares. The Company realized net proceeds from the offering of $14.4 million after expenses totaling $200,000. The offering expenses were deducted from paid-in-capital at the time of the closing.

(c)	Stock Purchase

Effective as of May 15, 2008, the company and certain common shareholders entered into a definitive stock purchase agreement with InterAmerican Acquisition Group, Inc. (“IAG”), a U.S. publicly listed company, pursuant to which IAG would acquire 47,000,000 shares (out of 49,548,718 common shares issued and outstanding) of the company’s common stock by issuing a like number of shares of common stock of its affiliate, with the result that the surviving company would be a publicly listed company in the United States. This transaction is subject to approval of the IAG shareholders and various other conditions. If consummated, it would satisfy the requirements triggering automatic conversion of the convertible preferred shares described in note 8(b) above.

10.	Revenues

Revenues for the following periods are as following:

	January 1 to	January 18 to
	June 30,	June 30,
	2008	2007
	USD	USD

Revenues from BT projects	44,651,049	-

All revenues from BT projects have been earned through one contract with the People's Government of Jiaohe City.

FII-18

SING KUNG LIMITED
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS FOR THE PERIOD FROM JANUARY 1, 2008 TO JUNE 30, 2008 AND
PERIOD FROM JANUARY 18, 2007 (DATE OF INCEPTION) TO JUNE 30, 2007

11.	Pension and Other Postretirement Benefit Plans

Pursuant to the relevant laws and regulation in the PRC, the Group participates in defined contribution retirement plans for its employees arranged by a governmental organization. The Group makes contributions to the retirement scheme at the applicable rate based on the employees' salaries. The required contributions under the retirement plans are charged to the statements of operations on an accrual basis.

The Group has no other obligation to make payments in respect of retirement benefits of its employees.

12.	Costs and earnings in excess of billings

The composition and balances of “Costs and earnings in excess of billings" are shown below:

	June 30, 2008	December 30, 2007

Costs incurred on uncompleted contracts	29,250,114	-

Estimated earnings	16,714,350	-

Billings to date	-	-

Total	45,964,464	-

The balances of costs and earnings in excess of billings as of June 30, 2008 represents the recognition of income according to the work certified for projects in-progress during the period from January 1, 2008 to June 30, 2008 based on the percentage-of-completion method. The amounts have not been billed to the customer at June 30, 2008 and do not bear interest prior to project acceptance by customer (which had not occurred as of June 30, 2008). There were no billings in excess of costs and estimated earnings, so the total shown above is the amount recorded on the accompanying balance sheets under the caption “Costs and earnings in excess of billings”.

FII-19

SING KUNG LIMITED
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS FOR THE PERIOD FROM JANUARY 1, 2008 TO JUNE 30, 2008 AND
PERIOD FROM JANUARY 18, 2007 (DATE OF INCEPTION) TO JUNE 30, 2007

12.	Costs and earnings in excess of billings (cont’d...)

As of June 30, 2008, all amounts recorded under the caption “Costs and earnings in excess of billings” were from the People's Government of Jiaohe City and are due according to the payment schedule set forth in the contract following project acceptance by the customer. Collectability of amounts due pursuant to the Jiaohe contract is reasonably assured. Jiaohe is a taxing authority and therefore has a reliable source of revenue for payment of its obligations to Sing Kung and others. It also receives revenues from the central government that supplement its own tax revenues and it has guaranteed to include annual contract payment amounts and interest in its annual budget approved by the Standing Committee of the National People’s Congress. The municipality also has access to financing from Chinese development banks that could constitute another source of payment. The Jiaohe municipality has an established record of timely payment of its obligations to others and Sing Kung expects that it will meet its obligations under the Jiaohe Contract. In addition, to having a reasonable expectation that the municipality has the intent and will have the cash flow to timely meet its payment obligations, the Jiaohe Contract is enforceable against the Jiaohe municipality under Chinese law. Moreover the Jiaohe Contract grants Sing Kung a retained interest in the project (and the improvements made to the property) proportional to the unpaid percentage of the contract price. In the event of a payment default, Sing Kung has rights under the Jiaohe Contract to control access to the Jiaohe Project or dispose of Jiaohe Project assets to ensure payment.

13.	BT project receivables

The balances of BT project receivables are shown in the table below:

	June 30, 2008 USD	December 31, 2007 USD

BT project receivables:
To company	6,260,368	5,814,126
For the benefit of others	1,602,415	1,592,962
	7,862,783	7,407,088

BT project receivables are amounts due on completed BT projects. In this case the amounts are due from Changchun Modern Agricultural industry Construction Co. Ltd., a corporation owned by the plenipotentiary of Changchun Economic and Technological Development Zone. Approximately 84% of the total project revenue has been paid by the customer on an accelerated basis and has obtained a refinancing commitment sufficient to pay the balance of the amount due under the contract. In consideration for the accelerated payment, the parties have agreed that the remaining balance will bear interest at the rate of the People's Bank of China lending rate as of the date following the project acceptance if not fully paid prior to December 31, 2008. Based on the contract terms the amounts shown are due currently and management expects to fully collect the balance in the next twelve months.

14.	Derivative Financial Instruments and Hedging Activities

The Group did not enter into any derivative financial instruments for any purpose during the periods presented. The Group does not hedge risk exposures or speculate using derivative instruments.

FII-20

SING KUNG LIMITED
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS FOR THE PERIOD FROM JANUARY 1, 2008 TO JUNE 30, 2008 AND
PERIOD FROM JANUARY 18, 2007 (DATE OF INCEPTION) TO JUNE 30, 2007

15.	Commitments and Contingencies

On December 27, 2007, CCI, a wholly owned subsidiary of Sing Kung, entered into an Exclusive Purchase Right Agreement with SNC, pursuant to which it gained the irreparable right to purchase all of the equity of SNC from its shareholders at any time in the future. The Exclusive Purchase Right Agreement was amended on August 6, 2008 to fix the purchase price at RMB55,799,909 plus a contingent amount of up to RMB5.0 million (approximately $7,734,782 and $727,611, respectively) for taxes paid by the SNC shareholders arising from the transaction, subject to reduction for any shortfall in collections from BT contract amounts owed to SNC as of December 31, 2007. The amount of goodwill resulting from this acquisition is $1,536,034. We deem it probable that the acquisition will be consummated within fiscal year 2008 and have therefore reflected the contingent liability for the fixed purchase price on the balance sheet as a current liability. Adjustments for collection shortfalls and tax payments are not included because such amounts are not reasonably determinable.

There are no other contingencies and commitments other than those disclosed in other notes to the consolidated financial statements.

16.	Income Taxes

(a)	Business tax expense:

Business tax expense is levied by municipalities in the jurisdictions where revenue is derived and it is included in cost of sales. The amount of business tax expense is based on application of the statutory business tax rate to the Group’s revenue, subject to agreements with the applicable municipalities (reflected in the BT contracts with those municipalities) that permit the Group to reduce the amount of revenue used to calculate the business tax by the revenue reportable by the each project subcontractor. The result is that the Group’s effective business tax rate is lower than the statutory rate. Business tax expense is as follows:

	January 1 to	January 18 to
	June 30,	June 30
	2008	2007
	USD	USD

Current business tax expenses	855,249	-

(b)	Income tax expense:

Income taxes are levied at the municipal or provincial level in the PRC. To attract investments and development, local tax authorities have the authority (within certain policy guidelines) and routinely provide preferential tax treatment to businesses that choose to register in their areas.  Sing Kung’s operating companies have been granted preferential tax treatment in their applicable jurisdictions inasmuch as they have been granted the right to elect to have their tax assessed based on total revenue (calculated in accordance with applicable regulations) multiplied by the applicable industry normative net income margin (which yields a deemed pre-tax net income) which in turn is multiplied by the statutory tax rate in accordance with the Tax Administration and Collection Law [2000] No. 38. This arrangement is evidenced by current tax assessment vouchers (that constitute acceptance of the Subsidiaries’ monthly tax filings by the local taxation authorities) and results in an effective income tax rate of 2.7% for the six months ending June 30, 2008.

FII-21

SING KUNG LIMITED
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS FOR THE PERIOD FROM JANUARY 1, 2008 TO JUNE 30, 2008 AND
PERIOD FROM JANUARY 18, 2007 (DATE OF INCEPTION) TO JUNE 30, 2007

16.	Income Taxes (cont’d...)

According to Chinese tax regulations and customary practice, tax assessment methods, once made, are fixed for the applicable tax year.  Management expects to continue to benefit from current tax treatments in the foreseeable future.  As Sing Kung continues to work with municipal governments on development projects, it expects to take advantage of similar preferential tax arrangements when offered by establishing operations in the jurisdictions in which it undertakes BT contracts. Provision for income tax is as follows:

	January 1 to	January 18 to
	June 30,	June 30
	2008	2007
	USD	USD

Current income tax expense	408,959	-

(c)	Taxes payable on the balance sheet :

	June 30	December 31
	2008	2007
	USD	USD
Business tax payable	855,249	-

Income tax payable	408,959	-

Total	1,264,208	-

17.	Operating Lease Commitment

The Group is obligated under an operating lease for its administrative facilities. As of June 30, 2008, the total future minimum lease payments under the non-cancellable operating lease are as follows:

June 30, 2008
USD
Period ended June 30, 2008
2008	35,474
2009	39,581
75,055

FII-22

SING KUNG LIMITED
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS FOR THE PERIOD FROM JANUARY 1, 2008 TO JUNE 30, 2008 AND
PERIOD FROM JANUARY 18, 2007 (DATE OF INCEPTION) TO JUNE 30, 2007

18.	Backlog

A summary of BT Project backlog is as follows (USD millions):

							Remaining
Backlog	Work performed	Estimated Project Performance Schedule					Project
Awarded BT Contracts	Performed through June 30, 2008	2008 (remaining)	2009	2010	2011	2012	Backlog at June 30, 2008

150.3	(46.6)	47.8	55.9	-	-	-	103.7

19.	Reconciliation of Accounts (Pro forma Group)

The financial information set out in the proforma consolidated statements of income below is prepared in accordance with the accounting principles of the Group as presented in the previous notes and on the basis that the Proforma Group has been in place throughout the period from January 1, 2007 to June 30, 2007.

In arriving at the proforma Group financial information, adjustments have been made as considered necessary in order to reflect the financial statements on a consistent and comparable basis, including notional adjustments to reflect the investments and share capital of the Company as if the proforma Group has existed from January 1, 2007.

The objective of the unaudited proforma consolidated statements of income is to show the financial characteristics of the proforma Group. It is not intended to show how the proforma Group would have actually performed if the events described above had in fact occurred on the dates assumed or to project the results of operations or financial position for any future date or period.

	Sing Kung Group USD	Proforma adjustment USD	Proforma Group USD
Revenue	-	1,480,452	1,480,452
Business tax	-	77,724	77,724
Sales and general administrative expenses	-	91,527	91,527

Operating income	-		1,311,201

Other income		559	559
Interest income	-	32	32
Finance and other costs	-	36	36

Income before income taxes	-		1,311,756

Income tax expense	-	48,855	48,855

Net income	-		1,262,901

FII-23

SING KUNG LIMITED
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS FOR THE PERIOD FROM JANUARY 1, 2008 TO JUNE 30, 2008 AND
PERIOD FROM JANUARY 18, 2007 (DATE OF INCEPTION) TO JUNE 30, 2007

19.	Reconciliation of Accounts (Pro forma Group) (cont’d...)

(a)	Reconciliation of Revenue

January 1 to June 30, 2007 USD
As reflected in the Unaudited Proforma
Consolidated Statements of Income	1,480,452
Less: Pre-acquisition revenue of subsidiaries	(1,480,452)
As reflected in the accounts	-

(b)	Reconciliation of Net Income

January 1 to June 30, 2007 USD
As reflected in the Unaudited Proforma
Consolidated Statements of Income	1,262,901
Less: Pre-acquisition revenue of subsidiaries	(1,262,901)
As reflected in the accounts	-

20.	Subsequent Events

(a)	SNC Acquisition Amendment

On August 6, 2008 Century City and the shareholders of SNC executed an amendment to the Exclusive Purchase Right Agreement dated as of December 27, 2007 that: (i) fixed the purchase price at RMB55,799,909 (approximately $7,734,782) plus a contingent amount of up to RMB5.0 million (approximately $727,611) for taxes paid by the SNC shareholders arising from the transaction, subject to reduction for any shortfall in collections from BT contract amounts owed to SNC as of December 31, 2008; and (ii) terminated the Business Cooperation and Consulting Services Agreement between the SNC shareholders and SNC. The contingent liability for the SNC Purchase has been reflected in the financial statements at the fixed purchase price amount. Adjustments for collection shortfalls and tax payments are not included because such amounts are not reasonably determinable

FII-24

SING KUNG LIMITED

REPORT CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM JANUARY 18, 2007
(DATE OF INCEPTION) TO DECEMBER 31, 2007

FII-25

SING KUNG LIMITED
REPORT AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM JANUARY 18, 2007
(DATE OF INCEPTION) TO DECEMBER 31, 2007

CONTENTS

Pages

Report of Independent Auditors	FII-27

Consolidated Balance Sheet	FII-28

Consolidated Statement of Income	FII-29

Consolidated Statement of Owner’s Equity	FII-30

Consolidated Statement of Cash Flows	FII-31

Notes to the Consolidated Financial Statements	FII-32

Appendix - Unaudited Proforma Consolidated Statements of Income	FII-40

FII-26

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS
SING KUNG LIMITED
(INCORPORATED IN THE BRITISH VIRGIN ISLANDS)

We have audited the accompanying consolidated balance sheet of Sing Kung Limited (the “Company”) and its subsidiaries as of December 31, 2007, and the related consolidated statement of income, shareholders’ equity and cash flows for the period from January 18, 2007 (date of inception) to December 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sing Kung Limited and its subsidiaries as of December 31, 2007, and the consolidated results of their operations and their cash flows for the period then ended in conformity with accounting principles generally accepted in the United States of America.

UHY VOCATION HK CPA LIMITED
(Previously known as UHY ZTHZ HK CPA Limited)
Certified Public Accountants

HONG KONG, September 30, 2008
The People’s Republic of China

An independent member firm of UHY International

FII-27

SING KUNG LIMITED
CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 2007

	Notes	USD
Assets
Current assets
Cash	3(b)	490,286
Deposits, prepayments	4	1,118
BT project receivables	10	7,407,088
Total current assets		7,898,492

Non-current assets
Investments	5	87,025

Total current assets		7,985,517

Liabilities and owners’ equity

Current liabilities
Accrued liabilities and other payables	6	1,724,980
Total current liabilities		1,724,980
Commitments and contingencies	12	-

Shareholders’ equity

Capital	7	1
Additional paid-in capital		6,198,748
Accumulated deficit		(36,201)
Accumulated other comprehensive income		97,989

Total shareholders’ equity		6,260,537

Total liabilities and shareholders’ equity		7,985,517

See accompanying notes to consolidated financial statements.

FII-28

SING KUNG LIMITED
CONSOLIDATED STATEMENT OF INCOME
FOR THE PERIOD FROM JANUARY 18, 2007
(DATE OF INCEPTION) TO DECEMBER 31, 2007

	Notes	USD
Revenue	3(d) & 8	-

Business tax	3(e)	-
Sales and general administrative expenses		43,232

Operating loss		(43,232)

Interest income		1,829
Gain on sale of available-for-sale securities		5,217
Finance and other costs		(15)

Loss before income taxes		(36,201)

Income tax expense	3(e)	-

Net loss		(36,201)

See accompanying notes to consolidated financial statements.

FII-29

SING KUNG LIMITED
CONSOLIDATED STATEMENT OF OWNER’S EQUITY
FOR THE PERIOD FROM JANUARY 18, 2007
(DATE OF INCEPTION) TO DECEMBER 31, 2007

	Capital USD	Additional paid-in Capital USD	Retained Earnings USD	Accumulated other comprehensive income USD comprehensive	Total USD
Issue of shares	1	-	-	-	1
Additional paid-in capital	-	6,198,748	-	-	6,198,748
Comprehensive income:
Net loss	-	-	(36,201)	-	(36,201)
Foreign currency translation gain	-	-	-	56,835	56,835
Unrealised holding gain on available-for-sale securities	-	-	-	41,154	41,154

Balance, December 31, 2007	1	6,198,748	(36,201)	97,989	6,260,537

See accompanying notes to consolidated financial statements.

FII-30

SING KUNG LIMITED
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM JANUARY 18, 2007
(DATE OF INCEPTION) TO DECEMBER 31, 2007

USD
Cash flows from operating activities:
Net loss	(36,201)

Changes in:
Deposits, prepayments	(1,118)
BT project receivables	(7,407,088)
Accrued liabilities and other payables	1,724,980
Additional paid-in capital	6,198,748

Net cash provided by operating activities	479,321

Cash flows from investing activities:
Purchases of investments	(45,871)

Net cash provided by investing activities	(45,871)

Cash flows from financing activities:
Issuance of share capital	1

Net cash provided by financing activities	1

Effect of foreign exchange rate changes	56,835

Changes in cash	490,286

Cash, beginning of period	-
Cash, end of period	490,286

Supplemental disclosures of cash flow and non-cash information:

Income tax paid	-

See accompanying notes to consolidated financial statements.

FII-31

SING KUNG LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM JANUARY 18, 2007
(DATE OF INCEPTION) TO DECEMBER 31, 2007

1.	Organization and Principal Activities

Sing Kung Limited (the “Company”) was incorporated in the British Virgin Islands (“BVI”) on January 18, 2007 as a limited liability company. The ultimate sole beneficiary and owner is Cho Kwan. The Company was established in connection which the re-organisation of Century City Infrastructure Co., Limited (CCI) and Shanghai New Century Urban Infrastructure Construction Co., Limited (SNC).

On December 26, 2007, the Company established CCI, which was incorporated in Changchun, the People’s Republic of China as a limited liability company. On December 27, 2007, CCI entered into an agreement for 100% control of SNC.

SNC was incorporated in Shanghai, the People’s Republic of China (“PRC”) on July 11, 2005 as a limited liability company.

Sing Kung Limited owns 100% equity interest of CCI, and CCI owns 100% equity interest of SNC. The Company and its subsidiaries are collectively referred to as the “Group”.

SNC is principally engaged in consultancy services on Build-Transfer (“BT”) projects in the PRC. BT is a form of project development wherein a private entity contracts with the public (government) sector to finance, design and construct a project. Upon completion and acceptance of the project, ownership is transferred back to the public entity. Parties to BT contracts are allowed to charge costs stated in the contract to enable them to recover their investment and costs incurred on the project.

SNC represents members of a consortium (which includes SNC and other engineering companies) to bid the BT projects as an agent for the government. The SNC is responsible for the coordination of the project and assists with the temporary receipts and payments for the government. The Group is entitled to consultancy services fees on the BT projects which are negotiated with the other members of the consortium.

2.	Basis of Presentation

The Group’s consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).

The Company exercises voting and economic control over SNC pursuant to contractual agreements with the shareholders of SNC. As a result of the contractual agreements entered into between the Company and the shareholders of SNC, the Company controls and is considered the primary beneficiary of SNC, and is entitled to consolidate the financial results of SNC.

3.	Summary of Significant Accounting Policies

(a)	Principles of Consolidation

The consolidated financial statements include the Company and its subsidiaries, CCI and SNC. All significant intercompanies balances and transactions have been eliminated in consolidation.

FII-32

SING KUNG LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM JANUARY 18, 2007
(DATE OF INCEPTION) TO DECEMBER 31, 2007

(b)	Cash

Cash consist of cash on hand and in banks.

All of the Group’s revenues and costs are denominated in the Chinese Renminbi. Renminbi is not a freely convertible currency and the remittance of funds out of the PRC is subject to the exchange restrictions imposed by the PRC government. As a result, changes in the exchange rate of Renminbi to the U.S. dollar will affect the Group’s sales, cost of sales, and operating margins and could result in exchange losses. The impact of future exchange rate fluctuations on the Group’s results of operations cannot be accurately predicted.

Cash equivalents represent highly liquid investments with an original maturity of three months or less when purchased. The Group had no cash equivalents at December 31, 2007.

(c)	Marketable Securities

Available-for-sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, are reported as a separate component of other comprehensive income (loss) until realized.

Available-for-sale securities are regularly reviewed for other-than-temporary declines in carrying value based on criteria that include the length of time and the extent to which the market value has been less than cost, the financial condition and near-term prospects of the issuer and the Group’s intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery in market value. When such a decline exists, the Group recognizes an impairment loss to the extent by which the cost basis of the investment exceeds the fair value of the investment. Fair value is determined based on quoted market prices, projected discounted cash flows or other valuation techniques as appropriate.

Realized gains and losses are determined on the average cost method and reflected in earnings. Other securities are stated at cost and are reviewed periodically for impairment.

(d)	Revenue Recognition

Revenue is generated from consultancy services on the long term contracts and is recognized based on the percentage-of-completion method and on the progress of work completed as of the end of the accounting period.

The Group recognized revenue when services are provided as certified by an independent engineering company pursuant to in the contract, collection of the relevant revenue is probable, persuasive evidence of an valid contract exists and the revenue is fixed or determinable.

(e)	Business and Income Taxes

The Company is incorporated in the British Virgin Islands, the laws of which do not require the Company to pay any kind of taxes.

FII-33

SING KUNG LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM JANUARY 18, 2007
(DATE OF INCEPTION) TO DECEMBER 31, 2007

The subsidiaries, SNC and CCI, are subject to current business tax at approximately 5.25% and income tax at 3.3% on consultancy fee income for the year ended December 31, 2007.

(f)	Foreign Currency Translation

The consolidated financial statements of the Company are presented in United States Dollars (“US$”). Transactions in foreign currencies during the year are translated into US$ at the exchange rates prevailing at the transaction dates. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated into US$ at the exchange rates prevailing at that date. All transactions differences are recorded in the equity section of the balance sheet as accumulated other comprehensive income.

RMB is not a fully convertible currency to US$. All foreign exchange transactions involving RMB must take place either through the People’s Bank of China (the “PBOC”) or other institutions authorized to buy and sell foreign exchange. The exchange rates adopted for the foreign exchange transactions are the rates of exchange quoted by the PBOC, which are determined largely by supply and demand. Translation of amounts from RMB into United States dollars (“US$”) have been made at the following exchange rates for the respective years:

December 31, 2007
Balance sheet	RMB7.3040 to US$1.00
Statement of income and comprehensive income	RMB7.5841 to US$1.00

Commencing from July 21, 2005, China has adopted a managed floating exchange rate regime based on market demand and supply with reference to a basket of currencies. The exchange rate of the US dollar against the RMB was adjusted from approximately RMB8.28 per US dollar to approximately RMB 8.11 per US dollar on July 21, 2005. Since then, the PBOC administers and regulates the exchange rate of US dollar against RMB taking into account demand and supply of RMB, as well as domestic and foreign economic and financial conditions.

(g)	Pension and Postretirement Benefit Plans

Contributions to retirement plans (which are defined contribution plans) are charged as and when the related employee service is provided.

(h)	Segment Reporting

The Group has no operating segments, as that term is defined in FASB Statement No. 131, Disclosure About Segments of an Enterprise and Related Information. All of the Group’s operations and customers are in China. Accordingly, no geographic information is presented.

FII-34

SING KUNG LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM JANUARY 18, 2007
(DATE OF INCEPTION) TO DECEMBER 31, 2007

(i)	Use of Estimates

The preparation of the financial statements requires management to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the recording of income and the recoverability of the carrying amount and valuation allowances for receivables. Actual results could differ from those estimates.

(j)	Recent Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (FASB) issued FIN No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109, (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In February 2008, the FASB delayed the effective date of FIN 48 for certain nonpublic enterprises to annual financial statements for fiscal years beginning after December 31, 2007.

Management has not assessed the impact of the adoption of this statement on the Group’s financial condition and results of operations.

In February 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”), which provides companies with an option to report selected financial assets and liabilities at fair value. SFAS No. 159’s objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. Generally accepted account principles have required different measurement attributes for different assets and liabilities that can create artificial volatility in earnings. SFAS No. 159 helps to mitigate this type of accounting-induced volatility by enabling companies to report related assets and liabilities at fair value, which would likely reduce the need for companies to comply with detailed rules for hedge accounting.

SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of the Group’s choice to use fair value on its earnings.

SFAS No. 159 also requires companies to display the fair value of those assets and liabilities for which the Group has chosen to use fair value on the face of the balance sheet. SFAS No. 159 does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in SFAS No. 157 and SFAS No. 107.

FII-35

SING KUNG LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM JANUARY 18, 2007
(DATE OF INCEPTION) TO DECEMBER 31, 2007

SFAS No. 159 is effective as of the beginning of a company’s first fiscal year beginning after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided the Company makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of SFAS No. 157. The Group is currently assessing the potential effect of SFAS No. 159 on its financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”), which establishes a formal framework for measuring fair value under GAAP. SFAS 157 defines and codifies the many definitions of fair value included among various other authoritative literature, clarifies and, in some instances, expands on the guidance for implementing fair value measurements, and increases the level of disclosure required for fair value measurements. Although SFAS 157 applies to and amends the provisions of existing FASB and American Institute of Certified Public Accountants (“AICPA”) pronouncements, it does not, of itself, require any new fair value measurements, nor does it establish valuation standards. SFAS 157 applies to all other accounting pronouncements requiring or permitting fair value measurements, except for: SFAS 123R, share-based payment and related pronouncements, the practicability exceptions to fair value determinations allowed by various other authoritative pronouncements, and AICPA Statements of Position 97-2 and 98-9 that deal with software revenue recognition. SFAS 157 is effective for financial statement issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Group is currently assessing the potential effect of SFAS No. 157 on its financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Group’ financial statements.

4.	Deposits, Prepayments

USD
Deposits	14
Prepayments	1,104
1,118

5.	Marketable Securities and Investments

Marketable securities and investments as of December 31, 2007 consist of the following:

USD
Available-for-sales
Equity securities	87,025

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. The carrying amount of financial instruments approximates their fair values because of the short term maturity of these instruments.

FII-36

SING KUNG LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM JANUARY 18, 2007
(DATE OF INCEPTION) TO DECEMBER 31, 2007

6.	Accrued Liabilities and Other Payables

Accrued liabilities and other payables as of December 31, 2007 consist of the following:

USD

Accrued wages and benefits	5,113
Accrued expense	96,404
Contingent BT project payables	1,580,491
Other payables	42,972
1,724,980

Contingent BT project payables are due to BT project consortium partners when collected from customers. They are unsecured, interest free to the Group and have no fixed terms of repayment.

7.	Registered Capital

The Company is a limited liability company established on January 18, 2007. At the time of incorporation, the registered capital of the Company was one common shares with par value of US$1 per share.

8.	Revenues

Revenues for the period ended from January 18, 2007 to December 31, 2007 are as follows:

USD
All sources	-

9.	Pension and Other Postretirement Benefit Plans

Pursuant to the relevant laws and regulation in the PRC, the Group participates in defined contribution retirement plans for its employees arranged by a governmental organization. The Group makes contributions to the retirement scheme at the applicable rate based on the employees’ salaries. The required contributions under the retirement plans are charged to the statements of operations on an accrual basis.

The Group has no other obligation to make payments in respect of retirement benefits of its employees.

FII-37

SING KUNG LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM JANUARY 18, 2007
(DATE OF INCEPTION) TO DECEMBER 31, 2007

10.	BT project receivables

Amount of receivables in connection with BT Projects are shown below:

USD

Amounts due on completed BT project
To company	5,826,597
For the benefit of others	1,580,491
7,407,088

Amounts due on completed BT projects are due from Changchun Modern Agricultural industry Construction Co. Ltd., a corporation owned by the plenipotentiary of Changchun Economic and Technological Development Zone; these obligations bear interest at the rate of the People’s Bank of China lending rate as of the date following the project acceptance. Based on the contract terms the amounts shown are currently due. Management deems collectability to be reasonably assured because the development zone is a taxing authority and has sources of revenue and, pursuant to the contract, the plenipotentiary has committed revenue from the development zone as the primary guarantee of payment and secondarily land or other assets equal to RMB 300 million (approximately US $40 million) in value as collateral.

11.	Derivative Financial Instruments and Hedging Activities

The Group did not enter into any derivative financial instruments for any purpose during the periods presented. The Group does not hedge risk exposures or speculate using derivative instruments.

12.	Commitments and Contingencies

SNC entered into a BT contract with the Government of Jiaohe City for a infrastructure construction project of Jilin Jiaohe Tiangang Stone Materials Industrial Park on March 5, 2007. The total contract sum approximates 41 million US dollars with a contract period of April 15, 2007 to October 30, 2007 subject to the date of approval of the commencement of construction. Pursuant to notice, Jiqu Fa [2007] No.97, issued by the management committee of Jilin Jiaohe Tiangang Stone Materials Industrial Park on June 25, 2007, the date of the commencement of construction was delayed to October 1, 2007. No income was recognized for this project during the year 2007.

On December 27, 2007, CCI, a wholly owned subsidiary of Sing Kung, entered into an Agreement on Exclusive Purchase Right with SNC to gain the irreparable right to purchase all or partial equity of SNC from its shareholder at any moment in the future. The agreement stipulates that the price of the purchased equity shall be set at the assessment value approved by the applicable government approval authority at the date of purchase. CCI has a contingent liability for the purchase price amount payable upon closing of the acquisition of SNC if it exercises its purchase right.

As of December 31, 2007, management deemed the purchase event probable in the future, but the date of such closing was not determinable. As of December 31, 2007, the amount of the purchase price for the equity of SNC was not determined and cannot be reasonably estimated.

FII-38

SING KUNG LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM JANUARY 18, 2007
(DATE OF INCEPTION) TO DECEMBER 31, 2007

13. Operating Lease Commitment

The Group is obligated under an operating lease for its administrative facilities. As of December 31, 2007, the total future minimum lease payments under the non-cancellable operating lease is as follow:

USD

Year ended December 31,
2008	16,429
2009	16,429
32,858

FII-39

APPENDIX

SING KUNG LIMITED
UNAUDITED PROFORMA CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2006

	Sing Kung Group USD	Proforma adjustment USD	Proforma Group USD

Revenue	-	470,143	470,143

Sales tax	-	(24,682)	(24,682)
Sales and general administrative expenses	-	(140,613)	(140,613)

Operating income	-		304,848

Interest income	-	24,222	24,222
Gain on disposal of available-for-sale securities	-	22,348	22,348
Finance and other costs	-	(222)	(222)

Income before income taxes	-		351,196

Income tax expense	-	(15,515)	(15,515)

Net income	-		335,681

See accompanying notes to unaudited proforma consolidated statements of income.

FII-40

APPENDIX

SING KUNG LIMITED
UNAUDITED PROFORMA CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2007

	Sing Kung Group USD	Proforma adjustment USD	Proforma Group USD

Revenue	-	1,480,452	1,480,452

Sales tax	-	(77,724)	(77,724)
Sales and general administrative expenses	(43,232)	(373,985)	(417,217)

Operating (loss) / income	(43,232)		985,511

Interest income	1,829	28,833	30,662
Gain on disposal of available-for-sale securities	5,217	737,414	742,631
Finance and other costs	(15)	(366)	(381)

(Loss) / Income before income taxes	(36,201)		1,758,423

Income tax expense	-	(48,855)	(48,855)

Net (loss) / income	(36,201)		1,709,568

See accompanying notes to unaudited proforma consolidated statements of income.

FII-41

APPENDIX

SING KUNG LIMITED
NOTES TO THE UNAUDITED PROFORMA CONSOLIDATED
STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2007AND 2006

1.	Basis of Presentation

The financial information set out in the unaudited proforma consolidated statements of income is based on the audited financial statements of the Company and its subsidiaries for the period ended December 31, 2007. It has been prepared in accordance with the accounting principles of the Group set out in the notes to the consolidated financial statements and on the basis that the Proforma Group has been in place throughout the period from January 1, 2006 to December 31, 2007.

In arriving at the Proforma Group financial information, adjustments have been made as considered necessary in order to reflect the financial statements on a consistent and comparable basis, including notional adjustments to reflect the investments and share capital of the Company as if the Proforma Group has existed from January 1, 2006.

The objective of the unaudited proforma consolidated statements of income is to show the financial characteristics of the Proforma Group. It is not intended to show how the Proforma Group would have actually performed if the events described above had in fact occurred on the dates assumed or to project the results of operations or financial position for any future date or period.

2.	Reconciliation to Accounts

(a) Revenue

	2007 USD	2006 USD

As reflected in the Unaudited Proforma Consolidated Statements of Income	1,480,452	470,143
Less: Pre-acquisition revenue of subsidiaries	(1,480,452)	(470,143)
As reflected in the accounts	-	-

(b) Net Income

	2007 USD	2006 USD

As reflected in the Unaudited Proforma Consolidated Statements of Income	1,709,568	335,681
Less: Pre-acquisition profits of subsidiaries	(1,745,769)	(335,681)
As reflected in the accounts	(36,201)	-

FII-42

APPENDIX

SING KUNG LIMITED
NOTES TO THE UNAUDITED PROFORMA CONSOLIDATED
STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2007AND 2006

3.	Significant Concentrations
US$ 1,480,452 included as revenue on the unaudited proforma consolidated statements of income during the year of 2007 was derived from one construction contract from Changchun Modern Agriculture Industry Development Co., Ltd.

FII-43

SHANGHAI NEW CENTURY URBAN INFRASTRUCTURE
CONSTRUCTION CO., LTD.
(FORMERLY KNOWN AS SHANGHAI NEW CENTURY URBAN
CONSTRUCTION INVESTMENT CO., LTD)

REPORT AND FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2007, 2006 AND PERIOD FROM JULY 11, 2005
(DATE OF INCEPTION) TO DECEMBER 31, 2005

FII-44

SHANGHAI NEW CENTURY URBAN INFRASTRUCTURE CONSTRUCTION CO., LTD. (FORMERLY KNOWN AS SHANGHAI NEW CENTURY URBAN CONSTRUCTION INVESTMENT CO., LTD)
REPORT AND FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND PERIOD FROM JULY 11, 2005 (DATE OF INCEPTION) TO DECEMBER 31, 2005

CONTENTS

Pages

Independent Auditors’ Report	FII-46

Balance Sheets	FII-47

Statements of Operations	FII-48

Statements of Owners’ Equity	FII-49

Statements of Cash Flows	FII-50

Notes to the Financial Statements	FII-51

FII-45

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
TO THE BOARD OF DIRECTORS OF
SHANGHAI NEW CENTURY URBAN INFRASTRUCTURE CONSTRUCTION CO., LTD. (FORMERLY KNOWN AS SHANGHAI NEW CENTURY URBAN CONSTRUCTION INVESTMENT CO., LTD)
(INCORPORATED IN THE PEOPLE’S REPUBLIC OF CHINA)

We have audited the accompanying balance sheets of Shanghai New Century Urban Infrastructure Construction Co., Ltd. as of December 31, 2007, 2006 and 2005, and the related statements of operations, and changes in owners’ equity and cash flows for the years ended December 31, 2007, 2006 and for the period from July 11, 2005 to December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Shanghai New Century Urban Infrastructure Construction Co., Ltd. as at December 31, 2007, 2006 and 2005 and the results of its operations and cash flows for the years and period then ended in conformity with accounting principles generally accepted in the United States of America.

HONG KONG 29 FEB 2008
(THE PEOPLE’S REPUBLIC OF CHINA)

FII-46

SHANGHAI NEW CENTURY URBAN INFRASTRUCTURE CONSTRUCTION CO., LTD. (FORMERLY KNOWN AS SHANGHAI NEW CENTURY URBAN CONSTRUCTION
INVESTMENT CO., LTD)
BALANCE SHEETS
AS OF DECEMBER 31, 2007, 2006 AND 2005

		December 31,
		2007	2006	2005
	Notes	USD	USD	USD
Assets
Current assets
Cash	1(c)	486,056	62,286	1,107,080
Amounts due from shareholders		-	383,615	884,717
BT project receivables	2	7,407,087	5,049,161	304,689

Total current assets		7,893,143	5,495,062	2,296,486

Non-current assets
Investments	3	87,025	-	-

Total assets		7,980,168	5,495,062	2,296,486

Liabilities and owners’ equity
Current liabilities
Trade payable		-	-	-
Taxes payable		281	15,819	-
Amount due to a related company		27,382	-	-
Amount clue to a shareholder		-	531,553	-
Accrued liabilities and other payables	4	1,682,008	790,255	1,083,885

Total current liabilities		1,709,671	1,337,627	1,083,885

Commitments and contingencies	10	-	-	-

Owners’ equity
Capital	5	3,692,863	3,692,863	1,208,240
Retained earnings/ (Accumulated deficit)		2,029,075	309,547	(26,134)
Other reserve		41,154	-	-
Accumulated other comprehensive income		507,405	155,025	30,495
Total owners’ equity		6,270,497	4,157,435	1,212,601
Total liabilities and owners’ equity		7,980,168	5,495,062	2,296,486

See accompanying notes to financial statements.

FII-47

SHANGHAI NEW CENTURY URBAN INFRASTRUCTURE CONSTRUCTION CO., LTD. (FORMERLY KNOWN AS SHANGHAI NEW CENTURY URBAN CONSTRUCTION
INVESTMENT CO., LTD)
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND PERIOD FROM
JULY 11, 2005 (DATE OF INCEPTION) TO DECEMBER 31, 2005

		Years Ended December 31,		Period from July 11 to December 31
		2007	2006	2005
	Notes	USD	USD	USD

Revenue	6	1,480,452	470,143	-

Business tax		77,724	24,682	-

Sales and general administrative expenses		407,256	140,613	28,868

Operating income (loss)		995,472	304,848	(28,868)

Interest income		30,662	24,222	2,958
Gain on disposal of available-for-sale securities	3	742,631	22,348	-
Finance and other costs		(382)	(222)	(224)

Income (loss) before income taxes		1,768,383	351,196	(26,134)

Income tax expense	7	(48,855)	(15,515)	-

Net income (loss)		1,719,528	335,681	(26,134)

See accompanying notes to financial statements.

FII-48

SHANGHAI NEW CENTURY URBAN INFRASTRUCTURE CONSTRUCTION CO., LTD. (FORMERLY KNOWN AS SHANGHAI NEW CENTURY URBAN CONSTRUCTION
INVESTMENT CO., LTD)
STATEMENTS OF OWNERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND PERIOD FROM
JULY 11, 2005 (DATE OF INCEPTION) TO DECEMBER 31, 2005

	Capital USD	Retained Earnings USD	Accumulated other comprehensive income USD	Other reserve USD	Total USD

Issue of shares	1,208,240	-	-	-	1,208,240
Comprehensive income:
Foreign currency translation gain	-	-	30,495	-	30,495
Net loss	-	(26,134)	-	-	(26,134)

Balance, December 31, 2005	1,208,240	(26,134)	30,495	-	1,212,601

Issue of shares	2,484,623				2,484,623
Comprehensive income:
Foreign currency translation gain	-	-	124,530	-	124,530
Net income	-	335,681	-	-	335,681

Balance, December 31, 2006	3,692,863	309,547	155,025	-	4,157,435

Comprehensive income:
Foreign currency translation gain	-	-	352,380	-	352,380
Unrealized holding gain on available-for-salesecurities			-	41,154	41,154
Net income	-	1,719,528	-	-	1,719,528

Balance, December 31, 2007	3,692,863	2,029,075	507,405	41,154	6,270,497

See accompanying notes to financial statements.

FII-49

SHANGHAI NEW CENTURY URBAN INFRASTRUCTURE CONSTRUCTION CO., LTD. (FORMERLY KNOWN AS SHANGHAI NEW CENTURY URBAN CONSTRUCTION
INVESTMENT CO., LTD)
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND PERIOD FROM
JULY 11, 2005 (DATE OF INCEPTION) TO DECEMBER 31, 2005

	December 31,		Period from July 11 to December 31
	2007 USD	2006 USD	2005 USD
Cash flows from operating activities:
Net income (loss)	1,719,528	335,681	(26,134)
Changes in :
BT project receivables	(2,357,926)	(4,744,472)	(304,689)
Amounts due from shareholders	383,615	501,102	(884,717)
Taxes payable	(15,538)	15,819	-
Amount due to a related company	27,382	-	-
Amount due to a shareholder	(531,553)	531,553	-
Accrued liabilities and other payables	891,753	(293,630)	1,083,885
Net cash provided by (used in) operating activities	117,261	(3,653,947)	(131,655)
Cash flows from investing activities:
Purchases of investments	(45,871)
Net cash used in investing activities	(45,871)
Cash flows from financing activities:
Proceeds from issuance of share capital		2,484,623	1,208,240
Net cash provided by financing activities		2,484,623	1,208,240
Effect of foreign exchange rate changes	352,380	124,530	30,495

Changes in cash	423,770	(1,044,794)	1,107,080
Cash, beginning of period	62,286	1,107,080
Cash, end of period	486,056	62,286	1,107,080
Supplemental disclosures of cash flow and non-cash information:
Income tax paid	48,855	15,515

See accompanying notes to financial statements.

FII-50

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	NATURE OF OPERATION

According to the Notice of Approval of Change of name issued on October 24, 2007 Shanghai New Century Urban Construction Investment Co., Ltd. change its name to Shanghai New Century Urban Infrastructure Construction Co., Ltd .
Shanghai New Century Urban Infrastructure Construction Co., Ltd (the “Company”) was incorporated in Shanghai, the People’s Republic of China (“PRC”) on July 11, 2005 as a limited liability company.

The Company is principally engaged in consultancy services on Build-Transfer (“BT”) projects in the PRC. BT is a form of project development wherein a private entity contracts with the public (government) sector to finance, design and construct a project. Upon completion and acceptance of the project, ownership is transferred back to the public entity. Parties to BT contracts are allowed to charge costs stated in the contract to enable them to recover their investment and costs incurred on the project.

The Company represents members of a consortium (which includes the Company and other engineering companies) to bid the BT projects as an agent for the government. The Company is responsible for the coordination of the project and assists with the temporary receipts and payments for the government. The Company is entitled to consultancy services fees on the BT projects which are negotiated with the other members of the consortium.

(b)	BASIS OF PRESENTATION

The Company’s financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) for the interest of the investors.

(c)	CASH AND CASH EQUIVALENTS

Cash represents cash in banks and cash on hand.

All of the Company’s revenues and costs are denominated in the Chinese Renminbi. Renminbi is not a freely convertible currency and the remittance of funds out of the PRC is subject to the exchange restrictions imposed by the PRC government. As a result, changes in the exchange rate of Renminbi to the U.S. dollar will affect the Company’s sales, cost of sales, and operating margins and could result in exchange losses. The impact of future exchange rate fluctuations on the Company’s results of operations cannot be accurately predicted.

Cash equivalents represent highly liquid investments with an original maturity of three months or less when purchased. The Company had no cash equivalents at December 31, 2007, 2006 and 2005

(d)	MARKETABLE SECURITIES

Available-for-sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, are reported as a separate component of other comprehensive income (loss) until realized.

Available-for-sale securities are regularly reviewed for other-than-temporary declines in carrying value based on criteria that include the length of time and the extent to which the market value has been less than cost, the financial condition and near-term prospects of the issuer and the Company’s intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery in market value. When such a decline exists, the Company recognizes an impairment loss to the extent by which the cost basis of the investment exceeds the fair value of the investment. Fair value is determined based on quoted market prices, projected discounted cash flows or other valuation techniques as appropriate.

FII-51

Realized gains and losses are determined on the average cost method and reflected in earnings. Other securities are stated at cost and are reviewed periodically for impairment.

(e)	REVENUE RECOGNITION

Revenue is generated from long-term contracts and is recognized based on percentage-of-completion method and on the progress of work completed as of the end of the accounting period.

The company recognized revenue when services are provided, works certified by independent engineering company as laid down in the contract, collection of the relevant receivable is reasonably assured, persuasive evidence of an valid contract exists and the revenue is fixed, or determinable.

(f)	BUSINESS AND INCOME TAXES

The Company is subject to current business tax at 5.25% approximately and income tax at 3.3% on Consultancy fee income, which is the total consultancy fee recognized for the year ended December 31, 2007, 2006, and the period from July 11, 2005 to December 31, 2005.

(g)	FOREIGN CURRENCY TRANSLATION

The Company uses the local currency as the functional currency. Translation adjustments are reported as other comprehensive income or expenses and accumulated as other comprehensive income in equity section of balance sheets. Financial information is translated into U.S. Dollars at prevailing or current rates respectively, except for revenues and expenses which are translated at average current rates during the reporting period. Exchange gains and losses resulting from retained profits are reported as a separate component of stockholders’ equity.

(h)	USE OF ESTIMATES

The preparation of the financial statements requires management to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the recording of income, the recoverability of the carrying amount and the estimated useful lives of long-lived assets; valuation allowances for receivables and realizable values for inventories. Actual results could differ from those estimates.

(i)	RECENT ACCOUNTING PRONOUNCEMENTS

In June 2006, the FASB issued FIN No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109, (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken in a tax return. The company must determine whether it is “more-likely-than-not” that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. Once it is determined that a position meets the more-likely-than-not recognition threshold, the position is measured to determine the amount of benefit to recognize in the financial statements.

FIN 48 applies to all tax positions related to income taxes subject to FASB Statement No. 109, Accounting for Income Taxes. The interpretation clearly scopes out income tax positions related to FASB Statement No.5, Accounting for Contingencies. The Company adopted the provisions of this statement on January 1, 2007. The cumulative effect for applying the provisions of FIN 48 would be reported as an adjustment to the opening balance of retained earnings on January 1, 2007. The Company did not anticipate that the adoption of this statement would have a material effect on the Company’s financial condition and results of operations.

FII-52

In February 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 159, “ The Fair Value Option for Financial Assets and Financial Liabilities” (“SPAS No. 159”), which provides companies with an option to report selected financial assets and liabilities at fair value. SFAS No. 159’s objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. Generally accepted account principles have required different measurement attributes for different assets and liabilities that can create artificial volatility in earnings. SFAS No. 159 helps to mitigate this type of accounting-induced volatility by enabling companies to report related assets and liabilities at fair value, which would likely reduce the need for companies to comply with detailed rules for hedge accounting.

SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of the Company’s choice to use fair value on its earnings.

SFAS No. 159 also requires companies to display the fair value of those assets and liabilities for which the Company has chosen to use fair value on the face of the balance sheet. SFAS No. 159 does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in SFAS No. 157 and SFAS No. 107.

SFAS No. 159 is effective as of the beginning of a company’s first fiscal year beginning after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided the Company makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of SFAS No. 157. The Company is currently assessing the potential effect of SFAS No. 159 on its financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”), which establishes a formal framework for measuring fair value under GAAP. SFAS 157 defines and codifies the many definitions of fair value included among various other authoritative literature, clarifies and, in some instances, expands on the guidance for implementing fair value measurements, and increases the level of disclosure required for fair value measurements. Although SEAS 157 applies to and amends the provisions of existing FASB and American Institute of Certified Public Accountants (“AICPA”) pronouncements, it does not, of itself, require any new fair value measurements, nor does it establish valuation standards. SEAS 157 applies to all other accounting pronouncements requiring or permitting fair value measurements, except for: SFAS 123R, share-based payment and related pronouncements, the practicability exceptions to fair value determinations allowed by various other authoritative pronouncements, and AICPA Statements of Position 97-2 and 98-9 that deal with software revenue recognition. SFAS 157 is effective for financial statement issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently assessing the potential effect of SFAS No. 157 on its financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

(j)	PENSION AND POSTRETIREMENT BENEFIT PLANS

Contributions to retirement schemes (which are defined contribution plans) are charged to statements of operations as and when the related employee service is provided.

(k)	SEGMENT REPORTING

The Company has no operating segments, as that term is defined in FASB Statement No. 131, Disclosure About Segments of an Enterprise and Related Information. All of the Company’s operations and customers are in China. Accordingly, no geographic information is presented.

FII-53

NOTE 2 – BT PROJECT RECEIVABLES

Prepayments and other receivables as of December 31, 2007, 2006 and 2005 of the following:

	Years Ended December 31,
	2007	2006	2005
	USD	USD	USD
Amounts due on completed BT project
To Company	5,826,596	4,258,906	-
For the benefit of others	1,580,491	790,255	304,689
	7,407,087	5,049,161	304,689

Amounts due on completed BT projects are due from Changchun Modern Agricultural industry Construction Co. Ltd., a corporation owned by the plenipotentiary of Changchun Economic and Technological Development Zone; these obligations bear interest at the rate of the People’s Bank of China lending rate as of the date following the project acceptance. Based on the contract terms the amounts shown are currently due. Management deems collectability to be reasonably assured because the development zone is a taxing authority and has sources of revenue and, pursuant to the contract, the plenipotentiary has committed revenue from the development zone as the primary guarantee of payment and secondarily land or other assets equal to RMB 300 million (approximately US $40 million) in value as collateral.

NOTE 3 – MARKETABLE SECURITIES AND INVESTMENTS

Marketable securities and investments as of December 31, 2006, 2005 and September 30, 2007 consist of the following:

	Years Ended December 31,
	2007	2006	2005
	USD	USD	USD

Available-for-sales Equity securities	87,025.00	-	-

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. The carrying amount of financial instruments, such as trade accounts receivable, other receivables, trade accounts payable, and other payables, approximates their fair values because of the short term maturity of these instruments.

NOTE 4 – ACCRUED LIABILITIES AND OTHER PAYABLES

Accrued liabilities and other payables as of December 31, 2007, 2006 and 2005 consist of the following:

FII-54

	Years Ended December 31,
	2007	2006	2005
	USD	USD	USD

Accrued wages	5,113	-	-
Accrued expenses	96,404	-	-
Contingent BT project payables	1,580,491	790,255	1,083,885
	1,682,008	790,255	1,083,885

Contingent BT project payables are due to BT project consortium partners when collected from customers. They are unsecured, interest free to the Company and have no fixed terms of repayment.

NOTE 5 – OWNER’S EQUITY

REGISTERED CAPITAL

The Company is a limited liability company without shares established in Shanghai, China on July 11, 2005 with an original registered capital of USD 1,208,240. During the year ended December 31, 2006, pursuant to resolutions passed, the registered capital increased to USD 3,692,863 by the injection of additional capital of USD 2,484,623.

NOTE 6 – REVENUES

Revenues for the year ended December 31, 2007, 2006 and the period ended from July 11 to December 31, 2005 are as following:

	Years Ended December 31,		Period from July 11 to December 31
	2007	2006	2005
	USD	USD	USD

Consulting fee income	1,480,452	470,143	-

FII-55

NOTE 7 – INCOME TAXES

All of the Company’s income is generated in the PRC.

Income tax expense for the year ended December 31, 2007, 2006 and the period ended from July 11 to December 31, 2005 are as follows:

	Years Ended December 31,		Period from July 11 to December 31
	2007	2006	2005
	USD	USD	USD

Current income tax expense	48,855	15,515	-

NOTE 8 – PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS

Pursuant to the relevant laws and regulations in PRC, it is not necessary for the Company to participate in a defined contribution retirement plan for its employees as they are classified as part-time workers for the year ended December 31, 2006 and for the initial period ended December 31, 2005.

In October 2007, the Company participates in defined contribution retirement plans for its employees arranged by a governmental organization. The Company makes contributions to the retirement scheme at the applicable rate based on the employees’ salaries. The required contributions under the retirement plans are charged to the statements of operations on an accrual basis. Contributions to retirement plans was USD 26 for the year ended December 31, 2007.

The Company has no other obligation to make payments in respect of retirement benefits of its employees.

NOTE 9 – DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES

The Company did not enter into any derivative financial instruments for any purpose during the years presented. The Company does not hedge risk exposures or speculate using derivative instruments.

NOTE 10 – COMMITMENTS AND CONTINGENCIES

The Company entered into a BT contract with the Government of Jiaohe City for a infrastructure construction project of Jilin Jiaohe Tiangang Stone Materials Industrial Park on March 5, 2007. The contract sum approximate 41 million US dollars and the contract period is from April 15, 2007 to October 30, 2007 subject to the date of approval of the begins of construction. According to the notice, Jiqu Fa [2007] No.97, issued by the management committee of Jilin Jiaohe Tiangang Stone Materials Industrial Park on June 25, 2007, the date of begins of construction was delayed to October 1, 2007. No income was recognized for this project during the year 2007.

Except for the above, there are no commitments and contingencies as of December 31, 2007, 2006 and 2005.

NOTE 11 - SIGNIFICANT CONCENTRATIONS

Revenues during the years of 2007 and 2006 were all derived from one contract from Changchun Modern Agriculture Industry Development Co., Ltd.

FII-56

NOTE 12 – OPERATING LEASE COMMITMENT

Rental expense for obligation under operating lease was USD 29,738, USD 15,370 and USD 32,858 as of December 31 2005, 2006, 2007, respectively. As of December 31, 2006, the total future minimum lease payments under non-cancellable operating lease in respect of the leasehold property are payable as follow:

USD

Leasehold property
Repayable in:-
2008	16,429
2009	16,429
32,858

FII-57

ANNEX A

AMENDED AND RESTATED
STOCK PURCHASE AGREEMENT

BETWEEN

INTERAMERICAN
ACQUISITION GROUP INC.,
SING KUNG LTD.

AND

CHO KWAN

AND
CERTAIN
STOCKHOLDERS
AS SET FORTH ON
EXHIBIT A

ARTICLE I	THE SING KUNG STOCK PURCHASE	A-2

1.1	Purchase and Sale	A-2
1.2	Purchase Price	A-2
1.3	Earn-Out Agreement	A-2
1.4	EPS Adjustment Shares	A-3

ARTICLE II	EFFECTIVENESS	A-3

2.1	Interim Status	A-5
2.2	Actions Prior to Effectiveness	A-5

ARTICLE III	THE CLOSING	A-6

3.1	The Closing	A-6
3.2	Deliveries	A-6
3.3	Additional Agreements	A-7
3.4	Further Assurances	A-7

ARTICLE IV	REPRESENTATIONS AND WARRANTIES RELATING TO THE STOCKHOLDERS, SING KUNG AND THE BUSINESS	A-8

4.1	Stock Ownership; Subsidiaries	A-8
4.2	Organization of Sing Kung and the Subsidiaries	A-9
4.3	Authority and Corporate Action; No Conflict	A-9
4.4	Consents and Approvals	A-10
4.5	Licenses, Permits, Etc	A-10
4.6	Taxes, Tax Returns and Audits	A-10
4.7	Compliance with Law	A-11
4.8	Litigation	A-11
4.9	Records	A-11
4.10	Financial Condition; Projections	A-11
4.11	No Undisclosed Liabilities	A-12
4.12	Accounts Receivable	A-12
4.13	Inventory	A-12
4.14	Real Property	A-12
4.15	Certain Personal Property	A-14
4.16	Non-Real Estate Leases	A-14
4.17	Contracts, Obligations and Commitments	A-14
4.18	Intellectual Property Rights	A-15
4.19	Title to and Condition of Assets	A-17
4.20	Absence of Certain Changes	A-17
4.21	Employee Plans; Labor Matters	A-19
4.22	Customer Relations	A-19
4.23	No Illegal or Improper Transactions	A-19
4.24	Related Transactions	A-19
4.25	Insurance	A-20

A-i

(continued)

4.26	Acquisition of CNC Stock	A-20
4.27	Brokers	A-21
4.28	Disclosure	A-21
4.29	Bridge Transaction Agreement	A-21
4.30	Survival of Representations and Warranties	A-21

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF IAG	A-22

5.1	Organization	A-22
5.2	Capitalization	A-22
5.3	Authority and Corporate Action; No Conflict	A-23
5.4	Consents and Approvals	A-23
5.5	Valid Issuance of CNC Stock	A-23
5.6	Financial Statements	A-24
5.7	SEC Reports	A-24
5.8	Trust Fund	A-24
5.9	No Undisclosed Liabilities	A-24
5.10	Absence of Certain Changes	A-25
5.11	Compliance with Law	A-25
5.12	Litigation	A-26
5.13	Brokers	A-26
5.14	Records	A-26
5.15	Disclosure	A-26
5.16	Survival of Representations and Warranties	A-26

ARTICLE VI	COVENANTS REGARDING SING KUNG AND STOCKHOLDERS	A-26

6.1	Conduct of the Business	A-26
6.2	Access to Information	A-28
6.3	Insurance	A-28
6.4	Protection of Confidential Information; Non-Competition	A-28
6.5	Post-Closing Assurances	A-30
6.6	No Other Negotiations	A-30
6.7	No Securities Transactions	A-30
6.8	Fulfillment of Conditions	A-30
6.9	Disclosure of Certain Matters	A-31
6.10	Regulatory and Other Authorizations; Notices and Consents	A-31
6.11	Use of Intellectual Property	A-31
6.12	Related Tax	A-31
6.13	Sing Kung Proxy Information	A-32
6.14	Interim Financial Information	A-32
6.15	Implementation of Planning Center	A-32
6.16	Identification of Prospective Board Members	A-32
6.17	Appointment of Key Personnel	A-32
6.18	Deliver New and Revised Audited Financial Statements	A-33

A-ii

(continued)

6.19	Employment of Certain Professionals	A-33
6.20	Sarbanes-Oxley Compliance	A-33
6.21	Internet Site/Public Image	A-33

ARTICLE VII	COVENANTS OF IAG	A-33

7.1	Conduct of the Business	A-33
7.2	Stockholder Meeting	A-34
7.3	Fulfillment of Conditions	A-35
7.4	Disclosure of Certain Matters	A-35
7.5	CNC Incorporation	A-35
7.6	Post-Closing Assurances	A-35
7.7	Regulatory and Other Authorizations; Notices and Consents	A-35
7.8	Books and Records	A-36
7.9	Nasdaq Listing	A-36

ARTICLE VIII	ADDITIONAL COVENANTS OF THE PARTIES	A-36

8.1	Other Information	A-36
8.2	Mail Received After Closing	A-37
8.3	Further Action	A-37
8.4	Schedules	A-37
8.5	Execution of Agreements	A-38
8.6	Confidentiality	A-38
8.7	Public Announcements	A-38
8.8	Board of CNC	A-38
8.9	Stock Option Pool; Assumption of the Sing Kung Plan	A-39
8.10	Establishment of the Sing Kung Option Plan	A-39

ARTICLE IX	CONDITIONS TO CLOSING	A-39

9.1	Conditions to Each Party’s Obligations	A-39
9.2	Transaction Documents	A-40
9.3	Conditions to Obligations of Stockholders	A-40
9.4	Conditions to Obligations of IAG	A-41

ARTICLE X	INDEMNIFICATION	A-43

10.1	Indemnification by Stockholders	A-43
10.2	Indemnification by IAG	A-43
10.3	Notice, Etc	A-44
10.4	Limitations	A-44
10.5	Adjustment to Purchase Price; Setoff	A-45
10.6	Claims on behalf or in right of IAG and CNC	A-45
10.7	No Claim Against Trust Fund	A-45

ARTICLE XI	TERMINATION AND ABANDONMENT	A-46

A-iii

(continued)

11.1	Methods of Termination	A-46
11.2	Effect of Termination	A-47

ARTICLE XII	DEFINITIONS	A-48

12.1	Certain Defined Terms	A-48

ARTICLE XIII	GENERAL PROVISIONS	A-51

13.1	Expenses	A-51
13.2	Notices	A-52
13.3	Amendment	A-52
13.4	Waiver	A-52
13.5	Headings	A-52
13.6	Severability	A-52
13.7	Entire Agreement	A-52
13.8	Benefit	A-53
13.9	Governing Law	A-53
13.10	Counterparts	A-53
13.11	Approval of Contemporaneous Transactions	A-53
13.12	No Third Party Rights	A-53

A-iv

LIST OF EXHIBITS

Exhibit A -	Participating Stockholders List of Sing Kung BVI

Exhibit B-	Form of Employment Agreement

Exhibit C -	Security Purchase Agreement (Bridge Transaction)

A-v

AMENDED AND RESTATED STOCK PURCHASE AGREEMENT

This AMENDED AND RESTATED STOCK PURCHASE AGREEMENT is entered into as of May 15, 2008 by and between INTERAMERICAN ACQUISITION GROUP, INC., a Delaware corporation (“IAG”), SING KUNG LTD., a British Virgin Islands company (“Sing Kung”), CHO KWAN (“Principal Stockholder”) and the STOCKHOLDERS set forth on Exhibit A (collectively, including Cho Kwan, the “Stockholders”) and amends and restates in its entirety that certain Stock Purchase Agreement entered into on April 22, 2009.

Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed to them in ARTICLE XII hereof.

WHEREAS, Sing Kung owns 100% of the issued and outstanding equity interests of Century City Infrastructure Co., Ltd (“Century City”) , which is a wholly foreign-owned enterprised organized and existing under the laws of the People’s Republic of China (the “PRC”) that, through its affiliate, Shanghai New Century City Development, Ltd (“SNC”), controls and operates the Business; and

WHEREAS, Stockholders are the holders of 47,000,000 of the issued and outstanding ordinary shares of Sing Kung (the "Sing Kung Stock") out of a total of 49,548,718 issued and outstanding ordinary shares of Sing Kung; and WHEREAS, concurrent with the execution of this Agreement, Sing Kung is entering into a financing transaction pursuant to which it will issue a total of up to 6,000,000 shares of preferred stock to the parties providing such financing to Sing Kung (the “Bridge Transaction”); and

WHEREAS, prior to filing of the Proxy, IAG intends to form China New Cities Construction, Ltd. ("CNC") as a wholly owned subsidiary pursuant to the corporate laws of the British Virgin Islands (or a corporation with such other name as the parties may agree) and simultaneously with the Closing hereunder will consummate a plan of merger (“Plan of Merger”) pursuant to which IAG will be merged with and into CNC (the “IAG Merger”); and

WHEREAS, subject to the terms and conditions of this Agreement, CNC at the Closing shall acquire, by the issuance of and in exchange for capital stock of CNC, the Sing Kung Stock; and

WHEREAS, the Parties acknowledge that IAG (through CNC) wishes eventually to acquire all of the capital stock of Sing Kung and that it intends, following the Closing, to offer the holders of Sing Kung capital stock, who are not parties to this Agreement, the opportunity to exchange their shares of Sing Kung capital stock for ordinary shares of CNC (the “Exchange Offer”) and to incorporate the Exchange Offer into the Proxy Statement (as defined below), with the result that the shares issued to the participants in the Exchange Offer will be registered; and

WHEREAS, since the Business is only recently organized and expected to grow rapidly over the next several years, the parties believe that the payment of the earnout specified in Section 1.1 is a fair means of adjusting the consideration payable to the Stockholders in the event that the future operating results of the Business demonstrate that the value of the business acquired was greater than the payments of CNC capital stock issuable at the Closing; and

WHEREAS, the Board of Directors of IAG has determined that it is advisable and in the best interests of the stockholders of IAG for IAG to enter into this Stock Purchase Agreement and to consummate the transactions contemplated herein; and

WHEREAS, the Stockholders have determined that it is advisable and in their best interests to enter into this Stock Purchase Agreement and to consummate the transactions contemplated herein.

NOW THEREFORE, in consideration of the foregoing and the following covenants, the Parties hereby agree as follows:

ARTICLE I
THE SING KUNG STOCK PURCHASE

1.1 Purchase and Sale. Upon the terms and subject to the conditions hereof, at the Closing, the Stockholders shall sell, transfer, assign and convey to CNC, and CNC shall purchase from the Stockholders, all of the right, title and interest of the Stockholders in and to the Sing Kung Stock.

1.2  Purchase Price. Subject to adjustment as hereinafter set forth, the aggregate purchase price (“Purchase Price”) to be paid by CNC to the Stockholders for the Sing Kung Stock shall be the following:

(i)
certificates representing 47,000,000 of CNC’s ordinary shares, par value $0.0001 per share (“CNC Stock”), to be delivered to the Stockholders, of which 9,500,000 shares (allocated pro rata among the Stockholders) shall be held in escrow and subject to a right of repurchase by CNC, as described in Section 1.4 below (the “Stockholders Adjustment Shares”); and

(ii)	any additional shares issuable by CNC as set forth in Section 1.3 below on the basis of the Net Income of CNC as provided for therein.

1.3 Earn-Out Agreement. So long as the Net Income of CNC, on a consolidated basis, achieves or exceeds the Threshold Net Income (as defined below) targets (as set forth below) calculated for the period of January 1 to the succeeding December 31, ending on December 31 in each of 2008, 2009, 2010, 2011 and 2012, the Stockholders shall receive the number of shares of CNC Stock set forth below with respect to such year (the “Incentive Shares”). The payment of these additional shares is in exchange for the Sing Kung Stock and is not contingent upon the continued employment or other relationships of the Stockholders with any entity. If the respective target is achieved or exceeded, such additional shares shall be issued 15 days following the issuance of the audit report for CNC for such fiscal year. The value of shares payable under this Section 1.1 shall also be available for indemnification pursuant to ARTICLE X.

Threshold Net Income Targets for 12 Months Ending
December 31 2008	December 31 2009	December 31 2010	December 31 2011	December 31 2012
$38,000,000	$56,000,000	$80,000,000	$112,000,000	$151,200,000

Shares Issuable Upon Achieving or Exceeding the Respective Threshold Net Income Targets
December 31 2008	December 31 2009	December 31 2010	December 31 2011	December 31 2012
1,100,000	3,100,000	3,100,000	3,100,000	3,100,000

“Net Income” shall mean (i) for any full calendar year following the Closing, the Net Income of CNC and (ii) for any calendar years before the Closing or in which the Closing occurs, the Net Income shall be that of Sing Kung for any such any partial year prior to the Closing plus the consolidated Net Income of CNC for the partial year following the Closing; provided, however, that the computation shall exclude any Net Income from any acquisition or investment by CNC or its subsidiaries that involved the issuance of securities that has a dilutive effect on the holders of common stock of CNC. The computation shall be made using the accounting principles applied to the financial statement of Sing Kung included in the final proxy statement / prospectus and shall be verified by CNC’s independent accountants and approved by CNC’s Audit Committee. In the event that the Incentive Shares are treated as compensation paid by CNC rather than additional purchase price, the effect of such expense on Net Income in the year of issuance shall be excluded in determining whether the Threshold Net Income is achieved in the year that such expense is incurred.

1.4 EPS Adjustment Shares. The EPS Adjustment Shares, which are defined to be the CC Adjustment Shares (as defined in Section 12.1) plus the Stockholders Adjustment Shares. The EPS Adjustment Shares shall be held in escrow by CNC’s registered agent or another mutually acceptable party in accordance with Section 3.3(b) of the Amended Agreement. Subject to achievement of Net Income, as provided below, the EPS Adjustment Shares, if any, shall be released from the escrow and distributed to the Stockholders as follows:

(i)	Initial Distribution.

a.
Complete Distribution. If CNC meets or exceeds the Threshold Net Income Target for 2008, calculated in accordance with and as set forth in Section 1.3 above, then all of the EPS Adjustment Shares shall be issued to Stockholders of record as of December 31, 2008 and CC in proportion to their respective holdings of Sing Kung (or CNC) Stock on the record date, and such issuance shall take place within15 days following delivery of the final consolidated audit report for CNC for 2008.

b.
Partial Distribution.  If the Net Income of CNC for 2008 (calculated in accordance with Section 1.3) is less than the Threshold Net Income Target, then a number of EPS Adjustment Shares shall be distributed to the Stockholders and CC respectively (a "Partial Distribution") that would result in CNC achieving the same Net Income per CNC share as it would have achieved if it had met the Threshold Net Income Target for 2008 (the "Reference EPS").  For purposes of this paragraph: (i) Reference EPS shall be calculated by dividing the Threshold Net Income ($38,000,000) by the fully diluted shares issued as of year-end (the "Y-E Shares"); (ii) subject to required adjustments for fundamental changes or changes in conversion ratios, the Y-E Shares will equal 66,398,718 shares, the calculation of which is intended to include all issued and outstanding shares plus all shares issuable upon conversion of outstanding preferred shares of Sing Kung or CNC and exercise of all of the outstanding IAG (or CNC) warrants and options; (iii) based on the foregoing, the Reference EPS is $0.57229 per share.  If a Partial Distribution is required in accordance with this paragraph, then the calculation of the number of EPS Adjustment Shares that is to be withheld from a Partial Distribution (the "Escrowed Shares") shall be made as follows:  (Step 1) Actual Net Income shall be divided by the Reference EPS; (Step 2) the resulting number of shares from Step 1 shall be subtracted from the Y-E Share amount and the difference shall be the Escrowed Shares.  The number of EPS Adjustment Shares to be distributed pursuant to a Partial Distribution shall be calculated by subtracting the Escrowed Shares from the EPS Adjustment Shares (10,000,000 minus Escrowed Shares).

c.
In any distribution, if CC has not made an election to exchange its Sing Kung shares in the Exchange Offer, then the shares distributed to CC shall be the applicable number of original CC shares deposited to the escrow and Stockholders shall receive the applicable number of CNC shares.

(ii)
Subsequent Release. All Escrowed Shares shall be issued within 15 days following the delivery of the final annual consolidated audit report for the first annual audit subsequent to 2008 in which CNC meets the Threshold Net Income Target for the year covered by the audit report, as set forth in Section 1.3; the distribution of the EPS Adjustment Shares shall be to Stockholders of record as of December 31 of the year of the qualifying audit report, and the issuance shall be in proportion to such Stockholders’ holdings of Sing Kung Stock on such record date. The value of shares distributable under Section 1.4(ii) shall also be available for indemnification pursuant to ARTICLE X to the extent not previously paid. In any subsequent release, if CC has not made an election to exchange its Sing Kung shares, then the shares distributed to CC shall be the applicable number of original CC shares deposited to the escrow and Stockholders shall receive the applicable number of CNC shares.

(iii)
Repurchase. If CNC fails to meet any Threshold Net Income Target by the latest year set forth in Section 1.3 (fiscal year 2012) as confirmed by the delivery of a final consolidated audit report for each such year, then CNC shall have the right to repurchase any Escrowed Shares for par value ($0.0001 per share), or for aggregate maximum consideration of $1,000.00.

ARTICLE II
EFFECTIVENESS

2.1 Interim Status. The parties are executing this Stock Purchase Agreement prior to completion of several matters customarily included in such an agreement. This Stock Purchase Agreement will not be effective until the actions specified in Section 2.2(c) are completed.

2.2 Actions Prior to Effectiveness. The parties agree to take the following actions prior to April 28, 2008:

(a)	Actions to be taken by Sing Kung and the Stockholders:

(1)	Prepare the Sing Kung Disclosure Schedule and related exhibits in form and substance substantially satisfactory to IAG in its sole discretion.

(2)
Provide evidence to IAG of the execution, since January 1, 2008, of binding BT (Build Transfer) contracts with municipalities and back-to-back contracts with sub-contractors that will generate a total of $70 million in revenue for the company, $62 million to be recognized by the end of 2008 and $8 million to be recognized in 2009.

“Total Backlog” means the total amount of contract revenue to be earned by Sing Kung beginning as of Jan 1, 2008 and extending over the full term of the contract (excluding interest).

“Work Backlog” means the amount of revenue that Sing Kung would be expected to earn in any specified period from executed BT contracts if it performs in accordance with the contract terms.

(3)
Enter into Agreements with Key Personnel, other than Mr. Huang, in form and substance satisfactory to IAG and containing protective provisions for the benefit of the Company that are at least as favorable as those set forth in the form of the agreement in Exhibit B.

(4)
Confirm to IAG that the contractual arrangements with Key Personnel and the senior urban planning and infrastructure planning officer referred to in paragraph 2.2(a)(6) are in effect and have not been terminated or threatened to be terminated for any reason.

(5)
Consummate the Bridge Transaction in accordance with the Securities Purchase Agreement attached as Exhibit C in an amount of at least $12 million in gross proceeds, with no default or breach by Sing Kung having occurred.

(6)	Sing Kung and the Subsidiaries shall have appointed a senior urban and infrastructure planning officer acceptable to IAG in its sole discretion.

(7)
Provide confirmation that there have been no material changes to the condition or prospects of Sing Kung or SNC since signing and that the representations and warranties in ARTICLE IV continue to be true and correct.

(b)	Actions to be taken by IAG:

(1)	IAG will have timely filed its Annual Report on Form 10-KSB and any current reports it is required to file under US securities laws.

(2)
Provide confirmation that there have been no material changes to the condition or prospects of IAG since signing and that the representations and warranties in ARTICLE V continue to be true and correct.

(c) Confirmation of Effectiveness. On or before April 28, 2008 the Parties shall each provide a certificate confirming that the actions set forth in Sections 2.2(a) and 2.2(b) are acceptable and that the Agreement is effective. Extensions to the April 28 date may be granted by either party up to May 15 or such date as Sing Kung is able to satisfy the conditions set forth in Article 2.2(a); however, if any extensions are granted, then the party seeking the extension shall reimburse the party granting the extension for the reasonable extra out-of-pocket costs related to granting such extension.

(d) Consequence of Failure to Achieve Effectiveness. In the event that a party fails to take the actions required of it by Section 2.2(a) or Section 2.2(b) (as the case may be), the other party may terminate the Agreement. The party who has failed to take an action required by Section 2.2(a) or 2.2(b) shall pay the other party $50,000 plus out of pocket expenses incurred or accrued subsequent to January 15, 2008 in negotiation and preparation of this Agreement and in connection with exploration of the transaction contemplated herein.

ARTICLE III
THE CLOSING

3.1 The Closing. Subject to the terms and conditions of this Agreement, the consummation of the Sing Kung Stock purchase and the other transactions contemplated by this Agreement shall take place at a closing (“Closing”) to be held at 10:00 a.m., local time, on the fourth business day after the date on which the last of the conditions to Closing set forth in ARTICLE IX is fulfilled, at the offices of DLA Piper US LLP, 4365 Executive Drive Suite 1100, San Diego, California 92121, or at such other time, date or place as the Parties may agree upon in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.”

3.2 Deliveries.

(a) Stockholders. At the Closing, the Stockholders will (i) assign and transfer to CNC all of their right, title and interest in and to the Sing Kung Stock by delivering to CNC the certificates representing such Sing Kung Stock, duly endorsed for transfer and free and clear of all liens, (ii) provide confirmation that CNC is reflected on the share register of Sing Kung as the registered owner of the Sing Kung Stock, and (iii) deliver to CNC the certificates, opinions and other agreements contemplated by ARTICLE IX hereof and the other provisions of this Agreement.

(b) CNC. At the Closing, CNC shall deliver to Stockholders (i) the shares of CNC Stock representing the Purchase Price to which Stockholders are entitled pursuant to Section 1.2, and (ii) the certificates, opinions and other agreements and instruments contemplated by ARTICLE IX hereof and the other provisions of this Agreement.

3.3 Additional Agreements. At the Closing, the following agreements will have been executed and delivered (collectively, the “Transaction Documents”), the effectiveness of each of which is subject to the Closing:

(a) a Merger Agreement to become effective concurrent with the closing between IAG and CNC, pursuant to which (i) IAG will merge with and into CNC (ii) all shares of IAG will be converted into an equal number of shares of CNC, and (iii) all rights to acquire shares of IAG will be converted into rights to acquire an equal number of shares of CNC on the same terms and conditions as were applicable to the rights to acquire shares of IAG.

(b) An Escrow Agreement (“Escrow Agreement”) and a mutually agreed upon agent for escrow on terms reasonably acceptable to IAG, Sing Kung and the Stockholders.

3.4 Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the Parties hereto shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by law, to fulfill its obligations under this Agreement and the other Transaction Documents to which it is a party.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
RELATING TO THE STOCKHOLDERS, SING KUNG AND THE BUSINESS

Stockholders and Sing Kung represent and warrant to IAG and CNC, that the statements contained in this ARTICLE IV are true and correct, except as disclosed in a document of even date herewith and delivered by Stockholders and Sing Kung to IAG on or prior to the date of Effectiveness referring to the representations and warranties in this Agreement (the “Sing Kung Disclosure Schedule”). The Sing Kung Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered sections contained in this ARTICLE IV, and the disclosure in any such numbered and lettered paragraph of the Sing Kung Disclosure Schedule shall qualify only the corresponding section in this ARTICLE IV (except to the extent disclosure in any numbered and lettered paragraph of the Sing Kung Disclosure Schedule is specifically cross-referenced in another numbered and lettered paragraph of the Sing Kung Disclosure Schedule).

4.1 Stock Ownership; Subsidiaries.

(a) Ownership. The persons set forth in paragraph 4.1(a) of the Sing Kung Disclosure Schedule are the registered owners of all of the shares of Sing Kung Capital Stock in the amounts set forth therein. Stockholders own that number of shares of the Sing Kung Stock set forth next to his, her or its name in paragraph 4.1(a) of Sing Kung Disclosure Schedule free and clear of all Liens. There are no options, warrants or other contractual rights outstanding which give any Person the right to acquire shares of Sing Kung capital stock from Sing Kung, whether or not such rights are presently exercisable. There are no disputes, arbitrations or litigation proceedings with respect to the Sing Kung capital stock.

(b) Subsidiaries. Paragraph 4.1(b) of the Sing Kung Disclosure Schedule contains a list of each company, corporation, partnership, joint venture or other entity of which either (i) Sing Kung directly or indirectly owns, beneficially or of record, at least 50% of the outstanding equity or financial interests of such entity, or (ii) is otherwise consolidated in the Sing Kung Financial Statements (each such entity, a "Subsidiary”). Prior to Closing, Sing Kung will own all of the equity interests of its Subsidiaries. The authorized capital stock of each Subsidiary, and the registered owner of the outstanding equity interests of each Subsidiary, is set forth in paragraph 4.1(b) of the Sing Kung Disclosure Schedule. All of the outstanding shares of any Subsidiary that are held by Sing Kung directly or indirectly are validly issued, fully paid and non-assessable and are held free and clear of all Liens. There are no consignments, contracts and/or equity transfer arrangements, options, warrants or other contractual rights or arrangements outstanding which give any Person the right to acquire or control any capital stock of any Subsidiary whether or not such rights are presently exercisable. Except as indicated in the preceding sentence, there are no contracts and/or equity transfer arrangements, options, warrants or other contractual rights (oral or written), trusts or other arrangements of any nature which give any Person (other than Sing Kung) the right to any asset, income, dividend, distribution, property interest or direct or beneficial interest in or from any Subsidiary.

(c) Minority Interests. Paragraph 4.1(c) of the Sing Kung Disclosure Schedule contains a list of (i) each company, corporation, partnership, joint venture or other entity in which Sing Kung directly or indirectly owns an equity interest but which is not a Subsidiary, if any, and (ii) the percentage of such entity that is owned directly or indirectly by Sing Kung and the name of the person or entity holding a controlling interest in such entity.

4.2 Organization of Sing Kung and the Subsidiaries. Each of Sing Kung and each Subsidiary is a corporate entity duly organized, validly existing and in good standing under the law of its jurisdiction of incorporation as set forth on paragraph 4.2 of the Sing Kung Disclosure Schedule. Each of Sing Kung and each Subsidiary is duly qualified to do business in the jurisdictions in which the property owned, leased or operated by such entity or the nature of the business which it conducts requires qualification (which jurisdictions are listed in paragraph 4.2 of the Sing Kung Disclosure Schedule), or if not so qualified, such failure or failures, in the aggregate, would not have a material adverse effect on the Business, assets, operations, financial condition, liquidity or prospects of Sing Kung or any Subsidiary, separately and as a whole (a “Sing Kung Material Adverse Effect”). Neither Sing Kung nor any Subsidiary owns, directly or indirectly, any capital stock or any other securities of any issuer or any equity interest in any other entity and is not a party to any agreement to acquire any such securities or interest, except as set forth on paragraph 4.2 of the Sing Kung Disclosure Schedule. Each of Sing Kung and each Subsidiary has all requisite power and authority to own, lease and operate its properties and to carry on its respective business as now being conducted and as presently contemplated to be conducted.

4.3 Authority and Corporate Action; No Conflict.

(a) Stockholders and Sing Kung have all necessary power and authority to enter into this Agreement and the other Transaction Documents to which each is a party and to consummate the stock purchase and other transactions contemplated hereby and thereby. All action, corporate and otherwise, necessary to be taken by the Board of Directors of Sing Kung to authorize the delivery and performance of this Agreement, the Transaction Documents and all other agreements and instruments delivered by Sing Kung in connection with the stock purchase has been duly and validly taken. This Agreement and the Transaction Documents to which the Stockholders or Sing Kung is a party have been duly executed and delivered by the Stockholders or Sing Kung (as the case may be) and constitute the valid, binding and enforceable obligations of the Stockholders or Sing Kung (as the case may be), enforceable in accordance with their respective terms, except (i) as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) and (ii) as enforceability of any indemnification provision may be limited by federal and state securities laws and public policy of the United States, British Virgin Islands and the PRC.

(b) Neither the execution and delivery of this Agreement or any of the other Transaction Documents contemplated hereby by Stockholders or Sing Kung nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with, result in a breach or violation of or constitute (or with notice of lapse of time or both constitute) a default under, (A) the Memorandum and Articles of Association of Sing Kung, (B) the charter documents of any Subsidiary, or (C) any law, statute, regulation, order, judgment or decree or any instrument, contract or other agreement to which Stockholders, Sing Kung or any Subsidiary is a party or by which it (or any of its properties or assets) is subject or bound; (ii) result in the creation of, or give any party the right to create, any lien, charge, option, security interest or other encumbrance upon the assets of Sing Kung or any Subsidiary; (iii) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any contract to which Sing Kung or any Subsidiary is a party; or (iv) result in any suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, qualification, authorization or approval applicable to Sing Kung or any Subsidiary.

4.4 Consents and Approvals. Other than as set forth in paragraph 4.4 of the Sing Kung Disclosure Schedule, the execution and delivery of this Agreement and the Transaction Documents by Stockholders and Sing Kung do not, and the performance of this Agreement and the Transaction Documents will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except where failure to obtain such consents, approvals, authorizations or actions, or to make such filings or notifications, would not prevent them from performing any of their material obligations under this Agreement and the Transaction Documents and would not have a Sing Kung Material Adverse Effect.

4.5 Licenses, Permits, Etc. Sing Kung and each Subsidiary possess or will possess prior to the Closing all Permits necessary, in all material respects, for the ownership and operation of the Business, which necessary Permits are described or are as set forth in paragraph 4.5 of the Sing Kung Disclosure Schedule. True, complete and correct copies of Permits issued to Sing Kung or any Subsidiary have previously been delivered to IAG. All such Permits are in full force and effect and Sing Kung and each Subsidiary and the officers, directors and employees of Sing Kung and each Subsidiary have complied and Sing Kung and each Subsidiary will comply, and Sing Kung and each Subsidiary shall cause its respective officers, directors and employees to comply, in all material respects with all terms of such Permits and will take any and all actions necessary to ensure that all such Permits remain in full force and effect and that the terms of such Permits are not violated through the Closing Date. Neither Sing Kung nor any Subsidiary is in default in any material respect under any of such Permits and no event has occurred and no condition exists which, with the giving of notice, the passage of time, or both, would constitute a default thereunder. Neither the execution and delivery of this Agreement, the Transaction Documents or any of the other documents contemplated hereby nor the consummation of the transactions contemplated hereby or thereby nor compliance by either Sing Kung or any Subsidiary with any of the provisions hereof or thereof will result in any suspension, revocation, impairment, forfeiture or nonrenewal of any Permit applicable to the Business.

4.6 Taxes, Tax Returns and Audits. Sing Kung and each Subsidiary have filed on a timely basis (taking into account any extensions received from the relevant taxing authorities) all returns and reports pertaining to all Taxes that are or were required to be filed by Sing Kung and each Subsidiary with the appropriate taxing authorities in all jurisdictions in which such returns and reports are or were required to be filed, and all such returns and reports are true, correct and complete in all material respects. All Taxes that are due from or may be asserted against Sing Kung or any Subsidiary (including deferred Taxes) in respect of or attributable to all periods ending on or before the Closing Date have been or will be fully paid, deposited or adequately provided for on the books and financial statements of Sing Kung or are being contested in good faith by appropriate proceedings. No issues have been raised (or are currently pending) by any taxing authority in connection with any of the returns and reports referred to above which might be determined adversely to Sing Kung or any Subsidiary which could have a Sing Kung Material Adverse Effect. Neither Sing Kung nor any Subsidiary has given or been requested to give waivers or extensions of any statute of limitations with respect to the payment of Taxes. There are no tax liens affecting Sing Kung, any Subsidiary or their respective assets which have not been satisfied or discharged by payment or concession by the relevant taxing authority. Paragraph 4.6 of the Sing Kung Disclosure Schedule sets forth an accurate and complete list of each taxing authority to which Sing Kung or any Subsidiary is required or may be required to file notices, returns or payments, with a brief description of the tax or exemption applicable to Sing Kung or the Subsidiary.

4.7 Compliance with Law.  The business of Sing Kung and each Subsidiary has been conducted, and is now being conducted and will be conducted prior to Closing, in compliance in all material respects with all applicable Laws. Sing Kung and each Subsidiary and their respective officers, directors and employees (i) are not, and during the periods of existence of those companies were not, in violation of, or not in compliance with, in any material respect any such applicable Laws with respect to the conduct of the businesses of Sing Kung and each Subsidiary; and (ii) have not received any notice from any Governmental Authority, and to the best of the Knowledge of Sing Kung, each Subsidiary, and Stockholders, none is threatened, alleging that Sing Kung or any Subsidiary has violated, or not complied with, any applicable Laws.

4.8 Litigation. There are no actions, suits, arbitrations or other proceedings pending or, to the best of the Knowledge of Sing Kung, each Subsidiary and Shareholder, threatened against Sing Kung or any Subsidiary before any Governmental Authority. Neither Sing Kung, any Subsidiary nor any of their properties is subject to any order, judgment, injunction or decree.

4.9 Records. The books of account, minute books, stock certificate books and stock transfer ledgers of each of Sing Kung and each Subsidiary are complete and correct in all material respects, and there have been no material transactions involving Sing Kung or any Subsidiary which are required to be set forth therein and which have not been so set forth.

4.10 Financial Condition; Projections.

(a) For the years ended December 31, 2005, December 31, 2006, and December 31, 2007 Sing Kung has revenues and earnings as set forth in the audited financial statements attached to the Disclosure Schedules and prepared in accordance with GAAP (the “SK Financial Statements”). In accordance with Section 6.18, Sing Kung is required to deliver audited updates of the SK Financial Statements restated to reflect GAAP and to deliver audited financial statements for the calendar quarter ending March 31, 2008. The revenues, earnings and balance sheet of Sing Kung are as set forth in such audited financial statements and, when delivered, they shall also be deemed SK Financial Statements.

(b) The SK Financial Statements, including the notes thereto and any supporting schedules, fairly present the financial position, the results of operations and the cash flows of Sing Kung at the dates and for the periods to which they apply; and such financial statements have been prepared in conformity with GAAP, consistently applied throughout the periods involved. The SK Financial Statements disclose all material off-balance sheet transactions, arrangements, obligations (including contingent obligations), and other relationships of Sing Kung with unconsolidated entities or other persons that may have a material current or future effect on Sing Kung’s financial condition, changes in financial condition, results of operations, liquidity, capital expenditures, capital resources, or significant components of revenues or expenses.

(c) The projections of the financial performance of Sing Kung that have been provided to IAG are attached to the Disclosure Schedules (the “Projections”) and were prepared on the basis of reasonable assumptions, including information about the urban and infrastructure planning projects with which Sing Kung, the Subsidiaries and Key Personnel (in their capacity as officers of Sing Kung or the Subsidiaries and otherwise) are currently involved (the “Planning Project Pipeline”). Paragraph 4.10 of the Sing Kung Disclosure Schedules sets forth a complete list of the Planning Project Pipeline and identifies those projects that have been identified by Sing Kung or Key Personnel as attractive potential candidates for BT or BTO project bids by Sing Kung or the Subsidiaries and, to their Knowledge, the approximate gross amounts of such project bids and the calendar quarter and year in which such projects are deemed likely to be awarded and commence. Neither Stockholders nor Sing Kung have any knowledge of facts that would make the Projections materially in error.

4.11 No Undisclosed Liabilities. Sing Kung does not have any liabilities, whether known or unknown, absolute, accrued, contingent or otherwise, except (a) as and to the extent reflected or reserved against on the SK Financial Statements, (b) those incurred since December 31, 2007, in the ordinary course of business and consistent with prior practice, or (c) liabilities which are less than $10,000 individually and $25,000 in the aggregate. Paragraph 4.11 of the Sing Kung Disclosure Schedule contains an accurate and complete list and description and all liabilities of Sing Kung and the Subsidiaries whether or not reflected or reserved against on the Sing Kung Financial Statements which individually exceeds US $10,000 or, if in the aggregate, exceed $100,000 (or the equivalent of US $100,000).

4.12 Accounts Receivable. The accounts receivable of Sing Kung and the Subsidiaries, both (i) as reflected on the Sing Kung Financial Statements, and (ii) created after December 31, 2007, are bona fide accounts receivable, created in the ordinary course of business and subject to historical rates of uncollected liabilities, as reserved against on the Sing Kung Financial Statements, are good and collectible within periods of time normally prevailing in the industry at the aggregate recorded amounts thereof.

4.13 Inventory. The inventory of Sing Kung and the Subsidiaries consists of items of quality and quantity useable or saleable in the ordinary course of business at regular sales prices, subject to (a) changes in price levels as a result of economic and market conditions and (b) reserves reflected in the respective Sing Kung Financial Statements for spoiled and discontinued items.

4.14 Real Property. To the extent applicable under the laws and business practices of the PRC:

(a) Paragraph 4.14 of the Sing Kung Disclosure Schedule contains an accurate and complete list and description of all real estate owned by Sing Kung or any Subsidiary as well as any other real estate that is in the possession of or leased by Sing Kung or any Subsidiary or is used by or is material to the operation of the Business and is owned by, leased by or is available as a result of any contract or informal arrangement involving any Key Manager or contractor involved in a BT Contract, and the referenced paragraph lists and describes improvements (including buildings and other structures) located on such real estate (collectively, the “Real Property”), and lists and accurately describes any leases or other arrangements under which any such Real Property is possessed (the “Real Estate Leases”). Neither Sing Kung nor any Subsidiary is in default under any of the Real Estate Leases, and neither Stockholders, Sing Kung nor any Subsidiary is aware of any default by any of the lessors thereunder. The use and operation of the Real Property is in full compliance in all material respects with all Laws, covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Real Property and, effective as of the Closing, Sing Kung and each Subsidiary shall have the right under all Laws to continue the use and operation of the Real Property in the conduct of the Business.

(b) To the best Knowledge of Stockholders, Sing Kung and each Subsidiary, none of the buildings, structures and other improvements located on the Real Property, the appurtenances thereto or the equipment therein or the operation or maintenance thereof violates any restrictive covenant or encroaches on any property owned by others or any easement, right of way or other encumbrance or restriction affecting or burdening such Real Property in any manner which would have a Sing Kung Material Adverse Effect on the condition (financial or otherwise), assets, operations or results of operations of Sing Kung, nor does any building or structure of any third party encroach upon the Real Property or any easement or right of way benefiting the Real Property.

(c) Neither Sing Kung nor any Subsidiary has received written notice of, or otherwise had knowledge of, any condemnation, fire, health, safety, building, environmental, hazardous substances, pollution control, zoning or other land use regulatory proceedings, either instituted or planned to be instituted, which would have an effect on the ownership, use and operation of any portion of the Real Property for its intended purpose or the value of any material portion of the Real Property, nor has Sing Kung nor any Subsidiary received written notice of any special assessment proceedings affecting any of the Real Property.

(d) To the best Knowledge of Stockholders, Sing Kung and each Subsidiary, all water, sewer, gas, electric, telephone and drainage facilities, and all other utilities required by any applicable law are installed to the property lines of the Real Property, are connected pursuant to valid permits to municipal or public utility services or proper drainage facilities to permit full compliance with the requirement of all Laws. To the best Knowledge of Stockholders, Sing Kung and each Subsidiary, no fact or condition exists which could result in the termination or reduction of the current access from the Real Property to existing roads or to sewer or other utility services presently serving the Real Property.

(e) All Permits, certificates, easements and rights of way, including proof of dedication, required from all governmental entities having jurisdiction over the Real Property for the use and operation of the Real Property in the conduct of the Business and to ensure vehicular and pedestrian ingress to and egress from the Real Property have been obtained.

(f) Neither Sing Kung nor any Subsidiary has received written notice and neither they nor Stockholders have any Knowledge of any pending or threatened condemnation proceeding affecting the Real Property or any part thereof or of any sale or other disposition of the Real Property or any part thereof in lieu of condemnation.

(g) No portion of the Real Property has suffered any material damage by fire or other casualty which has not heretofore been repaired sufficiently to permit its use as existed prior to the occurrence of the fire or other casualty.

4.15 Certain Personal Property. Paragraph 4.15 of the Sing Kung Disclosure Schedule contains an accurate and complete list and description of the fixed assets (that have individual values in excess of $5,000) of Sing Kung and the Subsidiaries specifying the location of all items of tangible personal property (that have individual values in excess of $5,000) of Sing Kung and the Subsidiaries that were included in the Sing Kung Financial Statements.

4.16 Non-Real Estate Leases. The Sing Kung Financial Statements and paragraph 4.16 of the Sing Kung Disclosure Schedule together contain an accurate and complete list and description of all assets and property (other than Real Property and Real Estate Leases) that are used as of the date of this Agreement in the operation of the Business and that are possessed by Sing Kung or any Subsidiary under an existing lease or are provided by affiliates of Sing Kung (or affiliates of any Subsidiary), customers, contractors or any of their affiliates. All of such leases are referred to herein as the “Non-Real Estate Leases.” Neither Sing Kung nor any Subsidiary is in default under any of the Non-Real Estate Leases, and neither Sing Kung nor any Subsidiary has any Knowledge of any default by any of the lessors hereunder.

4.17 Contracts, Obligations and Commitments. Except as set forth in the Sing Kung Financial Statements and on paragraph 4.17 of the Sing Kung Disclosure Schedule together, other than the Real Estate Leases and the non-Real Estate Leases, neither Sing Kung nor any Subsidiary has any existing contract, obligation or commitment (written or oral) of any nature (other than obligations involving payments of less than $10,000 individually and $100,000 in the aggregate), including without limitation the following:

(a) Employment, bonus, severance or consulting agreements, retirement, stock bonus, stock option, or similar plans;

(b) Loans or other agreements, notes, indentures or instruments relating to or evidencing indebtedness for borrowed money or mortgaging, pledging or granting or creating a lien or security interest or other encumbrance on any of the assets of Sing Kung or any Subsidiary or any agreement or instrument evidencing any guaranty by Sing Kung or any Subsidiary of payment or performance by any other Person;

(c) Agreements of any kind relating to employment matters such as labor agreements or agreements providing for benefits under any plan;

(d) Any contract or series of contracts with the same Person for the furnishing or purchase of equipment, goods or services, except for purchase and sales orders in the ordinary course of business;

(e) Any joint venture contract or arrangement or other agreement involving a sharing of profits or expenses to which Sing Kung or any Subsidiary is a party or by which it is bound;

(f) Agreements which limit the freedom of Sing Kung or any Subsidiary to compete in any line of business or in any geographic area or with any Person;

(g) Agreements providing for disposition of the assets, businesses or a direct or indirect ownership interest in Sing Kung or any Subsidiary;

(h) Any contract, commitment or arrangement not made in the ordinary course of business of Sing Kung or any Subsidiary; or

(i) Agreements with any Governmental Authority.

Except as set forth in paragraph 4.17 of the Sing Kung Disclosure Schedule, each contract, agreement, arrangement, plan, lease, license, or similar instrument (collectively, a “Contract”) to which Sing Kung or any Subsidiary is a party is a valid and binding obligation of such party and, to the best Knowledge of Stockholders, Sing Kung and each Subsidiary, is enforceable in accordance with its terms (except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency or other laws affecting creditors’ rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law), and is in full force and effect (except for any Contracts which by their terms expire after the date hereof or are terminated after the date hereof in accordance with the terms thereof, provided, however, that neither Sing Kung nor any Subsidiary will terminate any Contract after the date hereof without the prior written consent of IAG, which consent shall not be unreasonably withheld or delayed), and neither Sing Kung nor any Subsidiary has breached any material provision of, nor is in default in any material respect under the terms of any of the Contracts. Promptly upon request, Sing Kung will provide IAG with copies of executed Contracts together with English-language translations thereof.

4.18 Intellectual Property Rights.

(a) Intellectual Property. Paragraph 4.18 of the Sing Kung Disclosure Schedule contains an accurate and complete list and description of all Intellectual Property used by Sing Kung or any Subsidiary in connection with the Business, specifying as to each (i) the nature of such right, (ii) the ownership thereof, (iii) the Governmental Authority that has issued or recorded a registration or certificate or similar document with respect thereto or with which an application for such a registration, certificate or similar document is pending and (iv) any applicable registration, certificate or application number.

(b) Other Intellectual Property Rights. Paragraph 4.18 of the Sing Kung Disclosure Schedule includes an accurate and complete list and description of all material inventions and trade secrets that Sing Kung or any Subsidiary has formally documented and that are owned, used, controlled, authorized for use or held by, or licensed to, Sing Kung or any Subsidiary that relate to or are necessary to the Business, including as conducted at or prior to Closing or as proposed to be conducted by Sing Kung or any Subsidiary, together with a designation of the ownership thereof.

(c) Software. Paragraph 4.18 of the Sing Kung Disclosure Schedule includes an accurate and complete list and description of all Software used by Sing Kung or any Subsidiary in connection with the Business, including as conducted at or prior to Closing or as proposed to be conducted by Sing Kung or any Subsidiary, together with a designation of ownership.

(d) Out-Bound Licenses. Paragraph 4.18 of the Sing Kung Disclosure Schedule includes an accurate and complete list and description of all licenses, sublicenses, and other Contracts pursuant to which (i) any Person is authorized to use any Intellectual Property rights used in connection with the Business or (ii) any right of Sing Kung or any Subsidiary in, or such entity’s use of, any Intellectual Property right used in connection with the Business is otherwise materially affected.

(e) In-Bound Licenses. Paragraph 4.18 of the Sing Kung Disclosure Schedule includes an accurate and complete list and description of all licenses, sublicenses, and other Contracts pursuant to which Sing Kung or any Subsidiary is authorized to use, or can be authorized to use (through, for example, the grant of a sublicense), any Intellectual Property owned by any other Person (including any rights enjoyed by Sing Kung or any Subsidiary by reason of its relationship with one of its affiliates) in connection with the Business.

(f) Ownership. As of the date hereof, Sing Kung and each Subsidiary owns, and at the Closing Date will own, all right, title and interest in and to all Intellectual Property rights used in connection with the Business, and those Intellectual Property rights were developed and created solely by employees of such entity acting within the scope of their employment or by third parties (all of which employees and third parties have validly and irrevocably assigned all of their rights therein to such entity) and Sing Kung and each Subsidiary is duly and validly licensed to use all other Intellectual Property used in connection with the Business, free and clear of royalties (except as otherwise set forth in paragraph 4.18 of the Sing Kung Disclosure Schedule). Neither Sing Kung nor any Subsidiary has assigned or transferred ownership of, agreed to so assign or transfer ownership of, or granted any exclusive license of or exclusive right to use, any Intellectual Property used in connection with the Business.

(g) Royalties. Except for licenses listed and accurately and completely described in paragraph 4.18 of the Sing Kung Disclosure Schedule as royalty-bearing, there are (and will be upon Closing) no royalties, honoraria, fees, or other payments payable by Sing Kung or any Subsidiary to any Person by reason of the ownership, use, license, sale, or disposition of any Intellectual Property used in connection with the Business.

(h) Infringement. The Intellectual Property used in connection with the Business by Sing Kung and each Subsidiary does not infringe or misappropriate any Intellectual Property rights of any Person under the laws of any jurisdiction.

No notice, claim or other communication (in writing or otherwise) has been received from any Person: (A) asserting any ownership interest in any material Intellectual Property used in connection with the Business; (B) asserting any actual, alleged, possible or potential infringement, misappropriation or unauthorized use or disclosure of any Intellectual Property used in connection with the Business, defamation of any Person, or violation of any other right of any Person (including any right to privacy or publicity) by Sing Kung or any Subsidiary or relating to the Intellectual Property used in connection with the Business; or (C) suggesting or inviting Sing Kung or any Subsidiary to take a license or otherwise obtain the right to use any Intellectual Property that Sing Kung uses in connection with the Business. To the best Knowledge of Stockholders, Sing Kung and each Subsidiary, no Person is infringing, misappropriating, using or disclosing in an unauthorized manner any Intellectual Property used in connection with the Business, which Intellectual Property is owned by, exclusively licensed to, held by or for the benefit of, or otherwise controlled by Sing Kung or any Subsidiary.

(i) Proceedings. Except as set forth in paragraph 4.18 of the Sing Kung Disclosure Schedule, there are no current or, to the best Knowledge of Stockholders, Sing Kung and each Subsidiary, threatened Proceedings (including but not limited to any interference, reexamination, cancellation, or opposition proceedings) arising out of a right or claimed right of any person before any Governmental Authority anywhere in the world related to any Intellectual Property used in connection with the Business owned by, exclusively licensed to, held by or for the benefit of, or otherwise controlled by Sing Kung or any Subsidiary.

4.19 Title to and Condition of Assets.

(a) Sing Kung and each Subsidiary has good and marketable title to all the properties and assets owned by it. Except as set forth in the Sing Kung Financial Statements and paragraph 4.19 of the Sing Kung Disclosure Schedule together, none of such properties and assets is subject to any Lien, option to purchase or lease, easement, restriction, covenant, condition or imperfection of title or adverse claim of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise.

(b) To the best Knowledge of Stockholders, Sing Kung and each Subsidiary, except as set forth in paragraph 4.19 of the Sing Kung Disclosure Schedule, all buildings, structures, improvements, fixtures, facilities, equipment, all components of all buildings, structures and other improvements included within the Real Property, including but not limited to the roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein conform in all material respects to all applicable Laws of every Governmental Authority having jurisdiction over any of the Real Property, and every instrumentality or agency thereof. There are no unsatisfied requests for any repairs, restorations or improvements to the Real Property from any Person, including without limitation any Governmental Authority, except such requests of employees as have been denied in the exercise of prudent business and operational practices. There are no outstanding contracts made by Sing Kung or any Subsidiary for any improvements to the Real Property which have not been fully paid for. No person, other than Sing Kung and the Subsidiaries, owns any equipment or other tangible assets or properties situated on the Real Property or necessary to the operation of the Business, except for leased items disclosed in paragraph 4.19 of the Sing Kung Disclosure Schedule.

4.20 Absence of Certain Changes. Except as set forth on paragraph 4.20 of the Sing Kung Disclosure Schedule, as contemplated in this Agreement, or incurred in ordinary business in compliance with past practice, neither Sing Kung nor any Subsidiary has, since December 31, 2007:

(a) issued, delivered or agreed to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury), or granted or agreed to grant any options (including employee stock options), warrants or other rights for the issue thereof;

(b) borrowed or agreed to borrow any funds exceeding $50,000 (or other currency equivalent) except current bank borrowings not in excess of the amount thereof shown on the Sing Kung Financial Statements;

(c) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due exceeding $50,000 (or other currency equivalent), except current liabilities for trade obligations incurred in the ordinary course of business and consistent with prior practice;

(d) discharged or satisfied any encumbrance exceeding $50,000 (or other currency equivalent) other than those then required to be discharged or satisfied, or paid any obligation or liability other than current liabilities shown on the Sing Kung Financial Statements and liabilities incurred since December 31, 2007 in the ordinary course of business and consistent with prior practice;

(e) sold, transferred, leased to others or otherwise disposed of any assets exceeding $50,000 (or other currency equivalent), except for inventories sold in the ordinary course of business and assets no longer used or useful in the conduct of its business, or canceled or compromised any debt or claim, or waived or released any right of substantial value;

(f) received any notice of termination of any Contract, Lease or other agreement, or suffered any damage, destruction or loss exceeding $50,000 (or other currency equivalent) (whether or not covered by insurance) which, in any case or in the aggregate, has had, or might reasonably be expected to have, a Sing Kung Material Adverse Effect;

(g) had any material change in its relations with its employees or agents, clients or insurance carriers which has had or might reasonably be expected to have a Sing Kung Material Adverse Effect;

(h) transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any Intellectual Property or modified any existing rights with respect thereto;

(i) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to any shareholder of Sing Kung or any Subsidiary or any affiliate of any shareholder of Sing Kung or any Subsidiary, or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock, or made or agreed to make any payment to any shareholder of Sing Kung or any Subsidiary or any affiliate of any shareholder of any Sing Kung or any Subsidiary, whether on account of debt, management fees or otherwise;

(j) suffered any other material adverse effect in its assets, liabilities, financial condition, results of operations or business; or

(k) entered into any agreement or made any commitment to take any of the types of action described in any of the foregoing clauses (other than clauses (f), (g) or (j)).

4.21 Employee Plans; Labor Matters. The Sing Kung Financial Statements and paragraph 4.21 of the Sing Kung Disclosure Schedule together contain an accurate and complete list and description of all employee benefits, including without limitation pension, medical insurance, work related injury insurance, birth and nursery insurance, unemployment insurance and educational benefits, which Sing Kung or any Subsidiary are obligated to pay, including amounts and recipients of such payments. Paragraph 4.21 of the Sing Kung Disclosure Schedule contains a summary of the current compensation arrangements for each executive officer of Sing Kung or any Subsidiary. Except as disclosed in the Interim Financial Statements or paragraph 4.21 of the Sing Kung Disclosure Schedule, Sing Kung and each Subsidiary have complied with all applicable Laws relating to employment benefits, including, without limitation, pension, medical insurance, work-related injury insurance, birth and nursery insurance, unemployment insurance and educational benefits. All contributions or payments required to be made by Sing Kung and each Subsidiary with respect to employee benefits have been made on or before their due dates. Except as disclosed in the Sing Kung Financial Statements or paragraph 4.21 of the Sing Kung Disclosure Schedule, all such contributions and payments required to be made by any employees of any Subsidiary with respect to the employee benefits have been fully deducted and paid to the relevant Governmental Authorities on or before their due dates, and no such deductions have been challenged or disallowed by any Governmental Authority or any employee of Sing Kung or any Subsidiary. Paragraph 4.21 lists for each executive officer of Sing Kung and any Subsidiary the post-secondary school degrees earned and the institution that awarded such degree, each corporate or government employer (including corporate address) and dates of employment together with the highest job title/rank obtained, and any corporate, government or institutional positions currently held in addition to employment by Sing Kung or any Subsidiary. Sing Kung represents that it has verified the employment history of each such officer and has made due inquiry regarding the educational and employment history and the absence of criminal records or any other facts that would be inconsistent with the requirements for officers of a publicly listed company.

4.22 Customer Relations. The Contracts that are in progress are, in all material respects, proceeding on the established plan and timeline. Sing Kung knows of no reason why such Contracts will not be completed within the time and costs that have been established. No material disputes have arisen with respect to such Contracts.

4.23 No Illegal or Improper Transactions. Neither Sing Kung nor any Subsidiary nor any other officer, director, employee, agent or affiliate of Sing Kung or any Subsidiary has offered, paid or agreed to pay to any Person or entity (including any governmental official) or solicited, received or agreed to receive from any such Person or entity, directly or indirectly, in any manner which is in violation of any applicable policy of Sing Kung or any Subsidiary, ordinance, regulation or law, any money or anything of value for the purpose or with the intent of (i) obtaining or maintaining business for Sing Kung or any Subsidiary, (ii) facilitating the purchase or sale of any product or service, or (iii) avoiding the imposition of any fine or penalty.

4.24 Related Transactions. Except as set forth in the Sing Kung Financial Statements or paragraph 4.24 of the Sing Kung Disclosure Schedule, and except for compensation to employees for services rendered, neither Sing Kung nor any Subsidiary and no other current or former director, officer, employee or shareholder or any associate of Sing Kung or any Subsidiary is presently, or during the last three fiscal years has been, (a) a party to any transaction with Sing Kung or any Subsidiary (including, but not limited to, any Contract providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to, any such director, officer, employee or shareholder or such associate), or (b) the direct or indirect owner of an interest in any corporation, firm, association or business organization which is a present (or potential) competitor, supplier or customer of Sing Kung or any Subsidiary nor does any such Person receive income from any source other than Sing Kung or any Subsidiary which relates to the business of, or should properly accrue to, Sing Kung or any Subsidiary. There are no contracts between any Affiliate and either Sing Kung or any Subsidiary that would require disclosure under Section 4.17 or licenses of Intellectual Property Rights to an Affiliate by either Sing Kung or any Subsidiary that would require disclosure under Section 4.18.

4.25 Insurance. Paragraph 4.25 of the Sing Kung Disclosure Schedule sets forth a complete list and complete and accurate description of all insurance policies maintained by Sing Kung and each Subsidiary which are in force as of the date hereof and the amounts of coverage thereunder. During the past three years, neither Sing Kung nor any Subsidiary has been refused insurance in connection with the Business, nor has any claim in excess of $100,000 been made in respect of any such agreements or policies, except as set forth in paragraph 4.25 of the Sing Kung Disclosure Schedule hereto. Such insurance is adequate to protect Sing Kung and each Subsidiary and its financial condition against the risks involved in the conduct of the Business.

4.26 Acquisition of CNC Stock.

(a) Acquisition Entirely for Own Account. The CNC Stock to be acquired by Stockholders will be acquired for investment for each Stockholders’ own account and not with a view to the resale or distribution of any part thereof.

(b) Disclosure of Information. Stockholders acknowledge that all of the SEC Reports (defined in Section 5.7) were fully available to each Stockholder (together with his, her or its respective advisor, as necessary) and each Stockholder has reviewed and understands such reports. Stockholders acknowledge that each Stockholder (together with his, her or its respective advisor, as necessary) has received all the information requested relating to IAG, the acquisition of the CNC Stock and the IAG Merger. Stockholders further represent that each Stockholder (together with his, her or its respective advisor, as necessary) has had an opportunity to ask questions and receive answers from IAG regarding the terms and conditions of its acquisition of the CNC Stock and the IAG Merger.

(c) Accredited Investor; Status. Stockholders are each (i) an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act and (ii) do not qualify as a “US Person” as defined in Regulation S under the Securities Act.

(d) Restricted Securities. Stockholders each understand that he, she or it will acquire constitutes “restricted securities” from CNC under the United States federal securities laws and that under such laws and applicable regulations such securities may only be sold in the United States pursuant to an effective registration statement or an available exemption from registration. Stockholders understand that the currently available exemption from registration under Rule 144 requires the securities to be held for one year before they can be sold in the United States.

(e) Legends. It is understood that the certificates evidencing the CNC Stock shall bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THE SECURITIES REPRESENTED HEREBY MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO COUNSEL FOR THE COMPANY, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER, OR DISPOSITION MAY BE EFFECTUATED WITHOUT REGISTRATION UNDER THE ACT.”

4.27 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Stockholders, Sing Kung or any Subsidiary or any Affiliate of any of those parties.

4.28 Disclosure. No representation or warranty by Stockholders, Sing Kung or any Subsidiary contained in this Agreement and no information contained in any Schedule or other instrument furnished or to be furnished to IAG pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.

4.29 Bridge Transaction Agreement. The representations and warranties made by Stockholders, Sing Kung or any Subsidiary contained in the agreements entered into in connection with the Bridge Transaction are true and complete.

4.30 Survival of Representations and Warranties. The representations and warranties of the Stockholders set forth in ARTICLE IV of this Agreement shall survive the Closing for a period of four years, except that the representations and warranties set forth in Sections 4.1, and 4.26 shall survive without limitation as to time and the representations and warranties set forth in Section 4.6 shall survive until six months after the expiration of the statute of limitations with respect to each respective Tax.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF IAG

IAG represents and warrants to Stockholders as follows:

5.1 Organization. IAG is, and CNC will be, a corporation duly organized, validly existing and in good standing under the law of Delaware and BVI, respectively.

5.2 Capitalization.

(a) Capitalization.

(i) The authorized capital stock of IAG includes 90,000,000 shares of common stock and 1,000,000 shares of preferred stock of which 7,000,000 shares of common stock are issued and outstanding and no shares of preferred stock are issued and outstanding. There are warrants outstanding to purchase up to 6,750,000 shares of common stock at a current exercise price of $5.00 per share (the number and price being subject to adjustment under certain circumstances) expiring September 4, 2011 and options to purchase 185,000 shares of common stock exercisable at $0.01 per share. Except as set forth in this Section 5.2, there are no other options, warrants or rights (other than as contemplated by this Agreement) to acquire any capital stock of IAG.

(ii) As of the Closing, the authorized capital stock of CNC will include 100,000,000 ordinary shares and 5,000,000 shares of preferred stock, of which 100 ordinary shares will be issued and outstanding and held by IAG, and no shares of preferred stock will be issued and outstanding. As of the Closing, there will be no options, warrants or rights (other than as contemplated by this Agreement, including the options and warrants of IAG assumed by CNC in the IAG Merger) to acquire any capital stock of CNC.

(iii) Upon the merger of IAG with and into CNC, for the purpose of re-domestication into the BVI, (i) each outstanding share of IAG will be converted into one share of CNC, and the shares of CNC Stock to be issued and outstanding as of the IAG Merger will be extinguished as a contribution to capital, and (ii) there will be assumed the obligation to issue shares of common stock upon exercise of the currently outstanding IAG warrants and options.

(iv) Upon the acquisition of Sing Kung as contemplated by this Agreement, there will be issued the shares of IAG as set forth elsewhere in this Agreement.

(b) Ownership. IAG will be the registered and sole beneficial owner of all the currently issued and outstanding shares of CNC Stock, aggregating 100 shares.

(c) Disputes. There are no disputes, arbitrations or litigation proceedings involving IAG with respect to the common stock and outstanding warrants, options and other rights relating to the capital stock of IAG.

(d) Issuances. Except for the issuance of common stock, warrants and options as set forth in the SEC Reports of IAG and the Registration Statement on Form S-1 for IAG's initial public offering, and subsequent public filings, there have not been any issuances of capital securities or options, warrants or rights to acquire the capital securities of IAG.

5.3 Authority and Corporate Action; No Conflict.

(a) IAG has all necessary corporate power and authority to enter this Agreement and to consummate the transactions contemplated hereby. Except for the actions required to form CNC and redomesticate IAG in the British Virgin Islands, all board of directors’ actions necessary to be taken by IAG to authorize the execution, delivery and performance of this Agreement, the Transaction Documents and all other agreements delivered in connection with this transaction have been duly and validly taken. This Agreement has been duly executed and delivered by IAG and constitutes the valid, binding, and enforceable obligation of IAG, enforceable in accordance with its terms, except (i) as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), (ii) as enforceability of any indemnification provision may be limited by federal and state securities laws and public policy and (iii) as enforceability may be limited by the absence of stockholder approval.

(b) Neither the execution and delivery of this Agreement or any of the other documents contemplated hereby by IAG or, when formed, CNC, nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with, result in a breach or violation of or constitute (or with notice of lapse of time or both constitute) a default under, (A) the Certificate of Incorporation or By-Laws of IAG, the Memorandum and Articles of Association of CNC or (B) any law, statute, regulation, order, judgment or decree or any instrument contract or other agreement to which IAG is a party or by which IAG (or any of the properties or assets of IAG) is subject or bound; (ii) result in the creation of, or give any party the right to create, any lien, charge, option, security interest or other encumbrance upon the assets of IAG or, when formed CNC; (iii) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any contract to which IAG is a party; or (iv) result in any suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, qualification, authorization or approval applicable to IAG.

5.4 Consents and Approvals. Other than the requirement to obtain stockholder approval for the acquisition of Sing Kung and to satisfy the redomestication and merger requirements of Delaware and the British Virgin Islands and for required filings with the Securities and Exchange Commission, the execution and delivery of this Agreement and the Transaction Documents by IAG does not, and the performance of this Agreement and the Transaction Documents by each will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except where failure to obtain such consents, approvals, authorizations or actions, or to make such filings or notifications, would not prevent it from performing any of its material obligations under this Agreement and the Transaction Documents.

5.5 Valid Issuance of CNC Stock. The shares of CNC Stock to be issued to Stockholders will be duly and validly authorized and, when issued and delivered in accordance with the terms hereof for the consideration provided for herein, will be validly issued and will constitute legally binding obligations of CNC in accordance with their terms and will have been issued in compliance with all applicable federal and state securities laws.

5.6 Financial Statements. The audited consolidated financial statements and the unaudited consolidated financial statements of IAG included in IAG’s Annual Report on Form 10-KSB for the year ended December 31, 2007 fairly present in conformity with GAAP applied on a consistent basis the financial position and assets and liabilities of IAG as of the dates thereof and IAG’s results of operations and cash flows for the periods then ended. The balance sheet of IAG as of December 31, 2007 that is included in such financial statements is referred to herein as “IAG’s Balance Sheet.”

5.7 SEC Reports.

(a) IAG has delivered to Stockholders or has made available by publicly available filing, (i) IAG’s Annual Report on Form 10-KSB for the year ended December 31, 2007 (ii) IAG’s prospectus, relating to its initial public offering of securities, and (iii) all other reports filed by IAG under the Exchange Act (all of such materials, together with any amendments thereto and documents incorporated by reference therein, are referred to herein as the “SEC Reports”).

(b) As of its filing date or, if applicable, its effective date, each SEC Report complied in all material respects with the requirements of the Laws applicable to IAG for such SEC Report, including the Securities Act and the Exchange Act.

(c) Each SEC Report as of its filing date and the prospectus referred to in clause (iii) of Section 5.7(a), as of its effective date, did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. IAG has filed all reports under the Exchange Act that were required to be filed as of the date hereof and will have filed all such reports required to have been filed through the Closing Date and has otherwise materially complied with all requirements of the Securities Act and the Exchange Act.

5.8 Trust Fund. As of the date hereof and at the Closing Date, IAG has and will have no less than $43,000,000 (net of deferred underwriting fees and including accrued interest) invested in Government Securities in a trust account with JP Morgan Chase, administered by Continental Stock Transfer & Trust Company, less such amounts, if any, as IAG is required to pay to stockholders who elect to have their shares redeemed in accordance with the provisions of IAG’s Certificate of Incorporation.

5.9 No Undisclosed Liabilities. IAG does not have any liabilities, debts or cash contingencies, pledges in any form, obligations, undertakings or arrangements, whether known or unknown, absolute, accrued, contingent or otherwise, except (a) as and to the extent reflected or reserved against on IAG’s Balance Sheet; and (b) those incurred since December 31, 2007 in the ordinary course of business and disclosed thereafter in its public filings; it being understood that activities undertaken and costs incurred by IAG, (including costs of legal counsel), in pursuit of a business combination and in furtherance of this Agreement, including without limitation, costs incurred in visits to China with Sing Kung, performing analysis and due diligence, obtaining investment banking advice and investor relations support services, and actions taken to meet the conditions to Effectiveness of this Agreement are deemed to be in the ordinary course of business for IAG and (when formed) CNC.

5.10 Absence of Certain Changes. Except as contemplated and disclosed in this Agreement and its publicly-available filings or incurred in the ordinary course of business since December 31, 2007, IAG has not:

(a) issued, delivered or agreed to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury), or granted or agreed to grant any options (including employee stock options), warrants or other rights for the issue thereof;

(b) been removed from trading on the OTC-BB because of a breach or violation of any applicable laws, or received notice by any security supervisory agencies warning or punishing IAG due to a violation of exchange market rules or received notice of termination or suspension in trading on the OTC-BB, except for suspensions for trading in normal situations;

(c) borrowed or agreed to borrow any funds exceeding $50,000;

(d) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due exceeding $50,000;

(e) discharged or satisfied any encumbrance exceeding $50,000 other than those then required to be discharged or satisfied, or paid any obligation or liability other than current liabilities shown on the Balance Sheet and liabilities incurred since December 31, 2007 in the ordinary course of business;

(f) sold, transferred, leased to others or otherwise disposed of any assets exceeding $50,000. or canceled or compromised any debt or claim, or waived or released any right of substantial value;

(g) received any notice of termination of any Contract, Lease or other agreement, or suffered any damage, destruction or loss exceeding $50,000 (whether or not covered by insurance) which, in any case or in the aggregate, has had, or might reasonably be expected to have, a material adverse effect on the business or financial condition of IAG (“IAG Material Adverse Effect”);

(h) had any material change in its relations with its employees or agents, clients or insurance carriers which has had or might reasonably be expected to have a IAG Material Adverse Effect;

(i) suffered any other serious material adverse effect in its assets, liabilities, financial condition, results of operations or business; or

(j) entered into any agreement or made any commitment to take any of the types of action described in any of the foregoing clauses (other than clauses (f), (g) or (i)).

5.11 Compliance with Law. The business of IAG has been conducted, and is now being conducted, in compliance in all material respects with all applicable Laws. IAG and its officers, directors and employees (i) are not, and during the periods of IAG’s existence were not, in violation of, or not in compliance with, in any material respect, all such applicable Laws with respect to the conduct of the businesses of IAG; and (ii) have not received any notice from any Governmental Authority, and to the best of the Knowledge of IAG none is threatened, alleging that IAG has violated, or not complied with, any of the above.

5.12 Litigation. There are no actions, suits, arbitrations or other proceedings pending or, to the best of the knowledge of IAG, threatened against IAG at law or in equity before any Governmental Authority. Neither IAG nor any of their property is subject to any order, judgment, injunction or decree that would have a material adverse effect on the business or financial condition of IAG.

5.13 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transaction contemplated by this Agreement based upon arrangements made by or on behalf of IAG other than as set forth in IAG’s public filings.

5.14 Records. The books of account, minute books, stock certificate books and stock transfer ledgers of IAG are complete and correct in all material respects, and there have been no material transactions involving IAG which are required to be set forth therein and which have not been so set forth.

5.15 Disclosure. No representation or warranty by IAG contained in this Agreement and no information contained in any Schedule or other instrument furnished or to be furnished to the Stockholders pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.

5.16 Survival of Representations and Warranties. The representations and warranties of IAG set forth in this Agreement shall survive the Closing for a period of four years, except that the representations in Section 5.2 shall survive without limitation as to time.

ARTICLE VI
COVENANTS REGARDING SING KUNG AND STOCKHOLDERS

6.1 Conduct of the Business. Except as otherwise set forth in this Agreement, required by law or with the prior written consent of IAG, Sing Kung covenants that it will (and the Stockholders agree that they shall use commercially reasonable efforts to cause Sing Kung and the Subsidiaries to):

(a) conduct the Business only in the ordinary course and in a manner consistent with the current practice of the Business, to preserve substantially intact the business organization of Sing Kung and the Subsidiaries, to keep available the services of the current employees of Sing Kung and the Subsidiaries, to preserve the current relationships of Sing Kung and the Subsidiaries with customers and other persons with which Sing Kung or the Subsidiaries have significant business relations and to comply with all Laws;

(b) not pledge, sell, transfer, dispose or otherwise encumber or grant any rights or interests to others of any kind with respect to all or any part of the stock of Sing Kung or the Subsidiaries, or enter into any discussions or negotiations with any other party to do so;

(c) not pledge, sell, lease, transfer, dispose of or otherwise encumber any property or assets of Sing Kung or the Subsidiaries, other than consistent with past practices and in the ordinary course of business of Sing Kung and the Subsidiaries or enter into any discussions or negotiations with any other party to do so;

(d) not issue any shares of capital stock of Sing Kung or the Subsidiaries or any other class of securities, whether debt (other than debt incurred in the ordinary course of business and consistent with past practice) or equity, of Sing Kung or the Subsidiaries or any options therefor or any securities convertible into or exchangeable for capital stock of Sing Kung or the Subsidiaries or enter into any agreements in respect of the ownership or control of such capital stock;

(e) not declare any dividend or make any distribution in cash, securities or otherwise on the outstanding shares of capital stock of Sing Kung or the Subsidiaries or directly or indirectly redeem, purchase or in any other manner whatsoever advance, transfer (other than in payment for goods received or services rendered in the ordinary course of business), or distribute to any of their affiliates or otherwise withdraw cash or cash equivalents in any manner inconsistent with established cash management practices, except to pay existing indebtedness of Sing Kung or the Subsidiaries;

(f) not make, agree to make or announce any general wage or salary increase or enter into any employment contract or, unless provided for on or before the date of this Agreement, increase the compensation payable or to become payable to any officer or employee of Sing Kung or the Subsidiaries or adopt or increase the benefits of any bonus, insurance, pension or other employee benefit plan, payment or arrangement, except for those increases, consistent with past practices, normally occurring as the result of regularly scheduled salary reviews and increases, and except for increases directly or indirectly required as a result of changes in applicable law or regulations;

(g) not amend the Memorandum and Articles of Association (or other organizational documents) of Sing Kung or the Subsidiaries;

(h) not merge or consolidate with, or acquire all or substantially all the assets of, or otherwise acquire any business operations of, any Person;

(i) not make any payments outside the ordinary course of business;

(j) not make any capital expenditures, except in accordance with prudent business and operational practices consistent with prior practice; and

(k) not take any action to cause an adjustment in the conversion rate of the stock issued in connection with the Bridge Transaction; and

(l) not take or agree to take any actions that would cause a breach in representations or warranties contained in this Agreement or prevent them from performing, or causing Sing Kung or the Subsidiaries to perform, their covenants hereunder.

6.2 Access to Information. Between the Effective date of this Agreement and the Closing Date, Sing Kung and its stockholders will, and Stockholders will use commercially reasonable efforts to cause Sing Kung and the Subsidiaries to, (i) permit IAG and its Representatives reasonable access to all of the books, records, reports and other related materials, offices and other facilities and properties of Sing Kung, the Subsidiaries, and the Business; (ii) permit IAG and its Representatives to make such inspections thereof as IAG may reasonably request; and (iii) furnish IAG and its Representatives with such financial and operating data (including without limitation the work papers of Sing Kung’s Accountants) and other information with respect to Sing Kung and the Subsidiaries and the Business as IAG may from time to time reasonably request or are necessary to support the preparation and SEC review of proxy materials for IAG’s shareholders.

6.3 Insurance. Through the Closing Date, Sing Kung will, and Stockholders shall use commercially reasonable efforts to cause Sing Kung and the Subsidiaries to, maintain insurance policies providing insurance coverage for the Business and the assets of Sing Kung and the Subsidiaries of the kinds, in the amounts and against the risks as are commercially reasonable for the businesses and risks covered, including without limitation obtaining key-man life insurance on Dr. Jianwu Shi in the amount of $15 million prior to June 15, 2008. Providers of capital for the Bridge Transaction and IAG shall be named beneficiaries under any such key-man policy in amounts of not less than $13 and $2 million, respectively.

6.4 Protection of Confidential Information; Non-Competition.

(a) Confidential Information. Stockholders acknowledge that:

(i) As a result of ownership of Sing Kung Stock, Stockholders or their affiliates may have obtained or prior to Closing may obtain secret and confidential information concerning the Business including, without limitation, financial information, trade secrets and “know-how,” customers, and certain methodologies (“Confidential Information”).

(ii) Sing Kung and the Subsidiaries will suffer substantial damage which will be difficult to compute if Stockholders should divulge Confidential Information or enter a business competitive with that of Sing Kung or the Subsidiaries.

(iii) The provisions of this Section are reasonable and necessary for the protection of the Business.

(b) Maintain Confidentiality. Stockholders and their affiliates agree not to divulge to any person or entity any Confidential Information obtained or learned as a result of stock ownership of Sing Kung and/or any Subsidiary except (i) with the express written consent of IAG on or before the Closing Date and of CNC’s Board of Directors thereafter; (ii) to the extent that any such information is in the public domain other than as a result of a breach of any obligations hereunder; or (iii) where required to be disclosed by court order, subpoena or other government process. If Stockholders shall be required to make disclosure pursuant to the provisions of clause (iii) of the preceding sentence, he she or it will promptly, but in no event more than 72 hours after learning of such subpoena, court order, or other government process, notify, by personal delivery or by electronic means, confirmed by mail, Sing Kung and, at the expense of Sing Kung, shall: (i) take all reasonably necessary steps required by Sing Kung to defend against the enforcement of such subpoena, court order or other government process, and (ii) permit Sing Kung and/or the Subsidiaries to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

(c) Records. At the Closing, Stockholders will promptly deliver to Sing Kung and/or the Subsidiaries all original memoranda, notes, records, reports, manuals, formula and other documents relating to the Business and all property associated therewith, which he, she or it then possesses or has under her control; provided, however, that he, she or it shall be entitled to retain copies of such documents reasonably necessary to document his, her or its financial relationship with Sing Kung and/or the Subsidiaries.

(d) Non-Compete. During the Non-Competition Period, Stockholders, without the prior written permission of Sing Kung, shall not, anywhere in the PRC, Hong Kong and Taiwan, directly or indirectly, (i) enter into the employ of or render any services to any person, firm or corporation engaged in any business which is a “Competitive Business” (as defined below); (ii) engage in any Competitive Business for her own account; (iii) become associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; (iv) employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed or retained by Sing Kung and/or the Subsidiaries in the six-month period prior to the date that all relationships of such person terminates with Sing Kung and/or the Subsidiaries; or (v) solicit, interfere with, or endeavor to entice away from Sing Kung and/or the Subsidiaries, for the benefit of a Competitive Business, any of its customers or other persons with whom Sing Kung and/or the Subsidiaries has a business relationship. However, nothing in this Agreement shall preclude Stockholders from investing personal assets in the securities of any corporation or other business entity which is engaged in a Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in their beneficially owning, individually, at any time, more than 1% of the publicly-traded equity securities of such Competitive Business.

(e) Injunctive Relief. If any of the Stockholders breaches, or threatens to breach, any of the provisions of Sections 6.4(b), (c) or (d), Sing Kung and the Subsidiaries shall have the right and remedy to have the provisions of this Section 6.4 specifically enforced by any Governmental Authority, it being acknowledged and agreed by Stockholders that any such breach or threatened breach will cause irreparable injury to Sing Kung and the Subsidiaries and that money damages will not provide an adequate remedy.

(f) Modification of Scope. If any provision of Sections 6.4(b), (c) or (d) is held to be unenforceable because of the scope, duration or area of its applicability, the Governmental Authority making such determination shall have the power to modify such scope, duration, or area, or all of them, and such provision or provisions shall then be applicable in such modified form.

(g) Competitive Business. As used in this Agreement,

(i) “Competitive Business” means any business which operates in any current or planned industry segment and current or planned geographic market as the Business; and

(ii) “Non-Competition Period” means the period beginning on the Effective Date and ending on the later of five years from the Closing Date or two years after the date all relationships between Stockholders and CNC, Sing Kung or the Subsidiaries have been terminated, including relationships as a consultant or employee or 5% stockholder.

6.5 Post-Closing Assurances. From time to time after the Closing, at IAG’s request, Stockholders and Sing Kung will, and Sing Kung will cause the Subsidiaries to, take such other actions and execute and deliver such other documents, certifications and further assurances as IAG may reasonably require in order to manage and operate Sing Kung, the Subsidiaries and the Business, including but not limited to executing such certificates as may be reasonably requested by IAG’s Accountants in connection with any audit of the financial statements of Sing Kung and the Subsidiaries for any period through the Closing Date.

6.6 No Other Negotiations. Stockholders and Sing Kung confirm that no other negotiations regarding a competitive transaction are ongoing and any previous discussions have been terminated prior to the date of this Agreement. Until the earlier of the Closing or the termination of this Agreement, Stockholders and Sing Kung agree that they will not, and Sing Kung will cause the Subsidiaries and Affiliates of Sing Kung not to, (a) solicit, encourage, directly or indirectly, any inquiries, discussions or proposals for, (b) continue, propose or enter into any negotiations or discussions looking toward, or (c) enter into any agreement or understanding providing for any acquisition of any capital stock of Sing Kung and the Subsidiaries or of any part of their respective assets or the Business (in whole or in part), nor shall Stockholders or Sing Kung provide any information to any Person for the purpose of evaluating or determining whether to make or pursue any such inquiries or proposals with respect to any such acquisition. Sing Kung covenants to (and the Stockholders and Subsidiaries agree that they shall use commercially reasonable efforts to cause Affiliates of Sing Kung to) immediately notify IAG of any such inquiries or proposals or requests for information for such purpose and provide full details thereof and copies of any written materials received.

6.7 No Securities Transactions. Neither Stockholders, Sing Kung nor any of their affiliates, directly or indirectly, shall engage in any transactions involving the securities of IAG prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. Stockholders and Sing Kung shall use their best efforts to require each of the officers, directors, employees, agents and Representatives of Sing Kung and the Subsidiaries to comply with the foregoing requirement.

6.8 Fulfillment of Conditions. Stockholders and Sing Kung shall use their commercially reasonable efforts to fulfill, and Sing Kung shall cause the Subsidiaries to fulfill, the conditions specified in ARTICLE IX and in ARTICLE II, to the extent that the fulfillment of such conditions is within their control. The foregoing obligation includes (a) the execution and delivery of documents necessary or desirable to consummate the transactions contemplated hereby and (b) taking or refraining from such actions as may be necessary to fulfill such conditions (including using their commercially reasonable efforts to conduct the Business in such manner that on the Closing Date the representations and warranties of Stockholders contained herein shall be accurate as though then made, except as contemplated by the terms hereof).

6.9 Disclosure of Certain Matters. From the date hereof through the Closing Date, Stockholders and Sing Kung shall give IAG prompt notification of material changes and monthly notification of changes that occur in the ordinary course of business, with respect to any event or development that occurs that, (a) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (b) would cause any of the representations and warranties of Stockholders or Sing Kung contained herein to be materially inaccurate or otherwise misleading, (c) gives Stockholders or Sing Kung any reason to believe that any of the conditions set forth in ARTICLE IX or ARTICLE II will not be satisfied, (d) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of Sing Kung or the Subsidiaries or (e) would require any amendment or supplement to the Proxy Statement.

6.10 Regulatory and Other Authorizations; Notices and Consents.

(a) Stockholders and Sing Kung shall use, and Sing Kung shall cause the Subsidiaries to use, their commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement and the Transaction Documents and will cooperate fully with IAG in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(b) Sing Kung covenants and the Stockholders agree that they shall use commercially reasonable efforts to cause the Subsidiaries to give promptly such notices to third parties and to obtain such third party consents and estoppel certificates as IAG may in its reasonable discretion deem necessary or desirable in connection with the transactions contemplated by this Agreement.

(c) IAG shall cooperate and use all reasonable efforts to assist Sing Kung, the Subsidiaries and Stockholders in giving such notices and obtaining such consents and estoppel certificates; provided, however, that IAG shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any agreement or arrangement which IAG in its sole discretion may deem adverse to the interests of IAG, Sing Kung, the Subsidiaries or the Business.

6.11 Use of Intellectual Property. Stockholders and Sing Kung acknowledge that from and after the Closing, all the Intellectual Property of any kind related to or used in connection with the Business shall be owned by Sing Kung or the Subsidiaries, that neither Stockholders nor any of their affiliates or Affiliates of Sing Kung shall have any rights in the Intellectual Property and that neither Stockholders nor any of her affiliates or Affiliates of Sing Kung will contest the ownership or validity of any rights of CNC, Sing Kung or the Subsidiaries in or to the Intellectual Property.

6.12 Related Tax. Stockholders covenant and agree to pay any tax and duties assessed on the part of Stockholders in connection with, or as a result of the issuance of the CNC Stock and other consideration received pursuant to this Agreement required by any Governmental Authority.

6.13 Sing Kung Proxy Information. As a condition to IAG’s calling and holding the Acquisition Stockholder Meeting (as hereinafter defined), Stockholders and Sing Kung will furnish to IAG for the preparation of the Proxy Statement (as hereinafter defined) in accordance with the requirements of the Commission (as hereinafter defined), including full and accurate descriptions of the Business, material agreements affecting the Business, Sing Kung, the Subsidiaries, Stockholders and the audited consolidated financial statements of Sing Kung and the Subsidiaries for each of the three years ended December 31, 2007 (or, if Sing Kung or the Subsidiaries have not been in existence for three years, from inception of the company formed earliest), which financial statements will include a balance sheet, statement of operations and statement of cash flows, prepared in accordance with GAAP together with footnotes and any required interim consolidated quarterly financial statements, as required by the rules and regulations of the Commission for combination proxy statement disclosure (collectively, “Sing Kung Proxy Information”). The Sing Kung Proxy Information will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements in the Sing Kung Proxy Information not misleading.

6.14 Interim Financial Information. From the date of this Agreement until the Closing, Sing Kung covenants to provide, and the Stockholders agree that they shall use commercially reasonable efforts to cause Sing Kung to, provide to IAG a copy of (i) the monthly internal management report of financial information concerning Sing Kung and the Subsidiaries on an individual and consolidated basis, (ii) a monthly pro forma balance sheet and income statement on an individual and consolidated basis for Sing Kung and the Subsidiaries, (iii) monthly reports on project progress and bidding activity, and (iv) results on new contracts and translated copies of new contracts as executed. The above information shall be delivered to IAG within twenty-five days after the end of each month following the Effective Date of this Agreement. Sing Kung and the Subsidiaries will prepare the above financial information in good faith in accordance with GAAP.

6.15 Implementation of Planning Center. Sing Kung will use commercially reasonable efforts to establish a Planning Center by June 15, 2008 or as soon thereafter as practicable and enter into a contractual or ownership arrangement formally linking Dr. Jianwu Shi, at least two universities (Tsinghua and Tongji), the China Investment Association and Sing Kung, Century City or SNC, all on terms reasonably acceptable to IAG and consistent with discussions among the parties prior to the date hereof.

6.16 Identification of Prospective Board Members. Sing Kung and Stockholders shall use their commercially reasonable efforts to identify their prospective Board members by May 15, 2008.

6.17 Appointment of Key Personnel. Sing Kung covenants that it will appoint (and the Stockholders agree that they shall use commercially reasonable efforts to cause Sing Kung to appoint) a Chief Financial Officer, reasonably satisfactory to IAG, by June 15, 2008 or as soon thereafter as practicable and, prior to the Closing, cooperate with IAG and Chardan to make such other appointments of corporate personnel as they jointly recommend.

6.18 Deliver New and Revised Audited Financial Statements. By June 1, 2008, Sing Kung shall deliver the audited financial statements for the calendar quarter ended March 31, 2008 in accordance with GAAP and audited SK Financial Statements for prior periods, restated to conform to GAAP. The Net Income and net equity (total assets minus total liabilities) of Sing Kung shown in such statements for the year ending December 31, 2007 shall be not less than $1.7 million and $6.2 million respectively. The revenue and net income for the quarter ending March 31, 2008 shall be not less than $8 million and $5 million respectively, other than for adjustments as required by GAAP.

6.19 Employment of Certain Professionals. Prior to June 15, 2008, Sing Kung shall engage (i) a tax planning specialist to focus on international tax strategy and execution for Sing Kung and Subsidiaries; and (ii) advisors for the legal review/development of improved “standard form” for BT and BOT Contracts used by Sing Kung and Subsidiaries with the objective of bolstering the ability to monetize receivables at maximum value following completion of contract. Such professionals shall be reasonably satisfactory to IAG.

6.20 Sarbanes-Oxley Compliance. Sing Kung shall take whatever steps are necessary to be in a position to be compliant with the applicable requirement of Sarbanes-Oxley and other SEC and NASDAQ regulations by the earlier of October 31, 2008 or the Closing.

6.21 Internet Site/Public Image. Sing Kung shall use commercially reasonable efforts to establish a company website by April 30, 2008 and to populate it with both English and Chinese versions of company description and other content reasonably requested by IAG by June 15, 2008. In addition, Sing Kung shall develop Company image materials (consistent letterhead, cards, brochure, etc.).

ARTICLE VII
COVENANTS OF IAG

7.1 Conduct of the Business. IAG covenants and agrees that, from the Effective date hereof through the Closing Date, except (i) in the event of an unsolicited, bona fide written proposal for a superior transaction or consummation of a superior transaction (of which proposal IAG will immediately notify Sing Kung and provide full details thereof and copies of any written materials received). (ii) as otherwise set forth in this Agreement or (iii) with the prior written consent of Sing Kung, it shall:

(a) conduct its business only in the ordinary course and in a manner consistent with the current practice of their business, except as required to reorganize for the purpose of redomestication, to preserve substantially intact the business organization of each IAG and CNC (when established), to preserve the current relationships of IAG and CNC with customers and other persons with which they have significant business relations and to comply with all Laws;

(b) except as required to reorganize for the purpose of redomestication, not pledge, sell, transfer, dispose or otherwise encumber or grant any rights or interests to others of any kind with respect to all or any part of the capital securities of IAG or CNC (when established);

(c) except as required to reorganize for the purpose of redomestication, not pledge, sell, lease, transfer, dispose of or otherwise encumber any property or assets of IAG and CNC (when established), other than in the ordinary course of business of IAG and CNC (when established);

(d) except as required to reorganize for the purpose of redomestication or upon exercise of options, not issue any shares of capital stock of IAG and CNC (when established) or any other class of securities, whether debt (other than debt incurred in the ordinary course of business and consistent with past practice) or equity, of IAG and CNC (when established) or any options therefor or any securities convertible into or exchangeable for capital stock of IAG and CNC (when established) or enter into any agreements in respect of the ownership or control of such capital stock;

(e) not declare any dividend or make any distribution in cash, securities or otherwise on the outstanding shares of capital stock of IAG and CNC (when established) or directly or indirectly redeem, purchase or in any other manner whatsoever advance, transfer (other than in payment for goods received or services rendered in the ordinary course of business), or distribute to any of their affiliates (other than to pay previously agreed administrative fees as disclosed in IAG’s prospectus and to reimburse IAG’s officers and directors for reasonable out-of-pocket expenses incurred in the ordinary course of business) or otherwise withdraw cash or cash equivalents in any manner inconsistent with established cash management practices, except to pay existing indebtedness of IAG and CNC (when established);

(f) not make, agree to make or announce any general wage or salary increase or enter into any employment contract or, unless provided for on or before the date of this Agreement, increase the compensation payable or to become payable to any officer or employee of IAG and CNC (when established) or adopt or increase the benefits of any bonus, insurance, pension or other employee benefit plan, payment or arrangement;

(g) except as required to reorganize for the purpose of redomestication, not to amend the Certificate of Incorporation or By-laws or Memorandum and Articles of Association (or other organizational documents) of IAG and CNC (when established);

(h) except as required to reorganize for the purpose of redomestication, not to merge or consolidate with, or acquire all or substantially all the assets of, or otherwise acquire any business operations of, any Person;

(i) not to make any payments outside the ordinary course of business; and

(j) not make any capital expenditures, except in the ordinary course and in accordance with prudent business and operational practices.

7.2 Stockholder Meeting. IAG shall cause a meeting of its stockholders (the “Acquisition Stockholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on, among other things, the adoption of this Agreement as required by IAG’s Certificate of Incorporation. The directors of IAG shall recommend to its stockholders that they vote in favor of the adoption of such matter. In connection with such meeting, IAG (a) will file with the Commission as promptly as practicable a proxy statement/prospectus meeting the requirements of the Exchange Act (“Proxy Statement”) and all other proxy materials for such meeting, (b) upon receipt of approval from the Commission, will mail to its stockholders the Proxy Statement and other proxy materials, (c) will use its commercially reasonable efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby, and (d) will otherwise comply with all legal requirements applicable to such meeting. As a condition to the filing and distribution to the IAG stockholders of the Proxy Statement, IAG will have received the Sing Kung Proxy Information. The Proxy Statement will also seek stockholder approval for adoption of the option plan contemplated by Section 8.9, and the prospectus included as part of the Proxy Statement will offer the holders of other shares of stock of Sing Kung the opportunity to exchange such shares for ordinary shares of CNC.

7.3 Fulfillment of Conditions. From the Effective date hereof to the Closing Date, IAG shall use its commercially reasonable efforts to fulfill the conditions specified in ARTICLE IX and ARTICLE II to the extent that the fulfillment of such conditions is within its control. The foregoing obligation includes (a) the execution and delivery of documents necessary or desirable to consummate the transactions contemplated hereby, and (b) taking or refraining from such actions as may be necessary to fulfill such conditions (including conducting the business of IAG in such manner that on the Closing Date the representations and warranties of IAG contained herein shall be accurate as though then made).

7.4 Disclosure of Certain Matters. From the date hereof through the Closing Date, IAG shall give the Stockholders prompt written notice of any event or development that occurs that (a) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (b) would cause any of the representations and warranties of IAG contained herein to be inaccurate or otherwise misleading, (c) gives IAG any reason to believe that any of the conditions set forth in ARTICLE IX or ARTICLE II will not be satisfied, (d) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of IAG, or (e) would require any amendment or supplement to the Proxy Statement.

7.5 CNC Incorporation. Promptly following the Effective Date hereof, IAG will cause CNC to be incorporated and duly organized, to adopt the Plan of Merger, to effectuate the IAG Merger, to issue the CNC Stock and to do all other things as are necessary for it to do as a constituent corporation to the IAG Merger or as may otherwise be contemplated by this Agreement. The form and substance of the CNC Memorandum and Articles of Association shall be subject to the approval of Stockholder and Sing Kung.

7.6 Post-Closing Assurances. IAG and CNC from time to time after the Closing, at the request of Sing Kung or Stockholders will take such other actions and execute and deliver such other documents, certifications and further assurances as Sing Kung or Stockholders may reasonably require in order to manage and operate CNC and the Business, including but not limited to executing such certificates as may be reasonably requested by Sing Kung or Stockholders Accountants in connection with any audit of the financial statements of IAG and CNC for any period through the Closing Date.

7.7 Regulatory and Other Authorizations; Notices and Consents.

(a) IAG and CNC shall use their commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement and the Transaction Documents and will cooperate fully with Sing Kung and Stockholders in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(b) IAG and CNC shall promptly give such notices to third parties and use its or their commercially reasonable efforts to obtain such third party consents and estoppel certificates as Sing Kung or Stockholders may, in their reasonable discretion, deem necessary or desirable in connection with the transactions contemplated by this Agreement.

7.8 Books and Records.

(a) On and after the Closing Date, IAG will cause CNC to permit Stockholders and his, her or its Representatives, during normal business hours, to have access to and to examine and make copies of all books and records of Sing Kung and the Subsidiaries which are delivered to IAG pursuant to this Agreement and which relate to the Business, Sing Kung or the Subsidiaries or to events occurring prior to the Closing Date or to transactions or events occurring subsequent to the Closing Date which arise out of transactions or events occurring prior to the Closing Date to the extent reasonably necessary to Stockholders in connection with preparation of any Tax returns, Tax audits, government or regulatory investigations, lawsuits or any other matter in which Stockholders are a party to the proceeding or in which he, she or it has a reasonable business interest.

(b) IAG will cause CNC to preserve and keep all books and records with respect to Sing Kung, the Subsidiaries and the Business for a period of at least seven years from the Closing Date. After such seven year period, before CNC shall dispose of any such books and records, at least 90 days’ prior written notice to such effect shall be given by CNC to Stockholders and Stockholders shall be given an opportunity, at his, her or its respective cost and expense, to remove and retain all or any part of such books or records as he, she or it may select.

7.9 Nasdaq Listing. After making the initial filing of the Proxy Statement with the Commission, IAG shall apply to have the shares of CNC listed in the Nasdaq Stock Market following the Closing and shall diligently pursue the completion and acceptance of the application.

ARTICLE VIII
ADDITIONAL COVENANTS OF THE PARTIES

8.1 Other Information. If in order to properly prepare documents required to be filed with any Governmental Authority or financial statements of Sing Kung, it is necessary that either Party be furnished with additional information relating to Sing Kung, the Subsidiaries or the Business, and such information is in the possession of another Party, such Party agrees to use its commercially reasonable efforts to furnish such information in a timely manner to such other Party, at the cost and expense of the Party being furnished such information.

8.2 Mail Received After Closing.

(a) If CNC, Sing Kung or the Subsidiaries receive after the Closing any mail or other communications addressed to any of the Stockholders, such entity may open such mail or other communications and deal with the contents thereof in its discretion to the extent that such mail or other communications and the contents thereof relate to Sing Kung or the Subsidiaries. CNC will promptly deliver or cause to be delivered to Stockholders all other mail addressed to her and the contents thereof which does not relate to Sing Kung or the Subsidiaries.

(b) If Stockholders receive after the Closing Date mail or other communications addressed to he, she or it which relate to Sing Kung or the Subsidiaries, the revelant stockholder shall promptly deliver or cause to be delivered all such mail and the contents thereof to CNC and Sing Kung.

8.3 Further Action.

(a) Each of the Parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Upon the terms and subject to the conditions hereof, each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

(b) Subject to compliance with applicable law, from the date hereof until the Closing Date, IAG, Sing Kung and Stockholders shall confer on a regular and frequent basis with one or more representatives of the other party to discuss material operational matters and the general status of ongoing operations.

(c) No information or knowledge obtained in any discussion pursuant to this Section 8.3 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the stock purchase.

8.4 Schedules. The Parties shall have the obligation to supplement or amend the schedules being delivered concurrently with the execution of this Agreement with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in such schedules; provided further, that in the event that any such supplement or amendment reflects a material adverse impact on the financial condition or prospects of the issuing party, then the party receiving the supplemented or amended scheudule(s) may elect to terminate this Agreement. The obligations of the Parties to amend or supplement the schedules being delivered herewith shall terminate on the Closing Date. For purposes of ARTICLE X, the representations and warranties of the Parties shall be made with reference to the schedules as they exist at the time of the Closing.

8.5 Execution of Agreements. On or before the Closing Date, IAG, CNC, Sing Kung, the Subsidiaries and the Stockholders shall execute and deliver each Transaction Document to which it is a party.

8.6 Confidentiality. Sing Kung, the Subsidiaries and Stockholders, on the one hand, and IAG and CNC, on the other hand, shall hold and shall cause their respective Representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all documents and information concerning the other Party furnished it by such other Party or its Representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the Party to which it was furnished, (b) in the public domain through no fault of such Party or (c) later lawfully acquired from other sources, which source is not the agent of the other Party, by the Party to which it was furnished), and each Party shall not release or disclose such information to any other person, except its Representatives in connection with this Agreement. Each Party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other Party if it exercises the same care as it takes to preserve confidentiality for its own similar information. The parties acknowledge that some previously confidential information will be required to be disclosed in the Proxy Statement.

8.7 Public Announcements. From the date of this Agreement until Closing or termination, IAG, Sing Kung, the Subsidiaries, and Stockholders shall cooperate in good faith to prepare jointly all press releases and public announcements pertaining to this Agreement and the transactions governed by it, and none of the foregoing shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transaction without the prior consent of IAG and Sing Kung, except as required by any legal requirement or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system. Each party will not unreasonably withhold approval from the others with respect to any press release or public announcement. If any party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall at a reasonable time before making any public disclosure, consult with the other party regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other party and disclose only such information as is legally compelled to be disclosed. This provision will not apply to communications by any party to its counsel, accountants and other professional advisors.

8.8 Board of CNC. The Board of Directors of CNC after the Closing will initially consist of seven persons, with four members designated by Sing Kung and two members designated by the Board of IAG and one member designated by Chardan Capital LLC (“CCL”). Two of the directors appointed by Sing Kung and at least one of the directors appointed by IAG and the director appointed by CCL shall satisfy the independence requirements of Nasdaq. Of the three members appointed by IAG and CCL, (i)  at least one shall qualify as an audit committee financial expert who satisfies the independence criteria at Nasdaq, with substantial experience in working with public companies and GAAP accounting, and who would be eligible to serve as the chair of the Audit Committee, and (ii) at least one shall be a person with experience as the chair or member of a compensation committee of a company whose stock is publicly traded in the U.S., who would be eligible to serve as the chair of the Compensation Committee; it being understood that the persons qualifying for (i) and (ii) above need not be the same person. In addition, the membership of the Board of Directors will comply with the requirements of ARTICLE X hereof for the existence of the Independent Committee.

8.9 Stock Option Pool; Assumption of the Sing Kung Plan. IAG will submit to its stockholders for approval, as part of the Proxy Statement, a proposed equity compensation plan The pool of shares initially available for this plan will equal 5,500,000 shares of CNC stock (the “Initial Incentive Plan Pool”). In the event that Sing Kung has adopted or prior to Closing adopts an equity compensation plan pursuant to Section 8.10, IAG will assume the grants made by Sing Kung under such plan up to the amount of the Initial Incentive Plan Pool. The shares of CNC to be purchased upon the exercises of such assumed grants shall bear the same ratio to the shares to be purchased upon the exercise of the Sing Kung Plan (as defined below) as the number of shares of CNC issued to the Stockholders in exchange for each ordinary share of Sing Kung acquired in the Stock Purchase.

8.10 Establishment of the Sing Kung Option Plan. Sing Kung may, at any time prior to the Closing, establish an equity compensation plan that would permit the granting of stock options, shares of restricted stock and other awards to all qualified persons (including, but not limited to, management, directors and employees) (the “Sing Kung Plan”). Prior to Closing, Sing Kung may not make grants under the Sing Kung Plan or any other plan that would result in the issuance of more CNC shares upon exercise than are available in the Initial Incentive Plan Pool, and any grants made by Sing Kung shall vest over not less than four years, with an initial one-year vesting cliff for 25% of such shares, and no one individual may receive grants prior to Closing that would result in the issuance of more than 2,000,000 CNC shares upon exercise.

ARTICLE IX
CONDITIONS TO CLOSING

9.1 Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions.

(a) Approval by IAG’s Stockholders. This Agreement and the transactions contemplated hereby shall have been approved by a majority-in-interest of the common stockholders of IAG in accordance with IAG’s Certificate of Incorporation and the aggregate number of shares of IAG’s Common Stock held by stockholders of IAG (other than the Initial Stockholders) who vote against such transaction in accordance with IAG’s Certificate of Incorporation shall not constitute 20% or more of the number of shares of IAG’s Common Stock outstanding as of the date of this Agreement.

(b) Litigation. No order, stay, judgment or decree shall have been issued by any Governmental Authority preventing, restraining or prohibiting in whole or in part, the consummation of the transactions contemplated hereby or instrumental to the consummation of the transactions contemplated hereby, and no action or proceeding by any governmental authority shall be pending or threatened (including by suggestion through investigation) by any person, firm, corporation, entity or Governmental Authority, which questions, or seeks to enjoin, modify, amend or prohibit (a) the ownership of Sing Kung or the Subsidiaries, (b) the purchase of the Sing Kung Stock or the sale and issuance of the CNC Stock, (c) the Plan of Merger, (d) the Bridge Transaction, (e) the Stockholders Meeting and use of the Proxy Statement by IAG, or (f) the conduct in any material respect of the Business as a whole or any material portion of the Business conducted or to be conducted by Sing Kung or the Subsidiaries or the (direct, indirect or beneficial) ownership of Sing Kung by the Stockholders.

9.2 Transaction Documents. Each of the Transaction Documents shall have been executed and delivered to each Party.

9.3 Conditions to Obligations of Stockholders. The obligations of Stockholders to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) Deliveries. CNC shall have delivered the CNC Stock and Stockholders shall have received such other documents, certificates and instruments as may be reasonably requested by Stockholders.

(b) Representations and Warranties; Covenants. Without supplementation after the date of this Agreement, the representations and warranties of IAG contained in this Agreement shall be with respect to those representations and warranties qualified by any materiality standard, true and correct as of the Closing, and with respect to all the other representations and warranties, true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing, and all the covenants contained in this Agreement to be materially complied with by IAG on or before the Closing shall have been materially complied with, and IAG shall have delivered a certificate signed by a duly authorized officer thereof to such effect.

(c) Legal Opinion. Stockholders shall have received from DLA Piper US LLP, counsel to IAG, a legal opinion dated the Closing Date and in a form reasonably acceptable to Stockholders.

(d) CNC. CNC will be an existing company under the laws of the British Virgin Islands with the name New Century Municipal and Infrastructure Development Corporation Limited or such other name as the parties have agreed prior to Closing.

(e) Consents. IAG and CNC shall have obtained and delivered to Stockholders copies of consents of all third parties, as appropriately required for the consummation of the transactions contemplated by this Agreement.

(f) Performance of Agreements. All covenants, agreements and obligations required by the terms of this Agreement to be performed by IAG at or prior to the Closing shall have been duly and properly performed or fulfilled in all material respects.

(g) No Adverse Changes. At the Closing, there shall have been no material adverse change in the assets, liabilities or financial condition of IAG and CNC from that shown in the IAG Balance Sheet and related statements of income as of December 31, 2007 other than for reasonable costs necessarily incurred in connection with the transactions contemplated by this Agreement and liabilities of IAG and Sing Kung to be incurred or assumed by CNC as of the Closing.

(h) Supplemental Disclosure. If IAG or CNC shall have supplemented or amended any schedule pursuant to their obligations set forth in Section 8.4 in any material respect, Stockholders shall give notice to IAG within 15 business days thereof that as a result of information provided to Stockholders in connection with any or all of such amendments or supplements, Stockholders have determined to proceed with the consummation of the transactions contemplated hereby.

(i) Necessary Proceedings. All proceedings, corporate or otherwise, to be taken by IAG and CNC in connection with the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken, and copies of all documents, resolutions and certificates incident thereto, duly certified by IAG and CNC, as appropriate, as of the Closing, shall have been delivered to Stockholders.

(j) Trustee Notice. IAG, simultaneously with the Closing, will deliver to the trustee of the trust account of IAG instructions to disburse the funds therein to IAG (or CNC).

(k) Resignations. Effective as of the Closing, the directors and officers of IAG who are not continuing as directors and officers of IAG (or as the case may be, CNC) will have resigned and agreed that they have no claim for employment compensation in any form from IAG.

(l) Employment Agreement. Sing Kung and the Subsidiaries shall have entered into the employment agreements provided for in Section 9.4.

9.4 Conditions to Obligations of IAG. The obligations of IAG to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) Deliveries. Stockholders shall have delivered the Sing Kung Stock and CNC shall have received the same and such other documents, certificates and instruments as may be reasonably requested by IAG and the CNC, including consolidated balance sheets as at December 31, 2007, and at each calendar quarter thereafter that precedes the Closing by more than 30 days and related consolidated statements of income and source and application of funds for the period ended December 31, 2007 and each calendar quarter thereafter that precedes the Closing by more than 30 days (the “Sing Kung Financial Statements”). The Sing Kung Financial Statements for the year ending December 31, 2007 and calendar quarter ending March 31, 2008 shall have been audited by Sing Kung’s accountants, and the notes, comments, schedules, and supplemental data therein (collectively, the “Audited Sing Kung Financial Statements”) and the interim consolidated balance sheet as of end of each succeeding fiscal quarter ending more than 30 days prior to the Closing, and related consolidated statements of income and source and application of funds for each such quarter, shall have been reviewed by Sing Kung’s auditor (collectively, the “Interim Financial Statements”). The Audited Sing Kung Financial Statements and Interim Financial Statements will have been prepared in accordance with GAAP throughout the periods indicated and fairly present the consolidated financial condition of Sing Kung at their respective dates and the consolidated results of the operations of Sing Kung for the periods covered thereby in accordance with GAAP.

(b) Representations and Warranties; Covenants. Without supplementation after the date of this Agreement, the representations and warranties of Stockholders and Sing Kung contained in this Agreement shall be, with respect to those representations and warranties qualified by any materiality standard, true and correct in all respects as of the Closing, and with respect to all the other representations and warranties, true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing, and all the covenants contained in this Agreement to be complied with by Stockholders and Sing Kung on or before the Closing shall have been materially complied with, and IAG shall have received a certificate of Stockholders and Sing Kung to such effect;

(c) Legal Opinion. IAG shall have received from Kang Da Law Firm, Chinese counsel for Sing Kung, the Subsidiaries and Stockholders, a legal opinion addressed to IAG, dated the Closing Date and in a form reasonably acceptable to IAG;

(d) Consents. Sing Kung, the Subsidiaries and Stockholders shall have obtained and delivered to IAG consents of all third parties required by the Contracts and Permits set forth in Schedule 9.4(d);

(e) Regulatory Approvals. Any Governmental Authority whose approval or consent is required each shall have unconditionally approved of the transactions contemplated by this Agreement and IAG shall have received written confirmation thereof;

(f) Performance of Agreements. All covenants, agreements and obligations required by the terms of this Agreement to be performed by Sing Kung, the Subsidiaries and Stockholders at or prior to the Closing shall have been duly and properly performed or fulfilled in all material respects;

(g) No Adverse Change. At the Closing, there shall have been no material adverse change in the assets, liabilities, financial condition or prospects of Sing Kung, the Subsidiaries or the Business from that shown or reflected in the Sing Kung Financial Statements and as described in the Proxy Statement. Between the date of this Agreement and the Closing Date, there shall not have occurred an event which, in the reasonable opinion of IAG, would have a Sing Kung Material Adverse Effect;

(h) Supplemental Disclosure. If Stockholders or Sing Kung shall have supplemented or amended any Schedule pursuant to the obligations set forth in Section 8.4 in any material respect, IAG shall provide notice within 15 business days to Stockholders that, as a result of information provided to IAG in connection with any or all of such amendments or supplements, IAG has determined to proceed with the consummation of the transactions contemplated hereby;

(i) Necessary Proceedings. All proceedings, corporate or otherwise, to be taken by Sing Kung, the Subsidiaries and Stockholders in connection with the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken, and copies of all documents, resolutions and certificates incident thereto, duly certified by Sing Kung, the Subsidiaries and Stockholders, as appropriate, as of the Closing, shall have been delivered to IAG;

(j) Sing Kung Proxy Information. The Sing Kung Proxy Information, at the time of distribution of the Proxy Statement and at Closing, will accurately reflect the Business, Sing Kung, the Subsidiaries and Stockholders, and the Sing Kung Proxy Information will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements in the Sing Kung Proxy Information not misleading; and

(k) Valuation. The financial performance and financial condition of Sing Kung shall permit IAG to conclude that the value of Sing Kung satisfies the requirements in IAG's Certificate of Incorporation.

(l) Employment Agreement. Sing Kung and the Subsidiaries shall have entered into employment agreements with its Executive Officers in form and substance satisfactory to IAG and containing protective provisions for the benefit of the Company that are at least as favorable as those set forth in the form of agreement in Exhibit B and compensation and benefits arrangements (including participation in any stock option plan or equivalent) commensurate with market norms and satisfactory to IAG in its sole discretion.

(m) Lock-Up Agreement. Stockholders shall have entered into a Lock-Up Agreement restricting the sale of the CNC stock until the earlier of September 30, 2009 or the first anniversary of the Closing Date.

ARTICLE X
INDEMNIFICATION

10.1 Indemnification by Stockholders. Subject to the limitations set forth in Section 10.4, Stockholders, shall jointly and severally indemnify and hold harmless IAG (or CNC after the Closing) from and against, and shall reimburse IAG (or CNC after the Closing) for, any Damages which may be sustained, suffered or incurred by them, whether as a result of any Third Party Claim or otherwise, and which arise from or in connection with or are attributable to the breach of any of the representations or warranties or covenants of Stockholders or Sing Kung contained in this Agreement. Indemnification pursuant to this Section 10.1 shall be the sole remedy of IAG (or CNC after the Closing) with respect to any breach of the representations and warranties or covenants of Stockholders contained in this Agreement. This indemnity shall survive the Closing for a period of four years after the Closing Date with respect to Claims arising under the foregoing clause (i) other than Claims arising as a result of a breach of the representations and warranties in Sections 4.1 and 4.26, as to which it shall survive without limitation as to time, and (ii) Claims arising as a result of a breach of the representations and warranties in Section 4.6, as to which it shall survive for a period of six months after the expiration of the statute of limitations. Stockholders shall give prompt written notice to IAG (or CNC after the Closing) of any Third Party Claims or other facts and circumstances known to he, she or it, which may entitle IAG (or CNC after the Closing) to indemnification under this Section 10.1.

10.2 Indemnification by IAG. Subject to the limitations set forth in Section 10.4, IAG (and CNC after the Closing) shall indemnify and hold harmless Stockholders from and against, and shall reimburse Stockholders for, any Damages which may be sustained, suffered or incurred by Stockholders, whether as a result of Third Party Claims or otherwise, and which arise or result from or in connection with or are attributable to the breach of any of IAG’s representations or warranties or covenants contained in this Agreement. The indemnity in the foregoing clause shall survive the Closing for a period of four years after the Closing Date, other than claims arising as a result of a breach of the representations and warranties in Section 5.2, as to which it shall survive without limitation as to time. IAG (or CNC after the Closing) shall give Stockholders prompt written notice of any Third Party Claims or other facts and circumstances known to it which may entitle it to indemnification under this Section 10.2

10.3 Notice, Etc. A Party required to make an indemnification payment pursuant to this Agreement (“Indemnifying Party”) shall have no liability with respect to Third Party Claims or otherwise with respect to any covenant, representation, warranty, agreement, undertaking or obligation under this Agreement unless the Party entitled to receive such indemnification payment (“Indemnified Party”) gives notice to the Indemnifying Party specifying (i) the covenant, representation or warranty, agreement, undertaking or obligation contained herein which it asserts has been breached, (ii) in reasonable detail, the nature and dollar amount (or estimate, if the magnitude of the Claim cannot be precisely determined at that time) of any Claim the Indemnified Party may have against the Indemnifying Party by reason thereof under this Agreement, and (iii) whether or not the Claim is a Third Party Claim. With respect to Third Party Claims, an Indemnified Party (i) shall give the Indemnifying Party prompt notice of any Third Party Claim, (ii) prior to taking any action with respect to such Third Party Claim, shall consult with the Indemnifying Party as to the procedure to be followed in defending, settling, or compromising the Third Party Claim, (iii) shall not consent to any settlement or compromise of the Third Party Claim without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed), and (iv) shall permit the Indemnifying Party, if it so elects, to assume the exclusive defense of such Third Party Claim (including, except as provided in the penultimate sentence of this Section, the compromise or settlement thereof) at its own cost and expense. If the Indemnifying Party shall elect to assume the exclusive defense of any Third Party Claim pursuant to this Agreement, it shall notify the Indemnified Party in writing of such election, and the Indemnifying Party shall not be liable hereunder for any fees or expenses of the Indemnified Party’s counsel relating to such Third Party Claim after the date of delivery to the Indemnified Party of such notice of election. The Indemnifying Party will not compromise or settle any such Third Party Claim without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) if the relief provided is other than monetary damages or such relief would have a material adverse effect on the Indemnified Party. Notwithstanding the foregoing, if the Indemnifying Party elects to assume the defense with respect to any Third Party Claim, the Indemnifying Party shall have the right to compromise or settle for solely monetary damages such Third Party Claim, provided such settlement will not result in or have a material adverse effect on the Indemnified Party. Notwithstanding the foregoing, the Party which defends any Third Party Claim shall, to the extent required by any insurance policies of the Indemnified Party, share or give control thereof to any insurer with respect to such Claim.

10.4 Limitations.

(a) Stockholders shall not be required to indemnify IAG under Section 10.1 unless the aggregate of all amounts for which indemnity would otherwise be due against it exceeds $250,000, but then Stockholders will be liable for the full amount of Damages, including the first $250,000.

(b) IAG (or CNC after Closing) shall not be required to indemnify Stockholders under Section 10.2 unless the aggregate of all amounts for which indemnity would otherwise be due against it exceeds $250,000, but then IAG (or CNC after Closing) will be liable for the full amount of Damages, including the first $250,000.

(c) The indemnification provided in this ARTICLE X, including the limitations in Sections 10.4(a) and 10.4(b), does not apply to damages resulting from a termination of the Agreement prior to Closing as a result of a Party's breach of a covenant or a representation.

10.5 Adjustment to Purchase Price; Setoff. Any indemnification payments made pursuant to Sections 10.1 and 10.2 shall be deemed to be an adjustment to the Purchase Price. To the extent that any one or more Stockholders are obligated to indemnify IAG or the CNC after Closing under the provisions of this ARTICLE X for Damages reduced to a monetary amount, IAG or CNC shall have the right to adjust any amount due and owing or to be due and owing under any agreement with such Stockholders, whether under this Agreement or any other agreement between Stockholders and any of IAG’s or CNC’a affiliates, subsidiaries or controlled persons or entities (including shares issuable pursuant to Section 1.1). With respect to any liabilities that are joint and several the amount withheld shall be allocated pro rata among the Stockholders based on their respective holdings of Sing Kung Stock prior to Closing. To the extent that IAG or CNC is obligated to indemnify Stockholders after Closing under the provisions of this ARTICLE X for Damages reduced to a monetary amount, Stockholders after Closing shall have the right to decrease any amount due and owing or to be due and owing under any agreement with IAG or CNC, whether under this Agreement or any other agreement between Stockholders and any of IAG’s or CNC’s affiliates, subsidiaries or controlled persons or entities.

10.6 Claims on behalf or in right of IAG and CNC. Pursuant to the provisions of this ARTICLE X, if any Claim for indemnification is to be brought against Stockholders on behalf of or by right of IAG, (or CNC after Closing) such claims will be determined by the Independent Committee of the Board of Directors. Any settlement of a Claim for indemnification brought on behalf of or by right of IAG (or CNC after Closing) shall be determined and approved by the Independent Committee of the Board of Directors. The Independent Committee of the Board of Directors of IAG (or CNC after the Closing) will consist of at least two persons mutually agreed by Stockholder and IAG, none of which are officers or employees of IAG (or CNC after the Closing) or any of their operating subsidiary companies or are direct or beneficial owners of 5% or more of the voting capital stock of IAG (or CNC after the Closing). For a period of not less than four years after Closing or until final resolution of Claims under this ARTICLE X brought by or by right of IAG (or CNC after Closing) the Board of Directors of IAG (or CNC after Closing) will maintain a sufficient number of directors such that it will be able to maintain the Independent Committee.

10.7 No Claim Against Trust Fund. It is understood by Sing Kung, the Subsidiaries and Stockholders that, as described in the SEC Reports of IAG, the Trust Fund has been established solely for the benefit of the stockholders of IAG purchasing shares in IAG's initial public offering. Notwithstanding anything to the contrary in this Agreement, in the event of breach of this Agreement or any of the Transactional Documents by IAG and CNC, Sing Kung, the Subsidiaries and Stockholders have no right to any amount held in the trust fund referred to in Section 5.7 and they will not make any claim against IAG and CNC that would adversely affect the business, operations or prospects of IAG and CNC or the amount of the funds held in the trust fund referred to in Section 5.7. Sing Kung, the Subsidiaries and Stockholders expressly agree that they will not, under any circumstances, seek recourse or otherwise assert a claim against the Trust Fund or proceeds therefrom for any reason whatsoever.

ARTICLE XI
TERMINATION AND ABANDONMENT

11.1 Methods of Termination. The transactions contemplated herein may be terminated and/or abandoned at any time but not later than the Closing:

(a) by mutual written consent of IAG and Stockholders;

(b) (i) by IAG, in its sole discretion, if Stockholders or Sing Kung amends or supplements any schedule hereto in accordance with Section 8.4 hereof and such amendment or supplement reflects a material adverse change in the condition (financial or other), operations, prospects or accuracy of representations (as and when made) of Sing Kung, a Subsidiary or the Business, as a whole or in part, after the date hereof; or (ii) by Stockholders, if IAG amends or supplements any schedule hereto in accordance with Section 0 hereof and such amendment or supplement reflects a material adverse change in the condition (financial or other) or operations of IAG.

(c) by either IAG or Stockholders, if the Closing has not occurred by September 1, 2008; provided, however, that the right to terminate this Agreement under this Section 11.1(c) shall not be available to any Party that is then in breach of any of its covenants, representations or warranties in this Agreement; and provided further, that this date shall be extended on one or more occasions if the Proxy Statement is being or has been reviewed by the Commission, unless IAG determines in good faith, based on advice of its professional advisors, that it is infeasible for IAG to have the Proxy Statement declared effective, notwithstanding the reasonable diligent continuing efforts of the parties, in which event IAG may terminate this Agreement.

(d) by Stockholders, (i) if IAG shall have breached any of its covenants in ARTICLE VII or VII hereof in any material respect or (ii) if the representations and warranties of IAG contained in this Agreement shall not be true and correct in all material respects, at the time made, or (iii) if such representations and warranties shall not be true and correct at and as of the Closing Date as though such representations and warranties were made again at and as of the Closing Date, except to the extent that such representations are made herein as of a specific date prior to the Closing Date, and in any such event, if such breach is subject to cure, IAG has not cured such breach within 10 Business Days of notice from Stockholder of an intent to terminate;

(e) by IAG, (i) if Sing Kung, the Subsidiaries or Stockholders shall have breached any of the covenants in Articles V or VII hereof in any material respect or (ii) if any of the representations and warranties of Stockholders or Sing Kung contained in this Agreement shall not be true and correct in all material respects, at the time made, or (iii) if any such representations and warranties shall not be true and correct at and as of the Closing Date as though such representations and warranties were made again at and as of the Closing Date except to the extent that such representations are made herein as of a specific date prior to the Closing Date, or (iv) if there is a default by the Stockholder, Sing Kung or any of its subsidaries in any agreement entered into in connection with the Bridge Transaction; and in any such event, if such breach is subject to cure, Stockholders and Sing Kung have not cured such breach within 10 Business Days of IAG’s notice of an intent to terminate.

(f) by IAG if the Board of Directors of IAG shall have determined in good faith, based upon the advice of outside legal counsel, that failure to terminate this Agreement is reasonably likely to result in the Board of Directors’ breaching its fiduciary duties to stockholders under applicable law by reason of the pendency of an unsolicited, bona fide written proposal for a superior transaction;

(g) by either IAG or Stockholders, if, at IAG’s Stockholder Meeting (including any adjournments thereof), this Agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of IAG’s common stock required under its Certificate of Incorporation, or 20% or more of the numer of shares of IAG’s common stock outstanding as of the date of the record date of the stockholders meeting held by Persons other than the Initial Stockholders have voted against the transaction and requested redemption in accordance with IAG’s Certificate of Incorporation

11.2 Effect of Termination.

(a) In the event of termination and abandonment by IAG or by Stockholders, or both, pursuant to Section 11.1 hereof, written notice thereof shall forthwith be given to the other Party, and except as set forth in this Section 11.2, all further obligations of the Parties shall terminate. Except as provided in Section 2.2(d), no Party shall have any right against the other Party hereto, and each Party shall bear its own costs and expenses; provided, however, that in the event the termination results from the failure of a Party to perform its obligations hereunder, then IAG (in the event of a failure of Stockholders or Sing Kung to perform their obligations hereunder) and Stockholders (in the event of IAG’s failure to perform its obligations hereunder) shall be entitled to receive $50,000 plus expenses incurred up to the date of termination as a result of the failure of a Party to perform its obligations hereunder.

(b) If the transactions contemplated by this Agreement are terminated and/or abandoned as provided herein:

(i) each Party hereto will return all documents, work papers and other material (and all copies thereof) of the other Party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Party furnishing the same; and

(ii) all confidential information received by either Party hereto with respect to the business of the other Party, or in the case of Stockholders, of Sing Kung and the Subsidiaries, hereto shall be treated in accordance with Section 8.6 hereof, which shall survive such termination or abandonment.

ARTICLE XII
DEFINITIONS

12.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Actions” means any claim, action, suit, litigation, arbitration, inquiry, proceeding or investigation by or pending before any Governmental Authority.

“Affiliate” means a person who controls, is controlled by or is under common control with such person.

“Business” means the combined and several operations and proposed combined and several operations of Sing Kung and the Subsidiaries and their respective affiliates, contract parties and nominees (or beneficial owners) in the planning, development, redevelopment and operation of urban infrastructure projects, including without limitation roads, bridges and underpasses, utilities (e.g. sewer, water power and gas) lighting, water and waste-water treatment, transportation systems or parts thereof, and power generation facilities as well as commercial projects and development appurtenant thereto such as public, residential, industrial, warehouse, office and retail buildings.

“Business Day” means a day of the year on which banks are not required or authorized to be closed in the City of New York.

“Claim” means any claim, demand, suit, proceeding or action.

“CC Adjustment Shares” means 500,000 shares of Sing Kung Stock (or CNC Stock if exchanged pursuant to the election of CC) that is owned by Chardan Capital LLC and is subject to the provisions of that certain letter agreement between IAG and CC dated May 15, 2008.

“Company’s Accountants” means UHY, LLP.

“Contracts” mean any contract, agreement, arrangement, plan, lease, license or similar instrument.

“Copyrights” shall mean all copyrights, including rights in and to works of authorship and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof.

“Damages” means the dollar amount of any loss, damage, expense or liability, including, without limitation, reasonable attorneys’ fees and disbursements incurred by an Indemnified Party in any action or proceeding between the Indemnified Party and the Indemnifying Party or between the Indemnified Party and a third party, which is determined (as provided in ARTICLE X) to have been sustained, suffered or incurred by a Party or the Company and to have arisen from or in connection with an event or state of facts which is subject to indemnification under this Agreement; the amount of Damages shall be the amount finally determined by a court of competent jurisdiction or appropriate governmental administrative agency (after the exhaustion of all appeals) or the amount agreed to upon settlement in accordance with the terms of this Agreement, if a Third Party Claim, or by the Parties, if a Direct Claim.

“Direct Claim” means any claim other than a Third Party Claim.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Executive Officers” means the Company’s (i) Chief Executive Officer (or equivalent, including the Chairman of the Board if such person is serving in an executive capacity); (ii) Chief Financial Officer (or most senior officer responsible for financial functions); (iii) President (or equivalent, if any); (iv) Chief Operating Officer (or equivalent, if any); (v) most senior officer responsible for urban and infrastructure planning; (vi) most senior officer responsible for development project management; and (vii) any other corporate officers reporting directly to the Chief Executive Officer or President (or equivalent).

“GAAP” means generally accepted accounting principles, consistently applied in the United States.

“Government Securities” means any Treasury Bill issued by the United States having a maturity of one hundred and eighty days or less or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended.

“Governmental Authority” means any PRC or non-PRC national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Intellectual Property” means any intellectual property rights, including, without limitations, Patents, Copyrights, service marks, moral rights, Trade Secrets, Trademarks, designs and Technology, together with (a) all registrations and applications for registration therefore and (b) all rights to any of the foregoing (including (i) all rights received under any license or other arrangement with respect to the foregoing, (ii) all rights or causes of action for infringement or misappropriation (past, present or future) of any of the foregoing, (iii) all rights to apply fore or register any of the foregoing), (iv) domain names and URL’s of or relating to the Acquired Assets and variations of the domain names and URL’s, (vi) Contracts which related to any of the foregoing, including invention assignment, intellectual property assignment, confidentiality, and non-competition agreements, and (vii) goodwill of any of the foregoing.

“Knowledge” means the knowledge a Person has based on a reasonably diligent investigation; and with respect to Sing Kung, the knowledge of each of its Key Personnel.

“Key Personnel” means Dr. Jianwu Shi, (Chief Economist) Shi, Dr. Jianjun Shi (CEO) Mr. Huang (CFO) and Dr. Huang (Chief Planner) or their replacements as designated by SNC or Sing Kung, which replacements shall be satisfactory to IAG in its sole discretion prior to the Effectiveness of this Agreement and, in the case of Dr. Shi (Chief Economist) prior to the Closing.

“Laws” means all statutes, rules, regulations, ordinances, orders, writs, injunctions, judgments, decrees, awards and restrictions, including, without limitation, applicable statutes, rules, regulations, orders and restrictions relating to zoning, land use, safety, health, environment, hazardous substances, pollution controls, employment and employment practices and access by the handicapped.

“Lien” means any lien, claim, contingent interest, security interest, charge, restriction or encumbrance.

“Net Income” means the audited after-tax net income calculated pursuant to GAAP.

“Party” means IAG and CNC, on the one hand, and Sing Kung, each Subsidiary and the Stockholders, on the other hand.

“Patents” means all United States and foreign patents and utility models and applications therefore and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries.

“Permits” means all governmental registrations, licenses, permits, authorizations and approvals.

“Person” means an individual, partnership, corporation, joint venture, unincorporated organization, cooperative or a governmental entity or agency thereof.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

“Representatives” of either Party means such Party’s employees, accountants, auditors, actuaries, counsel, financial advisors, bankers, investment bankers and consultants.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means all software, in object, human-readable or source code, whether previously completed or now under development, including programs, applications, databases, data files, coding and other software, components or elements thereof, programmer annotations, and all versions, upgrades, updates, enhancements and error corrections of all of the foregoing.

“Tax” or “Taxes” means all income, gross receipts, sales, stock transfer, excise, bulk transfer, use, employment, social security, franchise, profits, property or other taxes, tariffs, imposts, fees, stamp taxes and duties, assessments, levies or other charges of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any government or taxing authority with respect thereto.

“Technology” means any know-how, confidential or proprietary information, name, data, discovery, formulae, idea, method, process, procedure, other invention, record of invention, model, research, Software, technique, technology, test information, market survey, website, or information or material of a like nature, whether patentable or unpatentable and whether or not reduced to practice.

“Third Party Claim” means a Claim by a person, firm, corporation or government entity other than a party hereto or any affiliate of such party.

“Trade Secrets” means all trade secrets under applicable law and other rights in know-how and confidential or proprietary information, processing, manufacturing or marketing information, including new developments, inventions, processes, ideas or other proprietary information that provides advantages over competitors who do not know or use it and documentation thereof (including related papers, blueprints, drawings, chemical compositions, formulae, diaries, notebooks, specifications, designs, methods of manufacture and data processing software and compilations of information) and all claims and rights related thereto.

“Trademarks” means any and all United States and foreign trademarks, service marks, logos, trade names, corporate names, trade dress, Internet domain names and addresses, and all goodwill associated therewith throughout the world.

ARTICLE XIII
GENERAL PROVISIONS

13.1 Expenses. Except as otherwise provided herein, all costs and expenses, including, without limitation, fees and disbursements of Representatives, incurred in connection with the preparation of this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that this section does not affect the right of a party to seek damages upon termination of this Agreement or the indemnification rights provided in ARTICLE X.

13.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or by nationally recognized courier or mailed by registered mail (postage prepaid, return receipt requested) or by telecopy to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

(a) If to the Stockholders, to the address set forth for each of them next to their respective names on Schedule I, with a copy to:

Kang Da Law Firm
Attn: Jiang Hua
703 International Building, No. 19 JianWai Street
Beijing, China
Facsimile No: +(010) 5826-2826

(b) If to IAG or IAG Initial Stockholders:

InterAmerican Acquisition Group Corporation
2918 Fifth Avenue South, Ste. 209,
San Diego, California 92103
Attention: William Morro
Facsimile No.: (866) 357-5866

with a copy to:

DLA Piper US LLP
4365 Executive Drive, Suite 1100
San Diego, CA 92121
Attention: Douglas J. Rein
Facsimile No.: 858-677-1401

13.3 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by the Parties.

13.4 Waiver. At any time prior to the Closing, any Party may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. The failure of any of the parties hereto at any time to enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, or in any way to affect the validity of this Agreement or any provision hereof or the right of any of the parties hereto thereafter to enforce each and every provision of this Agreement. No waiver of any such breach, non-compliance or non-fulfillment shall be construed or deemed to be a waiver of any other or subsequent breach, non-compliance or non-fulfillment.

13.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

13.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

13.7 Entire Agreement. This Agreement and the Schedules and Exhibits hereto constitute the entire agreement and supersede all prior agreements and undertakings, both written and oral, between Sing Kung, any Subsidiary, the Stockholders and IAG with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

13.8 Benefit. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Parties.

13.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware.

13.10 Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement.

13.11 Approval of Contemporaneous Transactions. By execution of this Agreement, Stockholders also approve the IAG Merger and the adoption of the proposed equity compensation plan contemplated by Sections 8.9 and 7.10.

13.12 No Third Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(Signatures on Next Page)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

Agreed and accepted by:
SING KUNG LTD on behalf of itself and STOCKHOLDERS

By:

Printed Name:
It’s: and the authorized signatory for all Stockholders

Agreed and accepted by:
INTERAMERICAN ACQUISITON GROUP, INC.

By:

William C. Morro
Its: Chief Executive Officer

Signature Page to Amended and Restated Stock Purchase Agreement

EXHIBIT A

Participating Stockholder Lists of Sing Kung BVI:

Name of Stockholders	No. of Shares
1) Cho Kwan	13,796,700
2) Ocean Reigh Holdings Ltd	3,000,000
3) Dragon Lane Holdings Ltd	2,925,000
4) Asia Alliance Investments Ltd	2,500,000
5) Joy Power Manaement Ltd	1,250,000
6) Alliance Glory International Ltd	1,640,500
7) City Sy Ltd	3,000,000
8) Pan China Enterprise Ltd	3,018,800
9) Advance Label Ltd	3,100,000
10) Capital Max Ltd	3,100,000
11) Great Wise Ltd	3,200,000
12) Central Ace Ltd	3,200,000
13) Ocean Bay Group Ltd	3,269,000
47,000,000

EXHIBIT B

Form of Employment Agreements

EXHIBIT C

Security Purchase Agreement (Bridge Transaction)

ANNEX B

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT, 2004

(the “Act”)

MEMORANDUM OF ASSOCIATION

OF

CNC DEVELOPMENT LTD.

1.	NAME

The name of the Company is CNC Development Ltd.

2.	COMPANY LIMITED BY SHARES

The Company is a company limited by shares. The liability of each member is limited to the amount from time to time unpaid on such member’s shares.

3.	REGISTERED OFFICE

The first registered office of the Company will be situated at the office of the registered agent which is at P.O. Box 173, Kingston Chambers, Road Town, Tortola, British Virgin Islands or such other place as the directors or members may from time to time decide, being the office of the registered agent.

4.	REGISTERED AGENT

The first registered agent of the Company will be Maples Finance BVI Limited of P.O. Box 173, Kingston Chambers, Road Town, Tortola, British Virgin Islands or such other registered agent as the directors or members may decide from time to time.

5.	GENERAL OBJECTS AND POWERS

Subject to Regulation 6 below the objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the BVI Business Companies Act, 2004 or as the same may be revised from time to time, or any other law of the British Virgin Islands.

6.	LIMITATIONS ON THE COMPANY’S BUSINESS

For the purposes of section 9(4) of the Act the Company has no power to:

(a)	carry on banking or trust business, unless it is licensed under the Banks and Trust Companies Act, 1990;

(b)	carry on business as an insurance or as a reinsurance company, insurance agent or insurance broker, unless it is licensed under an enactment authorising it to carry on that business;

(c)	carry on the business of company management unless it is licensed under the Companies Management Act, 1990;

(d)	carry on the business of providing the registered office or the registered agent for companies incorporated in the British Virgin Islands; or

(e)	carry on the business as a mutual fund, mutual fund manager or mutual fund administrator unless it is licensed under the Mutual Funds Act, 1996.

7.	AUTHORISED SHARES

(a)	The Company is authorised to issue ninety one million (91,000,000) shares of two classes as follows:

(i)	Ninety million (90,000,000) shares in one series of US$0.0001 par value each (“Ordinary Shares”); and

(ii)	one million (1,000,000) preference shares in one series of US$0.0001 par value each (“Preferred Shares”).

(b)	The shares in the Company shall be issued in the currency of the United States of America.

(c)	Each Ordinary Share in the Company confers on the holder:

(i)	the right to one vote at a meeting of the members of the Company or on any resolution of the members of the Company;

(ii)	the right to an equal share in any dividend paid by the Company in accordance with the Act; and

(iii)	the right to an equal share in the distribution of the surplus assets of the Company.

(d)	Preferred Shares

(i)
The rights, privileges, restrictions and conditions attaching to the Preferred Shares shall be those provided pursuant to the Act as modified or negated by the directors of the Company on the issuance of the Preferred Shares.

(ii)
The Board of Directors of the Company is authorised, subject to limitations prescribed by law and the provisions of this Clause 7, to amend the Company’s Memorandum of Association to provide for the creation from time to time of one or more series of Preferred Shares or classes of shares having preferred rights, and pursuant to such amendment to establish the number of shares and series to be included in each such class, and to fix the designation, relative rights, preferences, qualifications and limitations of the shares of each such class. The authority of the Board of Directors with respect to each class shall include, but not be limited to, determination of the following:

(A)	the number of shares and series constituting that class and the distinctive designation of that class;

(B)
the distribution rate on the shares of that class, whether distributions shall be cumulative, and, if so, from which date or dates, and whether they shall be payable in preference to, or in another relation to, the distributions payable on any other class or classes of shares;

(C)	whether that class shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(D)
whether that class shall have conversion or exchange priviledges, and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine;

(E)
whether or not the shares of that class shall be redeemable, and, if so, the terms and conditions of such redemption, including the manner of selecting shares for redemption if less than all shares are to be redeemed, the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(F)	whether that class shall be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of that class, and, if so, the terms and amounts of such sinking fund;

(G)
the right of the shares of that class to the benefit of conditions and restrictions upon the creation of indebtedness of the Company or any subsidiary, upon the issue of any additional shares (including additional shares of such class of any other class) and upon the payment of dividends or the making of other distribution on, and the purchase, redemption or other acquisition by the Company or any subsidiary of any outstanding shares of the Company;

(H)
the right of the shares of that class in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and whether such rights shall be in preference to, or in another relation to, the comparable rights of any other class or classes of shares; and

(I)	any other relative, participating, optional or other special rights, qualifications, limitations or restrictions of that class.

8.	REGISTERED SHARES ONLY

Shares in the Company may only be issued as registered shares and the Company is not authorised to issue bearer shares. Registered shares may not be exchanged for bearer shares or converted to bearer shares.

9.	AMENDMENTS

Subject to the provisions of the Act, the Company shall by resolution of the directors or members have the power to amend or modify any of the conditions contained in this Memorandum of Association.

We, Maples Finance BVI Limited of P.O. Box 173, Kingston Chambers, Road Town, Tortola, British Virgin Islands in our capacity as registered agent for the Company hereby apply to the Registrar for the incorporation of the Company this the            day of            ..

Incorporator

Authorised Signatory
Maples Finance BVI Limited

ANNEX C
TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT, 2004

ARTICLES OF ASSOCIATION

OF

CNC DEVELOPMENT LTD.

INTERPRETATION

1.
References in these Articles of Association (“Articles”) to the Act shall mean the BVI Business Companies Act, 2004. The following Articles shall constitute the Articles of the Company. In these Articles, words and expressions defined in the Act shall have the same meaning and, unless otherwise required by the context, the singular shall include the plural and vice versa, the masculine shall include the feminine and the neuter and references to persons shall include corporations and all legal entities capable of having a legal existence.

SHARES

2.
Every person whose name is entered as a member in the share register, being the holder of registered shares, shall without payment, be entitled to a certificate signed by a director or under the common seal of the Company with or without the signature of any director or officer of the Company specifying the share or shares held and the par value thereof, provided that in respect of shares held jointly by several persons, the Company shall not be bound to issue more than one certificate and delivery of a certificate for a share to one of several joint holders shall be sufficient delivery to all.

3.
If a certificate is worn out or lost it may be renewed on production of the worn out certificate, or on satisfactory proof of its loss together with such indemnity as the directors may reasonably require. Any member receiving a share certificate shall indemnify and hold the Company and its officers harmless from any loss or liability which it or they may incur by reason of wrongful or fraudulent use or representation made by any person by virtue of the possession of such a certificate.

SHARES AND VARIATION OF RIGHTS

4.
Subject to the provisions of the Memorandum of Association and these Articles, the unissued of the Company (whether forming part of the original or any increased authorised shares) shall be at the disposal of the directors who may offer, allot, grant options over or otherwise dispose of them to such persons at such times and for such consideration, being not less than the par value of the shares being disposed of, and upon such terms and conditions as the directors may determine, and in the absence of fraud the decision of the directors as to the value of the consideration received by the Company in respect of the issue is conclusive unless a question of law is involved.

5.
Without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, any share in the Company may be issued with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting or otherwise as the directors may from time to time determine.

6.
Subject to the provisions of the Act in this regard, shares may be issued on the terms that they are redeemable, or at the option of the Company be liable to be redeemed on such terms and in such manner as the directors before or at the time of the issue of such shares may determine.

7.
Shares in the Company may be issued for money, services rendered, personal property, an estate in real property, a promissory note or other binding obligation to contribute money or property or any combination of the foregoing as shall be determined by a resolution of directors.

8.
A share issued by the Company upon conversion of, or in exchange for, another share or a debt obligation or other security in the Company, shall be treated for all purposes as having been issued for money equal to the consideration received or deemed to have been received by the Company in respect of the other share, debt obligation or security.

9.
The Company may issue fractions of a share and a fractional share shall have the same corresponding fractional liabilities, limitations, preferences, privileges, qualifications, restrictions, rights and other attributes of a whole share of the same class or series of shares.

10.	The directors may redeem any share issued by the Company at a premium.

11.
If at any time the Company is authorised to issue shares of more than one class the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound up, be varied with the consent in writing of the holders of a majority of the issued shares of that class and the holders of a majority of the issued shares of any other class of shares which may be affected by such variation.

12.
The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

13.
Except as required by the Act, no person shall be recognised by the Company as holding any share upon any trust, and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any interest in any fractional part of a share or (except as provided by these Articles or by the Act) any other rights in respect of any share except any absolute right to the entirety thereof by the registered holder.

TRANSFER OF SHARES

14.
Subject to any limitations in the Memorandum of Association, shares in the Company shall be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee. The instrument of transfer shall also be signed by the transferee if registration as a holder of the shares imposes a liability to the Company on the transferee. The instrument of transfer of a registered share shall be sent to the Company for registration.

15.
Subject to the Memorandum of Association, these Articles and to Section 54(5) of the Act, the Company shall, on receipt of an instrument of transfer, enter the name of the transferee of the share in the register of members unless the directors resolve to refuse or delay the registration of the transfer for reasons that shall be specified in the resolution.

TRANSMISSION OF SHARES

16.
Subject to Sections 52(2) and 53 of the Act, the executor or administrator of a deceased member, the guardian of an incompetent member or the trustee of a bankrupt member shall be the only person recognised by the Company as having any title to his share, save that and only in the event of death, incompetence or bankruptcy of any member or members of the Company as a consequence of which the Company no longer has any directors or members, then upon the production of any documentation which is reasonable evidence of the applicant being entitled to:

(a)
a grant of probate of the deceased’s will, or grant of letters of administration of the deceased’s estate, or confirmation of the appointment as executor or administrator (as the case may be), of a deceased member’s estate; or

(b)	the appointment of a guardian of an incompetent member; or

(c)	the appointment as trustee of a bankrupt member; or

(d)	upon production of any other reasonable evidence of the applicant’s beneficial ownership of, or entitlement to the shares,

to the Company’s registered agent in the British Virgin Islands together with (if so requested by the registered agent) a notarised copy of the share certificate(s) of the deceased, incompetent or bankrupt member, an indemnity in favour of the registered agent and appropriate legal advice in respect of any document issued by a foreign court, then the administrator, executor, guardian or trustee in bankruptcy (as the case may be) notwithstanding that their name has not been entered in the share register of the Company, may by written resolution of the applicant, endorsed with written approval by the registered agent, be appointed a director of the Company or entered in the share register as the legal and or beneficial owner of the shares.

17.	The production to the Company of any document which is reasonable evidence of:

(a)	a grant of probate of the will, or grant of letters of administration of the estate, or confirmation of the appointment as executor, of a deceased member; or

(b)	the appointment of a guardian of an incompetent member; or

(c)	the trustee of a bankrupt member; or

(d)	the applicant’s legal and or beneficial ownership of the shares,

shall be accepted by the Company even if the deceased, incompetent member or bankrupt member is domiciled outside the British Virgin Islands if the document is issued by a foreign court which had competent jurisdiction in the matter. For the purposes of establishing whether or not a foreign court had competent jurisdiction in such a matter the directors may obtain appropriate legal advice. The directors may also require an indemnity to be given by the executor, administrator, guardian or trustee in bankruptcy.

18.
Any person becoming entitled by operation of law or otherwise to a share or shares in consequence of the death, incompetence or bankruptcy of any member may be registered as a member upon such evidence being produced as may reasonably be required by the directors. An application by any such person to be registered as a member shall for all purposes be deemed to be a transfer of shares of the deceased, incompetent or bankrupt member and the directors shall treat it as such.

19.
Any person who has become entitled to a share or shares in consequence of the death, incompetence or bankruptcy of any member may, instead of being registered himself, request in writing that some person to be named by him be registered as the transferee of such share or shares and such request shall likewise be treated as if it were a transfer.

20.	What amounts to incompetence on the part of a person is a matter to be determined by the court having regard to all the relevant evidence and the circumstances of the case.

ACQUISITION OF OWN SHARES

21.
Subject to the provisions of the Act in this regard, the directors may, on behalf of the Company purchase, redeem or otherwise acquire any of the Company’s own shares for such consideration as they consider fit, and either cancel or hold such shares as treasury shares. The directors may dispose of any shares held as treasury shares on such terms and conditions as they may from time to time determine. Shares may be purchased or otherwise acquired in exchange for newly issued shares in the Company.

22.
No purchase, redemption or other acquisition of shares shall be made unless the directors determine that immediately after the purchase, redemption or other acquisition the Company will be able to pay its debts as they fall due and the value of the assets of the Company exceeds its liabilities.

23.
Shares that the Company purchases, redeems or otherwise acquires pursuant to the preceding Regulation may be cancelled or held as treasury shares except to the extent that such shares are in excess of 80 percent of the issued shares of the Company in which case they shall be cancelled but they shall be available for reissue.

24.	Subject to the provisions to the contrary in:

(a)	the Memorandum of Association or these Articles;

(b)	the designations, powers, preferences, rights, qualifications, limitations and restrictions with which the shares were issued; or

(c)	the subscription agreement for the issue of the shares;

the Company may not purchase, redeem or otherwise acquire its own shares without the consent of members whose shares are to be purchased, redeemed or otherwise acquired.

MEETINGS OF MEMBERS

25.
Any action required or permitted to be taken by the members must be effected at a duly called meeting (as described in Regulations 28, 29 and 30) of the members entitled to vote on such action and may not be effected by written resolution.

26.
The directors may convene meetings of the members of the Company at such times and in such manner and places as the directors consider necessary or desirable, and they shall convene such a meeting upon the written request of members entitled to exercise at least fifty (50) percent of the voting rights in respect of the matter for which the meeting is requested.

27.	An annual meeting of members for election of directors and for such other business as may come before the meeting shall be held each year at such date and time as may be determined by the directors.

28.
Seven (7) days notice at the least specifying the place, the day and the hour of the meeting and general nature of the business to be conducted shall be given in the manner hereinafter mentioned to such persons whose names on the date the notice is given appear as members in the share register of the Company and are entitled to vote at the meeting.

29.	The directors may fix the record date for determining those shares that are entitled to vote at the meeting.

30.	Notwithstanding Article 28, a meeting of members held in contravention of the requirement to give notice is valid if members holding a ninety (90) percent majority of:

(a)	the total voting rights on all the matters to be considered at the meeting; or

(b)	the votes of each class or series of shares where members are entitled to vote thereon as a class or series together with an absolute majority of the remaining votes,

have waived notice of the meeting and, for this purpose, the presence of a member in person or by proxy at the meeting shall be deemed to constitute waiver on his part.

31.	The inadvertent failure of the directors to give notice of a meeting to a member or the fact that a member has not received the notice, shall not invalidate the meeting.

32.	A member shall be deemed to be present at a meeting of members if he participates by telephone or other electronic means and all members participating in the meeting are able to hear each other.

33.	The following shall apply in respect of joint ownership of shares:

(a)	if two or more persons hold shares jointly each of them may be present in person or by proxy at a meeting of members and may speak as a member;

(b)	if only one of the joint owners is present in person or by proxy he may vote on behalf of all joint owners; and

(c)	if two or more of the joint owners are present in person or by proxy they must vote as one.

PROCEEDINGS AT MEETINGS OF MEMBERS

34.
No business shall be transacted at any meeting unless a quorum of members is present at the time when the meeting proceeds to business. Save as set out in Regulation 35 a quorum shall consist of the holder or holders present in person or by proxy entitled to exercise at least fifty (50) percent of the voting rights of the shares of each class or series of shares entitled to vote as a class or series thereon and the same proportion of the votes of the remaining shares entitled to vote thereon.

35.
If, within two hours from the time appointed for the meeting, a quorum is not present, the meeting, if convened upon the requisition of members, shall be dissolved; in any other case it shall stand adjourned to the next business day at the same time and place or to such other time and place as the directors may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the shares or each class or series of shares entitled to vote on the resolutions to be considered by the meeting, those present shall constitue a quorum but other wise the meeting shall be dissolved.

36.
At every meeting the members present shall choose someone of their number to be the chairman (the “Chairman”). If the members are unable to choose a Chairman for any reason, then the person representing the greatest number of voting shares present at the meeting shall preside as Chairman failing which the oldest individual member present at the meeting or failing any member personally attending the meeting, the proxy present at the meeting representing the oldest member of the Company, shall take the chair.

37.	At any meeting of members, only such business shall be conducted as shall have been brought before such meeting:

(a)	by or at the direction of the Chairman of the Board of Directors (as defined in Regulation 83); or

(b)
by any member who is a holder of record at the time of the giving of the notice provided for in Regulation 28 who is entitled to vote at the meeting and who complies with the procedures set out in Regulation 43.

38.
The Chairman may, with the consent of the meeting, adjourn any meeting from time to time, and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

39.
At any meeting a resolution put to the vote of the meeting shall be decided on a show of hands by a simple majority unless a poll is (before or on the declaration of the result of the show of hands) demanded:

(a)	by the Chairman; or

(b)	by any member present in person or by proxy and holding not less than one tenth of the total voting shares issued by the Company and having the right to vote at the meeting.

40.
Unless a poll be so demanded, a declaration by the Chairman that a resolution has, on a show of hands been carried, and an entry to that effect in the book containing the minutes of the proceedings of the Company, shall be sufficient evidence of the fact, without proof of the number or proportion of the votes recorded in favour of or against such resolution.

41.
If a poll is duly demanded it shall be taken in such manner as the Chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded. The demand for a poll may be withdrawn.

42.
In the case of an equality of votes, whether on a show of hands , or on a poll, the Chairman of the meeting at which the show of hands takes place, or at which the poll is demanded, shall be entitled to a second or casting vote.

43.
For business to be properly brought to the annual meeting of members by a member, the member must have given timely written notice thereof, either by personal delivery or by prepaid registered post to the secretary of the Company (the “Secretary”) at the principal executive offices of the Company. To be timely, a member’s notice must be received at the principal executive offices of the Company, not less than 120 days in advance of the first anniversary of the date that the Company’s (or the Company’s predecessor’s) proxy statement was sent to members in connection with the previous year’s annual meeting of members, except that if no annual meeting was held in the previous year or the date of the annual meeting is more than 30 calendar days earlier than the date of the prior year’s annual meeting, notice by a member to be timely must be received not later than the close of business on the tenth day following the day on which the date of the annual meeting is publicly announced (including by disclosure in a press release or in a document filed with the Securities and Exchange Commission). For the purposes of this Article 43, any adjournment(s) or postponement(s) of the original meeting whereby the meeting will reconvene within 30 days from original date shall be deemed, for purposes of notice, to be a continuation of the original meeting and no business may be brought before any reconvened meeting unless such timely notice of such business was given to the Secretary for the meeting as original scheduled. A member’s notice to the Secretary shall set out as to each matter that the member wishes to be brought before the meeting of members:

(i)	a brief description of the business desired to be brought before the meeting;

(ii)	the name and address of record of the member proposing such business;

(iii)	the class and number of shares of the Company which are beneficially owned by such member;

(iv)	any material interest of such member in such business; and

(v)	if the member intends to solicit proxies in support of such member’s proposal, a representation to that effect.

44.
Notwithstanding the aforegoing, nothing in Regulation 43 shall be interpreted or construed to require the inclusion of information about any such proposal in any proxy statement distributed by, at the direction of, or on behalf of, the directors. The chairman of a meeting of members shall, if the facts so warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Regulation 44 and, if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. However, the notice requirements set out in Regulation 43 shall be deemed satisfied by a member if the member has notified the Company of his intention to present a proposal at a meeting of members and such member’s proposal has been included in a proxy statement that has been distributed by, at the direction of, or on behalf of, the directors to solicit proxies for such meeting; provided that, if such member does not appear or send a qualified representative, as determined by the chairman of the meeting, to present such proposal at such meeting, the Company need not present such proposal for a vote at such meeting notwithstanding that proxies in respect of such vote may have been received by the Company.

VOTES OF MEMBERS

45.	At any meeting of members whether on a show of hands or on a poll every holder of a voting share present in person or by proxy shall have one vote for every voting share of which he is the holder.

46.
Subject to the Memorandum of Association or these Articles, an action that may be taken by members of the Company at a meeting of members may also be taken by a resolution of members consented to in writing or by telex, telegram, cable or other written electronic communication, without the need for any notice.

47.	If a committee is appointed for any member who is of unsound mind, that member may vote by such committee.

48.
Any person other than an individual which is a member of the Company may by resolution of its directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of members of the Company, and the person so authorised shall be entitled to exercise the same powers on behalf of the person which he represents as that person could exercise if it were an individual member of the Company.

49.	Votes may be given either personally or by proxy.

50.	The instrument appointing a proxy shall be produced at the place appointed for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote.

51.	Subject to Article 53 below, an instrument appointing a proxy shall be in such form as the Chairman of the meeting shall accept as properly evidencing the wishes of the member appointing the proxy.

52.
The instrument appointing a proxy shall be in writing under the hand of the appointer or in electronic form signed by the appointer unless the appointer is a corporation or other form of legal entity other than one or more individuals holding as joint owner in which case the instrument appointing a proxy shall be in writing under the hand of an individual duly authorised by such corporation or legal entity to execute the same. The Chairman of any meeting at which a vote is cast by proxy so authorised may call for a notarially certified copy of such authority which shall be produced within seven days of being so requested failing which the vote or votes cast by such proxy shall be disregarded.

53.	Directors of the Company may attend and speak with members of the Company and at any separate meeting of the holders of any class or series of shares in the Company.

54.	No business of the Company shall be conducted at a meeting of members except in accordance with the provisions of these Regulations 34 to 54.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS

55.
Any corporation or other form of corporate legal entity which is a member of the Company may by resolution of its directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the members or any class of members of the Company, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual member of the Company.

DIRECTORS

56.
Subject to any subsequent amendment to change the number of directors, the number of the directors shall be not less than one or more than fifteen. Subject to the requirements of the Memorandum of Association, the directors may by a resolution of directors, amend this Regulation 56 to change the number of directors.

57.
Subject to Regulation 56 to change the number of directors, the continuing directors may act, notwithstanding any casual vacancy in their body, so long as there remain in office not less than the prescribed minimum of directors duly qualified to act, but if the number falls below the prescribed minimum, the remaining directors shall not act except for the purpose of filling such vacancy.

58.
The first director or directors shall be appointed by the registered agent of the Company. Thereafter, the directors shall be appointed by the members or the directors for such terms as the members or directors may determine and may be removed by a resolution of the majority of the members of the Company, being for the purposes of this Regulation 58 only, an affirmative vote of the holders of 66 2/3 percent or more of the outstanding votes of the shares entitled to vote thereon or by a resolution of directors .

59.
Notwithstanding the provisions of Section 114 of the Act, each director holds office until his successor takes office or until his earlier death, resignation or removal by the members as per Regulation 58 or a resolution passed by the majority of the remaining directors.

60.	A vacancy in the board of directors may be filled by a resolution of members or a resolution passed by the majority of the remaining directors.

61.
A director shall not require a share qualification, but nevertheless shall be entitled to attend and speak at any meeting of the members and at any separate meeting of the holders of any class of shares in the Company. A director must be an individual.

62.
A director, by writing under his hand deposited at the registered office of the Company, may from time to time appoint another director or another person to be his alternate. Every such alternate shall be entitled to be given notice of meetings of the directors and to attend and vote as a director at any such meeting at which the director appointing him is not personally present and generally at such meeting to have and exercise all the powers, rights, duties and authorities of the director appointing him. Every such alternate shall be deemed to be an officer of the Company and shall not be deemed to be an agent of the director appointing him. If undue delay or difficulty would be occasioned by giving notice to a director of a resolution of which his approval is sought in accordance with Article 92 his alternate (if any) shall be entitled to signify approval of the same on behalf of that director. The remuneration of an alternate shall be payable out of the remuneration payable to the director appointing him, and shall consist of such portion of the last mentioned remuneration as shall be agreed between such alternate and the director appointing him. A director by writing under his hand deposited at the registered office of the Company may at any time revoke the appointment of an alternate appointed by him. If a director shall die or cease to hold the office of director, the appointment of his alternate shall thereupon cease and terminate.

63.
The directors may, by resolution, fix the emolument of directors in respect of services rendered or to be rendered in any capacity to the Company. The directors may also be paid such travelling, hotel and other expenses properly incurred by them in attending and returning from meetings of the directors, or any committee of the directors or meetings of the members, or in connection with the business of the Company as shall be approved by resolution of the directors.

64.
Any director who, by request, goes or resides abroad for any purposes of the Company, or who performs services which in the opinion of the Board go beyond the ordinary duties of a director, may be paid such extra remuneration (whether by way of salary, commission, participation in profits or otherwise) as shall be approved by resolution of the directors.

65.
The Company may pay to a director who at the request of the Company holds any office (including a directorship) in, or renders services to, any company in which the Company may be interested, such remuneration (whether by way of salary, commission, participation in profits or otherwise) in respect of such office or services as shall be approved by resolution of the directors.

66.	(a) Nominations of persons for election to the Board of Directors shall be made only at a meeting of members and only:

(i)	by or at the direction of the directors; or

(ii)	by a member entitled to vote for the election of directors who complies with the notice procedures set out below.

(b)
Such nominations, other than those made by or at the direction of the directors, shall be made pursuant to timely notice in writing to the Secretary. To be timely, a member’s notice must be received at the principal executive offices of the Company not less than 120 days in advance of the first anniversary of the date that the Company’s (or the Company’s predecessor’s) proxy statement was sent to members in connection with the previous year’s annual meeting of members, except that if no annual meeting was held in the previous year or the date of the annual meeting is more than 30 calendar days earlier than the date of the prior year’s annual meeting, notice by a member to be timely must be received not later than the close of business on the tenth day following the day on which the date of the annual meeting is publicly announced (including by disclosure in a press release or in a document filed with the Securities and Exchange Commission).. For the purposes of this Regulation 66, any adjournment or postponement of the original meeting whereby the meeting will reconvene within 30 days from the original date shall be deemed for the purposes of this notice to be a continuation of the original meeting and no nominations by a member of persons to be elected directors of the Company may be made at any such reconvened meeting unless pursuant to a notice which was timely for the meeting on the date original scheduled. Each such notice shall set out:

(i)	the name and address of the member who intends to make the nomination and of the persons to be nominated;

(ii)
a representation that the member is a holder of record of shares in the Company entitled to vote at such meeting and that he intends to appear in person or by proxy at the meeting to nominate the persons specified in the notice;

(iii)	a description of all arrangements or understandings between the member and each nominee and any other person (naming such person) pursuant to which the nominations are to be made by the member;

(iv)
such other information regarding each nominee proposed by such member as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the United States Securities and Exchange Commission, had each nominee been nominated, or intended to be nominated, by the directors;

(v)	the consent of each nominee to serve as a director of the Company if so elected; and

(vi)	if the member intends to solicit proxies in support of such member’s nominees, a representation to that effect.

67.	The office of director shall be vacated if the director:

(a)	is removed from office by resolution of members;

(b)	is removed from office by resolution of the directors of the Company;

(c)	becomes disqualified to act as a director under Section 111 of the Act;

(d)
absent from meetings of the directors for six consecutive months without leave of the board of directors, provided that the directors shall have power to grant any director leave of absence for any or an indefinite period;

(e)	if he dies; or

(f)	if he becomes of unsound mind.

68.
(a)           A director may hold any other office or position of profit under the Company (except that of auditor) in conjunction with his office of director, and may act in a professional capacity to the Company on such terms as to remuneration and otherwise as the directors shall arrange.

(b)
A director may be or become a director or officer of, or otherwise be interested in any company promoted by the Company, or in which the Company may be interested, as a member or otherwise and no such director shall be accountable for any remuneration or other benefits received by him as director or officer or from his interest in such other company. The directors may also exercise the voting powers conferred by the shares in any other company held or owned by the Company in such manner in all respects as they think fit, including the exercise thereof in favour of any resolutions appointing them, or of their number, directors or officers of such other company, or voting or providing for the payment of remuneration to the directors or officers of such other company. A director may vote in favour of the exercise of such voting rights in the manner aforesaid notwithstanding that he may be, or be about to become, a director or officer of such other company, and as such in any other manner is, or may be, interested in the exercise of such voting rights in the manner aforesaid.

(c)
No director shall be disqualified by his office from contracting with the Company either as a vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any director shall be in any way interested be voided, nor shall any director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement, by reason of such director holding that office or by reason of the fiduciary relationship thereby established, provided the procedure in Regulation 68 (d) below is followed.

(d)
A director of the Company shall, immediately after becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the Company, disclose such interest to the board of directors.

(e)	A director of the Company is not required to comply with Regulation 68 (d) above if:

(i)	the transaction or proposed transaction is between the director and the Company; and

(ii)	the transaction or proposed transaction is or is to be entered into in the ordinary course of the Company’s business and on usual terms and conditions.

(f)
For the purposes of Regulation 68(d) above, a disclosure to the board to the effect that a director is a member, director, officer or trustee of another named company or other person and is to be regarded as interested in any transaction which may, after the date of the entry or disclosure, be entered into with that company or person, is a sufficient disclosure of interest in relation to that transaction.

(g)	Subject to Section 125(1) of the Act, the failure by a director to comply with Regulation 68(d) does not affect the validity of a transaction entered into by the director or the Company.

OFFICERS

69.
The directors of the Company may, by resolution of directors, appoint officers of the Company at such times as shall be considered necessary or expedient, and such officers may consist of a President, one or more Vice Presidents, a Secretary, and a Treasurer and/or such other officers as may from time to time be deemed desirable. The officers shall perform such duties as shall be prescribed at the time of their appointment subject to any modifications in such duties as may be prescribed by the directors thereafter, but in the absence of any specific allocation of duties it shall be the responsibility of the President to manage the day to day affairs of the Company, the Vice Presidents to act in order of seniority in the absence of the President, but otherwise to perform such duties as may be delegated to them by the President, the Secretary to maintain the registers, minute books and records (other than financial records) of the Company and to ensure compliance with all procedural requirements imposed on the Company by applicable law, and the Treasurer to be responsible for the financial affairs of the Company.

70.
Any person may hold more than one office and no officer need be a director or member of the Company. The officers shall remain in office until removed from office by the directors, whether or not a successor is appointed.

71.	Any officer who is a body corporate may appoint any person its duly authorised representative for the purpose of representing it and of transacting any of the business of the officers.

MANAGING DIRECTORS

72.
The directors may from time to time and by resolution of directors appoint one or more of their number to be a managing director or joint managing director and may, subject to any contract between him or them and the Company, from time to time terminate his or their appointment and appoint another or others in his or their place or places.

73.
A director appointed in terms of the provisions of Regulation 74 to the office of managing director of the Company may be paid, in addition to the remuneration payable in terms of Regulation 65, such remuneration not exceeding a reasonable maximum in each year in respect of such office as may be determined by a disinterested quorum of the directors.

74.
The directors may from time to time, by resolution of directors, entrust and confer upon a managing director for the time being such of the powers and authorities vested in them as they think fit, save that no managing director shall have any power or authority with respect to the matters requiring a resolution of directors under the Act.

POWERS OF DIRECTORS

75.
The business of the Company shall be managed by the directors who may pay all expenses incurred preliminary to and in connection with the formation and registration of the Company, and may exercise all such powers of the Company necessary for managing and for directing and supervising, the business and affairs of the Company as are not by the Act or by these Articles required to be exercised by the members subject to any delegation of such powers as may be authorised by these Articles and permitted by the Act and to such requirements as may be prescribed by resolution of the members, but no requirement made by resolution of the members shall prevail if it be inconsistent with these Articles nor shall such requirement invalidate any prior act of the directors which would have been valid if such requirement had not been made.

76.
The board of directors may entrust to and confer upon any director or officer any of the powers exercisable by it upon such terms and conditions and with such restrictions as it thinks fit, and either collaterally with, or to the exclusion of, its own powers, and may from time to time revoke, withdraw, alter or vary all or any of such powers. Subject to the provisions of Section 110 of the Act, the directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit. Any committees so formed shall in the exercise of powers so delegated conform to any regulations that may be imposed on it by the directors or the provisions of the Act.

77.
The directors may from time to time by power of attorney appoint any company, firm or person or body of persons to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the directors under these Articles) and for such period and subject to such conditions as the directors think fit.

78.
Any director who is a body corporate may appoint any person its duly authorised representative for the purpose of representing it at meetings of the directors and of transacting any of the business of the directors.

79.
All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company, shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be, in such manner as the directors shall from time to time by resolution determine.

80.
The directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertakings and property, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

81.
The continuing directors may act notwithstanding any vacancy in their body, save that if the number of directors shall have been fixed at two or more persons and by reason of vacancies having occurred in the board of directors there shall be only one continuing director, he shall be authorised to act alone only for the purpose of appointing another director.

PROCEEDINGS OF DIRECTORS

82.	The meetings of the board of directors and any committee thereof shall be held at such place or places as the directors shall decide.

83.
The directors may elect a chairman (the “Chairman of the Board of Directors”) of their meeting and determine the period for which he is to hold office. If no such Chairman of the Board of Directors is elected, or if at any meeting the Chairman of the Board of Directors is not present at the time appointed for holding the meeting, the directors present may choose one of their number to be Chairman of the Board of Directors for the meeting. If the directors are unable to choose a Chairman of the Board of Directors, for any reason, then the oldest director present at the meeting shall preside as the Chairman of the Board of Directors.

84.
The directors may meet together for the dispatch of business, adjourn and otherwise regulate their meetings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In case of an equality in votes the Chairman shall have a second or casting vote. A director may at any time summon a meeting of the directors. If the Company shall have only one director, the provisions hereinafter contained for meetings of the directors shall not apply but such sole director shall have full power to represent and act for the Company in all matters and in lieu of minutes of a meeting shall record in writing and sign a note of memorandum of all matters requiring a resolution of the directors. Such note or memorandum shall constitute sufficient evidence of such resolution for all purposes.

85.	A director shall be given not less than three (3) days notice of a meeting of the directors.

86.
Notwithstanding Regulation 85, a meeting of directors held in contravention of Regulation 85 is valid if a majority of the directors, entitled to vote at the meeting, have waived the notice of the meeting; and, for this purpose, the presence of a director at the meeting shall be deemed to constitute waiver on his part.

87.	The inadvertent failure to give notice of a meeting to a director, or the fact that a director has not received the notice shall not invalidate the meeting.

88.
A meeting of the directors is duly constituted for all purposes if at the commencement of the meeting there are present in person or by alternate not less than one-half of the total number of directors unless there are only 2 directors in which case the quorum shall be 2.

89.	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall be dissolved.

90.
Any one or more members of the board of directors or any committee thereof may participate in a meeting of such board of directors or committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participating by such means shall constitute presence in person at a meeting.

91.
A resolution approved by a majority of the directors for the time being entitled to receive notice of a meeting of the directors or of a committee of the directors and taking the form of one or more documents in writing or by telefax or other written or electronic communication shall be as valid and effectual as if it had been passed at a meeting of the directors or of such committee duly convened and held, without the need for any notice.

COMMITTEES

92.	The directors may, by resolution of directors, designate one or more committees, each consisting of one or more directors.

93.
Each committee of directors has such powers and authorities of the directors, including the power and authority to affix the Seal, as are set forth in the resolution of directors establishing the committee, except that no committee has any power or authority to amend the Memorandum of Association or these Articles, to appoint directors or fix their emoluments or to appoint officers or agents of the Company.

94.
The meetings and proceedings of each committee of directors consisting of 2 or more directors shall be governed mutatis mutandis by the provisions of these Articles regulating the proceedings of directors so far as the same are not superseded by any provisions in the resolution establishing the committee.

INDEMNITY

95.
Subject to the provisions of the Act, the Company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:

(a)
is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of the Company; or

(b)	is or was, at the request of the Company, serving as a director of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

CONFLICT OF INTERESTS

96.
No agreement or transaction between the Company and one or more of its directors or any person in which any director has a financial interest or to whom any director is related, including as a director of that other person, is void or voidable for this reason only or by reason only that the director is present at the meeting of directors or at the meeting of the committee of directors that approves the agreement or transaction or that the vote or consent of the director is counted for that purpose if the material facts of the interest of each director in the agreement or transaction and his interest in or relationship to any other party to the agreement or transaction are disclosed in good faith or are known by the other directors.

97.	A director who has an interest in any particular business to be considered at a meeting of directors or members may be counted for purposes of determining whether the meeting is duly constituted.

SEAL

98.
The directors shall provide for the safe custody of the common seal (if any) of the Company. The common seal when affixed to any instrument except as provided in Regulation 2, shall be witnessed by a director or officer of the Company or any other person so authorised from time to time by the directors. The directors may provide for a facsimile of the common seal and approve the signature of any director or authorised person which may be reproduced by printing or other means on any instrument and it shall have the same force and validity as if the common seal has been affixed to such instrument and the same had been signed as hereinbefore described.

DISTRIBUTIONS

99.
Subject to the provisions of the Act, the directors of a Company may, by resolution, authorise a distribution by the Company at a time, and of an amount, and to any members they think fit if they are satisfied, on reasonable grounds, that the Company will, immediately after the distribution, satisfy the solvency test as stipulated in Section 56 of the Act.

100.
Subject to the rights of the holders of shares entitled to special rights as to distributions, all distributions shall be declared and paid according to the par value of the shares in issue, excluding those shares which are held by the Company as Treasury Shares at the date of declaration of the distribution.

101.
The directors may, before recommending any distribution, set aside out of the profits of the Company such sums as they think proper as a reserve or reserves which shall, at their discretion, either be employed in the business of the Company or be invested in such investments as the directors may from time to time think fit.

102.	If several persons are registered as joint holders of any share, any of them may give effectual receipt for any distribution or other monies payable on or in respect of the share.

103.
Notice of any distribution that may have been declared shall be given to each member in manner hereinafter mentioned and all distributions unclaimed for three years after having been declared may be forfeited by the directors for the benefit of the Company.

104.
No distribution shall bear interest against the Company and no distribution shall be paid on treasury shares or shares held by another company of which the Company holds, directly or indirectly, shares having more than 50 percent of the vote in electing directors.

105.	A share issued as a distribution by the Company shall be treated for all purposes as having been issued for money equal to the surplus that is transferred to capital upon the issue of the share.

COMPANY RECORDS

106.	The Company shall keep records that:

(a)	are sufficient to show and explain the Company’s transactions; and

(b)	will, at any time, enable the financial position of the Company to be determined with reasonable accuracy.

107.	The Company shall keep:

(a)	minutes of all meetings of:

(i)	directors,

(ii)	members,

(iii)	committees of directors, and

(iv)	committees of members;

(b)	copies of all resolutions consented to by:

(i)	directors,

(ii)	members,

(iii)	committees of directors, and

(iv)	committees of members;

(c)	an imprint of the common seal at the registered office of the Company.

108.	The Company shall keep the following records at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the directors may determine:

(a)	minutes of meetings and resolutions of members and of classes of members maintained in accordance with Regulation 107; and

(b)	minutes of meetings and resolutions of directors and committees of directors maintained in accordance with Regulation 107.

109.	The Company shall keep the following documents at the office of its registered agent:

(a)	the Memorandum of Association and Articles of the Company;

(b)	the register of members maintained in accordance with Regulation 110 or a copy of the register of members;

(c)	the register of directors maintained in accordance with Regulation 110 or a copy of the register of directors;

(d)	copies of all notices and other documents filed by the Company in the previous ten years; and

(e)	a copy of the register of charges kept by the Company pursuant to Section 162(1) of the Act.

110.	(a) Where the Company keeps a copy of the register of members or the register of directors at the office of its registered agent, it shall:

(i)	within 15 days of any change in the register, notify the registered agent, in writing, of the change; and

(ii)	provide the registered agent with a written record of the physical address of the place or places at which the original register of members or the original register of directors is kept.

(b)
Where the place at which the original register of members or the original register of directors is changed, the Company shall provide the registered agent with the physical address of the new location of the records within 14 days of the change of location.

111.
The Company shall keep a register to be known as a register of directors containing the names and addresses of the persons who are directors of the Company, the date on which each person whose name is entered in the register was appointed as a director of the Company, the date on which each person named as a director ceased to be a director of the Company, and such other information as may be prescribed.

112.
The Company shall maintain an accurate and complete register of members showing the full names and addresses of all persons holding registered shares in the Company, the number of each class and series of registered shares held by such person, the date on which the name of each member was entered in the register of members and where applicable, the date such person ceased to hold any registered shares in the Company.

113.	The records, documents and registers required by Articles 107 to 113 inclusive shall be open to the inspection of the directors at all times.

114.
The directors shall from time to time determine whether and to what extent and at what times and places and under what conditions the records, documents and registers of the Company or any of them shall be open to the inspection of members not being directors, and no member (not being a director) shall have any right of inspecting any records, documents or registers of the Company except as conferred by the Act or authorised by resolution of the directors.

AUDIT

115.	The members may by resolution call for the accounts of the Company to be examined by an auditor.

116.
The directors may be resolution determine the audit committee to be appointed by them at such remuneration as may from time to time be agreed, to be solely responsible for selecting the independent accountants to audit the Company’s financial records.

117.
The Company may by resolution of members call for the directors to prepare periodically a profit and loss account and a balance sheet. The profit and loss account and balance sheet shall be drawn up so as to give respectively a true and fair view of the profit and loss of the Company for the financial period and a true and fair view of the state of affairs of the Company as at the end of the financial period.

118.	The auditor may be a member of the company but no director or officer shall be eligible during his continuance in office.

119.
Every auditor of the Company shall have a right of access at all times to the books of accounts of the Company, and shall be entitled to require from the officers of the Company such information and explanations as he thinks necessary for the performance of his duties.

120.
The report of the auditor shall be annexed to the accounts upon which he reports, and the auditor shall be entitled to receive notice of, and to attend, any meeting at which the Company’s audited Profit and Loss Account and Balance Sheet is to be presented.

NOTICES

121.	Any notice, information or written statement required to be given to members shall be served by mail addressed to each member at the address shown in the share register.

122.
All notices directed to be given to the members shall, with respect to any registered shares to which persons are jointly entitled, be given to whichever of such persons is named first in the share register, and notice so given shall be sufficient notice to all the holders of such shares.

123.
Any notice, if served by post, shall be deemed to have been served within five days of posting, and in proving such service it shall be sufficient to prove that the letter containing the notice was properly addressed and mailed with the postage prepaid.

PENSION AND SUPERANNUATION FUND

124.
The directors may establish and maintain or procure the establishment and maintenance of any non-contributory or contributory pension or superannuation funds for the benefit of, and give or procure the giving of donations, gratuities, pensions, allowances or emoluments to any persons who are or were at any time in the employment or service of the Company or any company which is a subsidiary of the Company or is allied to or associated with the Company or with any such subsidiary, or who are or were at any time directors or officers of the Company or of any such other company as aforesaid or who hold or held any salaried employment or office in the Company or such other company, or any persons in whose welfare the Company or any such other company as aforesaid is, or has been at any time, interested, and to the wives, widows, families and dependents of any such persons, and make payments for or towards the insurance of such persons as aforesaid, and may do any of the matters aforesaid either alone or in conjunction with any such other company as aforesaid. A director holding any such employment or office shall be entitled to participate in and retain for his own benefit any such donation, gratuity, pension, allowance or emolument.

WINDING UP

125.
The Company may be voluntarily liquidated under Part XII of the Act if it has no liabilities and it is able to pay its debts as they become due. If the Company shall be wound up, the liquidator may, in accordance with a resolution of members, divide amongst the members in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any such property to be divided as aforesaid and may determine how such division shall be carried out as between the members or different classes of members. The liquidator may vest the whole or any part of such assets in trustees upon such trust for the benefit of the contributors as the liquidator shall think fit, but so that no member shall be compelled to accept any shares or other securities whereon there is any liability.

AMENDMENT TO ARTICLES

126.	The Company may alter or modify the conditions contained in these Articles as originally drafted or as amended from time to time by a resolution of the directors or the members.

CONTINUATION

127.
The Company may by resolution of members or by a resolution passed unanimously by all directors of the Company continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands in the manner provided under those laws.

We, Maples Finance BVI Limited of P.O. Box 173, Kingston Chambers, Road Town, Tortola, British Virgin Islands in our capacity as registered agent for the Company hereby apply to the Registrar for the incorporation of the Company this 6th day of February 2006.

Incorporator

_____________________________________
Clinton Hempel
Authorised Signatory
Maples Finance BVI Limited

ANNEX D

Sing Kung Ltd.

Amended and Restated
2008 Equity Plan

D-i

	8.5	Voting Rights; Dividends and Distributions	D-14
	8.6	Effect of Termination of Service	D-14
	8.7	Nontransferability of Restricted Stock Award Rights	D-14
9.	Terms and Conditions of Performance Awards		D-14
	9.1	Types of Performance Awards Authorized	D-14
	9.2	Initial Value of Performance Shares and Performance Units	D-14
	9.3	Establishment of Performance Period, Performance Goals and Performance Award Formula	D-14
	9.4	Measurement of Performance Goals	D-15
	9.5	Settlement of Performance Awards	D-15
	9.6	Voting Rights; Dividend Equivalent Rights and Distributions	D-16
	9.7	Effect of Termination of Service	D-16
	9.8	Nontransferability of Performance Awards	D-17
10.	Terms and Conditions of Restricted Stock Unit Awards		D-17
	10.1	Grant of Restricted Stock Unit Awards	D-17
	10.2	Vesting	D-17
	10.3	Voting Rights, Dividend Equivalent Rights and Distributions	D-17
	10.4	Effect of Termination of Service	D-17
	10.5	Settlement of Restricted Stock Unit Awards	D-18
	10.6	Nontransferability of Restricted Stock Unit Awards	D-18
11.	Other Stock-Based Awards		D-18
12.	Effect of Certain Corporate Changes on Awards		D-18
	12.1	Accelerated Vesting	D-18
	12.2	Adjustments to Outstanding Options and SARs Upon Certain Events	D-18
	12.3	Adjustments pursuant to the IAG Agreement	D-19
13.	Compliance with Securities Law		D-19
14.	Tax Withholding		D-19
	14.1	Tax Withholding in General	D-19
	14.2	Withholding in Shares	D-20
15.	Amendment or Termination of Plan		D-20
16.	Miscellaneous Provisions		D-20
	16.1	Repurchase Rights	D-20
	16.2	Provision of Information	D-20
	16.3	Rights as Employee, Consultant or Director	D-20
	16.4	Rights as a Stockholder	D-21
	16.5	Fractional Shares	D-21
	16.6	Severability	D-21
	16.7	Beneficiary Designation	D-21
	16.8	Unfunded Obligation	D-21

D-ii

Sing Kung Ltd.
Amended and Restated
2008 Equity Plan

1. ESTABLISHMENT, PURPOSE AND TERM OF PLAN.

1.1 Establishment. The Sing Kung Ltd. 2008 Equity Plan (the “Plan”) is hereby adopted September 25, 2008 subject to approval by the stockholders of the Sing Kung Ltd. (“Company”), and the date of such approval is the “Effective Date”.

1.2 Purpose. The purpose of the Plan is to advance the interests of the Participating Company Group and its stockholders by providing an incentive to attract and retain the best qualified personnel to perform services for the Participating Company Group, by motivating such persons to contribute to the growth and profitability of the Participating Company Group, by aligning their interests with interests of the Company’s stockholders, and by rewarding such persons for their services by tying a significant portion of their total compensation package to the success of the Company. The Plan seeks to achieve this purpose by providing for Awards in the form of Options, Stock Appreciation Rights, Restricted Stock Awards, Performance Shares, Performance Units, Restricted Stock Units, Deferred Compensation Awards and other Stock-Based Awards as described below.

1.3 Term of Plan. The Plan shall continue in effect until the earlier of its termination by the Board or the date on which all of the shares of Stock available for issuance under the Plan have been issued and all restrictions on such shares under the terms of the Plan and the agreements evidencing Awards granted under the Plan have lapsed. However, Awards shall not be granted later than ten (10) years from the Effective Date.

2. DEFINITIONS AND CONSTRUCTION.

2.1 Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:

(a) “Affiliate” means (i) an entity, other than a Parent Corporation, that directly, or indirectly through one or more intermediary entities, controls the Company or (ii) an entity, other than a Subsidiary Corporation, that is controlled by the Company directly, or indirectly through one or more intermediary entities. For this purpose, the term “control” (including the term “controlled by”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the relevant entity, whether through the ownership of voting securities, by contract or otherwise; or shall have such other meaning assigned such term for the purposes of registration on Form S-8 under the Securities Act.

(b) “Award” means any Option, SAR, Restricted Stock Award, Performance Share, Performance Unit, Restricted Stock Unit or Deferred Compensation Award or other Stock-Based Award granted under the Plan.

(c) “Award Agreement” means a written agreement between the Company and a Participant setting forth the terms, conditions and restrictions of the Award granted to the Participant.

(d) “Board” means the Board of Directors of the Company.

(e) “Change in Control” means, unless such term or an equivalent term is otherwise defined with respect to an Award by the Participant’s Award Agreement or by a written contract of employment or service, the occurrence of any of the following, provided, however, that the consummation of the transactions contemplated in the IAG Agreement shall not constitute a Change in Control:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than (1) a trustee or other fiduciary holding securities of the Company under an employee benefit plan of a Participating Company or (2) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of (i) the total Fair Market Value of the stock of the Company or (ii) the total combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of directors; or

(ii) an Ownership Change Event or series of related Ownership Change Events (collectively, a “Transaction”) in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company or, in the case of an Ownership Change Event described in Section 2.1(y)(i), the entity to which the assets of the Company were transferred (the “Transferee”), as the case may be; or

(iii) a liquidation or dissolution of the Company.
For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Committee shall have the right to determine whether multiple sales or exchanges of the voting securities of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.

(f) “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

(g) “Committee” means the Compensation Committee or other committee of the Board duly appointed to administer the Plan and having such powers as shall be specified by the Board. If no committee of the Board has been appointed to administer the Plan, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers. The Committee shall have the exclusive authority to administer the Plan and shall have all of the powers granted herein, including, without limitation, the power to amend or terminate the Plan at any time, subject to the terms of the Plan and any applicable limitations imposed by law.

(h) “Company” means Sing Kung, Ltd., a company incorporated in the British Virgin Islands, or any Successor.

(i) “Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a member of the Board) to a Participating Company.

(j) “Deferred Compensation Award” means an award of Stock Units granted to a Participant pursuant to Section 11 of the Plan.

(k) “Director” means a member of the Board or of the board of directors of any Participating Company.

(l) “Disability” means the permanent and total disability of the Participant, within the meaning of Section 22(e)(3) of the Code.

(m) “Dividend Equivalent” means a credit, made at the discretion of the Committee or as otherwise provided by the Plan, to the account of a Participant in an amount equal to the cash dividends paid on one share of Stock for each share of Stock represented by an Award held by such Participant.

(n) “Employee” means any person treated as an employee (including an Officer or a member of the Board who is also treated as an employee) in the records of a Participating Company and, with respect to any Incentive Stock Option granted to such person, who is an employee for purposes of Section 422 of the Code; provided, however, that neither service as a member of the Board nor payment of a director’s fee shall be sufficient to constitute employment for purposes of the Plan. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be. For purposes of an individual’s rights, if any, under the Plan as of the time of the Company’s determination, all such determinations by the Company shall be final, binding and conclusive, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p) “Fair Market Value” means, as of any date, the value of a share of Stock or other property as determined by the Committee, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:

(i) Except as otherwise determined by the Committee, if, on such date, the Stock is listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock as quoted on such national or regional securities exchange or market system constituting the primary market for the Stock on the last trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Company deems reliable.

(ii) Notwithstanding the foregoing, the Committee may, in its discretion, determine the Fair Market Value on the basis of the closing, high, low or average sale price of a share of Stock or the actual sale price of a share of Stock received by a Participant, on such date, the preceding trading day, the next succeeding trading day or an average determined over a period of trading days. The Committee may vary its method of determination of the Fair Market Value as provided in this Section for different purposes under the Plan.

(iii) If, on such date, the Stock is not listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be as determined by the Committee in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse.

(q) “Incentive Stock Option” means an Option intended to be (as set forth in the Award Agreement) and which qualifies as an incentive stock option within the meaning of Section 422(b) of the Code.

(r) “Insider” means an Officer, a Director or any other person whose transactions in Stock are subject to Section 16 of the Exchange Act.

(s) “Non-Control Affiliate” means any entity in which any Participating Company has an ownership interest and which the Committee shall designate as a Non-Control Affiliate.

(t) “Nonemployee Director” means a Director who is not an Employee.

(u) “Nonstatutory Stock Option” means an Option that is not an Incentive Stock Option.

(v) “Officer” means any person designated by the Board as an officer of the Company.

(w) “Option” means the right, subject to applicable vesting requirements, to purchase Stock at a stated price for a specified period of time, granted to a Participant pursuant to Section 6 of the Plan. An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.

(x) “Option Expiration Date” means the date of expiration of the Option’s term as set forth in the Award Agreement.

(y) An “Ownership Change Event” shall be deemed to have occurred if any of the following occurs with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange, or transfer of all or substantially all, as determined by the Board in its discretion, of the assets of the Company; or (iv) a liquidation or dissolution of the Company. Notwithstanding the foregoing, the acquisition of the Company by the British Virgin Islands subsidiary of InterAmerican Acquisition Group Inc. (“IAG”) pursuant to the Amended and Restated Stock Purchase effective as of May 15, 2008 (the “IAG Agreement”) does not constitute an Ownership Change Event.

(z) “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.

(aa) “Participant” means any eligible person who has been granted one or more Awards.

(bb) “Participating Company” means the Company or any Parent Corporation, Subsidiary Corporation or Affiliate.

(cc) “Participating Company Group” means, at any point in time, all entities collectively which are then Participating Companies.

(dd) “Performance Award” means an Award of Performance Shares or Performance Units.

(ee) “Performance Award Formula” means, for any Performance Award, a formula or table established by the Committee pursuant to Section 9.3 of the Plan which provides the basis for computing the value of a Performance Award at one or more threshold levels of attainment of the applicable Performance Goal(s) measured as of the end of the applicable Performance Period.

(ff) “Performance Goal” means a performance goal established by the Committee pursuant to Section 9.3 of the Plan.

(gg) “Performance Period” means a period established by the Committee pursuant to Section 9.3 of the Plan at the end of which one or more Performance Goals are to be measured.

(hh) “Performance Share” means a bookkeeping entry representing a right granted to a Participant pursuant to Section 9 of the Plan to receive a payment equal to the value of a Performance Share, as determined by the Committee, based on performance.

(ii) “Performance Unit” means a bookkeeping entry representing a right granted to a Participant pursuant to Section 9 of the Plan to receive a payment equal to the value of a Performance Unit, as determined by the Committee, based upon performance.

(jj) “Restricted Stock Award” means an Award of Restricted Stock.

(kk) “Restricted Stock Unit” or “Stock Unit” means a bookkeeping entry representing a right granted to a Participant pursuant to Section 10 or Section 11 of the Plan, respectively, to receive a share of Stock on a date determined in accordance with the provisions of Section 10 or Section 11, as applicable, and the Participant’s Award Agreement.

(ll) “Restriction Period” means the period established in accordance with Section 8.4 of the Plan during which shares subject to a Restricted Stock Award are subject to Vesting Conditions.

(mm) “Rule 16b-3” means Rule 16b-3 under the Exchange Act, as amended from time to time, or any successor rule or regulation.

(nn) “SAR” or “Stock Appreciation Right” means a bookkeeping entry representing, for each share of Stock subject to such SAR, a right granted to a Participant pursuant to Section 7 of the Plan to receive payment in any combination of shares of Stock or cash of an amount equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the SAR over the exercise price.

(oo) “Section 162(m)” means Section 162(m) of the Code.

(pp) “Securities Act” means the Securities Act of 1933, as amended.

(qq) “Service” means a Participant’s employment or service with the Participating Company Group, whether in the capacity of an Employee, a Director or a Consultant. Unless otherwise provided by the Committee, a Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders such Service or a change in the Participating Company for which the Participant renders such Service, provided that there is no interruption or termination of the Participant’s Service. Furthermore, a Participant’s Service shall not be deemed to have terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company. However, if any such leave taken by a Participant exceeds ninety (90) days, then on the ninety-first (91st) day following the commencement of such leave the Participant’s Service shall be deemed to have terminated, unless the Participant’s right to return to Service is guaranteed by statute or contract. Notwithstanding the foregoing, unless otherwise designated by the Company or required by law, a leave of absence shall not be treated as Service for purposes of determining vesting under the Participant’s Award Agreement. A Participant’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the entity for which the Participant performs Service ceasing to be a Participating Company. Subject to the foregoing, the Committee, in its discretion, shall determine whether the Participant’s Service has terminated and the effective date of such termination.

(rr) “Stock” means the common stock of the Company, as adjusted from time to time in accordance with Section 4.2 of the Plan.

(ss) “Stock-Based Awards” means any award that is valued in whole or in part by reference to, or is otherwise based on, the Stock, including dividends on the Stock, but not limited to those Awards described in Sections 6 through 11 of the Plan.

(tt) “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

(uu) “Successor” means a corporation into or with which the Company is merged or consolidated or which acquires all or substantially all of the assets of the Company and which is designated by the Board as a Successor for purposes of the Plan.

(vv) “Ten Percent Owner” means a Participant who, at the time an Option is granted to the Participant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of a Participating Company (other than an Affiliate) within the meaning of Section 422(b)(6) of the Code.

(ww) “Vesting Conditions” means those conditions established in accordance with Section 8.4 or Section 10.2 of the Plan prior to the satisfaction of which shares subject to a Restricted Stock Award or Restricted Stock Unit Award, respectively, remain subject to forfeiture or a repurchase option in favor of the Company upon the Participant’s termination of Service.

2.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

3. ADMINISTRATION.

3.1 Administration by the Committee. The Plan shall be administered by the Committee. All questions of interpretation of the Plan or of any Award shall be determined by the Committee, and such determinations shall be final and binding upon all persons having an interest in the Plan or such Award.

3.2 Authority of Officers. Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election which is the responsibility of or which is allocated to the Company herein, provided the Officer has apparent authority as expressly delegated by the Committee with respect to such matter, right, obligation, determination or election.

3.3 Administration with Respect to Insiders. With respect to participation by Insiders in the Plan, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, it is intended that the Plan shall be administered in compliance with the requirements, if any, of Rule 16b-3, but failure to do so shall not invalidate any Award granted under the Plan.

3.4 Committee Complying with Section 162(m). While the Company is a “publicly held corporation” within the meaning of Section 162(m), it is intended that the Board shall establish a Committee of “outside directors” within the meaning of Section 162(m) to approve the grant of any Award which might reasonably be anticipated to result in the payment of employee remuneration that would otherwise exceed the limit on employee remuneration deductible for income tax purposes pursuant to Section 162(m), but failure to do so shall not invalidate any Award granted under the Plan.

3.5 Powers of the Committee. In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Committee shall have the full and final power and authority, in its discretion:

(a) to determine the persons to whom, and the time or times at which, Awards shall be granted and the number of shares of Stock or units to be subject to each Award;

(b) to determine the type of Award granted and to designate Options as Incentive Stock Options or Nonstatutory Stock Options;

(c) to determine the Fair Market Value of shares of Stock or other property;

(d) to determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares acquired pursuant thereto, including, without limitation, (i) the exercise or purchase price of shares purchased pursuant to any Award, (ii) the method of payment for shares purchased pursuant to any Award, (iii) the method for satisfaction of any tax withholding obligation arising in connection with Award, including by the withholding or delivery of shares of Stock, (iv) the timing, terms and conditions of the exercisability or vesting of any Award or any shares acquired pursuant thereto, (v) the Performance Award Formula and Performance Goals applicable to any Award and the extent to which such Performance Goals have been attained, (vi) the time of the expiration of any Award, (vii) the effect of the Participant’s termination of Service on any of the foregoing, and (viii) all other terms, conditions and restrictions applicable to any Award or shares acquired pursuant thereto not inconsistent with the terms of the Plan;

(e) to determine whether an Award will be settled in shares of Stock, cash, or in any combination thereof;

(f) to approve one or more forms of Award Agreement;

(g) to amend, modify, extend, cancel or renew any Award or to waive any restrictions or conditions applicable to any Award or any shares acquired pursuant thereto, subject, prior to the consummation of the IAG Agreement, to limitations thereunder;

(h) to accelerate, continue, extend or defer the exercisability or vesting of any Award or any shares acquired pursuant thereto, including with respect to the period following a Participant’s termination of Service;

(i) without the consent of the affected Participant and notwithstanding the provisions of any Award Agreement to the contrary, to unilaterally substitute at any time a Stock Appreciation Right providing for settlement solely in shares of Stock in place of any outstanding Option, provided that such Stock Appreciation Right covers the same number of shares of Stock and provides for the same exercise price (subject in each case to adjustment in accordance with Section 4.2) as the replaced Option and otherwise provides substantially equivalent terms and conditions as the replaced Option, as determined by the Committee;

(j) to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt sub-plans or supplements to, or alternative versions of, the Plan, including, without limitation, as the Committee deems necessary or desirable to comply with the laws or regulations of or to accommodate the tax policy, accounting principles or custom of, foreign jurisdictions whose citizens may be granted Awards;

(k) to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law; and

(l) to delegate to any proper Officer the authority to grant one or more Awards, without further approval of the Committee, to any person eligible pursuant to Section 5, other than a person who, at the time of such grant, is an Insider; provided, however, that (i) the exercise price per share of each such Option shall be equal to the Fair Market Value per share of the Stock on the effective date of grant, and (ii) each such Award shall be subject to the terms and conditions of the appropriate standard form of Award Agreement approved by the Committee and shall conform to the provisions of the Plan and such other guidelines as shall be established from time to time by the Committee.

3.6 Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or the Committee or as officers or employees of the Participating Company Group, members of the Board or the Committee and any officers or employees of the Participating Company Group to whom authority to act for the Board, the Committee or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

3.7 Arbitration. Any dispute or claim concerning any Awards granted (or not granted) pursuant to this Plan and any other disputes or claims relating to or arising out of the Plan shall be fully, finally and exclusively resolved by binding arbitration conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association. By accepting an Award, Participants and the Company waive their respective rights to have any such disputes or claims tried by a judge or jury.

3.8 Repricing Prohibited. Without the affirmative vote of holders of a majority of the shares of Stock cast in person or by proxy at a meeting of the stockholders of the Company at which a quorum representing a majority of all outstanding shares of Stock is present or represented by proxy, the Committee shall not approve a program providing for either (a) the cancellation of outstanding Options or SARs and the grant in substitution therefore of new Options or SARs having a lower exercise price or (b) the amendment of outstanding Options or SARs to reduce the exercise price thereof. This paragraph shall not be construed to apply to the issuance or assumption of an Award in a transaction to which Code section 424(a) applies, within the meaning of Section 424 of the Code.

4. SHARES SUBJECT TO PLAN.

4.1 Maximum Number of Shares Issuable. Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be five million five hundred thousand (5,500,000) and shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof. If an outstanding Award for any reason expires or is terminated or canceled without having been exercised or settled in full, or if shares of Stock acquired pursuant to an Award subject to forfeiture or repurchase are forfeited or repurchased without cost by the Company, the shares of Stock allocable to the terminated portion of such Award or such forfeited or repurchased shares of Stock shall again be available for issuance under the Plan. Upon payment in shares of Stock pursuant to the exercise of an SAR, the number of shares available for issuance under the Plan shall be reduced only by the number of shares actually issued in such payment. If the exercise price of an Option is paid by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant, or by means of a Net-Exercise, the number of shares available for issuance under the Plan shall nevertheless be reduced by the number of shares for which the Option is exercised.

4.2 Adjustments for Changes in Capital Structure. Subject to any required action by the stockholders of the Company, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (excepting normal cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate adjustments shall be made in the number and kind of shares subject to the Plan and to any outstanding Awards, in the Award limits set forth in Section 5.4, and in the exercise or purchase price per share under any outstanding Award in order to prevent dilution or enlargement of Participants’ rights under the Plan. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” If a majority of the shares which are of the same class as the shares that are subject to outstanding Awards are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event) shares of another corporation (the “New Shares”), the Committee may unilaterally amend the outstanding Options to provide that such Options are exercisable for New Shares. In the event of any such amendment, the number of shares subject to, and the exercise price per share of, the outstanding Awards shall be adjusted in a fair and equitable manner as determined by the Board, in its discretion. Any fractional share resulting from an adjustment pursuant to this Section 4.2 shall be rounded down to the nearest whole number. The Committee in its sole discretion, may also make such adjustments in the terms of any Award to reflect, or related to, such changes in the capital structure of the Company or distributions as it deems appropriate, including modification of Performance Goals, Performance Award Formulas and Performance Periods. The adjustments determined by the Committee pursuant to this Section 4.2 shall be final, binding and conclusive.

5. ELIGIBILITY AND AWARD LIMITATIONS.

5.1 Persons Eligible for Awards. Awards may be granted only to Employees, Consultants and Directors. For purposes of the foregoing sentence, “Employees,” “Consultants” and “Directors” shall include prospective Employees, prospective Consultants and prospective Directors to whom Awards are offered to be granted in connection with offers of an employment or other service relationship with the Participating Company Group; provided, however, that no Stock subject to any such Award shall vest, become exercisable or be issued prior to the date on which such person commences Service.

5.2 Participation. Awards other than Nonemployee Director Awards are granted solely at the discretion of the Committee. Eligible persons may be granted more than one Award. However, eligibility in accordance with this Section shall not entitle any person to be granted an Award, or, having been granted an Award, to be granted an additional Award.

5.3 Incentive Stock Option Limitations.

(a) Persons Eligible. An Incentive Stock Option may be granted only to a person who, on the effective date of grant, is an Employee of the Company, a Parent Corporation or a Subsidiary Corporation (each being an “ISO-Qualifying Corporation”). Any person who is not an Employee of an ISO-Qualifying Corporation on the effective date of the grant of an Option to such person may be granted only a Nonstatutory Stock Option. An Incentive Stock Option granted to a prospective Employee upon the condition that such person become an Employee of an ISO-Qualifying Corporation shall be deemed granted effective on the date such person commences Service with an ISO-Qualifying Corporation, with an exercise price determined as of such date in accordance with Section 6.1.

(b) Fair Market Value Limitation. To the extent that options designated as Incentive Stock Options (granted under all stock option plans of the Participating Company Group, including the Plan) become exercisable by a Participant for the first time during any calendar year for stock having a Fair Market Value greater than One Hundred Thousand Dollars ($100,000), the portion of such options which exceeds such amount shall be treated as Nonstatutory Stock Options. For purposes of this Section, options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of stock shall be determined as of the time the option with respect to such stock is granted. If the Code is amended to provide for a limitation different from that set forth in this Section, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code. If an Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section, the Participant may designate which portion of such Option the Participant is exercising. In the absence of such designation, the Participant shall be deemed to have exercised the Incentive Stock Option portion of the Option first. Upon exercise, shares issued pursuant to each such portion shall be separately identified.

5.4 Award Limits.

(a) Maximum Number of Shares Issuable. Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan shall not exceed five million five hundred thousand (5,500,000) shares. The maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to all Awards other than Incentive Stock Options shall be the number of shares determined in accordance with Section 4.1, subject to adjustment as provided in Section 4.2 and further subject to the limitation set forth in Section 5.4(b) below.

(b) Aggregate Limit on Full Value Awards. Subject to adjustment as provided in Section 4.2, in no event shall more than One million (1,000,000) shares in the aggregate be issued under the Plan pursuant to the exercise or settlement of Restricted Stock Awards, Restricted Stock Unit Awards and Performance Awards (“Full Value Awards”). Any Full Value Awards which vest on the basis of the Participant’s continued Service shall not provide for vesting which is any more rapid than annual pro rata vesting over a four (4) year period, with no proration of vesting prior to the end of the first year and any Full Value Awards which vest upon the attainment of Performance Goals shall provide for a Performance Period of at least twelve (12) months.

(c) Section 162(m) Award Limits. The following limits shall apply to the grant of any Award if, at the time of grant, the Company is a “publicly held corporation” within the meaning of Section 162(m). The vesting requirements set forth in Section 5.4(b) shall apply.

(i) Options and SARs. Subject to adjustment as provided in Section 4.2, no Employee shall be granted within any fiscal year of the Company one or more Options or Freestanding SARs which in the aggregate are for more than five hundred thousand (500,000) shares of Stock reserved for issuance under the Plan less any other Restricted Stock, Restricted Stock Unit Awards or Performance awards granted under this Section 5.4(c), and prior to the consummation of the IAG Agreement, no such awards shall be made at an exercise price of less than $8.00 per share without the prior written consent of IAG.

(ii) Restricted Stock and Restricted Stock Unit Awards. Subject to adjustment as provided in Section 4.2, no Employee shall be granted within any fiscal year of the Company one or more Restricted Stock Awards or Restricted Stock Unit Awards, subject to Vesting Conditions based on the attainment of Performance Goals, for more than one hundred thousand (100,000) shares of Stock reserved for issuance under the Plan, provided that no such awards may be made prior to the consummation of the IAG Agreement without the prior written consent of IAG.

(iii) Performance Awards. Subject to adjustment as provided in Section 4.2, no Employee shall be granted (1) Performance Shares which could result in such Employee receiving more than one hundred thousand (100,000) shares of Stock reserved for issuance under the Plan for each full fiscal year of the Company contained in the Performance Period for such Award, or (2) Performance Units which could result in such Employee receiving more than one million dollars ($1,000,000) for each full fiscal year of the Company contained in the Performance Period for such Award. No Participant may be granted more than one Performance Award for the same Performance Period, provided that prior to the consummation of the IAG Agreement and without the prior written consent of IAG, no such Performance Shares shall be granted and no Performance Units resulting in such Employee receiving more than two hundred fifty thousand ($250,000) for a full fiscal year of the Company contained in the Performance Period for such Award shall be granted unless a higher amount is specified in such Employee’s written employment agreement previously approved by IAG.

6. TERMS AND CONDITIONS OF OPTIONS.

Options shall be evidenced by Award Agreements specifying the number of shares of Stock covered thereby, in such form as the Committee shall from time to time establish. No Option or purported Option shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Options may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions, as well as any other terms that the Committee deems appropriate and not inconsistent with the provisions of the Plan:

6.1 Exercise Price. The exercise price for each Option shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the Option and (b) no Incentive Stock Option granted to a Ten Percent Owner shall have an exercise price per share less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Nonstatutory Stock Option) may be granted with an exercise price lower than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner qualifying under the provisions of Section 424(a) of the Code.

6.2 Exercisability and Term of Options.

(a) Option Vesting and Exercisability. Options shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such Option; provided, however, that (a) no Option shall be exercisable after the expiration of five (5) years after the date of grant of such Option, (b) no Incentive Stock Option granted to a Ten Percent Owner shall be exercisable after the expiration of five (5) years after the effective date of grant of such Option, (c) no Option shall become fully vested in a period of less than four (4) years from the date of grant, other than in connection with a termination of Service or a Change in Control or in the case of an Option granted to a Nonemployee Director, and (d) no Option offered or granted to a prospective Employee, prospective Consultant or prospective Director may become exercisable prior to the date on which such person commences Service.

(b) Participant Responsibility for Exercise of Option. Each Participant is responsible for taking any and all actions as may be required to exercise any Option in a timely manner, and for properly executing any documents as may be required for the exercise of an Option in accordance with such rules and procedures as may be established from time to time. By signing an Option Agreement each Participant acknowledges that information regarding the procedures and requirements for the exercise of any Option is available upon such Participant’s request. The Company shall have no duty or obligation to notify any Participant of the expiration date of any Option.

6.3 Payment of Exercise Price.

(a) Forms of Consideration Authorized. Except as otherwise provided below, payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) in cash, by check or in cash equivalent, (ii) by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant having a Fair Market Value not less than the exercise price, (iii) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (iv) by any combination thereof. The Committee may at any time or from time to time grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of consideration.

(b) Limitations on Forms of Consideration.

(i) Tender of Stock. Notwithstanding the foregoing, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock to the extent such tender or attestation would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

6.4 Effect of Termination of Service.

(a) Option Exercisability/Forfeiture. Subject to earlier termination of the Option as otherwise provided herein and unless otherwise provided by the Committee, an Option that has vested at the time of termination of employment shall be exercisable after a Participant’s termination of Service only during the applicable time periods provided in the Award Agreement. Unless otherwise provided by the Committee in the grant of an Option and set forth in the Award Agreement, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then any Options acquired by the Participant pursuant to an Option Award which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service shall terminate and be of no further force or effect.

(b) Extension if Exercise Prevented by Law. Notwithstanding the foregoing, unless the Committee provides otherwise in the Award Agreement, if the exercise of an Option within the applicable time periods is prevented by the provisions of Section 14 below, the Option shall remain exercisable until three (3) months (or such longer period of time as determined by the Committee, in its discretion) after the date the Participant is notified by the Company that the Option is exercisable, but in any event no later than the Option Expiration Date.

(c) Extension if Participant Subject to Section 16(b). Notwithstanding the foregoing, if a sale within the applicable time periods of shares acquired upon the exercise of the Option would subject the Participant to suit under Section 16(b) of the Exchange Act, the Option shall remain exercisable until the earliest to occur of (i) the tenth (10th) day following the date on which a sale of such shares by the Participant would no longer be subject to such suit, (ii) the one hundred and ninetieth (190th) day after the Participant’s termination of Service, or (iii) the Option Expiration Date.

6.5 Transferability of Options. During the lifetime of the Participant, an Option shall be exercisable only by the Participant or the Participant’s guardian or legal representative. Prior to the issuance of shares of Stock upon the exercise of an Option, the Option shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Committee, in its discretion, and set forth in the Award Agreement evidencing such Option, a Nonstatutory Stock Option shall be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form S-8 Registration Statement under the Securities Act.

7. TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS.

Stock Appreciation Rights shall be evidenced by Award Agreements specifying the number of shares of Stock subject to the Award, in such form as the Committee shall from time to time establish. No SAR or purported SAR shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing SARs may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

7.1 Types of SARs Authorized. SARs may be granted in tandem with all or any portion of a related Option (a “Tandem SAR”) or may be granted independently of any Option (a “Freestanding SAR”). A Tandem SAR may be granted either concurrently with the grant of the related Option or at any time thereafter prior to the complete exercise, termination, expiration or cancellation of such related Option.

7.2 Exercise Price. The exercise price for each SAR shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share subject to a Tandem SAR shall be the exercise price per share under the related Option and (b) the exercise price per share subject to a Freestanding SAR shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the SAR.

7.3 Exercisability and Term of SARs.

(a) Tandem SARs. Tandem SARs shall be exercisable only at the time and to the extent, and only to the extent, that the related Option is exercisable, subject to such provisions as the Committee may specify where the Tandem SAR is granted with respect to less than the full number of shares of Stock subject to the related Option.

(b) Freestanding SARs. Freestanding SARs shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such SAR;

(c) Limitations. All SARs shall be subject to the same limitations on vesting and expiration of their exercise period as Options issued under the Plan.

7.4 Deemed Exercise of SARs. If, on the date on which an SAR would otherwise terminate or expire, the SAR by its terms remains exercisable immediately prior to such termination or expiration and, if so exercised, would result in a payment to the holder of such SAR, then any portion of such SAR which has not previously been exercised shall automatically be deemed to be exercised as of such date with respect to such portion.

7.5 Effect of Termination of Service. Subject to earlier termination of the SAR as otherwise provided herein and unless otherwise provided by the Committee in the grant of an SAR and set forth in the Award Agreement, a vested SAR shall be exercisable after a Participant’s termination of Service only as provided in the Award Agreement. Unless otherwise provided by the Committee in the grant of an SAR and set forth in the Award Agreement, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then the Participant shall forfeit to the Company any rights acquired by the Participant pursuant to an SAR Award which remains subject to Vesting Conditions as of the date of the Participant’s termination of Service. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company.

7.6 Nontransferability of SARs. During the lifetime of the Participant, an SAR shall be exercisable only by the Participant or the Participant’s guardian or legal representative. Prior to the exercise of an SAR, the SAR shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution.

8. TERMS AND CONDITIONS OF RESTRICTED STOCK AWARDS.

Restricted Stock Awards shall be evidenced by Award Agreements specifying the number of shares of Stock subject to the Award, in such form as the Committee shall from time to time establish. No Restricted Stock Award or purported Restricted Stock Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Restricted Stock Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

8.1 Types of Restricted Stock Awards Authorized. Restricted Stock Awards may or may not require the payment of cash compensation for the stock. Restricted Stock Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 9.4. If either the grant of a Restricted Stock Award or the lapsing of the Restriction Period is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 9.3 through 9.5(a).

8.2 Purchase Price. The purchase price, if any, for shares of Stock issuable under each Restricted Stock Award and the means of payment shall be established by the Committee in its discretion.

8.4 Vesting and Restrictions on Transfer. Shares issued pursuant to any Restricted Stock Award shall be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 9.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. During any Restriction Period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, such shares may not be sold, exchanged, transferred, pledged, assigned or otherwise disposed of other than as provided in the Award Agreement or as provided in Section 8.7. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder.

8.5 Voting Rights; Dividends and Distributions. Except as provided in this Section, Section 8.4 and any Award Agreement, during the Restriction Period applicable to shares subject to a Restricted Stock Award, the Participant shall have all of the rights of a stockholder of the Company holding shares of Stock, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares. However, in the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant is entitled by reason of the Participant’s Restricted Stock Award shall be immediately subject to the same Vesting Conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid or adjustments were made. Normal cash dividends shall be held in custody by the Company or a custodian appointed by the Committee until the shares with respect to which such dividends were granted vest.

8.6 Effect of Termination of Service. Unless otherwise provided by the Committee in the grant of a Restricted Stock Award and set forth in the Award Agreement, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then the Participant shall forfeit to the Company any shares acquired by the Participant pursuant to a Restricted Stock Award which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service in exchange for the payment of the purchase price, if any, paid by the Participant.

8.7 Nontransferability of Restricted Stock Award Rights. Prior to the issuance of shares of Stock pursuant to a Restricted Stock Award, rights to acquire such shares shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or the laws of descent and distribution.

8.7 Unrestricted Stock Awards. The Committee may grant unrestricted shares of Stock to Participants.

9. TERMS AND CONDITIONS OF PERFORMANCE AWARDS.

Performance Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time establish. No Performance Award or purported Performance Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Performance Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

9.1 Types of Performance Awards Authorized. Performance Awards may be in the form of either Performance Shares or Performance Units. Each Award Agreement evidencing a Performance Award shall specify the number of Performance Shares or Performance Units subject thereto, the Performance Award Formula, the Performance Goal(s) and Performance Period applicable to the Award, and the other terms, conditions and restrictions of the Award.

9.2 Initial Value of Performance Shares and Performance Units. Unless otherwise provided by the Committee in granting a Performance Award, each Performance Share shall have an initial value equal to the Fair Market Value of one (1) share of Stock, subject to adjustment as provided in Section 4.2, on the effective date of grant of the Performance Share. Each Performance Unit shall have an initial value determined by the Committee. The final value payable to the Participant in settlement of a Performance Award determined on the basis of the applicable Performance Award Formula will depend on the extent to which Performance Goals established by the Committee are attained within the applicable Performance Period established by the Committee.

9.3 Establishment of Performance Period, Performance Goals and Performance Award Formula. In granting each Performance Award, the Committee shall establish in writing the applicable Performance Period, Performance Award Formula and one or more Performance Goals which, when measured at the end of the Performance Period, shall determine on the basis of the Performance Award Formula the final value of the Performance Award to be paid to the Participant. To the extent compliance with the requirements under Section 162(m) with respect to “performance-based compensation” is desired, the Committee shall establish the Performance Goal(s) and Performance Award Formula applicable to each Performance Award no later than the earlier of (a) the date ninety (90) days after the commencement of the applicable Performance Period or (b) the date on which 25% of the Performance Period has elapsed, and, in any event, at a time when the outcome of the Performance Goals remains substantially uncertain. Once established, the Performance Goals and Performance Award Formula shall not be changed during the Performance Period. The Company shall notify each Participant granted a Performance Award of the terms of such Award, including the Performance Period, Performance Goal(s) and Performance Award Formula.

9.4 Measurement of Performance Goals. Performance Goals shall be established by the Committee on the basis of targets to be attained (“Performance Targets”) with respect to one or more measures of business or financial performance (each, a “Performance Measure”), subject to the following:

(a) Performance Measures. Performance Measures shall have the same meanings as used in the Company’s financial statements, or, if such terms are not used in the Company’s financial statements, they shall have the meaning applied pursuant to [United States] generally accepted accounting principles. Performance Measures shall be calculated with respect to the Company and each Subsidiary Corporation consolidated therewith for financial reporting purposes or such division or other business unit as may be selected by the Committee. For purposes of the Plan, the Performance Measures applicable to a Performance Award shall be calculated in accordance with generally accepted accounting principles, but prior to the accrual or payment of any Performance Award for the same Performance Period and excluding the effect (whether positive or negative) of any change in accounting standards or any extraordinary, unusual or nonrecurring item, as determined by the Committee, occurring after the establishment of the Performance Goals applicable to the Performance Award. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of Performance Measures in order to prevent the dilution or enlargement of the Participant’s rights with respect to a Performance Award. Performance Measures may be one or more of the following, as determined by the Committee: (i) sales revenue; (ii) gross margin; (iii) operating margin; (iv) operating income; (v) pre-tax profit; (vi) earnings before stock-based compensation expense, interest, taxes and depreciation and amortization; (vii) earnings before interest, taxes and depreciation and amortization; (viii) earnings before interest and taxes; (ix) net income; (x) expenses; (xi) the market price of the Stock; (xii) stock price; (xiii) earnings per share; (xiv) return on stockholder equity; (xv) return on capital; (xvi) return on net assets; (xvii) economic value added; (xviii) market share; (xix) customer service; (xx) customer satisfaction; (xxi) safety; (xxii) total stockholder return; (xxiii) free cash flow; (xxiv) net operating income; (xxv) operating cash flow; (xxvi) return on investment; (xxvii) employee satisfaction; (xxviii) employee retention; (xxix) balance of cash, cash equivalents and marketable securities; (xxx) product development; (xxxi) research and development expenses; or (xxxii) completion of an identified special project; (xxxiii) completion of a joint venture or other corporate transaction.

(b) Performance Targets. Performance Targets may include a minimum, maximum, target level and intermediate levels of performance, with the final value of a Performance Award determined under the applicable Performance Award Formula by the level attained during the applicable Performance Period. A Performance Target may be stated as an absolute value or as a value determined relative to a standard selected by the Committee.

9.5 Settlement of Performance Awards.

(a) Determination of Final Value. As soon as practicable following the completion of the Performance Period applicable to a Performance Award, the Committee shall certify in writing the extent to which the applicable Performance Goals have been attained and the resulting final value of the Award earned by the Participant and to be paid upon its settlement in accordance with the applicable Performance Award Formula.

(b) Discretionary Adjustment of Award Formula. In its discretion, the Committee may, either at the time it grants a Performance Award or at any time thereafter, provide for the positive or negative adjustment of the Performance Award Formula applicable to a Performance Award that is not intended to constitute “qualified performance based compensation” to a “covered employee” within the meaning of Section 162(m) (a “Covered Employee”) to reflect such Participant’s individual performance in his or her position with the Company or such other factors as the Committee may determine. With respect to a Performance Award intended to constitute qualified performance-based compensation to a Covered Employee, the Committee shall have the discretion to reduce some or all of the value of the Performance Award that would otherwise be paid to the Covered Employee upon its settlement notwithstanding the attainment of any Performance Goal and the resulting value of the Performance Award determined in accordance with the Performance Award Formula.

(c) Payment in Settlement of Performance Awards. As soon as practicable following the Committee’s determination and certification in accordance with Sections 9.5(a) and (b), payment shall be made to each eligible Participant (or such Participant’s legal representative or other person who acquired the right to receive such payment by reason of the Participant’s death) of the final value of the Participant’s Performance Award. Payment of such amount shall be made in cash in a lump sum or in installments, shares of Stock (either fully vested or subject to vesting), or a combination thereof, as determined by the Committee.

9.6 Voting Rights; Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Performance Share Awards until the date of the issuance of such shares, if any (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Performance Share Award that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Stock having a record date prior to the date on which the Performance Shares are settled or forfeited. Such Dividend Equivalents, if any, shall be credited to the Participant in the form of additional whole Performance Shares as of the date of payment of such cash dividends on Stock. The number of additional Performance Shares (rounded to the nearest whole number) to be so credited shall be determined by dividing (a) the amount of cash dividends paid on such date with respect to the number of shares of Stock represented by the Performance Shares previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. Dividend Equivalents may be paid currently or may be accumulated and paid to the extent that Performance Shares become nonforfeitable, as determined by the Committee. Settlement of Dividend Equivalents may be made in cash, shares of Stock, or a combination thereof as determined by the Committee, and may be paid on the same basis as settlement of the related Performance Share as provided in Section 9.5. Dividend Equivalents shall not be paid with respect to Performance Units. In the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, appropriate adjustments shall be made in the Participant’s Performance Share Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would entitled by reason of the shares of Stock issuable upon settlement of the Performance Share Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Performance Goals as are applicable to the Award.

9.7 Effect of Termination of Service. Unless otherwise provided by the Committee in the grant of a Performance Award and set forth in the Award Agreement, the effect of a Participant’s termination of Service on the Performance Award shall be as follows:

(a) Death or Disability. If the Participant’s Service terminates because of the death or Disability of the Participant before the completion of the Performance Period applicable to the Performance Award, the final value of the Participant’s Performance Award shall be determined by the extent to which the applicable Performance Goals have been attained with respect to the entire Performance Period and shall be prorated based on the number of completed months of the Participant’s Service during the Performance Period. Payment shall be made following the end of the Performance Period in any manner permitted by Section 9.5.

(b) Other Termination of Service. If the Participant’s Service terminates for any reason except death or Disability before the completion of the Performance Period applicable to the Performance Award, such Award shall be forfeited in its entirety; provided, however, that in the event of an involuntary termination of the Participant’s Service, the Committee, in its sole discretion, may waive the automatic forfeiture of all or any portion of any such Award.

9.8 Nontransferability of Performance Awards. Prior to settlement in accordance with the provisions of the Plan, no Performance Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution.

10. TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT AWARDS.

Restricted Stock Unit Awards shall be evidenced by Award Agreements specifying the number of Restricted Stock Units subject to the Award, in such form as the Committee shall from time to time establish. No Restricted Stock Unit Award or purported Restricted Stock Unit Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Restricted Stock Units may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

10.1 Grant of Restricted Stock Unit Awards. Restricted Stock Unit Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 9.4. If either the grant of a Restricted Stock Unit Award or the Vesting Conditions with respect to such Award is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 9.3 through 9.5(a).

10.2 Vesting. Restricted Stock Units may be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 9.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. Restricted Stock Units also may be granted without Vesting Conditions, representing a vested right to receive shares of stock at a future date.

10.3 Voting Rights, Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Restricted Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Restricted Stock Unit Award that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Stock having a record date prior to the date on which Restricted Stock Units held by such Participant are settled. Such Dividend Equivalents, if any, shall be paid by crediting the Participant with additional whole Restricted Stock Units as of the date of payment of such cash dividends on Stock. The number of additional Restricted Stock Units (rounded to the nearest whole number) to be so credited shall be determined by dividing (a) the amount of cash dividends paid on such date with respect to the number of shares of Stock represented by the Restricted Stock Units previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. Such additional Restricted Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time (or as soon thereafter as practicable) as the Restricted Stock Units originally subject to the Restricted Stock Unit Award. In the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, appropriate adjustments shall be made in the Participant’s Restricted Stock Unit Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would entitled by reason of the shares of Stock issuable upon settlement of the Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Vesting Conditions as are applicable to the Award.

10.4 Effect of Termination of Service. Unless otherwise provided by the Committee in the grant of a Restricted Stock Unit Award and set forth in the Award Agreement, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then the Participant shall forfeit to the Company any Restricted Stock Units pursuant to the Award which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service.

10.5 Settlement of Restricted Stock Unit Awards. The Company shall issue to a Participant on the date on which Restricted Stock Units subject to the Participant’s Restricted Stock Unit Award vest or on such other date determined by the Committee, in its discretion, and set forth in the Award Agreement one (1) share of Stock (and/or any other new, substituted or additional securities or other property pursuant to an adjustment described in Section 10.3) for each Restricted Stock Unit then becoming vested or otherwise to be settled on such date, subject to the withholding of applicable taxes. Notwithstanding the foregoing, if permitted by the Committee and set forth in the Award Agreement, the Participant may elect in accordance with terms specified in the Award Agreement to defer receipt of all or any portion of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section. In such a case, the Committee shall determine when such deferral election may be made and any other limitations on such deferral.

10.6 Nontransferability of Restricted Stock Unit Awards. Prior to the issuance of shares of Stock in settlement of a Restricted Stock Unit Award, the Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution.

11. OTHER STOCK-BASED AWARDS.

In addition to the Awards set forth in Sections 6 through 10 above, the Committee, in its sole discretion, may carry out the purpose of this Plan by awarding Stock-Based Awards as it determines to be in the best interests of the Company and subject to such other terms and conditions as it deems necessary and appropriate.

12. EFFECT OF CERTAIN CORPORATE CHANGES ON AWARDS.

12.1 Accelerated Vesting. The Committee, in its sole discretion, may provide in any Award Agreement or, in the event of a Change in Control, may take such actions as it deems appropriate to provide for the acceleration of the exercisability and vesting in connection with such Change in Control of any or all outstanding Awards and shares acquired upon the exercise of such Awards upon such conditions and to such extent as the Committee shall determine.

12.2 Adjustments to Outstanding Options and SARs Upon Certain Events.

(a) Certain Mergers. Subject to any required action by the stockholders of the Company, in the event that the Company shall be the surviving corporation in any merger or consolidation (except a merger or consolidation as a result of which the holders of shares of Stock receive securities of another corporation), each Option and SAR outstanding on the date of such merger or consolidation shall pertain to and apply to the securities which a holder of the number of shares of Common Stock subject to such Option or SAR would have received in such merger or consolidation.

(b) Certain Other Transactions. In the event of (1) a dissolution or liquidation of the Company, (2) a sale of all or substantially all of the Company’s assets, (3) a merger or consolidation involving the Company in which the Company is not the surviving corporation or (4) a merger or consolidation involving the Company in which the Company is the surviving corporation but the holders of shares of Stock receive securities of another corporation and/or other property, including cash, the Committee shall, in its absolute discretion, either:

(i) cancel, effective immediately prior to the occurrence of such event, each option and stock appreciation right outstanding immediately prior to such event (whether or not then exercisable), and, in full consideration of such cancellation, pay to the grantee to whom such option or stock appreciation right was granted an amount in cash, for each share of Stock subject to such option or stock appreciation right, respectively, equal to the excess of (x) the value, as determined by the Committee in its absolute discretion, of the property (including cash) received by the holder of a share of Stock as a result of such event over (y) the exercise price of such Option or SAR; or

(ii) provide for the exchange of each Option and SAR outstanding immediately prior to such event (whether or not then exercisable) for an Option or SAR with respect to, as appropriate, some or all of the property which a holder of the number of shares of Stock subject to such Option or SAR would have received and, incident thereto, make an equitable adjustment as determined by the Committee in its absolute discretion in the exercise price of the Option or SAR, or the number of shares or amount of property subject to the Option or SAR or, if appropriate, provide for a cash payment to the grantee to whom such Option or SAR was granted in partial consideration for the exchange of the Option or SAR.

(c) Other Changes. In the event of any change in the capitalization of the Company or a corporate change other than those specifically referred to herein, the Committee may, in its absolute discretion, make such adjustments in the number and class of shares subject to Options and SARs outstanding on the date on which such change occurs and in the per-share exercise price of each such Option and SAR as the Committee may consider appropriate to prevent dilution or enlargement of rights. In addition, if and to the extent the Committee determines it is appropriate, the Committee may elect to cancel each Option and SAR outstanding immediately prior to such event (whether or not then exercisable), and, in full consideration of such cancellation, pay to the grantee to whom such Option or SAR was granted an amount in cash, for each share of Common Stock subject to such Option or SAR, respectively, equal to the excess of (x) the Fair Market Value of Common Stock on the date of such cancellation over (y) the exercise price of such Option or SAR.

(d) No Other Rights. Except as expressly provided in the Plan, no grantee shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger or consolidation of the Company or any other corporation. Except as expressly provided in the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to an award or the exercise price of any Option or SAR.

12.3 Adjustments pursuant to the IAG Agreement. Upon the consummation of the transactions contemplated by the IAG Agreement, outstanding Awards shall automatically be adjusted to provide that references to the “Company” shall refer to the surviving entity in such transaction and references to “Stock” shall mean the common stock of such entity. No other adjustments shall be made to any Awards pursuant to the transactions contemplated by the IAG Agreement.

13. COMPLIANCE WITH SECURITIES LAW.

The grant of Awards and the issuance of shares of Stock pursuant to any Award shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities and the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, no Award may be exercised or shares issued pursuant to an Award unless (a) a registration statement under the Securities Act shall at the time of such exercise or issuance be in effect with respect to the shares issuable pursuant to the Award or (b) in the opinion of legal counsel to the Company, the shares issuable pursuant to the Award may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to issuance of any Stock, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

14. TAX WITHHOLDING.

14.1 Tax Withholding in General. The Company shall have the right to deduct from any and all payments made under the Plan, or to require the Participant, through payroll withholding, cash payment or otherwise, including by means of a Cashless Exercise or Net Exercise of an Option, to make adequate provision for, the federal, state, local and foreign taxes, if any, required by law to be withheld by the Participating Company Group with respect to an Award or the shares acquired pursuant thereto. The Company shall have no obligation to deliver shares of Stock, to release shares of Stock from an escrow established pursuant to an Award Agreement, or to make any payment in cash under the Plan until the Participating Company Group’s tax withholding obligations have been satisfied by the Participant.

14.2 Withholding in Shares. The Company shall have the right, but not the obligation, to deduct from the shares of Stock issuable to a Participant upon the exercise or settlement of an Award, or to accept m the Participant the tender of, a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to all or any part of the tax withholding obligations of the Participating Company Group. The Fair Market Value of any shares of Stock withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates.

15. AMENDMENT OR TERMINATION OF PLAN.

15.1 The Board or the Committee may amend, suspend or terminate the Plan at any time. However without the approval of the Company’s stockholders, there shall be (a) no increase in the maximum aggregate number of shares of Stock that may be issued under the Plan (except by operation of the provisions of Section 4.2), (b) no change in the class of persons eligible to receive Incentive Stock Options, and (c) no other amendment of the Plan that would require approval of the Company’s stockholders under any applicable law, regulation or rule. No amendment, suspension or termination of the Plan shall affect any then outstanding Award unless expressly provided by the Board or the Committee or the termination of the Plan in accordance with Section 16.2 hereof. In any event, no amendment, suspension or termination of the Plan may adversely affect any then outstanding Award without the consent of the Participant unless necessary to comply with any applicable law, regulation or rule.

15.2 If the IAG Agreement has not been consummated on or before August 10, 2009, then the Plan shall automatically terminate and no awards made under the plan shall become vested in any amount.

16. MISCELLANEOUS PROVISIONS.

16.1 Repurchase Rights. Prior to the consummation of the IAG Agreement, Shares issued under the Plan may be subject to one or more repurchase options, or other conditions and restrictions as determined by the Committee in its discretion at the time the Award is granted. The Company shall have the right to assign at any time any such repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

16.2 Provision of Information. Each Participant shall be given access to information concerning the Company equivalent to that information generally made available to the Company’s common stockholders.

16.3 Rights as Employee, Consultant or Director. No person, even though eligible pursuant to Section 5, shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant. Nothing in the Plan or any Award granted under the Plan shall confer on any Participant a right to remain an Employee, Consultant or Director or interfere with or limit in any way any right of a Participating Company to terminate the Participant’s Service at any time. To the extent that an Employee of a Participating Company other than the Company receives an Award under the Plan, that Award shall in no event be understood or interpreted to mean that the Company is the Employee’s employer or that the Employee has an employment relationship with the Company.

16.4 Rights as a Stockholder. A Participant shall have no rights as a stockholder with respect to any shares covered by an Award until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 4.2 or another provision of the Plan.

16.5 Fractional Shares. The Company shall not be required to issue fractional shares upon the exercise or settlement of any Award.

16.6 Severability. If any one or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan shall not in any way be affected or impaired thereby.

16.7 Beneficiary Designation. Subject to local laws and procedures, each Participant may file with the Company a written designation of a beneficiary who is to receive any benefit under the Plan to which the Participant is entitled in the event of such Participant’s death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. If a married Participant designates a beneficiary other than the Participant’s spouse, the effectiveness of such designation may be subject to the consent of the Participant’s spouse, to the extent required by applicable law. If a Participant dies without an effective designation of a beneficiary who is living at the time of the Participant’s death, the Company will pay any remaining unpaid benefits to the Participant’s legal representative.

16.8 Unfunded Obligation. Participants shall have the status of general unsecured creditors of the Company. Any amounts payable to Participants pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974. No Participating Company shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Committee or any Participating Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of any Participating Company. The Participants shall have no claim against any Participating Company for any changes in the value of any assets which may be invested or reinvested by the Company with respect to the Plan. Each Participating Company shall be responsible for making benefit payments pursuant to the Plan on behalf of its Participants or for reimbursing the Company for the cost of such payments, as determined by the Company in its sole discretion. In the event the respective Participating Company fails to make such payment or reimbursement, a Participant’s (or other individual’s) sole recourse shall be against the respective Participating Company, and not against the Company. A Participant’s acceptance of an Award pursuant to the Plan shall constitute agreement with this provision.

ANNEX E
CNC DEVELOPMENT LTD.

CHARTER OF THE AUDIT COMMITTEE OF THE

BOARD OF DIRECTORS

I.  STATEMENT OF POLICY

This Charter specifies the scope of the responsibilities of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of CNC Development Ltd. (the “Company”) and the manner in which those responsibilities shall be performed, including its structure, processes and membership requirements.

The primary purpose of the Committee is to oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements.   The Committee shall also review the qualifications, independence and performance, and approve the terms of engagement of the Company’s independent auditor and prepare any reports required of the Committee under rules of the Securities and Exchange Commission (“SEC”).

The Company shall provide appropriate funding, as determined by the Committee, to permit the Committee to perform its duties under this Charter, to compensate its advisors and to compensate any registered public accounting firm engaged for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services for the Company. The Committee, at its discretion, has the authority to initiate investigations, and hire legal, accounting or other outside advisors or experts to assist the Committee, as it deems necessary to fulfill its duties under this Charter. The Committee may also perform such other activities consistent with this Charter, the Company’s Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

II.  ORGANIZATION AND MEMBERSHIP REQUIREMENTS

The Committee shall comprise three or more directors selected by the Board, each of whom shall satisfy the independence and experience requirements of the Nasdaq Stock Market, provided that one director who does not meet the independence criteria of Nasdaq, but is not a current employee or officer, or an immediate family member of an employee or officer, may be appointed to the Committee, subject to the approval of the Board pursuant to, and subject to the limitations under, the “exceptional and limited circumstances” exceptions as provided under the rules of Nasdaq. In addition, the Committee shall not include any member who:

•	has participated in the preparation of the financial statements of the Company or any current subsidiary at any time during the past three (3) years; or

•
accepts any consulting, advisory, or other compensatory fee, directly or indirectly, from the Company, other than in his or her capacity as a member of the Committee, the Board, or any other committee of the Board; or

•	is an affiliate of the Company or any subsidiary of the Company, other than a director who meets the independence requirements of the Nasdaq Stock Market.

Each member of the Committee must be able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement. In addition, at least one member shall have past employment experience in finance or accounting, professional certification in accounting, or other comparable experience or background resulting in the individual being financially sophisticated, which may include being or having been a chief executive, chief financial or other senior officer with financial oversight responsibilities.

The members of the Committee shall be appointed by the Board on the recommendation of the Nominating and Corporate Governance Committee and shall serve until their successors are duly elected and qualified or their earlier resignation or removal. Any member of the Committee may be replaced by the Board on the recommendation of the Nominating and Corporate Governance Committee. Unless a chairman is elected by the full Board, the members of the Committee may designate a chairman by majority vote of the full Committee membership.

III.  MEETINGS

The Committee shall meet as often as it determines, but not less frequently than quarterly. A majority of the members shall represent a quorum of the Committee, and, if a quorum is present, any action approved by at least a majority of the members present shall represent the valid action of the Committee. The Committee may form and delegate authority to subcommittees, or to one or more members of the Committee, when appropriate. The Committee shall meet with management and the independent auditor in separate executive sessions as appropriate. The Committee shall meet with the independent auditor and management to review the Company’s financial statements and financial reports. The Committee shall maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

IV.  COMMITTEE AUTHORITY AND RESPONSIBILITIES

To fulfill its responsibilities and duties, the Committee shall:

A.   Oversight of the Company’s Independent Auditor

1.   Be directly and solely responsible for the appointment, compensation, retention and oversight of any independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) engaged by the Company for the purpose of preparing or issuing an audit report or related work, with each such auditor reporting directly to the Committee.

2.   Periodically review and discuss with the independent auditor (i) the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and (ii) any formal written statements received from the independent auditor consistent with and in satisfaction of Independence Standards Board Standard No. 1, as amended, including without limitation, descriptions of (x) all relationships between the independent auditor and the Company, (y) any disclosed relationships or services that may impact the independent auditor’s objectivity and independence and (z) whether any of the Company’s senior finance personnel were recently employed by the independent auditor.

3.   Consult with the independent auditor to assure the rotation of the lead audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit every five years, consider issues related to the timing of such rotation and the transition to new lead and reviewing partners, and consider whether, in order to assure continuing auditor independence, there should be regular rotation of the audit firm, and report to the Board on its conclusions.

4.   Approve in advance the engagement of the independent auditor for all audit services and non-audit services, based on independence, qualifications and, if applicable, performance, and approve the fees and other terms of any such engagement; provided, however, that (i) the Committee may establish pre-approval policies and procedures for any engagement to render such services, provided that such policies and procedures (x) are detailed as to particular services, (y) do not involve delegation to management of the Committee’s responsibilities hereunder and (z) provide that, at its next scheduled meeting, the Committee is informed as to each such service for which the independent auditor is engaged pursuant to such policies and procedures, and (ii) the Committee may delegate to one or more members of the Committee the authority to grant pre-approvals for such services, provided that the decisions of such member(s) to grant any such pre-approval shall be presented to the Committee at its next scheduled meeting.

5.   Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

6.   Approve as necessary the termination of the engagement of the independent auditor.

7.   Establish policies for the hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company, taking into account the impact of such policies on auditor independence.

8.   Regularly review with the independent auditor any significant difficulties encountered during the course of the audit, any restrictions on the scope of work or access to required information and any significant disagreement among management and the independent auditor in connection with the preparation of the financial statements. Review with the independent auditor any accounting adjustments that were noted or proposed by the independent auditor but that were “passed” (as immaterial or otherwise), any communications between the audit team and the independent auditor’s national office respecting auditing or accounting issues presented by the engagement, any “management” or “internal control” letter or schedule of unadjusted differences issued, or proposed to be issued, by the independent auditor to the Company, or any other material written communication provided by the independent auditor to the Company’s management.

9.   Review with the independent auditor the critical accounting policies and practices used by the Company, all alternative treatments of financial information within generally accepted accounting principles (“GAAP”) that the independent auditor has discussed with management, the ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditor.

B.   Review of Financial Reporting, Policies and Processes

1.   Review and discuss with management and the independent auditor the Company’s annual audited financial statements and any certification, report, opinion or review rendered by the independent auditor, and recommend to the Board whether the audited financial statements should be included in the Company’s annual report on Form 10-K.

2.   Review and discuss with management and the independent auditor the Company’s quarterly financial statements.

3.   Review and discuss with management and the independent auditor the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing in the Company’s periodic reports.

4.   Review and discuss earnings press releases and other information provided to securities analysts and rating agencies, including any “pro forma” or adjusted financial information.

5.   Periodically meet separately with management and with the independent auditor.

6.   Review with management and the independent auditor any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

7.   Review with management its assessment of the effectiveness and adequacy of the Company’s internal control structure and procedures for financial reporting (“Internal Controls”), review with the independent auditor the attestation to and report on the assessment made by management, and consider with management and the independent auditor whether any changes to the Internal Controls are appropriate in light of management’s assessment or the independent auditor’s attestation.

8.   To the extent that it deems appropriate, review with management its evaluation of the Company’s procedures and controls designed to assure that information required to be disclosed in its periodic public reports is recorded, processed, summarized and reported in such reports within the time periods specified by the SEC for the filing of such reports (“Disclosure Controls”), and consider whether any changes are appropriate in light of management’s evaluation of the effectiveness of such Disclosure Controls.

9.   Review and discuss with management and the independent auditor any off-balance sheet transactions or structures and their effect on the Company’s financial results and operations, as well as the disclosure regarding such transactions and structures in the Company’s public filings.

10.   Review with management and the independent auditor the effect of regulatory and accounting initiatives on the financial statements. Review any major issues regarding accounting principles and financial statement presentations, including any significant changes in selection of an application of accounting principles. Consider and approve, if appropriate, changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditor or management.

11.   Review any special audit steps adopted in light of material control deficiencies.

C.   Risk Management, Related Party Transactions, Legal Compliance and Ethics

1.   Review with the chief executive and chief financial officer of the Company any report on significant deficiencies in the design or operation of the Internal Controls that could adversely affect the Company’s ability to record, process, summarize or report financial data, any material weaknesses in Internal Controls identified to the auditors, and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls.

2.   Review and approve any related-party transactions, after reviewing each such transaction for potential conflicts of interests and other improprieties.

3.   Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. Adopt, as necessary, appropriate remedial measures or actions with respect to such complaints or concerns.

4.   In consultation with the Nominating and Corporate Governance Committee, consider and present to the Board for adoption a Code of Conduct for all employees and directors, which meets the requirements of Item 406 of the SEC’s Regulation S-K, and provide for and review prompt disclosure to the public of any change in, or waiver of, such Code of Conduct. Review such Code of Conduct periodically and recommend such changes to such Code of Conduct as the Committee shall deem appropriate, and adopt procedures for monitoring and enforcing compliance with such Code of Conduct.

5.   As requested by the Board, review and investigate conduct alleged by the Board to be in violation of the Company’s Code of Conduct, and adopt as necessary or appropriate, remedial, disciplinary, or other measures with respect to such conduct.

6.   Discuss with management and the independent auditor any correspondence with regulators or governmental agencies that raise material issues regarding the Company’s financial statements or accounting policies.

7.   Prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

8.   Regularly report to the Board on the Committee’s activities, recommendations and conclusions.

9.   Review and reassess the Charter’s adequacy at least annually.

ANNEX F

CNC DEVELOPMENT LTD.

CHARTER OF
THE NOMINATING AND GOVERNANCE COMMITTEE
OF THE BOARD OF DIRECTORS

I.  STATEMENT OF POLICY

This Charter specifies the scope of the responsibilities of the Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of CNC Development Ltd. (the “Company”) and the manner in which those responsibilities shall be performed, including its structure, processes and membership requirements.

The primary responsibilities of the Committee are to (i) identify individuals qualified to become Board members; (ii) select, or recommend to the Board, director nominees for each election of directors; (iii) develop and recommend to the Board criteria for selecting qualified director candidates; (iv) consider committee member qualifications, appointment and removal; (v) recommend corporate governance principles, codes of conduct and compliance mechanisms applicable to the Company, and (vi) provide oversight in the evaluation of the Board and each committee.

II.  ORGANIZATION AND MEMBERSHIP REQUIREMENTS

The Committee shall be comprised of three or more directors, each of whom shall satisfy the independence requirements established by the rules of Nasdaq, provided that one director who does not meet the independence criteria of Nasdaq may, subject to the approval of the Board, serve on the Committee pursuant to, and subject to the limitation under, the “exceptional and limited circumstances” exception as provided under the rules of Nasdaq.

The members of the Committee shall be appointed by the Board and shall serve until their successors are duly elected and qualified or their earlier resignation or removal. Any member of the Committee may be removed or replaced by the Board. Unless a chairman is elected by the full Board, the members of the Committee may designate a chairman by majority vote of the full Committee membership. The Committee may, from time to time, delegate duties or responsibilities to subcommittees or to one member of the Committee.

A majority of the members shall represent a quorum of the Committee, and, if a quorum is present, any action approved by at least a majority of the members present shall represent the valid action of the Committee.

The Committee shall have the authority to obtain advice or assistance from consultants, legal counsel, accounting or other advisors as appropriate to perform its duties hereunder, and to determine the terms, costs and fees for such engagements. Without limitation, the Committee shall have the sole authority to retain or terminate any search firm to be used to identify director candidates and to determine and approve the terms, costs and fees for such engagements. The fees and costs of any consultant or advisor engaged by the Committee to assist the Committee in performing its duties hereunder shall be borne by the Company.

III.  MEETINGS

The Committee shall meet as often as it deems necessary to fulfill its responsibilities hereunder, and may meet with management or individual directors at any time it deems appropriate to discuss any matters before the Committee.

The Committee shall maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

F-1

IV.  COMMITTEE AUTHORITY AND RESPONSIBILITY

To fulfill its responsibilities and duties hereunder, the Committee shall:

A.   Nominating Functions

1.   Evaluate and select, or recommend to the Board, director nominees for each election of directors, except that if the Company is at any time legally required by contract or otherwise to provide any third party with the ability to nominate a director, the Committee need not evaluate or propose such nomination, unless required by contract or requested by the Board.

2.   Determine criteria for selecting new directors, including desired board skills and attributes, and identify and actively seek individuals qualified to become directors.

3.   Consider any nominations of director candidates validly made by stockholders.

4.   Review and make recommendations to the Board concerning qualifications, appointment and removal of committee members.

5.   Review and make recommendations to the Board concerning Board and committee compensation.

B.   Corporate Governance Functions

1.   Develop, recommend for Board approval, and review on an ongoing basis the adequacy of, the corporate governance principles applicable to the Company. Such principles shall include, at a minimum, director qualification standards, director responsibilities, committee responsibilities, director access to management and independent advisors, director compensation, director orientation and continuing education, management succession and annual performance evaluation of the Board and committees.

2.   In consultation with the Audit Committee, consider and present to the Board for adoption a Code of Conduct applicable to all employees and directors, which meets the requirements of Item 406 of the SEC’s Regulation S-K, and provide for and review prompt disclosure to the public of any change in, or waiver of, such Code of Conduct, review such Code of Conduct periodically and recommend such changes to such Code of Conduct as the Committee shall deem appropriate, and adopt procedures for monitoring and enforcing compliance with such Code of Conduct.

3.   Review, at least annually, the Company’s compliance with the Nasdaq corporate governance listing requirements, and report to the Board regarding the same.

4.   Assist the Board in developing criteria for the evaluation of Board and committee performance.

5.   Evaluate the Committee’s own performance on an annual basis.

6.   If requested by the Board, assist the Board in its evaluation of the performance of the Board and each committee of the Board.

7.   Review and recommend to the Board changes to the Company’s bylaws as needed.

8.   Develop orientation materials for new directors and corporate governance-related continuing education for all Board members.

9.   Make regular reports to the Board regarding the foregoing.

10.   Review and reassess the adequacy of this Charter as appropriate and recommend any proposed changes to the Board for approval.

11.   Perform any other activities consistent with this Charter, the Company’s Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

F-2

ANNEX G

CNC DEVELOPMENT LTD.

CODE OF CONDUCT AND ETHICS FOR
OFFICERS AND MEMBERS OF THE BOARD OF DIRECTORS

Preface

The conduct of officers and board members of CNC Development Ltd. (“CNC” or the “Company”) and the principles that guide their governance of the business are essential elements in ensuring that the Company consistently operates in a lawful and ethical manner and is recognized for such. Accordingly, the Company has adopted the following policies and procedures, and all of its officers and members of its board of directors are expected to demonstrate compliance with them in all of their dealings with or on behalf of the Company.

I. Honest and Ethical Conduct

•	Officers and board members will exhibit and promote the highest standards of honest and ethical conduct through demonstrated practices that:

-
Encourage and reward professional integrity, eliminating inhibitions and barriers to responsible behavior such as coercion, fear of reprisal, or alienation from the members of the organization or the enterprise itself;

-
Prohibit and eliminate the appearance or occurrence of conflicts between what is in the best interest of the enterprise and what could result in material personal gain for an officer or member of the board;

-
Provide a mechanism for any officer or board member to inform the audit committee of the board or one of its members about deviations in practice from policies and procedures governing honest and ethical behavior; and

-	Demonstrate their personal support for such policies and procedures through communication that reinforces these ethical standards in all aspects of the corporate governance and operational activity.

II. Avoidance of Conflicts of Interest

•	Business decisions must be made in the Company’s best interest, not motivated by personal interest or gain.

•	Therefore, officers and board members shall avoid any actions that may involve, or that may reasonably be construed to involve, a conflict of interest with their business obligations to CNC.

•
Furthermore, officers and board members shall avoid relations, business or otherwise, that might impair, or appear to impair, the independence of any judgment rendered on behalf of CNC, or if such relations cannot be avoided, to ensure they are disclosed to the board of directors and recuse themselves from decisions involving such persons or circumstances where a conflict of interest exists.

•
Officers and directors are prohibited from: (a) taking for themselves personally opportunities that properly belong to the Company or are discovered through the use of Company resources, information or position; (b) using Company property, information or position for personal gain; and (c) competing with the Company. Officers and directors owe a duty to CNC to advance its legitimate interests when the opportunity to do so arises.

•
CNC’s records are to be maintained as confidential until such time as the Company’s management or Board determines that such information is to be disclosed to the public. Confidential information, including information related to the Company’s search for a business combination and confidential information it receives from others in connection therewith, shall not be disclosed except as permitted or required by law, and then only in the manner deemed approved management of the board.

III. Financial Records and Periodic Reports

•	The Company’s Officers will establish and manage the enterprise transaction and reporting systems and procedures to ensure that:

-	Business transactions are properly authorized and recorded on the Company’s books and records in accordance with Generally Accepted Accounting Principles (GAAP) and sound business practice;

-	The retention or proper disposal of Company records is accordance with applicable legal and regulatory requirements; and

-
Periodic financial communications and reports are delivered in a manner that facilitates clarity of content and meaning so that readers and users can reasonably quickly and accurately determine their significance and consequences.

•
As a public company, CNC is required to file periodic and other reports with the Securities and Exchange Commission. All officers and directors of the Company shall take all reasonable steps to ensure that these reports furnish the marketplace with full, fair, accurate, timely and understandable disclosure regarding the Company’s financial and business condition.

•
Officers and directors shall promptly bring to the attention of the Audit Committee any information they may have concerning (i) significant deficiencies in the design or operation of internal controls that could adversely affect CNC’s ability to record, process, summarize and report financial data or (ii) any fraud, whether or not material, involving management or others who have a significant role in CNC’s financial reporting, disclosures or internal controls.

IV. Compliance with Applicable Laws, Rules and Regulations

•	Officers and directors will:

-	Develop and maintain familiarity with federal, state or local statute, regulation or administrative procedure that affects the operation of the Company; and

-	Monitor the Company’s compliance with applicable federal, state or local statute, regulation or administrative rule; and

-
Consistent with their position and responsibility with the Company, identify, report and take initiatives to promptly correct any detected deviations from applicable federal, state or local statutes or regulations.

•
Officers and directors shall have unrestricted access to Company legal counsel, at the Company’s expense, in connection with their efforts to fulfill their duties regarding compliance with laws and regulations.

•
In general, the Foreign Corrupt Practices Act (“FCPA”) prohibits CNC and its officers and directors from making or offering to make payments or promises to foreign governments, foreign officials, foreign political parties, candidates for foreign political office and other persons known to be conduits to such recipients if the purpose of such payment or promise is to obtain or retain business or to direct business to any other person. Both civil and criminal liability is imposed for violations of the FCPA requirements and prohibitions.

•
In general, officers and directors who have access to, or knowledge of, material nonpublic information from or about CNC are prohibited from buying, selling or otherwise trading in the Company’s stock or other securities. “Material nonpublic” information includes any information, positive or negative, that has not yet been made available or disclosed to the public and that might be of significance to an investor, as part of the total mix of information, in deciding whether to buy or sell stock or other securities.

•
Officers and directors in possession of material nonpublic information also are prohibited from giving “tips”, that is directly or indirectly disclosing such information to any other person, including family members, other relatives and friends, so that they may trade in CNC’s stock or other securities. Officers and directors who acquire material nonpublic information about another company, such as a business combination target Company, are restricted from trading in the securities of the other company or providing “tips” to others regarding the other company. Such “insider trading” is both unethical and illegal, and could subject any person violating such laws to criminal penalties of up to $5 million and a jail term of up to twenty (20) years, as well as civil penalties of up to three times the illegal profit gained or loss avoided.

V. Internal Reporting

•
The chief executive officer and/or the audit committee of the board of directors or any member thereof are designated points of contact for reporting any violation of this code. They may be reached at the following numbers and addresses:

•	CNC not only encourages, but also considers it the obligation of all officers and directors to report violations of the Code of Business Conduct and Ethics.

•
No officer or director will be penalized for making a good-faith report of violations of this Code of Business Conduct and Ethics or other illegal or unethical conduct, nor will we tolerate retaliation of any kind against anyone who makes a good-faith report.

•	Any officer or director who submits an intentionally false report of a violation, however, will be subject to corrective action.

•
If any officer or director who reports a violation is in some way also involved in the violation, the fact that such individual stepped forward will be considered by the Board Review Committee (as defined below).

VI. Accountability

•
If the result of an investigation indicates that corrective action is required, all of the disinterested members of the Board of Directors (the Board Review Committee) will decide, or designate appropriate persons to decide, what actions to take, including, when appropriate, referral to outside authorities, legal proceedings and corrective action up to and including termination, to rectify the problem and avoid the likelihood of its recurrence.

•
Corrective actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code of Business Conduct and Ethics, and shall include written notices to the individual involved that the Board Review Committee has determined that there has been a violation, censure by the Board Review Committee, demotion or re-assignment, suspension or termination of the individual involved (as determined by the Board Review Committee).

•
In determining what action is appropriate in a particular case, the Board Review Committee or its designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether the individual in question had committed other violations in the past.

ANNEX H

DELAWARE GENERAL CORPORATION LAW - SECTION 262 APPRAISAL RIGHTS

§ 262. Appraisal rights

(a)  Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)  Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)  Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)  Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)  Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)  After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)  The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 132 of the BVI Business Companies Act (“BCA”) generally provides for indemnification and permits a company to obtain insurance. The Memorandum of Association of the Registrant follows the statute. The Registrant intends to obtain director and officer insurance at the consummation of the acquisition of Sing Kung, Ltd.

The following is a statement of Section 132 of the BCA, as amended by Section 67 of the BCA Amendment Act:

Indemnification.

(1)   Subject to subsection (2) and its memorandum or articles, a company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who

(a)   is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of the company; or

(b)   is or was, at the request of the company, serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

(2)   Subsection (1) does not apply to a person referred to in that subsection unless the person acted honestly and in good faith and in what he believed to be in the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

(2A)   For the purposes of subsection (2), a director acts in the best interests of the company if he acts in the best interests of:

(a)	the company's holding company; or

(b)	a shareholder or shareholders of the company;

in either case, in the circumstances specified in section 120(2), (3) or (4), as the case may be;

(3)   The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the company or that the person had reasonable cause to believe that his conduct was unlawful.

(3A)   Expenses, including legal fees, incurred by a director in defending any legal, administrative or investigative proceedings may be paid by the company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the director to repay the amount if it shall ultimately be determined that the director is not entitled to be indemnified by the company in accordance with subsection (1).

(3B)   Expenses, including legal fees, incurred by a former director in defending any legal, administrative or investigative proceedings may be paid by the company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the former director to repay the amount if it shall ultimately be determined that the former director is not entitled to be indemnified by the company in accordance with subsection (1) and upon such other terms and conditions, if any, as the company deems appropriate.

(3C)   The indemnification and advancement of expenses provided by, or granted pursuant to, this section is not exclusive of any other rights to which the person seeking indemnification or advancement of expenses may be entitled under any agreement, resolution of members, resolution of disinterested directors or otherwise, both as to acting in the person's official capacity and as to acting in another capacity while serving as a director of the company; and

(4)   If a person referred to in subsection (1) has been successful in defense of any proceedings referred to in subsection (1), the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

(5)   A company shall not indemnify a person in breach of subsection (2) and, any indemnity given in breach of that section is void and of no effect.

The following is a statement of Section 133 of the BCA, as amended by Section 68 of the BCA Amendment Act:

Insurance.

A company may purchase and maintain insurance in relation to any person, who is or was a director of the company, or who at the request of the company is or was serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the company has or would have had the power to indemnify the person against the liability under section 132.

Item 21. Exhibits and Financial Statement Schedules

Exhibit	Description
2.1	Amended and Restated Stock Purchase Agreement (Included in Annex A of the proxy statement/prospectus) (1)
2.2	Agreement and Plan of Merger between InterAmerican Acquisition Group Inc. and the Registrant**
3.1	Memorandum of Association of CNC Development Ltd. (Included in Annex B of the proxy statement/prospectus)
3.2	Articles of Association of CNC Development Ltd. (Included in Annex C of the proxy statement/prospectus)
4.1	Form of Warrant Agreement (Incorporated by reference from Registration Statement filed on Form S-1 (File No. 333-125558, Exhibit 4.4)
5.1	Opinion of Maples and Calder**
8.1	Tax Opinion Kramer Levin Naftalis & Frankel LLP**
10.1	Sing Kung 2008 Equity Plan (Included in Annex D of the proxy statement/prospectus)
10.2	Registration Rights Agreement (Incorporated by reference from Registration Statement filed on Form S-1 (File No. 333-125558, Exhibit 10.21)
10.3	Letter of Transmittal for Exchange Offer*
23.1	Consent of Goldstein Golub Kessler LLP
23.2	Consent of McGladrey & Pullen, LLP
23.3	Consent of UHY ZTHZ HK CPA Limited
23.4	Consent of Maples and Calder (included in Exhibit 5.1)**
23.5	Consent of Kramer Levin Naftalis & Frankel LLP (included in Exhibit 8.1)**
99.1	Proxy Card *

(1)
As required by paragraph (b)(2) of Item 601 of Regulation S-K, this exhibit does not contain schedules and similar attachments to this exhibit. The registrant will furnish supplementally a copy of any omitted schedules to the Commission upon request.

*	Previously filed.

**	To be filed by amendment.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)   To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(5)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)   Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Diego, State of California on October 15, 2008.

CNC Development Ltd.

By:	/s/ Richard Sinkin
Richard Sinkin, Director and Chief Executive Officer

Pursuant to the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/s/ Richard Sinkin	Sole Director, Chief Executive Officer and Chief Financial Officer (Principal Executive Officer and Principal Financial Officer)	October 15, 2008
Richard Sinkin

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Diego, State of California on October 15, 2008.

InterAmerican Acquisition Group Inc.

By:	/s/ William C. Morro
William C. Morro Chairman of the Board, Chief Executive Officer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/s/ William C. Morro	Chairman of the Board of Directors, Chief Executive Officer, and Chief Financial Officer (Principal Executive Officer and Principal Financial Officer)	October 15, 2008
William C. Morro

/s/ Richard Sinkin	Chief Operating Officer, Secretary and Director	October 15, 2008
Richard Sinkin

/s/ James Bazet*	Director	October 15, 2008
James Bazet

/s/ Dr. Herminio A. Blanco Mendoza*	Director	October 15, 2008
Dr. Herminio A. Blanco Mendoza

/s/ Richard M. Wolfson*	Director	October 15, 2008
Richard M. Wolfson

 *    By William C. Morro, Power of Attorney